SANPAOLO IMI

ANNUAL REPORT 2003

2003 Annual Report

SANPAOLO IMI S.p.A.

REGISTERED OFFICE: PIAZZA SAN CARLO 156, TURIN, ITALY

SECONDARY OFFICES:

- VIALE DELL’ARTE 25, ROME, ITALY

- VIA FARINI 22, BOLOGNA, ITALY

COMPANY REGISTER OF TURIN 06210280019

SHARE CAPITAL EURO 5,144,064,800 FULLY PAID

PARENT BANK OF THE SANPAOLO IMI BANKING GROUP

MEMBER OF THE INTERBANK DEPOSIT GUARANTEE FUND

	Luigi Arcuti	Honorary Chairman

Board of Directors	Rainer Stefano Masera (*)	Chairman
	Pio Bussolotto (*)	Managing Director
	Alberto Carmi	Director
	Giuseppe Fontana	Director
	Richard Gardner	Director
	Alfonso Iozzo (*)	Managing Director
	Mario Manuli	Director
	Luigi Maranzana (*)	Managing Director
	Antonio Maria Marocco	Director
	Virgilio Marrone (*)	Director
	Abel Matutes	Director
	Iti Mihalich (*)	Director
	Anthony Orsatelli	Director
	Emilio Ottolenghi	Director
	Orazio Rossi (*)	Deputy Chairman
	Gian Guido Sacchi Morsiani	Director
	Enrico Salza (*)	Deputy Chairman
	Remi François Vermeiren	Director

(*) Members of the Executive Committee

Board of Statutory Auditors	Mario Paolillo	Chairman
	Aureliano Benedetti	Auditor
	Maurizio Dallocchio	Auditor
	Paolo Mazzi	Auditor
	Enrico Vitali	Auditor
	Stefania Bortoletti	Supplementary Auditor
	Antonio Ottavi (**)	Supplementary Auditor

(**) Prof. Ottavi handed in his resignation, effective as of 19 January 2004

Independent Auditors	PricewaterhouseCoopers S.p.A.

Contents

AGENDA OF THE SHAREHOLDERS’ MEETING
LETTER TO THE SHAREHOLDERS
KEY FIGURES
GROUP STRUCTURE
CONSOLIDATED FINANCIAL STATEMENTS AND REPORTS
Reclassified consolidated financial statements
Reclassified consolidated statement of income
Reclassified consolidated balance sheet

Report on Group Operations
Economic background
Action points and initiatives in the year
Consolidated results
Embedded value of the life portfolio
Operating volumes and organization
Capital and reserves
Risk management and control
Supplementary information
• Performance of share prices
• Shareholders
• Ratings
• Transactions with related parties
• Offices held by Directors in other companies
• Stock incentive plans
• Transition to IAS/IFRS international accounting policies
Group Business Areas
Developments after the end of the year

Independent auditors’ report
Consolidated financial statements
Consolidated balance sheet
Consolidated statement of income
Consolidated Explanatory Notes
Introduction	– Background information on the consolidated financial statements
Part A	– Accounting policies
Part B	– Information on the consolidated balance sheet
Part C	– Information on the consolidated statement of income
Part D	– Other information

Attachments
Statement of changes in consolidated shareholders’ equity
Statement of consolidated cash flows
Reconciliation between the Bank’s financial statements and the consolidated financial statements
List of equity investments higher than 10% in unlisted companies and in limited liability companies
Methodological notes and statements of the pro forma consolidated statements of income and balance sheets for 2002 and for the first three quarters of 2003

PARENT BANK FINANCIAL STATEMENTS AND REPORTS
Parent Bank reclassified financial statementsp
Parent Bank reclassified statement of income
Parent Bank reclassified balance sheet

Parent Bank Report on Operations
Parent Bank results
Operating volumes and organization
Capital and reserves
Supplementary information
Developments after the end of the year
Proposal for the approval of the financial statements and allocation of net income for the year
Report of the Board of Statutory Auditors
Independent auditors’ report
Parent Bank financial statements
Parent Bank balance sheet
Parent Bank statement of income
Parent Bank Explanatory Notes
Introduction	– Background information on the financial statements
Part A	– Accounting policies
Part B	– Information on the balance sheet
Part C	– Information on the statement of income
Part D	– Other information

Attachments
Statement of changes in shareholders’ equity
Statement of cash flows
List of properties owned by the Bank

OTHER POINTS ON THE AGENDA
Nomination, following determination of the number, of the members of the Board of Directors and the Chairman for 2004/2005/2006; detail of related remuneration
Assignment of the appointment to audit the financial statements, the Half Year Report and the Annual Report on Form 20-F for 2004/2005/2006
Authorization for the purchase and sale of own shares
Nomination of a Supplementary Auditor in accordance with Art. 2401 of the Italian Civil Code

REPORT ON THE CORPORATE GOVERNANCE AND IMPLEMENTATION OF THE CODE OF CONDUCT FOR LISTED COMPANIES
INFORMATION FOR INVESTORS

Agenda of the Shareholders’ Meeting

TURIN

1st    calling for the ordinary meeting: 28 April 2004

2nd   calling for the ordinary meeting: 29 April 2004

1.               Financial statements as of 31 December 2003, reports of the Board of Directors and the Board of Statutory Auditors; allocation of net income; consolidated Group financial statements as of 31 December 2003

2.               Nomination, following determination of the number, of the members of the Board of Directors and the Chairman for 2004/2005/2006; detail of related remuneration

3.               Assignment of the appointment to audit the financial statements, the Half Year Report and the Annual Report on Form 20-F for 2004/2005/2006

4.               Authorization for the purchase and sale of own shares

5.               Nomination of a Supplementary Auditor in accordance with Art. 2401 of the Italian Civil Code

Letter to the Shareholders

Shareholders,

the year 2003, a year of light and shade, closed a difficult three-year period, characterized by events which influenced, and will continue to affect, the international economy and politics. While many uncertainties are still hovering over the global social and economic system, the first signs of recovery are appearing and there is hope that they will lead to an improvement in the situation and new optimism on the markets.

With the slowing down of the expansion cycle that had characterized the main international economies for years, in 2001 the economic recession which had already been hinted at in the second half of 2000 became fully obvious. This market situation dissipated the euphoria of the financial markets and the wave of optimism that had induced some to assume the end of economic cycles and the advent of a New Economy.

The crisis was then worsened with the onset of other events which further undermined market confidence and that, if on the one hand accelerated its negative cycle phase, on the other stimulated its economic impact. Above all, the escalation of terrorism and the succeeding crises in the Middle East represented and continue to represent a threat both to industrialized and developing societies. Secondly, cases of insolvency, often in conjunction with accounting crimes, which have concerned certain large companies in the industrialized countries, as well as Argentina’s default, created new uncertainty and unavoidable negative influences on the global financial market. The impact of the spread of a series of epidemics, which in some cases slowed the growth of certain of the otherwise internationally more dynamic regions, should not be underestimated.

The 2001-2003 period was also characterized by important global changes. The rapid growth of certain, mostly Asian, countries started modifying economic balances and the increase in de-localization had inevitable negative impacts on employment in industrialized countries, owing to the ever increasing shift of a series of segments of the production chain towards developing countries. Europe in addition experienced the physical introduction of the single currency, leading to closer economic integration of the countries in the euro-zone, and the ratification of the admission of the East European countries, which will soon lead to the enlargement of the European Union and, consequently, to a new series of opportunities, and also challenges, for companies in Western countries.

From a certain point of view, 2003 represented a turning point: the United States and certain Asian economies recorded a significant growth, especially in the second half of the year, and financial markets showed a better than expected recovery, almost constant since the end of the conflict in Iraq. There were also negative aspects: Europe has shown no significant signs of recovery and is still penalized by the rise in the value of the euro compared to the dollar; there have been other extremely serious terrorist attacks; and the confidence of investors still has to be regained after the recent crimes which have affected the economic community.

This scenario had, and will undoubtedly continue to have, a considerable influence on the Italian banking system: the economic difficulties and uncertainty of the equity markets have imposed new business models, increased diversification of the sources of revenue and a marked perception of risk, as regards both company activity and, especially, for customers.

Changes taking place in the European Union will set further challenges, represented by the progressive financial integration which could soon lead all the main operators to compete in a common European arena, but also opportunities, represented by possible expansion in the economies of the New Europe, which are rapidly converging towards models more similar to those of Western countries.

Finally, our country’s economic map is changing considerably: the competition brought by emerging countries, especially Asian, is creating difficulties in areas once characterized by a high level of wealth per capita, but new business opportunities and the implementation of economic development policies, are favoring the birth of new industrial districts characterized by considerable dynamism. There are still problems concerning competition and product innovation, which make it even more necessary to destine greater resources to research and development.

Within this scenario, SANPAOLO IMI has established strategies aimed at countering the negative impacts of the economic situation and assuming a better position in view of the challenges and opportunities which are lining up.

Firstly, in the three-year period work began on reorganizing the Group structure, changing the multispecialist arrangement to move towards a business model which, despite the presence of specialist units, is strongly focused on business with households and companies and on exploiting local organizations. The widespread presence throughout the country, which was expanded from the traditional regions to Southern Italy already in 2000 with the acquisition of Banco di Napoli, was completed in June 2002 thanks to the integration into SANPAOLO IMI of the

Cardine Group, with roots in the North East. The expansion of the distribution networks was followed by their rationalization and integration: at the end of 2002 a plan was presented to extend the model successfully adopted by the Sanpaolo Network, based upon the specialization of the operating points and the creation of a certain number of territorial areas and bank networks. This model aims at satisfying more effectively the needs of different types of customers and exploiting strongly rooted brands.

The expansion and rationalization of the distribution networks were joined by initiatives undertaken with important local organizations. In Italy, investments were acquired in Cassa dei Risparmi di Forlì and in Banca delle Marche, in which SANPAOLO IMI now holds shares of 29.8% and 7% respectively. These shareholdings, which according to existing arrangements might still be increased, together with that in Cassa di Risparmio di Firenze, completed in 2000 and currently at 19.5%, not only represent an option for the future, they are also aimed at the implementation of joint projects in numerous sectors. Further shareholdings have been acquired in banks in foreign countries of strategic interest: the Group now holds 62.9% of Banka Koper, operating in Slovenia with 39 branches; 85.9% of Inter-Europa Bank, which has 25 operating points in Hungary; 97.9% of Sanpaolo IMI Bank Romania, operating through 22 branches, as well as shares of 3.6% and 5.6% respectively in the Polish bank Kredyt Bank and the Tunisian bank Biat.

The compression of economic margins as a result of the adverse market scenario also forced SANPAOLO IMI, on the one hand, to diversify its sources of revenue even further and, on the other, to implement effective cost control. The Group, leader in the industry of Italian mutual funds, was influenced by the recession of the financial markets, which not only eroded the value of customer investments, but also involved their recomposition towards products with lower added value; the fall in interest rates, which has put pressure on the credit margin should be added to this scenario. In this negative context SANPAOLO IMI increased transactions with customers and conceived new investment products, becoming leader in Italy in the bancassurance sector.

The search for increased operating efficiency was the subject of numerous projects: the Macchina Operativa Integrata was created as a single structure to organize the information systems and network support functions, while finance and treasury activities were centralized in the Parent Bank, along with the purchases and logistics of the bank networks. A generational exchange plan was also approved, making considerable use of the “Fund for staff in the banking industry”. The Group’s investment portfolio was rationalized: this involved drastic simplification of the structure, as in the cases of integration of Sanpaolo Invest in Fideuram, of Noricum Vita and the Eptaconsors group, and the centralization of the tax collection and depositary bank activities, the sale of the investments in Banque Sanpaolo, Finconsumo Banca and Adria Vita and the reorganization of the presence in the international financial centers.

The combination of these initiatives allowed the offsetting of the fall in income and, in 2003, a year in which the economy offered better prospects, to achieve satisfactory results, above budget expectations. Net income, benefiting from the increase in all the economic margins, reached 972 million euro, increasing 7.9% compared with the pro forma result of 2002. This is the result of higher revenues, thanks to the defense of the net interest income and the positive trend of commissions and profits and losses from financial transactions, and of cost control, which restricted the growth of administrative costs to 0.7%. With this result, the total income produced in the last three-year period – a period with a difficult economic scenario - reached 3.1 billion euro, more than 2 billion of which, including the dividend proposed this year by the Shareholders’ meeting, were distributed to Shareholders.

If we look at a more long-term picture, the path followed since 1998 - the year of the merger between San Paolo and IMI - has been long and often uphill, but the results have been significant, both in terms of profitability and strategic position. The 9% RoE obtained in 2003 compares with a profitability of the San Paolo capital in 1997 of less than 2%. Simultaneously, the distribution capacity in Italy has more than doubled, moving from about 1,300 to almost 3,200 branches. Customer financial assets have also doubled – about 370 billion euro – as have customer loans – at about 125 billion euro. This growth in size was realized at the same time as an improvement in efficiency and in asset quality: the net non-performing loans to net loans ratio, 3.7% for San Paolo at the end of 1997, has steadily reached about 1% since 2000 and has currently dropped to 0.9%.

These results, achieved thanks to close teamwork which has integrated and exploited different professional approaches and cultures, confirm the validity of the steps taken and enable an optimistic outlook of the future. The strategic decisions of the past did not envisage a short-term view, but focused on putting SANPAOLO IMI in the best position to face future challenges.

The new distribution model, which has already produced significant results for the Sanpaolo Network and is being extended to the Group’s other distribution networks, lays the foundations for taking full advantage of the opportunities offered by the territorial expansion accomplished in recent years. It represents a solid basis for new alliances or acquisitions, thanks to its organization into bank networks and territorial areas with a considerable amount of independence.

The efficiency and solidity achieved also represent a strong reference point on which to build future operating growth. In 2003, the cost to income ratio fell to 61.9% compared with 65.1% in 2002 and a target of about 55% has been maintained for 2005, continuing to represent a challenging yet realistic aim. The capitalization, expressed by a 7.4% tier 1 ratio and a total ratio of 10.5%, enables the development of growth strategies sustainable in future years. Prudent management has been confirmed by the monitoring of asset quality, with the improvement in 2003 of all coverage and the provision of 90% of the exposure towards the Parmalat group, and the booking of all extraordinary charges linked with staff leaving incentives to the statement of income.

Finally, the reorganization of the insurance activities is being studied with the aim of concentrating the various holding companies operating in the sector. This operation will create, on the one hand, the second national insurance pole which will serve not only the Group networks, but also independent networks and will therefore be characterized by considerable critical mass and increased operating efficiency and, on the other, develop innovative products in sectors such as welfare and personal and property insurance.

As leader of the asset management sector in Italy and a main national financial institute, the most pressing challenge facing SANPAOLO IMI is the best management of the difficult moment that Group customers are facing. Recent cases of insolvency, following the decline in share prices and Argentina’s default, are threatening the confidence of investors: this lack of security does not imply only a risk of creating distortions on the capital markets which could penalize savers even further, but also of compromising the availability of certain types of financing to companies.

SANPAOLO IMI has taken steps to regain the confidence of investors as regards financial markets as well as to guarantee Italian companies the amounts of capital required for them to operate. As regards this second aspect, the Group intends to confirm its role as reference point for the national industrial system, granting credit to companies with adequate stability, and cooperating in the development of alternative sources of financing, also acting as a channel for collective investments. As far as savings are concerned, SANPAOLO IMI has already begun distributing products aimed at diminishing the risk for investors: traditional asset management products which, by diversifying investments, enable the almost complete neutralization of the specific risk, have been flanked with others that guarantee capital. An Investment Policy has also been approved. This comprises a series of policies aimed at the staff of the distribution networks and addressed towards the diversification of portfolios and the development of increased customer awareness in relation to investment choices. With reference to the holders of debt securities in default, initiatives for their individual assessment with a view to redemption have been carried out in order to establish suitability for sale by the Group banks. Customers have also been guaranteed the necessary support to include the related credit under liabilities, offering particular support to the formation of the “Committee to defend SANPAOLO IMI Group Parmalat bondholders” headed by Prof. Paolo Vercellone.

This combination of initiatives demonstrates the commitment to the Bank’s current priority, the consolidation of the traditional relationship of confidence with savers. The latter, along with employees, local communities and environmental protection, are one of the stakeholders with whom SANPAOLO IMI has made a commitment of social responsibility. We are firmly convinced that the creation of value for Shareholders cannot put aside the respect and maximization of the relationship with all stakeholders. For this reason, we are making considerable investments so that the ethics and social responsibilities are understood and implemented constantly at all levels. In this sense the role of the Social Report is a fundamental instrument, not only in terms of reporting but also of governance and monitoring. The Social Report, in its second edition, refers to the whole Group and is presented together with the Financial Statements.

As in the past, the years ahead will probably herald further changes and new events, positive and, unfortunately, also negative; certain challenges that await us in the future are already tangible and others are only just perceptible, while others have yet to appear on the horizon. Your Bank has already proven its ability to overcome successfully difficult times and to respond with resolution to the changing external scenario: this enables us to confirm our aims, which envisage, among other things, reaching a RoE of approximately 15% in 2005. The SANPAOLO IMI Group has to look confidently to the future, convinced that it can withstand adversity and exploit fully any opportunities which might arise.

Turin, 26 March 2004

The Chairman

/s/ [ILLEGIBLE]

The position of the SANPAOLO IMI Group

2003-2005 Plan: the expected results

Key figures

	2003	2002 pro forma (1)	Change 2003 / 2002 pro forma	2002
			(%)

CONSOLIDATED STATEMENT OF INCOME (€/mil)
Net interest income	3,716	3,653	+1.7	3,773
Net commissions and other net dealing revenues	3,036	2,795	+8.6	2,809
Administrative costs	-4,610	-4,578	+0.7	-4,648
Operating income	2,717	2,334	+16.4	2,360
Provisions and net adjustments to loans and financial fixed assets	-859	-1,412	-39.2	-1,426
Income before extraordinary items	1,700	704	+141.5	722
Net income of the Group	972	901	+7.9	889

CONSOLIDATED BALANCE SHEET (€/mil)
Total assets	202,580	199,645	+1.5	203,773
Loans to customers (excluding NPLs and SGA loans)	122,415	121,676	+0.6	124,115
Securities	25,292	21,406	+18.2	22,591
Equity investments	4,572	4,172	+9.6	4,064
Subordinated liabilities	6,414	6,605	-2.9	6,613
Shareholders’ equity of the Group	10,995	10,702	+2.7	10,537

CUSTOMER FINANCIAL ASSETS (€/mil)
Customer financial assets	368,042	352,411	+4.4	356,281
• Direct deposits	131,721	133,236	-1.1	137,049
• Indirect deposits	236,321	219,175	+7.8	219,232
• Asset management	143,711	132,931	+8.1	131,515
• Asset administration	92,610	86,244	+7.4	87,717

PROFITABILITY RATIOS (%)
RoE (2)	9.0	8.3		8.3
Cost / Income ratio (3)	61.9	65.1		65.1
Net commissions / Administrative costs	65.9	61.1		60.4

CREDIT RISK RATIOS (%)
Net non-performing loans / Net loans to customers	0.9	1.0		1.1
Net problem loans and loans in restructuring / Net loans to customers	1.1	1.2		1.1

SOLVENCY RATIOS (%) (4)
Core tier 1 ratio	6.6	6.6		6.6
Tier 1 ratio	7.4	7.3		7.3
Total ratio	10.5	10.7		10.7

SHARES (4)
Number of shares (millions)	1,837	1,837	—	1,837
Quoted price per share (€)
• average	8.158	9.439	-13.6	9.439
• low	5.796	5.231	+10.8	5.231
• high	11.346	13.702	-17.2	13.702
Earnings / Average number of shares in circulation (€)	0.53	0.48	+10.4	0.48
Dividend per share (€)	0.39	0.30	+30.0	0.30
Dividend per share / Average annual price (%)	4.78	3.18		3.18
Book value per share (€) (5)	6.00	5.74	+4.5	5.74

OPERATING STRUCTURE
Employees	43,465	45,217	-3.9	45,650
Domestic branches	3,168	3,115	+1.7	3,069
Foreign branches and representative offices	122	114	+7.0	153
Financial planners	4,675	4,951	-5.6	4,955

(1)

The pro forma figures, which are unaudited, were prepared taking into consideration the changes in the consolidation area, according to the criteria detailed in the Explanatory Notes. In particular, from 1/1/2002, the line by line consolidation of Eptaconsors and Inter-Europa Bank, the proportional consolidation of Cassa dei Risparmi di Forlì and the exclusion of Banque Sanpaolo, Finconsumo Banca and IW Bank from the consolidation area, have been assumed; in the pro forma figures the latter have been carried at equity.

(2)	Net income / Average net shareholders’ equity (calculated as the arithmetical average of the values at year end).
(3)

Administrative costs (excluding indirect duties and taxes) and amortization (excluding adjustments to goodwill and merger and consolidation differences) / Net interest and other banking income (including other net income).

(4)	The comparative figures for 2002 are not pro forma.
(5)	Net shareholders’ equity / Number of shares in circulation.

Group structure

Domestic Banking Networks
• Sanpaolo Network and Consumer Banking
Sanpaolo Network
Parent Bank
Sanpaolo Banco di Napoli
Sanpaolo Leasint
Finemiro Banca (97%)
Sanpaolo Bank (Luxembourg) (2)
Sanpaolo Bank (Austria) (3)
Sanpaolo Bank (Switzerland)
• Former Cardine bank networks (4)
Cassa di Risparmio di Padova e Rovigo
Cassa di Risparmio in Bologna
Cassa di Risparmio di Venezia
Banca Popolare dell’Adriatico
Friulcassa
• Banca OPI
• Large Groups and Structured Finance
Parent Bank
• Other Italian Networks
Cassa di Risparmio di Firenze (19.5%)
Cassa dei Risparmi di Forlì (29.8%)
Banca delle Marche (7%)
• Tax Collection
Parent Bank
GEST Line

Central Functions	Personal Financial Services
• Parent Bank Functions	• Banca Fideuram (73.4%)
• Shareholding Investments	Sanpaolo Invest SIM
Santander Central Hispano (Spain; 2.9%)	Banque Privée Fideuram Wargny (France)
CDC Ixis (France; 3.4%)	Fideuram Investimenti
Banque Sanpaolo (France; 40%)	Fideuram Vita
Finconsumo Banca (30%) (1)	Fideuram Bank (Luxembourg)
Other shareholdings	Fideuram Assicurazioni
• Treasury	Fideuram Fiduciaria
Parent Bank	Fideuram Bank Suisse (Switzerland)
Sanpaolo IMI US Financial (United States)	Fideuram Gestions (Luxembourg)
Sanpaolo IMI Bank International (Madeira, Portugal)	Fideuram Asset Management (Ireland)
• Macchina Operativa Integrata	Sanpaolo Invest Ireland (Ireland)
(Integrated Operating Vehicle)
Wealth Management and Financial Markets
• Sanpaolo IMI Wealth Management
Sanpaolo IMI Asset Management
Sanpaolo Vita
Sanpaolo Life (Ireland)
Sanpaolo IMI Wealth Management (Luxembourg)
Sanpaolo IMI Institutional Asset Management
Sanpaolo IMI Alternative Investments
• Eptafund
• Banca IMI
IMI Bank (Luxembourg) (2)
IMI Investments (Luxembourg)
IMI Capital Markets USA (United States)
Banca IMI Securities (United States)
• Sanpaolo IMI Private Equity
LDV Holding (Netherlands)

International Activities
• Foreign Network
Parent Bank
Sanpaolo IMI Bank Ireland (Ireland)
• Sanpaolo IMI Internazionale
Banka Koper (Slovenia; 62.6%) (5)
Inter-Europa Bank (Hungary; 85.9%)
Sanpaolo IMI Bank Romania (Romania; 97.9%)

IMI Investimenti

(1)       The sale of the share to Santander Central Hispano was completed on 23 January 2004.

(2)       The merger by incorporation of IMI Bank (Luxembourg) into Sanpaolo Bank (Luxembourg) was approved on 16 December 2003.

(3)       The termination of the activity of Sanpaolo Bank (Austria) was authorized on 16 December 2003.

(4)       From 1/1/2004, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia and Friulcassa operate within the North East Territorial Direction, while Banca Popolare dell’Adriatico refers to the Sanpaolo Network.

(5)       On 18 February 2004 the share rose from 62.6% to 62.9%.

Consolidated financial statements and reports

RECLASSIFIED CONSOLIDATED FINANCIAL STATEMENTS

REPORT ON GROUP OPERATIONS

INDEPENDENT AUDITORS’ REPORT

CONSOLIDATED FINANCIAL STATEMENTS

ATTACHMENTS

Reclassified consolidated financial statements

RECLASSIFIED CONSOLIDATED STATEMENT OF INCOME

RECLASSIFIED CONSOLIDATED BALANCE SHEET

Reclassified consolidated statement of income

	2003	2002 pro forma (1)	Change 2003 / 2002 pro forma	2002
	(€/mil)	(€/mil)	(%)	(€/mil)

NET INTEREST INCOME	3,716	3,653	+1.7	3,773
Net commissions and other net dealing revenues	3,036	2,795	+8.6	2,809
Profits and losses from financial transactions and dividends on shares	447	304	+47.0	286
Profits from companies carried at equity and dividends from shareholdings	283	314	-9.9	292

NET INTEREST AND OTHER BANKING INCOME	7,482	7,066	+5.9	7,160
Administrative costs	-4,610	-4,578	+0.7	-4,648
• personnel	-2,841	-2,814	+1.0	-2,856
• other administrative costs	-1,512	-1,508	+0.3	-1,528
• indirect duties and taxes	-257	-256	+0.4	-264
Other operating income, net	329	354	-7.1	358
Adjustments to tangible and intangible fixed assets	-484	-508	-4.7	-510

OPERATING INCOME	2,717	2,334	+16.4	2,360
Adjustments to goodwill and merger and consolidation differences	-158	-218	-27.5	-212
Provisions and net adjustments to loans and financial fixed assets	-859	-1,412	-39.2	-1,426
• provisions for risks and charges	-195	-261	-25.3	-261
• net adjustments to loans and provisions for guarantees and commitments	-724	-590	+22.7	-604
• net adjustments to financial fixed assets	60	-561	n.s.	-561

INCOME BEFORE EXTRAORDINARY ITEMS	1,700	704	+141.5	722
Net extraordinary income/expense	-32	320	n.s.	296

INCOME BEFORE TAXES	1,668	1,024	+62.9	1,018
Income taxes for the period	-657	-443	+48.3	-450
Change in reserve for general banking risks	9	363	-97.5	364
Income attributable to minority interests	-48	-43	+11.6	-43

NET INCOME	972	901	+7.9	889

(1)

The pro forma figures for 2002, which are unaudited, were prepared to enable consistent comparison with the figures for 2003. The pro forma schedules reflect the line by line consolidation of the Inter-Europa Bank and Eptaconsors and the proportional consolidation of Cassa dei Risparmi di Forlì commencing from 1 January 2002, as well as the exclusion of Banque Sanpaolo and IW Bank from the line by line consolidation area and of Finconsumo Banca from the proportional consolidation area as of the same date.

.

Quarterly analysis of the reclassified consolidated statement of income

	2003					2002 pro forma (1)
	Fourth quarter	Third quarter pro forma (1)	Second quarter pro forma (1)	First quarter pro forma (1)	Quarterly average	Fourth quarter	Third quarter	Second quarter	First quarter	Quarterly average
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)

NET INTEREST INCOME	921	939	932	924	929	926	906	920	901	913
Net commissions and other net dealing revenues	855	786	713	682	759	751	665	686	693	699
Profits and losses from financial transactions and dividends on shares	108	76	178	85	112	68	22	129	85	76
Profits from companies carried at equity and dividends from shareholdings	61	67	99	56	71	58	60	142	54	79

NET INTEREST AND OTHER BANKING INCOME	1,945	1,868	1,922	1,747	1,871	1,803	1,653	1,877	1,733	1,767
Administrative costs	-1,214	-1,128	-1,152	-1,116	-1,153	-1,205	-1,113	-1,157	-1,103	-1,145
• personnel	-735	-696	-713	-697	-710	-733	-683	-709	-689	-704
• other administrative costs	-422	-365	-372	-353	-378	-404	-372	-378	-354	-377
• indirect duties and taxes	-57	-67	-67	-66	-64	-68	-58	-70	-60	-64
Other operating income, net	85	82	81	81	82	92	93	91	78	89
Adjustments to tangible and intangible fixed assets	-148	-113	-116	-107	-121	-159	-128	-112	-109	-127

OPERATING INCOME	668	709	735	605	679	531	505	699	599	584
Adjustments to goodwill and merger and consolidation differences	-43	-35	-46	-34	-40	-91	-40	-45	-42	-55
Provisions and net adjustments to loans and financial fixed assets	-474	-71	-180	-134	-215	-658	-453	-150	-151	-353
• provisions for risks and charges	-88	-44	-36	-27	-49	-98	-65	-53	-45	-65
• net adjustments to loans and provisions for guarantees and commitments	-432	-122	-102	-68	-181	-263	-181	-54	-92	-148
• net adjustments to financial fixed assets	46	95	-42	-39	15	-297	-207	-43	-14	-140

INCOME BEFORE EXTRAORDINARY ITEMS	151	603	509	437	424	-218	12	504	406	176
Net extraordinary income/expense	179	-38	-215	42	-8	150	35	79	56	80

INCOME BEFORE TAXES	330	565	294	479	416	-68	47	583	462	256
Income taxes for the period	-133	-213	-122	-189	-164	42	-74	-242	-169	-111
Change in reserve for general banking risks	3	6	—	—	2	352	13	-2	—	91
Income attributable to minority interests	-14	-13	-12	-9	-12	—	-14	-15	-14	-11

NET INCOME	186	345	160	281	242	326	-28	324	279	225

(1)

The pro forma figures, which are unaudited, were prepared to enable consistent comparison. The pro forma schedules reflect the line by line consolidation of Inter-Europa Bank and Eptaconsors and the proportional consolidation of Cassa dei Risparmi di Forlì commencing from 1 January 2002, the exclusion of Banque Sanpaolo and IW Bank from the line by line consolidation area and of Finconsumo Banca from the proportional consolidation area as of the same date, and, with exclusive regard to the first quarter of 2002, the line by line consolidation of the former Cardine Group, taking place for the first time as of 30 June 2002, with accounting effect as of 1 January 2002.

Reclassified consolidated balance sheet

	31/12/2003	31/12/2002 pro forma (1)	Change 31/12/03 - 31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)

ASSETS
Cash and deposits with central banks and post offices	1,474	1,499	-1.7	1,406
Loans	146,877	145,921	+0.7	148,701
• due from banks	22,278	21,744	+2.5	22,000
• loans to customers	124,599	124,177	+0.3	126,701
Dealing securities	22,357	19,015	+17.6	19,694
Fixed assets	9,822	9,103	+7.9	9,596
• investment securities	2,935	2,391	+22.8	2,897
• equity investments	4,572	4,172	+9.6	4,064
• intangible fixed assets	343	398	-13.8	406
• tangible fixed assets	1,972	2,142	-7.9	2,229
Differences arising on consolidation and on application of the equity method	959	1,080	-11.2	1,030
Other assets	21,091	23,027	-8.4	23,346
Total assets	202,580	199,645	+1.5	203,773

LIABILITIES
Payables	160,255	157,369	+1.8	161,505
• due to banks	28,534	24,133	+18.2	24,456
• due to customers and securities issued	131,721	133,236	-1.1	137,049
Provisions	4,019	3,889	+3.3	3,813
• for taxation	732	742	-1.3	670
• for termination indemnities	946	967	-2.2	961
• for risks and charges	2,037	1,832	+11.2	1,839
• for pensions and similar	304	348	-12.6	343
Other liabilities	20,626	20,738	-0.5	20,971
Subordinated liabilities	6,414	6,605	-2.9	6,613
Minority interests	271	342	-20.8	334
Shareholders’ equity	10,995	10,702	+2.7	10,537
Total liabilities	202,580	199,645	+1.5	203,773

GUARANTEES AND COMMITMENTS
Guarantees given	19,912	20,060	-0.7	20,483
Commitments	25,839	27,287	-5.3	27,574

(1)

The pro forma figures as of 31 December 2002, which are unaudited, were prepared to enable consistent comparison with the figures as of 31 December 2003. The pro forma schedules reflect the line by line consolidation of the Inter-Europa Bank and Eptaconsors and the proportional consolidation of Cassa dei Risparmi di Forlì commencing from 1 January 2002, as well as the exclusion of Banque Sanpaolo and IW Bank from the line by line consolidation area and of Finconsumo Banca from the proportional consolidation area as of the same date.

Quarterly analysis of the reclassified consolidated balance sheet

	2003				2002 pro forma (1)
	31/12	30/9 pro forma (1)	30/6 pro forma (1)	31/3 pro forma (1)	31/12	30/9	30/6	31/3
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)

ASSETS
Cash and deposits with central banks and post offices	1,474	963	974	967	1,499	965	1,086	1,502
Loans	146,877	139,679	146,381	148,267	145,921	142,835	143,830	144,214
• due from banks	22,278	17,607	20,050	22,741	21,744	21,604	22,450	20,702
• loans to customers	124,599	122,072	126,331	125,526	124,177	121,231	121,380	123,512
Dealing securities	22,357	23,642	24,580	20,489	19,015	23,068	24,384	25,058
Fixed assets	9,822	9,690	9,586	9,866	9,103	9,812	10,406	11,521
• investment securities	2,935	2,864	2,895	2,950	2,391	2,634	3,185	3,484
• equity investments	4,572	4,424	4,253	4,453	4,172	4,478	4,428	5,175
• intangible fixed assets	343	334	339	370	398	371	389	411
• tangible fixed assets	1,972	2,068	2,099	2,093	2,142	2,329	2,404	2,451
Differences arising on consolidation and on application of the equity method	959	992	1,027	1,055	1,080	1,148	1,195	1,175
Other assets	21,091	22,893	26,460	22,131	23,027	22,982	22,781	22,831
Total assets	202,580	197,859	209,008	202,775	199,645	200,810	203,682	206,301

LIABILITIES
Payables	160,255	155,736	160,518	162,154	157,369	159,913	162,937	164,353
• due to banks	28,534	26,638	28,087	27,896	24,133	26,686	30,155	32,455
• due to customers and securities issued	131,721	129,098	132,431	134,258	133,236	133,227	132,782	131,898
Provisions	4,019	4,026	3,680	3,908	3,889	4,293	4,181	4,585
• for taxation	732	725	436	838	742	1,195	1,078	1,412
• for termination indemnities	946	985	971	971	967	975	995	998
• for risks and charges	2,037	2,007	1,925	1,751	1,832	1,776	1,760	1,800
• for pensions and similar	304	309	348	348	348	347	348	375
Other liabilities	20,626	20,555	27,311	19,010	20,738	19,593	19,566	19,505
Subordinated liabilities	6,414	6,484	6,784	6,533	6,605	6,210	6,147	5,785
Minority interests	271	298	292	354	342	437	445	805
Shareholders’ equity	10,995	10,760	10,423	10,816	10,702	10,364	10,406	11,268
Total liabilities	202,580	197,859	209,008	202,775	199,645	200,810	203,682	206,301

(1)

The pro forma figures, which are unaudited, were prepared to enable consistent comparison. The pro forma schedules reflect the line by line consolidation of Inter-Europa Bank and Eptaconsors and the proportional consolidation of Cassa dei Risparmi di Forlì commencing from 1 January 2002, the exclusion of Banque Sanpaolo and IW Bank from the line by line consolidation area and of Finconsumo Banca from the proportional consolidation area as of the same date, and, with exclusive regard to the first quarter of 2002, the line by line consolidation of the former Cardine Group, taking place for the first time as of 30 June 2002, with accounting effect as of 1 January 2002.

Report on Group Operations

ECONOMIC BACKGROUND

ACTION POINTS AND INITIATIVES IN THE YEAR

CONSOLIDATED RESULTS

EMBEDDED VALUE OF THE LIFE PORTFOLIO

OPERATING VOLUMES AND ORGANIZATION

CAPITAL AND RESERVES

RISK MANAGEMENT AND CONTROL

SUPPLEMENTARY INFORMATION

GROUP BUSINESS AREAS

DEVELOPMENTS AFTER THE END OF THE YEAR

Economic background

The international context

Despite economic developments in the first half of the year failed to live up to expectations -as result of geo-political tensions connected with the Iraqi conflict - the performance of the world economy strengthened in the second half of 2003. Led by the United States and China, the cyclical recovery broadened to Japan and the main emerging areas, albeit not homogeneously. On the contrary, in the Euro-zone and - Italy there were no clear signs of a solid economic upturn.

In the United States GDP increased by 3.1% in 2003, thanks to the acceleration in the second half of the year which led the growth rate near to the potential level. The resilience of private consumption was joined by the positive trend of gross fixed investment and exports. The domestic and foreign components of demand benefited, on the one hand, from extensive monetary and fiscal policies and, on the other, from the large depreciation of the dollar. Notwithstanding the favorable cyclical momentum, inflation in the United States continued its downward trend, reaching an annual average of 2.3%.

The recovery of the American manufacturing activity however was not followed by a rise in employment, nor by absorption of the domestic and international imbalances. The creation of new jobs has so far been clearly lower than in previous phases of recovery. Furthermore, the improvement in the financial balance of the private sector has been replaced by a worsening in public accounts. The external imbalance has enlarged even further.

The growth rate in Japan rose from -0.3% in 2002 to over 2% in 2003, higher than its long-term value, estimated at around 1%. The Japanese economy benefited both from the positive trend of commerce in the Asian area, thanks to an increased openness of China to foreign exchanges, and from the recovery of the private investment cycle. Household consumption remained weak because of the difficulties in the labor market and the persistence of deflationary pressures on prices.

In 2003 the emerging countries showed a sustained growth for the second consecutive year. The Asian economies provided a decisive contribution, followed by the good performance of the East European and Mediterranean countries and by the return to positive growth rates in Latin America. The improvement in the economic prospects of the emerging areas favored the inflows of foreign capital and the accumulation of official reserves.

The euro-zone and Italy

In 2003 the economic growth in the Euro-zone was fairly disappointing; flat in the first half of the year with only a slight revival in the second half. GDP growth (+0.4%, one half of the 2002 figure) was lower than expected, due to the persistent weakness of domestic demand, especially in the first half year. In the second half of the year, the strong rebound in global trade brought about an increase in exports that in turn sustained the recovery of manufacturing activities; confidence indicators improved and industrial production picked up only slightly (+0.4%). However, since November 2003 the large appreciation of the euro against the dollar began to influence exports negatively.

During the year inflation in the Euro-zone moved - with only slight oscillations - around an annual average of 2.1%. The rise in the value of the euro contributed to containing the inflationary pressures generated by price rises in food and energy, during the second half of the year. Improved expectations regarding inflation did favor the expansionary stance of the ECB. Policy rates in the first half of the year were reduced, with two interventions, by 75 basis points, reaching 2% in June.

Growth and inflation showed different trends in the various countries in the area. In 2003 the Germany slipped into recession (-0.1% the change in real GDP), partly offset at the end of the year by the recovery in industrial activity. Inflation rose by 1%. Despite the support of public expenditure, especially in the second half of the year, France registered a real growth rate of just 0.2% and an inflation rate of 2.2%. The difficult economic momentum influenced negatively the public accounts in all major EMU countries. In Germany and France, for the second year running, the deficit/GDP ratio exceeded the 3% threshold value set by the Maastricht Treaty.

Economic growth in Italy (+0.3%) was slightly lower than the area average. Industrial production fell again (-0.4%), largely owing to the crisis of the manufacturing sector (-1.5%). The aggregate demand, especially investments and consumption of durable goods, remained weak. At the same time, the domestic share in international trade fell as a result of the decline in demand from the main geographical areas and for products of specialized sectors. Moreover the strong appreciation of the euro favored a highly competitive international environment. The sectors which suffered the most were leathers and footwear, textiles and clothing, but also transport and electronics. The construction sector, on the contrary, was the most dynamic one.

Difficult economic conditions also affected heavily the public balance in Italy: the net debt of the Public Administration, while remaining below the 3% level, differed from the target of the Stability Pact, signed at the end of 2002 by the EMU members, climbing to 2.4% of GDP. The public debt/GDP ratio fell once more, reaching about 106% at the end of the year.

Inflation in Italy was higher than in the Euro-zone in general; the average annual growth in prices reached 2.7%.

Banking industry

Despite a modest economic growth, bank loans in the year confirmed the growth rate shown in 2002, at around 6%.

The general trend was sustained by the medium and long-term funding, which grew at particularly high rate (+13% compared with +11.5% in 2002) while short-term loans offered a negative contribution (-1.7% against the 0.3% of 2002). The evolution of the two components was influenced by the structural tendency to extend the maturity of banking loans, still continuing.

The fall in interest rates on new disbursements stimulated the demand for loans by households (+10.2% gross of non-performing loans), mainly linked to retail mortgages (+22.1%) and consumer credit (+15.7%). A contribution to the growth of total loans also came from non-financial businesses (+6.9% gross of non-performing loans), especially in the services, construction and public works sectors.

The prolonged weakness of the manufacturing industry triggered a slight deterioration of the credit quality in the second half of the year. The phenomenon worsened even further owing to the crisis suffered by some companies, including Parmalat. The impact of net non-performing loans on loans rose to 2.2% at the end of 2003.

Banking deposits maintained sustained growth rates (+5.2% from 4.4% in 2002), benefiting from the expansion of all the main forms of funding. Total deposits increased in general (+2.5%) as a result of the good performance of current accounts (+6.3%), sustained by the demand for liquidity typically associated to weak phases in the economic cycle. The aggregate of deposits however suffered from the structural contraction of certificates of deposit (-16.1%) and the reduction in repurchase agreements (-12.7%). Banking bonds confirmed a very lively trend (+8.6%). After the collapse in 2002, the external liabilities also returned to record positive changes (+7.2%).

The drop in the benchmark interest rates in the first half of 2003 favored the decrease in banking interest rates, which continued throughout the year. In December the short-term spread fell to 3.9% (about -50 basis points compared with December 2002) as a result of a drop in the average rate on short-term loans of about 100 basis points, about double the intensity of the reduction of the average rate on current accounts.

Securities brokerage

After a still disappointing first quarter of 2003, the international stock markets climbed during the rest of the year, favored by the rapid military solution in the conflict in Iraq, by signs of recovery of the economic cycle in the major areas and by the positive trend of profits from companies. The increase in share prices also benefited from further cuts to the official rates by the Fed and the ECB.

The main international share indexes closed 2003 with significant increases, following three years of considerable losses. In 2003 S&P500 earned 26.4%, Nikkei 24.5%, DJ Euro Stoxx 18.1% and Mibtel 13.9%. At sectorial level, the technological indexes earned the most (Nasdaq rose by 50%). In the Euro-zone, besides the technological sector, the share indexes of the banking, industrial and telecommunications sectors made the most consistent increases.

As a result of the recovery of the share prices, the stock market capitalization of the Italian companies quoted in domestic markets rose to 487 billion euro, 37.6% of GDP (36.4% in 2002), although the number of new companies listed fell to 4 (6 in 2002). The flow of investments into the Italian market, as channeled through a Public Offer amounted to 2.8 billion euro (2.9 billion in 2002), through six transactions instead of the nine transactions that were completed during 2002. The total funds obtained by the listed companies through capital increases reached 9.8 billion euro (compared with 3.7 billion in 2002), based on 28 transactions (18 in 2002). The average daily value of shares exchanged rose to 2.7 billion euro (compared with 2.5 billion in 2002).

Asset management

In 2003 mutual funds grew at a significant rate as a result of both extensive inflows and revaluation of the amounts outstanding, due to the increase in share prices.

The shareholders’ equity of funds managed by Italian brokers at the end of December 2003 reached 509 billion euro, showing a 9.2% variation in the twelve months. The annual balance of net flows was about 25.2 billion, a value which had not been reached since 2000.

Net inflows of capital were addressed mainly towards low risk investments, such as liquidity and bond funds and towards equity funds, only in the second half of the year, with the recovery of stock market prices.

The other areas of assets under management received a strong impulse from the insurance-welfare sector. Preliminary estimates at the end of 2003 indicate an increase in life technical reserves largely in line with that registered in 2002, amounting to 16%.

Action points and initiatives in the year

The initiatives undertaken by the SANPAOLO IMI Group during the year were aimed at the pursuit of the targets of the 2003-2005 Plan, articulated in five issues: the improvement of the core business performance, the control of operating costs, the exploitation of other assets, the active management of the investment portfolio, and the transparent communication and constant monitoring of the progress of the same Plan. Significant results were achieved during 2003 with reference to all the lines of intervention mentioned above, through the integration of the banking networks, the optimization of the IT platform and the rationalization of the Group structure.

Integration of distribution networks

During the year, initiatives were taken to add consistency to the plan to develop and rationalize the Group distribution networks, aiming at extending gradually the model already successfully adopted by the Sanpaolo Network. This model is based on the breakdown into territorial areas and the specialization of operating points by customer segments, combining the policies of a unique strategy at national level with the satisfaction of the specific service needs expressed by different types of customers.

The plan envisages that, at full capacity, the Group’s territorial presence will cover a certain number of territorial areas and bank networks with light central structures, providing uniform supervision of the respective territory.

Integration of the Sanpaolo and Banco di Napoli networks and incorporation of Sanpaolo Banco di Napoli

The network integration plan found a first application in the territorial reorganization of the distribution structures of Sanpaolo and Banco di Napoli, following the merger between SANPAOLO IMI and the Neapolitan bank on 31 December 2002.

During the year the integration of the Sanpaolo and Banco di Napoli branches took place from a commercial, credit, organizational and IT perspective. In particular:

•                  at the beginning of the year the network was reorganized into territorial areas with unitary responsibility for the Sanpaolo and Banco di Napoli branches;

•                  the organization model of the Sanpaolo networks, based on specialization by the type of customer served, was extended then gradually to the Banco di Napoli branches;

•                  the SANPAOLO IMI IT systems have also been extended to the Banco di Napoli branches.

During the second half of the year, the Sanpaolo Banco di Napoli start-up was launched. This is the only Group bank operating in mainland Southern Italy, to which the branches operating in the Campania, Apulia, Calabria and Basilicata regions were transferred. The transfer took place in two phases, in order to consider organizational and IT needs connected with the completion of the operation: the 624 Banco di Napoli operating points were integrated on 1 July, while the 121 Sanpaolo operating points in the same area were transferred on 29 September.

Sanpaolo Banco di Napoli has 745 branches, comprising 688 branches and 57 other operating points, and 5,813 employees at the service of more than one million retail customers and about 20,000 companies. Net shareholders’ equity totaled around 1.2 billion euro at the end of December 2003, to which 400 million in subordinated loans are added, thus allowing a solvency ratio of more than 10%.

Integration of the Cardine network

The aim to apply the Group’s distribution model also to the North East regions included various transactions during the last year which involved the former Cardine Group.

On 25 March 2003 the Board of Directors of SANPAOLO IMI decided to proceed with a voluntary Public Offer for the ordinary shares of Banca Popolare dell’Adriatico, a company listed on the restricted market, in which the Parent Bank already indirectly held 71.76% of the share capital.

The Offer included all the ordinary shares in circulation, excluding those already indirectly held by SANPAOLO IMI, at a price of 7.26 euro per share. When the operation closed on 18 June 2003, the shares acquired represented 93.40% of the securities subject to the Offer and 26.38% of the issuer’s share capital. This acceptance threshold enabled SANPAOLO IMI to reach a total share of 98.14%, above the level of effectiveness of the Offer. Moreover, having exceeded the shareholding threshold of 98%, SANPAOLO IMI exercised the right to purchase the remaining shares in December 2003.

Still on 25 March, the Board of Directors of SANPAOLO IMI approved concentration of the activities of Banca Agricola di Cerea into the Cassa di Risparmio di Padova e Rovigo. The transaction was completed on 1 June 2003, through the merger by incorporation of Banca Agricola di Cerea into Cassa di Risparmio di Padova e Rovigo.

In November the merger between Cassa di Risparmio di Udine e Pordenone and Cassa di Risparmio di Gorizia was effected, with the establishment of a regional bank named Friulcassa S.p.A. Cassa di Risparmio Regionale (becoming legally effective from 1 December 2003 and effective for accounting and tax purposes from 1 January 2003).

On 25 November 2003, the Shareholders’ Meeting approved the merger by incorporation of Cardine Finanziaria into the Parent Bank, becoming legally effective from 31 December 2003 and effective for accounting and tax purposes from 1 January 2003. The aim pursued by this integration was:

•                  realization of scale and scope economies, with the gradual centralization in the Parent Bank of the operating support functions (MOI and Logistics);

•                  best exploitation of local brands, deeply rooted in the regional reference markets;

•                  maximizing distributive effectiveness through a common commercial policy.

The merger, already envisaged in the 2003-2005 Plan, led to the creation of the North East Territorial Direction, in support of the four bank networks operating in the Triveneto (comprising the regions Veneto, Friuli Venezia Giulia and Trentino Alto Adige) and Emilia areas (Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio di Venezia, Cassa di Risparmio in Bologna and Friulcassa). The Direction, based in Padua, controls the commercial and credit activities of the Group branches operating in this area. It also supports the development activities on its reference market, coordinating the distribution networks and the other Group structures.

The territorial reorganization processes

At the end of 2003, the integration between SANPAOLO IMI and Banco di Napoli and the need for coordination with the former Cardine bank networks highlighted the opportunity of several interventions on the organization of the territorial areas, which were carried out through the incorporation of certain areas and the redefinition of the outline of others, adopting criteria aiming, on the one hand, at providing efficient management of the network and, on the other, at enabling integration in the territories characterized by the presence of various historical brands.

Development initiatives in Italy

During the year the industrial partnership between SANPAOLO IMI, Cassa dei Risparmi di Forlì and Cassa di Risparmio di Firenze strengthened, a partnership which already found an application in numerous initiatives set up in the field of retail banking, asset management, loans and credit risk management, in the foreign sector, investment banking and the public works sector.

On 12 May 2003 the transfer by Fondazione Cassa dei Risparmi di Forlì of an 11.66% share of its capital to SANPAOLO IMI and Cassa di Risparmio di Firenze was completed. The transaction, linked with the exercise of the first tranche of the put option granted to the same Fondazione, involved 11,140,493 shares, for a total price of 90 million euro. The number of shares subject to purchase by SANPAOLO IMI amounted to 8,355,370, equal to 8.75% of the share capital, for a cost of 68 million euro; the investment in Cassa dei Risparmi di Forlì held by the Group rose from 21.02% to 29.77%.

On 18 November 2003 SANPAOLO IMI acquired 7% of the capital of Banca delle Marche, in accordance with the agreement signed in July with Banca delle Marche, Fondazione CR Jesi, Fondazione CR Provincia di Macerata and Fondazione CR Pesaro. In particular, a 4.8% share was purchased directly from Banca delle Marche and 2.2% was purchased from the Fondazioni. The purchase price of 1.77 euro per share, involved a total outlay of 92 million euro. SANPAOLO IMI also granted the Fondazioni a put option on a further 8% of the bank’s capital, exercisable before 31/12/2006.

The agreement also provides for a collaboration agreement aimed at developing commercial and operating synergies in wealth management, investment banking, corporate and international banking and in the financing of public works.

Banca delle Marche, leader in one of Italy’s most dynamic regions, operates for retail customers and small- and medium-sized companies through a network of 262 branches in Central Italy, of which 230 situated in the Marche.

For SANPAOLO IMI the acquisition is part of a development project that prioritizes alliances or aggregations with medium-sized banks rooted in their reference territories and equipped with operating networks concentrated in territorial areas of particular interest.

Agreements and alliances with international partners

During the year SANPAOLO IMI and Santander Central Hispano (SCH) signed an agreement for the development of a pan European project in the wholesale distribution of third party mutual funds, through the activation of a joint venture. To this end on 9 October 2003 the purchase/sale contract was signed for the taking over by the Group of 50% of All Funds Bank S.A. (AFB). The company, wholly owned by SCH, has a platform offering access to third party funds available to institutional customers. The agreement between the partners regulating the aspects of governance and way out and the operational and commercial relationships between AFB and the two promoting groups was also signed. In particular, the latter undertook to ensure that each group’s unlisted subsidiaries refer exclusively to AFB for the distribution and placement of third party funds and for connected and instrumental activities.

With this transaction SANPAOLO IMI and SCH intend to consolidate their leadership at European level and identify potential strategic partners in the main European markets.

On 3 December 2003, the disposal of 60% of the French subsidiary Banque Sanpaolo to Caisse Nationale des Caisses d’Epargne (CNCE) was completed by SANPAOLO IMI. The transaction, which generated a gross capital gain of 240 million euro for the Group, completed the first part of the agreement signed on 31 July which, for the remaining 40%, provides for a put and call option system exercisable after four years, liable to extension by two, in exchange for cash or shares in one of the companies of the CNCE Group.

The initiative, which is part of the context of the strategic agreements defined in 2001 between SANPAOLO IMI and EULIA, the French holding company created by the Caisse des Dépôts et Consignations Group and by the Caisse d’Epargne Group, enables the creation of a partnership of significant importance. The latter will serve the realization of a leading entity in banking services to small- and medium-sized companies on the French market, combining the potential for market penetration of the distribution network of the Caisse d’Epargne Group with the experience acquired by Banque Sanpaolo in the SME segment.

The initiatives to rationalize the Group structure

On 30 June 2003, SANPAOLO IMI, Banca Carige and Banco di Sardegna stipulated an agreement which provided for the sale to the SANPAOLO IMI Group of the shares in Eptaconsors held by Banca Carige and Banco di Sardegna and equal to 20.24% and 19.04% of the company, respectively. SANPAOLO IMI, which already held 60.72% of Eptaconsors, now holds full control over the company; this has enabled to continue the rationalization process of its shareholdings in asset management, also enhancing the equity of Eptaconsors in the context of current and future strategic projects. The transaction was completed at a total price of 36 million euro.

In relation to the tax collection sector, effective on 1 October 2003, the following tax collection subsidiaries underwent the merger by incorporation into Esaban, which adopted the name GEST Line S.p.A: Ge.Ri.Co., Sanpaolo Riscossioni Genova and Sanpaolo Riscossioni Prato. The incorporation of the Group’s tax collection business into a single company enables an increase in operating efficiency, with the achievement of significant scale economies on structural costs.

On 3 December 2003, full control was acquired in Noricum Vita, an insurance company which sells its own products through the branches of Cassa di Risparmio in Bologna and Banca Popolare dell’Adriatico, with the acquisition (by Sanpaolo Vita) of the 51% share belonging to Unipol Assicurazioni and (directly by the Parent Bank) of the 5% share belonging to Reale Mutua, which joined the 44% already held by SANPAOLO IMI following the merger with Cardine Finanziaria. The transaction, which involved a total outlay of 44 million euro, allows consolidation of the Group’s already relevant presence in the insurance sector.

Noricum Vita is the corporate vehicle identified for the realization of the plan to concentrate the Group’s insurance activities. The strategic lines of the feasibility study, implemented towards the end of the year, were approved by the Boards of Directors of the Parent Bank and Banca Fideuram. This plan provides for the concentration of all the life insurance companies and those in the property and casualty branch into a single pole, and is aimed at expanding and strengthening the range and innovative capacity of products in sectors such as pensions, personal protection and property insurance.

The completion, on 12 November 2003, of the sale of the 24.5% shareholding in Adriavita S.p.A., held by Cardine

Finanziaria, to Generali Assicurazioni (who already held 75.5% of the company) following the dissolution of the business partnership between Generali and Casse Venete, also falls within the scope of the same rationalization project.

On 16 December 2003 the Board of Directors approved the merger by incorporation of IMI Bank (Luxembourg) into Sanpaolo Bank (Luxembourg). The evolution of the reference markets and the convergence of the supply systems enabled the integration of the two companies and the rationalization of the structures, with consequent obtainment of cost synergies. The termination of the activity of Sanpaolo Bank (Austria) was authorized on the same date, considering the presence of a foreign branch of the Parent Bank in the same area and the progressive reduction in the interest of savers for Austria.

On the basis of the agreements of 3 March 2003, SANPAOLO IMI sold its 50% shareholding in Finconsumo Banca to SCH, holder of the other 50%. The transaction, which is part of the rationalization of the shareholdings of both companies, took place in two phases. The sale of a 20% share was completed on 8 September 2003 at a price of 60 million euro, determining, at consolidated level, a gross capital gain of 44 million euro. As regards the remaining 30% share still held by SANPAOLO IMI at the end of 2003, the put option was exercised on 20 January 2004, as envisaged by the March agreements. These agreements established the mutual concession of put options to SANPAOLO IMI and of call options to SCH, exercisable from the end of 2003 for a period of 12 months. The transaction was completed on 23 January 2004 at a price of 80 million euro, determining, at consolidated level, a gross capital gain of 55 million euro, which will be booked to the 2004 statement of income.

The staff leaving incentive is part of a wider project for the rationalization of the Group structure: consistent with the forecasts of the 2003-2005 Plan, the decision was made to use the “Income, employment and re-training fund for staff in the banking industry” (“Fondo di solidarietà per il sostegno del reddito, dell’occupazione e della riconversione e riqualificazione professionale del Personale del Credito”). This enabled the Group not only to absorb excess personnel by offering staff leaving incentives, but also to implement a rejuvenation of staff, the benefits of which, in terms of savings on personnel expenses, represent the main cost synergies already incorporated in the Plan.

Development initiatives in foreign markets

On 25 February 2003 Sanpaolo IMI Internazionale approved the launch of a Public Offer on the Hungarian bank Inter-Europa Bank, of which SANPAOLO IMI already owned a 32.5% share. The Offer, launched on 17 March by Sanpaolo IMI Internazionale (to whom the interest held by the Parent Bank was transferred on 4 April), was concluded on 15 April with the delivery of a number of shares equal to 52.7% of the share capital of the bank, bringing the total shareholding held to 85.2%. The total outlay for the Offer amounted to 31 million euro. Following further purchases, the shareholding amounted to 85.9% at the end of the year.

Agreements with FIAT and Italenergia

In accordance with that provided for by the Framework Agreement in May 2002 between FIAT, on the one side, and SANPAOLO IMI, together with Banca Intesa, Unicredito and Capitalia, on the other, in May 2003 the final contracts were signed for the acquisition by the above mentioned banks (SANPAOLO IMI operated through IMI Investimenti) from FIAT Auto of 51% of Fidis Retail Italia, leading company for consumer credit activities in the automobile sector in various European countries, at a price in line with the shareholders’ equity of the compendium, adjusted according to due diligence. These agreements were implemented in two phases: the first, referred to a first group of companies, was terminated at the time of closing on 27 May, while the second phase of the transaction, regarding the sale of further former Fidis assets, was formalized on 30 September 2003 and completed during the month of October. The outlay by IMI Investimenti amounted to 93 million euro, susceptible to limited variations following the envisaged price adjustment. It has been agreed that FIAT Auto can repurchase the shareholding, at a prearranged price, by exercising a call option by 2006.

This transaction completed all the operations provided for by the aforementioned Framework Agreement, including, in particular, the granting of a “to be converted” financing for a total of 3 billion euro in July 2002 (of which 400 million by SANPAOLO IMI), and the taking over by FIAT of 14% of the capital of Italenergia Bis by Banca Intesa, Capitalia and SANPAOLO IMI, which purchased a 4.66% share through IMI Investimenti.

As regards the FIAT group, in July 2003, IMI Investimenti subscribed, for the pro quota attributable, the capital increase of

FIAT S.p.A., for a total of 1,836 million euro, presented in the context of the automobile group’s relaunch plan presented in June; the related outlay was 27 million euro. Therefore, as of 31 December 2003, the Group owned a total of 14.6 million FIAT shares (equal to 1.487% of the total capital), including those allocated in the dealing portfolio.

In relation to the Italenergia group, in May 2003 the Edison capital increase was completed for 2,095 million euro, subscribed as follows:

•                  1,000 million euro from Italenergia Bis;

•                  503 million euro from the partners of Italenergia Bis (the IMI Investimenti share being 66 million euro);

•                  the remaining 592 million euro from the market, within the context of the Offer supervised by a banking placement consortium.

On the new Edison shareholding purchased by the SANPAOLO IMI Group, the extension of the put option towards EDF – Electricité de France for the percentage share referable to the original stake held in Italenergia (corresponding to 41 million euro, against the total investment of 66 million euro mentioned earlier), has been negotiated.

Corporate bond risk and the protection of savers

The considerable decline in medium- and long-term interest rates and the elimination of the exchange rate risk following the introduction of the single currency have favored transactions on the international debt market involving companies operating in the euro-zone. The development of corporate bonds in Italy regarded a more limited number of companies, with a greater degree of concentration compared with other countries, both in terms of issuers and of industrial sectors, and a consequent lower possibility of diversification for investors interested in domestic issuers. This happened in a context where savers, to offset the drastic drop in rates, increased the demand for corporate and/or emerging market bonds, sometimes lacking an official rating or with a rating below the investment grade.

To deal with the heavy repercussions of defaults at domestic and international level on savers’ portfolios, the Group has taken several initiatives to protect its customers. In the belief that it has maintained an attitude focused on maximum correctness in the performance of investment services, SANPAOLO IMI has adopted an approach aimed at examining, with particular attention, also resorting to appropriate guarantee review procedures, those areas in which customers complain of specific shortcomings in the relationship with the reference branch. The aim of this activity is to fairly and amicably resolve any complaints.

In relation to the Cirio case, the Italian judiciary authorities are investigating a number of credit institutes, including SANPAOLO IMI, with regard to dealing activities with savers in bonds issued by Cirio group companies and with regard to any lending relationships with the above mentioned group. The investigations are still in the preliminary stage and also involve company representatives including two SANPAOLO IMI Directors.

Confident of the absolute regularity, in general terms, of the company’s activities in relation to the situations under investigation and, in particular, of the total lack of involvement in such situations of the aforementioned company representatives, the Bank is cooperating fully with the judiciary authorities in the context of the investigations underway.

With regard to the Parmalat case, SANPAOLO IMI’s openness towards its customers has been confirmed by the agreement stipulated with the “Committee to defend SANPAOLO IMI Group Parmalat bondholders”. This committee was founded on 2 February 2004 as the result of the initiative of several Group customers, with the aim of taking all actions necessary for the admission of credits into the extraordinary administration procedures and instigating any collective legal proceedings for compensation. In accordance with this agreement, SANPAOLO IMI has undertaken to provide organizational and financial support to guarantee the protection of the interests of its customers free of charge.

In the context of a more comprehensive attention to the problems linked with the performance of investment services and the safeguard of investors, in 2003 SANPAOLO IMI issued a specific “Investment Policy”, declaring the fundamental principles which have always governed the management of relationships with savers, aimed at the diversification of portfolios and the development of increased customer awareness in relation to investment choices. Moreover, since 2002 even more cautious selection policies have been adopted when offering customers securities for placement through the trading securities portfolios offered to Group customers, aligned with those adopted for proprietary investments and the acceptance of credit risks.

The Bank has also intensified its monitoring of the composition of customer portfolios, helping customers search for the best solutions, in order to pursue the reduction of the risk profile by adopting diversification policies.

With reference to the need for clear, comprehensible and transparent customer advisory activities, the banks belonging to the SANPAOLO IMI Group have also joined the “PattiChiari” initiative promoted by ABI (the Italian Bankers Association). Asset management has obtained specific priority in the interventions provided for by such initiative and two training and communication initiatives have been assigned to it. The first is aimed at savers with no experience or financial information and mainly involves the identification of a list of low risk and low earning bonds, listed in the regulated markets of the main countries. The second initiative is aimed at customer segments with greater financial culture and envisages, with regard to structured and subordinated banking bonds, the publication of comprehensible information in order to make investors aware of the risks inherent in this type of financial investment.

The concept of diversifying investments continues to be the mainstay of the Group’s Investment Policy, confident that no security, issued by anyone with any rating, is completely risk free. Therefore, adequate diversification is based on the use of asset management products and systems focused on a prompt indication of positions of concentration on individual securities, issuers or sectors.

Consolidated results

Summary of results

During 2003, the SANPAOLO IMI Group, in the configuration following variations in the consolidation setting during the period, showed a positive evolution of the income margins and less vulnerability to the drop in interest rates and to the volatility of the markets.

The lively trend in operating revenues and the cost containment actions, together with the writebacks and profits made on the investment portfolio, enabled extensive compensation for adjustments to loans and extraordinary expenses linked with the staff leaving incentives. The net income for the year, amounting to 972 million euro, showed a growth of 7.9% compared with 2002; it also exceeded the budget target, confirming the growth forecast in the 2003-2005 Plan.

Net interest income

The net interest income for 2003 was 3,716 million euro; the 1.7% increase compared with last year was mainly the result of the positive contribution attributable to the evolution of volumes, joined by an improvement in customer spreads. The lower contribution of the fund imbalance, both in terms of amount and return worked in the opposite sense.

In terms of market rates, three-month Euribor, decreasing from 2.96% in December 2002 to 2.15% in December 2003, averaged 99 basis points lower when compared to 2002, moving from 3.32% to 2.33%.

Net interest income

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
	(€/mil)	(€/mil)	(%)	(€/mil)

Interest income and similar revenues	7,443	8,455	-12.0	8,693
Interest expense and similar charges	-3,701	-4,837	-23.5	-4,955
Reclassification (1)	-26	35	n.s.	35
Net interest income	3,716	3,653	+1.7	3,773

(1)

The reclassification refers to the interest income of the Banca IMI group which, in the interest of a better representation of the Group results, has been reclassified under “Profits and losses from financial transactions and dividends on shares” as it is more closely related, from an operating point of view, to securities dealing.

The return on the Group’s interest-earning assets was 4.53% and the cost of interest-bearing liabilities was 2.20%. As a consequence, the total spread of 2.33% is largely in line with that recorded in 2002. Customer transactions on the other hand generated an average spread which was 10 basis points higher.

The average amounts of the Group’s interest-earning assets showed a growth of 4.5% compared with 2002, despite the 10.5% reduction in the securities portfolio following the rationalization measures undertaken by the centralized Group Finance. The positive trend in the total aggregate was determined by the increase in loans to customers (+2.9%) and repurchase agreements (+80%). On the liability side, average interest-bearing liabilities rose by 5.2%, favored by interbank expansion and repurchase agreements; the 0.8% decrease in average volumes of customer deposits on the other hand is the result of a drop in funding from securities (-5.8%), only partially compensated for by an increase in other customer deposits (+2.9%).

Net interest and other banking income

Group net interest and other banking income in 2003 came to 7,482 million euro, up 5.9% on the previous year.

This trend can be attributed, in addition to the increase in net interest income, to the favorable development of commissions and profits from financial transactions. On the contrary, the profits from companies carried at equity and dividends from shareholdings registered a decline.

Group net commissions in 2003 amounted to 3,036 million euro, up 8.6% compared with the previous year. The dynamics of the aggregate, partially attributable to the recovery of the financial markets, have improved gradually since the beginning of the year.

The growing trend of commission revenues characterized all areas. Management, dealing and advisory services increased by 6.2% thanks to the positive trend of revenues

Analysis of average amounts and interest rates

	2003		2002 pro forma		2002
	Average amounts	Average rate	Average amounts	Average rate	Average amounts	Average rate
	(€/mil)	(%)	(€/mil)	(%)	(€/mil)	(%)

Interest-earning assets	155,977	4.53	149,297	5.31	157,066	5.20
• loans to customers	116,659	5.17	113,369	5.83	118,868	5.66
• due from banks	12,452	2.09	10,961	3.21	12,120	3.29
• securities	14,528	3.17	16,240	4.16	17,351	4.32
• repurchase agreements	10,787	2.35	5,992	3.09	5,992	3.09
• other interest-earning assets	1,551	3.74	2,735	3.66	2,735	3.66
Non interest-earning assets (1)	47,004		53,313		50,299
Total assets	202,981		202,610		207,365

Interest-bearing liabilities	152,223	2.20	144,687	2.95	149,287	2.94
• direct customer deposits	110,360	2.03	111,196	2.79	115,020	2.76
• due to customers	66,822	1.14	64,957	1.54	66,888	1.53
• securities issued	43,538	3.39	46,239	4.54	48,132	4.47
• due to banks	24,177	2.38	18,802	2.88	19,643	3.03
• repurchase agreements	11,214	2.21	8,723	3.34	8,671	3.34
• subordinated liabilities	6,472	4.39	5,966	5.62	5,953	5.59
Non interest-bearing liabilities (1)	39,909		47,077		47,343
Shareholders’ equity	10,849		10,846		10,735
Total liabilities and shareholders’ equity	202,981		202,610		207,365

(1)       This figure includes Banca IMI group’s average volumes, in line with the reclassification of the related interest income and expense.

for brokerage and custody of securities and currencies (+12.1%), and asset management related commissions (+5%). The latter, which had registered largely negative variations during the year, showed a progressive recovery, attributable to the evolution of assets under management. The effect of these commissions on the total aggregate fell from 50.4% of 2002 to 48.7% of 2003. Among other commission revenues, loans and guarantees, deposits and current accounts and other net services and net dealing revenues registered increases between 13% and 15%.

During 2003 the Group’s total net commissions accounted for 65.9% of administrative costs and 106.9% of personnel costs, registering a significant improvement compared with the previous year in terms of hedging operating costs.

During the year, profits from financial transactions and dividends on shares were 447 million euro, up 47% compared with 2002. More than two thirds of these revenues were formed by income generated by Banca IMI’s and the Parent Bank’s dealing activities in securities, foreign exchange and derivatives. Both benefited from revenues from the placement of interest and exchange rate derivatives for companies structured by Banca IMI and distributed by the commercial network.

Profits from companies carried at equity and dividends from shareholdings, amounting to 283 million euro, decreased by 9.9% compared with the previous year. In particular:

•             profits from companies carried at equity were 197 million euro against 159 million in the previous year. The increase was mainly attributable to the results of the insurance companies of Sanpaolo IMI Wealth Management, of minority shareholdings in tax collection companies and to the fact that the negative results of several minor shareholdings ceased to apply;

•             dividends paid to the Group by minority shareholdings not included in the consolidation area amounted to 86 million euro, compared with 155 million euro collected for 2002, which discounted unrepeatable components.

Net interest and other banking income

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Net interest income	3,716	3,653	+1.7	3,773
Net commissions and other net dealing revenues	3,036	2,795	+8.6	2,809
• management, dealing and advisory services	1,776	1,673	+6.2	1,673
• asset management	1,479	1,408	+5.0	1,387
• brokerage and custody of securities and currencies	297	265	+12.1	286
• loans and guarantees	281	248	+13.3	245
• collection and payment services	239	229	+4.4	227
• deposits and current accounts	488	425	+14.8	438
• other services and net dealing revenues	252	220	+14.5	226
Profits and losses from financial transactions and dividends on shares	447	304	+47.0	286
Profits from companies carried at equity and dividends from shareholdings	283	314	-9.9	292
Net interest and other banking income	7,482	7,066	+5.9	7,160

Operating income

Operating income amounted to 2,717 million euro, 16.4% more compared with 2002.

The control of the trend of administrative costs allowed the Group to absorb the non-negligible impact of integration and restructuring costs due to the Group’s expansion operations in recent years.

Administrative costs amounted to 4,610 million euro, against 4,578 million euro incurred during 2002. The 0.7% annual increase, significantly lower than the rate of inflation (2.7%), is attributable to the growth in personnel costs, while other administrative costs and indirect duties and taxes were almost unchanged.

Despite the increases induced by the national collective labor contract (expired, for the economic part, at the end of 2003), personnel costs showed a contained growth of 1%, reaching 2,841 million euro. This result was achieved thanks to the actions to contain and optimize staff, diminished by 2.9% in average terms compared with 2002. The benefits expected from the staff leaving incentives using the “Fund for staff in the banking industry”, while becoming more intensely effective from 2004, began to appear already in 2003.

Other administrative costs, 1,512 million euro, reached similar levels to those of 2002, confirming the meticulous control over all types of costs, which enabled savings especially in the context of professional, general, promotional and advertising and utilities costs. As regards other expense captions, where property costs were substantially stable, there has been an increase in IT costs and indirect personnel costs. The growth of IT costs must be placed in relation to the charges connected with the unification of the IT systems of the banking networks in the Parent Bank’s Macchina Operativa Integrata (MOI); the increase in indirect personnel costs is attributable to transfer and training charges related to the processes underway, aimed at integrating the distribution networks.

Operating income

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Net interest and other banking income	7,482	7,066	+5.9	7,160
Operating costs	-4,765	-4,732	+0.7	-4,800
• administrative costs	-4,610	-4,578	+0.7	-4,648
• personnel	-2,841	-2,814	+1.0	-2,856
• other administrative costs	-1,512	-1,508	+0.3	-1,528
• indirect duties and taxes	-257	-256	+0.4	-264
• other operating income, net	329	354	-7.1	358
• adjustments to tangible fixed assets	-252	-292	-13.7	-294
• adjustments to intangible fixed assets	-232	-216	+7.4	-216
Operating income	2,717	2,334	+16.4	2,360

Adjustments to tangible and intangible fixed assets came to 484 million euro, compared with the 508 million of 2002 (-4.7%). The drop is in line with the trend of investments which, despite reaching high levels, were lower than those made in the previous year. A relevant share of these investments was destined to improve the central processing capacity and modernize technological infrastructure in the context of the integration of the IT systems of the bank networks in the MOI. Relevant resources were also allocated to the development of new applications and new products and to the reorganization and specialization of the commercial network.

The cost/income ratio fell from 65.1% to 61.9%, improving by more than 3 percentage points on 2002, owing to the favorable trend in revenues.

Income before extraordinary items

The Group’s income before extraordinary items came to 1,700 million euro, compared with 704 million in 2002.

Adjustments to goodwill and merger and consolidation differences, 158 million euro, were 27.5% lower than the value booked the previous year. This drop is mainly attributable to the completion, at the end of 2002, of the ten-year amortization related to the incorporation of the former Banca Provinciale Lombarda and the former Banco Lariano. The 2002 statement of income also discounted the registration of adjustments to the positive consolidation differences for the French group Fideuram Wargny.

Provisions and net adjustments to loans and financial fixed assets in 2003 were 859 million euro, falling 39.2% from the 1,412 million of 2002. This reduction was largely attributable to the writeback of shareholding in Santander Central Hispano (SCH), against the adjustment which significantly influenced the 2002 statement of income.

Provisions for risks and charges came to 195 million euro, lower than the 261 million of 2002. The reduction is mainly related to the recalculation of the potential charge in connection with the renegotiation of subsidized home mortgage loans (Art. 29 of Law 133/99), in accordance with the

Other administrative costs

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
	(€/mil)	(€/mil)	(%)	(€/mil)
IT costs	426	401	+6.2	404
Property costs	289	291	-0.7	294
General expenses	268	277	-3.2	279
Professional and insurance fees	260	282	-7.8	287
Utilities	87	90	-3.3	93
Promotion, advertising and marketing expenses	91	93	-2.2	96
Indirect personnel costs	91	74	+23.0	75
Other administrative costs	1,512	1,508	+0.3	1,528

terms established by the Government with the Ministerial Decree dated 31/3/2003. The one-off restructuring costs accrued in 2002 by Banca Fideuram for the integration with Banca Sanpaolo Invest must also be considered.

Provisions and adjustments to loans, deriving from adjusting the estimated realizable value of specific accounts and from the coverage of the physiological risk on performing loans, include the provision (273 million euro) of 90% of the exposure to the Parmalat group and the provision (10 million) aimed at the full writedown of the exposure to the Cirio group. The total amount of provisions and adjustments to loans was higher than in 2002 (724 million euro against 590 million).

The valuation of financial fixed assets determined net write-backs of 60 million euro, compared with the 561 million net adjustments for 2002. Equity investments enabled the registration of net writebacks for 66 million while 6 million of adjustments were made to investment securities. With regard to the investment portfolio, there was a rise in the shares of SCH which, in accordance with the average price for the last six months (8.075 euro), produced a writeback of 215 million euro (against the 399 million adjustment in 2002). The adjustment of the value of the shareholding in H3G involved the booking of a capital loss of 105 million euro, corresponding to the Group’s share of the estimated year loss of the telecom company. Lastly, the adaptation of the stake in FIAT to average market values in December (6.397 euro) determined the booking of a loss of 12 million euro in the statement of income for the year.

Net income

Net income, 972 million euro, included 32 million euro of net extraordinary charges, in comparison with the 320 million euro of net income attributable to extraordinary management in 2002.

The flow of net extraordinary charges of the year includes:

•         475 million euro in provisions for staff leaving, largely attributable to the “Income, employment and re-training fund for staff in the banking industry”;

•         16 million euro in expenses for use of the tax reform. This amount corresponds to part of the Group’s total outlay, which also includes 11 million related to insurance subsidiaries, the results of which are recorded using the net equity method, and 20 million for which existing tax reserves were used;

•         320 million gains on the sale of shareholdings, of which 240 million attributable to the sale of the majority share of the capital (60%) of Banque Sanpaolo and 44 million to the sale of the first tranche (20%) of Finconsumo Banca;

•         84 million euro income from the release of reserves for potential expenses in excess, largely owing to the renegotiation of subsidized home mortgage loans.

Income before extraordinary items

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Operating income	2,717	2,334	+16.4	2,360
Adjustments to goodwill and merger and consolidation differences	-158	-218	-27.5	-212
Provisions and net adjustments to loans and financial fixed assets	-859	-1,412	-39.2	-1,426
• provisions for risks and charges	-195	-261	-25.3	-261
• adjustments to loans and provisions for guarantees and commitments	-724	-590	+22.7	-604
• net writedowns	-972	-723	+34.4	-742
• net provisions for guarantees and commitments	6	-67	n.s.	-68
• recoveries	242	200	+21.0	206
• net adjustments to financial fixed assets	60	-561	n.s.	-561
• net writedowns of equity investments	66	-539	n.s.	-539
• net writedowns of investment securities	-6	-22	-72.7	-22
Income before extraordinary items	1,700	704	+141.5	722

The flow of 2002 was largely characterized by the disposal of shareholdings and the use of funds considered in excess on the basis of actuarial estimates, as well as real estate sales.

Income taxes for the year, totaling 657 million euro, established a Group tax rate of 39.4%, lower than that registered in 2002 (43.3%). The improvement was the result of the two percentage point reduction in IRPEG (Corporate Income Tax) and the half percentage point reduction in IRAP (Regional Income Tax), and by the higher amount of income taxable at reduced rates or not subject to IRAP, such as writebacks of equity investments, gains for the sale of shareholdings and dividends, which balanced the nondeductibility in terms of IRAP of staff leaving incentives expenses.

Net income

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Income before extraordinary items	1,700	704	+141.5	722
Net extraordinary items	-32	320	n.s.	296
• net gains on disposal of equity investments	320	149	+114.8	149
• other net extraordinary items	-352	171	n.s.	147
Income before taxes	1,668	1,024	+62.9	1,018
Income taxes for the period	-657	-443	+48.3	-450
Change in reserve for general banking risks	9	363	-97.5	364
Income attributable to minority interests	-48	-43	+11.6	-43
Net income	972	901	+7.9	889

Embedded value of the life portfolio

The Group’s net income includes the consolidated result of Sanpaolo Vita and the companies within its consolidation setting (Sanpaolo Life, Noricum Vita, Egida Assicurazioni and Universo Servizi) as well as Fideuram Vita; in particular:

•	the consolidated result of Sanpaolo Vita contributed 79.5 million euro to the Group’s net income;
•	Fideuram Vita registered 35.5 million euro net income.

To understand fully the importance of these results, it should be remembered that one of the most significant indicators of the management performance of a life insurance company is the increase registered in a year by the so-called embedded value. The embedded value is an estimate, made using the actuarial techniques, of the economic value of a closed portfolio company, regardless of the value attributable to future production. This is intended as the sum of two elements:

•	the company shareholders’ equity adjusted to market value as of the date of evaluation;
•

the value of the policy portfolio as of the date of evaluation, calculated as the current value of income after taxes, that the portfolio in force is likely to generate over the years until its natural extinction, corrected by the maintenance cost of the capital required to respect the solvency limit.

The calculation of the embedded value of the life insurance business as of 31 December 2003 has been carried out with the assistance of the actuarial divisions of a leading consulting company, according to the following criteria:

•

in preparation for the evaluation of the portfolio in force, an actuarial technical examination of the portfolio of contracts held by the companies was carried out. This was joined by a formulation of expected future operating scenarios, important elements of this being the hypotheses assumed with regard to the performance of assets, the mortality rate, the management costs of the portfolio in question, the trend in premature closure due to abnormal causes and options exercised by customers, and the tax burden;

•

subsequently, the comparison made with the support of the actuarial procedures of general sharing between the operating scenarios used as reference for the calculation of the premiums related to the current portfolio and anticipated scenarios, as formulated above, was used to obtain the succession of the estimated values of income that the portfolio will generate during the individual years of remaining life, net of taxes and of the opportunity cost linked with the maintenance of the solvency limit;

•

this succession of values was then discounted by applying a discount rate equal to the performance of a non-risk investment, increased to consider the uncertainty of the flow of income as determined above. This is linked to the uncertainty that the operating hypotheses formulated correspond to actual operations.

The hypotheses considered in the formulation of the future operating scenarios anticipated imply the characteristics of the portfolios of the various companies. In particular, as regards the performance rates of the assets, a rate of 4.21% was considered for Sanpaolo Vita during the first five years, with a rate of 4.12% for the following years (separate management); a constant rate of 4.80% was considered for Sanpaolo Life (unit linked management); a constant rate of 4.10% was considered for Noricum Vita both for separate and unit linked management; for Fideuram Vita rates of 4.55% for separate management, 4.95% for guaranteed unit linked management and 4.85% for non guaranteed unit linked management were considered. As regards the discounting rates, both for the Companies within the Sanpaolo Wealth Management setting and for Fideuram Vita, a rate of 7.25% was considered.

On this basis, an estimate of the increase registered in 2003 by the embedded value at Group level inherent in the life insurance business was made, considering not only the component implicit in the life insurance companies but also the part of value allocated to other Group companies, to which the companies acknowledge sale, management or maintenance commissions. The results of the estimate are reported in the table below.

The embedded value of the life insurance business in the Group companies that receive sale, management or maintenance commissions is estimated as the current value of specific income, net of costs and after tax, that these companies will register on the policy portfolio until their contractual dissolution.

The change in the embedded value during 2003, for the Group’s life insurance business, was 299 million euro for operations carried out by Wealth Management and 264 million euro for Banca Fideuram. The added value of the year, considering the dividends distributed by the companies to Group companies (net of capital increases) and commissions, came to 324 million euro for Wealth Management and 237 million euro for Banca Fideuram.

Embedded value of life insurance business

	Wealth Management life insurance business		Banca Fideuram life insurance business
	(€/mil)		(€/mil)
Embedded value as of 31/12/2002	899		844
Embedded value as of 31/12/2003	1,198		1,108
Change in the embedded value during 2003	299		264
of which: increase in value attributable to new production	242		206
new policies excluding migration (1)		95
new policies resulting from migration		50
new policies resulting from changes		61
Dividends distributed	26		4
Capital increase / capital payments	-87		-31
Fees during the year (net of network costs and taxes)	86		—
Added value for the year	324		237

(1) Including the new production from Sanpaolo Invest network.

Operating volumes and organization

Assets managed on behalf of customers

At the end of December 2003, customer financial assets amounted to 368 billion euro, up 4.4% on the value registered at the end of 2002.

Indirect deposits showed a growth of 7.8% on an annual basis. This is largely attributable to the positive performance of the financial markets, which is reflected in new subscriptions and in the revaluation of the existing stock. Direct deposits on the other hand fell slightly.

Asset management and administration

At the end of 2003, asset management volumes reached 143.7 billion euro, up 8.1% compared with the end of 2002. The net increase during the year, of 10.8 billion euro, is attributable for 7.8 billion to net flow and 3 billion to the revaluation of stocks.

In the context of the various products, mutual funds and fund-based portfolio management reached 102.7 billion euro, up 4.9% since the beginning of the year, thanks to a net flow equal to 2.7 billion and to a positive performance effect. The performance of the financial markets, which began to recover only in March, induced customers to prefer lower risk products in the first part of the year, with a return to equity funds only towards the end of the year. As

Customer financial assets

					Change 31/12/03-31/12/02 pro forma
	31/12/2003		31/12/2002 pro forma			31/12/2002
	Amount		Amount			Amount
	(€/mil)%		(€/mil)%		(%)	(€/mil)%
Asset management	143,711	39.0	132,931	37.7	+8.1	131,515	36.9
Asset administration	92,610	25.2	86,244	24.5	+7.4	87,717	24.6
Direct deposits	131,721	35.8	133,236	37.8	-1.1	137,049	38.5
Customer financial assets	368,042	100.0	352,411	100.0	+4.4	356,281	100.0

Asset management

	31/12/2003		31/12/2002 pro forma		Change 31/12/03-31/12/02 pro forma	31/12/2002
	Amount		Amount			Amount
	(€/mil)%		(€/mil)%		(%)	(€/mil)%
Mutual funds and fund-based portfolio management	102,738	71.5	97,982	73.7	+4.9	94,918	72.2
Portfolio management	7,437	5.2	8,586	6.5	-13.4	9,443	7.2
Life technical reserves	33,536	23.3	26,363	19.8	+27.2	27,154	20.6
Asset management	143,711	100.0	132,931	100.0	+8.1	131,515	100.0

Change in assets under management

	2003	2002 pro forma	2002
	(€/mil)	(€/mil)	(€/mil)
Net inflow for the period	7,748	3,175	3,197
• Mutual funds and fund-based portfolio management	2,659	-3,716	-3,641
• Portfolio management	-1,251	-687	-853
• Life policies	6,340	7,578	7,691
Performance effect	3,032	-9,849	-10,161
Change in assets under management	10,780	-6,674	-6,964

a result of these choices, the breakdown of funds by type as of 31 December 2003 shows a recomposition from the balanced funds in favor of the equity, bond and liquidity funds. At the end of 2003, the SANPAOLO IMI Group held the top position in the domestic market, with a share of 21.1%, in line with the levels registered at the end of December 2002.

In 2003 the life insurance sector confirmed the growth already shown during the previous year; life technical reserves, equal to 33.5 billion euro, grew by 27.2% benefiting from a net flow of 6.3 billion. Index linked and unit linked policies represented one of the forms of investment preferred by customers who place their assets in the hands of professional consultants.

At the end of 2003 asset administration also showed a positive trend, reaching 92.6 billion euro, with an annual growth of 7.4%.

Direct deposits

Direct customer deposits, 131.7 billion euro at the end of December 2003, showed a 1.1% reduction over the 12 months, owing to the diverging trends of the various components. In more detail, declines were registered by current accounts and deposits (-0.8%), commercial papers (-7.2%) and repurchase agreements (-19.7%). On the other hand, certificates of deposit showed a positive annual change (+26.6%) thanks to the high number of placements of foreign currency certificates by the Parent Bank’s London branch, as well as the bonds issued by Group companies (+2.1%).

The deposits of the Domestic Bank Networks, which represent about two thirds of the Group’s direct deposits, showed a decline (-1.7%), largely attributable to the Sanpaolo Network and Consumer Banking and to Banca

Mutual funds by type

	31/12/2003	31/12/2002 pro forma	31/12/2002
	(%)	(%)	(%)
Equity	23.6	22.5	22.3
Balanced	7.4	10.2	10.9
Bond	41.5	40.3	39.7
Liquidity	27.5	27.0	27.1
Total Group mutual funds	100.0	100.0	100.0

OPI; the performance of the atypical components of the aggregate was also negative, being characterized by increased volatility, especially Banca IMI deposits from foreign counterparties and through repurchase agreements (Wealth Management and Financial Markets) and, to a lesser extent, the deposits of the Parent Bank’s foreign branches (International Assets). On the contrary, funding from securities made by Group Finance (Central Functions) increased by 16.9%.

At the end of the year the Group’s share of direct deposits on the domestic market was 10.2%, down compared with the 10.7% at the end of the previous year.

Direct customer deposits

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Current accounts and deposits	68,373	68,894	-0.8	70,313
Certificates of deposit	7,149	5,646	+26.6	7,310
Bonds	39,979	39,161	+2.1	39,447
Commercial paper	3,766	4,057	-7.2	4,139
Reverse repurchase agreements and securities lending	10,073	12,543	-19.7	12,917
Other deposits	2,381	2,935	-18.9	2,923
Direct customer deposits	131,721	133,236	-1.1	137,049

Direct customer deposits by Business Sector

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Domestic Banking Networks	87,064	88,533	-1.7	88,356
• Sanpaolo Network and Consumer Banking (1)	52,783	53,722	-1.7	37,799
• Cassa di Risparmio di Padova e Rovigo	10,280	9,797	+4.9	9,797
• Cassa di Risparmio in Bologna	6,875	7,122	-3.5	7,122
• Cassa di Risparmio di Venezia	4,427	4,142	+6.9	4,142
• Friulcassa	2,977	2,826	+5.3	2,826
• Banca Popolare dell’Adriatico	2,571	2,481	+3.6	2,481
• Banca OPI	5,557	6,587	-15.6	4,615
• other Business Areas	1,594	1,856	-14.1	19,574
Personal Financial Services	3,581	3,901	-8.2	3,901
Wealth Management and Financial Markets	10,365	13,427	-22.8	13,370
International Activities (2)	3,198	3,838	-16.7	7,956
Central Functions	27,513	23,537	+16.9	23,466
Direct customer deposits	131,721	133,236	-1.1	137,049

(1)	The pro forma figures as of 31/12/2003 and 31/12/2002 comprise the former Banco di Napoli Italian Network, included in other Business Areas as of 31/12/2002.
(2)	The figure as of 31/12/2002 includes Banque Sanpaolo.

Loans to customers

The Group’s net loans to customers, excluding non-performing loans and loans to SGA (the company into which the doubtful loans of the former Banco di Napoli were transferred), were 122.4 billion euro, up 0.6% since the end of 2002. This change is the result of lively dynamics in medium- and long-term loans, up 8.2%, countered by the drop in short-term loans (-11%).

In medium- and long-term loans, good progress in financings directed to the retail sector continued: mortgage disbursements to households by the Group’s banking networks were 3.9 billion euro, up about 22% compared with the previous year. The significant presence of the Group’s banks in the sector gained an advantage from the favorable evolution of the Italian real estate market in 2003, confirmed by the increase in the average quotations of real estate for residential purposes and the number of the purchase/sale transactions. The evolution in terms of loans made by Banca OPI for public works and infrastructure, which rose to 18.7 billion euro, showing an annual increase of 11.8%, was also positive.

From the analysis of counterparty loans emerges the increased tendency towards indebtedness by households, also favored by extremely low interest rates. A 8.3% growth in loans to households has been registered, and the trend in loans to Governments and public bodies is also

Loans to customers

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Short-term loans	42,815	48,105	-11.0	48,637
Medium- and long-term loans	79,600	73,571	+8.2	75,478
Loans to customers excluding NPLs and loans to SGA	122,415	121,676	+0.6	124,115
Non-performing loans	1,171	1,249	-6.2	1,334
Loans to SGA	1,013	1,252	-19.1	1,252
Loans to customers	124,599	124,177	+0.3	126,701

Loans to customers by counterparty

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Loans to households	24,962	23,042	+8.3	24,586
Loans to family businesses and non-financial companies	74,732	74,425	+0.4	73,680
Loans to financial companies	10,222	12,304	-16.9	13,985
Loans to governments and public bodies (1)	13,826	13,454	+2.8	13,481
Other	857	952	-10.0	969
Loans to customers	124,599	124,177	+0.3	126,701

(1) Excluding Banca OPI’s loans to municipalized companies, included among loans to non-financial businesses.

positive (+2.8%). Loans to family businesses and non-financial companies where stable (+0.4%), while loans to financial companies showed a reduction (-16.9%).

Loans issued by the Group’s foreign network came to 7.5 billion euro, down 15.4%; this trend is the result of increased selectivity which has enabled reduction of the

Loans to customers by type of lending

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Loans to households	24,962	23,042	+8.3	24,586
• Domestic network	24,708	22,876	+8.0	23,260
• overdraft	1,588	1,752	-9.4	1,736
• personal loans	3,164	2,865	+10.4	3,360
• mortgage loans	18,026	16,477	+9.4	16,390
• other	1,930	1,782	+8.3	1,774
• Foreign network	254	166	+53.0	1,326
Loans to family businesses, companies, governments, public bodies and others	99,637	101,135	-1.5	102,115
• Domestic network	92,398	92,448	-0.1	91,375
• overdraft	15,482	15,393	+0.6	15,199
• repurchase agreements	856	1,613	-46.9	1,613
• import/export financing	3,003	2,897	+3.7	2,882
• leasing	4,579	4,048	+13.1	4,090
• mortgage loans	46,123	41,962	+9.9	41,799
• other	22,355	26,535	-15.8	25,792
• Foreign network	7,239	8,687	-16.7	10,740
Loans to customers	124,599	124,177	+0.3	126,701

Loans to customers by Business Sector

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Domestic Banking Networks	112,593	109,446	+2.9	109,518
• Sanpaolo Network and Consumer Banking (1)	55,240	54,554	+1.3	46,663
• Large Groups and Structured Finance	11,410	13,017	-12.3	13,061
• Cassa di Risparmio di Padova e Rovigo	9,483	8,567	+10.7	8,567
• Cassa di Risparmio in Bologna	8,606	8,109	+6.1	8,109
• Cassa di Risparmio di Venezia	3,466	3,139	+10.4	3,139
• Friulcassa	2,580	2,412	+7.0	2,412
• Banca Popolare dell’Adriatico	2,479	2,361	+5.0	2,361
• Banca OPI	18,693	16,717	+11.8	14,735
• other Business Areas	636	570	+11.6	10,471
Personal Financial Services	735	576	+27.6	576
Wealth Management and Financial Markets	1,097	3,683	-70.2	3,663
International Activities (2)	4,639	6,117	-24.2	9,238
Central Functions	3,351	1,854	+80.7	1,120
Loans to customers excluding NPLs and loans to SGA	122,415	121,676	+0.6	124,115

(1)  The pro forma figures as of 31/12/2003 and 31/12/2002 comprise the former Banco di Napoli Italian Network, included in other Business Areas as of 31/12/2002.

(2)  The figure as of 31/12/2002 includes Banque Sanpaolo.

risk profile with corporate counterparties, and of the effect of the exchange rates linked with the devaluation of the dollar, pound sterling and yen against the euro.

The aforementioned general growth of loans to customers excluding non-performing loans and loans to SGA is the result of different trends within the Group’s various Business Sectors. In particular loans issued by the Domestic Bank Networks increased (+2.9%), supported by the commercial networks and Banca OPI, which fully offset the resizing of exposure towards large groups. Loans in the Wealth Management and Financial Markets and International Activities sectors also showed weak growth. Treasury customer business grew, thanks to repurchase agreements, while there was a decline in intersector transactions. Both components are positioned under Central Functions.

The Group’s market share in the domestic market at the end of the year was 10.8% for total loans, falling slightly compared with 11.1% of 2002. More specifically, medium- and long-term loans reached a 12% share, while short-term loans a 9.2%.

Qualitative analysis of loan portfolio

	31/12/2003		31/12/2002 pro forma		Change 31/12/03-31/12/02	31/12/2002
	Amount		Amount		pro forma	Amount
	(€/mil)%		(€/mil)%		(%)	(€/mil)%
Non-performing loans	1,171	0.9	1,249	1.0	-6.2	1,334	1.1
Problem, restructured and in course of restructuring loans	1,348	1.1	1,460	1.2	-7.7	1,447	1.1
Loans to countries at risk	22	0.0	58	0.0	-62.1	59	0.0
Doubtful loans - customers	2,541	2.0	2,767	2.2	-8.2	2,840	2.2
Performing loans	122,058	98.0	121,410	97.8	+0.5	123,861	97.8
Total loans to customers	124,599	100.0	124,177	100.0	+0.3	126,701	100.0
Non-performing and problem loans - banks	—		1		n.s.	1
Loans to countries at risk - banks	30		50		-40.0	51
Total doubtful loans - customers and banks	2,571		2,818		-8.8	2,892

Securities, interbank position and derivatives

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Investment securities	2,935	2,391	+22.8	2,897
Dealing securities (1)	22,357	19,015	+17.6	19,694
Total securities	25,292	21,406	+18.2	22,591
Loans to banks	22,278	21,744	+2.5	22,000
Funding from international banking organizations	6,360	5,881	+8.1	5,881
Funding from other banks	22,174	18,252	+21.5	18,574
Derivatives and forward transactions in foreign currencies (at nominal value)	560,068	351,044	+59.5	354,244

(1) This figure includes SANPAOLO IMI shares bought by subsidiaries as part of their dealing activities.

Quality of the loan portfolio

In a context still characterized by elements of uncertainty, the Group continued to pay strict attention to the quality of assets, extending the adoption of strict loan-issue selection policies and prudent provision policies to all the network banks.

Net doubtful loans at the end of the year were 2,571 million euro, down 8.8% since the end of 2002. In particular, in loans to customers:

•

net non-performing loans were 1,171 million euro against 1,249 million at the end of 2002 (-6.2%); the net non-performing loans/net loans to customers ratio was 0.9%, down compared with 1% of 31 December 2002. The coverage ratio of the Group’s non-performing loans rose to 73.2% from 69.3% at the end of 2002;

•	problem, restructured and in course of restructuring loans were 1,348 million euro, falling 7.7% compared with the end of December 2002. The coverage ratio was 33.9% against 30% at the end of 2002;
•	non-guaranteed loans to customers in countries subject to country risk fell to 22 million euro from the 58 million as of 31 December 2002.

The ratio of gross doubtful loans to gross loans to customers remained stable at 5%, the same level registered in 2002, confirming the substantial stability of the quality of the Group’s credit portfolio. A general reserve was created to cover the physiological risk inherent in the performing loan portfolio. At the end of 2003 it was equal to 1,102 million euro, corresponding to 0.9% of the performing loan portfolio (excluding loans to SGA), in line with 2002. This total provision offers adequate coverage of the risk of deterioration in creditworthiness inherent in the Group’s portfolio, with particular reference to larger exposures to certain specific industrial sectors, including the automotive sector.

Activities on financial markets

Dealing and treasury activities

In line with the Group Finance organizational model, redefined in 2002 with the establishment of the integrated treasury, during 2003 the Parent Bank continued the centralization activity related to market operations with domestic banking networks and, generally, with the Group companies. Keeping direct access to said companies was considered to be not ideal. Further strengthening of exchanges between Group companies enabled the treasury to create univocal intervention strategies with regard to the management of deposits and loans. On the interbank market, 63% of the volumes negotiated by the Parent Bank, net of exchanges between Group companies, regarded collection transactions; a significant portion of the total amount was channeled through the e-Mid circuit. In the context of short term deposits, roughly 18% of funding was carried out via the issue of certificates of deposit and commercial paper, realized through “Issuance programs” destined to foreign markets.

As regards medium- and long-term funding, also centralized with the Parent Bank in relation to the needs of the banking networks and Group companies adhering to the integrated treasury service, in 2003 SANPAOLO IMI placed, through the internal network and the Sanpaolo Banco di Napoli network, securities for 3.3 billion euro, of which 2.8 billion of senior nature and 550 million of Lower Tier II and Tier III subordinated nature. Securities for 1.2 billion euro were placed on the international markets, of which 800 million of senior nature and 400 million of Lower Tier II and Tier III subordinated nature. Other funding, for 1.4 billion euro, was deposited in the form of private placement or direct deposits from banks and international organizations. Medium- and long-term issues of the former Cardine bank networks, placed entirely with retail customers through the internal network, also generated total net flows of 2.5 billion euro.

At the end of 2003, the Group’s securities portfolio came to 25.3 billion euro, up 18.2% on the pro forma amount at the end of 2002. The investment component came to 2.9 billion euro, accounting for 11.6% of the total, in comparison to 11.2% at the end of the previous year (2.4 billion euro).

At the end of the year the dealing portfolio of the subsidiary Banca IMI was 10.7 billion euro, up 62.1% compared with the 6.6 billion held at the end of 2002; this included 70.1% Government and EU public issue bonds and 10.4% other bonds.

At the end of the year, the Parent Bank’s securities portfolio came to 11.3 billion euro, down 19.4% compared with the pro forma amounts at the end of 2002 (determined taking into account the renewal of capitalization contracts as credits/loans). This reduction is attributable to the adjustment of the portfolios acquired during the merger of Cardine Banca and Banco di Napoli to the management of the Parent Group’s securities portfolio, in respect of the risk/return profile, according to the different holding purposes, authorized by the guidelines approved during 2002 by the Bank’s Board of Directors. On the whole, corporate bonds have fallen and the sizing of the various portfolio segments took place according to fair values such as to maximize the profitability aims and satisfy the secondary liquidity needs of the Bank and the Group.

At the end of the year, the dealing component of the Parent Bank’s portfolio amounted to 8.8 billion euro, while the investment component amounted to 2.5 billion euro. In the context of the dealing portfolio, the share of Government bonds accounted for 22%, while bonds from financial and banking issuers (including Group securities) represented 78%. Approximately 90% of the investment component was represented by Government and international organi-sation bonds, with the remaining 10% made up of corporate issues. During the whole of 2003, in observance of the guidelines adopted concerning the funding liquidity risk, the securities portfolio maintained the minimum quantity of eligible securities to be held available for spot hedging of the very short-term liquidity risk while the “liquidity target ratio”, to be respected in the short-term as regards the imbalance between expiring assets or those suitable for prompt liquidation, and expiring liabilities, divided into time brackets, was constantly higher than the unit at consolidated level. The volume of the securities negotiated by the Parent Bank was 31 billion euro, while transactions in repurchase agreements, entered into for retail and corporate customers and to support activity on the monetary markets, amounted to 429 billion euro, 298 billion of which were handled by the MTS/PCT platform.

Placement and advisory business

During 2003 Banca IMI confirmed its status as one of the main operators on the primary debt market, taking on the role of leader and sole placer in 62 bond issues, for total amount of approximately 25 billion euro. This context includes: in the financial institutions compartment, the senior issues of SANPAOLO IMI, Banca delle Marche, Credito Valtellinese, Landsbanki Islands, Kaupthing Bunadarbanki, Merril Lynch, Banco Itau Europa and the subordinate issues of SANPAOLO IMI, Caja de Madrid, Banca CR Firenze and Findomestic Banca; in the corporate issuers compartment, the issues of Deutsche Bank, Hellenyc Railways, GMAC and Daimler Chrysler, and Edison’s EMTS program; in the local bodies’ and government bonds compartment, the issues of the Municipality of Pisa, the Independent Province of Bolzano, Piedmont Region and the first inflation indexed BTP, welcomed with considerable interest by investors; the securitization transactions performed by Cassa Depositi e Prestiti, INPS and Master Dolfin (Findomestic Banca).

As regards the equity sector, the improvement of the markets in Europe was only partially reflected in a recovery in transactions on the primary market where, against a good level of activity in capital increases linked with financial restructuring processes, the placement and quotation of new companies was still extremely modest. In this last area Banca IMI led the placement of Hera and the quotation of Isagro, participated in the Meta Initial Public Offer and made a placement with leading institutional investors of shares of the capital of Edison and CDC, a IT products retail company quoted on the New Market. On the international scene there was also participation, as co-manager, in the institutional offer of shares in Timken, an important US manufacturing company.

In capital increases, Banca IMI confirmed its strong presence on the market, taking part as coordinator in the main transactions carried out in Italy (including Edison, AEM Torino, Reno de Medici and IFIL) and as lead manager (FIAT), also taking part and acting as guarantor in three major operations launched on the European markets (Banco Commercial Portugues, Royal & Sun Alliance and the German insurance company Allianz). It also performed the first four tranches of the Mondo TV capital increase and participated in the capital increase option of Banca Antoniana Popolare Veneta.

Lastly, as regards delisting transactions, it took part as advisor/coordinator in the Public Offers promoted by ENI on the Italgas shares, by Wide Design on Italdesign Giugiaro and by SANPAOLO IMI on Banca Popolare dell’Adriatico.

In relation to the corporate finance activity, despite an international downturn in the M&A market, the Italian sector showed signs of recovery. The bank supplied advisory services for the Ministry of Economy and Finance in the evaluation for the privatization of ETI and for the country’s major industrial groups. In particular:

•                  assisted Edison in the sale of gas reserves in Egypt, ENEL for the sale of electricity generation assets, ENI for the exploitation of assets in the chemical sector and Buzzi Unicem for the Public Offer on Dyckerhoff preference shares;

•                  continued the activity of global advisor for the FIAT Group and supplied consultancy to Business Solutions for the sale of the majority shareholding in the IPI subsidiary;

•                  assisted the Parent Bank (the purchase of the majority shareholding of Fidis with a pool of banks and a 7% share in Banca delle Marche) and Sanpaolo IMI Wealth Management (purchase of Eptafund and constitution of a joint venture with Santander Central Hispano).

Furthermore, at the end of the year activities for FS, Alitalia, Finmeccanica and Mediaset were underway.

As regards medium-sized companies, assistance was given to the issuers in the Public Offers of Roland, Manuli and Banca di Sassari, and to Cassa di Risparmio di Firenze and Carige in the acquisition, respectively, of C.R. La Spezia and C.R. Carrara.

Equity investments

The Group’s investments in companies that are not consolidated on a line by line basis amounted to 4.6 billion euro, with a net increase of 0.5 billion euro compared with the value as of 31 December 2002, comprising 493 million euro increases for purchases and subscriptions, 226 million euro decreases for disposals, 66 million euro net adjustments and 175 million euro other net decreases.

During the year purchases of companies not consolidated using the line by line method amounted to 493 million euro; disposals were also completed for 226 million euro, realizing capital gains amounting to 339 million euro (including income from merchant banking for 15 million euro) gross of the tax effect. The main transactions, some of which were mentioned earlier, regarded:

•                 in the context of transactions by Central Functions, as regards acquisitions:

•             the take over of the 7% share of the capital of Banca delle Marche with an outlay of 92 million euro;

•             the increase of the share held in Cassa dei Risparmi di Forlì, from 21.02% to 29.77%;

•             the subscription of the share in the capital increase of the Unipol subsidiary, to support the acquisition of the Italian assets of Winterthur, with an outlay of 27 million euro;

•             the increase of the share held by the Group in Borsa Italiana, from 12.5% to 13.7%, by taking over a 1.2% share from several minority shareholders at the price of 12 million euro;

•             the purchase of the 1.05% share of Hera, a multiutility company operating in the energy, water treatment and environment markets, with an outlay of 10 million euro;

•             the pro quota subscription of the CDC Ixis capital increase for 5.1 million euro;

•             the acquisition of 5% of Noricum Vita from Reale Mutua Assicurazioni at the price of 3.6 million euro;

and as regards disposals:

•             the sale on the market of part of the investments in Beni Stabili, Banca Popolare di Lodi, Olivetti and Meliorbanca. The Group was paid a total of 60 million euro for these disposals, obtaining a net capital gain of 6 million euro;

•             the sale to Santander Central Hispano of a first tranche, equal to 20% of the capital, of Finconsumo Banca at the price of 60 million euro, realizing a capital gain of 44 million euro;

•             the sale of the Group’s 1.4% stake in Intesa Holding Asset Management to Banca Intesa for 7.5 million euro, earning a capital gain of 7 million euro;

•             the sale to Generali Assicurazioni of the 24.5% held in the capital of Adriavita; the sale, for a price of 4.7 million euro, realized a capital gain of 1 million euro;

•             the sale of the 3.53% stake in C.B.I. Factor for the sale price of 2.6 million euro and realization of a capital gain of approximately 0.6 million euro;

•             the sale of Finnat Corporate for 1.2 million euro, earning the Group a capital gain of about the same amount;

Non-consolidated equity investments

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
	(€/mil)	(€/mil)	(%)	(€/mil)
Equity investments	4,572	4,172	+9.6	4,064
• carried at equity	1,775	1,374	+29.2	1,266
• carried at cost	2,797	2,798	-0.0	2,798
• in listed companies	1,331	1,302	+2.2	1,302
• in other companies	1,466	1,496	-2.0	1,496

•                 in the context of transactions by IMI Investimenti, as regards acquisitions:

•             the purchase of 25% of Synesis Finanziaria, a new company which took over from FIAT Auto 51% of Fidis Retail Italia S.p.A., with an outlay of 93 million euro;

•             the subscription of a 1.75% share of the quoted company Edison, for 66 million euro, in the context of its recapitalization (totaling 2,095 million euro) in relation to the share reserved to permanent partners of Italenergia Bis. Part of the Edison shares corresponding to the original shareholding in Italenergia Bis were extended in a put option towards EDF;

•             the pro quota subscription of the FIAT capital increase linked with the implementation of the automobile group’s new Strategic plan, with an outlay of 27 million euro;

•             the increase of the shareholding in AEM Torino, from the original 1.5% to 3%, following the capital increase of the municipal company and subsequent purchases on the market, with an outlay of 10 million euro;

and the sale on the market of part of the investments in ENI, Edison and Banca Popolare di Lodi and of the entire shareholdings in ENEL and Olivetti. The Group was paid a total of 77 million euro for these disposals, obtaining a net capital gain of 10 million euro;

•                  in the context of transactions in Wealth Management and Financial Markets, with reference to acquisitions:

•             the acquisition of 51% of Noricum Vita from Unipol Assicurazioni at the price of 40 million euro;

•             the purchase, with an investment of 9 million euro (including financing by partners for 2.7 million euro), of 30% of the new company Aeroporti Holding S.r.l., with the aim of creating a network of regional airports. As its first initiative, the subsidiary was granted the tender for the privatization of Aeroporti di Firenze, a company quoted on the Stock Exchange of which it purchased 29%;

•             the purchase, by Sanpaolo IMI Private Equity, of a 0.50% share of the capital of EIF (European Investment Fund), taking it over from the majority shareholder European Investment Bank, at the price of 3 million euro and with a maximum commitment of 8 million euro;

and, with reference to disposals, the sale to a group of banks in Emilia Romagna of the 17.31% investment held in AMPS S.p.A., realizing a capital gain of 5.3 million euro against a cost of 44 million euro.

Writebacks of 216 million euro refer substantially to the shareholding in Santander Central Hispano, while adjustments for a total of 150 million euro mainly regard the investments held in Hutchinson 3G Italia (for 75 million), in 3G Mobile Investments (for 30 million), in FIAT (for 12 million) and in Kredyt Bank (for 11 million).

The other net changes include, as regards increases, the conferral of the Parent Bank’s real estate branch to CSP Investimenti (160 million euro) and the book value of the shares in Banque Sanpaolo (173 million) and Finconsumo Banca (25 million), valued for the first time at equity, and, as regards decreases, the transfer of certain investments (amounting to 179 million euro) to the dealing securities portfolio in respect of their intended disposal.

Operating structure

The distribution network

During 2003 the Group continued operating towards the development and rationalization of the distribution networks characterized, as already described in detail, by the restructuring process, involving, on the one hand, the rationalization of the territorial organization of the whole Sanpaolo Network and the start-up, within this context, of Sanpaolo Banco di Napoli, and, on the other, the merger by incorporation of Cardine Finanziaria into SANPAOLO IMI (with the consequent creation of the North East Territorial Direction), the establishment of the regional bank Friulcassa and the incorporation of Banca Agricola di Cerea into Cassa di Risparmio di Padova e Rovigo.

At full capacity, the Group territorial presence in banking activity should cover a certain number of territorial areas and bank networks with light central structures, which will provide uniform and complete supervision of the respective territory. The plan to develop and rationalize the networks also provides for a distribution model based on the specialization by macro customer segments, in order to supply an improved and more effective response to different household and company needs.

At the end of December the SANPAOLO IMI Group had a network of 3,168 banking branches in Italy, 32.8% of which are distributed throughout the North West, which is in-depth covered by the Sanpaolo Network, 29.3% in the North East, where the former Cardine bank networks are concentrated, and 25.5% in Southern Italy and the Islands, where the Sanpaolo Network also operates (through the 688 branches and 57 operating points of Sanpaolo Banco di Napoli for the mainland regions). The remaining 12.4% of the Group net-

work is situated in Central Italy, where there are branches of Cassa di Risparmio di Firenze (in which a 19.5% interest is held) and Banca delle Marche (in which a 7% interest is held). SANPAOLO IMI has stipulated distribution agreements with both banks. Further commercial agreements have been stipulated with Cassa dei Risparmi di Forlì, which has about eighty branches mainly operating in the North East.

The share of branches held throughout Italy amounts to 10.4%. The Group in particular has an 11.1% share in the North West, 11.3% in the North East, 5.7% in the Center and 13.6% in the South and the Islands.

On the basis of the customer segments serviced, the consolidation of the networks specialization projects into Retail (personal, family market and small business), Private and Company branches continued during 2003. The Sanpaolo Network was also involved in the opening of 16 new branches.

The Group confirmed its commitment towards innovative channels. At the end of the year, with regard to the private and retail segments, direct banking contracts managed by Sanpaolo Network branches, including transactions by Sanpaolo Banco di Napoli, rose above 457,000, an increase of about 40% since the beginning of the year. Internet banking contracts with companies and small businesses reached 31,000 units, up 45% since the beginning of the year. On the date, the former Cardine bank networks had roughly 60,000 phone and Internet banking contracts.

With reference to direct channels, the retail customer service is carried out through the network of automatic Bancomat tellers which, at the end of the year, included 2,803 Sanpaolo ATMs (of which 860 belonging to Sanpaolo Banco di Napoli) and 1,016 related to the former Cardine bank networks, and through the POS terminals (38,722 of the first Network, of which 10,036 related to Sanpaolo Banco di Napoli, and 20,213 of the second).

The Group’s distribution structure is also made up of 4,675 financial planners, mainly of Banca Fideuram and Sanpaolo Invest SIM. During 2003 the latter completed its transformation into SIM, ceasing performance of banking activity

Group distribution network

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
			(%)
Banking branches and area offices	3,272	3,182	+2.8	3,205
• Italy	3,168	3,115	+1.7	3,069
of which: Parent Bank	1,438	1,390	+3.5	2,115
• Abroad	104	97	+7.2	136
Representative offices	18	17	+5.9	17
Financial planners	4,675	4,951	-5.6	4,955
of which: Banca Fideuram (1)	4,543	4,754	-4.4	4,754

(1) Including Sanpaolo Invest SIM.

Group distribution network in Italy as of 31/12/2003

	Sanpaolo Network (1)		Former Cardine bank networks		Other (2)		TOTAL
		%		%		%		%
North-West (Piedmont, Val d’Aosta, Lombardy and Liguria)	987	46.4	13	1.5	39	20.9	1,039	32.8
North-East (Veneto, Trentino Alto Adige, Friuli Venezia Giulia and Emilia Romagna)	107	5.0	719	84.1	104	55.6	930	29.3
Centre (Tuscany, Marche, Umbria, Lazio, Abruzzo and Molise)	242	11.4	123	14.4	27	14.4	392	12.4
South and Islands (Campania, Apulia, Basilicata, Calabria, Sicily and Sardinia)	790	37.2	—	—	17	9.1	807	25.5
Banking branches and area offices in Italy	2,126	100.0	855	100.0	187	100.0	3,168	100.0

(1) Includes, in addition to the 1,438 branches of the Parent Bank, the 688 branches of Sanpaolo Banco di Napoli.

(2) Includes the branches of Banca Fideuram (88), Finemiro Banca (22), Farbanca (1) and Cassa dei Risparmi di Forlì (76).

and focusing on the provision of investment services through its network of financial planners.

The Group operates abroad through a network of 104 branches and 18 representative offices. Also during the year, the Parent Bank opened a branch in Shanghai and representative offices in Madrid and Barcelona.

Personnel

At the end of the year the Group employed 43,465 resources, down 1,752 units (-3.9%) compared with 31 December 2002 pro forma.

This decrease is attributable to the realization of operations for the rationalization and integration at Group level as established within the context of the 2003-2005 Plan which focuses, in terms of cost, on making business support structures as efficient as possible to favor improvement of the distribution networks, in order to sustain the commercial expansion plans aimed at strengthening/increasing market shares and profitability.

To achieve the aims mentioned, staff leaving incentives were adopted, also using the “Income, employment and re-training fund for staff in the banking industry”.

The use of the aforementioned Fund was defined with the Group Agreement signed with the trade unions on 10 June 2003 and subsequently applied in each company office.

Its activation enabled the Group to absorb redundancies directly, through the resignation of personnel from the structures in question, and indirectly, actuating intense professional conversion processes. These redundancies will also enable the creation of space in the distribution network for the entry of new staff, thus making an important investment for future growth and development, and speed up the acquisition of benefits from the most recent CCNL and CIA employment contracts.

The staff leaving incentives, offered to staff who matured the right to a pension during 2003, ended on 31 December 2003. An approximate total of 800 redundancies were defined.

These leaving incentives were applied for by a total of about 3,750 employees (out of about 4,800 people), of whom about 2,900 through the “Fund for staff in the banking industry” and about 800 for voluntary retirement, 750 having already taken place in 2003.

The actions described above involved a total cost of approximately 520 million euro. This cost is covered by the provisions made to the Provisions for risks and charges.

With particular reference to the Parent Bank, on 31 December 2003, the staff was made up of 22,086 employees, down 1,221 (-5.2%) in comparison to the same period of the previous year, reclassified consistently to take into account the transfer of resources operating in the branches converged to Sanpaolo Banco di Napoli, the resources from the merger by incorporation of Cardine Finanziaria and the spin off of the resources of the public works sector to Banca OPI.

The reduction was mainly realized through leaving incentives, taken up by approximately 1,300 employees, 700 of whom through the “Fund for staff in the banking industry” pursuant to the Company agreement stipulated on 14 June 2003, 111 through a similar initiative launched by the former Banco di Napoli in 2002 and about 500 through voluntary retirement.

With reference to Sanpaolo Banco di Napoli, at the end of the year personnel consisted of 5,813 employees, down by 104 units compared with the date of conferral, following

Personnel

					Change 31/12/03-31/12/02 pro forma
	31/12/2003		31/12/2002 pro forma (1)			31/12/2002
		%		%	(%)		%
Period-end headcount	43,465	100.0	45,217	100.0	-3.9	45,650	100.0
• executives	821	1.9	852	1.9	-3.6	881	1.9
• third and fourth level managers	5,408	12.4	5,934	13.1	-8.9	5,975	13.1
• other personnel	37,236	85.7	38,431	85.0	-3.1	38,794	85.0

(1) The pro forma figures have been prepared to take into account the changes in the consolidation area, according to the criteria detailed in the Explanatory Notes. The pro forma figures are unaudited.

243 resignations (of which 199 with incentives) and 139 new entries (of which 124 following contract transfers from the Parent Bank).

As of 31 December 2003 the staff of the former Cardine Group bank networks consisted of 8,288 employees, down 137 units compared with 31 December 2002, reclassified consistently to take into account the transfer of personnel on secondment from the bank networks to Cardine Finanziaria on 1 October 2003.

The other Group companies showed a reduction of 225 units compared with 31 December 2002 pro forma. The decrease is the result of actions made to reduce staff employed by companies operating in sectors involved in rationalization, such as tax collection (-4.5%) and leasing (-11.1%), with an increase in areas subject to recent commercial expansion, such as Eastern Europe (+2.4%) and consumer banking (+13.1%).

The integration of companies operating in particular business sectors also involved the definition of the reorganization of the Epta Group in 2003, which was consolidated, also through conversion and re-training processes, with the absorption by other Group companies of the staff involved.

With reference to the management tools used during the year, the “integrated system of planning/management/development of resources” used by the Parent Bank was extended to the Group’s commercial banks and was consolidated through the adoption of the cost/staff budget system, the skills system, the evaluation and incentives system and also of instruments for individuating resources with high development potential, thus realizing a methodological and operational integration for the Group.

Revaluation of real estate

At the time of approval of the 2003 financial statements, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Friulcassa and Banca Popolare dell’Adriatico took advantage of the possibility to revaluate the company assets booked to the 2002 financial statements, in accordance with subsections 25 and 27 of Art. 2, of Law no. 350 dated 24/12/2003 (2004 Financial Law), which reopened the terms provided for by the original law 342/2000 (Art. 10-16).

The revaluation, which includes the payment of a substitute tax replacing IRPEG (Corporate Income Tax) and IRAP (Regional Income Tax), equal to 19% on gains related to amortizable assets and 15% on those related to non amortizable assets, regarded properties not used by the company (operating and non-operating).

The criteria chosen to determine the maximum limit of the revaluation value was that of “market value”, established by appraisals recently prepared by independent companies and professionals (applying a 17.5% reduction in value to the so-called “package sales”), and also prudently taking into account any lower realizable value of properties for which purchase offers were made.

Income from revaluation was assigned to a special reserve, subject to deferred taxation, net of the related substitute tax.

The properties were revaluated at a total of 65 million euro, the substitute tax was calculated at 11 million euro, thus involving the registration of a revaluation reserve, equal to the difference, of 54 million euro.

Capital and reserves

Net shareholders’ equity

Group shareholders’ equity, 10,995 million euro at 31 December 2003, showed in the year the following movements:

Movements in Group shareholders’ equity	(€/mil)

Pro forma shareholders’ equity as of 31 December 2002	10,702
Reversal of pro forma adjustments	-165
Shareholders’ equity as of 31 December 2002	10,537
Decreases	-568
• Dividends	-550
• Exchange and other adjustments	-9
• Use of reserve for general banking risks	-9
Increases	1,026
• Monetary revaluation	54
• Net income	972
Shareholders’ equity as of 31 December 2003	10,995

Besides the distribution of the 2002 dividend and the net income for 2003, the changes compared with the figures at the end of December 2002 reflect:

•                  among decreases, the use of the reserve for general banking risks by certain subsidiaries;

•                  among increases, the effects of the monetary revaluation of real estate made, at the time of approval of the financial statements, by the subsidiaries Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Banca Popolare dell’Adriatico and Friulcassa in accordance with Law no. 342 of 21/11/2000 (as amended by Law no. 350 of 24/12/2003).

Own shares

As of 31 December 2003, the Parent Bank alone held 3,220,919 SANPAOLO IMI shares in its portfolio, equal to 0.18% of the share capital, which were recorded, among the assets in the Balance sheet, at market value for 34 million euro (10.413 euro unit cost).

During 2003 the Group pursued the aim of concentrating the ownership of SANPAOLO IMI shares by the Parent Bank, excluding those negotiated by Banca IMI in relation to its institutional dealing activities.

Group transactions entered into were the following:

•                  as of 31 December 2002, the Parent Bank held just one own share in its portfolio with a nominal value of 2.8 euro and book value of 7.41 euro, sold in 2003. In application of that established in the decisions made by the Shareholders’ meeting regarding authorization to purchase and dispose of own shares, during the year it purchased 6,097,849 shares (nominal value 17.1 million euro), for a total cost of 48.6 million euro. The shares were destined as follows:

•             2,344,522 shares (6.6 million euro nominal value), for a cost of 19 million euro, were assigned to employees in relation to the extended employee stock plan;

•             434,953 shares (1.2 million euro nominal value), for a cost of 3.7 million euro, were transferred to Fondazione CR Venezia as payment of the debt arising from the price revision clause in the former Cardine Banca share purchase agreement, entered into by the aforementioned Fondazione and completed in 2001;

•             97,455 shares (273,000 euro nominal value), for a book value of 0.8 million euro, were sold on the market for a cost of about 0.9 million euro;

•                  as of 31 December 2002, the subsidiary Prospettive 2001 held 3,073,729 SANPAOLO IMI shares in its dealing portfolio (8.6 million euro nominal value), booked at a market value of 19.1 million euro. During the first half of 2003 the company sold the entire shareholding on the market for 22.7 million euro;

•                  as of 31 December 2002, the subsidiary Banca Popolare dell’Adriatico held 53,087 SANPAOLO IMI shares in its dealing portfolio (0.1 million euro nominal value), booked at a market value of 0.3 million euro. During the first half of 2003 the company sold the entire shareholding on the market for 0.4 million euro;

•                  as of 31 December 2002, the subsidiary IMI Investimenti held 219,190 SANPAOLO IMI shares in its dealing portfolio (0.6 million euro nominal value), booked at a market value of 1.4 million euro. The entire shareholding was sold on the market in July 2003 for 1.9 million euro;

•                  as of 31 December 2002, the subsidiary Banca IMI, in relation to its institutional dealing activity, held 1,594,744 SANPAOLO IMI shares in its portfolio (4.5 million euro nominal value), booked at a market value of 9.9 million euro. During the year the company purchased 8,542,252 shares (23.9 million euro nominal value), for a cost of 77.7 million euro, and sold 10,532,571 shares (29.5 million euro nominal value) for a total outlay of 95.0 million euro. Consequently, as of 31 December 2003, among the liabilities in Banca IMI’s accounts there was a “short-term position” in relation to 395,575 shares of the Parent Bank (1.1 million euro nominal value), attributable to the normal dealing activity and financially balanced by transactions in derivatives.

Regulatory capital and solvency ratios

As of 31 December 2003 the ratio of the Group’s total regulatory capital to total weighted assets against risks, deriving mainly from credit and market risks, showed a total solvency ratio of 10.5%; in particular, the market risks referable to the Parent Bank and other Group companies, 11 billion euro at the end of December 2003, were largely hedged by Tier 3 subordinated liabilities, entered into for a total of 598 million euro.

The ratio between the Group’s Tier 1 capital and the total weighted assets reached, at the end of December 2003, 7.4% (tier 1 ratio). On the same date, the Core tier 1 ratio (calculated by reference to the Tier 1 capital net of preferred shares) came to 6.6%.

The regulatory capital structure of the SANPAOLO IMI Group is therefore consistent with the recommendations formulated by the Bank of Italy which, following a more general international orientation aimed at stimulating the formation of more solid capital endowment for the most important banks (e.g.: aligned to the status of Financial Holding Company in accordance with US standards), recommended to the Bank stricter targets than the obligatory target ratios:

• Core tier 1 ratio = 6%;

• Total ratio = 10%.

Regulatory capital and solvency ratios

	31/12/2003	31/12/2002
Regulatory capital (€/mil)
Tier 1 capital	10,038	9,765
of which: preferred shares	1,000	1,000
Tier 2 capital	4,470	4,406
less: prescribed deductions	-837	-470
Regulatory capital	13,671	13,701
Tier 3 subordinated loans	598	589
Total regulatory capital	14,269	14,290
Weighted assets (€/mil)
Credit risk	124,987	123,575
Market risk	10,963	9,588
Other requirements	563	550
Total assets	136,513	133,713
Solvency ratios (%)
Core tier 1 ratio	6.6	6.6
Tier 1 ratio	7.4	7.3
Total ratio	10.5	10.7

Risk management and control

The basic principles

The SANPAOLO IMI Group is strongly committed to risk management and control, which is based on three principles:

•                  clear identification of responsibility for taking on risks;

•                  measurement and control systems in line with international best practice;

•                  organizational separation between the Business Areas that carry on day to day operations and those that carry out controls.

The policies relating to the acceptance of credit and financial risks are defined by the Parent Bank’s Board of Directors and Executive Committee with support from the Group Risks Technical Committee and specific operating Committees.

The Parent Bank also performs general functions of risk management and control and makes risk-acceptance decisions in the case of particularly large risks, supported by the Risk Management department.

The Business Areas that generate credit and/or financial risks are all assigned with limits of autonomy and each has its own control structure. In the case of Sanpaolo Banco di Napoli these functions are carried out, on an outsourcing contract basis, by the Parent Bank’s risk control functions, which periodically report to the Board of Directors and the Audit Committee of the subsidiary. This organization model will be extended gradually to all Group’s Domestic Banking Network.

The Basel II Project

During 2003 SANPAOLO IMI set up the “Basel II Project”, with the mission of preparing the Group for adoption of the advanced approaches right from the coming into force of the New Accord envisaged for the end of 2006. This option enables to benefit from lower capital requirements through a proven and efficient capacity to measure and manage risks.

The adoption of the advanced approaches of “Basel II” therefore represents a strategic opportunity to gain a competitive advantage in terms of lower capital absorbed, while improving the efficiency and the effectiveness of service to our customers.

For 2004 investments are planned to support the first necessary activities, which briefly concern:

•                  improvement of the risk measurement methodologies and historical databases, especially for credit risks (rating models, Loss Given Default, Exposure at Default) and operational risks;

•                  updating of the organizational procedures and connected technological supports, with particular reference to credit processes.

For some years now, in order to combine careful assessment and control of credit risks and the delivery of excellent services to companies in terms of transparent and rigorous lending procedures, SANPAOLO IMI has represented one of the Banks in Italy which anticipated, in its risk management procedures, the evolution of supervisory regulation and international best practice.

The risk measurement methods used by the Group and described below appear in fact substantially in line with the framework set out by the Basel proposal.

Financial and market risk management and control

Organization

The main body responsible for the management and control of financial risks is the Board of Directors of the Parent Bank. It defines the criteria and strategic issues concerning market risks, allocates capital on the basis of the expected risk/return profile and approves the operating risk limits for the Parent Bank and the guidelines for the subsidiaries.

The Group Financial and Market Risks Committee (“CRFMG”) is responsible for defining risk measurement criteria and methodologies, the structure of the Parent Bank and Business Areas’ risks limits and verifying the Group companies’ risk profile. The CRFMG consists of the Managing Directors, the heads of the Business Areas and the Risk Management Department.

The Group Treasury Department of the Parent Bank is responsible for the treasury activities, including access to markets and immunization against market risks generated by lending activities of the Domestic Banking Network.

The Risk Management Department, a department of the Parent Bank, is responsible for developing risk monitoring methodologies and proposals regarding the system of operating risks limits for the various lines of business of Sanpaolo IMI and of the Group. The Risk Management Department is also responsible for the measurement of risks existing in the various operating units and for monitoring the Business Areas compliance with the limits laid down by the board of directors and Executive Committee of the Parent Bank.

The individual Business Areas measure internally the financial risks, using a system of limits consistent with the Parent Bank’s global design.

Measurement techniques

The financial risk measurement methods used by the Group consist mainly of:

•                  Value at Risk (VaR);

•                  Sensitivity Analysis;

•                  Worst Case Scenario.

VaR modeling is a statistical technique that produces an estimate of the potential loss in a portfolio over a specified holding period which is statistically unlikely to be exceeded more than once during the given holding period. The Group uses a model based on historical volatility and correlations between the individual risks of each currency made up of short and long-term interest rates, exchange rates and equity prices. The Group’s model is based on the last 250 trading days, a 10-day holding period and a 99% confidence level.

The Sensitivity Analysis quantifies the change of value in the portfolio following adverse movements of the risk factors. For interest rate risk, adverse movement is defined as a parallel and uniform shift of 100 basis points of the interest rate curve. For the main companies in the banking book, a measure of net interest income at risk is also applied. Net interest income at risk is the potential change in net interest income resulting from a parallel and instantaneous shock of ±25 basis points in the level of interest rates over the next 12 months. This measurement shows the effect of the changes in interest rates on the portfolio. The measurement excludes assumptions regarding future changes in the assets and liabilities mix, and, therefore, cannot be considered a predictor of the future level of the Group’s net interest income.

The Worst Case method establishes a risk measurement (“maximum potential loss”), which represents the worst possible economic result of those obtained in various hypothetical scenarios, built in such a way as to represent a significant shock to current market parameters on the basis of a holding period of one day and accumulating the losses deriving from the various risk factors in absolute value. The idea underlying the determination of shocks to be assigned to the risk factors is to ensure a high degree of prudence. The objective of the method is to quantify and limit the maximum potential loss that could arise in extreme market conditions.

Financial risks from lending activities

The financial risk generated by the Group’s lending activities (Asset and Liability Management) in 2003 was considerably lower than the average level observed last year.

During 2003, the potential loss on the fair value of lending activities, measured using the sensitivity analysis, assuming an increase in rates of 100 basis points, had an average value of 131 million euro (with a minimum and a maximum of 76 and 190 million euro respectively), compared to an average value of 231 million registered in 2002.

Sensitivity Analysis - Lending activities

	2003	2002
	(€/mil)	(€/mil)
Average	130.9	230.6
Low	76.3	184.9
High	190.4	278.7
31 December	149.2	251.1

The VaR of the lending activities during 2003 fluctuated around the average value of 78 million euro, amounting to 75 million euro at the end of December.

In 2003, the exchange risk generated by the lending activities was not material.

The sensitivity of the net interest income for companies in the “banking book”, - assuming a rise in rates of 25 basis points - amounted at the end of December to 40 million euro (-35 million euro in the case of reduction), corresponding to 1% of the consolidated annual net interest income.

Equity investments in non-Group listed companies

Equity investments held in quoted companies not consolidated line by line or at net equity showed a market value, at end of the year prices, of 1,674 million euro, 270 million of which held by the subsidiary IMI Investimenti. The market value of equity investments showed, according to prices at the end of December, a net potential capital gain on book value of 197 million euro (after economic adjustments of the value during the quarter).

The VaR related to minority investments in listed companies, recorded during 2003 an average level of 231 million euro, with a minimum of 200 million euro and a maximum of 274 million euro. At the end of 2003 the VaR was 217 million euro; this value is in line with the levels observed at the end of 2002 (226 million euro), since the effect of the increase in the market value of the portfolio was substantially compensated for by the decrease in average volatility of share prices.

Listed investment portfolio VaR

	2003	2002
	(€/mil)	(€/mil)
Average	230.9	248.0
Low	199.8	166.3
High	273.5	301.6
31 December	217.1	226.3

Trading activities

Most of these risks are concentrated in Banca IMI and its subsidiaries and arise from dealing in fixed income securities, equity securities, currency and other derivatives.

The VaR of trading activities registered an average value during the year of 12.1 million euro (against 8.8 million in

VaR of trading activities by type of risk

	2003				2002
	31 December	Average	Low	High	31 December	Average
	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)
Interest rate risk	1.6	3.8	0.2	11.7	8.8	4.1
Exchange rate risk	2.8	0.8	0.0	3.5	0.4	0.5
Share price risk	14.0	11.6	6.1	18.5	9.9	6.9
Diversification effect	-3.5	-4.1	n.s.	n.s.	-4.7	-2.8
Total	14.8	12.0	6.3	18.3	14.4	8.8

Trading activity maximum potential daily loss (€/mil)

2002), oscillating between a minimum of 6.3 million euro and a maximum of 18.3 million euro. At the end of December the VaR was 14.8 million euro, in line with the figure at the end of the previous year (14.4 million).

In addition to VaR, the Worst Case Scenario technique is used to monitor the impact of potential losses that might arise under extreme market conditions. The maximum potential daily loss in 2003 showed an average value of 35 million euro, compared with 33 million last year.

In 2003, backtesting showed the prudent nature of the internal measurement techniques used. Actual daily losses were never higher than the risk measures expressed in terms of maximum potential loss and daily VaR.

Credit risk management and control

Organization

SANPAOLO IMI has established lines of conduct to be followed when taking on credit risk; these rules are to be applied throughout the Group. They provide for approval levels limits defined in terms of total Group credit exposure to a particular counterparty, differentiated principally according to the counterparty’s rating (which can be an internal rating or an agency rating). The first level of approval limits applies to each individual Business Area or subsidiary, which in turn defines the approval limits to be delegated to its branches. Transactions in excess of these limits must be submitted to the appropriate body within the Parent Bank, consisting of (according to the increasing level of exposure) the Group Credit Committee (composed of the Managing Directors and the heads of the Credit and Risk Management functions), the Executive Committee and the Board of Directors.

As regards credit risks with financial institutions, the centralized and unitary control is attributed to the Committee for Group Financial and Market Risks, which is also responsible for the approval of exposures to risk countries.

The Risk Management Department is responsible for defining and updating the Group measurement methodologies, with the aim of guaranteeing alignment with best practice, as well as the analysis of the Parent Bank and Group risk profile and the proposal of any corrective measures. The Risk Management Department is also responsible of measuring the exposure to the larger counterparties and of reporting to the Parent Bank’s senior management on the changes in portfolio credit quality and on the use of the economic capital by the Business Areas.

The control structures operating within the individual Business Areas are responsible for measuring and monitoring the portfolio assigned to them.

Measurement techniques

SANPAOLO IMI has developed a series of instruments to ensure analytical control over the quality of the loans to customers and financial institutions, as well as exposures subject to country risk.

With reference to loans to customers, differentiated grading models have been developed according to the operating segment of the counterparty, in terms of economic sector and size. These models make it possible to summarize the credit quality of the counterparty in a measurement, the rating, which reflects the probability of default in a period of one year, calibrated to the average level of the economic cycle. The ratings calculated are also reported, through statistical adjustments, as fully comparable with the classifications of the official rating agencies, within a consistent reference scale. The backtesting analyses carried out periodically, comparing the insolvency forecasts with actual defaults, confirm the reliability of the models used.

As regards the Sanpaolo Network’s portfolio (including Sanpaolo Banco di Napoli), made up of households, small business and small- and medium-sized companies, credit quality management is supported by a system which classifies customers into categories, based on assessment by the credit managers, to whom specific management responsibilities are assigned (frequency of credit lines reviews and recovery actions). Lastly, the control of the credit quality uses an early warning system aimed at the anticipated indication of any anomalous situations.

With reference to the banking and financial counterparties, a system has been established to classify the financial institutions in a scale consistent with those used by agencies specialized in ratings. The risk class forms the basic information which, integrated by the facility type and the duration of the transaction, as well as by any collateral and guarantees present, makes it possible to establish the credit limits with each counterparty. In the case of transactions covered by guarantees issued by banks, the credit quality of the guaranteed counterparty is also taken into consideration when weighting the limit.

Lastly, as regards the country risk, the rating is assigned on the basis of a model which considers the judgment of specialized institutions and agencies, market information and internal assessments.

Besides being a direct instrument for monitoring credit quality, ratings provide a primary element for the credit risk portfolio model, which summarizes the information on asset quality in term of risk indicators, including the expected loss and risk capital.

The “expected loss” is the product of probability of default (derived from the rating), exposure at default and loss given default; the latter is measured with reference to an economic, as opposed to accounting, concept of loss comprehensive of legal costs, calculated prudently on the recoveries from disputes on a discounted base.

The “expected” loss represents the average of the loss distribution, while the risk capital is defined as the maximum “unexpected” loss which the Group could incur with a confidence level of 99.95%.

Credit risks

All of the on- and off-balance sheet credit exposures are measured here. The analysis is developed on the portfolio of the Parent Bank, Sanpaolo Banco di Napoli, Banca Popolare dell’Adriatico, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia, Friulcassa, Banca OPI, Sanpaolo IMI Bank Ireland and Sanpaolo Leasint. Altogether, the credit portfolio analyzed represents more than 90% of the Group’s risk weighted assets.

Drawn down loan portfolio by rating source

Drawn down loan portfolio by level of rating

In terms of exposure, the analytical rating covers 70% of the credit portfolio. The unrated counterparties, to whom a rating estimated on the basis of the average historical default rate has been assigned, are concentrated in the household sector. Analytical ratings coverage for other sectors is just under 90%.

In relation to the combination of analytical ratings, less than half is represented by ratings of specialized agencies, while the majority are internal ratings; the latter are by large the prevailing ones in the corporate sector.

Loans to customers to which an analytical rating has been assigned, which represent the main reference of the credit risk management model, show a high credit quality, with a portion of investment grade loans (from AAA to BBB) equal to about three quarters of the total portfolio.

At the end of the year the expected loss of the portfolio considered accounted for 0.46% of loans. The expected loss measure has been taken into account in establishing the amount of general writedown to cover the inherent risk of the performing loan portfolio. On the same date the economic capital accounted for about 4.50% of loans.

The Sanpaolo Network and Consumer Banking (including Sanpaolo Banco di Napoli) and the former Cardine bank networks represent two thirds of the loans and absorb almost 80% of the capital. On the contrary, for the Foreign Network and Banca OPI, the share of capital absorbed is lower than the outstanding, as these areas are characterized, due to the activity undertaken, by a lower risk profile. In the case of Large Groups and Structured Finance, the high quality of the counterparties is offset by the concentration risk, therefore the outstanding and the capital absorbed are both just over 10% of the total.

The concentration risk fell during 2003: exposure towards the largest 20 industrial groups decreased by about 900 million euro compared with the end of 2002 and the share on the total portfolio decreased from 11.4% to 10.2%. This led to a recomposition of the portfolio, on the one hand, toward the public sector and infrastructure and, on the other, toward small- and medium-sized companies and households.

The management and control of other risks

SANPAOLO IMI also considers two other types of risk in its models: operational risk and business risk.

Operational risk is defined as the risk of incurring losses as a result of four macro categories of events: fraud, legal risks (including non-performance of contractual obligations), weaknesses in internal control or information systems, and natural calamities. For each category use was made of a database of relevant events occurred in the last ten years and from which it was possible to identify the impact in terms of loss from public information sources. The empirical distributions of losses calculated in this way are estimated by means of distribution theories according to the extreme value theory. The risk capital is defined as the minimum measurement, net of existing insurance policies, needed to face the maximum potential loss with a confidence level of 99.95%; the method also provides for the application of a correction factor to take account of the effectiveness of internal controls in the various operating areas.

Loans and guarantees by Business Area

Capital against credit risk by Business Area

It should be pointed out that this method was developed with the intention to allocate to the Business Areas and to the Group as a whole a quantity of capital adjusted to the potential of these types of events. The controls of operating risks are carried out at process level through the definition of internal rules and procedures, the observance of which is monitored by the Audit Department of the Parent Bank.

The measurement method is evolving, especially with regard to the improvement of statistical calculation engines of the different information sources, both internally and in relation to the banking system, the determination of the economic effect linked with the effectiveness and intensity of internal controls and the development of scenario analyses. Work also continues on the extension of the databases related to operating losses and exposure indicators, both through the continuous updating of the internal databases and through the participation in consortium initiatives with leading banking groups for shared use of the same: at a national level by helping to set up the DIPO (Database Italiano delle Perdite Operative – Italian Database of Operational Losses) Consortium and at an international level by acting as a founder member of the ORX (Operational Riskdata eXchange association) Consortium.

Business risk (also called strategic risk) is the risk of incurring losses as a result of changes in the macro- or micro-economic scenario which could jeopardize the ability to generate income, typically by reduced operating volumes or margin compression. This is evaluated through the break down of the Business Area assets, on the basis of the respective cost and revenue structures, into fundamental “industrial” business sectors (such as EDP, consulting and distribution). The Business Areas are then allocated a level of capitalization in line with the norm for companies operating in the same type of activity.

Supplementary information

Performance of share prices

At the end of December 2003 SANPAOLO IMI’s share price was 10.34 euro, up 66.8% from the beginning of the year, against an increase of 30.3% in the MIB bancario index. On the same date the SANPAOLO IMI share traded on a price/book value of 1.7 and a price/earnings, calculated on consensus earnings for 2003, of 14.6.

On 24 March 2004 the quoted price was 9.146 euro, down 11.5% since the start of the year.

	30/12/2003	30/12/2002
Book value per share (€)	6.00	5.74

	2004E	2005E
Consensus earnings per share (EPS) (€)	0.71	0.86

Market comparison

	24/3/2004	30/12/2003	30/12/2002	Change 30/12/03 - 30/12/02 (%)
SANPAOLO IMI share price (€)	9.146	10.340	6.200	+66.8
Banking index (historical MIB bancario)	2,086	2,251	1,727	+30.3

SANPAOLO IMI share price

Year	High	Low	Average
	(€)	(€)	(€)
1995	5.118	4.025	4.577
1996	5.269	4.236	4.766
1997	8.800	4.564	6.275
1998	16.274	8.717	12.429
1999	16.071	10.970	13.192
2000	20.800	11.483	16.612
2001	18.893	8.764	14.375
2002	13.702	5.231	9.439
2003	11.346	5.796	8.158
2004 (up to 24/03/2004)	11.072	9.141	10.373

SANPAOLO IMI share price and MIB bancario (29/12/00=100)

Shareholders

As of 31 December 2003 the shareholder structure of SAN-PAOLO IMI, based on available information, was as follows:

Shareholders of SANPAOLO IMI

	% of capital
	total	ordinary
Compagnia di San Paolo	14.48	7.50
Fondazione CR Padova e Rovigo	10.80	4.38
Santander Central Hispano	7.71	9.78
Fondazione CR in Bologna	7.69	3.12
Giovanni Agnelli e C.	3.83	4.86
Deutsche Bank	2.13	2.71
Mediobanca	1.93	2.45
Fondazione Cariplo	1.75	2.21
Caisse des Dépôts et Consignations (CDC)	1.70	2.16
Società Reale Mutua di Assicurazioni	1.53	1.94
Ente CR Firenze	1.53	1.94
Credit Lyonnais	1.50	1.90
Fondazione CR Venezia	1.50	1.90
Other shareholders (1)	41.92	53.15
Total	100.00	100.00

(1) Includes own shares held by the Group.

After 31 December 2003, Santander Central Hispano issued news of the increase of the shareholding in the total share capital of SANPAOLO IMI to 8.6%. At the beginning of March 2004 Deutsche Bank announced its reduction of the share held in the total capital to 2%.

Ratings

The following table shows the main ratings assigned to the debt of SANPAOLO IMI.

SANPAOLO IMI debt ratings

Fitch
• Short-term debt	F1+
• Medium/long-term debt (senior)	AA-
Moody’s Investors Service
• Short-term debt	P-1
• Medium/long-term debt (senior)	Aa3
Standard & Poor’s
• Short-term debt	A-1
• Medium/long-term debt (senior)	A+

In October 2003 Moody’s officially assigned to Banca IMI the following ratings: Aa3 on medium/long-term debt, P-1 on short-term debt and C+ on financial solidity, all with a stable outlook.

Transactions with related parties

Procedural aspects

The Board of Directors of SANPAOLO IMI, in accordance and compliance with the Consob regulation (Communications dated 20 February 1997 and 27 February 1998 and subsequent integrations), has identified the parties related to the Bank and defined a Group procedure for the deliberation of transactions with such parties, aimed at setting competencies and responsibilities, as well as indicating the informative flows between the structures of the Bank and the Companies directly and indirectly controlled.

To this end, please refer to that described in detail in the “Report on the corporate governance and implementation of the code of conduct for listed companies” reported in an attachment to this document.

As regards transactions with subjects exercising functions of administration, management and control of the Bank, Art. 136 of the D. Lgs. 385/93 (Testo Unico Bancario - Consolidated Banking Law) will be applied. For these subjects (regardless of the fact that they are related counterparties) these transactions were approved unanimously by the Board of Directors, with the favorable vote of all the Statutory Auditors, subject to the obligations provided by the Italian Civil Code regarding the interests of the directors. The same procedure also applies to the parties who carry out the administrative, managerial, and executive duties within a bank or a company belonging to the Group, for actions taken in connection with the company itself or for financing transactions entered into with other companies or banks within the Group. In such cases, the transactions are decided upon by the boards of the contracting company or bank, with the prior consent of the Parent Bank.

Section D of the Explanatory Notes to the Consolidated and Parent Bank Financial Statements reports the loans and guarantees issued to Directors and Auditors of the Parent Bank.

The same section of the Explanatory Notes to the Parent Bank Financial Statements also reports, in accordance with Art. 78 of Consob Resolution 11971/99, the remuneration of the Directors and Auditors of the Parent Bank.

Shares held by individuals as per Article 79 of Consob Resolution no. 11971 of 14/5/99 (1)

Surname and name	Company	How held	Title to shares	Shares held as of 31/12/02	Shares bought during 2003	Shares sold during 2003	Shares held as of 31/12/03
Bussolotto Pio	SANPAOLO IMI	Direct	Full	3,000			3,000
Carmi Alberto	SANPAOLO IMI	Spouse	Full	10,000			10,000
Iozzo Alfonso	SANPAOLO IMI	Direct	Full	7,087			7,087
Masera Rainer	SANPAOLO IMI	Direct	Full	150,000			150,000
		Spouse	Full	27,500			27,500
Matutes Abel	SANPAOLO IMI	Subsidiary	Full	761,517			761,517
Mihalich Iti	SANPAOLO IMI	Direct	Full	8,000		5,000	3,000
Ottolenghi Emilio	SANPAOLO IMI	Direct	Full	320,000			320,000
		Subsidiary	Full	4,658,731			4,658,731
		Spouse	Full	4,000			4,000
Rossi Orazio	SANPAOLO IMI	Direct	Full	52,593			52,593
		Spouse	Full	34,000		34,000	—
Sacchi Morsiani Gian Guido	SANPAOLO IMI	Direct	Full	200,000			200,000
Salza Enrico	SANPAOLO IMI	Direct	Full	500			500
		Spouse	Full	1,250			1,250
Vitali Enrico	SANPAOLO IMI	Direct	Full		642	642	—

(1) Shares held in SANPAOLO IMI and its subsidiaries by Directors, Statutory Auditors, Managing Directors and by their not legally divorced spouses and by minor sons, directly, through a subsidiary, a trust or a third party.

The shares of the Parent Bank and subsidiaries, held by Administrators and Auditors of the Parent Bank and by others, as provided for by Art. 79 of Consob Resolution 11971/99, are detailed in the table above.

Transactions with related parties

a) Corporate reorganization procedures

During the year the Group has entered into transactions with particularly significant related parties mainly as regards the organizational-business model.

The most significant transactions with related counterparties are listed below, with reference to the structure and the Business Areas into which the group is articulated; some have already been mentioned elsewhere in the Report.

Transactions entered into with reference to Central Functions and Domestic Banking Networks operations:

•                  as of 1 January 2003, SANPAOLO IMI transferred to Banca OPI the assets which previously belonged to Banco di Napoli in the public works and infrastructure sector at a value of 60 million euro. With this transfer, the share capital of Banca OPI was increased by 50 million euro, while the remaining 10 million euro was destined as the premium of the shares issued;

•                  on 29 January 2003, the SANPAOLO IMI Group (through Invesp), which already owned a 40.48% shareholding, perfected its purchase of the share of Eptaconsors held by the Cassa di Risparmio di Firenze group, equivalent to 20.24%, at a cost of 19 million euro. The transaction is part of a more extensive reorganization process which provided for, among other things, the acquisition by Unicredito Italiano of the residual share of Eptafid, a company controlled by Eptaconsors, and its successive merger by incorporation into Sanpaolo Fiduciaria. With regard to this and considering the termination of the operational mission of certain companies subject to organizational restructuring, in December the merger by incorporation into Invesp of Eptaconsors and its subsidiary Eptasim and of RSP S.r.l. was completed according to the simplified procedure. Prior to the effects of the merger, Eptasim sold the on line trading divisions to IW Bank and dealing activities on behalf of third parties to Banca IMI;

•                  on 2 April 2003, the sale of the Bologna branch of the former Banco di Napoli Network to Cassa di Risparmio di Firenze was completed at a price of 11 million euro, corresponding to a valuation that also considers the goodwill linked with the ordinary customer deposits portfolio (direct and indirect);

•                  on 10 April the deed setting up Sanpaolo Banco di Napoli was signed, with an initial share capital of 6.3 million euro. The company is the beneficiary (in the third quarter of 2003) of the conferral of the company branch represented by the Southern Territorial Direction of the Parent Bank, subject to valuations by independent experts, taking the capital endowment to 1.2 billion euro. To support the transaction technically, at the end of June, reciprocal interbank deposits at market conditions were made with Banca Fideuram, Banca OPI and IMI Bank Luxembourg, and were successively extinguished at the beginning of July;

•                  the merger by incorporation of Banca Agricola di Cerea into Cassa di Risparmio di Padova e Rovigo was completed on 1 June. The merger took place without share issues, since the incorporating company and the company to be incorporated were held by the single shareholder Cardine Finanziaria;

•                  on 30 June, SANPAOLO IMI joined the CDC Ixis capital increase for 5.1 million euro. With reference to the strategic alliance with the Eulia Group, in the context of a wider partnership which also involves the Caisse des Dépôts et Consignations (CDC) Group, see that described in the section Action points of this Report;

•                  on 11 September – effective on 1 October – the other tax collection subsidiaries, Ge.Ri.Co., Sanpaolo Riscossioni Genova and Sanpaolo Riscossioni Prato, underwent the merger by incorporation into Esaban. In December the stake in Esatri (31.5% of the capital held directly by the Parent Bank), for a book value of 4.2 million euro was transferred through a capital increase to the incorporating company, which took the name GEST Line;

•                  on 11 November 2003 the Board of Directors authorized the takeover by the Parent Bank (which already held about 69%) of 31% of the capital held by the Luxembourg subsidiary Sanpaolo IMI International S.A. in Sanpaolo IMI Bank (International) S.A. of Madeira. the stake was transferred on 16 January 2004 for a price of 56 million euro, corresponding to the equity pro quota as of 30 September 2003. This price was considered as the “normal value” for the transaction, taking into account its income structure and the instrumental nature of the company, since Sanpaolo IMI Bank (International) S.A. of Madeira is a funding vehicle at the exclusive service of the Group companies;

•                  in the same month of November the merger between Cassa di Risparmio di Udine e Pordenone and Cassa di Risparmio di Gorizia was effected, with the establishment of a regional bank named Friulcassa Cassa di Risparmio Regionale (becoming legally effective from 1 December 2003 and effective for accounting and tax purposes from 1 January 2003);

•                  in December 2003, according to the guidelines of the plan for rationalization and reallocation of minority investments among Group companies approved by the Board of Directors on 14 January 2003, FIN.OPI took over from IMI Investimenti the 3% share held in AEM Torino, for a price of 18 million euro, determined on the basis of the average market price of the AEM share of the previous month;

•                  in the same month of December, Cardine Finanziaria underwent the merger by incorporation into SANPAOLO IMI. The transaction was realized through cancellation of all the shares of the incorporated company, without the issue and/or assignment of shares and without definition of the exchange ratio;

•                  in the same month of December, the conferral to the subsidiary CSP Investimenti of the company branch comprising the properties not functional to the activities of the bank was completed, at a value – subject to appraisal –of 200 million euro, booking a capital gain in the SAN-PAOLO IMI S.p.A. financial statements of 51 million euro.

Transactions entered into in the context of the operations of Personal Financial Services:

•                  effective as of 1 July, the integration of Banca Sanpaolo Invest (SPI) into Banca Fideuram (BF), realized through the partial split in favor of the holding company BF of the entire banking SPI banking branch, was completed. The following mergers by incorporation were also completed: Fideuram Gestioni Patrimoniali SIM into Fideuram Fondi, taking the new name Fideuram Investimenti SGR, and the merger by incorporation into Banca Fideuram of the subsidiary Fideuram Capital SIM, held in its entirety, following the sale by the latter to Fideuram Fondi of the investment management advisory activity;

•                  upon completion of the authorization process, in March 2004 Fideuram Vita purchased from Banca Fideuram the entire investment in Fideuram Assicurazioni for an outlay of 20 million euro.

Transactions entered into in the context of transactions in Wealth Management and Financial Markets:

•                  on 14 April 2003, Sanpaolo IMI Private Equity – in its capacity as sponsor – subscribed class A shares in the “Fondo di Promozione del Capitale di Rischio per il Mezzogiorno” (Risk capital fund for Southern Italy) managed by NHS Mezzogiorno SGR, for a value of 42.5 million euro, at the same conditions reserved for all subscribers;

•                  on 11 June a new agreement was subscribed between Sanpaolo Vita and Reale Mutua Assicurazioni concerning the Egida subsidiary (held in equal stakes). The new contract envisages in particular:

•                  the strengthening of the “governance” positions of Sanpaolo Vita;

•                  the extension of the duration of the cooperation (not exclusive) between Sanpaolo Vita and Reale Mutua Assicurazioni in the damages branch;

•                  the replacement of SANPAOLO IMI by Sanpaolo Vita in the ownership of the call option on the 50% stake of Egida owned by Reale Mutua, the value of which will be established by an independent expert on the basis of the net equity and goodwill values.

A specific fairness opinion has been acquired from an independent advisor with regard to the terms;

•                  on 20 June, Sanpaolo IMI Private Equity purchased from NHS Luxembourg the 10% stake held in Convergenza SCA at the price of 7.8 million euro, using appraisal valuations;

•                  on 25 July, Sanpaolo IMI Private Equity purchased the shares of the Eptasviluppo and Cardine Impresa funds in the SANPAOLO IMI portfolio at a total price of 30 million euro, an evaluation determined on the basis of the results of the appraisal report prepared by the expert appointed by the Chief Justice of the Turin Court;

•                  effective as of 1 September 2003, the merger by incorporation of Banco di Napoli Asset Management SGR (BNAM) into Sanpaolo IMI Asset Management SGR (SPIAM), was completed, taking advantage of the simplified process provided for by the Italian Civil Code. Prior to this transaction, during 2002, the former Banco di Napoli had conferred 100% of BNAM to Sanpaolo IMI Wealth Management, which controlled 100% of SPIAM;

•                  on 21 October 2003, Universo Servizi was set up, of which 99% of the 18 million euro capital is managed by Sanpaolo Vita – which subscribed its share through the conferral of a business branch – and 1% is managed by Sanpaolo WM;

•                  on 16 December, the Board of Directors of the Bank authorized the drawing up of an agreement – signed in February 2004 – for the coinsurance sale by Sanpaolo Vita to Reale Mutua Assicurazioni of a certain amount of premiums on the new annual production, the maximum amount of which was estimated at 85 million euro. The economic conditions are in line with those usually practiced on the market.

Transactions entered into in the context of the operations of International Activities:

•                  on 4 April the 32.51% share in Inter-Europa Bank held by the Parent Bank was transferred to Sanpaolo IMI Internazionale for a value of 17 million euro corresponding to the appraisal valuation;

•                  in the second half of the year the transfer from the Parent Bank to Sanpaolo IMI of the shareholdings in Kredyt Bank S.A. (20 million euro) and Biat S.A. (8 million euro) was also completed.

b) Transactions of atypical and/or unusual nature

In accordance with that established by the regulations in force, no transactions of “atypical or unusual nature” were carried out during 2003, the relevance/importance of which might give rise to doubts with regard to the safety of the shareholder’s equity and the protection of minority shareholders, neither with related parties nor with subjects other than related parties.

c) Transactions of ordinary or recurrent nature

The transactions entered into with related parties of atypical or usual nature (under standard conditions) lie within the scope of the normal operations of the Group and are usually entered into under market conditions, on the basis of valuations made for mutual economic convenience, also in observance of the internal procedures mentioned above.

Receivable and payable balances at the end of the year in the consolidated accounts with related parties amount to a total which is not relevant to the entity of the Group’s portfolio. They refer mainly to transactions with affiliated companies and subsidiaries not consolidated line by line, while balances with other related parties are marginal.

Similarly, the influence of income and charges with related parties on the consolidated operating income is not relevant. In particular, commission income from the placement of the Group’s insurance products, included under the relevant caption of the consolidated statement of income for 254 million euro, is largely offset by the results of the Group’s insurance companies, counterparties of these economic flows, valued using the equity method.

•              Transactions with Group companies

As far as transactions with Group companies other than those mentioned above are concerned, reciprocal relationships between the main company groups into which the SANPAOLO IMI banking Group is divided can be attributed to the ordinary internal operations of a multifunctional banking organization, and principally concern:

•                  support by SANPAOLO IMI for the financial needs of the other Group companies, both in the form of loans and in the form of subscription of securities issued by the subsidiaries;

•                  the channeling of foreign funding made by the Group’s specialist companies (Sanpaolo IMI US Financial Co., Sanpaolo IMI Bank International S.A., Sanpaolo IMI Capital Company I L.l.c.) towards the Parent Bank and, to a lesser degree, towards other subsidiaries;

•                  the lending transactions of the liquidity of subsidiaries with the Parent Bank;

•                  optimization of the Group’s tax position using the procedure of “transfer of IRPEG (Corporate Income Tax) credit between Group companies” provided for by tax regulations. In fact, during 2003 sales were completed for a total of 248 million euro.

To this end it should be noted that transactions with Group companies are largely regulated at the conditions under which the Parent Bank accesses the reference markets, which are not necessarily the same as those which would be applicable if the counterpart companies were to operate independently. In any case these conditions are applied in observance of substantial correctness and always in pursuit of the aim to create value for the Group.

The analytical list of assets, liabilities, guarantees, income and charges of SANPAOLO IMI with Group companies and subsidiaries subject to significant influence as of 31 December 2003, are presented in detail in the Explanatory Notes to the Parent Bank Financial Statements (Part B – Section 3).

Information related to financial balances existing with the subsidiaries not consolidated on a line by line basis, as well as with affiliated companies subject to significant influence, are reported in the Explanatory Notes to the Consolidated Financial Statements (Part B – Section 3).

•              Transactions with important Shareholders

As regards transactions with important shareholders and subjects related to latter (in accordance with the Consob regulation) – in addition to that already mentioned in this Report with reference to the strategic alliance with the Eulia Group, in the context of a wider partnership which also involves the Caisse des Dépôts et Consignations (CDC) Group – relations between the principal company groups into which the SANPAOLO IMI banking Group and important shareholders are divided can be attributed to the ordinary internal operations of a multifunctional banking organization, and are entered into at the same market conditions practiced with other non-related counterparties with the same creditworthiness.

•              Transactions with Representatives

As regards transactions with representatives and subjects linked with them (in accordance with the Consob regulation), relations between the principal company groups into which the SANPAOLO IMI banking Group and company representatives are divided can be attributed to the ordinary internal operations of the Group and are entered into at market conditions, applying special conditions for employees and/or co-workers and, in the case of legal entities, for other non-related counterparties with the same creditworthiness.

Offices held by Directors in other companies

In accordance with the recommendations of the Code of Conduct for Listed Companies issued by Borsa Italiana, Section D of the Explanatory Notes to the Parent Bank financial statements reports the list of the offices of Director or Auditor held by the Directors of SANPAOLO IMI in other companies listed in regulated markets (also foreign), in financial, banking, insurance and other significant-sized companies.

Stock incentive plans

The Shareholders’ Meeting, held on 31 July 1998, authorized the Board of Directors to make stock incentive (stock option) plans in favor of Group executives, resorting to increases in capital against payment up to a maximum amount subsequently established as 40 million euro, corresponding to 14,285,714 shares.

On the strength of this power of attorney, the Board of Directors:

•                  in the meeting held on 9 February 1999, presented a first plan, assigning to the Managing Directors, inasmuch as General Managers, and to other 56 executives, a total of 6,772,000 rights exercisable for one third as of 2000, for one third as of 2001 and for the remaining third as of 2002 and no later than 31 March 2003 (extended to 31 March 2004 with resolution of the Board of Directors of 30 July 2002), at a subscription price of 12.396 euro per share;

•                  in the meeting of 27 June 2000, it presented a second plan, assigned to the Managing Directors, inasmuch as General Managers, and to 122 other executives, 3,378,270 rights exercisable as of 2003 and no later than 31 March 2005, at a subscription price of 16.45573 euro per share;

•                  on 18 December 2001, it approved a third stock option plan, assigning to 171 Group executives, of which about 40 employees of subsidiaries, 4,030,000 rights exercisable after the issue of the dividend for 2003 and no later than 31 March 2006, at a price of 12.7229 euro.

The Shareholders’ Meeting, held on 30 April 2002, conferred a new power of attorney to the Board of Directors to make stock incentive plans in favor of Group executives, resorting to increases in capital against payment up to a maximum amount of 51,440,648 euro, corresponding to 18,371,660 shares.

On the strength of this power of attorney the Board of Directors, on 17 December 2002, presented a new stock option plan, assigning to 291 Group executives, of which about 77 employees of subsidiaries, in relation to the office held, 8,280,000 rights (of which 5,455,000 fixed and 2,825,000 with effective exercise subordinated to the achievement of the Group’s RoE and cost income targets for 2003), which can be exercised at a price of 7.1264 euro per share on detachment of the dividend relating to the year 2004 and not after 31 March 2007.

Furthermore, the Board of Directors, on 14 May 2002, presented a stock option plan for the Chairman and the Managing Directors, for the 2001-2003 three-year period, on the basis of the power of attorney approved by the Ordinary meeting of 30 April 2002 to use own shares at the service of the same plan.

The plan provides for the assignment of 2,200,000 total rights (own shares) of which 1,650,000 fixed plus another 550,000 with effective exercise subordinated to the achievement of an average share price of 20 euro (in the thirty days before the Meeting to approve the 2003 financial statements). The purchase price is 12,6244 euro. The period of exercise of the rights is forecast for the end of the 2001/2003 three-year period, after the issue of the dividend for 2003 and before approval by the Board of Directors of the 2005 financial statements and no later than 31 March 2006.

Development of stock option plans in 2003

	Number of shares	Average exercise price (€)	Market price (€)
(1) Rights existing as of 1/1/2003	18,514,104	10.9061	6.200	(a)
(2) Rights already assigned in 2002 plan (b)	2,825,000	7.1264	—
(3) Rights exercised in 2003	—	—	—
(4) Rights lapsed in 2003 (c)	-220,000	12.8934	—
(5) Rights existing as of 31/12/2003	21,119,104	10.0333	10.340	(d)
(6) Of which: exercisable as of 31/12/2003 (e)	—	—	—

(a) Reference market price as of 30/12/2002.

(b) These rights were already assigned in the plan for 2002 with exercise subject to achieving the RoE and Cost/Income targets for 2003.

(c) Rights no longer exercisable because holders no longer work for the Bank.

(a) Reference market price as of 30/12/2003.

(e) The exercise of rights is admitted within specific periods of time, which did not include 31 December 2003. On this date 4,305,834 rights at a price of 12.396 euro each had already become eligible for exercise, the expiry being set for March 2004, and further 3,093,270 rights, at a price of 16.45573 euro, the expiry being set for March 2005.

Detail of rights by exercise price and residual maturity

	Rights assigned as of 31/12/2003 Minimum remaining contractual validity					of which: exercisable as of 31/12/2003
Exercise price (€)	February 2003 - March 2004 (a)	May 2003 - March 2005	May 2004 - March 2006	May 2005 - March 2007	Total	Total	Average residual contractual maturity
12.396	4,305,834	—	—	—	4,305,834	—	—
16.45573	—	3,093,270	—	—	3,093,270	—	—
12.7229	—	—	3,860,000	—	3,860,000	—	—
12.6244	—	—	1,650,000	—	1,650,000	—	—
7.1264	—	—	—	8,210,000	8,210,000	—	—
Total	4,305,834	3,093,270	5,510,000	8,210,000	21,119,104	—	—

(a) The Board of Directors has postponed the deadline for exercising the 1999 plan from March 2003 to March 2004.

In 2002 the Board of Directors approved the first stock granting operation of SANPAOLO IMI shares to all Parent Bank personnel in service on 27 June 2002. The initiative, application for which was voluntary, was connected with the 2001 company production premium issued in May 2002.

Lastly, the Board of Directors on 4 March 2003 approved a second plan for the stock granting operation to Parent Bank personnel (considered in the company configuration at that time) with voluntary application, for a cost graduated in relation to the individual level of remuneration, providing for a connection with the 2002 company production premium issued in 2003. The assignment of these free shares (unavailable for three years) involved 14,090 employees, 51.3% of those entitled. On the basis of the regulations of this initiative, personnel in service on 27 June 2003 received 2,344,522 shares with a reference cost per unit of 8.1271 euro (calculated according to the current tax standards) for a commitment of 19 million euro.

In greater detail, Banca Fideuram approved stock incentive plans in 2002 and 2003 in favor of the Fideuram and Sanpaolo Invest networks. More details can be found in the company’s financial statements.

Transition to IAS/IFRS international accounting policies

In relation to EC Regulation 1606/2002, which, as of 2005, obliges listed companies of the member states to prepare the consolidated financial statements applying the international accounting policies issued by the IASB (International Accounting Standard Board) and approved by the European Commission, in December 2002 the SANPAOLO IMI Group launched a project with the aim of planning and realizing the operations necessary to cope in an adequate manner with the transition to the new regulatory framework.

In the context of the project, the Parent Bank took on a role of directing and controlling the activities entered into by the Group companies which, on the one hand, involved the definition, at the end of 2003, of “Group Guidelines” aimed at supplying methodological and operational support to subsidiaries for the planning of adaptation processes and, on the other, provides for constant monitoring of the progress of the operations underway with subsidiaries.

The project is mainly split into two areas of activity:

•                  study and analysis of the new international accounting policies and the main problems caused by their introduction. This activity, which involves a high number of resources (about 120 specialists within the Parent Bank and the main subsidiaries and split into 15 work teams) has enabled the production of the first IAS compliant version of the “Group Accounting Policies Handbook”, which represents the univocal point of reference for the Parent Bank and all the subsidiaries for the preparation of financial statements using consistent Group policies;

•                  organization and IT operations, performed separately within the different Group areas on the basis of the above mentioned “guidelines”.

In particular, the Parent Bank’s activities are divided as follows:

•                  operations on IT systems, already started and to be completed during 2004;

•                  organizational operations regarding administration, valuation and accounting processes, forecast for the second half of 2004;

•                  training operations, programmed during 2004, with the aim of spreading knowledge of the new regulatory framework to the Parent Bank and all the subsidiaries through special courses and meetings with different levels of specialization and detail.

A valuation of the impacts of the introduction of the new accounting policies on the Group’s income and equity configuration can only be made in the context of the above mentioned project during 2004, as soon as the new and final reference regulatory framework has been established. At the moment the European Commission has still not approved the accounting policies on the matter of registration and valuation of financial products and of hedging transactions, key rules for the financial statements of banking businesses.

Group Business Areas

Organization by Business Areas

In 2003, the SANPAOLO IMI Group operated through a structure organized by Business Areas in the following Business Sectors:

•                  Domestic Banking Networks

•                  Personal Financial Services

•                  Wealth Management and Financial Markets

•                  International Activities

•                  Central Functions.

The following tables show the data of the statement of income, the operating structure and the profitability ratios. There are two types of report: that referring to Business Sectors (“Reportable Segments”), with data expressing the contribution to the Group income, and that referring to Business Areas (“Business Segments”), where the data is expressed, in the case of business carried out by companies, before the posting of consolidation, reporting the contribution to Group income as additional information.

Where necessary, the figures used to evaluate the performance compared with the previous year have been consistently reconstructed, assuming that this organizational model was launched as of 1/1/2002. The data published in the 2002 financial statements is also provided for information purposes.

Criteria for calculating the profitability of Business Sectors and Business Areas

The statement of income of the Business Sectors is the result of the statements of income of its Business Areas. The latter have been prepared as follows:

•                  for those Areas whose business is carried out both by the Parent Bank and by subsidiaries, consolidation of the accounts of the Parent Bank attributable to the relevant Area has been effected with the income statement line items of the subsidiary companies. In particular, the attribution to individual Areas of Parent Bank line items is made on the basis of the following principles:

•                  the net interest income has been calculated using appropriate internal transfer rates;

•                  in addition to commissions in effect, notional commissions for services rendered by one Area to another have also been quantified;

•                  the direct costs of each Area have been calculated and, according to parameters, costs of the central structures other than those attributable to holding company functions, have been allocated to the Areas. It should be noted that, for IT services, allocation was made on the basis of services performed at standard prices, allocating to head office the difference between costs effectively sustained and costs allocated. This methodological choice is aimed at making the central structures responsible for the recovery of efficiency and will be extended during 2004 to all bodies providing services to operating business units;

•                  for those Areas whose business is carried out wholly by subsidiaries, the income statements of the companies are reported; their contribution to consolidated net income is also shown, net of minority interest and after the posting of consolidation attributable to the Area.

As with the statement of income, the capital of the Business Sectors is the result of adding up the capitals of the respective Business Areas. The capital has also been attributed to each Area according to the following criteria:

•                  for those Areas whose business is carried out both by the Parent Bank and by subsidiaries, consolidation of the average economic capital of the Parent Bank with that of the subsidiaries has been effected. The capital is measured according to VaR, distinguishing among the different types of risk: credit risk, market risks and operational risks;

•                  for those Areas whose business is carried out exclusively by subsidiaries, reference is made to the average accounting net shareholders’ equity (including income for the year).

In allocating capital to the Areas of the Parent Bank, the risks have been wholly covered with primary capital.

Finally, the profitability of each Area has been calculated. In particular:

•                  for those Areas whose business is carried out both by the Parent Bank and by subsidiaries, profitability has been expressed in terms of RORAC (Return On Risk Adjusted Capital), taking the Area’s contribution to net income of the Group to the relative economic capital quantified according to VaR;

•                  for those Areas whose business is carried out exclusively by subsidiaries, profitability has been expressed in terms of RoE (Return On Equity), reporting the Area’s contribution to net income of the Group to the respective average accounting net shareholders’ equity

(including income for the year), consistently with the principles adopted for the Group.

Results of the Business Sectors

The Domestic Banking Networks, which constitute the Group’s core business, comprise: the Sanpaolo Network, which is widespread in North Western Italy and, through Sanpaolo Banco di Napoli, in the mainland South; the former Cardine bank networks, rooted in the North East. The networks, dedicated to the service of retail and private customers and companies, present an optimal coverage of the Italian territory through more than 3,000 banking branches and integrated multi-channel infrastructures. The banking networks are flanked by specialist units to serve domestic clients: Banca OPI, which provides consultancy and medium- and long-term financing to public bodies and infrastructure, tax collection activities, as well as, within the Sanpaolo Network and Consumer Banking, companies operating in private banking, consumer credit and leasing. This sector also includes the Other Italian Networks, which handles the Group’s shareholdings in Cassa di Risparmio di Firenze, in Cassa dei Risparmi di Forlì and in Banca delle Marche, as well as Large Groups and Structured Finance.

The Domestic Banking Networks manage most of the volumes handled by the Group, accounting for almost 96% of net interest income. Owing to the defense of spread and the positive contribution generated by the evolution of the assets of deposits and loans, this income margin showed a growth of 3.3% in 2003.

The favorable trend of all the components of revenue was reflected in a 6% increase in the sector’s net interest and other banking income compared with 2002 pro forma. This income margin represents 81% of the Group value. A relevant share of customer financial assets and transactions in securities, exchanges and derivatives can in fact be attributed to this sector.

The trend of operating costs, which fell in real terms, allowed an 11.6% increase in operating income. Personnel costs form a relevant component of the costs of the Domestic Banking Networks, which employ 33,314 resources, corresponding to 77% of the Group’s total staff.

The considerable increase in provisions and net adjustments to loans influenced net income, which reached 973 million euro, showing a growth of 15.8% compared with the previous year, higher than that of the capital allocated to the sector. This enabled improvement in the profitability of the Domestic Banking Networks which reached 12.7%, compared with 11.4% in 2002. The sector absorbed 71% of the Group capital.

Personal Financial Services manage the activities carried out by the networks of financial planners of the Banca Fideuram group to serve customers with a medium/high savings potential. The staff operating in this sector includes 4,543 financial planners and 1,871 employees. The contribution to the Group’s net income was 132 million euro compared with 111 million in 2002.

The sector contributed 14% to the Group’s net income and absorbed 7% of the capital.

Transactions benefited from a better level and mix of net asset management flow than expected. The economic results were obtained through the realization of revenues just below those of the previous year, against a reduction in costs and provisions. RoE rose to 17.9% from 14.1% in 2002.

Wealth Management and Financial Markets include: the Sanpaolo IMI Wealth Management companies, dedicated to providing asset management products to the Group networks and associated networks, as well as institutional investors and other networks; Eptafund, operating mainly in asset management; Banca IMI, the Group’s investment bank, whose business priorities concern, on the one side, the supply of specialist services to companies and institutional customers and, on the other, the development of structured products distributed to retail customers and companies through the Group’s networks; Sanpaolo IMI Private Equity, in which the private equity activities of the Group have been concentrated.

Wealth Management and Financial Markets contributed 22% of the consolidated net income for 2003, absorbing 12.5% of the capital. The sector, which obtains considerable synergies from the placement of its products through the Group’s banking networks, which are widespread throughout the country, was characterized by high profitability levels, which rose to 15.7% during the year, from 12.9% in 2002.

The contribution to consolidated net income was 214 million euro, up compared with the 158 million of the previous year, thanks to the expansion of revenues against a substantial stability of the cost structure.

International Activities is made up of the Parent Bank’s Foreign Network, limited to corporate lending, and Sanpaolo IMI Internazionale, established to develop and supervise the Group’s activities in geographical areas and foreign countries of strategic interest.

International Activities operated in 2003 through a network of 116 branches and representative offices, employing 1,689 resources.

Thus following the exit of Banque Sanpaolo, the sector’s contribution to Group income was 4%, with just 3% absorption of capital.

The reduction of net interest income and the increase in operating costs prevailed over the positive trend of non financial revenues, causing the sector’s operating income to fall by 5.7%. The contribution to net income was 40 million euro, higher than the value registered in 2002, discounting the booking of consistent adjustments to loans. The profitability ratio was 12.8% compared with the previous year’s 4.7%.

Central Functions includes holding activities, including the former Cardine Finanziaria, finance, the Macchina Operativa Integrata and the management of property, shareholding investments and Group lending policy. Consequently, all the activities for the direction, support, management and control of the Group’s other Business Sectors as well as the inter-sector posting are positioned in this sector.

The income results reflect the transversal nature of these Functions, which sustain costs using a centralized system and on behalf of other Group companies, only partially allocating them to the operating units. This decision answers the need to safeguard cost control by central bodies, which have the facilities to govern costs and tangibly monitor the pursuit of “objective” efficiency levels declared in the internal integration processes. Central Functions registered a loss of 387 million euro in 2003, largely attributable to the share of costs not allocated to operating functions and also to the amortization of goodwill consequent upon equity investments made at holding level and not attributable to operating Business Areas. The writeback of the shareholding in Santander Central Hispano (SCH), the capital gains on the disposals of the equity portfolio and the extraordinary charges for personnel were also allocated to Central Functions in 2003.

Net income 2003 by Business Sectors (€/mil)	Allocated capital 2003 by Business Sectors (€/mil)

2003

	Domestic Banking Networks	Personal Financial Services	Wealth Management and Financial Markets	International Activities	Central Functions	Group total
STATEMENT OF INCOME (€/mil)
Net interest income	3,557	51	5	102	1	3,716
Net commissions and other net dealing revenues	2,299	479	231	61	-34	3,036
Profits and losses from financial transactions and dividends on shares	127	26	222	10	62	447
Profits from companies carried at equity and dividends from shareholdings	50	37	103	—	93	283
Net interest and other banking income	6,033	593	561	173	122	7,482
Administrative costs	-3,687	-321	-256	-82	-264	-4,610
• personnel	-2,161	-148	-121	-43	-368	-2,841
• other administrative costs	-1,449	-150	-133	-37	257	-1,512
• indirect duties and taxes	-77	-23	-2	-2	-153	-257
Other operating income, net	200	24	19	1	85	329
Adjustments to tangible and intangible fixed assets	-65	-42	-23	-10	-344	-484
Operating income	2,481	254	301	82	-401	2,717
Adjustments to goodwill and merger and consolidation differences	—	-2	-16	—	-140	-158
Provisions and net adjustments to loans and financial fixed assets	-812	-33	-16	-18	20	-859
• provisions for risks and charges	-112	-31	-8	-3	-41	-195
• net adjustments to loans and provisions for guarantees and commitments	-697	-2	-1	-11	-13	-724
• net adjustments to financial fixed assets	-3	—	-7	-4	74	60
Income before extraordinary items	1,669	219	269	64	-521	1,700
Net extraordinary income/expense	51	-6	1	-2	-76	-32
Income before taxes	1,720	213	270	62	-597	1,668
Income taxes for the period	-735	-34	-54	-21	187	-657
Change in reserve for general banking risks	12	—	-2	—	-1	9
Income attributable to minority interests	-24	-47	—	-1	24	-48
Net income	973	132	214	40	-387	972
AVERAGE ALLOCATED CAPITAL (€/mil)	7,677	737	1,361	313	761	10,849
RATIOS (%)
Profitability (RoE / RORAC)	12.7	17.9	15.7	12.8	n.s.	9.0
Cost / Income ratio	59.0	55.1	47.8	51.7	n.s.	61.9

31/12/2003
OPERATING STRUCTURE
Employees	33,314	1,871	1,149	1,689	5,442	43,465
Financial planners	132	4,543	—	—	—	4,675
Domestic branches	3,080	88	—	—	—	3,168
Foreign branches and representative offices	1	4	1	116	—	122

2002 pro forma

	Domestic Banking Networks	Personal Financial Services (1)	Wealth Management and Financial Markets	International Activities	Central Functions	Group total
STATEMENT OF INCOME (€/mil)
Net interest income	3,444	70	8	109	22	3,653
Net commissions and other net dealing revenues	2,140	486	182	55	-68	2,795
Profits and losses from financial transactions and dividends on shares	81	-9	178	6	48	304
Profits from companies carried at equity and dividends from shareholdings	29	50	106	—	129	314
Net interest and other banking income	5,694	597	474	170	131	7,066
Administrative costs	-3,611	-330	-254	-76	-307	-4,578
• personnel	-2,138	-141	-114	-42	-379	-2,814
• other administrative costs	-1,402	-165	-138	-32	229	-1,508
• indirect duties and taxes	-71	-24	-2	-2	-157	-256
Other operating income, net	202	25	20	3	104	354
Adjustments to tangible and intangible fixed assets	-61	-40	-29	-10	-368	-508
Operating income	2,224	252	211	87	-440	2,334
Adjustments to goodwill and merger and consolidation differences	—	-51	-8	—	-159	-218
Provisions and net adjustments to loans and financial fixed assets	-585	-68	-32	-62	-665	-1,412
• provisions for risks and charges	-113	-66	-5	-4	-73	-261
• net adjustments to loans and provisions for guarantees and commitments	-471	-2	-4	-56	-57	-590
• net adjustments to financial fixed assets	-1	—	-23	-2	-535	-561
Income before extraordinary items	1,639	133	171	25	-1,264	704
Net extraordinary income/expense	-17	15	10	10	302	320
Income before taxes	1,622	148	181	35	-962	1,024
Income taxes for the period	-742	-13	-18	-19	349	-443
Change in reserve for general banking risks	-7	15	-2	-1	358	363
Income attributable to minority interests	-33	-39	-3	2	30	-43
Net income	840	111	158	17	-225	901
AVERAGE ALLOCATED CAPITAL (€/mil)	7,338	786	1,222	365	1,135	10,846
RATIOS (%)
Profitability (RoE / RORAC)	11.4	14.1	12.9	4.7	n.s.	8.3
Cost / Income ratio	61.1	55.6	56.9	48.6	n.s.	65.1

31/12/2002 pro forma
OPERATING STRUCTURE
Employees	34,559	1,880	1,202	1,647	5,929	45,217
Financial planners	197	4,754	—	—	—	4,951
Domestic branches	3,028	87	—	—	—	3,115
Foreign branches and representative offices	2	4	2	106	—	114

(1)The figures shown are not pro forma, as there were no changes in the company setting during 2003.

Change 2003 / 2002 pro forma (%)

	Domestic Banking Networks	Personal Financial Services	Wealth Management and Financial Markets	International Activities	Central Functions	Group total
STATEMENT OF INCOME (€/mil)
Net interest income	3.3	-27.1	-37.5	-6.4	-95.5	1.7
Net commissions and other net dealing revenues	7.4	-1.4	26.9	10.9	-50.0	8.6
Profits and losses from financial transactions and dividends on shares	56.8	n.s.	24.7	66.7	29.2	47.0
Profits from companies carried at equity and dividends from shareholdings	72.4	-26.0	-2.8	—	-27.9	-9.9
Net interest and other banking income	6.0	-0.7	18.4	1.8	-6.9	5.9
Administrative costs	2.1	-2.7	0.8	7.9	-14.0	0.7
• personnel	1.1	5.0	6.1	2.4	-2.9	1.0
• other administrative costs	3.4	-9.1	-3.6	15.6	12.2	0.3
• indirect duties and taxes	8.5	-4.2	—	—	-2.5	0.4
Other operating income, net	-1.0	-4.0	-5.0	-66.7	-18.3	-7.1
Adjustments to tangible and intangible fixed assets	6.6	5.0	-20.7	—	-6.5	-4.7
Operating income	11.6	0.8	42.7	-5.7	-8.9	16.4
Adjustments to goodwill and merger and consolidation differences	—	-96.1	100.0	—	-11.9	-27.5
Provisions and net adjustments to loans and financial fixed assets	38.8	-51.5	-50.0	-71.0	n.s.	-39.2
• provisions for risks and charges	-0.9	-53.0	60.0	-25.0	-43.8	-25.3
• net adjustments to loans and provisions for guarantees and commitments	48.0	—	-75.0	-80.4	-77.2	22.7
• net adjustments to financial fixed assets	200.0	—	-69.6	100.0	n.s.	n.s.
Income before extraordinary items	1.8	64.7	57.3	156.0	-58.8	141.5
Net extraordinary income/expense	n.s.	n.s.	-90.0	n.s.	n.s.	n.s.
Income before taxes	6.0	43.9	49.2	77.1	-37.9	62.9
Income taxes for the period	-0.9	161.5	200.0	10.5	-46.4	48.3
Change in reserve for general banking risks	n.s.	n.s.	—	n.s.	n.s.	-97.5
Income attributable to minority interests	-27.3	20.5	n.s.	n.s.	-20.0	11.6
Net income	15.8	18.9	35.4	135.3	72.0	7.9
AVERAGE ALLOCATED CAPITAL (€/mil)	4.6	-6.2	11.4	-14.2	-32.9	0.0

Change 31/12/2003 - 31/12/2002 pro forma (%)
OPERATING STRUCTURE
Employees	-3.6	-0.5	-4.4	2.6	-8.2	-3.9
Financial planners	-33.0	-4.4	—	—	—	-5.6
Domestic branches	1.7	1.1	—	—	—	1.7

2002

	Domestic Banking Networks	Personal Financial Services	Wealth Management and Financial Markets	International Activities	Central Functions	Group total
STATEMENT OF INCOME (€/mil)
Net interest income	3,525	70	6	210	-38	3,773
Net commissions and other net dealing revenues	2,126	486	148	116	-67	2,809
Profits and losses from financial transactions and dividends on shares	81	-9	178	-4	40	286
Profits from companies carried at equity and dividends from shareholdings	36	50	73	8	125	292
Net interest and other banking income	5,768	597	405	330	60	7,160
Administrative costs	-3,694	-330	-231	-180	-213	-4,648
• personnel	-2,159	-141	-103	-105	-348	-2,856
• other administrative costs	-1,461	-165	-125	-69	292	-1,528
• indirect duties and taxes	-74	-24	-3	-6	-157	-264
Other operating income, net	183	25	18	4	128	358
Adjustments to tangible and intangible fixed assets	-84	-40	-27	-19	-340	-510
Operating income	2,173	252	165	135	-365	2,360
Adjustments to goodwill and merger and consolidation differences	-2	-51	-8	—	-151	-212
Provisions and net adjustments to loans and financial fixed assets	-600	-68	-31	-70	-657	-1,426
• provisions for risks and charges	-115	-66	-5	-4	-71	-261
• net adjustments to loans and provisions for guarantees and commitments	-484	-2	-4	-65	-49	-604
• net adjustments to financial fixed assets	-1	—	-22	-1	-537	-561
Income before extraordinary items	1,571	133	126	65	-1,173	722
Net extraordinary income/expense	-16	15	9	10	278	296
Income before taxes	1,555	148	135	75	-895	1,018
Income taxes for the period	-713	-13	-3	-36	315	-450
Change in reserve for general banking risks	-7	15	-2	-1	359	364
Income attributable to minority interests	-5	-39	-5	2	4	-43
Net income	830	111	125	40	-217	889
AVERAGE ALLOCATED CAPITAL (€/mil)	7,544	786	1,268	789	348	10,735
RATIOS (%)
Profitability (RoE / RORAC)	11.0	14.1	9.9	5.1	n.s.	8.3
Cost / Income ratio	62.2	55.6	60.3	57.8	n.s.	65.1

31/12/2002
OPERATING STRUCTURE
Employees	35,834	1,880	1,058	2,238	4,640	45,650
Financial planners	197	4,754	—	—	4	4,955
Domestic branches	2,982	87	—	—	—	3,069
Foreign branches and representative offices	2	4	2	145	—	153

Results of the Business Areas

Domestic Banking Networks

Sanpaolo Network and Consumer Banking

Sanpaolo Network and Consumer Banking operate according to an activity base comprising the following business units:

•                  the Sanpaolo Network, consisting of more than 2,400 operating points of the Parent Bank and of Sanpaolo Banco di Napoli, supported by the Internet, phone and mobile banking direct channels;

•                  the subsidiaries, supporting the banking business, operating in consumer credit (Finemiro Banca), leasing (Sanpaolo Leasint) and international private banking

	Sanpaolo Network and Consumer Banking				of which: Sanpaolo Network
	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002 (1)	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002 (1)
			(%)				(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	3,998	3,813	+4.9	3,088	3,632	3,472	+4.6	2,713
Operating costs	-2,556	-2,495	+2.4	-1,918	-2,389	-2,338	+2.2	-1,764
• administrative costs	-2,584	-2,519	+2.6	-1,947	-2,387	-2,337	+2.1	-1,763
• personnel	-1,501	-1,485	+1.1	-1,110	-1,433	-1,419	+1.0	-1,041
• other administrative costs	-1,074	-1,027	+4.6	-826	-953	-917	+3.9	-721
• indirect duties and taxes	-9	-7	+28.6	-11	-1	-1	—	-1
• other operating income, net	42	38	+10.5	45	-2	-1	+100.0	-1
• amortization	-14	-14	—	-16	—	—	—	—
Operating income	1,442	1,318	+9.4	1,170	1,243	1,134	+9.6	949
Provisions and net adjustments to loans and financial fixed assets	-369	-348	+6.0	-276	-313	-287	+9.1	-206
Income before extraordinary items	1,073	970	+10.6	894	930	847	+9.8	743
Net extraordinary income/expense	37	1	n.s.	2	23	-6	n.s.	-6
Income before taxes	1,110	971	+14.3	896	953	841	+13.3	737
Income taxes for the period	-488	-457	+6.8	-407	-437	-420	+4.0	-357
Change in reserve for general banking risks and income attributable to minority interests	-24	-29	-17.2	—	—	—	—	—
Net income	598	485	+23.3	489	516	421	+22.6	380
AVERAGE ALLOCATED CAPITAL (€/mil)	3,828	3,640	+5.2	2,660	3,021	2,916	+3.6	2,031
RATIOS (%)
RORAC	15.6	13.3		18.4	17.1	14.4		18.7
Cost / Income ratio	64.1	65.6		62.3	65.7	67.3		65.0

	31/12/2003	31/12/2002 Pro forma	Change 31/12/03- 31/12/02 pro forma	31/12/2002 (1)	31/12/2003	31/12/2002 pro forma	Change 31/12/03- 31/12/02 pro forma	31/12/2002 (1)
			(%)				(%)
OPERATING DATA (€/mil)
Customer financial assets	206,324	193,412	+6.7	152,899	200,465	187,874	+6.7	147,129
• Direct deposits	52,783	53,722	-1.7	37,799	49,806	50,074	-0.5	33,919
• Asset management	77,354	71,369	+8.4	60,884	77,083	71,087	+8.4	60,602
• Mutual funds and fund-based portfolio management	55,728	53,046	+5.1	45,444	55,539	52,923	+4.9	45,320
• Portfolio management	3,568	4,923	-27.5	3,597	3,486	4,764	-26.8	3,439
• Life technical reserves	18,058	13,400	+34.8	11,843	18,058	13,400	+34.8	11,843
• Asset administration	76,187	68,321	+11.5	54,216	73,576	66,713	+10.3	52,608
Net asset management flows	3,638	1,689		-220	3,704	1,869		-41
Net loans to customers excluding NPLs	55,240	54,554	+1.3	46,663	53,110	51,742	+2.6	43,257
OPERATING STRUCTURE
Employees	23,164	24,207	-4.3	17,638	22,028	23,060	-4.5	16,388
Domestic branches	2,149	2,117	+1.5	1,416	2,126	2,115	+0.5	1,390

(1) Does not include the Italian Network and the depositary bank of former Banco di Napoli.

(Sanpaolo Bank Luxembourg and Sanpaolo Bank Switzerland).

Globally, during the year, Sanpaolo Network and Consumer Banking presented a net income of 598 million euro, up 23.3% on the previous year. The profitability of the Area, expressed in terms of RORAC, was 15.6%.

2003 was characterized by important organizational events. In particular:

•                  the distribution structures of Sanpaolo and Banco di Napoli were integrated following the merger between SANPAOLO IMI and the Neapolitan bank on 31 December 2002. This integration involved, initially, the unification of the IT systems of the two distribution networks, with the adoption of the Sanpaolo systems by the branches of Banco di Napoli. At the same time, the systems for the management of the territory were shared: at the beginning of the year, the network was reorganized into territorial areas with unitary responsibility for the Sanpaolo and Banco di Napoli branches; the organization model of the Sanpaolo networks, based on specialization by type of customer served combined with strong local coordination, was extended then gradually to the Banco di Napoli branches;

•                  on 1 July 2003 began operating Sanpaolo Banco di Napoli, the Group’s company dedicated to the four Southern regions traditionally serviced by Banco di Napoli: Campania, Apulia, Calabria and Basilicata. With regards to the Sanpaolo Network structures existing in the other Italian regions, the company operates with a single commercial coordination. The IT, administration and control activities are outsourced to SANPAOLO IMI.

Following the start-up of Sanpaolo Banco di Napoli, work continued on the rationalization of the territorial organization of the whole Sanpaolo Network, aiming at enabling the integration in the territories characterized by the presence of various historical brands and at consolidating further the distribution model adopted by the Group. The organizational intervention reduced the territorial management Areas from 22 to 17. Of these, 14 coordinate the operations of the Parent Bank branches and three address the operations of the Sanpaolo Banco di Napoli branches. In more detail:

•                  considering the importance of the proximity to the reference market for operations with private customers, some Areas have been subdivided into several Markets.

A total of 28 Markets have been set up to supervise the operations performed by over 2,200 private and retail operating points;

•                  the rationalization of the branches specialized in services to companies has been completed. The network dedicated to companies is now organized into 17 Markets and comprises 151 branches and 63 specialist teams;

•                  specific Markets dedicated to operations with Public Bodies and Companies have been set up to support operational development for services to the public sector in the areas with the greatest growth potential, especially in Southern Italy.

In order to pursue the budget targets set out for the year, which provided for the strengthening of the market position in terms of private and retail customers as well as the development of relations with companies with adequate creditworthiness, the Sanpaolo Network took the following actions:

•                  regarding private and retail segments, the initiatives aimed at improving relations with customers and specializing and personalizing the product range were entered into. In more detail:

•                  the distribution model based on the specialization of operating points by customer segments was consolidated; it had been extended throughout the network at the beginning of the year. In the current organizational structure, the retail branches are articulated in modules dedicated to serving the customers of its various submarkets: personal, family market and small business, dedicated respectively to customers with significant financial funds, to households and to customers comprising professionals, artisans, farmers and smaller companies. Within the retail branches, there are also modules specialized in serving private customers, which, together with the branches specifically dedicated to this type of customer, ensure a better coverage of the territory;

•                  an intense training activity and more evolved models were implemented to provide branch operators with more effective means for a financial planning tailored to suit customer needs. This meets the requirements of the “Investment Policy”, presented in April 2003, which establishes the guidelines to be followed in the assistance provided by branches to customers in relation to investments, with the aim of developing greater awareness towards monitoring risks and consistency between the customer’s investment portfolio and his specific financial needs;

•                  the design of new products, particularly with guaranteed capital, was developed;

•                  initiatives aimed at increasing operations with small businesses with reasonable creditworthiness were set

up. This was carried out by making specific products and instruments for this segment available to branch specialists;

•                  the spread of multi channel infrastructures went ahead: at the end of December, direct banking contracts rose to more than 457,000, with a growth of around 40% on an annual basis;

•                  as regards business customers, major emphasis has been placed on small- and medium-sized companies, also through the activation of commercial campaigns. Also noteworthy is the commercial effort related to several specific strategic areas, including:

•                  risk hedging: about 3,000 companies used Sanpaolo products to hedge financial and exchange risks connected with operations, compared with 1,000 in 2002;

•                  telematic channels: intense activity aimed at maximizing the dissemination and use of remote stations continued; at the end of 2003, the number of Internet banking contracts, including small business, reached 31,000 units, climbing 45% from the beginning of the year;

•                  foreign: the relaunch of the sector through the strengthening of the offer and operational rationalization showed the first results; trading flows and revenues for the last months of 2003 have increased compared with the previous year, despite the stable market trend.

Lastly, also worth noting are:

•                  the definition, in the second half of the year, of the new “Commercial Policy”, which represents the “charter of values” to which the daily management of business with companies aims to comply;
•                  the issue to consultants of new instruments to facilitate the identification of commercial actions, as well as the definition of pricing in relation to the risk undertaken and to operating costs.

Under the operational profile, Sanpaolo Network customer financial assets showed an annual growth of 6.7%, attributable to asset management and administration. The net asset management flow in particular was almost doubled during the year if compared to the whole of 2002. Loans to customers increased by 2.6% compared with the end of 2002. The particularly strong performance of retail mortgages for households was confirmed: 2.6 billion euro have been disbursed during the year, up 12% compared with the previous year.

The operating income of the Sanpaolo Network in 2003 showed a growth of 9.6% compared with last year, thanks to the positive trend in all revenue components and to the limited movement registered in costs. Net income, equal to 516 million euro, increased by 22.6%. RORAC reached 17.1%, compared with 14.4% in 2002.

Former Cardine bank networks

The former Cardine bank networks include the 855 branches of Cassa di Risparmio di Padova e Rovigo (which merged Banca Agricola di Cerea), Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia, Banca Popolare dell’Adriatico and Friulcassa (resulting from the merger between Cassa di Risparmio di Udine e Pordenone and Cassa di Risparmio di Gorizia).

As described in more detail in the chapter “Action points and initiatives in the year”, to which reference should be made, the merger by incorporation of Cardine Finanziaria into the Parent Bank took place on 31 December 2003, leading to the creation of the North East Territorial Direction, to control and supervise the commercial and credit activities of the Group branches operating in the areas of Triveneto (comprising the regions Veneto, Friuli Venezia Giulia and Trentino Alto Adige) and Emilia. Therefore, in the reports of the Business Areas for 2003 and for 2002 pro forma, the income and operating results of the Cardine Finanziaria holding are converged into Central Functions.

The main initiatives during 2003 were aimed at the extension to all of the former Cardine bank networks and successive improvement of the Sanpaolo Network distribution model articulated by customer segments. In particular, specialized consultants were individuated to serve the different customer segments and were given instruments for monitoring the total portfolio and the positions of individual customers. Lastly, the products and services for the various types of customers were identified.

From the commercial viewpoint, the activity of the bank networks was concentrated on the retail market, organized into personal, family market and small business segments, in particular offering products originating from the SANPAOLO IMI Group’s companies, notably in relation to asset management and bancassurance products. With reference to the other customer segments, the networks operated aiming towards selective growth of volumes - with particular attention to the containment of risks - and at expanding margins, for the corporate sector, as well as increasing the number of customers and the amounts managed, for the private sector.

Towards the end of the year the first interventions on the organization and commercial direction began in preparation for the migration of the bank networks’ IT systems towards the SANPAOLO IMI target.

During 2003, the activities of former Cardine bank networks were characterized by the favorable development of the main operational aggregates. Customer financial assets showed a growth of 6.1%, supported by asset management

Former Cardine bank networks

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002 (1)
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	1,469	1,436	+2.3	1,435
Operating costs	-815	-802	+1.6	-855
• administrative costs	-917	-916	+0.1	-919
• personnel	-562	-557	+0.9	-585
• other administrative costs	-297	-301	-1.3	-276
• indirect duties and taxes	-58	-58	—	-58
• other operating income, net	150	159	-5.7	131
• amortization	-48	-45	+6.7	-67
Operating income	654	634	+3.2	580
Provisions and net adjustments to loans and financial fixed assets	-176	-278	-36.7	-276
Income before extraordinary items	478	356	+34.3	304
Net extraordinary income/expense	-83	-11	n.s.	-11
Income before taxes	395	345	+14.5	293
Income taxes for the period	-190	-172	+10.5	-148
Change in reserve for general banking risks and income attributable to minority interests	11	-7	n.s.	-10
Net income	216	166	+30.1	135
Contribution to net income of the Group (2)	270	220	+22.7	191
AVERAGE ALLOCATED CAPITAL (€/mil)	2,177	2,203	-1.2	2,536
RATIOS (%)
RoE	12.4	10.0		7.5
Cost / Income ratio	56.0	56.6		59.3

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002 (1)
			(%)
OPERATING DATA (€/mil)
Customer financial assets	54,566	51,413	+6.1	51,815
• Direct deposits	27,130	26,367	+2.9	26,524
• Asset management	14,328	12,910	+11.0	13,159
• Mutual funds and fund-based portfolio management	9,028	8,340	+8.2	8,539
• Portfolio management	3,204	3,038	+5.5	3,038
• Life technical reserves	2,096	1,532	+36.8	1,582
• Asset administration	13,108	12,136	+8.0	12,132
Net asset management flows	1,135	1,478		1,478
Net loans to customers excluding NPLs	26,615	24,588	+8.2	24,588
OPERATING STRUCTURE
Employees	8,288	8,425	-1.6	9,719
Domestic branches	855	841	+1.7	841

(1) Cardine Finanziaria group consolidated.

(2) After the posting of consolidation attributable to the Area, mainly concerning in 2002 the reversal of the discounting of loans for consistency and, in 2003, the integration of the criteria of attribution of the expenses connected with staff leaving incentives.

and administration. Also positive was the development of loans to customers, net of non-performing loans, which were up 8.2% on an annual basis; new disbursements to households in connection with retail mortgages were particularly relevant at 1.3 billion euro.

The operating income showed an increase of 3.2% compared with 2002, reaching 654 million euro. This trend was made possible by the growth of revenues (+2.3%), encouraged by the positive evolution of the commissions and profits from financial transactions and by the control of operating costs. Provisions and adjustments fell by 36.7% compared with the previous year, which included extraordinary components in relation to the actualization of doubtful loans and provisions to the general reserve. Net income was 216 million euro, up 30.1% on 2002. RoE was 12.4%.

Banca OPI

Banca OPI provides financial services to the public sector, with particular reference to the financing of infrastructure investments and public works. As of 1 January 2003 the bank performs the activities in the public works sector previously performed by Banco di Napoli.

During the year the bank:

•              issued new loans mainly concerning the rail sector, land preservation, the road and freeway infrastructure sector

Banca OPI

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	165	139	+18.7	120
Operating costs	-25	-23	+8.7	-20
• administrative costs	-28	-24	+16.7	-20
• personnel	-13	-12	+8.3	-10
• other administrative costs	-11	-10	+10.0	-9
• indirect duties and taxes	-4	-2	+100.0	-1
• other operating income, net	3	1	+200.0	1
• amortization	—	—	—	-1
Operating income	140	116	+20.7	100
Provisions and net adjustments to loans and financial fixed assets	-78	-68	+14.7	-68
Income before extraordinary items	62	48	+29.2	32
Net extraordinary income/expense	9	4	+125.0	4
Income before taxes	71	52	+36.5	36
Income taxes for the period	-25	-17	+47.1	-9
Net income	46	35	+31.4	27
Contribution to net income of the Group (1)	100	77	+29.9	66
AVERAGE ALLOCATED CAPITAL (€/mil)	686	675	+1.6	500
RATIOS (%)
RoE	14.6	11.4		13.2
Cost / Income ratio	14.3	15.7		16.5

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
			(%)
OPERATING DATA (€/mil)
Net loans to customers excluding NPLs	18,693	16,717	+11.8	14,735
Disbursements in the period	5,209	n.d.	n.d.	3,231
OPERATING STRUCTURE
Employees	156	167	-6.6	126

(1) After the posting of consolidation attributable to the Area, mainly represented by the reversal of adjustments to loans made exclusively for tax purposes.

in Italy and abroad and local public services, with particular reference to water cycle systems and environmental hygiene; supported local authority investment programs (regional, provincial and municipal councils); carried out significant interventions in the re-qualification of urban infrastructure, especially through government financings;

•                  subscribed securities from public issuers (mainly local authorities and foreign counterparties from government sector);

•                  in the context of innovative forms of financial intervention, has participated, through the subsidiary FIN.OPI and in conjunction with CDC Ixis, in investment funds aimed at the environmental sector and infrastructure for transport. Participation in the project for the Turin-Lyons, part of Corridor 5 Lyons-Trieste-Lubiana-Kiev link should also be noted;

•                  in the advisory sector, assisted the process of aggregation of some multi-utilities located in the Emilia Romagna region, leading to the establishment of the Hera company and the successive placement of its shares on the stock market; acquired a mandate from Rimini Fiera S.p.A. to partially privatize the company; carried out mandates regarding the privatization of APS S.p.A., a public utility in Padua, and the valuation of a company for its acquisition by the public utility based in Settimo Torinese, ASM S.p.A.; performed a preliminary study, commissioned by the Municipality of Orvieto in view of the exploitation of an important property asset; assisted AMA S.p.A. of Rome in the selection procedure for investors in the privatization of the subsidiary AMA International S.p.A.;

•                  in project financing:

•                  together with an important German bank, structured the FIBE project for the construction and management of an integrated waste disposal system for the Province of Naples, which has reached the subunderwriting phase; began the procedures for participation in the project to construct and manage a highway in Ireland, as well as the purification system servicing in The Hague;

•                  continued, together with an Austrian bank, the arranging mandate for the Europpass project (sponsored by Autostrade S.p.A.) in relation to the construction of a toll paying system for heavy vehicles on the Austrian road network, for which the inspection phase has begun;

•                  assisted - in the presentation of proposals for the assignment of new concessions - companies operating in the freeway transport sector, such as Pedemontana Veneta S.p.A., Astaldi S.p.A. - Giustino Costruzioni S.p.A. (Avellino-Sicignano) and Nuova Romea S.p.A. (Ravenna-Mestre) and took part in the project finance transaction for the acquisition of Empresa Nacional de Autopistas (ENA), a company managing freeways in Northern Spain and Chile;

•                  in the equity investment activity, through the subsidiary FIN.OPI, has taken over significant investments in the local utilities AEM Torino and Hera, quoted on the Stock Exchange, and in AMA International held by the Municipality of Rome.

In 2003 the bank made new disbursements for 5.2 billion euro; these were joined by a flow of new subscriptions of securities issued by Public Bodies, amounting to 1.7 billion euro. Total financings rose at the end of December to 18.7 billion euro, up 11.8% in the 12 months, while securities in portfolio issued by reference customers reached 2.1 billion euro, about five times higher than the values of the previous year.

The income results for the year showed a rise in net interest and other banking income (+18.7%), determined mainly by the higher net commissions and greater profits from financial transactions. The favorable trend of revenues is reflected in the net income, which reached 46 million euro, up 31.4%.

Large Groups and Structured Finance

Large Groups and Structured Finance are the Group’s two specialist units, the first appointed to manage relations with the major groups of domestic and international importance, the latter project financing and specialized structured lending.

In 2003, despite improved operating revenues, the economic results of the Large Groups unit were penalized by major provisions to deal with the Parmalat group default in the last quarter of the year.

The Structured Finance unit defined important transactions, the effects of which will become evident from the current year: the positive evolution of several transactions registered towards the end of the year also enabled the realization of significant recoveries on provisions already made.

Other Italian Networks

Other Italian Networks operate in the domestic market through the distribution networks of the Cassa di Risparmio di Firenze, in which the Group has a stake of 19.5%, the Cassa dei Risparmi di Forlì (29.8% stake), and the Banca delle Marche, in which SANPAOLO IMI acquired a 7% share in November.

In the context of the distribution agreements between SANPAOLO IMI and the companies in the Area, the following should be noted:

•                  positive progress in the marketing of mutual funds managed by CR Firenze Gestion Internationale (in which an 80% interest is held by Carifirenze and a 20% interest by SANPAOLO IMI); the net flow for the year, equal to 1.6 billion euro, brought the total amounts at the end of December to 3.9 billion euro;

•                  placement by the Cariforlì network, in the year, of SAN-PAOLO IMI Group asset management products for 69 million euro. This net flow took the stock, at the end of December, to 234 million, up 41% on the 12 months.

Personal Financial Services

Banca Fideuram

Banca Fideuram has a network of 4,543 financial planners and 88 branches in Italy and operates using its own specialized companies dedicated to the production of asset management services.

During 2003, Banca Fideuram’s activities were mainly aimed at the completion of the integration process with Sanpaolo Invest SIM (formerly Banca Sanpaolo Invest). In

Banca Fideuram (1)

	2003	2002 pro forma (2)	Change 2003 / 2002 pro forma	2002
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	592	596	-0.7	596
Operating costs	-338	-342	-1.2	-342
• administrative costs	-321	-329	-2.4	-329
• personnel	-147	-140	+5.0	-140
• other administrative costs	-151	-165	-8.5	-165
• indirect duties and taxes	-23	-24	-4.2	-24
• other operating income, net	26	27	-3.7	27
• amortization	-43	-40	+7.5	-40
Operating income	254	254	—	254
Adjustments to goodwill and merger and consolidation differences	-6	-58	-89.7	-58
Provisions and net adjustments to loans and financial fixed assets	-31	-68	-54.4	-68
Income before extraordinary items	217	128	+69.5	128
Net extraordinary income/expense	-6	34	n.s.	34
Income before taxes	211	162	+30.2	162
Income taxes for the period	-36	-13	+176.9	-13
Change in reserve for general banking risks and income attributable to minority interests	1	1	—	1
Net income	176	150	+17.3	150
Contribution to net income of the Group (3)	132	111	+18.9	111
AVERAGE ALLOCATED CAPITAL (€/mil)	737	786	-6.2	786
RATIOS (%)
RoE	17.9	14.1		14.1
Cost / Income ratio	55.2	55.4		55.4

	31/12/2003	31/12/2002 pro forma (2)	Change 31/12/03-31/12/02 pro forma	31/12/2002
			(%)
OPERATING DATA (€/mil)
Customer financial assets	59,517	56,457	+5.4	56,457
• Direct deposits	3,581	3,901	-8.2	3,901
• Asset management	44,573	40,028	+11.4	40,028
• Mutual funds and fund-based portfolio management	31,736	28,756	+10.4	28,756
• Portfolio management	593	525	+13.0	525
• Life technical reserves	12,244	10,747	+13.9	10,747
• Asset administration	11,363	12,528	-9.3	12,528
Net asset management flows	3,560	-1,153		-1,153
OPERATING STRUCTURE
Employees	1,871	1,880	-0.5	1,880
Financial planners	4,543	4,754	-4.4	4,754
Domestic branches	88	87	+1.1	87

(1) Including Sanpaolo Invest SIM.

(2) The figures shown are not pro forma, as there were no changes in the company setting during 2003.

(3) Related to the stake held by SANPAOLO IMI and after the posting of consolidation attributable to the Area.

June the spin off of the Banca Sanpaolo Invest banking branch to Banca Fideuram was signed, becoming legally effective as of 1 July 2003. The latter therefore has ceased to perform banking activity, concentrating on the provision of investment services through its network of financial planners, and assumed the status of SIM in December.

Banca Fideuram also completed the program for the reorganization of investment services. Effective as of 1 July 2003:

•                  after Fideuram Capital sold the advisory branch to Fideuram Fondi in March, it was incorporated in Banca Fideuram;

•                  Fideuram Fondi incorporated Fideuram Gestioni Patrimoniali and simultaneously took the name of Fideuram Investimenti, extending its activity to the individual management of investment portfolios on behalf of third parties.

The reorganization of the French subsidiary Fideuram Wargny also continued.

At the end of 2003 customer financial assets of Banca Fideuram were 59.5 billion euro, up 5.4% on the 12 months. This evolution reflects the strategy to reconvert the assets under administration, aimed at increasing the weight of asset management. At the end of December 2003, the amounts of asset management were 44.6 billion euro (+11.4% since the beginning of the year), thanks to a net inflow of 3.6 billion, countering the outflow of the previous year.

Operating income for the year, 254 million euro, maintained the level of 2002, benefiting from actions to contain operating costs (-1.2%) which succeeded in contrasting the slight drop in revenues (-0.7%). Lower levels of provisions enabled net income to reach 176 million euro, up 17.3% compared with 2002. Profitability was 17.9% compared with 14.1% in the previous year.

Wealth Management and Financial Markets

Sanpaolo IMI Wealth Management

Wealth Management provides asset management products and services both to the Group’s internal distribution networks and to institutional investors, associated networks and other networks. The Sanpaolo IMI Wealth Management holding company heads the Group companies operating in mutual funds, portfolio management and life insurance.

In 2003, the Area realized initiatives aimed at rationalizing its corporate structure. In particular, these regarded:

•                  the reduction of 50%, less one share, to the share-holding held in Sanpaolo Bank Luxembourg, following the capital increase of the latter company, fully subscribed by the Parent Bank SANPAOLO IMI, which assumed control;

•                  the acquisition of full control of Sanpaolo IMI Wealth Management Luxembourg, through the purchase of the 11.8% share held by Sanpaolo Bank Luxembourg;

•                  the merger by incorporation of Banco di Napoli Asset Management into Sanpaolo IMI Asset Management;

•                  the capital increase of the subsidiary Sanpaolo IMI

Alternative Investments, a company dedicated to the management of hedge funds;

Sanpaolo IMI Wealth Management

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	256	237	+8.0	207
Operating costs	-85	-88	-3.4	-88
• administrative costs	-88	-91	-3.3	-91
• personnel	-32	-33	-3.0	-33
• other administrative costs	-55	-57	-3.5	-57
• indirect duties and taxes	-1	-1	—	-1
• other operating income, net	13	13	—	13
• amortization	-10	-10	—	-10
Operating income	171	149	+14.8	119
Adjustments to goodwill and merger and consolidation differences	-14	-7	+100.0	-7
Provisions and net adjustments to loans and financial fixed assets	-4	—	—	—
Income before extraordinary items	153	142	+7.7	112
Net extraordinary income/expense	-10	2	n.s.	2
Income before taxes	143	144	-0.7	114
Income taxes for the period	-10	-8	+25.0	-8
Change in reserve for general banking risks and income attributable to minority interests	-1	-1	—	-7
Net income	132	135	-2.2	99
Contribution to net income of the Group (1)	142	145	-2.1	109
AVERAGE ALLOCATED CAPITAL (€/mil)	719	658	+9.3	630
RATIOS (%)
RoE	19.7	22.0		17.3
Cost / Income ratio	36.1	40.0		45.5

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
			(%)
OPERATING DATA (€/mil)
Assets under management	93,650	83,407	+12.3	83,407
OPERATING STRUCTURE
Employees	387	404	-4.2	404

(1) After the posting of consolidation attributable to the Area, mainly represented by the reversal of amortization for goodwill on Group companies.

•                  the acquisition by Sanpaolo Vita of the shareholding held by Banca Fideuram in Sanpaolo Life (Ireland), thus gaining complete control, and the acquisition, again by Sanpaolo Vita, of the Noricum Vita share held by Unipol Assicurazioni;

•                  the setting up, following a spin off from Sanpaolo Vita, of Universo Servizi, a company offering IT-administration insurance services.

Sanpaolo IMI Wealth Management S.p.A. also implemented actions to strengthen the range of commercial products and to increase the penetration of the Group banking networks by these products, especially through:

•                  the widening of the product range, with the launch of funds of funds, protected funds and an inflation linked fund, the placement of two new index linked policies by Sanpaolo Vita, the launch of the new GP PrivateSolution dedicated to the private customer segment and the start up of the marketing of the Sanpaolo Etico Venezia Serenissima ethical fund in conjunction with the reopening of the “La Fenice Theater”;

•                  the unification of the product range of Sanpaolo IMI Wealth Management and Banco di Napoli Asset Management, especially mutual funds and portfolio management;

•                  the marketing of the Area’s products through the former Cardine bank networks;

•                  the opening of the eleventh and twelfth seasons of the “Active Portfolio” protected capital unit linked policy;

•                  the commercial relaunch of the range of funds of hedge funds by Sanpaolo IMI Alternative Investments;

•                  the technical and commercial support of the activity to rationalize the product range, mainly mutual funds, pension funds and portfolio management, in view of the integration with Eptafund.

The Area’s assets under management amounted to 93.7 billion euro, up 12.3% on an annual basis. Within the total aggregate the sustained growth in life technical reserves, which rose to 19.4 billion euro (+35.7% compared with the end of December 2002) should be noted.

In 2003 Wealth Management registered net interest and other banking income of 256 million euro, up by 8% compared with the previous year; this trend was determined by the increase in net commissions and the contribution of the insurance companies Sanpaolo Vita and Sanpaolo Life, booked as profits from companies carried at equity. This, together with the reduction in operating costs (-3.4%), led to a 14.8% growth of the operating income. The net income of 132 million euro was influenced by extraordinary expenses attributable to use of the Budget Law 2003 for the tax reform. The profitability, expressed in terms of RoE, was 19.7%.

Banca IMI

Banca IMI, the Group’s investment bank, covers securities dealing both on own account and for customers, the raising of risk and debt capital for companies, as well as corporate finance consultancy.

During 2003, with reference to corporate finance and capital markets, Banca IMI:

•                  with regard to Public Offerings, participated, acting as joint advisor and joint global coordinator in the Public Offer of Italgas shares promoted by ENI and of Italdesign Giugiaro by Wide Design, which led to the cancellation of the respective shares from the list;

•                  in the context of equity placements, guided, as joint bookrunner, the placement of Hera and, as global coordinator, the quotation of Isagro. It participated in the Meta Initial Public Offer and made a placement with leading institutional investors of shares of the capital of Edison and CDC, a company quoted on the New Market, which distributes IT products;

•                  with reference to capital increases, in Italy, coordinated the capital increases of Edison, AEM Torino and Reno de Medici and participated as lead manager in the FIAT capital increase and as coordinator and lead manager for the IFIL capital increase. It performed the first four tranches of the Mondo TV capital increase and participated in the capital increase option of Banca Antoniana Popolare Veneta. On the foreign market it intervened as guarantor in the capital increases of Banco Comercial Português and Royal & Sun Alliance. It also acted as co-manager in the institutional offer of Timken shares;

•                  in the debt market, performed the role of leader and placer in 62 transactions. In particular, was joint lead manager and bookrunner for the first inflation indexed BTP. In the financial institutions compartment, it performed the role of joint lead manager and bookrunner for the senior issues of SANPAOLO IMI, Banca delle Marche, Credito Valtellinese, Landsbanki Islands, Kaupthing Bunadarbanki, Merril Lynch and Banco Itau Europa and the subordinate issues of SANPAOLO IMI, Caja de Madrid, Cassa di Risparmio di Firenze and Findomestic Banca; it held the role of sole manager for the issues of SNS Bank, Caixa Geral de Depositos, Natexis Banque Populaire and Caixa Economica Montepio Geral and of arranger of the EMTN program of Mediocredito Trentino Alto Adige. As regards corporate issuers, it was co-arranger for Edison’s EMTN program and joint lead manager and bookrunner for the related debut issue. It participated as joint lead manager and bookrunner for the issues of Deutsche Bahn, Hellenic Railways, GMAC and Daimler Chrysler. In relation to activity with local authorities, acted as joint-bookrunner for an issue by Pisa Municipal Council, as rating advisor for the Independent Province of Bolzano and obtained a mandate as joint lead manager and bookrunner for the issue by Piedmont Region. Lastly, in securitization, it acted as joint arranger and bookrunner for the transactions of Cassa Depositi e Prestiti, INPS and Master Dolphin (the master trust of Findomestic Banca).

As regards corporate finance advisory, Banca IMI:

•                  completed the assistance to Edison (sale of gas reserves in Egypt), ENEL (sale of electricity generation assets), ENI

Banca IMI

	2003	2002 pro forma	Change 2003 / 2002 pro forma	2002
			(%)
STATEMENT OF INCOME (€/mil)
Net interest and other banking income	255	185	+37.8	185
Operating costs	-150	-150	—	-150
• administrative costs	-138	-133	+3.8	-133
• personnel	-75	-67	+11.9	-67
• other administrative costs	-62	-65	-4.6	-65
• indirect duties and taxes	-1	-1	—	-1
• other operating income, net	3	4	-25.0	4
• amortization	-15	-21	-28.6	-21
Operating income	105	35	n.s.	35
Provisions and net adjustments to loans and financial fixed assets	-4	-5	-20.0	-5
Income before extraordinary items	101	30	n.s.	30
Net extraordinary income/expense	—	5	n.s.	5
Income before taxes	101	35	+188.6	35
Income taxes for the period	-34	-11	n.s.	-2
Change in reserve for general banking risks and income attributable to minority interests	-2	—	n.s.	—
Net income	65	24	+170.8	33
Contribution to net income of the Group	66	24	+175.0	33
AVERAGE ALLOCATED CAPITAL (€/mil)	392	361	+8.6	341
RATIOS (%)
RoE	16.8	6.6		9.7
Cost / Income ratio	58.9	81.0		81.0
OPERATING DATA (€/mil)
Banca IMI SpA trading volumes
• trading	705,250	671,677	+5.0	671,677
• sales	211,620	143,809	+47.2	143,809
• repurchase agreements	1,922,541	1,621,992	+18.5	1,621,992
• placements	9,392	6,360	+47.7	6,360

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma	31/12/2002
			(%)
OPERATING STRUCTURE
Employees	608	634	-4.1	634
Branches	1	2	-50.0	2

(exploitation of businesses in the chemical sector), the Ministry of Economy and Finance (evaluation for the privatization of ETI), Buzzi Unicem (consulting in the Public Offer on Dyckerhoff preference shares), SANPAOLO IMI (purchase of the majority shareholding of Fidis Retail Italia, together with a pool of banks, and of the 7% share in Banca delle Marche), Sanpaolo IMI Wealth Management (taking over of Eptafund and constitution of a joint venture with SCH), Cassa di Risparmio di Firenze and Cassa di Risparmio di Genova (purchase of Cassa di Risparmio di La Spezia and Cassa di Risparmio di Carrara, respectively), the Merlo group and to the issuers in the Roland, Manuli and Banca di Sassari Public Offers. With reference to the FIAT Group, as well as advisory activity in the context of a Global Advisory mandate, the bank assisted Business Solutions for the sale of the majority shareholding in IPI;

•                  regarding transactions underway, performed advisory activity for FS, Alitalia, Finmeccanica and Mediaset.

During the year Banca IMI also performed interest and exchange rate derivatives distribution activities for corporate customers of the SANPAOLO IMI network and the development of personal finance products placed through the Group networks.

In 2003 the total revenues of Banca IMI reached 255 million euro, up 37.8% compared with the previous year, benefiting from the recovery of capital markets activity, the positive trend in risk management, as well as an improvement in the sales sector margin. This, together with the control of operating costs, allowed the bank to achieve a net income of 65 million euro, compared with 24 million in 2002, and a RoE of 16.8%.

The operating income and results do not include the results of IW Bank.

Sanpaolo IMI Private Equity

Sanpaolo IMI Private Equity is responsible for the private equity activity of the Group, with the strategic goal of strengthening and consolidating its presence in this sector, mainly through the promotion and management of closed-end investment funds dedicated to equity investment in small and medium-sized companies.

The company, which performs sectorial sub-holding functions, heads two SGR in Italy authorized to manage closed-end investment funds (Sanpaolo IMI Fondi Chiusi SGR and Sanpaolo IMI Investimenti per lo Sviluppo SGR), as well as an advisory company to support their activity (Alcedo S.r.l.), while the subsidiaries instrumental to the management of international law closed-end investment funds and the merchant banking activity are located abroad.

The actions carried out in 2003 were aimed at the centralization of the Group’s private equity activities into Sanpaolo IMI Private Equity. Both the acquisition from Cardine Finanziaria of the entire capital of Alcedo, the advisory company of the Cardine Impresa and Eptasviluppo funds, and the passage of the management of the Eptasviluppo Fund from Eptafund to the Sanpaolo IMI Fondi Chiusi SGR subsidiary were completed. The Group’s private equity funds were reallocated, concentrating them in Sanpaolo IMI Private Equity, which purchased the shares of the Convergenza fund from the NHS Luxembourg subsidiary and the shares of the Cardine Impresa, Eptasviluppo and Emerald funds.

Sanpaolo IMI Private Equity, together with SAGAT and TecnoHolding, was granted the tender for the privatization of Florence Airport, directly investing its own capital, and is currently involved in the Aeroporti Holding project for the construction of a network of regional airports.

Two important private equity transactions in small/medium-sized companies (Kedrion group and Proel S.p.A.) were completed during the year, through coinvestments by the Cardine Impresa and Eptasviluppo funds (managed by Sanpaolo IMI Fondi Chiusi SGR) and Fondo Mezzogiorno (managed by Sanpaolo IMI Investimenti per lo Sviluppo SGR).

Sanpaolo IMI Fondi Chiusi SGR performed the preliminary activities for the launch of two new multi-regional funds Nord Ovest Impresa and Centro Impresa, dedicated to investments in small- and medium-sized companies in their respective areas of competence, for which authorization from the Bank of Italy was received in January 2004.

With reference to the other SGR, previously named NHS Mezzogiorno SGR, work began on the procedures to change the name to Sanpaolo IMI Investimenti per lo Sviluppo SGR, in order to exploit the Group brand and in view of an extension of the field of action also to other areas of activity, such as investments in infrastructure. These procedures were completed in February 2004. The fund raising activities for “Fondo di Promozione del Capitale di Rischio per il Mezzogiorno” (“Risk capital fund for Southern Italy”) were completed in the first half of the year, with 100 million euro subscribed capital. Towards the end of the year this Fund completed, through co-investments with other Group

Funds, the first two private equity transactions in companies located in Southern Italy, as mentioned earlier.

As regards the activity of foreign funds, in addition to SIPEF1, which is already operational, activities were set up for the structuring of the new pan European fund E.A. Partners, in conjunction with CDC IXIS and Bayerische Landesbank. In this context a first bridge transaction for the new fund was completed towards the end of the year, with a 10 million euro investment in the Modena-based group Argenta, leader in the sector of beverage and snack vending machines.

Lastly, consistent with the strategic plan which provides for the gradual disposal of merchant banking shareholdings, the Dutch subsidiary LDV completed the disposal of the entire shareholding in AMPS, the former municipal company of Parma.

With reference to the income results, in 2003 Sanpaolo IMI Private Equity, along with its subsidiaries, showed a slight net income compared with the loss registered for the previous year, the first year of operation after the spin off of the former NHS.

International Activities

Foreign Network

The Area is responsible for the foreign network of the Parent Bank composed, at the end of December 2003, of 12 branches, 18 representative offices and 1 operating desk, as well as for the Irish subsidiary Sanpaolo IMI Bank Ireland. The strategic position in the reference markets is supervised through three territorial structures (Americas, Europe and Asia), giving direction and controlling the various operating points which guarantee a total direct presence in 27 countries.

Moreover, to optimize the synergies with Sanpaolo IMI Internazionale, the latter was assigned, as of 2003, the hierarchical responsibility for the 6 representative offices in Central Eastern Europe, which will however continue to remain, from the corporate point of view, within the Parent Bank.

The Area is evolving consistently with the Group’s global objectives, aimed at encouraging the internationalization of Italian companies and increasing the presence of foreign multinationals on the Italian market.

During 2003, the lending activities with foreign counter-parties were marked by the selectivity and safeguard of the quality of the portfolio rather than increasing operating volumes, confirming a strong customer oriented policy. The synergies with the Group’s product factories and domestic networks have gained strength. In relation to the cross selling of products and services, significant results were achieved in the sale of international cash management services.

From an economic viewpoint, operations with Foreign Network customers in 2003 showed an improvement in revenues, bringing RORAC to 18.7%.

The amount of loans with foreign counterparties fell compared with the end of December 2002, partly attributable to the rise in the value of the euro compared to the dollar and the pound. The good quality of the loans disbursed enabled maintenance of reservation levels at physiological values. The adjustment of some positions was amply offset by significant recoveries in value as a result of the total repayment of partially written down loans, such as Xerox, and the restructuring of critical loans, such as Marconi, at better conditions than expected.

Sanpaolo IMI Internazionale

Sanpaolo IMI Internazionale was formed for the purpose of developing and supervising the activities of the Group in those geographic areas and foreign countries deemed to be of strategic interest.

So far, the Parent Group has assigned the company the shareholding in the Hungarian Inter-Europa Bank, which has 25 branches, the 3.6% shareholding in the Polish Kredyt Bank and the 5.6% shareholding in the Tunisian bank BIAT (Banque Internationale Arabe de Tunisie). The former assignment took place on 4 April 2003, while the remaining assignments were performed on 2 July 2003. The transfer of the shareholding in Sanpaolo IMI Bank Romania (97.9%), operating in Romania through 22 branches, was completed on 3 February 2004, after receiving the necessary authorization from the Central Bank. Sanpaolo IMI Internazionale is also responsible for the operational control of Banka Koper, operating in Slovenia through a network of 39 branches, of which 62.6% was held by the Parent Bank at the end of December. This share rose to 62.9% on 18 February 2004.

On 15 April 2003 the full Public Offer launched by Sanpaolo IMI Internazionale for Inter-Europa Bank, of which SANPAOLO IMI already owned a 32.5% share, was completed. The Offer saw the delivery of a number of shares equal to 52.7% of the bank’s share capital, bringing the total shareholding to 85.2%. The total outlay for the Offer amounted to 31 million euro. Following further purchases made on the market, the shareholding amounted to 85.9% at the end of the year.

The plan to restructure and strengthen the capital of Sanpaolo IMI Bank Romania continued during the year, with the payment of a first tranche of capital increase of 5 million euro. In this context, the name was changed from West Bank to Sanpaolo IMI Bank Romania in October.

IMI Investimenti

IMI Investimenti manages the major industrial shareholdings with particular reference to the amount, the impact in terms of “significant exposures” and the strategic importance attributed by the Group.

With regard to the investment portfolio, on 14 May 2003, Synesis Finanziaria S.p.A. was established. This is a newco in which the company participates equally with Capitalia, Banca Intesa and Unicredito, taking over from the FIAT group 51% of Fidis Retail Italia. The transaction took place in two phases: the first, referred to a first group of companies, was completed on 27 May, at the time of the exchange of shares, and involved an outlay of 63 million euro by IMI Investimenti, while the second phase of the transaction, completing the sale of the former Fidis assets, was formalized on 30 September 2003 and completed during the month of October at a price of 30 million. The total exposure, amounting to 93 million euro, is susceptible to limited variations following the envisaged price adjustment.

In July 2003, IMI Investimenti subscribed, for the pro quota attributable, the capital increase of FIAT S.p.A., for a total of 1,836 million euro, presented in the context of the automobile group’s relaunch plan presented in June; the related outlay was 27 million euro. Therefore, as of 31 December 2003, IMI Investimenti possessed a total of 14.6 million FIAT shares (equal to 1.487% of the total capital), including those allocated in the dealing portfolio.

In the context of the plan to reallocate the minority investment portfolio within the Group which sees IMI Investimenti, on the one hand, as the seller of several assets such as SAGAT and AEM Torino and, on the other, as the buyer of shareholdings in Merloni Termosanitari, Fincantieri, Infracom and Sitcom, the sale of the stake in AEM Torino (3% of the capital) to FIN.OPI for 18 million euro was completed in December.

After the end of the year, IMI Investimenti also acquired, in January 2004, the SANPAOLO IMI stake in Fincantieri and in Infracom, and in February, the Finemiro Banca stake in Sitcom.

The economic performance in 2003 is penalized by significant adjustments to the investment portfolio (in particular H3G) which have resulted in a negative influence of the Group’s net income for 59 million euro.

Developments after the end of the year

Economic background

In the early months of 2004 trend indicators confirm a non homogenous recovery at international level. In the United States there have been several signs of strengthening of the economic upturn, although the weak labor market and the large foreign imbalance cast doubts on the sustainability of the current growth rates in the medium term.

The cyclical phase in Europe, while being expected to improve during the year, still appears fragile due to the uncertainty about the strength of the domestic demand and the negative effects of the appreciation of the euro on competition. In this context, the major central banks stayed on hold confirming a prudent attitude.

Owing to largely stable market rates and a positive trend in company earnings, in the first two months of 2004 the share indexes confirmed the increases recorded in 2003. However the uncertainty about the evolution of the European cycle and the insolvency of some companies in Italy have influenced negatively the household confidence and the dynamics of net transaction of mutual funds. Despite negative net flows of about 2.3 billion euro, in the first two months of the year, the amount outstanding of asset under management has grown by about 1%, thanks to positive performances. . The market condition deteriorated in March, partly because of exogenous factors such as the terrorist attacks in Spain.

The Group’s financial position and significant events after the end of the year

In a scenario characterized by elements of uncertainty regarding the economic recovery, Group transactions in the first two months of 2004 were characterized by moderate growth of financial assets and a reverse trend in loans.

The stock of financial assets shows signs of improvement, continuing the trend registered at the end of the year. Since the beginning of the year, within the total aggregate there have been positive trends for all components, especially indirect deposits.

In relation to asset management products, the positive trend of the financial markets has determined an increase in amounts. Among the various sectors, insurance products have confirmed the rising trend that has characterized them in recent years.

As regards lending activities, net loans to customers recorded a decrease, reflecting the weak economic cycle in Italy.

The income results for the two months appear in line with the budget, thanks to the effectiveness of the steps taken last year to defend margins and control operating costs, and with the positive flow of revenues during this first part of the year.

In January 2004 the Antitrust Authority notified Sanpaolo IMI Wealth Management, as holder and outsourcer of Sanpaolo Vita, and Fideuram Vita that they were subject to inspections being undertaken. The preliminary investigation promoted by said Authority, first regarding a number of insurance companies and later extended to the Group companies, is aimed at verifying any practices to restrict competition in relation to the purchase of an advisory service from a company specialized in analyzing the insurance market and acquiring information on the conditions of contracts, prices and data related to competitors in the life insurance and pensions sector. According to the Antitrust Authority, the fact that several companies share the same information would appear to be potentially damaging to the competition. The Group companies, in a precautionary context aimed at reducing risks resulting from the verification of violations, terminated the advisory relationship with the supplier of the aforementioned market data before the investigation began. The developments of the investigation are being closely monitored.

At the beginning of March news was issued concerning the start of proceedings by the Legal Authorities to investigate a certain number of financial planners of the Banca Fideuram subsidiary and employees of Fideuram Bank Suisse. All claimed hypotheses concern participation to the crime of abusiveness (consisting in the offer of investment services or financial products by a subject unauthorized in Italy), apart from one financial planner charged with money laundering. The bank, which has not yet been involved in the investigation, in conjunction with the Parent Bank, has set up a special work team for the quick and in-depth verification of the facts and ensured maximum cooperation to the investigating Authorities.

Future prospects

The strategies indicated in the 2003-2005 Plan have been confirmed for 2004. In particular, the Group intends to complete the spread of the Sanpaolo Network distribution model to all the commercial networks, combining efficiency, achieved thanks to the unique nature of the strategic and commercial management and to common support structures, with the strengthening of relationships with customers, generated by the strong territorial roots of the various historical brands that are now part of the Group.

The rationalization of the distribution channel is joined by the initiatives to make the companies specialized by business activities (product factories) as efficient as possible, aiming to optimize know how and product innovation, and traditional strong points such as the solid financial situation and the high quality of assets, confirmed by the solvency ratios and credit risk ratios.

As regards exogenous factors, the banking industry could gain a boost both from the gradual recovery of the economic cycle, which is expected to improve in the second half of the year, and from the recomposition of the financing methods for companies in favor of banking loans. As regards this second aspect, various corporate bond issues will expire during the year and, given the different market conditions, they will not be fully renewed owing to the higher risk perceived by investors which makes this form of financing more expensive. Therefore, the loan development opportunities will be screened by the Group’s banks with the usual attention.

PricewaterhouseCoopers SpA

AUDITORS’ REPORT IN ACCORDANCE WITH ARTICLE 156 OF LAW DECREE N° 58 DATED 24 FEBRUARY 1998

To the Shareholders of
Sanpaolo IMI SpA

1                                          We have audited the consolidated financial statements of Sanpaolo IMI SpA and its subsidiaries (the “Sanpaolo IMI Group”) as of 31 December 2003.  These consolidated financial statements are the responsibility of Sanpaolo IMI’s directors.  Our responsibility is to express an opinion on these financial statements based on our audit.

2                                          We conducted our audit in accordance with the Auditing Standards and criteria recommended by CONSOB, the Italian Commission for listed Companies and the Stock Exchange.  Those standards and criteria require that we plan and perform the audit to obtain the necessary assurance about whether the consolidated financial statements are free of material misstatement and, taken as a whole, are presented fairly.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by the directors.  We believe that our audit provides a reasonable basis for our opinion.

The responsibility for the audit of the financial statement of certain subsidiaries, representing 13 per cent of consolidated “Total assets”, 1 per cent of consolidated “Net interest income”, and 8 per cent of consolidated “Net interest and other banking income”, rests with other auditors.

For the opinion on the consolidated financial statements of the prior period, which are presented for comparative purposes as required by law, reference is made to our report dated 10 April 2003.

Sede legale: Milano 20124 Via Vittor Pisani 20 Tel. 0267831 Fax 0266981433 Cap. Soc. 3.754.400,00 Euro i.v., C. F. P.IVA e Reg. Imp. Milano 12979880155 Iscritta all’Albo Consob – Altri Uffici: Ancona 60123 Via Corridoni 2 Tel. 07136881 – Bari 70125 Viale della Repubblica 110 Tel. 0805429863 – Bologna 40122 Via delle Lame 111 Tel. 051526611 – Brescia 25124 Via Cefalonia 70 Tel. 0302219811 – Firenze 50129 Viale Milton 65 Tel. 0554627100 – Genova 16121 Piazza Dante 7 Tel. 01029041 – Milano 20122 Corso Europa 2 Tel. 0277851 – Napoli 80121 Piazza dei Martiri 30 Tel. 0817644441 – Padova 35137 Largo Europa 16 Tel. 0498762677 – Palermo 90141 Via Marchese Ugo 60 Tel. 091349737 – Parma 43100 Viale Tanara 20/A Tel. 0521242848 – Roma 00154 Largo Fochetti 29 Tel. 06570251 –  Torino 10129 Corso Montevecchio 37 Tel. 011556771 – Trento 38100 Via Manzoni 16 Tel. 0461237004 – Treviso 31100 Piazza Crispi 8 Tel. 0422542726 – Trieste 34125 Via Cesare Battisti 18 Tel. 0403480781 – Udine 33100 Via Marinoni 12 Tel. 043225789 – Verona 37122 Corso Porta Nuova 125 Tel. 0458002561

3                                          In our opinion, the consolidated financial statements of Sanpaolo IMI Group as of 31 December 2003 comply with the laws governing the criteria for their representation; accordingly, they give a true and fair view of the financial position and the results of operations of the group.

Turin, 8 April 2004

PricewaterhouseCoopers SpA

Signed by

Sergio Duca

(Partner)

“This report has been translated into the English language solely for the convenience of international readers.  The original report was issued in accordance with Italian legislation.”

Consolidated financial statements

CONSOLIDATED BALANCE SHEET

CONSOLIDATED STATEMENT OF INCOME

CONSOLIDATED EXPLANATORY NOTES

Consolidated balance sheet

(€/mil)

		31/12/03		31/12/02 pro forma (*)		31/12/02
ASSETS
10.	Cash and deposits with central banks and post offices		1,474		1,499		1,406
20.	Treasury bills and similar bills eligible for refinancing with central banks		3,923		3,199		3,143
30.	Due from banks		22,278		21,744		22,000
	a) repayable on demand	7,291		4,533		4,975
	b) other deposits	14,987		17,211		17,025
40.	Loans to customers		124,599		124,177		126,701
	of which:
	• loans using public funds	172		206		206
50.	Bonds and other debt securities		18,588		15,592		16,822
	a) public entities	10,366		8,610		8,628
	b) banks	5,536		4,986		5,079
	of which:
	• own bonds	2,783		1,777		1,774
	c) financial institutions	2,116		1,114		1,132
	of which:
	• own bonds	53		8		8
	d) other issuers	570		882		1,983
60.	Shares, quotas and other equities		2,747		2,584		2,595
70.	Equity investments		3,442		3,147		3,224
	a) carried at equity	645		349		426
	b) other	2,797		2,798		2,798
80.	Investments in Group companies		1,130		1,025		840
	a) carried at equity	1,130		1,025		840
90.	Goodwill arising on consolidation		883		1,000		842
100.	Goodwill arising on application of the equity method		76		80		188
110.	Intangible fixed assets		343		398		406
	of which:
	• start-up costs	2		3		2
	• goodwill	7		16		16
120.	Tangible fixed assets		1,972		2,142		2,229
140.	Own shares or quotas (nominal value € 9 million)		34		31		31
150.	Other assets		17,986		20,252		20,494
160.	Accrued income and prepaid expenses		3,105		2,775		2,852
	a) accrued income	2,223		2,021		2,063
	b) prepaid expenses	882		754		789
	of which:
	• discounts on bond issues	277		236		236

Total assets			202,580		199,645		203,773

(*)       The pro forma figures have been prepared taking into consideration the changes in the method of consolidation, according to the criteria detailed in the Explanatory Notes. The pro forma figures are unaudited.

(€/mil)

		31/12/03		31/12/02 pro forma (*)		31/12/02
LIABILITIES
10.	Due to banks		28,534		24,133		24,456
	a) repayable on demand	3,875		2,904		2,952
	b) time deposits or with notice period	24,659		21,229		21,504
20.	Due to customers		79,993		83,499		85,280
	a) repayable on demand	63,074		59,396		60,458
	b) time deposits or with notice period	16,919		24,103		24,822
30.	Securities issued		51,553		49,529		51,561
	a) bonds	39,979		39,161		39,447
	b) certificates of deposit	7,149		5,646		7,310
	c) other	4,425		4,722		4,804
40.	Public funds administered		175		208		208
50.	Other liabilities		18,445		18,654		18,807
60.	Accrued expenses and deferred income		2,181		2,084		2,164
	a) accrued expenses	1,708		1,558		1,622
	b) deferred income	473		526		542
70.	Provisions for employee termination indemnities		946		967		961
80.	Provisions for risks and charges		2,982		2,846		2,781
	a) pensions and similar commitments	304		348		343
	b) taxation	732		742		670
	c) other	1,946		1,756		1,768
90.	Reserve for probable loan losses		91		76		71
100.	Reserve for general banking risks		4		14		14
110.	Subordinated liabilities		6,414		6,605		6,613
130.	Negative goodwill arising on application of the equity method		213		91		94
140.	Minority interest		271		342		334
150.	Capital		5,144		5,144		5,144
160.	Additional paid-in capital		708		708		708
170.	Reserves		3,882		3,826		3,670
	a) legal reserve	1,029		1,029		1,029
	b) reserve for own shares or quotas	34		31		31
	d) other reserves	2,819		2,766		2,610
180.	Revaluation reserves		72		18		18
200.	Income for the period		972		901		889
Total liabilities and shareholders’ equity			202,580		199,645		203,773

							(€/mil)

		31/12/03		31/12/02 pro forma (*)		31/12/02
GUARANTEES AND COMMITMENTS
10.	Guarantees given		19,912		20,060		20,483
	of which:
	• acceptances	145		166		167
	• other guarantees	19,767		19,894		20,316
20.	Commitments		25,839		27,287		27,574

(*)       The pro forma figures have been prepared taking into consideration the changes in the method of consolidation, according to the criteria detailed in the Explanatory Notes. The pro forma figures are unaudited.

Consolidated statement of income

(€/mil)

		2003		2002 pro forma (*)		2002
10.	Interest income and similar revenues		7,443		8,455		8,693
	of which:
	• loans to customers	6,215		6,777		6,936
	• debt securities	727		956		995
20.	Interest expense and similar charges		-3,701		-4,837		-4,955
	of which:
	• amounts due to customers	-1,050		-1,424		-1,445
	• securities issued	-1,761		-2,156		-2,203
30.	Dividends and other revenues		309		565		565
	a) shares, quotas and other equities	223		410		410
	b) equity investments	86		155		155
40.	Commission income		3,722		3,562		3,467
50.	Commission expense		-685		-772		-671
60.	Profits (losses) on financial transactions		198		-80		-98
70.	Other operating income		396		411		422
80.	Administrative costs		-4,610		-4,578		-4,648
	a) personnel	-2,841		-2,814		-2,856
	of which:
	• wages and salaries	-2,046		-2,028		-2,061
	• social security charges	-633		-611		-618
	• termination indemnities	-132		-138		-140
	• pensions and similar	-30		-37		-37
	b) other administrative costs	-1,769		-1,764		-1,792
90.	Adjustments to tangible and intangible fixed assets		-642		-745		-753
100.	Provisions for risks and charges		-195		-261		-261
110.	Other operating expense		-68		-50		-50
120.	Adjustments to loans and provisions for guarantees and commitments		-1,126		-858		-889
130.	Writebacks of adjustments to loans and provisions for guarantees and commitments		417		302		320
140.	Provisions to the reserve for probable loan losses		-15		-27		-27
150.	Adjustments to financial fixed assets		-158		-569		-569
160.	Writebacks of adjustments to financial fixed assets		218		8		8
170.	Income (losses)from investments carried at equity		197		159		137
180.	Income from ordinary activities		1,700		685		691
190.	Extraordinary income		548		580		575
200.	Extraordinary expense		-580		-241		-248
210.	Extraordinary net income		-32		339		327
230.	Change in reserves for general banking risks		9		363		364
240.	Income taxes		-657		-443		-450
250.	Income (loss) attributable to minority interests		-48		-43		-43
260.	Income for the period		972		901		889

(*)       The pro forma figures have been prepared taking into consideration the changes in the method of consolidation, according to the criteria detailed in the Explanatory Notes. The pro forma figures are unaudited.

Consolidated Explanatory Notes

Introduction – Background information on the consolidated financial statements

•     Form and content of the consolidated financial statements

•     Scope of consolidation

•     Consolidated pro forma schedules for 2002 and the first three quarters of 2003

•     Consolidation principles

•     Financial statements used for consolidation

•     Audit of the consolidated financial statements

•     Comparison with the Quarterly Report as of 31 December 2003

Part A – Accounting policies

•     Section 1 – Description of accounting policies

•     Section 2 – Adjustments and provisions recorded for fiscal purposes

Part B – Information on the consolidated balance sheet

•     Section 1 – Loans

•     Section 2 – Securities

•     Section 3 – Equity investments

•     Section 4 – Tangible and intangible fixed assets

•     Section 5 – Other assets

•     Section 6 – Payables

•     Section 7 – Provisions

•     Section 8 – Capital, equity reserves, reserve for general banking risks and subordinated liabilities

•     Section 9 – Other liabilities

•     Section 10 – Guarantees and commitments

•     Section 11 – Concentration and distribution of assets and liabilities

•     Section 12 – Administration and dealing on behalf of third parties

Part C – Information on the consolidated statement of income

•     Section 1 – Interest

•     Section 2 – Commission

•     Section 3 – Profits and losses from financial transactions

•     Section 4 – Administrative costs

•     Section 5 – Adjustments, writebacks and provisions

•     Section 6 – Other statement of income captions

•     Section 7 – Other information on the statement of income

Part D – Other information

•     Section 1 – Directors and statutory auditors

Introduction – Background information on the consolidated financial statements

Form and content of the consolidated financial statements

The consolidated financial statements for the 2003 financial year have been prepared pursuant to D.Lgs. 87 dated 27 January 1992, which implemented EEC Directive 86/635. They also take into account the requirements contained in the Bank of Italy instructions dated 30 July 1992 and subsequent amendments. For all matters not governed by special regulations, reference has been made to the Italian Civil Code and to national accounting standards.

The consolidated financial statements comprise the consolidated balance sheet, the consolidated statement of income and these explanatory notes. They are accompanied by the Board of Directors’ Report on Operations.

These Consolidated explanatory notes are presented with comparative figures taken from the financial statements as of 31 December 2002 and provide all the information required by law, including any supplementary information considered necessary to give a true and fair view of the Group’s financial position. The tables provided for by law and the details required by the Bank of Italy are numbered in accordance with Bank of Italy instructions or based on the relevant Instructions.

The analyses and contents of the Report on operations refer to the pro forma performances for 2002 and to the first three quarters of 2003, in relation to the main changes to the line by line and proportional method of consolidation for 2003, reconstructed on a consistent basis (see subsequent paragraph “Consolidated pro forma schedules for 2002 and the first three quarters of 2003”). Furthermore, with the aim of providing a more significant comparison with the situation as of 31 December 2003, a pro forma version of the official Consolidated Balance Sheet and Consolidated Statement of Income as of 31 December 2002 have also been supplied. Lastly, the Explanatory Notes offer comparison with the pro forma performances for 2002, as far as the tables summarizing the main balance sheet and income aggregates are concerned, as well as remarks on the effects of the change to the consolidation area in the presentation of the changes in portfolio stocks.

The Consolidated Financial Statements are compiled in millions of euro.

The following schedules are attached to the consolidated financial statements:

•     Statement of changes in consolidated shareholders’ equity;

•     Statement of consolidated cash flows;

•     Reconciliation between the profit and net equity of the Parent Bank and that of the Group;

•     List of equity investments that exceed 10% of the capital of unquoted and limited companies (as per Consob resolution no. 11715 of 24 November 1998);

•     Methodological notes and statements of the pro forma consolidated statement of income and balance sheet for 2002 and the first three quarters of 2003.

Scope of consolidation

The scope of line by line consolidation reflects membership of the SANPAOLO IMI Banking Group as recorded in the appropriate register in compliance with Art. 64 of D. Lgs. 385 dated 1 September 1993, with the exception of certain minor subsidiaries whose balance sheets and results of operations are not significant to the consolidated financial statements, or which have been put into liquidation or listed for disposal. In addition to SANPAOLO IMI S.p.A. (the Parent Bank), the Banking Group comprises those directly and indirectly controlled subsidiaries which carry out banking, finance or other activities which complement those of the Parent Bank.

The scope of line by line consolidation excludes Società per la Gestione di Attività S.p.A. (Sga), the shares of which have been handed over as a pledge with voting right to the Treasury Ministry as part of the special procedures described in these notes – “Part B Section 5 - Other assets”. Furthermore, those companies carried at equity and for which disposal has been formally arranged are excluded.

Joint control equity investments have been consolidated using the proportional method.

Investments in subsidiaries whose activities differ from banking, financing or other activities which complement those of the Parent Bank and those that are excluded from the scope of consolidation for the aforementioned reasons, and share-holdings in companies subject to significant influence where the Group controls at least 20% of the voting rights in the ordinary meeting (i.e. associated companies), are carried at equity.

The main changes in the line by line and proportional consolidation area compared with 31 December 2002 concern:

•                  the passage from the area of consolidation according to the equity method to consolidation on a line by line basis of:

•                  the company Eptaconsors S.p.A. and its subsidiaries, following the increase in the investment held by the SANPAOLO IMI Group which, in the first half of 2003, rose from 40.48% to 100%. In the fourth quarter of 2003, Eptaconsors S.p.A. and its subsidiary Eptasim S.p.A. were merged into Invesp S.p.A.;

•                  the Hungarian Inter-Europa Bank RT and its main subsidiaries, following the increase in the investment held by the Group which, in 2003, rose from 32.51% to 85.87%;

•                  the passage of Cassa dei Risparmi di Forlì S.p.A. from the area of consolidation according to the equity method, to that of proportional consolidation, following the attainment of joint control by the Parent Bank which, in May 2003, increased its investment from 21.02% to 29.77%;

•                  the passage from the area of consolidation on a line by line basis to consolidation according to the equity method of:

•                  IW Bank S.p.A. following the disposal at the beginning of 2003 of 80% of its entire shares previously held by Banca IMI S.p.A.;

•                  Banque Sanpaolo S.A. and its subsidiaries following the disposal in December 2003 of 60% of its shares previously held by the Parent Bank;

•                  the passage of Finconsumo Banca S.p.A. from the area of proportional consolidation to the area of consolidation according to the equity method, as an effect of the sale agreement and of the end of joint control (which was followed by the disposal of 20% of the investment).

Lastly, attention is brought to the inclusion in the area of consolidation according to the equity method, of the newly acquired interest in Synesis Finanziaria S.p.A. (25%), holder of controlling interest in FIDIS Retail Italia.

Companies consolidated on a line by line or proportional basis and investments carried at equity are listed in Part B, Section 3 of these notes.

Consolidated pro forma schedules for 2002 and the first three quarters of 2003

In relation to the aforementioned changes in the area of line by line and proportional method of consolidation, in order to ensure comparability of the accounting results on a consistent basis, the accounts of the past year and of the first three quarters for 2003 are also presented in a pro forma version that conventionally assumes the line by line consolidation of the Eptaconsors Group and Inter-Europa Bank, the proportional consolidation of Cassa dei Risparmi di Forlì and the non-

consolidation of Banque Sanpaolo, IW Bank and Finconsumo Banca with effect from 1 January 2002. Furthermore, the pro forma results as of 31 March 2002 also reflect the line by line consolidation of the former Cardine Group, which first took place on 30 June 2002, with accounting effect from the beginning of the year.

The above pro forma results, which are unaudited, are used as a comparable basis for the analyses and comments contained in the Report on Operations.

Methodological notes and statements to determine the consolidated pro forma statements of income and balance sheets for 2002 and the first three quarters of 2003 are attached to these notes.

Consolidation principles

The main consolidation principles adopted are as follows:

The book value of equity investments in consolidated companies, held by the Parent Bank or other Group companies, is offset against the corresponding portion of the Group’s share of the company’s shareholders’ equity - adjusted where necessary to bring the company into line with Group accounting principles - including their assets and liabilities on a line by line basis in accordance with the “full consolidation method”. The off setting of book value against shareholders’ equity is carried out on the basis of values current at the time the investment was consolidated for the first time, or at the time the controlling interest was acquired. Where appropriate, any differences arising are allocated to the assets and liabilities of the consolidated companies concerned or, for the quota attributable to the Group on the basis of the application of the equity ratios, to “goodwill or negative goodwill” arising on consolidation, depending on whether the value of the investment is higher or lower than the related portion of shareholders’ equity.

More specifically, the shareholders’ equity of Group companies used in calculating consolidation differences has been determined as follows:

•                  for investments held in portfolio as of 31 December 1994, this being the date of the Parent Bank’s first consolidated financial statements, with reference to their financial position as of 31 December 1993;

•                  for investments purchased after 31 December 1994, with reference to their financial position as of the date of purchase or, where this is not available, with reference to the financial position reported in the official financial statements prepared closest to that date;

•                  for investments formerly belonging to the IMI Group, with reference to their financial position as of 1 January 1998 (accounting date for the merger of Sanpaolo and IMI);

•                  for investments formerly belonging to the Cardine Group, with reference to their financial position as of 1 January 2002 (accounting date for the merger between Sanpaolo IMI and Cardine Banca).

Investments in companies carried at equity are recorded in the financial statements at the amount equal to the corresponding portion of their shareholders’ equity. Any balance not assignable to the assets or liabilities of the companies concerned at the time this method is first implemented, is booked under “positive/negative goodwill arising on application of the equity method”. In the years after the first year of consolidation, the adjustment of the value of these investments is booked under “negative goodwill arising on application of the equity method” and to “Profit and losses from investments carried at equity” respectively for the changes referring to reserves and those referring to the net income of the company in which the investment is held.

“Positive goodwill” arising on the application of line by line consolidation, proportional consolidation or the equity method is deducted from the total “negative goodwill” already existing or which arose during the same year and up to the total amount. Investments acquired to be re-sold as part of the merchant banking activity are not offset in this way. Goodwill which is not offset against negative goodwill is amortized over a period corresponding to the use of the investment (see Section 5 – “Other assets”).

Receivables, payables, off-balance sheet transactions, and costs and revenues as well as any gains and losses relating to significant transactions between consolidated Group companies are eliminated. By way of exception, given the provisions of Art. 34, D.Lgs. 87/92, costs and revenues arising from intra-Group trading in securities and currency are not eliminated if such transactions were carried out under normal market conditions.

Financial statements denominated in currencies not included in the euro-zone are converted into euro at year-end rates of exchange. Differences arising on the conversion of the shareholders’ equity captions using these closing rates of exchange are allocated to consolidated reserves, unless they are offset by specific hedging transactions.

Adjustments and provisions made in the financial statements of the Parent Bank and other companies consolidated on a line by line basis solely for fiscal purposes are eliminated from the Consolidated Financial Statements.

Financial statements used for consolidation

The financial statements used for the line by line consolidation process are those prepared as of 31 December 2003, as approved by the boards of the subsidiaries concerned. They have been adjusted, where necessary, for consistency with Group accounting policies. The financial statements of companies operating in the financial leasing sector used for consolidation purposes were prepared using the financial lease method, which is essentially consistent with Group accounting policies.

Investments with no controlling interests have been valued according to the net equity method, made on the basis of the latest or draft financial statements available.

Audit of the consolidated financial statements

The consolidated financial statements and those of the Parent Bank, have been subjected to an audit by PricewaterhouseCoopers S.p.A., in accordance with the shareholders’ resolution dated 28 April 2000, which appointed the firm as auditors for the 2001/2003 three-year period.

Comparison with the Quarterly Report as of 31 December 2003

The Consolidated Financial Statements, prepared using the final accounting information of the Parent Bank and its subsidiaries, include a number of changes compared with the Quarterly report as of 31 December 2003, which was presented on 13 February 2004 and which provided advance information concerning the Group’s results for the year end.

The differences however are not significant and do not alter the substance of the report already published. They relate primarily to:

•                  the completion of the reconciliation process, by more precise elimination of intercompany transactions which is essentially reflected in net commissions, other administrative costs and other net income;

•                  the changes to valuation at equity of investments with no controlling interests, following the availability of more recent figures;

•                  the more timely recording of some revenues of an extraordinary nature;

•                  the monetary revaluation of real estate by some subsidiaries (see Part B – Sections 4 and 8). This revaluation led to an increase in the consolidated revaluation reserves of 54 million euro;

•                  the recalculation of the tax effect on the above changes.

Part A – Accounting policies

SECTION 1 - DESCRIPTION OF ACCOUNTING POLICIES

The consolidated financial statements as of 31 December 2003 have been prepared using the same accounting policies as those adopted for the consolidated financial statements as of 31 December 2002.

1. Loans, guarantees and commitments

Loans

Loans, comprising principals not yet due and principals and interest due but not yet collected, are stated at their estimated realizable value, taking into account the solvency of borrowers in difficulty and any debt-servicing problems faced by individual industrial sectors or the countries in which borrowers are resident. The assessment performed also takes into consideration any guarantees received, market prices and negative market trends involving the consistent loan categories. Estimated realizable value is determined following a detailed review of outstanding loans, taking into consideration the degree of risk associated with the various forms of lending and the risk of default inherent in loans that are currently performing normally. The estimated realizable value of doubtful loans (non-performing, problem and restructured loans, loans being restructured) takes into consideration not only the likelihood of eventual recovery, but also any total or partial failure to generate income and delayed repayments.

In detail:

•                  non-performing loans: loans to borrowers in a state of insolvency or similar, are valued on a case-by-case basis;

•                  problem loans: loans to borrowers suffering temporary difficulties which are likely to be overcome in an acceptable period of time, are valued on a case-by-case basis;

•                  restructured loans: loans for which a pool of banks (or a single bank) reschedules the repayment of principal or re-negotiates the applicable terms at lower-than-market rates, are valued on a case-by-case basis;

•                  loans being restructured: loans for which the borrower has applied for consolidation to a variety of banks within the past 12 months, are valued on a case-by-case basis;

•                  loans exposed to “country risk”: loans not guaranteed to borrowers resident in countries with debt-servicing difficulties, are normally adjusted on a general basis, from country to country, by applying writedown percentages that are not lower than those specified by the banking association. Exceptions are made for certain positions which are valued taking into account the level of risk covered by underlying guarantees. These loans do not include specific positions which, on the basis of an objective state of insolvency, are classified in the previous risk categories;

•                  performing loans: loans to borrowers who, at this time, do not present specific insolvency risks are valued on a general basis. Loans acquired from third parties for the purpose of investment, or rather with the intent of holding them in portfolio up to their expiry in order to maximize the financial profit of the investment, are classified at purchase cost; any difference between the price paid for the investment and the nominal value or reimbursement is reflected in the statement of income to adjust the interest relating to the loans acquired, according to the residual duration of the loans and on the basis of the accruals principle. General adjustments to other performing loans are calculated by the individual subsidiaries on the basis of historical/statistical methods used to determine the deterioration of loans which are considered to be effectively incurred, but the amount of which is not known at the moment of evaluation.

The historical/statistical method used by the Parent Bank and by the other bank networks of the Group, is organized as follows:

1.               at the end of the period an estimate is made of the performing loans which, based on the movements over the last five years, are expected to become doubtful loans during the next year;

2.               the calculation of the potential losses likely to be incurred on the aggregate of point 1, is determined assuming that the loss percentage on performing loans transferred to doubtful loans is in line with the average loss observed over the last five years;

3.               the results of the historical statistical method are, for the purpose of back-testing with the aim of confirming the effectiveness and accuracy of the method, compared with the ratings used to monitor and control credit risks on the basis of risk management methods.

The “expected losses” resulting from a reasoned comparison of the risk management models, constitute the parameter of reference utilized to calculate the “general reserve” destined to cover the default risk on performing loans. This calculation is aligned to what is assumed to be a fair value, determined also considering specific factors pertaining to the portfolio and to valuations of the expected evolution of the economic cycle.

For the purpose of classifying loans as being non-performing, problem, restructured or exposed to country-risk, reference is made to current Bank of Italy regulations on the subject, integrated by internal instructions which establish more restrictive rules and criteria for the transfer of loans within the various risk categories.

The operating structures classify doubtful loans under the coordination of the central departments responsible for the supervision of credit control.

Following a review by the central departments responsible for the control and recovery of loans, the resulting estimated realizable values are formally approved by the committees and other levels within the organization empowered to make such decisions.

Default interest accrued during the period is eliminated from the statement of income since, for the sake of prudence, collection is considered wholly unlikely.

Writedowns, both specific and general, are made by an adjustment to reduce the value of the asset recorded in the balance sheet on the basis of the aforementioned criteria. The original values may be reinstated by means of writebacks, when the reasons for such writedowns cease to apply.

As regards the method used to calculate the discounting adjustments, they have been determined to reflect the difference between:

•                  the estimated realizable value;

•                  and the net present value of future financial flows (principal and interest).

The current value of financial flows is determined by reference to expected cash receipts, the timing of such receipts and the applicable discounting rate.

The timing and extent of expected cash receipts are determined on the detailed calculations provided by the departments responsible for loan evaluation and, where these are unavailable, using estimates and general statistics deriving from internal historical data and studies of the business sectors concerned.

With regard to the discounting rate, as of 31 December 2003, the Parent Bank used the average reference rate of 4.7%, determined as the appropriate approximate average performance at the date of inception of the doubtful loan portfolio and calculated on the basis of the contractual rates actually applied by the Parent Bank on medium-long term loans (fixed and floating rate) and on short term loans (floating rate). Considering the need to simplify and reduce data processing costs, it is deemed that such average rate is sufficiently approximate to the result which would have been obtained had current contractual rates been applied to transactions now classified as doubtful loans. A similar approach has been adopted by subsidiaries, using reference rates appropriate to the markets concerned, for foreign companies.

The posting of value adjustments due to actualization means that there will be writebacks to discounted loans: in fact, the mere passage of time, with the consequent approach of the expected collection deadlines, implies an automatic reduction in the implicit financial charges previously deducted from the value of the loans.

Loans for which the Group acquired protection against the risk of non-performance as part of derivative contracts (“buyer protection”) continue to be booked in the financial statements among loans secured by personal guarantees.

Loans deriving from financing and deposit contracts

These are recorded at the amount disbursed. Loans backed by discounted notes, acquired within the scope of lending activities, are recorded in the financial statements at their nominal value, while the portion pertaining to future years is recorded among deferred income.

Repurchase agreements on securities and securities lending

Repurchase agreements on securities that require the holder to resell securities when the agreement matures are treated as lending transactions. The amounts disbursed in this way are therefore recorded as loans. Income from lending, comprising interest coupons on securities and the differential between the spot and forward prices for such securities, is recorded on an accruals basis as interest in the statement of income.

Transactions involving the loan of securities guaranteed by funds freely available to the lender, are treated in the same way as repurchase agreements on securities. Securities loaned, not guaranteed by sums of money, are recorded in the financial statements as a combination of two functionally-linked transactions, of assets or liabilities against deposits or loans. These transactions are essentially the same as repurchase agreements, therefore the securities loaned remain in the portfolio of the lender.

Finance leases

Lease transactions are recorded using the lease accounting methodology, which states lease contracts and transactions in such a way as to disclose their economic substance. This approach, which recognizes the financial nature of lease transactions, treats the excess of total lease payments over the cost of the related asset as interest income. Such income is credited to the statement of income according to the residual outstanding principal and the pre-determined rate of return, also taking into consideration the end-of-lease purchase value of the asset. Accordingly, the balance of loans under finance leases reported in the financial statements essentially represents the outstanding principal on loans to customers and installments due but not yet collected.

Guarantees and commitments

Guarantees and commitments giving rise to credit risk are recorded at the total value of the exposure, and are valued applying the same criteria as those used for loans. Expected losses in relation to guarantees and commitments are covered by the related reserve. Commitments include exposures to underlying borrowers for credit derivatives for which the Group has taken over the credit risk (“seller protection”).

Credit derivatives

Hedging sales – Credit derivatives which involve hedging sales are recorded to caption 20 “commitments” according to their notional value. If payment of a fixed amount is expected, the amount recorded is that of the final sum established by the contract.

Hedging purchases – Credit derivatives which involve hedging purchase are booked to the underlying asset among loans secured by personal guarantees.

Credit derivatives are classified as belonging to the dealing portfolio (“trading book”) when the bank is holding them for trading. Derivatives on loans not included in the trading book are classified to the banking book.

Credit derivatives belonging to the trading book are valued individually, taking into consideration the credit and market risk inherent in the contracts.

Credit derivatives belonging to the banking book are valued:

•                  at cost adjusted to take into account any permanent losses in value, in the case of contracts which involve hedging sales;

•                  in a consistent manner with the underlying asset object of the protection, for contracts which involve hedging purchase.

The premium paid or collected on contracts belonging to trading book is recorded among premiums for options (caption 150 under assets and caption 50 under liabilities of the balance sheet).

Contracts belonging to banking book are recorded as commission income or expense entries according to whether the amount is collected or paid (respectively captions 40 and 50 of the statement of income).

2. Securities and off-balance sheet transactions (other than foreign currency transactions)

2.1.Investment securities

Investment securities due to be held by the Group over the long term with a view to stable investments are valued at “the average daily cost”, adjusted to reflect accruals for the year of issue and dealing discounts (the latter being the difference between the purchase price and the related redemption price, net of issue discounts yet to mature).

Such securities are written down to reflect any lasting deterioration in the solvency of the issuers and the ability of the related nations to repay debt. Investment securities may also be written down in consideration of the market trend in accordance with the first subsection of Art. 18 of D. Lgs. 87/92. The original value is reinstated if the reasons for any writedowns cease to apply.

2.2. Dealing securities

Securities held for dealing and treasury purposes are stated at their “average daily cost”, adjusted to reflect accrued issue discounts. They are valued as follows:

•                  securities quoted in organized markets: the official price quoted on the last trading day of the year;

•                  securities not quoted in organized markets: at the lower between cost and market value. The latter value is estimated via the discounting of future financial flows, applying the market rates, as at the time of valuation, for similar type of instruments and the creditworthiness of the issuer. Where possible, the estimates are compared with quoted securities with similar financial characteristics. The original value of dealing securities is reinstated when the reasons for any writedowns cease to apply. Unquoted securities which are economically linked to derivative contracts are valued at market price, consistent with the valuation of the contracts concerned.

Securities held for dealing purposes include securities issued by Group companies which were purchased on the market and held for negotiation purposes.

Any transfers between investment security and dealing security portfolios are made on the basis of the value resulting from the application - at the time of the transaction - of the valuation policies for the portfolio of origin; the related economic effects are reported in caption 60 “Profits and losses from financial transactions” if the portfolio of origin is a dealing portfolio, and in caption 150 “Adjustments to fixed financial assets” if the portfolio of origin is an investment portfolio. Securities transferred and still held at year-end are valued using the method applicable to the destination portfolio.

Commitments to buy or sell for security transactions to be settled

Commitments to buy are valued on the basis applicable to the destination portfolio. The value of commitments to sell, on the other hand, takes into consideration the contractual forward sale price.

3. Equity investments

Equity investments which are neither consolidated on a line by line basis nor valued at equity, are stated at cost, increased to reflect past revaluations at the time the company was transformed and the effect of mergers, determined on a LIFO basis with annual increments. Cost is written down to reflect any permanent losses in value, taking into account any reductions in the equity value of the companies concerned and in the trend in exchange rates for those investments held at historical rates. The original value of equity investments is reinstated if the reasons for any writedowns cease to apply.

Equity investments may also be written down in consideration of the market, in accordance with the first subsection of Art. 18 of D. Lgs. 87/92.

With reference to investments held in Isveimer and in Sga, any charges which the Parent Bank may be called on to bear to cover losses incurred by companies will be covered through measures taken in accordance with Law 588/96, accomplished with the procedures provided by the Ministerial Decree of 27 September 1974, as revealed in Part B, Section 9 of these notes.

Dividends from investments that are not subject to line by line consolidation or valued at equity are recorded, together with the related tax credits, when the tax credit becomes collectible, usually in the year in which dividends are collected.

4. Foreign currency assets and liabilities (including off balance sheet transactions)

Assets and liabilities denominated in foreign currency

Assets and liabilities denominated in foreign currencies, or indexed to foreign exchange movements, as well as financial fixed assets funded in foreign currencies or indexed to foreign exchange movements, are valued using spot exchange rates applicable at year end. Equity investments denominated in foreign currencies subject to local exchange control restrictions (non-convertible currencies) stated in currencies other than those of use, and those not fully or partially covered with a deposit in the currency of denomination of the investment are stated, with regard to the part financed in currencies other than those of use, at the historical rates of exchange applying at the time of acquisition.

Foreign currency costs and revenues are stated at the exchange rates applying at the time of the transaction.

Unsettled spot and forward currency transactions

Unsettled spot and forward currency transactions carried out for hedging purposes are valued in the same way as the assets and liabilities being hedged, whether they are recorded on or off the balance sheet.

Transactions not carried out for hedging purposes are valued:

•                  at year-end spot exchange rates, in the case of spot transactions still to be settled;

•                  at period-end forward exchange rates for maturity dates corresponding with that of the transactions being valued, in the case of forward transactions.

The effect of these valuations is debited or credited to the statement of income.

5. Tangible fixed assets

Tangible fixed assets are stated at purchase cost, including related charges and the cost of improvements. In certain cases, purchase cost may have been restated on transformations, at the time of mergers or as a result of applying monetary revaluation laws.

Operating assets are depreciated on a straight-line basis over their residual useful lives. Tangible fixed assets are written down in cases where there is a permanent loss in value, regardless of how much depreciation has already been accumulated. The value of such assets is reinstated in future accounting periods if the reasons for any writedowns no longer apply.

Costs for ordinary maintenance and repairs which do not determine increased utility and/or useful life are expensed in the year they are incurred.

6. Intangible fixed assets

Intangible fixed assets are stated at purchase or production cost, including related charges, and amortized over the period they are expected to benefit, as described below:

•                  start-up costs and other deferred charges are amortized, generally on a straight-line basis, over five years;

•                  costs incurred for the purchase of software or for its development, using external resources, are generally amortized on a straight-line basis, over three years, taking into account the expected residual period of utilization.

7. Other assets

Own shares

Own shares are valued according to the purposes for which they are held. In particular, they are valued at cost, determined using the “average daily cost” method, if they are classed as long-term investments. For this purpose own shares, used to complete strategic deals which require their availability, are considered long-term investments (e.g. share exchanges as part of the acquisition of equity investments, co-operation agreements and other corporate finance deals).

Instead, own shares are stated at their market value corresponding to the “official quotation of the year-end closing date” if they are held for a dealing portfolio, since they are available for sale or destined for share incentive or stock option plans.

Stock option plans

Stock incentive plans approved by the Parent Bank, which do not include the assignment of own shares, consist in the assignment of rights to underwrite increases in capital against payment. Considering that neither Italian regulations nor Italian accounting policies provide specific instructions to such effect, the booking of these plans takes place through the registration, at the time of underwriting, of the increase in capital with related additional payments.

8. Payables

Payables are stated at their nominal value. The difference between the nominal value of loans received, or securities placed, and the amount actually received, is recorded in the financial statements among deferrals and released to the statement of income on an accruals basis, in accordance with the repayment plan implicit in the funding transaction. Zero-coupon securities are stated at their issue price plus accrued interest. Consistent with the policies described above, repurchase agreements, that require the holder to resell the securities acquired when the agreement matures, are recorded among payables, as well as securities borrowing transactions.

Funding repurchase agreements on securities issued by Group companies are not reported on the above basis if they are arranged by the issuing company concerned. In this case, they are recorded as securities issued with a forward repurchase commitment.

9. Provisions for termination indemnities

The provisions for termination indemnities represents the liability to each employee at period-end, accrued in accordance with current legislation and payroll agreements.

10. Provisions for risks and charges

Provisions for risks and charges cover known or likely liabilities whose timing and extent cannot be determined at period-end or at the time the financial statements are prepared.

Pensions and similar commitments

The pension fund, qualifiable as an “internal” pension fund, is set up to cover charges linked with integration of the pension paid to the former staff from some companies of the former Cardine Group entitled to such payment integration (Cassa di Risparmio di Venezia, Friulcassa, Cassa di Risparmio in Bologna and Banca Popolare dell’Adriatico). The potential liability arising in this connection is assessed at period-end on the basis of independent actuarial appraisals, in order to determine the provisions to technical reserves needed to cover future pensions. A similar fund has been set up by Cassa dei Risparmi di Forlì (a proportionally consolidated company).

Provisions for taxation

The provisions for taxation cover deferred taxes, income taxes and the tax on business activities, including those charged on units operating abroad. The provisions also take into consideration current and potential disputes with the tax authorities.

Income taxes are estimated prudently on the basis of the tax charges for the year, determined in relation to current tax legislation.

Deferred taxation, determined according to the so called “balance sheet liability method”, reflects the tax effect of temporary differences between the book value of assets and liabilities and their value for tax purposes, which will lead to taxable and deductible amounts in future years. To this end, taxable temporary differences are defined as those which will give rise to taxable income in future years (deferred capital gains, for example); while deductible temporary differences are defined as those which will give rise to deductible amounts in future years (such as provisions and costs that can be deducted for tax purposes over a period of years, e.g. general loan writedowns in excess of the fiscally deductible amount).

Deferred tax liabilities are calculated by applying to each consolidated company the effective expected tax rate on taxable temporary differences likely to generate a tax burden. Deferred tax assets are calculated on deductible temporary differences if these are likely to be recovered.

The deferred taxation on equity reserves that will become taxable “however used” is charged against shareholders’ equity. Deferred taxation relating to revaluations arising on conversion to the euro, credited to a specific reserve that will become taxable pursuant to Art. 21 of D. Lgs. 213/98, is charged directly against this reserve.

No provision is made for the Parent Bank’s reserves subject to taxation only in the event of distribution. This is because such reserves are allocated to accounts that are not available for distribution and because the events which would give rise to such taxation are not expected to occur.

Deferred taxation on shareholders’ equity items of consolidated companies is not booked if it is unlikely that any liability will actually arise, bearing in mind the permanent nature of the investment.

Deferred tax assets and liabilities relating to the same kind of tax, applicable to the same entity and expiring in the same period, are offset against each other.

Deferred tax assets are booked to the assets side of the balance sheet under caption 150 - Other assets - offset against income tax. Liabilities for deferred taxes are booked to the liabilities side of the balance sheet under sub-caption 80.b - Taxation - and are also offset against income tax.

If the deferred tax (asset or liability) relates to transactions directly involving shareholders’ equity without affecting the statement of income, it is debited or credited to shareholders’ equity.

Other provisions

The provision for guarantees and commitments covers losses on guarantees given and, more generally, the contingencies associated with the Group’s guarantees and commitments, and the exposures to credit derivatives for which the Group has taken over the credit risk (seller protection).

The provision for other risks and charges covers estimated incurred losses arising from legal disputes, including repayments claimed by the receivers of bankrupt customers. It also covers probable charges in connection with guarantees given on the sale of equity investments, the Group’s commitment to support the Interbank Deposit Guarantee Fund, the renegotiation of subsidized home mortgage loans (Law 133/99 and that dictated by Budget Law 2001) and unsubsidized fixed rate mortgages (Law Decree 394 dated 29 December 2000, converted to Law 24 dated 28 February 2001), and other connected charges and contingent liabilities.

The “provisions for other personnel charges” mainly comprise:

•                  provisions made by the Parent Bank and by SANPAOLO Banco di Napoli S.p.A., on the basis of an independent actuarial report, in order to cover the technical deficit of the Supplementary Pension Fund, an independent fund which supplements the compulsory pension fund, as well as accruals for other welfare and social contributions;

•                  provisions made on a mathematical/actuarial basis to set up the technical reserve needed to cover long-service bonuses payable to employees.

•                  provisions made to cover discretional bonuses to employees and other contingent liabilities, including those connected with staff leaving incentives.

11. Other aspects

Reserves for general banking risks

These reserves cover general business risks and, as such, forms part of shareholders’ equity in compliance with international supervisory standards and Bank of Italy instructions.

Accruals and deferrals

Accruals and deferrals are recognized in accordance with the matching principle.

Derivatives on currency, securities, interest rates, stockmarket indices and other assets

Derivative contracts are valued individually using the methods applicable to the portfolio concerned (hedging contracts and non-hedging contracts). The valuation criteria of derivative contracts are also applied to incorporated derivatives which represent the components of hybrid financial instruments and include both derivative and host contracts. To this end, incorporated derivative contracts are separate from host contracts and are valued on the basis of the rules of host contracts.

The values determined are recorded separately in the balance sheet without off-setting assets and liabilities. Agreements between the parties to off-set reciprocal receivables and payables in the case of default by one of the counterparts (“master netting agreements”) are not relevant for disclosure purposes, but are taken into consideration when assessing the counterparty’s credit risk.

The values determined by the contract valuation process (hedging and non-hedging) are adjusted on a case-by-case or a general basis, where appropriate, in order to reflect any lending risk (counterparty and/or country risk) inherent in the contracts.

Hedging contracts

These are entered into with the aim of protecting the value of individual assets or liabilities, as well as any groups of assets or liabilities, on or off the balance sheet, from the risk of market fluctuations. In the case of off-balance sheet items, the hedging objective is achieved via the use of asset and liability management techniques. A transaction is considered to be a hedge in the presence of the following documented conditions:

a)              intent to enter into a hedge;

b)             high degree of correlation between the technical and financial characteristics of the assets or liabilities hedged and those inherent in the hedging contract.

If just one of the conditions above ceases to apply, then the contract is re-qualified as “non-hedging”.

Hedging derivatives are valued on a basis consistent with the assets and liabilities being hedged. The related procedures for presentation in the financial statements are summarized below:

Balance sheet: the period element of differentials earned on contracts hedging the risk of fluctuations in the rates of interest on interest earning/bearing assets and liabilities is classified among “Accrued income” and/or “Accrued expenses”. The element of differentials payable in future years on forward rate agreements hedging the interest arising from interest earning/bearing assets and liabilities is classified among “Prepaid expenses” and/or “Deferred income”. The market value (net of any accruals) of contracts hedging the risk of price fluctuations in dealing transactions, as well as the effect of valuing contracts hedging the exchange risk on lending and funding activities (principal portion) using year-end spot exchange rates, are classified among “Other assets” and/or “Other liabilities”. Contracts hedging investment securities or total loans and deposits are valued at cost.

Statement of income: where derivative contracts are intended to hedge the risk of fluctuations in the rates of interest on interest earning/bearing assets and liabilities, the differentials accrued will form part of net interest income on an accruals basis. If the derivative contract hedges the risk of market price or exchange fluctuations (principal portion), then the revenues or costs generated (with the exception of the differentials earned) are treated as “Profits (losses) on financial transactions”. More specifically, differentials and margins earned on derivative contracts hedging dealing securities are treated as interest if they relate to multiple-flow contracts (e.g. IRS) or to single-flow contracts where the duration of the underlying asset is less than one year (e.g. FRA); but as profits and losses from financial transactions, if they relate to single-flow contracts where the duration of the underlying asset is more than one year (e.g. futures and options).

Non-hedging contracts

These are valued as follows:

Contracts on securities, interest rates, stockmarket indices and other assets: contracts quoted in organized markets are stated, assessed at their market value on the last day of the period. Contracts linked to reference indicators subject to official observation are stated on the basis of their financial value (replacement cost), determined with reference to the market quotations for those indicators on the last day of the period. Other contracts are valued with reference to other elements determined on an objective and consistent basis.

Foreign currency derivatives: these are stated using the forward exchange rates ruling at period-end for the maturity dates of the transactions subject to valuation.

The related procedures for presentation in the financial statements are summarized below:

Balance sheet: the amounts determined from the valuation of non-hedging contracts are classified as “Other assets” or “Other liabilities”.

Statement of income: the economic effects of non-hedging derivative contracts are classified as “Profits (losses) from financial transactions”. The structure of this caption, according to the sectors of the financial instruments being traded (securities, currency, other financial instruments) and to the nature of income/charges which they generate (valuations or not), is illustrated in a specific table in the Explanatory Notes.

Internal deals

The Parent Bank and the subsidiary Banca IMI have adopted an organizational structure based on specialized trading desks that have exclusive authorization to deal in specific derivatives. The arrangement is based mainly on the goals of efficiency (lower transaction costs), improved management of market and counterparty risks, and the optimal allocation of specialized human resources. These desks manage portfolios consisting of various types of derivatives and, sometimes securities and operate within defined limits of net risk.

The desks serve as counterparties to other desks that are not authorized to deal in the market (but which are autonomous from an accounting point of view), by means of internal deals in derivatives at market prices.

With regard to the accounting treatment of internal deals and their effect on income, it should be noted that:

•                  internal deals involving derivatives held in specialized desk portfolios are stated at market value when entered into for negotiation/dealing purposes;

•                  internal deals involving derivatives held in non-specialized desk portfolios are treated on a basis consistent with the assets or liabilities being hedged (for example, at market value if they hedge listed dealing securities and at cost if they hedge investment securities and/or deposits).

Settlement date

Security and currency transactions, deposits, interbank operations and the bills portfolio are recorded with reference to their settlement dates.

SECTION 2 - ADJUSTMENTS AND PROVISIONS RECORDED FOR FISCAL PURPOSES

2.1 Adjustments to value recorded solely for fiscal purposes

Adjustments recorded by the Parent Bank and consolidated companies in their statutory financial statements solely for fiscal purposes, have been reversed upon consolidation.

The Group has not recorded any adjustments solely for fiscal purposes during the year, with the exception of the adjustment made by the Parent Bank on the stake IMI Investimenti, but eliminated from the consolidated financial statements as it is now consolidated on a line by line basis.

2.2 Provisions recorded solely for fiscal purposes

Provisions recorded by consolidated companies in their statutory financial statements solely for fiscal purposes, have been reversed upon consolidation.

Provisions for probable loan losses made in accordance with tax laws by the subsidiary Banca OPI S.p.A. for 68 million euro have been eliminated from the consolidated statement of income for the year.

Part B – Information on the consolidated balance sheet

SECTION 1 - LOANS

The Group’s loan portfolio is analyzed below by type of counterparty:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Due from banks (caption 30)	22,278	21,744	22,000
Loans to customers (caption 40) (*)	124,599	124,177	126,701
Total	146,877	145,921	148,701

(*)       The amount includes 1,042 million euro of loans to Società per la gestione delle attività S.p.A. (Sga). (see Section 5 – “Other assets”) of which 1,013 million euro (1,252 million euro as of 31 December 2002) disbursed under Law 588/96.

Due from banks (caption 30)

Amounts due from banks include:

Detail of caption 30 “due from banks” (Table 1.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Deposits with central banks	514	474
b) Bills eligible for refinancing with central banks	—	—
c) Finance leases	—	—
d) Repurchase agreements	10,050	11,500
e) Securities loaned	71	118

Deposits with central banks as of 31 December 2003 include the compulsory reserve of 422 million euro with the Bank of Italy and other foreign central banks (458 million euro as of 31 December 2002).

Loans to customers (caption 40)

Loans to customers, which are analyzed by technical form in the Report on Operations, include:

Detail of caption 40 “loans to customers” (Table 1.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Bills eligible for refinancing with central banks	1	18
b) Finance leases	4,593	4,266
c) Repurchase agreements	1,669	2,631
d) Securities loaned	25	13

“Secured loans to customers” are detailed as follows:

Secured loans to customers (Table 1.3 B.I.) (*)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Mortgages	33,152	31,588
b) Pledged assets:
1. cash deposits	626	706
2. securities (**)	4,017	4,705
3. other instruments	270	390
c) Guarantees given by:
1. Governments (***)	5,500	6,257
2. other public entities	565	401
3. banks	969	992
4. other operators	17,106	18,139
Total	62,205	63,178

(*)                               The values as of 31 December 2002 relating to personal guarantees have been classified to make them consistent with those as of 31 December 2003.

(**)                        Include repurchase and similar agreements guaranteed by underlying securities totaling 1,694 million euro (2,644 million euro as of 31 December 2002).

(***)                 Include 1,013 million euro of loans to Società per la gestione delle attività S.p.A. (Sga).

Loans to customers guaranteed by banks and other operators include 99 million euro of positions for which the Parent Bank purchased buyer protection against the risk of non-performance, by means of derivative contracts.

The loans to customers covered by guarantees included in the above table and those granted directly to Governments or other public bodies represent 61.0 % of total loans to customers (60.5% as of 31 December 2002).

Degree of risk in loan portfolio

The principal and interest elements of loans are stated at their estimated realizable value by applying the policies described in detail in Part A, Section 1 of these notes; the related writedowns are made by reducing the asset value of the loans concerned in the balance sheet.

The estimated realizable value of doubtful loans takes into account not only the likelihood of recovery, but also the total or partial lack of income generated and the delay in repayment. Total adjustments for discounting purposes as of 31 December 2003 amount to 221 million euro (272 million euro as of 31 December 2002).

Analysis of loans to customers

(Bank of Italy regulation 17.12.98)

	31/12/03			31/12/02
	(€/mil)			(€/mil)
	Gross exposure	Total adjustments	Net exposure	Gross exposure	Total adjustments	Net exposure
A. Doubtful loans	6,433	3,892	2,541	6,447	3,607	2,840
A.1 Non-performing loans	4,364	3,193	1,171	4,294	2,960	1,334
A.2 Problem loans	1,821	645	1,176	1,767	565	1,202
A.3 Loans in course of restructuring	24	3	21	35	4	31
A.4 Restructured loans	193	42	151	268	54	214
A.5 Unsecured loans exposed to country risk	31	9	22	83	24	59
B. Performing loans	123,069	1,011	122,058	124,854	993	123,861
Total loans to customers	129,502	4,903	124,599	131,301	4,600	126,701

Non-performing and problem loans include unsecured loans to residents of nations exposed to risk for a gross exposure of, respectively, 4 million euro and 13 million euro, and which have been written down by 4 million euro and 9 million euro, respectively.

Coverage of loans (*)

	31/12/03 (%)	31/12/02 pro forma (%)	31/12/02 (%)
Categories
Non-performing loans	73.2	69.3	68.9
Problem, restructured and in course of restructuring loans	33.9	30.0	30.1
Unsecured loans exposed to country risk	29.0	29.3	28.9
Performing loans (**)	0.9	0.9	0.9

(*)                               Index is defined as the ratio between accumulated adjustments on loans and the gross amount of such loans at year end.

(**)                        Total performing loans do not include loans to Sga (1,013 million euro), total adjustments include the reserve for probable loan losses (91 million euro).

Analysis of loans to banks

(Bank of Italy regulation 17.12.98)

		31/12/03			31/12/02
		(€/mil)			(€/mil)
		Gross exposure	Total adjustments	Net exposure	Gross exposure	Total adjustments	Net exposure
A.	Doubtful loans	46	16	30	77	25	52
	A.1 Non-performing loans	6	6	—	11	10	1
	A.2 Problem loans	1	1	—	—	—	—
	A.3 Loans in course of restructuring	—	—	—	—	—	—
	A.4 Restructured loans	—	—	—	—	—	—
	A.5 Unsecured loans exposed to country risk	39	9	30	66	15	51
B.	Performing loans	22,259	11	22,248	21,959	11	21,948
Total loans to banks		22,305	27	22,278	22,036	36	22,000

Non-performing loans include unsecured loans to residents in nations exposed to risk, held in portfolio by the Parent Bank, for a gross exposure of 4 million euro, written-down in full.

Non-performing loans (Table 1.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Non-performing loans (net amount in the financial statements including default interest)	1,171	1,335

Movements in gross doubtful loans to customers

(Bank of Italy regulation 17.12.98)	(€/mil)

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk
A. Gross exposure as of 01/01/03	4,294	1,767	35	268	83
A.1 of which: for default interest	641	88	—	—	—
B. Increases	1,334	1,778	37	69	—
B.1 inflows from performing loans	464	1,387	—	17	—
B.2 default interest	109	36	1	—	—
B.3 transfer from other categories of doubtful loans	554	97	28	37	—
B.4 other increases	207	258	8	15	—
C. Decreases	1,264	1,724	48	144	52
C.1 outflows to performing loans	23	323	—	38	27
C.2 write-offs	302	137	—	5	2
C.3 collections	462	674	11	34	21
C.4 disposals	81	1	—	1	—
C.5 transfer to other categories of doubtful loans	64	558	29	65	—
C.6 other decreases	332	31	8	1	2
D. Gross exposure as of 31/12/03	4,364	1,821	24	193	31
D.1 of which: for default interest	789	93	1	1	—

“Other increases” include the balance of 43 million euro (composed of 26 million euro for non-performing loans and 17 million euro for problem loans) relating to Cassa dei Risparmi di Forlì and to Inter-Europa Bank, which were included in the consolidation area during the year.

“Other decreases” include the balance of 245 million euro (composed of 244 million euro for non-performing loans and 1 million euro for loans exposed to country risk) relating to the non-consolidation of Banque Sanpaolo and its subsidiaries Sanpaolo Bail and Sanpaolo Mur, as well as Finconsumo Banca and its subsidiary FC Factor, which were not included in the consolidation area during the year.

Other decreases include receivables deriving from the sale of loans completed by subsidiaries for a total sale price of 83 million euro, of which 81 million euro refer to non-performing loans, 1 million euro to problem loans and 1 million to restructured loans. These receivables are carried in the financial statements for a total gross value of 241 million euro (of which 150 million euro for non-performing loans, 90 million euro for problem loans and 1 million euro for restructured loans) and for a total net value of 90 million euro (of which 88 million euro for non-performing loans, 1 million euro for problem loans and 1 million euro for restructured loans).

Movements in gross doubtful amounts due from banks

(Bank of Italy regulation 17.12.98)	(€/mil)

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk
A. Gross exposure as of 01/01/03	11	—	—	—	66
A.1 of which: for default interest	1	—	—	—	—
B. Increases	1	2	—	—	2
B.1 inflows from performing loans	—	—	—	—	—
B.2 default interest	—	—	—	—	—
B.3 transfer from other categories of doubtful loans	—	1	—	—	2
B.4 other increases	1	1	—	—	—
C. Decreases	6	1	—	—	29
C.1 outflows to performing loans	—	—	—	—	—
C.2 write-offs	—	—	—	—	—
C.3 collections	1	—	—	—	26
C.4 disposals	—	—	—	—	—
C.5 transfer to other categories of doubtful loans	3	—	—	—	—
C.6 other decreases	2	1	—	—	3
D. Gross exposure as of 31/12/03	6	1	—	—	39
D.1 of which: for default interest	—	—	—	—	1

“Other decreases” in loans exposed to country risk include 2 million euro relating to the non-consolidation of Banque Sanpaolo and its subsidiaries Sanpaolo Bail and Sanpaolo Mur, which were not included in the consolidation area during the year.

Movements in adjustments made to loans granted to customers

(Bank of Italy regulation 17.12.98)	(€/mil)

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total adjustments as of 01/01/03	2,960	565	4	54	24	993
A.1 of which: for default interest	641	88	—	—	—	24
B. Increases	970	477	7	15	—	264
B.1 adjustments	670	347	3	10	—	238
B.1.1 of which: for default interest	109	36	1	—	—	10
B.2 use of reserves for probable loan losses	1	—	—	—	—	—
B.3 transfer from other categories of doubtful loans	230	121	3	4	—	11
B.4 other increases	69	9	1	1	—	15
C. Decreases	737	397	8	27	15	246
C.1 writebacks from valuations	72	33	1	5	5	26
C.1.1 of which: for default interest	—	—	—	—	—	—
C.2 writebacks of collections	123	52	—	2	—	25
C.2.1 of which: for default interest	28	10	—	—	—	4
C.3 write-offs	302	137	—	5	2	9
C.4 transfer to other categories of doubtful loans	36	164	6	14	5	144
C.5 other decreases	204	11	1	1	3	42
D. Total adjustments as of 31/12/03	3,193	645	3	42	9	1,011
D.1 of which: for default interest	789	93	1	1	—	19

“Other increases” include the balance of 24 million euro (composed of 16 million euro for non-performing loans, 4 million euro for problem loans and 4 million euro for performing loans) relating to Cassa dei Risparmi di Forlì and to Inter-Europa Bank, which were included in the consolidation area during the year.

“Other decreases” include the balance of 179 million euro (composed of 150 million euro for non-performing loans and 29 million euro for performing loans) relating to the non-consolidation of Banque Sanpaolo and its subsidiaries Sanpaolo Bail and Sanpaolo Mur, as well as Finconsumo Banca and its subsidiary FC Factor, which were not included in the consolidation area during the year.

Total adjustments as of 31 December 2003 include 221 million euro relating to the adoption of a policy for discounting doubtful loans. More specifically, writedowns for discounting purposes total 151 million euro on non-performing loans, 63 million euro on problem loans and 7 million euro on restructured loans and loans being restructured.

With reference to the more recent situations of default by important industrial groups, the Parmalat group loans have been classified as non-performing loans and recorded to the financial statements for around 33 million euro, after a writedown of 273 million euro, corresponding to around 90% of the gross exposure. The Cirio group loans (gross exposure of around 25 million euro) have also been classified as non-performing and are written-down almost in full.

Movements in adjustments made to loans granted to banks

(Bank of Italy regulation 17.12.98)	(€/mil)

Description / Categories	Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total adjustments as of 01/01/03	10	—	—	—	15	11
A.1 of which: for default interest	1	—	—	—	—	—
B. Increases	1	2	—	—	2	—
B.1 adjustments	—	—	—	—	—	—
B.1.1 of which: for default interest	—	—	—	—	—	—
B.2 use of reserves for probable loan losses	—	—	—	—	—	—
B.3 transfer from other categories of doubtful loans	—	1	—	—	—	—
B.4 other increases	1	1	—	—	2	—
C. Decreases	5	1	—	—	8	—
C.1 writebacks from valuations	—	—	—	—	7	—
C.1.1 of which: for default interest	—	—	—	—	—	—
C.2 writebacks of collections	1	—	—	—	—	—
C.2.1 of which: for default interest	—	—	—	—	—	—
C.3 write-offs	—	—	—	—	—	—
C.4 transfer from other categories of doubtful loans	1	—	—	—	—	—
C.5 other decreases	3	1	—	—	1	—
D. Total adjustments as of 31/12/03	6	1	—	—	9	11
D.1 of which: for default interest	—	—	—	—	1	—

“Other decreases” in loans exposed to country risk include 1 million euro relating to the non-consolidation of Banque Sanpaolo and its subsidiaries Sanpaolo Bail and Sanpaolo Mur, which were not included in the consolidation area during the year.

Loans to customers and banks resident in nations exposed to country risk

(€/mil)

	Gross exposure
		of which: unsecured
Country	Total	book value	weighted value
Brazil	62	38	38
Venezuela	11	10	10
Russia	261	5	5
Argentina	73	4	3
Algeria	17	2	2
Angola	12	2	2
Serbia and Montenegro	4	2	2
Peru	2	2	2
Philippines	9	2	1
Costa Rica	2	2	—
Lebanon	19	—	—
Pakistan	12	—	—
Other	15	1	—
Total gross exposure	499	70	65
Total adjustments	18	18
Net exposure as of 31/12/03	481	52

For the purposes of these notes, the countries considered are those listed by the Italian Banking Association, for which, in the absence of specific guarantees, general adjustments have been made.

Adjustments to unsecured loans exposed to country risk have been made by applying the weighting criteria and the write-down percentages agreed industry-wide by the Italian Bankers’ Association, as mentioned above. Such writedowns are made to cover all of the losses that might arise from those events that are typical to “country risk”.

Secured loans, amounting to 429 million euro, are mainly insured by SACE or equivalent entities and by guarantees from banking operators in the OECD area. In addition, they comprise loans of 92 million euro granted by the Parent Bank to a prime customer resident in Russia, that are guaranteed by receivables deriving from supply contracts with leading West European companies. This collateral is deemed adequate to cover the credit risk. In compliance with Bank of Italy regulations, these loans are included in the calculation of country risk, which is deducted from the Bank’s capital for supervisory purposes.

Other information relating to loans

Information regarding the distribution of loans, by category of borrower, business sector, geographical area, currency and liquidity, is provided in Part B, Section 11 of these notes.

SECTION 2 - SECURITIES

Securities owned by the Group are analyzed as follows:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Treasury bills and similar bills eligible for refinancing with central banks (caption 20)	3,923	3,199	3,143
Bonds and other debt securities (caption 50)	18,588	15,592	16,822
Shares, quotas and other equities (caption 60)	2,747	2,584	2,595
Total	25,258	21,375	22,560

“Treasury bills and similar bills eligible for refinancing with central banks” represent securities which may be used for refinancing purposes on condition that they are not subject to restrictions deriving from other transactions.

Investment securities

Securities recorded in the consolidated financial statements include those which will be held long term by Group companies and declared as such in their financial statements. The investment securities portfolio is analyzed as follows:

Investment securities (Table 2.1 B.I.)

	31/12/03		31/12/02
	(€/mil)		(€/mil)
	Book value	Market value	Book value	Market value
1. Debt securities
1.1 Government securities
• quoted	2,153	2,216	1,193	1,273
• unquoted	—	—	—	—
1.2 Other securities
• quoted	139	143	731	749
• unquoted	585	599	965	980
2. Equities
• quoted	—	—	—	—
• unquoted	58	58	8	8
Total	2,935	3,016	2,897	3,010

The comparison between the market value and the value entered in the financial statements reveals net unrealizable gains, for the Parent Bank and some subsidiaries, for 1 million euro on securities not covered by derivative contracts and for 80 million euro on hedged securities. The evaluation of related derivative contracts reveals potential losses for 62 million euro (including 30 million euro for operations entered into with Group companies operating on financial markets within their brokerage activity).

“Other securities”, quoted and unquoted (724 million euro), mainly include securities held by the Parent Bank for 451 million euro and by foreign subsidiaries for 152 million euro. These securities also include investments made during the year by Banca Fideuram S.p.A. in insurance policies issued by Fideuram Vita dedicated to plan the fidelization of the financial planner network (119 million euro).

In more detail, the aforementioned 724 million euro refer to investments in securities in foreign Governments and public entities amounting to 111 million euro while, in addition to the aforementioned insurance policies (119 million euro), other investments in securities amounting to 613 million euro mainly include securities issued by leading companies in the European Union and in other industrialized countries (442 million euro), particularly the United States and Singapore, as well as International Organizations (72 million euro).

“Equities” only comprise units in mutual funds mainly included in the investment portfolios of Sanpaolo IMI Private Equity group.

Changes in investment securities during the year (Table 2.2 B.I.)	(€/mil)

A. Opening balance	2,897
B. Increases
B1. purchases	1,383
B2. writebacks	2
B3. transfers from dealing portfolio	3
B4. other changes	76
C. Decreases
C1. sales	510
C2. redemptions	177
C3. adjustments	8
of which:
long-term writedowns	7
C4. transfers to dealing portfolio	80
C5. other changes	651
D. Closing balance	2,935

“Transfers from dealing portfolio” at subcaption B3 refer to transfers by a foreign subsidiary.

Subcaption B4. “Increases – other changes” includes 25 million euro which refers to the effect of the consolidation of the Inter-Europa Bank Group and the Eptaconsors Group (included in the consolidation area during the year), 14 million euro exchange gains on securities denominated in foreign currency and 19 million euro gains from dealings.

Subcaption C5. “Decreases – other changes” includes 531 million euro which refers to the effect of the non-consolidation of Banque San Paolo and Finconsumo Banca (excluded from the consolidation area during the year), 91 million euro exchange losses on securities denominated in foreign currency and 6 million euro losses from dealings.

In addition, subcaptions B4 and C5 also include accrued issue and dealing discounts.

Disposals, mainly made by the Parent Bank in the context of the redefinition of investment portfolio following the merger operations concluded in 2002 (399 million euro), led to the recording net extraordinary income of 13 million euro.

The “adjustments in value” at subcaption C3., of 8 million euro, refer mainly to losses in value of a long-term nature (7 million euro). The writedowns recorded were mainly calculated on the negative trend in the conditions of solvency of borrowers in relation to securities or collaterals. When determining the adjustments, the prices agreed for the securities disposed of at the beginning of 2004 were considered, as well as the prices supplied by the arrangers for the issues remaining in portfolio.

Subcaption C4. “Transfers to dealing portfolio” refers to transfers made by the Parent Bank and by a foreign subsidiary in connection with changes to the local regulatory framework.

The positive net differences between reimbursements and book values (issue and dealing discounts) total 4 million euro and have been booked to the statement of income on the basis of the accruals principle. More specifically, the Parent Bank and other foreign subsidiaries show positive differences for, respectively, 3 million euro and 1 million euro.

It should be noted that movements in the investment portfolio are carried out by Group companies on the basis of resolutions passed by the Board of Directors and within the limits set by them.

Dealing securities

Dealing securities, held for treasury and negotiation purposes, are analyzed as follows:

Dealing securities (Table 2.3 B.I.)

	31/12/03		31/12/02
	(€/mil)		(€/mil)
	Book value	Market value	Book value	Market value
1. Debt securities
1.1 Government securities
• quoted	9,600	9,600	7,248	7,248
• unquoted	40	40	43	43
1.2 Other securities
• quoted	3,407	3,409	4,234	4,236
• unquoted	6,587	6,608	5,551	5,575
2. Equities
• quoted	2,443	2,448	2,426	2,429
• unquoted	246	246	161	162
Total	22,323	22,351	19,663	19,693

In the reclassified consolidated financial statements, the dealing securities portfolio also includes 34 million euro in SAN-PAOLO IMI S.p.A. shares in the portfolio of the Parent Bank.

Gains shown in the table for other quoted debt securities and other equities quoted refer to values quoted on small East European markets characterized by limited liquidity. These gains are not reflected in the statement of income.

Changes in dealing securities during the year (Table 2.4 B.I.)	(€/mil)

A. Opening balance	19,663
B. Increases
B1. purchases	409,264
• debt securities	376,499
• Government securities	259,441
• other securities	117,058
• equities	32,765
B2. writebacks and revaluations	143
B3. transfers from investment portfolio	259
B4. other changes	1,811
C. Decreases
C1. sales and reimbursements	405,490
• debt securities	372,678
• Government securities	256,724
• other securities	115,954
• equities	32,812
C2. adjustments	89
C3. transfers to investment portfolio	3
C5. other changes	3,235
D. Closing balance	22,323

Subcaption B4. “Increases – other changes” includes 171 million euro which refers to the effect of the consolidation of the Eptaconsors Group, the Inter-Europa Bank Group and Cassa dei Risparmi di Forlì (included in the consolidation area during the year).

Subcaption C5. “Decreases – other changes” includes 202 million euro which refers to the effect of the non-consolidation of Banque Sanpaolo Group (excluded from the consolidation area during the year).

“Transfers from dealing portfolio” include 179 million euro of equities reclassified from the investment portfolio in respect of their intended disposal.

Other information relating to securities

The composition of the securities portfolio is analyzed by geographical area, currency and liquidity in Part B, Section 11 of these notes.

SECTION 3 - EQUITY INVESTMENTS

Equity investments, reported in asset captions 70 and 80 of the balance sheet, are analyzed as follows:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Equity investments (caption 70)	3,442	3,147	3,224
Investments in Group companies (caption 80)	1,130	1,025	840
Total	4,572	4,172	4,064
• significant investments carried at equity (Table 3.1 B.I.)	1,775	1,374	1,266
• other equity investments carried at cost	2,797	2,798	2,798

Significant investments

Significant investments held by the Group, being those in subsidiary companies or in companies subject to significant influence, as defined in articles 4 and 19 of D.Lgs. 87/92, are indicated in the table below:

Significant investments (Table 3.1 B.I.)

			Type of	sharehold-	Income /			Voting rights	consolidat-
			relation-	ers’ equity	Loss			at share-	ed book
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’	values
Name		offices	(*)	(**)	(**)	Held by	%	meeting %	(€/mil)
A.	Companies consolidated on a line by line and proportional basis

SANPAOLO IMI S.p.A. (Parent Bank)		Turin		10,346	824	—	—	—	—

A1	Companies consolidated on a line by line basis

1	Alcedo S.r.l.	Padua	1	—	—	Sanpaolo IMI	100.00	100.00	XXX
						Private Equity
2	Banca Comerciala Sanpaolo IMI Bank Romania S.A. (former West Bank S.A.)	Romania	1	7	-3	Sanpaolo IMI	97.86	97.86	XXX	(A)
3	Banca Fideuram S.p.A.	Rome	1	950	168	Sanpaolo IMI	64.10	64.10	XXX
						Invesp	9.28	9.28	XXX
							73.38	73.38		(B)
4	Banca d’Intermediazione Mobiliare IMI S.p.A. (Banca IMI)	Milan	1	406	59	Sanpaolo IMI	100.00	100.00	XXX

5	Banca IMI Securities Corp.	United States	1	159	3	IMI Capital	100.00	100.00	XXX
						Market USA
6	Banca OPI S.p.A.	Rome	1	694	40	Sanpaolo IMI	100.00	100.00	XXX	(C)
7	Banca Popolare dell’Adriatico S.p.A.	Teramo	1	231	2	Sanpaolo IMI	100.00	100.00	XXX	(D)
8	Banque Privée Fideuram Wargny S.A.	France	1	48	-21	Financiere Fideuram	99.86	99.86	XXX
9	Cassa di Risparmio di Padova e Rovigo S.p.A.	Padua	1	806	99	Sanpaolo IMI	100.00	100.00	XXX	(E)
10	Cassa di Risparmio di Venezia S.p.A.	Venice	1	308	43	Sanpaolo IMI	100.00	100.00	XXX
11	Cassa di Risparmio in Bologna S.p.A.	Bologna	1	627	49	Sanpaolo IMI	100.00	100.00	XXX
12	Epta Global Investment Ltd	Ireland	1	1	2	Invesp	100.00	100.00	XXX	(F)
13	Eptafund S.G.R. p.A.	Milan	1	26	10	Invesp	100.00	100.00	XXX	(F)
14	Europool Befektetesi Alapkezelo Rt.	Hungary	1	1	—	Inter-Europa Consulting	46.00	46.00	XXX
						Inter-Europa Bank	5.00	5.00	XXX
							51.00	51.00		(G)
15	Farbanca S.p.A.	Bologna	4	11	—	Sanpaolo IMI	15.00	15.00	XXX
16	Fideuram Asset Management (Ireland) Ltd	Ireland	1	141	137	Banca Fideuram	100.00	100.00	XXX

			Type of	sharehold-	Income /			Voting rights	consolidat-
			relation-	ers’ equity	Loss			at share-	ed book
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’	values
Name		offices	(*)	(**)	(**)	Held by	%	meeting %	(€/mil)
17	Fideuram Bank S.A.	Luxembourg	1	35	6	Banca Fideuram	99.99	99.99	XXX
						Fideuram Vita	0.01	0.01	XXX
							100.00	100.00
18	Fideuram Bank (Suisse)A.G.	Switzerland	1	21	1	Fideuram Bank	99.95	99.95	XXX
19	Fideuram Fiduciaria S.p.A.	Rome	1	2	—	Banca Fideuram	100.00	100.00	XXX
20	Fideuram Gestions S.A.	Luxembourg	1	16	1	Banca Fideuram	99.94	99.94	XXX
						Fideuram Vita	0.06	0.06	XXX
							100.00	100.00
21	Fideuram Investimenti S.G.R. S.p.A. (former Fideuram Fondi S.p.A.)	Rome	1	35	8	Banca Fideuram	99.50	99.50	XXX	(H)
22	Fideuram Wargny Active Broker S.A.	France	1	15	—	Banque Privée	99.99	99.99	XXX
						Fideuram Wargny
23	Fideuram Wargny Gestion S.A.	France	1	4	—	Banque Privée	99.89	99.89	XXX
						Fideuram Wargny
24	Fideuram Wargny Gestion S.A.M.	Principality of Monaco	1	5	—	Banque Privée Fideuram Wargny	99.96	99.96	XXX
25	FIN. OPI S.p.A.	Turin	1	237	5	Banca OPI	100.00	100.00	XXX
26	Financière Fideuram S.A.	France	1	28	—	Banca Fideuram	94.95	94.95	XXX
27	Finemiro Banca S.p.A.	Bologna	1	132	18	Sanpaolo IMI	96.68	96.68	XXX
						Cariforlì	0.28	0.28	XXX
							96.96	96.96
28	Finemiro Leasing S.p.A.	Bologna	1	51	14	Finemiro Banca	100.00	100.00	XXX	(C)
29	Friulcassa S.p.A.	Gorizia	1	241	22	Sanpaolo IMI	100.00	100.00	XXX	(I)
30	GEST Line S.p.A. (former Esaban S.p.A.)	Naples	1	57	40	Sanpaolo IMI	100.00	100.00	XXX	(J)
31	IDEA S.A.	Luxembourg	1	—	—	IMI Bank (Lux)	99.17	99.17	XXX
						Sanpaolo IMI	0.83	0.83	XXX
						International
							100.00	100.00
32	IE-New York Broker Rt	Hungary	1	4	1	Inter-Europa	90.00	90.00	XXX
						Consulting			XXX
						Inter-Europa Bank	10.00	10.00
							100.00	100.00		(G)
33	IMI Bank (Lux) S.A.	Luxembourg	1	77	1	Banca IMI	99.99	99.99	XXX
						IMI Investments	0.01	0.01	XXX
							100.00	100.00
34	IMI Capital Markets USA Corp.	United States	1	127	—	IMI Investments	100.00	100.00	XXX
35	IMI Finance Luxembourg S.A.	Luxembourg	1	7	9	IMI Investments	100.00	100.00	XXX
36	IMI Investimenti S.p.A.	Turin	1	973	-58	Sanpaolo IMI	100.00	100.00	XXX
37	IMI Investments S.A.	Luxembourg	1	272	-4	Banca IMI	99.99	99.99	XXX
						Banca IMI Securities	0.01	0.01	XXX
							100.00	100.00
38	IMI Real Estate S.A.	Luxembourg	1	4	—	IMI Bank (Lux)	99.99	99.99	XXX
						Sanpaolo IMI International	0.01	0.01	XXX
							100.00	100.00
39	Inter-Europa Bank Rt	Hungary	1	46	5	Sanpaolo IMI	85.87	85.87	XXX	(K)
						Internazionale
40	Inter-Europa Beruhazo Kft	Hungary	1	11	—	Inter-Europa Bank	100.00	100.00	XXX	(G)
41	Inter-Europa Consulting Kft	Hungary	1	4	—	Inter-Europa	51.00	51.00	XXX
						Fejlesztesi
						Inter-Europa	49.00	49.00	XXX
						Szolgaltato
							100.00	100.00		(G)

			Type of	sharehold-	Income /			Voting rights	consolidat-
			relation-	ers’ equity	Loss			at share-	ed book
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’	values
Name		offices	(*)	(**)	(**)	Held by	%	meeting %	(€/mil)
42	Inter-Europa Fejlesztesi Kft	Hungary	1	9	—	Inter-Europa Bank	100.00	100.00	XXX	(G)
43	Inter-Europa Szolgaltato Kft	Hungary	1	7	—	Inter-Europa Bank	100.00	100.00	XXX	(G)
44	Inter-Invest Risk Management Vagyonkezelo Rt	Hungary	1	1	—	Inter-Europa Bank	48.00	48.00	XXX
						Inter-Europa	48.00	48.00	XXX
						Consulting
						Inter-Europa	4.00	4.00	XXX
						Szolgaltato
							100.00	100.00		(G)
45	Invesp S.p.A.	Turin	1	409	43	Sanpaolo IMI	100.00	100.00	XXX	(L)
46	Lackenstar Ltd	Ireland	1	—	—	Sanpaolo IMI Bank Ireland	100.00	100.00	XXX
47	LDV Holding B.V.	Netherlands	1	139	7	Sanpaolo IMI Private Equity	100.00	100.00	XXX
48	NHS Investments S.A.	Luxembourg	1	56	-76	IMI Investimenti	99.99	99.99	XXX
						LDV Holding	0.01	0.01	XXX
							100.00	100.00
49	NHS Mezzogiorno S.G.R. S.p.A. (subsequently Sanpaolo IMI Investimenti per lo Sviluppo SGR S.p.A.)	Naples	1	2	—	Sanpaolo IMI Private Equity	100.00	100.00	XXX	(M)
50	Prospettive 2001 S.p.A.	Turin	1	54	4	Sanpaolo IMI	100.00	100.00	XXX
51	Sanpaolo Banco di Napoli S.p.A.	Naples	1	1,225	28	Sanpaolo IMI	100.00	100.00	XXX	(N)
52	Sanpaolo Bank (Austria) A.G.	Austria	1	16	1	Sanpaolo Bank	100.00	100.00	XXX
53	Sanpaolo Bank S.A.	Luxembourg	1	201	47	Sanpaolo IMI	50.00	50.00	XXX	(O)
						Sanpaolo IMI WM	50.00	50.00	XXX
							100.00	100.00
54	Sanpaolo Bank (Suisse) S.A.	Switzerland	1	17	-5	Sanpaolo Bank	99.98	99.98	XXX
55	Sanpaolo Fiduciaria S.p.A.	Milan	1	6	2	Sanpaolo IMI	100.00	100.00	XXX	(P)
56	Sanpaolo IMI Alternative Investments S.G.R. S.p.A.	Milan	1	5	-1	Sanpaolo IMI WM	100.00	100.00	XXX
57	Sanpaolo IMI Asset Management S.G.R. S.p.A.	Turin	1	38	9	Sanpaolo IMI WM	100.00	100.00	XXX
58	Sanpaolo IMI Bank (International) S.A.	Madeira	1	181	5	Sanpaolo IMI	69.01	69.01	XXX
						Sanpaolo IMI	30.99	30.99	XXX
						International
							100.00	100.00		(Q)
59	Sanpaolo IMI Bank Ireland Plc	Ireland	1	518	21	Sanpaolo IMI	100.00	100.00	XXX
60	Sanpaolo IMI Capital Company I L.l.c.	United States	1	50	—	Sanpaolo IMI	100.00	100.00	XXX
61	Sanpaolo IMI Fondi Chiusi S.G.R. S.p.A. (former Cardine Investimenti S.G.R. S.p.A.)	Bologna	1	1	—	Sanpaolo IMI	100.00	100.00	XXX
						Private Equity
62	Sanpaolo IMI Institutional Asset Management S.G.R. S.p.A.	Monza	1	22	2	Sanpaolo IMI WM	85.00	85.00	XXX
						Banca IMI	11.72	11.72	XXX
						IMI Bank (Lux)	3.28	3.28	XXX
							100.00	100.00
63	Sanpaolo IMI International S.A.	Luxembourg	1	966	156	Sanpaolo IMI	100.00	100.00	XXX
64	Sanpaolo IMI Internazionale S.p.A.	Padua	1	83	-4	Sanpaolo IMI	100.00	100.00	XXX	(M)(R)
65	Sanpaolo IMI Private Equity S.p.A.	Bologna	1	238	4	Sanpaolo IMI	100.00	100.00	XXX
66	Sanpaolo IMI US Financial Co.	United States	1	—	—	Sanpaolo IMI	100.00	100.00	XXX
67	Sanpaolo IMI Wealth Management S.p.A.	Milan	1	698	102	Sanpaolo IMI	100.00	100.00	XXX
68	Sanpaolo IMI WM Luxembourg S.A.	Luxembourg	1	12	41	Sanpaolo IMI WM	100.00	100.00	XXX
69	Sanpaolo Invest Ireland Ltd	Ireland	1	6	6	Banca Fideuram	100.00	100.00	XXX	(S)
70	Sanpaolo Invest SIM S.p.A. (former Banca Sanpaolo Invest S.p.A.)	Rome	1	19	—	Banca Fideuram	100.00	100.00	XXX	(T)
71	Sanpaolo Leasint S.p.A.	Milan	1	109	17	Sanpaolo IMI	100.00	100.00	XXX	(C)
72	SEP S.p.A.	Turin	1	3	—	Sanpaolo IMI	100.00	100.00	XXX

			Type of	sharehold-	Income /			Voting rights	consolidat-
			relation-	ers’ equity	Loss			at share-	ed book
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’	values
Name		offices	(*)	(**)	(**)	Held by	%	meeting %	(€/mil)
73	Sogesmar S.A.	France	1	—	—	Banque Privée	51.09	51.09	XXX
						Fideuram Wargny
						Fideuram Wargny	48.19	48.19	XXX
						Gestion
							99.28	99.28
74	SP Immobiliere S.A.	Luxembourg	1	—	—	Sanpaolo Bank	99.99	99.99	XXX
						Sanpaolo IMI WM	0.01	0.01	XXX
						Luxembourg
							100.00	100.00
75	Sygman Szolgaltato es Kereskedelmi Rt.	Hungary	1	1	—	IE-New York	100.00	100.00	XXX	(G)
						Broker
76	Tobuk Ltd	Ireland	1	—	—	Sanpaolo IMI	100.00	100.00	XXX
						Bank Ireland
77	Tushingham Ltd	Ireland	1	—	—	Sanpaolo IMI	100.00	100.00	XXX
						Bank Ireland

A2	Companies consolidated with the proportional method

1	Banka Koper d.d.	Slovenia	7	143	18	Sanpaolo IMI	62.60	32.99	XXX
2	Cassa dei Risparmi di Forlì S.p.A.	Forlì	7	224	21	Sanpaolo IMI	29.77	29.77	XXX	(U)
3	Centradia Group Ltd	United Kingdom	7	14	-7	Sanpaolo IMI	29.03	29.03	XXX
4	Centradia Ltd	United Kingdom	7	4	2	Centradia Group	100.00	100.00	XXX
5	Centradia Services Ltd	United Kingdom	7	6	-4	Centradia Group	100.00	100.00	XXX

B.	Investments carried at equity

B1	Investments carried at equity – subsidiaries (***)
1	3G Mobile Investments S.A.	Belgium	1	22	-30	IMI Investimenti	100.00	100.00	22
2	Bonec Ltd	Ireland	1	—	—	Sanpaolo IMI	100.00	100.00	—
						Bank Ireland
3	Cardine Financial Innovation S.p.A. (subsequently IMI Solutions S.p.A.)	Padua	1	—	—	Banca IMI	100.00	100.00	—	(V)
4	Cedar Street Securities Corp.	United States	1	—	—	Banca IMI Securities	100.00	100.00	—
5	Consorzio Studi e Ricerche Fiscali	Rome	1	—	—	Sanpaolo IMI	55.00	55.00	—
						Banca Fideuram	10.00	10.00	—
						Banca IMI	5.00	5.00	—
						Banca OPI	5.00	5.00	—
						Fideuram Vita	5.00	5.00	—	(W)
						Sanpaolo Leasint	5.00	5.00	—
						Sanpaolo IMI	5.00	5.00	—
						Asset Management
						Sanpaolo IMI WM	5.00	5.00	—
						IMI Investimenti	2.50	2.50	—
						Sanpaolo IMI	2.50	2.50	—
						Private Equity
							100.00	100.00
6	Consumer Financial Services S.r.l.	Bologna	1	2	—	Finemiro Banca	100.00	100.00	2	(X)
7	CSP Investimenti S.r.l.	Turin	1	202	—	Sanpaolo IMI	100.00	100.00	162	(Y)
8	Emil Europe ‘92 S.r.l.	Bologna	1	4	—	Cassa di	90.55	90.55	3
						Risparmio Bologna
9	Fideuram Assicurazioni S.p.A.	Rome	1	9	1	Banca Fideuram	100.00	100.00	9
10	Fideuram Vita S.p.A.	Rome	1	440	35	Banca Fideuram	99.80	100.00	436

			Type of	sharehold-	Income /			Voting rights		consolidat-
			relation-	ers’ equity	Loss			at share-		ed book
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’		values
Name		offices	(*)	(**)	(**)	Held by	%	meeting %		(€/mil)
11	Immobiliare 21 S.r.l.	Milan	1	—	—	Invesp	100.00	100.00		—
12	Immobiliare Nettuno S.p.A.	Bologna	1	1	—	Cassa di Risparmio	100.00	100.00		1
						Bologna
13	NHS Luxembourg S.A.	Luxembourg	1	—	—	Sanpaolo IMI	99.99	99.99		—
						Private Equity
						LDV Holding	0.01	0.01		—
							100.00	100.00			(Z)
14	Noricum Vita S.p.A.	Turin	1	35	1	Sanpaolo Vita	57.85	57.85		—	(W)
						Sanpaolo IMI	42.15	42.15		15
							100.00	100.00		15	(AA)
15	Obiettivo Società di Gestione del Risparmio (S.G.R.) S.p.A.	Milan	1	2	-1	Banca IMI	100.00	100.00		2
16	S.V.I.T. S.p.A.	Padua	1	1	—	Cassa di Risparmio	57.45	57.45		—
						Padova e Rovigo
17	Sanpaolo IMI Capital Partners Ltd	Guernsey	1	—	—	Sanpaolo IMI	99.00	99.00		—
						Private Equity
						Sanpaolo IMI	1.00	1.00		—	(W)
						Management
							100.00	100.00
18	Sanpaolo IMI Insurance Broker S.p.A. (former Poseidon Insurance Broker S.p.A.)	Bologna	1	3	1	Invesp	55.00	55.00		2
						Sanpaolo IMI	45.00	45.00		1
							100.00	100.00		3	(BB)
19	Sanpaolo IMI Management Ltd	United Kingdom	1	—	—	Sanpaolo IMI				—
						Private Equity	100.00	100.00
20	Sanpaolo Leasint G.M.B.H.	Austria	1	2	1	Sanpaolo Leasint	100.00	100.00		—
21	Sanpaolo Life Ltd	Ireland	1	103	22	Sanpaolo Vita	100.00	100.00		—	(W)
22	Sanpaolo Vita S.p.A.	Milan	1	461	96	Sanpaolo IMI WM	100.00	100.00		465	(CC)
23	Servizi S.r.l.	Bologna	1	1	1	Finemiro Banca	100.00	100.00	1
24	Studi e Ricerche per il Mezzogiorno	Naples	1	—	—	Sanpaolo IMI	16.67	16.67		—
						Banca OPI	16.67	16.67		—
						NHS Mezzogiorno	16.67	16.67		—
						Sanpaolo Banco di Napoli	16.66	16.66		—
							66.67	66.67			(X)
25	Tele Futuro S.r.l. (former Picus S.p.A. in liq.)	Milan	1	—	—	LDV Holding	99.13	99.13		—
						Sanpaolo IMI	0.02	0.02		—
						Private Equity
							99.15	99.15
26	Universo Servizi S.p.A.	Milan	1	18	—	Sanpaolo Vita	99.00	99.00		—	(W)
						Sanpaolo IMI WM	1.00	1.00		—
							100.00	100.00			(X)
27	Veneto Nanotech Scpa	Padua	1	—	—	Sanpaolo IMI	65.00	65.00		—	(DD)
28	W.D.W. S.A.	France	1	—	—	Banque Privèe	99.72	99.72		—
						Fideuram Wargny
29	West Trade Center S.A.	Romania	1	—	—	Sanpaolo IMI	100.00	100.00		—	(A)
30	BN Finrete S.p.A. (in liq.)	Naples	1	1	—	Sanpaolo IMI	99.00	99.00		1	(EE)
31	Cardine Finance Plc (in liq.)	Ireland	1	—	—	Sanpaolo IMI	99.97	99.97		—
						Cassa di Risparmio	0.01	0.01		—
						Padova e Rovigo
						Cassa di Risparmio	0.01	0.01		—
						Venezia
						Cassa di Risparmio	0.01	0.01		—
						Bologna
							100.00	100.00			(FF)

			Type of	sharehold-	Income /			Voting rights	consolidat-
			relation-	ers’ equity	Loss			at share-	ed book
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’	values
Name		offices	(*)	(**)	(**)	Held by	%	meeting %	(€/mil)
32	Cardine Suisse S.A. (in liq.)	Switzerland	1	1	—	Sanpaolo IMI	99.00	99.00	1	(EE)
33	Cariparo Ireland Plc (in liq.)	Ireland	1	—	—	Sanpaolo IMI	99.94	99.94	—
						Friulcassa	0.02	0.02	—
						Banca Popolare	0.01	0.01	—
						dell’Adriatico
						Cassa di Risparmio	0.01	0.01	—
						Padova e Rovigo
						Cassa di Risparmio	0.01	0.01	—
						Venezia
						Cassa di Risparmio	0.01	0.01	—
						Bologna
							100.00	100.00		(GG)
34	Cioccolato Feletti S.p.A. (in liq.)	Aosta	1	-2	—	Invesp	95.00	95.00	—	(F)
35	Cotonificio Bresciano Ottolini S.r.l. (in liq.)	Brescia	1	—	—	Invesp	100.00	100.00	—	(F)
36	Epta Global Hedge S.G.R. p.A. (in liq.)	Milan	1	—	—	Invesp	90.00	90.00	—
						Eptafund	10.00	10.00	—
							100.00	100.00		(F)
37	FISPAO S.p.A. (in liq.)	Turin	1	—	—	FIN.OPI	100.00	100.00	—	(GG)
38	Imifin S.p.A. (in liq.)	Rome	1	—	—	Sanpaolo IMI	100.00	100.00	—
39	IMI Bank A.G. (in liq.)	Germany	1	1	—	IMI Bank (Lux)	95.24	95.24	1	(EE)
						Sanpaolo IMI	4.76	4.76	—
						International
							100.00	100.00	1
40	Innovare S.r.l. (in liq.)	Naples	1	1	—	Sanpaolo IMI	90.00	90.00	1	(EE)
41	ISC Euroservice G.M.B.H. (in liq.)	Germany	1	—	—	Sanpaolo IMI	80.00	80.00	—
42	S. e P. Servizi e Progetti S.p.A. (in liq.)	Turin	1	—	—	FIN.OPI	100.00	100.00	—	(GG)
43	S.A.G.E.T. S.p.A. (in liq.)	Teramo	1	—	—	Banca Popolare	99.98	99.98	—
						dell’Adriatico
44	Sanpaolo U,S, Holding Co. (in liq.)	United States	1	4	—	Sanpaolo IMI	100.00	100.00	2	(EE)
45	Se.Ri.T. S.p.A. (in liq.)	Teramo	1	—	—	Banca Popolare	100.00	100.00	—
						dell’Adriatico
46	Sicilsud Leasing S.p.A. (in liq.)	Palermo	1	—	-1	FIN.OPI	100.00	100.00	—
47	West Leasing S.A. (in liq.)	Romania	1	—	—	Sanpaolo Bank	88.71	88.71	—
						Romania
	Other minor investments								3	(HH)
				Investments carried at equity - subsidiaries					1,130

			Type of	sharehold-	Income /			Voting rights	consolidat-
			relation-	ers’ equity	Loss			at share-	ed book
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’	values
Name		offices	(*)	(**)	(**)	Held by	%	meeting %	(€/mil)
B2	Investments carried at equity - other
48	Aeffe S.p.A.	Rimini	8	56	5	LDV Holding	20.00	20.00	11	(II)
49	Aeroporti Holding S.r.l.	Turin	8	21	—	Sanpaolo IMI	30.00	30.00	6	(DD)
						Private Equity
50	Attività Finanziarie Merlo S.p.A.	Turin	8	15	—	Banca IMI	33.33	33.33	5	(II)(JJ)
51	Axon Rt	Hungary	8	4	—	Inter-Europa Bank	22.71	22.71	1	(G)(II)
52	Banque Sanpaolo S.A.	France	8	432	27	Sanpaolo IMI	40.00	40.00	173	(KK)
53	Carpine S.p.A.	Modena	8	34	—	Sanpaolo IMI	27.09	27.09	10	(DD)
						Private Equity
54	Cassa di Risparmio di Firenze S.p.A.	Florence	8	1,032	73	Sanpaolo IMI	19.50	19.50	196	(LL)
55	CBE Service S.p.r.l.	Belgium	8	—	—	Sanpaolo IMI	31.70	31.70	—
						Cariforlì	5.00	5.00	—
							36.70	36.70
56	CR Firenze Gestion Internationale S.A.	Luxembourg	8	7	7	Sanpaolo IMI	20.00	20.00	1
57	Egida Compagnia di Assicurazioni S.p.A.	Turin	7	12	2	Sanpaolo Vita	50.00	50.00	—	(W)
58	Esatri S.p.A.	Milan	8	92	54	GEST Line	31.50	31.50	29	(MM)
59	Finconsumo Banca S.p.A.	Turin	8	81	18	Sanpaolo IMI	30.00	30.00	25	(NN)
60	Finnat Investments S.p.A.	Rome	8	1	—	Invesp	20.00	20.00	—	(OO)
61	Galaxy S. a r.l.	Luxembourg	8	25	-1	FIN.OPI	20.00	20.00	5	(DD)
62	HDI Assicurazioni S.p.A.	Rome	8	142	5	Sanpaolo IMI	28.32	28.32	38	(OO)
63	I.TRE Iniziative Immobiliari Industriali S.p.A.	Rovigo	8	—	—	Cassa di Risparmio	20.00	20.00	—
						Padova e Rovigo
64	Immobiliare Colonna ‘92 S.r.l.	Rome	8	6	1	FIN.OPI	33.33	33.33	2
65	Integra S.r.l.	Belluno	8	—	—	Cassa di Risparmio	29.65	29.65	—
						Padova e Rovigo
66	IW Bank S.p.A. (former IMIWeb Bank S.p.A.)	Milan	8	15	—	Banca IMI	20.00	20.00	3	(PP)
67	Lama Dekani d.d.	Slovenia	8	—	—	Banka Koper	78.41	78.41	1	(QQ)
68	Liseuro S.p.A.	Udine	8	4	—	Sanpaolo IMI	35.11	35.11	1	(OO)
69	Padova 2000 Iniziative Immobiliari S.p.A.	Padua	8	-9	-9	Cassa di Risparmio	45.01	45.01	—	(OO)
						Padova e Rovigo
70	Pivka Perutninarstvo d.d.	Slovenia	8	—	—	Banka Koper	26.36	26.36	1
71	Progema S.r.l.	Turin	8	—	—	Finemiro Banca	10.00	10.00	—
						SEP	10.00	10.00	—
							20.00	20.00		(OO)
72	Sagat S.p.A.	Turin	8	44	3	IMI Investimenti	12.40	12.40	5	(OO)(RR)
73	Sanpaolo IMI Private Equity Scheme B.V.	Netherlands	8	44	-19	LDV Holding	29.38	29.38	13
74	Sifin S.r.l.	Bologna	8	2	2	Invesp	30.00	30.00	—
75	Sinloc - Sistemi Iniziative Locali S.p.A.	Turin	8	43	1	FIN.OPI	31.85	31.85	15
						Banca OPI	8.15	8.15	4
							40.00	40.00	19
76	Società Friulana Esazione Tributi S.p.A.	Udine	8	6	—	Friulcassa	33.33	33.33	2	(II)
77	Società Gestione per il Realizzo S.p.A.	Rome	8	19	-2	Sanpaolo IMI	28.31	28.31	1
						Banca Fideuram	0.64	0.64	—
							28.95	28.95		(OO)
78	Splosna Plovba Portoroz d.d.	Slovenia	8	—	—	Banka Koper	21.00	21.00	—
79	Summa Finance S.p.A.	Bologna	8	—	—	Invesp	39.90	39.90	—
80	Synesis Finanziaria S.p.A.	Turin	8	382	11	IMI Investimenti	25.00	25.00	96	(SS)
81	Trivimm S.r.l.	Verona	8	1	—	Sanpaolo IMI	23.00	23.00	—
82	Aeroporto di Napoli S.p.A. (in liq.)	Naples	8	—	—	Sanpaolo IMI	20.00	20.00	—
83	Chasefin - Chase Finanziaria S.p.A. (in liq.)	Milan	8	—	—	Finemiro Leasing	30.00	30.00	—
84	Consorzio Agrario Prov.le di Rovigo (in liq.)	Rovigo	8	-6	1	Cassa di Risparmio	35.45	35.45	—	(II)
						Padova e Rovigo

			Type of	sharehold-	Income /			Voting rights	consolidat-
			relation-	ers’ equity	Loss			at share-	ed book
		Registered	ship	(€/mil)	(€/mil)	Ownership		holders’	values
Name		offices	(*)	(**)	(**)	Held by	%	meeting %	(€/mil)
85	Consorzio Bancario SIR S.p.A. (in liq.)	Rome	8	-249	-250	Sanpaolo IMI	32.84	32.84	—	(OO)(TT)
86	Finexpance S.p.A. (in liq.)	Chiavari	8	—	9	Sanpaolo IMI	30.00	30.00	—
87	G.E.CAP. S.p.A. (in liq.)	Foggia	8	2	4	Sanpaolo IMI	37.25	37.25	—	(OO)
88	Galileo Holding S.p.A. (in liq.)	Venice	8	-23	1	Sanpaolo IMI	31.52	31.52	—	(OO)(UU)
89	Italinfra Grandi Progetti S.p.A. (in liq.)	Naples	8	4	—	Sanpaolo IMI	30.00	30.00	—
90	Mega International S.p.A. (in arrangement before bankruptcy)	Ravenna	8	-2	—	Finemiro Banca	48.00	48.00	—	(OO)
91	Sofimer S.p.A. (in liq.)	Naples	8	—	—	Sanpaolo IMI	20.00	20.00	—	(GG)(VV)
	Other equity investments								1	(HH)

						Total investments carried at equity - other			645
						Total investments carried at equity			1,775

Notes to the table of significant investments:

(*)                 Type of relationship:

1 =control ex Art. 2359 Italian Civil Code, subsection 1, no. 1: majority of voting rights in the ordinary meeting.

2 = control ex Art. 2359 Italian Civil Code, subsection 1, no. 2: dominating influence in the ordinary meeting.

3 = control ex Art. 2359 Italian Civil Code, subsection 2, no. 1: agreements with other partners.

4 = other forms of control.

7 = joint control ex Art. 35, subsection 1 of D. Lgs. 87/92.

8 =associated company ex Art. 36, subsection 1 of D. Lgs. 87/92: company over which “significant influence” is exercised, which is assumed to exist when at least 20% of the voting rights in the ordinary meeting are held.

(**)          Shareholders’ equity for consolidated companies corresponds to that used for the consolidation procedures. It also includes income for the year before distribution of dividends (net of any interim dividends).

(***)   The list does not include investments of Isveimer S.p.A. (in liquidation) and Società per la gestione di attività S.p.A. (Sga), given the particular characteristics of the respective interest held (see Part B - Section 9 “Other liabilities” of these notes).

(A)                The company was transferred from the Parent Bank to Sanpaolo IMI Internazionale in February 2004.

(B)                In July 2003 the company merged by incorporation Fideuram Capital SIM S.p.A. and was beneficiary of the transfer of the business branch of Banca Sanpaolo Invest S.p.A. (now Sanpaolo Invest SIM S.p.A.).

(C)               Lease transactions are shown in the financial statements according to the financial lease method.

(D)               Complete control of the company was acquired following the Public Offer concluded in June 2003.

(E)                In June 2003 the company merged Banca Agricola di Cerea S.p.A..

(F)                The company became part of the Sanpaolo IMI Group following the purchase of control over Eptaconsors S.p.A. later merged with Invesp S.p.A..

(G)               The company became part of the Sanpaolo IMI Group following the purchase of control over Inter-Europa Bank Rt. in April 2003.

(H)               In July 2003 the company merged Fideuram Gestioni Patrimoniali SIM S.p.A..

(I)                    The company was formed from the merger in December 2003 between Cassa di Risparmio di Udine e Pordenone S.p.A. and Cassa di Risparmio di Gorizia S.p.A..

(J)                  In October 2003 the company merged Sanpaolo Riscossioni Genova S.p.A., Sanpaolo Riscossioni Prato S.p.A. and Ge.Ri.Co. S.p.A. thereby concentrating the Group’s tax collection activities. The company was beneficiary of the transfer by the Parent Bank of the stake in Esatri S.p.A..

(K)               In April 2003 the company was transferred from the Parent Bank to Sanpaolo IMI Internazionale S.p.A. and also became part of Sanpaolo IMI Group in the same month, following the conclusion of the Public Offer launched in March 2003.

(L)                 In December 2003 the company merged Eptaconsors S.p.A., Eptasim S.p.A. and Rsp S.r.l..

(M)             In the consolidated financial statements for 2002, the company was included among “Investments carried at equity - subsidiaries”.

(N)               In the third quarter of 2003, the newly formed company was beneficiary of the business branch represented by the Southern Territorial Direction of the Parent Bank.

(O)               In January 2003 the Parent Bank purchased direct control of the company by subscribing to the increase in share capital.

(P)                In October 2003 the company merged Eptafid S.p.A..

(Q)               In January 2004 the Parent Bank purchased direct control of the company.

(R)                In April 2003, the Parent Bank transferred to the company the shareholding held in Inter-Europa Bank Rt. The company is also beneficiary of the transfer of minority shareholdings in banks operating in Central Eastern Europe and the Mediterranean.

(S)                 In July 2003 the company was sold to Banca Fideuram S.p.A. by Sanpaolo Invest SIM S.p.A..

(T)                 In July 2003 the business branch of the company was the object of a spin off to Banca Fideuram S.p.A..

(U)               This company, which was among “Investments carried at equity – other” in the 2002 consolidated financial statements, has been included in the area of proportional consolidation in respect of agreements with Cassa di Risparmio di Firenze and Fondazione Cariforlì.

(V)                The company was sold by the Parent Bank to Banca IMI S.p.A. in December 2003.

(W)              The book value is included in the valuation in net equity of the holding company.

(X)                The company was established in the second half of 2003.

(Y)                 The company was sold to the Parent Bank by FIN.OPI S.p.A. in December 2003. The company is beneficiary of the spin off of the real estate business branch of the Parent Bank. In the consolidated financial statements the company is carried at net equity, adjusted to reflect the reversal of the capital gains of infra Group transactions.

(Z)                 The company has been excluded from the line by line area of consolidation following the reduction in activities.

(AA)        In December 2003 the Group purchased control of the company also through the subsidiary Sanpaolo Vita S.p.A..

(BB)        In October 2003 the company merged Brokerban S.p.A..

(CC)      The valuation has been made on the basis of the consolidated financial statements prepared by the company in which the investment is held.

(DD)      Equity investment acquired in the second half of 2003.

(EE)        The company’s book value reflects the estimated realizable value according to the stage of completion of the liquidation process.

(FF)        The company has been excluded from the line by line area of consolidation as it has been put into liquidation.

(GG)      The company was cancelled from the Register of Companies in January 2004.

(HH)      Represents the sum of the book values of shareholdings under 500,000 euro.

(II)                Shareholders’ equity refers to the financial statements as of 30 June 2003.

(JJ)            Equity investment acquired in the first half of 2003.

(KK)      The company, which was consolidated on a line by line basis in the 2002 financial statements, has been included among “Investments carried at equity – other” having successfully concluded the disposal of 60% of the company to Caisse Nationale des Caisses d’Epargne.

(LL)          The valuation has been made on the basis of the consolidated financial statements as of 30 September 2003 prepared by the company in which the investment is held.

(MM)  The investment was transferred by the Parent Bank to Gest Line S.p.A. in December 2003.

(NN)      The company, which was included in the proportional area of consolidation in the 2002 financial statements, has been included among “Investments carried at equity – other” having successfully concluded the disposal of 20% of the company to Santander Central Hispano; In January 2004 the disposal of the remaining 30% was completed.

(OO)      Shareholders’ equity refers to the financial statements as of 31 December 2002.

(PP)        The company, which was consolidated on a line by line basis in the 2002 financial statements, has been included among “Investments carried at equity – other” having successfully concluded in November 2003 the disposal of 80% of the company to Centrobanca.

(QQ)      The investment controlled by Banka Koper d.d. is not included among “Investments carried at equity - subsidiaries” as the holding company Banka Koper is included in consolidation using the proportional method.

(RR)        The company was included among “Investments carried at equity – other” in respect of the parasocial contracts which allow the Sanpaolo IMI Group to exercise significant interest in the management of the company.

(SS)          The investment was purchased in the first half of 2003. The company holds 51% of Fidis Retail Italia.

(TT)          The investment refers to the IMI-SIR dispute illustrated in Section 5 – “Other assets”

(UU)      In relation to the equity deficit of the company, acquired as part of the restructuring of that group, it is expected that the company’s equity deficit should be offset on completion of the debt restructuring, which entails the shareholder banks waiving their receivables.

(VV)        The financial data refers to the financial statements in liquidation as of 31 October 2003.

Among the remaining investments held by the Group the most significant are listed below by amount invested (book value equal to or higher than 2.5 million euro):

Other significant equity investments

		Ownership		Consolidated
Name	Registered offices	Held by	% (*)	book values
				(€/mil)
AC.E.GA.S APS S.p.A.	Trieste	Friulcassa	0.65	2
		Cassa di Risparmio Padova e Rovigo	0.52	1
			1.17	3
AEM Torino S.p.A.	Turin	FIN.OPI	3.00	17	(A)
Autostrada BS-VR-VI-PD S.p.A.	Verona	Sanpaolo IMI	5.80	6
Azimut S.p.A.	Viareggio	LDV Holding	9.09	34
		Sanpaolo IMI Private Equity	0.08	—
			9.17	34
Banca delle Marche S.p.A.	Ancona	Sanpaolo IMI	7.00	92	(B)
Banca d’Italia	Rome	Sanpaolo IMI	8.33	185
		Cassa di Risparmio Bologna	6.20	—
		Cassa di Risparmio Padova e Rovigo	1.20	—
		Cassa di Risparmio Venezia	0.88	—
		Friulcassa	0.63	—
		Cariforlì	0.20	2
			17.44	187
Banco del Desarrollo S.A.	Chile	Sanpaolo IMI	15.72	23
Banksiel S.p.A.	Milan	Sanpaolo IMI	7.00	3
Banque Espirito Santo et de la Venetie S.A.	France	Prospettive 2001	18.00	10
BIAT S.A.	Tunisia	Sanpaolo IMI Internazionale	5.61	7	(C)
Borsa Italiana S.p.A.	Milan	Banca IMI	7.94	22
		Sanpaolo IMI	5.37	52
		IMI Bank (Lux)	0.43	—
			13.74	74
Cassa di Risparmio di Ferrara S.p.A.	Ferrara	Prospettive 2001	1.15	6
CDC Finance - CDC IXIS S.A.	France	Sanpaolo IMI	3.45	328
Centrale dei Bilanci S.r.l.	Turin	Sanpaolo IMI	12.60	6
Centro Agroalimentare di Napoli S.c.p.A.	Naples	Sanpaolo IMI	15.68	3
Centro Factoring S.p.A.	Florence	Invesp	10.81	3
		Cariforlì	0.11	—
			10.92	3
Centro Leasing S.p.A.	Florence	Invesp	12.33	15
		Cariforlì	0.05	—
			12.38	15
Cimos International d.d.	Slovenia	Banka Koper	13.55	7
Compagnia Assicuratrice Unipol S.p.A.	Bologna	Invesp	2.00	61
Convergenza S.c.a.	Luxembourg	Sanpaolo IMI Private Equity	6.67	8
Dyckerhoff A.G.	Germany	IMI Finance	7.88	30
		IMI Investments	4.24	15
			12.12	45
Engineering Ingegneria Informatica S.p.A.	Rome	Sanpaolo IMI Private Equity	1.60	4
Euromedia Venture Belgique S.A.	Belgium	Sanpaolo IMI Private Equity	9.68	3
FIAT S.p.A.	Turin	IMI Investimenti	0.93	58

				Consolidated
		Ownership		book values
Name	Registered offices	Held by	% (*)	(€/mil)
Fin.Ser. S.p.A.	Padua	Cassa di Risparmio Padova e Rovigo	15.00	4
Fincantieri - Cantieri Navali Italiani S.p.A.	Trieste	IMI Investimenti	1.21	4
		Sanpaolo IMI	0.76	3
			1.97	7
Fondo Europeo per gli Investimenti	Luxembourg	Sanpaolo IMI Private Equity	0.50	3	(B)
Hera S.p.A.	Bologna	FIN.OPI	1.05	10	(D)
Hutchinson 3G Italia S.p.A.	Milan	NHS Investments	5.58	70
		3G Mobile Investments	2.23	—	(E)
			7.81	70
Infracom Italia S.p.A. (former Serenissima Infracom S.p.A.)	Verona	Sanpaolo IMI	7.35	25
Istituto Enciclopedia Italiana S.p.A.	Rome	Sanpaolo IMI	8.00	3
Istituto per il Credito Sportivo	Rome	Sanpaolo IMI	10.81	19
Italenergia Bis S.p.A.	Turin	IMI Investimenti	12.48	431
Kiwi II Ventura Servicos de Consultoria S.A.	Madeira	Sanpaolo IMI Private Equity	1.09	4
Kredyt Bank S.A.	Poland	Sanpaolo IMI Internazionale	3.64	17	(C)
Merloni Termosanitari S.p.A.	Ancona	LDV Holding	6.05	22
		Banca Popolare dell’Adriatico	1.37	5
			7.42	27
Santander Central Hispano S.A.	Spain	Sanpaolo IMI	1.10	425
		Sanpaolo IMI International	1.77	680
			2.87	1,105
Simest S.p.A.	Rome	Sanpaolo IMI	4.01	6
Transdev S.A.	France	FIN.OPI	7.00	11
Other minor investments				52

		Total other significant equity investments		2,797

Notes to the table “other significant investments”:

(*)       The percentage refers to the total capital.

(A)      The company was sold to FIN.OPI S.p.A. by IMI Investmenti S.p.A. in December 2003.

(B)      Equity investment acquired in the second half of 2003.

(C)     The company was transferred from the Parent Bank to Sanpaolo IMI Internazionale S.p.A. in the second half of 2003.

(D)     Equity investment acquired in the first half of 2003.

(E)      The book value is included in the valuation in net equity of the holding company.

Composition of the investment portfolio

Analysis of caption 80 “investments in Group companies” (Table 3.5 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) in banks
1. quoted	—	—
2. unquoted	—	1
b) in financial institutions
1. quoted	—	—
2. unquoted	11	23
c) other
1. quoted	—	—
2. unquoted	1,119	816
Total	1,130	840

Analysis of caption 70 “equity investments” (Table 3.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) in banks
1. quoted	1,327	1,137
2. unquoted	869	617
b) in financial institutions
1. quoted	—	11
2. unquoted	195	124
c) other
1. quoted	200	356
2. unquoted	851	979
Total	3,442	3,224

The main characteristics of the commitments and options on significant investments are provided below:

•                  the Cassa dei Risparmi di Forlì S.p.A. share purchase agreement of 29 November 2000, between Fondazione CR Forlì (seller) and SANPAOLO IMI and Cassa di Risparmio di Firenze (purchasers), provides that the purchasers shall grant Fondazione an option to sell ordinary shares representing not more than 51.35% of the share capital of CR Forlì, to be exercised in a number of tranches, at a unit price of 8.11 euro per share, for the first two tranches, and at a price determined according to the “fair market value” for the last tranches. The put option may be exercised by Fondazione at any time between 12 June 2002 and the 15th day before the expiry of the first period for notice of termination of the Consortium Agreement drawn up between the same parties (31 December 2008). On 12 May 2003 Fondazione CR Forlì exercised the first tranche of the put option on 8,335,370 shares (equal to 8.75% of the share capital), for a price of 68 million euro. After acquisition, the investment held by SANPAOLO IMI rose to 29.77%. The option on the portion of share capital still held by Fondazione, involved the booking of 231 million euro to commitments for “put options issued”;

•                  the agreement between the Bank and the majority shareholders of Banka Koper, aimed at purchasing a controlling investment in the company, provides that, in the event the Public Offer in March 2002 for the entire share capital of the company is successful, SANPAOLO IMI guarantees the leading shareholders a put option on their shares which were not contributed in the Public Offer. Such entitlement is also extended to each shareholder which contributed at least one share to the Public Offer. Each shareholder may exercise the put option during the 30 days after 31 March, 30 June, 30 September and 31 December of each year, commencing from the 30 days after 31 December 2002 and up to the 30th day after 30 June 2006. The price is equal to that of the Public Offer, plus interest calculated on the rate paid by Banka Koper one ‘year and one day’ deposits in Slovenian Tolar, for the period extending from the last effective day of the Public Offer, to the day on which the put option is exercised and is reduced by the dividends collected on such shares. This transaction involved the booking of 88 million euro to “commitments for put options issued”;

•                  in the context of the agreement concluded on 15 November 1999 between Ente Cassa di Risparmio di Firenze and SAN-PAOLO IMI for the acquisition of a 15% stake in Cassa di Risparmio di Firenze, a right of pre-emption at “fair price” was granted to SANPAOLO IMI on CARIFI shares transferred by Ente CRF. The agreement also provided that, in the event that SANPAOLO IMI should not exercise its pre-emption right, the shares involved, representing a total of around 10.8% of CRF share capital, may be offered on sale to third parties at the same “fair price”. In the event of an unsuccessful sale to third parties, Ente CRF is entitled to offer the shares on sale to the Bank, who is obliged to purchase them at a price equal to the arithmetical average of the official stockmarket prices over the previous three months, increased by 50%, on the condition that the average daily volume of dealings in the shares is equal to 3 million euro (under this assumption, the amount as of 31 December 2003, is estimated at approximately 238 million euro). If, however, the average daily volume of dealings in the shares is less than 3 million euro, the price will be determined according to the best technical valuation of the sector. Considering that the conditions under which the Bank is obliged to purchase in the event of an unsuccessful sale to third parties by Ente CRF and that the Bank has not yet expressed its willingness to exercise its pre-emption rights, no amount for commitments has been recorded to the financial statements;

•                  In the context of the agreement concluded on 16 July 2003 between SANPAOLO IMI and the Fondazioni shareholders of Banca delle Marche, which led to the take over of 7% of the share capital in the latter bank, SANPAOLO IMI granted the Fondazioni a put option on 8% of the bank’s capital, exercisable before 31/12/06. The unit price for exercising the put option shall equal the greater amount of: (i) 1.8 euro, plus the one-month Euribor rate (365 day basis) from the date of execution of the contract to the date on which the put option is exercised, less the dividends collected by Fondazioni in the same period and, (ii) 1.8 euro plus any increase in net equity of each Banca delle Marche share from 31/12/02 to the date on which the put option is exercised, on the basis of the latest financial statements or the half year report, whichever is most recent. This transaction involved the booking of around 107 million euro to commitments for “put options issued”.

In the context of the parasocial contracts valid up to 31/12/06, which may be extended on agreement between the parties, SANPAOLO IMI has a pre-emptive right to purchase the remaining shares which Fondazioni may decide to sell, with the exception of limited assumptions, and the right to co-sell (at a price not lower than that paid) if the pre-emptive right is not exercised.

Detail of the above commitments, where recorded to the financial statements, is provided in the memorandum accounts (caption 20 Guarantees and Commitments), in the Explanatory Notes, in the table on forward transactions (Table 10.5.B.I. “Other transactions”) and in the supplementary information requested by the Basel Committee on Banking Supervision and the International Organization of Securities Commissions (IOSCO).

Changes during the year in the equity investment portfolio

Investments in Group companies (Table 3.6.1 B.I.)	(€/mil)

A. Opening balance	840
B. Increases
B1. purchases	93
B2. writebacks	—
B3. revaluations	—
B4. other changes	258
C. Decreases
C1. sales	2
C2. adjustments	30
of which:
• long-term writedowns	30
C3. other changes	29
D. Closing balance	1,130
E. Total revaluations	69
F. Total adjustments	853

Subcaption B1. “Purchases” reflects the payments during the year to the share capital of Sanpaolo Vita S.p.A. (60 million euro) and to Fideuram Vita S.p.A. (31 million euro). Furthermore, this caption includes a total of 2 million euro for investments made during the year for the formation of Consumer Financial Services S.r.l..

Subcaption B4. “Other changes” includes the transfer of the real estate branch of the Parent Bank to the subsidiary CSP Investimenti S.r.l. (160 million euro), as well as the increase in value of subsidiary companies valued according to the equity method (79 million euro). This subcaption also reflects the 15 million euro transfer of the shareholding in Noricum Vita S.p.A. from “Other changes” to the aggregate in question.

Subcaption C1. “Sales” reflects the sale price of IMIWeb (UK) Limited (2 million euro).

Subcaption C2. “Adjustments” refers to the write down of the investment in 3G Mobile Investments S.A. by IMI Investimenti (30 million euro) (see Section 5 of the statement of income – Adjustments to financial fixed assets).

Subcaption C3. “Other changes” reflects the decrease (12 million euro) following the line by line consolidation of Sanpaolo IMI Internazionale S.p.A. and NHS Mezzogiorno SGR S.p.A.. This subcaption also includes decreases in a number of subsidiaries valued according to the net equity method (8 million euro) and the exit of the subsidiaries controlled by Banque Sanpaolo S.A. (5 million euro) from the consolidation area following the disposal of the controlling stake in the bank (60%).

Other equity investments (Table 3.6.2 B.I.)	(€/mil)

A. Opening balance	3,224
B. Increases
B1. purchases	400
B2. writebacks	216
B3. revaluations	—
B4. other changes	289
C. Decreases
C1. sales	224
C2. adjustments	120
of which:
• long-term writedowns	108
C3. other changes	343
D. Closing balance	3,442
E. Total revaluations	293
F. Total adjustments	1,155

Subcaption B1. “Purchases” includes the investments made by the Parent Bank and by other Group companies in Synesis Finanziaria S.p.A. (93 million euro), Banca delle Marche S.p.A. (92 million euro), Edison S.p.A. (66 million euro), Hera S.p.A. (10 million euro), Galaxy S. a r.l. (5 million euro) and Attività Finanziarie Merlo S.p.A. (5 million euro), as well as the private equity investments in Carpine S.p.A. (10 million euro) and Aeroporti Holding S.r.l. (6 million euro) by the subsidiary Sanpaolo IMI Private Equity S.p.A.. Also included are increases in capital subscribed by the Group and increases in shareholdings in Fiat S.p.A. (27 million euro), Compagnia Assicuratrice Unipol S.p.A. (27 million euro), Borsa Italiana S.p.A. (12 million euro), AEM Torino S.p.A. (10 million euro), Banca Popolare di Lodi S.c.r.l. (6 million euro), CDC Ixis S.A. (5 million euro), Banco del Desarrollo S.A. (4 million euro) and Noricum Vita S.p.A. (4 million euro).

Subcaption B2. “Writebacks” refers mainly to writebacks made by the Parent Bank and by Sanpaolo IMI International S.A. in Santander Central Hispano S.A. (215 million euro).

Subcaption B4. “Other increases” includes:

•                  the book value of the shares held in Banque Sanpaolo S.A. (173 million euro), Finconsumo Banca S.p.A. (25 million euro) and IW Bank S.p.A. (1 million euro), valued for the first time at equity and no longer consolidated line by line or proportionally;

•                  profits (54 million euro) realized from the sale of investments, of which 9 million euro refer to the sale by IMI Investimenti S.p.A. of shares in Edison S.p.A., 7 million euro to the disposal of shares held by the Parent Bank and by Invesp S.p.A. in Intesa Holding Asset Management S.p.A., 6 million euro for the disposal by Invesp S.p.A. of Beni Stabili S.p.A. shares, 5 million euro for the disposal by Friulcassa S.p.A. of shares in Cedacri S.p.A., 3 million euro for the disposal by the Parent Bank of shares in Meliorbanca S.p.A., and 15 million euro profit earned from the merchant banking activities of Ldv Holding BV;

•                  the 32 million euro increase in value of companies valued using the equity method;

•                  the book value of portfolio investments of companies included in consolidation during the year for the first time, especially the Inter-Europa Bank Rt Group. (2 million euro) and Cassa dei Risparmi di Forlì (2 million euro).

Subcaption C1. “Sales” refers to:

•                  the disposal by IMI Investimenti of the shareholding in Edison S.p.A. for 33 million euro, Enel S.p.A. for 14 million euro, Eni S.p.A. for 8 million euro and Acea S.p.A. for 1 million euro;

•                  the disposal by Ldv Holding Bv of the shareholding in Amps S.p.A. for 44 million euro and in Wire Industries S.p.A. for 6 million euro;

•                  the disposal by IMI Investimenti S.p.A. and Invesp S.p.A. of the shareholding in Olivetti S.p.A. for 29 million euro;

•                  the disposal by the Parent Bank and IMI Investimenti S.p.A. of the shareholding in Banca Popolare di Lodi S.c.r.l. for 25 million euro;

•                  the disposal by the Parent Bank and by Invesp S.p.A. of the shareholding in Beni Stabili S.p.A. for 24 million euro and Intesa Holding Asset Management S.p.A. for 8 million euro;

•                  the disposal by Sanpaolo IMI Private Equity S.p.A. of its shareholding in Spinner Global Technology Fund Ltd for 8 million euro;

•                  the disposal by Fiulcassa S.p.A. of its shareholding in Cedacri S.p.A. for 7 million euro;

•                  the disposal by the Parent Bank of the shareholding in Adriavita S.p.A. for 5 million euro and in Meliorbanca S.p.A. for 4 million euro;

•                  the disposal by Invesp S.p.A. of its shareholding in CBI Factor S.p.A. for 3 million euro.

Subcaption C2. “Adjustments” mainly reflects the writedown by NHS Investments S.A. of the investment in Hutchinson 3G Italia S.p.A. (75 million euro), by IMI Investimenti S.p.A. in Fiat S.p.A. (12 million euro) and by the Parent Bank and Sanpaolo IMI Internazionale S.p.A. in Kredyt Bank S.A. (11 million euro). (Detail of other adjustments is provided in Section 5 of the statement of income – Adjustments to financial fixed assets).

Subcaption C3. “Other decreases” includes:

•                  the transfer to dealing securities portfolio for the negotiation of the investments in Eni S.p.A. for 100 million euro, Edison S.p.A. for 39 million euro, Fiat S.p.A. for 37 million euro, Zwahlen & Mair S.A. for 2 million euro, and Euroclear Ltd for 1 million euro;

•                  the book values of investments in Cassa dei Risparmi di Forlì S.p.A. (45 million euro), Eptaconsors S.p.A. (32 million euro) and Inter-Europa Bank Rt (8 million euro), following their first time inclusion in consolidation according to the line by line or proportional method;

•                  the value of the companies held by Banque Sanpaolo S.A. (28 million euro), excluded from the consolidation area, following the sale of the controlling stake in the bank (60%);

•                  the 19 million euro decrease in value of companies valued using the equity method;

•                  the book value of the shares in Noricum Vita S.p.A. (15 million euro) following its passage among controlling shares.

Amounts due to and from Group companies and investments (non-Group companies)

Amounts due to and from Group companies, as established in art. 4 of D.Lgs. 87/92, as well as subsidiaries and affiliated companies (non-Group companies), are analyzed in the following tables:

Amounts due to and from Group companies (Table 3.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Assets
1. due from banks	—	—
of which:
• subordinated	—	—
2. due from financial institutions (*)	20	31
of which:
• subordinated	—	2
3. due from other customers	116	106
of which:
• subordinated	65	65
4. bonds and other debt securities	121	—
of which:
• subordinated	2	—
Total assets	257	137
b) Liabilities
1. due to banks	40	16
2. due to financial institutions	7	17
3. due to other customers	326	302
4. securities issued	1,049	1,087
5. subordinated liabilities	2	—
Total liabilities	1,424	1,422
c) Guarantees and commitments
1. guarantees given	5	5
2. commitments	6	—
Total guarantees and commitments	11	5

(*)       Excluding 1,042 million euro Parent Bank loans due from Sga given the particular characteristics of the respective interest held (see Part B - Section 9 “Other assets” of these notes).

Amounts due to and from investments (non-Group companies) (Table 3.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Assets
1. due from banks (*)	1,153	718
of which:
• subordinated	10	30
2. due from financial institutions	2,548	1,824
of which:
• subordinated	—	17
3. due from other customers	1,219	2,585
of which:
• subordinated	—	—
4. bonds and other debt securities (**)	90	108
of which:
• subordinated	12	4
Total assets	5,010	5,235
b) Liabilities
1. due to banks (***)	1,939	923
2. due to financial institutions	313	178
3. due to other customers	296	484
4. securities issued	—	9
5. subordinated liabilities	—	8
Total liabilities	2,548	1,602
c) Guarantees and commitments
1. guarantees given	1,085	847
2. commitments	435	517
Total guarantees and commitments	1,520	1,364

(*)                 Including the compulsory reserve deposited with the Bank of Italy.

(**)          The subsidiary Sanpaolo Vita also holds bonds issued by Banque Sanpaolo and Carifirenze for 320 million euro.

(***)   Including the repurchase agreements with the Bank of Italy.

To supplement the previous table, amounts due to and from affiliated companies (in which Group companies hold 20% or more, or 10% or more if quoted) are analyzed below:

Amounts due to and from affiliated companies

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Assets
1. due from banks	589	21
of which:
• subordinated	—	20
2. due from financial institutions	446	448
of which:
• subordinated	—	—
3. due from other customers	230	202
of which:
• subordinated	—	—
4. bonds and other debt securities (*)	12	80
of which:
• subordinated	12	4
Total assets	1,277	751
b) Liabilities
1. due to banks	70	19
2. due to financial institutions	19	23
3. due to other customers	71	148
4. securities issued	—	9
5. subordinated liabilities	—	—
Total liabilities	160	199
c) Guarantees and commitments
1. guarantees given	286	189
2. commitments	26	3
Total guarantees and commitments	312	192

(*)       The subsidiary Sanpaolo Vita also holds bonds issued by Banque Sanpaolo and Carifirenze for 320 million euro.

Consolidated financial statements – Part B – Information on the consolidated balance sheet - Section 4

SECTION 4 - TANGIBLE AND INTANGIBLE FIXED ASSETS

Tangible and intangible fixed assets comprise the following:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Tangible fixed assets (caption 120)	1,972	2,142	2,229
Intangible fixed assets (caption 110)	343	398	406
Total	2,315	2,540	2,635

Tangible fixed assets (caption 120)

Tangible fixed assets comprise:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Property
• operating	1,535	1,716
• non-operating	221	256
Furniture and installation
• electronic equipment	116	138
• general and specific installations	45	51
• office furniture and equipment	53	66
• vehicles	2	2
Total	1,972	2,229

Changes in tangible fixed assets during the year (Table 4.1 B.I.)	(€/mil)

A. Opening balance	2,229
B. Increases
B1. purchases	178
B2. writebacks	—
B3. revaluations	65
B4. other changes	65
C. Decreases
C1. sales	18
C2. adjustments
a) amortization	249
b) long-term writedowns	3
C3. other changes	295
D. Closing balance	1,972
E. Total revaluations	1,458
F. Total adjustments	2,904
a) amortization	2,900
b) long-term writedowns	4

Changes in tangible fixed assets during the year are detailed below:

		(€/mil)

	Property	Furniture and installation
Opening balance	1,972	257
Increases
• purchases	22	156
• revaluations	65	—
• other changes	47	18
• incremental costs	13	—
• gains on disposals	6	—
• other	28	18
Decreases
• sales	13	5
• adjustments	96	156
• amortization	93	156
• long-term writedowns	3	—
• other changes	241	54
Closing balance	1,756	216

At the time of approval of the 2003 financial statements, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Friulcassa and Banca Popolare dell’Adriatico took advantage of the possibility to revaluate the company assets booked to the 2002 financial statements, in accordance with subsections 25 and 27 of Art. 2, of Law 350 dated 24/12/2003 (2004 Financial Law), which reopened the terms provided for by the original law 342/2000 (Art. 10-16).

This revaluation, which provides for the payment of a substitute tax in place of Corporate Income Tax and the Regional Tax on Business equal to 19% on gains relating to amortizable assets and 15% on gains relating to non-amortizable assets, was applied to those assets owned but not used by the company (instrumental and non-instrumental).

The criteria chosen to determine the maximum limit of the value of revaluation was the “market value”, established by recent appraisals carried out by external companies and specialists (who applied a reduction in value of 17.5% to the so called “disposal packs”) and also taking into account, as a precautionary measure, any minor realizable value of assets subject to purchase offers.

The balance of the revaluation, net of the relevant substitute tax, has been accrued to a specific net equity reserve subject to taxation. Altogether the assets were revalued by 65 million euro, the substitute tax totaled 11 million euro, and the resulting difference of 54 million has been accrued to a revaluation reserve (see Part B – Section 8).

The other increases refer mainly to the changes in the area of consolidation during the year.

The other decreases refer mainly to the effect of the exclusion from consolidation of Banque SANPAOLO and its subsidiaries (105 million euro), as well as the transfer of non-operating assets of the Parent Bank to the subsidiary CSP Investimenti S.r.l., a subsidiary company valued according to the equity method. This transfer was completed on 31 December 2003 and includes the business branch composed of property considered not to be functional for the activities of the Parent Bank. This operation resulted in the disposal of a number of premises in over 100 buildings with a net book value of 149 million euro. Among the properties included in the transfer of the business branch were 9 buildings, for a depreciable value of 7 million euro, being historical buildings they are bound by law 1089/1939 and as such, subject to regulations provided by Law Decree 490/1999. In accordance with this legislation, the effectiveness of the transfer has been suspended pending the expiry of the pre-emptive rights of the State, in March 2004. In consideration of the aforementioned encumbrance, the property was kept in the financial statements of the Parent Bank as of 31 December 2003.

Intangible fixed assets (caption 110)

Intangible fixed assets comprise:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Goodwill	7	16
Software in use	201	198
Software not yet in use	73	111
Other deferred charges	62	81
Total	343	406

The caption “software in use” refers to purchases of new packages for integrating the operating network procedures.

Amounts recorded to the caption “software not yet in use” relate to changes interventions to develop programs mainly ordered from third parties and not yet completed.

Other “Deferred charges” include:

•     49 million euro for leasehold property improvements;

•     2 million euro for start-up and expansion costs.

Changes in intangible fixed assets during the year (Table 4.2 B.I.)	(€/mil)

A. Opening balance	406
B. Increases
B1. purchases	211
B2. writebacks	—
B3. revaluations	—
B4. other changes	152
C. Decreases
C1. sales	—
C2. adjustments
a) amortization	232
b) long-term writedowns	8
C3. other changes	186
D. Closing balance	343
E. Total revaluations	—
F. Total adjustments	551
a) amortization	551
b) long-term writedowns	—

Changes in intangible fixed assets during the year are detailed below:

(€/mil)

	Goodwill	Software in use	Software not yet in use	Other deferred charges
Opening balance	16	198	111	81
Increases
• purchases	—	69	124	18
• writebacks	—	—	—	—
• revaluations	—	—	—	—
• transfer of software completed	—	142	—	—
• other changes	—	6	—	4
Decreases
• sales	—	—	—	—
• adjustments:
a) amortization	1	182	17	32
b) long-term writedowns	7	1	—	—
• transfer of software completed	—	—	142	—
• other changes	1	31	3	9
Closing balance	7	201	73	62

The other increases and decreases refer mainly to the changes in the area of consolidation during the year.

Software investments in 2003 increased mainly because of the development of the Bank’s data processing system, the modernizing of branch and central office hardware, the development of new software applications for the network, the migration of the former Banco di Napoli branches and the subsequent spin off of the branches of the Parent Bank located in the regions of Campania, Apulia, Basilicata and Calabria into Sanpaolo Banco di Napoli and the integration of information technology and operation activities of the former Cardine bank networks into the SANPAOLO IMI IT system.

SECTION 5 - OTHER ASSETS

Asset captions 90, 100, 150 and 160, not commented upon previously in these notes, comprise the following:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Goodwill arising on consolidation (caption 90)	883	1,000	842
Goodwill arising on application of the equity method (caption 100)	76	80	188
Other assets (caption 150)	17,986	20,252	20,494
Accrued income and prepaid expenses (caption 160)	3,105	2,775	2,852
Total	22,050	24,107	24,376

Goodwill arising on consolidation (caption 90)

This caption expresses the remaining goodwill arising from line by line and proportional consolidation after off-setting against negative goodwill on first time consolidation and amortization (see Part B – Section 8).

Analysis of caption 90 “goodwill arising on consolidation”

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Banco di Napoli	636	727
Gruppo Cardine	11	13
Banka Koper (*)	57	72
Financière Fideuram	16	18
Banque Privée Fideuram Wargny	3	3
Sanpaolo IMI Private Equity	7	9
Cassa dei Risparmi di Forlì	140	—
Inter Europa Bank	5	—
Eptaconsors (**)	4	—
Banca Popolare dell’Adriatico	4	—
Total	883	842

(*)                 The decrease in goodwill reflects, in addition to ordinary amortization, the extraordinary adjustment of 8 million euro, made in order to align the value of the investment in the Slovenian bank to the estimated opinion obtained in view of transferring the company to Sanpaolo IMI Internazionale.

(**)          The company was merged in Invesp S.p.A. during 2003.

Goodwill arising on application of the equity method (caption 100)

This caption expresses the remaining goodwill arising on application of the equity method after off-setting against negative goodwill on first time consolidation and amortization (see Part B – Section 8).

Analysis of caption 100 “goodwill arising on application of the equity method”

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Cassa di Risparmio di Firenze	47	55
Cassa dei Risparmi di Forlì	—	108
Eptaventure	1	1
Sagat	10	—
Noricum	2	—
Aeffe	16	24
Total	76	188

Given the strategic nature of the investments, goodwill arising on companies consolidated line by line and proportionally (caption 90), as well as that from Cassa di Risparmio di Firenze, is amortized over 10 years. The goodwill in Sanpaolo IMI Private Equity, Aeffe and Eptaventure purchased under private equity, is amortized over 5 years. Also the goodwill in SAGAT and NORICUM is amortized over 5 years.

Other assets (caption 150)

Analysis of caption 150 “other assets” (Detail 5.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Valuation of derivatives on interest rates and stockmarket indices	4,586	6,084
Effect of currency hedges, forex swap and cross-currency swap	454	1,012
Unprocessed transactions (*)	2,522	1,833
Deferred tax assets (**)	1,488	1,697
Tax collection accounts	1,210	1,379
Due from tax authorities:	2,407	2,212
• prepaid current year direct taxes	516	574
• tax credits relating to prior years	959	558
• taxes paid in advance on termination indemnities - Law 662/96	69	79
• taxes withheld during the year	344	252
• other loans	519	749
Amounts in transit with branches and subsidiaries (*)	1,416	1,444
Loans to be restored ex Law 588/96 (***)	—	580
Premiums paid on purchased options	1,296	1,066
Other items derivative contracts	1,032	341
Deposits with clearing-houses	35	858
Checks and other instruments held	30	87
Net effect of translating funds from international agencies using current rates, with the exchange borne by third parties	16	31
Items relating to securities transactions	35	11
Transactions by foreign branches	7	8
Other (****)	1,452	1,851
Total	17,986	20,494

(*)                               The amounts were mostly settled at the beginning of the new financial year.

(**)                        See Part B - Section 7 – “Provisions”.

(***)                 See Part B - Section 9 – “Other liabilities”.

(****)          ‘Other’ includes the estimated realizable value of 1.3 million euro for the loan arising from the Rome Court of Appeal in relation to the IMI Sir dispute. Detailed information on this dispute is provided later in this section.

IMI Sir dispute

Other assets include 1.3 million euro which refer to the estimated realizable value of the credit which was definitively enforced by the Civil Section of the Supreme Court through sentence 2469/03. This sentence has substantially confirmed decision no. 2887, passed by the Rome Court of Appeal on 11 September 2001, which condemned Consorzio Bancario SIR S.p.A. (in liquidation) to reimburse to the Bank the sum of 506 million euro previously paid by IMI to the heirs of Mr. Nino Rovelli as compensation for damages, in accordance with the sentence passed by the Rome Court of Appeal on 26 November 1990. However, the sentence changed the ruling on the amount of interest payable by the Consorzio – on the grounds of procedures and not of merit - in respect of whether or not it should include the amount matured from the date on which the appeal was served (equal to around 72.5 million euro as of 31 December 2001). Furthermore, the Supreme Court referred to another section of the Rome Appeal Court the decision on whether or not the total amount owed to the Bank by Consorzio should be reduced by approximately 14.5 million euro, as compensation for the damages related to the transaction between the Consorzio and IMI in respect of the additional agreement of 19/7/1979: if the trial judge holds the claim amount unjustified, the sentence against the Consorzio to pay the sum of 506 million euro will be reduced accordingly. In this respect, proceedings have begun within the terms, for the resummons of the sentence before the Rome Court of Appeal – where judgment is currently pending.

The same Supreme Court sentence passed final judgment on the right of Consorzio to be held harmless by Mrs Battistella Primarosa (heir to Mr. Nino Rovelli) and Eurovalori S.p.A.. The Supreme Court also endowed the Consorzio’s right to recourse as subordinate to the previous payment of the amount owed to SANPAOLO IMI S.p.A. and assigned the sentence on this particular appeal to the trial judge.

For the purposes of preparing the financial statements, the book value of the credit subject to the Supreme Court sentence has been calculated in accordance with national and international accounting standards for revenue recognition on the basis of its estimated realizable value, as confirmed by authoritative opinions.

With reference to the above, taking into account that the initiatives taken so far have not achieved substantial results, the Bank has considered that the estimated realizable value of this loan should be within the bounds of the Consorzio’s capital and its ability to pay; such amount, net of the effects attributable to the previously mentioned Supreme Court sentence, being substantially in line with that currently recorded.

Taking a consistent approach, since 2001, the investment held in the Consorzio has been written down to zero.

On 29 April 2003, the Criminal Section IV of the Court of Milan, finally sentenced Rovelli’s heir and the other co-defendants to different terms of imprisonment in relation to their respective levels of responsibility for the crimes committed, establishing also the compensation for damages to be awarded to the plaintiffs, among which SANPAOLO IMI.

To this end it should be noted that the Court quantified the amount of damages to be liquidated solely for moral injury at 516 million euro, without however granting provisional enforceability of the sentence, which would have allowed the plaintiffs to take immediate action in order to recover the amount receivable.

Therefore, since the sentence is not final nor binding (in that a plea for burden has been proposed by all the parties), it is expected that under the circumstances no relevance can be given to the amount due from Consorzio Bancario SIR either autonomously or as an element of valuation.

Accrued income and prepaid expenses (caption 160)

Analysis of caption 160 “accrued income and prepaid expenses” (Detail 5.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Accrued income
• income from derivative contracts	1,163	843
• interest from loans to customers	536	597
• interest on securities	275	346
• bank interest	100	125
• other	149	152
Prepaid expenses
• commission on placement of securities and mortgage loans	213	276
• charges on derivative contracts	31	33
• discounts on bond issues	277	236
• other expenses	361	244
Total	3,105	2,852

Other information

Distribution of subordinated assets (Table 5.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Due from banks	10	55
b) Loans to customers	66	68
c) Bonds and other debt securities	165	189
Total	241	312

Subordinated loans to banks and to customers refer mainly to Group companies. Subordinated bonds and other debt securities refer mainly to issues by leading banking institutions and securities which represent securitization transactions (see Part B – Section 11 of the Explanatory Notes).

SECTION 6 - PAYABLES

Detail of the total balance for the Group is provided below:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Due to banks (caption 10)	28,534	24,133	24,456
Due to customers (caption 20)	79,993	83,499	85,280
Securities issued (caption 30)	51,553	49,529	51,561
Public funds administered (caption 40)	175	208	208
Total	160,255	157,369	161,505

Due to banks (caption 10)

Deposits taken from banks are analyzed as follows:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Due to central banks
• repurchase agreements and securities loaned	1,704	842
• other deposits from the Italian Exchange Office	355	28
• other deposits from central banks	1,918	905
Due to other banks
• deposits	9,762	9,603
• repurchase agreements and securities loaned	5,998	2,802
• medium and long-term loans from international bodies	6,360	5,881
• current accounts	721	943
• other	1,716	3,452
Total	28,534	24,456

Detail of caption “due to banks” (Table 6.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Repurchase agreements	7,582	3,534
b) Securities loaned	120	110

Loans from international bodies include loans used by the Group to finance investment projects in industrial sectors and in public utility services.

Due to customers and securities issued (captions 20 and 30)

Funds obtained directly from customers, comprising deposits from customers and securities issued, are detailed below:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Due to customers
• current accounts	53,968	52,197
• repurchase agreements and securities loaned	10,073	12,917
• deposits	14,405	18,116
• short-term payables relating to special management services carried out for the government	230	313
• other (*)	1,317	1,737
Securities issued
• bonds	39,979	39,447
• certificates of deposit	7,149	7,310
• banker’s drafts	641	648
• other securities	3,784	4,156
Total	131,546	136,841

(*) Essentially comprises short positions on securities taken as part of stockbroking activities.

Detail of caption “due to customers” (Table 6.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Repurchase agreements	9,946	12,779
b) Securities loaned	127	138

There have been no issues of bonds convertible into shares of the Bank or other companies, or similar securities or bonus shares.

Public funds administered (caption 40)

Public funds administered are provided by the State and other public agencies. These funds are analyzed below:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Funds provided by the State	52	151
Funds provided by regional public agencies	123	19
Other funds	—	38
Total	175	208
of which: funds with risk borne by the Government under Law 19 of 6/2/87	10	59

Other information relating to payables

Information regarding the distribution of deposits by geographical area, type of currency and degree of liquidity, is reported in Part B, Section 11 of these notes.

SECTION 7 - PROVISIONS

The Group provisions are analyzed below:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Provisions for employee termination indemnities (caption 70)	946	967	961
Provisions for risks and charges (caption 80)
• pensions and similar commitments (caption 80.a)	304	348	343
• provisions for taxation (caption 80.b)	732	742	670
• other provisions (caption 80.c)	1,946	1,756	1,768
Reserve for probable loan losses (caption 90)	91	76	71
Total	4,019	3,889	3,813

Provisions for termination indemnities (caption 70)

Changes in “reserve for termination indemnities” during the year	(€/mil)

Opening balance	961
Increases
• provisions	101
• employment contract acquisition	—
• other changes	13
Decreases
• advances allowed under Law 297/82	16
• indemnities to employees leaving the Group	96
• employment contract acquisition	—
• other changes	17
Closing balance	946

Provisions for risks and charges (caption 80)

Pensions and similar commitments (caption 80.a)

Changes in the reserve for pensions and similar commitments during the year	(€/mil)

Opening balance	343
Increases
• provisions	14
• other	11
Decreases
• utilizations	24
• other	40
Closing balance	304

As of 31 December 2003 the provision is made up of 298 million euro from the former Cardine Group banks (302 million euro as of 31 December 2002) and 6 million euro from the Cassa dei Risparmi di Forlì. The reserve accrued by the Parent Bank as of 31 December 2002, (41 million euro) to cover charges in relation to the integration of the pension paid to former IMI S.p.A. staff, has been transferred during the year to Section A of the Pensions Reserve in relation to former Banco di Napoli staff, subject to the Bank’s original obligation in respect of access to the fund (the transfer has been booked to other decreases for a value of 39 million euro).

Accruals to the reserve in question were made on the basis of independent actuary appraisals.

Provisions for taxation (caption 80.b)

Changes in “provisions for taxation” during the year

(€/mil)

	Current income taxes payable	Deferred tax liabilities	Total
Opening balance	534	136	670
Increases
• provisions for current year direct taxes	461	34	495
• other changes	79	141	220
Decreases
• utilizations	386	163	549
• other changes	58	46	104
Closing balance	630	102	732

The provisions for taxation are composed of 630 million euro to cover current income taxes and actual, existing or potential fiscal disputes, including local taxes payable by foreign branches and subsidiaries, as well as 102 million euro to cover deferred taxes.

During the year, SANPAOLO IMI and many of its subsidiaries have adhered to an initiative in terms of “tax reform and benefits” in compliance with the 2003 Budget Law (“Legge Finanziaria”), by sustaining a total charge of 48 million euro, of which 21 million euro with the use of pre-existing reserves (for further detail refer to Part C – Section 6 - Other statement of income captions). As regards fiscal disputes, it is worth pointing out that:

•                  in a sentence dated 23 October 2003, the subsidiary Fideuram Vita obtained a favorable judgment from the Supreme Court in respect of its dispute with the tax authorities regarding the years from 1985 to 1987;

•                  the subsidiary Sanpaolo Life Ltd, pursuant to Art. 15 of the aforementioned 2003 Budget Law, closed the action made in December 2002 by the Tax Police in the context of an examination of Banca Sanpaolo Invest S.p.A. (for more detailed information on this subject, refer to the Explanatory Notes to the Consolidated Financial Statements as of 31 December 2002 – Section 7 - Provisions).

Deferred tax assets and liabilities recorded in the consolidated financial statements refer to temporary differences between the accounting and fiscal value of assets and liabilities accrued in 2003 and in prior years, for which it is deemed likely that a tax liability will be incurred in the future (in the case of deferred tax liabilities) or which will most likely be recovered (in the case of deferred tax assets). Deferred taxation has been calculated by each Group company and also on consolidation in respect of the tax effect of specific consolidation entries. The tax effect relating to provisional differences of each Group subsidiary has been calculated applying different tax rates according to the respective country of residence.

Analysis of deferred tax liabilities

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Deferred tax liabilities charged to the statement of income	88	112
• on profits from Group companies	7	13
• other	81	99
Deferred tax liabilities charged to shareholders’ equity:	14	24
• on Parent Bank’s reserves	13	13
Other reserves - Reserve ex Law 169/83	4	4
Other reserves - Reserve ex Decree 213/98	9	9
• on other subsidiary reserves	1	11
Total	102	136

Changes in deferred tax liabilities charged to the statement of income

Changes in deferred tax liabilities (Bank of Italy regulation 03.08.99)	(€/mil)

1. Initial amount	249
2. Increases
2.1 Deferred tax liabilities arising during the year	34
2.2 Other increases	4
3. Decreases
3.1 Deferred tax liabilities deferred during the year	163
3.2 Other decreases	3
4. Final amount (*)	121

(*)       Where applicable, this refers to the total deferred taxation before compensation with the assets for advance taxation.

Compensation between deferred tax liabilities and deferred tax assets

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Deferred tax liabilities before compensation	121	249
Compensation with deferred tax assets	33	137
Net deferred tax liabilities (*)	88	112

(*)       This refers to the total of caption 80.b of the Balance Sheet, Taxation.

Changes in deferred tax liabilities charged to shareholders’ equity

Changes in deferred tax liabilities (Bank of Italy regulation 03.08.99)	(€/mil)

1. Initial amount	24
2. Increases
2.1 Deferred tax liabilities arising during the year	—
2.2 Other increases	—
3. Decreases
3.1 Deferred tax liabilities deferred during the year	—
3.2 Other decreases	10
4. Final amount	14

“Other decreases” reflect the exit of Banque Sanpaolo from line by line consolidation.

Analysis of deferred tax assets

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Deferred tax assets credited in the statement of income for:	1,262	1,447
• net adjustments to loans	349	401
• provisions for future charges	616	563
• adjustments to securities and equity investments	121	163
• other	176	320
Deferred tax assets credited in shareholders’ equity for:	226	250
• deferred tax assets generated by the merger with Banco di Napoli	226	250
Total	1,488	1,697

Changes in deferred tax assets credited in the statement of income

Changes in deferred tax assets (Bank of Italy regulation 03.08.99)	(€/mil)

1. Initial amount	1,584
2. Increases
2.1 Deferred tax assets arising during the year	398
2.2 Other increases	15
3. Decreases
3.1 Deferred tax assets reversing during the year	642
3.2 Other decreases	60
4. Final amount (*)	1,295

(*)       Where applicable, this refers to the total deferred tax assets before compensation with the deferred tax liabilities.

“Other decreases” includes the exit of Banque Sanpaolo from line by line consolidation.

Compensation between deferred tax assets and deferred tax liabilities

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Deferred tax assets before compensation	1,295	1,584
Compensation with deferred tax liabilities	33	137
Net deferred tax assets (*)	1,262	1,447

(*) This refers to the total of caption 150. of the Balance Sheet, Other assets.

Changes in deferred tax assets credited in net shareholders’ equity

During 2002 tax benefits for 250 million euro were booked in respect of funds concerning the deferred tax asset generated by the merger of Banco di Napoli into SANPAOLO IMI, in relation to the quota of goodwill on Banco di Napoli, credited in 2000 to offset pre-existing negative differences at first consolidation. This amount decreased by 24 million euro in 2003 following the booking in the consolidated statements of income of the tax effects generated by the amortization of the merger differences following the aforementioned merger operation.

Report as per Consob Communication 1011405 dated 15 February 2001

Tax benefits under D.Lgs. 153 dated 17/5/99 (Legge Ciampi)

Law Decree 153 dated 17 May 1999 - known as “Legge Ciampi” – introduced tax instruments in respect of restructuring operations on banks and, among others, set a reduced tax rate for bank or banking group concentration transactions of 12.50% on profits destined to a special reserve to be composed of the maximum amount, to be broken down on a straight-line basis over five years, at 1.2% of the difference between the receivables and payables of all the banks that took part in the transaction and the aggregate of the major bank participating in the transaction.

The European Commission declared, through a statement dated 11 December 2001, that the tax benefits under “Legge Ciampi” were incompatible with Community principles. Together with the Italian Government who, in February 2002, filed an appeal against the European Court of Justice, ABI (the Italian Bankers Association) and the banks concerned, including SANPAOLO IMI, petitioned the High Court of Luxembourg to cancel the decision of the European Commission. The dispute is still pending even if, in view of the pending sentence on the appeal filed by the Government before the Court of Justice, the Court has decided to suspend judgment until the appeal by the Italian Government is settled. All in all this latest development has limited the possibility for private parties (among which our Bank) to enforce the specific reasons for grievance against the lodged appeal. This is why an attempt was made to obtain a review of the order to suspend the sentence issued by the Court. Unfortunately this attempt was unsuccessful.

Therefore ABI and the banks concerned are now forced to wait until the Court of Justice pronounces judgment on the proceedings brought by the Italian Government, the consequences of which, in all probability, will influence profoundly the outcome of their own appeal as soon as it can resume its course before the High Court.

Following the aforementioned decision by the European Commission, decree law 63 of 15 April 2002 (subsequently converted into Law 112 on 15 June 2002) suspended Legge Ciampi with effect from 2001. Commencing from that year, current income taxes and deferred taxes have therefore been determined without taking into account the benefits in question. Furthermore, through decree law 282 of 24 December 2002 (subsequently converted into Law 27 on 21 February 2003), the Government implemented the decision of the Commission whereby it enforced payment of the unpaid taxes (being the relief granted to banks through Legge Ciampi) by 31 December 2002. It should be noted that SANPAOLO IMI and the Cardine group merged banks – that, through the law in question, benefited from tax relief for the years 1998, 1999 and 2000 – had accrued prudently the corresponding amount to the tax reserve.

In respect of the expiry on 31 December 2002, the Parent Bank paid 200 million euro, which corresponds to the lower tax liabilities already paid in by the Bank and the merged banks and includes interest at an annual rate of 5.5%, which is substantially in line with the full amount to be reimbursed, apart from some minor adjustments. Merely for precautionary measures, reservations were expressed to the Department of the Treasury, the payee, in respect of the petitions brought before the High Court of the European.

As far as the effect on the financial statements is concerned, considering that the recovery of the tax relief has been applied in the presence of disputes brought against the European Commission by the Italian Government and the banks concerned and that in any case the amount paid cannot be considered definitive, such amounts have been recorded to other assets and wholly offset by accruals to the tax reserve.

Provisions for risks and charges - other reserves (caption 80.c)

Analysis of caption 80.c “provisions for risks and charges: other provisions” (Table 7.3 B.I.)	(€/mil)

	Guarantees and commitments		Other risks and charges		Other personnel charges		Total
Opening balance	144		1,061		563		1,768
Increases
• provisions	14		159		36		209
• reclassifications	—		—		—		—
• other	—		13		529	(*)	542
Decreases
• revaluation of guarantees	20		—		—		20
• coverage of charges deriving from legal disputes and other	—		69		—		69
• used to cover long-service bonuses and for surplus	—		84		229		313
• reclassifications	—		—		—		—
• other	7	(**)	153	(**)	11	(**)	171
Closing balance	131		927		888		1,946

(*)                 This caption mainly comprises 452 million euro for accruals to “Income, employment and re-training fund for staff in the banking industry”, of which 376 million euro refer to the Parent Bank and 76 million euro to the former Cardine bank networks, booked to “extraordinary expenses”, and of 76 million euro being the contra-entry of “personnel costs”, mainly relating to accruals for bonuses and discretionary incentives for employees, of which 39 million euro refer to the Parent Bank, 33 million euro to the former Cardine bank networks and 4 million euro to Sanpaolo Banco di Napoli.

(**)          This caption includes the effect of the non-consolidation of Banque Sanpaolo.

Provisions for “guarantees and commitments” of 131 million euro cover expected losses in respect of guarantees and more generally, the contingencies associated with guarantees and commitments, including exposures to derivate contracts on loans for which the Group has taken over the credit risk (seller protection). More specifically, the provisions include risks calculated on a case by case basis as well as the physiological risk of performing accounts valued using the same principles as those applied to loans.

Provisions for “other risks and charges” amounting to 927 million euro, include:

•                  the Parent Bank for 490 million euro, of which:

•                  294 million euro provided against estimated losses on legal disputes and, more specifically, on claims by receivers of bankrupt customers;

•                  163 million euro to cover potential charges among which guarantees given as part of company transactions and those relating to risks connected to dealing activities in securities;

•                  33 million euro accrued against potential charges deriving from the probable renegotiation of mortgage loans to a specific reserve calculated on the basis of the parameters that are currently available;

•                  Sanpaolo Banco di Napoli for 141 million euro, of which:

•                  89 million euro provided against estimated losses on legal disputes, including claims by receivers of bankrupt customers;

•                  34 million euro accrued against potential charges deriving from the probable renegotiation of mortgage loans to a specific reserve calculated on the basis of the parameters that are currently available;

•                  10 million euro for outstanding contributions connected to special loans;

•                  8 million euro for other categories;

•                  44 million euro for the former Cardine bank networks, of which 5 million euro against potential costs deriving from the renegotiation of mortgage loans;

•                  the tax collection services of the Group for 18 million euro to cover specific risks in the sector and restructuring charges;

•                  other subsidiaries for 234 million euro, mainly relating to risks, also of a commercial or operational nature, connected to the distribution of and dealing in financial products.

Provisions for “other personnel costs”, of 888 million euro, include:

•                  the Parent Bank for 738 million euro, of which:

•                  494 million euro for staff leaving incentives offered to employees during the year and in prior years. With reference to initiatives completed during 2003, the reserve also includes charges referring to staff whose employment contracts were transferred to Sanpaolo Banco di Napoli S.p.A. in the context of the conferral of the Business Branch represented by the Southern Territorial Direction. The provisions of the transfer requires that the Parent Bank reimburses the receiving company the sums paid by the latter as leaving incentives to employees on the basis of the company agreement with the Parent Bank dated 14 June 2003;

•                  120 million euro accrued, on the basis of independent actuarial appraisals, to cover the technical deficit of the supplementary pension fund, an independent entity, which integrates the compulsory pension fund for Istituto Bancario San Paolo di Torino employees;

•                  54 million euro of other provisions to the supplementary pension fund;

•                  44 million euro accrued against potential liabilities deriving mainly from employee premiums and incentives, the issue of which is at the discretion of the Parent Bank;

•                  18 million euro to cover payment of long service bonuses to employees;

•                  8 million euro provisions made to the technical reserve – Law 336/70, for employee accident coverage and to cover other minor potential liabilities.

•                  other subsidiaries for 150 million euro, of which 117 million euro refer to the former Cardine bank networks and 10 million euro to Sanpaolo Banco di Napoli.

Potential risks from customer complaints in respect of dealing activities in securities

The provision for risks and charges has been calculated taking into consideration the Group’s risk profile with customers connected to dealing activities in securities, especially in respect of the circumstances related to the insolvency of the Cirio and Parmalat groups.

The Group policy provides that – in accordance with normal criteria for managing customer complaints based on verifying that the formal and behavioral principles dictated by regulatory reference framework have been respected – Group companies pay particular attention, even resorting to a proper course of investigation, to the adequacy of the service provided, particularly in respect of the awareness acquired by the customer about the implicit risks involved in the specific intermediary financial instruments.

Furthermore, SANPAOLO IMI has welcomed the setting up of a Committee of Parmalat bondholders, created in order to represent Group customers in the context of the collective procedings, and has decided to provide the Committee with logistic assistance and financial support, whilst guaranteeing its total autonomy in respect of management and decisions.

On the basis of the analyses and evaluations made in respect of the potential liabilities arising from the global framework, the Group has proceeded at year end to adjust the accrual to the provision for risks and charges by 30 million euro.

Report as per Consob Communication 1011405 dated 15 February 2001

Subsidized home mortgage loans

Law 133/99, implemented with Ministerial Decree 110/2000 (against which an appeal was presented before the administrative court) forces banks, upon receipt of a specific request by borrowers or by the body issuing the borrowing facilities, to review the interest rates applied to mortgages issued, with charges to be borne in full or partially by the public sector.

As no “threshold rate” is set for subsidized loans, subsection 62 of Art. 145 of Law 388 dated 23 December 2000 (Budget Law 2001) clarifies that the renegotiation rate is to be considered as “the average effective global rate for home mortgage loans being amortized”, assigning the identification of the transactions within which to carry out the observations to determine the renegotiation rate to a subsequent regulation. To this end, with the Decree dated 4 April 2001, the Treasury set up the new consistent category of subsidized loans being amortized, and the Bank of Italy issued the correlated methodological notes to identify the average rates for the sector. To complete the application of the framework of the legislation, Ministerial Decree dated 31 March 2003 was enacted, which identified the interest rates to be applied, 12.61%, for the purposes of renegotiating such loans.

The Group companies commenced accounting-administration activities in order to apply the new interest rates and to carry out the necessary adjustments to the installments expired after 1 July 1999. These activities refer to the six months ended 31 December 2003 and concern those loans to which the benefits of Art. 29 of Law 133/99 apply. Some aspects still have to be defined with the interested bodies in respect of the renegotiation of some types of loans granted according to specific incentive laws and regional funds, as well as adjustments relating to already extinguished loans. SANPAOLO IMI has decided to continue, still in agreement with the system, with the appeals which were disregarded in the first degree by the Lazio Regional Administration Court, against that stated in Ministerial Decree 110/2000.

For completeness it is highlighted that the provisions of the Ministerial Decree of 31 March 2003 for determining the renegotiation rate cannot be formally defined as being fully established, owing to an isolated appeal presented before the Lazio Regional Administration Court by a Regional Body. Nevertheless, because of its characteristics and in the light of case law precedents issued by the same Regional Administration Court, such initiative would not appear appropriate to bring the current regulatory model under discussion.

The potential charge in respect of the future renegotiation of mortgage loans not included in the initial enforcement of the applicable legislative measures, equal to 76 million euro (of which 30 million euro refer to the Parent Bank), has been covered by making appropriate accruals to the provision for other risks and charges. In the years following 2004, the negative impacts on the statement of income will be gradually reduced because of the expiry of current mortgage loans.

Subsidized agricultural mortgage loans

The provisions of Art. 128 of Law 388/2000 (Budget Law 2001) have introduced the faculty for borrowers to renegotiate “loan installments still to expire” at more favorable rates fixed for low-interest transactions, as an alternative to early extinction, whilst providing the same benefits. Renegotiation is subject to the implementation of a Ministerial Decree which has still not yet been issued.

Later, Law 268 of 24 September 2003 was enacted providing that, for the purpose of applying Art. 128 of Law 388/2000, allow even different banks to grant loans destined exclusively for the early extinction of agricultural mortgages which had been amortized for at least five years at the date on which Law 268/03 became effective. These new financial transactions, to be completed at market rates and the granting of which has been merely authorized and is not obligatory for the lending bank, are subject to presentation of specific requests for early extinction and financing, also to be formulated by the local authorities providing the benefits.

Considering the precise reference to the “loan installments still to expire” already contained in Law 388/2000, enacted by Law 268/03, and the consequent possibility to activate “renegotiation” of such loans only for the future, no specific provisions have been made.

Fixed-rate unsubsidized mortgage loans (usury)

In compliance with the provisions of Decree Law 394/2000, (converted into Law 24/2001 and containing the authentic interpretation of “anti-usury” Law 108/1996) and the subsequent Constitutional Court Sentence 29/2002, the SANPAOLO IMI Group adjusted all mortgages covered by these provisions to the annual “replacement” rate of 9.96% with effect from installments expiring before 31 December 2000. Furthermore, an annual interest rate of 8% was applied to those loans which, thanks to the presentation of self-certification by the borrowers, the eligibility requirements to such reduction were ascertained (the original capital of the loan not being more than 150 million Italian Lira, granted to first-time buyers of non-luxury homes).

The reserves for other risks and charges still include a residual accrual of 3 million euro (wholly referring to the Parent Bank) to cover further requests to reduce interest rates to 8% not yet received or not yet documented by borrowers possessing the legal requirements to benefit from such rates.

Anatocism

In March 1999, the Supreme Court declared quarterly capitalization of interest payable to be illegitimate, thereby completely changing the previous law. This decision was based on the assumption that the relevant clauses in bank contracts do not integrate “regulatory” use - as believed in the past - but rather “trading”, which contrasts with the prohibition of anatocism in compliance with Art. 1283 of the Italian Civil Code.

After the reversal by the Supreme Court, Decree Law 342/99 was enacted, confirming the legitimacy of capitalization of interest in current account contracts if it is applied over the same period as that for calculating interest payable and receivable: the Credit and Savings Interdepartmental Committee was assigned to determine the methods of such calculation and from 22 April 2000, the date on which the Committee’s instructions became effective, all current accounts were adjusted applying quarterly capitalization to interests receivable and payable.

Since April 2000 the capitalization of half-yearly interests is considered legitimate and the dispute refers only to those contracts signed before that date; it should be noted that, despite the fact that the Supreme court has repeatedly confirmed the invalidity of the capitalization clauses, many judges of merit have disregarded the sentence, continuing to consider it legitimate, thus the case law is still being debated.

As a whole the number of cases pending has remained at an insignificant level in absolute terms, but is subject to careful monitoring. The risks relating to the disputes in question correspond to the prudent accruals made to the Provisions for other risks and charges which are proportionate to the total of each legal request. Where the introductory measures do not quantify the demand and until an accounting opinion has been expressed on the issue, the risk involved is covered by an accrual to the provision for other risks and charges of 69 million euro (of which 50.5 million euro refer to the Parent Bank), destined, in its entirety, to hedge disputes of an undetermined amount and of an uncertain outcome.

GEST Line dispute

GEST Line S.p.A. is the SANPAOLO IMI Group company for tax collection activities, created from the merger by incorporation of the tax collection companies Gerico, Sanpaolo Riscossioni Genova, Sanpaolo Riscossioni Prato and Esaban.

The risks connected to this dispute are almost exclusively attributable to a dispute with the tax authorities in respect of claims of irregularities and vary by nature and size according to the business of each merged company.

With reference to Gerico S.p.A., previously a subsidiary of the former Cardine Banca and later merged by incorporation into SANPAOLO IMI S.p.A., there are a series of administrative and accounting procedures pending filed by local Tax offices and by the General Accounting Office for presumed fiscal damages, all originating from the non-collection of income taxes. More specifically, the aforementioned proceedings are connected to presumed irregularities committed by some tax collection officials reporting activities during inspections on delinquent tax payers premises. These proceedings are still pending on various levels of judgment and are constantly defended by the legal professionals engaged by the company.

The dispute involving Esaban S.p.A. (a company in the tax collection sector of the former Banco di Napoli, which incorporated all the other tax collection companies of the Group, changing its name to GEST Line S.p.A.) originated from a series of provisions denying the reimbursements issued by the tax authorities in the years 1999 – 2001, all contested according to hierarchy.

The total risks connected to the Gerico S.p.A. and Esaban S.p.A. disputes are covered by unlimited guarantees already received by the aforementioned companies from the companies transferring the respective tax collection branches of business (each of the savings banks then merged into Cardine Banca and the former Banco di Napoli). The above mentioned guarantees cover any losses or contingent liabilities following events prior to the respective dates of transfer and expire in 2005. In light of the events which took place following the merger of Cardine Banca and Banco di Napoli, SANPAOLO IMI took over the commitments deriving from the aforementioned guarantees, the risks of which are, as a whole, covered by appropriate accruals.

The risk pertaining mainly to the tax collection activities in the context of the authorities in Venice is not comprised in the aforementioned guarantees and, instead, solely affects the capital of GEST Line. Following the proceedings for fiscal damages as a result of presumed irregularities by some tax officials, the local section of the General Accounting Office passed sentence against the licensee for a sum of around 11 million euro. The relevant sentences have all been contested with its enforcement suspended; as a consequence an appropriate accrual has been made.

Dispute relating to the proceedings sanctioned by Consob against Sanpaolo IMI Asset Management S.G.R. S.p.A.

The financial administrative sanctions issued by the Ministry of Economy following the proposal by Consob after inspection assessments at Sanpaolo IMI Asset Management have, in accordance with Art. 195 TUF, been contested by SGR and its sanctioned representatives before the Milan Court of Appeal which, on 26 November 2003, declared the sanctions illegal. The decision is not definitive, as it is subject to appeal before the Supreme Court.

Reserve for probable loan losses (caption 90)

Changes during the year in “reserve for probable loan losses” (Table 7.2 B.I.)	(€/mil)

A. Opening balance	71
B. Increases
B1. provisions	15
B2. other changes	6
C. Decreases
C1. utilization	1
C2. other changes	—
D. Closing balance	91

This caption reflects provisions made by certain subsidiaries to cover credit risks - including risks deriving from derivative transactions; these risks are only potential, therefore the reserve is not set off against asset balances.

SECTION 8 - CAPITAL, EQUITY RESERVES, RESERVE FOR GENERAL BANKING RISKS AND SUBORDINATED LIABILITIES

This section comments on the following balance sheet captions:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Shareholders’ equity
• capital (caption 150)	5,144	5,144	5,144
• additional paid-in capital (caption 160)	708	708	708
• reserves (caption 170)
a) legal reserve	1,029	1,029	1,029
b) reserve for own shares	34	31	31
c) other reserves	2,819	2,766	2,610
• revaluation reserves (caption 180)	72	18	18
• reserve for general banking risks (caption 100)	4	14	14
• negative goodwill arising on consolidation (caption 120)	—	—	—
• negative goodwill arising on application of the equity method (caption 130)	213	91	94
Total Group capital and reserves	10,023	9,801	9,648
• net income (caption 200)	972	901	889
Group interest in shareholders’ equity	10,995	10,702	10,537
Own shares (asset caption 140)	34	31	31
Minority interest (caption140)	271	342	334
Subordinated liabilities (caption 110)	6,414	6,605	6,613

Group shareholders’ equity

Capital and equity reserves (liability captions 150, 160, 170 and 180)

The capital, additional paid-in capital and the legal reserve coincide with the corresponding captions of the shareholders’ equity of the Parent Bank. “Other reserves” includes the Parent Bank’s remaining reserves and changes at Group level in the equity of the companies included in the consolidation.

As of 31 December 2003, “share capital” amounts to 5,144,064,800 euro and is composed of 1,448,831,982 ordinary shares and 388,334,018 preference shares, both with a nominal value of 2.8 euro each.

The “reserve for own shares” has been set up by the Parent Bank to cover the SANPAOLO IMI shares in portfolio.

The “revaluation reserves” are lodged with certain Group companies following the revaluation of investments made in application of special laws. In particular, it should be noted that during the year revaluations for 65 million euro were made by the subsidiaries Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Banca Popolare dell’Adriatico and Friulcassa in compliance with Law 342 of 21 November 2000 (as subsequently modified by Law 350 of 24 December 2003). This revaluation is set-off by the increase in the equity reserves of the subsidiaries for 54 million euro and by recording 11 million euro to a reserve for substitute tax.

Reserve for general banking risks (liability caption 100)

The “Reserve for general banking risks” exclusively refers to accruals made by certain subsidiaries.

Negative goodwill arising on application of the equity method and on consolidation (liability captions 120 and 130)

Liability captions 120 and 130 represent the negative differences arising on line by line consolidation and on application of the equity method after off-setting them against positive differences on first time consolidation.

Details of the aforementioned off setting operations between negative and positive differences on first time consolidation are shown in the table below.

	31/12/03	31/12/02
	(€/mil)	(€/mil)

Negative goodwill arising on first-time consolidation:
• line-by-line
• former IMI Group	952	952
• former Cardine Group	241	241
• using the equity method
• former IMI Group	75	75
• former Cardine Group	58	58
Total	1,326	1,326

Goodwill arising on first-time consolidation:
• line-by-line
• former Banco di Napoli Group	-854	-854
• former Cardine Group	-296	-296
• using the equity method
• Cassa di Risparmio di Firenze	-173	-173
• former Cardine Group	-3	-3
Total	-1,326	-1,326

The balance of caption 130 “Negative goodwill arising on application of the equity method”, for 213 million euro, represents the Group’s interest in the increase in shareholders’ equity of investments valued using the equity method and recorded after first time consolidation. The amount refers mainly to companies operating in the insurance sector.

Commentary to asset captions 90 “Goodwill arising on consolidation” and 100 “Goodwill arising on application of the equity method” is provided in Part B – Section 5, “Other assets”.

Own shares (asset caption 140)

As of 31 December 2003, the Parent Bank alone held 3,220,919 SANPAOLO IMI shares in its portfolio (equal to 0.18% of the share capital). These are recorded at market value among the assets in the Balance sheet for 34 million euro.

Further explanation of own shares is provided in the “Report on Operations - Capital and reserves”. Detail of the movements in 2003 is provided below:

	Opening balance		Increases		Decreases		Closing balance
	number	book value (*)	number	equivalent	number	equivalent	number	book value (*)
		(€/mil)		(€/mil)		(€/mil)		(€/mil)
SANPAOLO IMI	1	—	6,097,849	48.6	2,876,931	23.6	3,220,919	33.5
Prospettive 2001	3,073,729	19.1	—	—	3,073,729	22.7	—	—
Banca Popolare dell’Adriatico	53,087	0.3	—	—	53,087	0.4	—	—
IMI Investimenti	219,190	1.4	—	—	219,190	1.9	—	—
Banca IMI (**)	1,594,744	9.9	8,542,252	77.7	10,532,571	95.0	—	—
Total	4,940,751	30.7	14,640,101	126.3	16,755,508	143.6	3,220,919	33.5

(*)                 Expressed at market values.

(**)          As of 31 December 2003, Banca IMI booked to liabilities a “short position” relating to 395,575 SANPAOLO IMI shares which refer to the normal dealing and financial activities balanced by transactions in derivatives.

Minority interests (liability caption 140)

As of 31 December 2003, the portion of “minority interests” amounting to 271 million euro essentially relates to the share attributable to minority shareholders in Banca Fideuram.

A statement of changes in the consolidated net shareholders’ equity for the period is attached to these notes, together with a reconciliation of the Parent Bank’s net shareholders’ equity and the corresponding consolidated amounts.

Regulatory capital

A breakdown of the regulatory capital and a description of the minimum requirements for supervisory purposes is provided below. The final results will be submitted to the Bank of Italy following approval of these financial statements:

Category / Value	31/12/03	31/12/02
	(€/mil)	(€/mil)
A. Regulatory capital
A.1 Tier 1 capital	10,038	9,765
A.2 Tier 2 capital	4,470	4,406
A.3 Items to be deducted	-837	-470
A.4 Regulatory capital	13,671	13,701
B. Minimum regulatory requirements
B.1 Credit risk	9,999	9,886
B.2 Market risk	877	767
of which:
• risks on dealing portfolio	866	756
• exchange risks	10	11
• concentration risks	1	—
B.2.1 Tier 3 subordinated loans	598	589
B.3 Other minimum requirements	45	44
B.4 Total minimum requirements	10,921	10,697
C. Risk assets and capital adequacy-ratios
C.1 Risk-weighted assets (*)	136,513	133,713
C.2 Tier 1 capital / Risk weighted assets	7.4%	7.3%
C.3 Regulatory capital / Risk weighted assets (**)	10.5%	10.7%

(*)                 Total minimum requirements multiplied by the minimum compulsory ratio for lending risks (12.5).

(**)          On the basis of Bank of Italy letter no. 10155 dated 3 August 2001, in order to compute the Total Risk ratio, Tier 3 subordinated loans are considered a component of total capital.

Subordinated liabilities (liability caption 110)

	Original currency	Amount in the financial statements as of 31/12/03	Amount in original currency (millions)	Interest rate	Issue date	Maturity date	Starting date of early redemption of the loan
		(€/mil)

Preferred Shares	EUR	1,000	1,000	up to 10/11/2010: 8.126% p.a.	10/11/2000	Not	10/11/2010
				subsequently: 1 year Euribor + 3.5% p. a.		redeemable
Total innovative capital instruments (Tier 1)		1,000
Notes	USD	75	94	6 months LIBOR - 0.25% p.a. (a)	30/11/1993	30/11/2005	(*)
Notes	EUR	355	361	6 months Eurolibor + 0.50% p.a.	30/06/1994	30/06/2004	(*)
Debenture loan	Italian lire	209	404,115	6 months BOT + 0.10% p.a.	30/06/1997	01/08/2004	30/06/1999
Debenture loan	EUR	142	150	5.75%	15/09/1999	15/09/2009	(*)
Debenture loan	EUR	200	200	6 months Euribor + 0.50% p.a.	01/10/1999	01/10/2009	(*)
Debenture loan	EUR	150	150	up to 10/12/2004: 6 months Euribor 6 + 0.40% p.a.	10/12/1999	10/12/2009	10/12/2004
				subsequently: 6 months Euribor +0.75% p.a.
Notes	EUR	487	500	6.375% p.a.	06/04/2000	06/04/2010	(*)
Notes	EUR	349	350	up to 6/4/2005: 3 months Euribor + 0.50% p.a.	06/04/2000	06/04/2010	06/04/2005
				subsequently: 3 months Euribor + 1.25% p.a.
Notes	EUR	997	1,000	up to 27/9/2005: 3 months Euribor + 0.65% p.a.	27/09/2000	27/09/2010	27/09/2005
				subsequently: 3 months Euribor + 1.25% p.a.
Debenture loan	EUR	17	20	1.00% p.a.	27/04/2001	27/04/2006	(*)
Debenture loan	EUR	299	300	5.55% p.a.	31/07/2001	31/07/2008	(*)
Debenture loan	EUR	1	1	ECB interest rate on repo refinancing transactions	20/09/2001	20/09/2006	(*)
Debenture loan	EUR	200	200	5.16% p.a.	02/10/2001	02/10/2008	(*)
Notes	EUR	500	500	up to 28/6/2007: 3 months Euribor + 0.49% p.a.	28/06/2002	28/06/2012	28/06/2007
				subsequently: 3 months Euribor + 1.09% p.a.
Debenture loan	EUR	51	54	up to 15/7/2007: 4.90%	15/07/2002	15/07/2012	15/07/2007
				subsequently: 6 months Euribor + 0.76% p.a.
Debenture loan	EUR	141	147	up to 4/12/2007: 4.32% p.a.	04/12/2002	04/12/2012	04/12/2007
				subsequently: 6 months Euribor + 0.85% p.a.
Notes	EUR	300	300	5.375% p.a.	13/12/2002	13/12/2012	(*)
Notes	EUR	343	350	up to 9/6/2010: 3.75% p.a.	09/06/2003	09/06/2015	09/06/2010
				subsequently: 3 months Euribor + 1.05% p.a.
Total subordinated liabilities (Tier 2)		4,816
Debenture loan	EUR	349	350	2.98% p.a.	15/05/2003	15/11/2005	(*)
Notes	EUR	50	50	up to 14/11/2004: 1.44289% p.a.	26/06/2003	15/11/2007	(*)
				subsequently: 1.50% p.a.
Debenture loan	EUR	199	200	2.42%	30/06/2003	30/12/2005	(*)
Total Tier 3 subordinated liabilities		598
Total		6,414

(*)       Early redemption of the loan is not expected.

(a)       With a minimum of 5.375% and a maximum of 8.250%.

During the year, the Parent Bank issued new subordinated loans for 350 million euro in the form of Tier 2 subordinated loans destined to replace those in expiry and for 600 million euro in the form of Tier 3 subordinated liabilities.

The Tier 2 subordinated liabilities not included in the calculation of regulatory capital as of 31 December 2003 is equal to 490 million euro.

Preferred Securities, which are attributable to Tier 1 capital, satisfy the following requirements:

•                  the securities are not redeemable, the issuer’s redemption right, if any, cannot be exercised during the first 10 years after issue; redemption has to be authorized in advance by the Bank of Italy;

•                  the contract provides for the possibility of suspending remuneration of the securities, even partially, if the Parent Bank, which directly controls the issuer, has not distributed dividends on its own shares during the previous year;

•                  dividends cannot be accumulated in subsequent years;

•                  in the event of the liquidation of SANPAOLO IMI, the holders of securities can only be reimbursed after all other subordinated and non-subordinated creditors have been paid.

Contractually, subordinated loans included in Tier 2 may not be redeemed prior to maturity, nor converted into capital or any other type of liability. In particular, such contracts provide that:

•                  where permitted, early redemption can only take place on the issuer’s initiative and with Bank of Italy authorization;

•                  the loan period must not be less than five years; if no maturity is stated, the contract must state that a notice period of at least five years has to be given;

•                  in the event that the issuer is put into liquidation, the loan can only be reimbursed once all other creditors, not similarly subordinated, have been satisfied.

Tier 3 subordinated loans, issued to cover market risks, meet the following conditions:

•                  the original duration is not less than 2 years;

•                  the payment of interest and capital is suspended if the capital requirements of SANPAOLO IMI should fall below 7% on an individual basis or 8% on a consolidated basis;

•                  in the event that the Bank is put into liquidation, the loan can only be reimbursed once all other creditors, not similarly subordinated, have been satisfied.

Information regarding the distribution of subordinated liabilities by geographical area, type of currency and degree of liquidity, is reported in Part B, Section 11 of these notes.

Consolidated financial statements – Part B – Information on the consolidated balance sheet - Section 9

SECTION 9 - OTHER LIABILITIES

Liability captions 50 and 60 comprise the following:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Other liabilities (caption 50)	18,445	18,654	18,807
Accrued expenses and deferred income (caption 60)	2,181	2,084	2,164
Total	20,626	20,738	20,971

Other liabilities (caption 50)

Analysis of caption 50 “other liabilities” (Table 9.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Items relating to derivative contracts and currency transactions:	7,939	8,194
• Valuation of derivatives on interest rates and stockmarket indices	5,148	5,941
• Valuations of foreign currency derivative contracts	1,314	1,168
• Premiums collected on options sold	682	385
• Other items derivative contracts	795	700
Amounts available for third parties	2,824	1,878
Unprocessed transactions (*)	2,581	2,685
Amounts in transit with branches and subsidiaries	1,293	2,388
Non-liquid balances from portfolio transactions	684	606
Tax payments accounts	560	587
Amounts due to employees	376	237
Due to tax authorities	259	375
Amounts payable due to settlement value date	129	12
Deposits guaranteeing agricultural and construction loans	40	36
Amounts payable to the Bank of Italy - loans to be restored Sga L. 588/96	7	—
Items relating to securities transactions	1	2
Other	1,752	1,807
Total	18,445	18,807

(*)       The amounts were mostly settled at the beginning of the new financial year.

Accrued expenses and deferred income (caption 60)

Analysis of caption 60 “accrued expenses and deferred income” (Table 9.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Accrued expenses
• interest on securities issued	585	734
• charges on derivative contracts	887	600
• interest on amounts due to banks	84	116
• payroll and other operating costs	11	35
• interest on amounts due to customers	64	104
• other expenses	77	33
Deferred income
• income from derivative contracts	127	132
• interest on discounted notes	40	51
• other	306	359
Total	2,181	2,164

Liabilities in respect of the Banco di Napoli loans to be restored ex Law 588/96

Other liabilities includes 7 million euro (580 million euro as of 31 December 2002), which represents the residual capital and interest, for the recovery made by the Bank of Italy in relation to former Banco di Napoli interventions made to cover the liquidation deficit of Isveimer and the losses of Società per la Gestione di Attività S.p.A. (Sga). These interventions form part of the reorganization plan prepared, with the Bank of Italy’s approval, on the basis of Law 588/96 containing urgent provisions for the recovery, reorganization and privatization of the former Banco di Napoli. Furthermore, the same law establishes to hold the former Banco di Napoli harmless from the economic and financial consequences of the measures taken or to be taken using the mechanism provided by the Treasury Ministry Decree of 27 September 1974. Since 31 December 2002, following the merger by incorporation of Banco di Napoli into SANPAOLO IMI, the latter has, for all legal purposes, taken over from the Banco in the recovery mechanism.

To summarize, the procedure applicable both to Isveimer and to Sga states that the Bank of Italy will grant extraordinary advances at a special low rate of interest (1%) to cover the losses of the subsidiaries concerned. Such advances must be invested in Government securities, so that the differential between the interest income on the securities purchased and the interest expense on the advances received can directly reduce the “loans to be restored” and the related interest accrued, based on the “minimum interest rate offered on the principal refinancing transactions”. During 2003 in particular, there were 4 advances totaling 12,288 million euro, granted on 27 December 2002, with the following expiry: 270.4 million euro on 1 March 2003, 134 million on 1 June 2003; 2,578.6 million euro on 22 December 2003 and 9,304.8 million euro on 29 December 2003. Furthermore, it was not necessary for SANPAOLO IMI to cover Sga losses during the year.

From an accounting point of view, the advances received from the Bank of Italy and the Government securities purchased were shown under the memorandum accounts, while the financial flows deriving from collection of coupons on such securities and from the payment of interest on the advances were, respectively, debited and credited directly to the “loans to be restored”. This accounting treatment, authorized by the Bank of Italy, places emphasis on the substance of the situation rather than the form, in accordance with Decree Law 87 dated 27 January 1992.

On the expiry of the advances granted by the Bank of Italy, the recovery process showed a balance in favor of the Central Bank of 7 million euro, which represents the ratio of burden remunerated to the Bank of Italy at the minimum interest rate offered on principal refinancing transactions. SANPAOLO IMI has paid already 7 million euro to the Bank of Italy on 30 January 2004.

As of 29 December 2003, the Bank of Italy did not consider it necessary to activate new advances; therefore it was possible to release the securities held as guarantee; from an accounting point of view the write-offs were made to the memorandum accounts which recorded the amount of advances received and the value of the securities purchased.

A summary of the circumstances relating to the investments in Isveimer S.p.A. and in Società per la Gestione di Attività S.p.A. is provided below.

The liquidation of Isveimer

Isveimer S.p.A., a subsidiary of Banco di Napoli which financed industrial development in Southern Italy, was put into voluntary liquidation in 1996.

In 1997, Banco di Napoli intervened to reduce the final liquidation deficit estimated to be 917 million euro. The cost of this intervention and the related interest were recovered in accordance with Law 588/96, as mentioned above, and with the methods described in the aforementioned Treasury Decree of 1974.

On the expiry of the advances granted by the Bank of Italy, the recovery process showed a balance in favor of the Central Bank of 58 million euro, lodged as a non interest-bearing deposit with the same Central Bank. This deposit is shown under “other assets” offset by “other liabilities”.

Società per la Gestione di Attività (Sga)

Società per la Gestione di Attività S.p.A. (Sga) was created in 1996 by transforming an existing subsidiary of Banco di Napoli for the purpose of taking over most of the bank’s doubtful loans, as an onerous title and without recourse. Although Banco di Napoli (and therefore, SANPAOLO IMI) owns the entire share capital of Sga, it does not exercise control over it as, in accordance with the law, it gave the shares and the voting rights to the Treasury by way of a pledge.

The transfer of doubtful loans to Sga began on 1 January 1997; at the same time, Banco di Napoli granted its subsidiary various interest-bearing lines of credit, essentially to finance the cost of the factoring agreement, as well as to cover the company’s running costs. As of 31 December 2002, the loans to SANPAOLO IMI in respect of Sga totaled 1,285 million euro, of which 1,252 million euro was granted for the measures provided by law 588/96 and 33 million euro disbursed for the regular management of the company.

With the transfer on 1 July 2003 of the business branch made up of the Southern Territorial Direction, all accounts held with Sga were transferred to Sanpaolo Banco di Napoli S.p.A..

As of 31 December 2003, loans to Sanpaolo Banco di Napoli S.p.A. in respect of Sga totaled 1,042 million euro, of which 1,013 million euro granted for the measures provided by law 588/96 (a reduction of 239 million euro on 31 December 2002) and 29 million euro disbursed for the ordinary activity of the company.

In relation to this item, the transfer of the business branch made up of the Southern Territorial Direction to the new company Sanpaolo Banco di Napoli S.p.A. also provides that SANPAOLO IMI is obliged to hold harmless Sanpaolo Banco di Napoli from the losses and/or liabilities which may arise in respect of loans to Società per la gestione di attività S.p.A. (Sga) deriving from the business transferred. Any losses which may arise on such loans must be covered by SANPAOLO IMI S.p.A. which, in turn, must commence recovery on the basis of the provisions of Law 588/96.

The following tables show details of the aforementioned restoration procedure for the year 2003, with comparative figures for 2002.

Advances received and securities purchased ex Law 588/96

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Advances received from the Bank of Italy ex Law 588/96 (*)	—	12,288
Securities lodged in guarantee for advances ex Law 588/96 (nominal value)	—	10,841
• securities purchased with advances received from the Bank of Italy	—	10,431
• portfolio securities (**)	—	410

(*)                 The total advances of 12,288 million euro, granted on 27 December 2002, expired as follows: 270.4 million euro on 1 March 2003, 134 million on 1 June 2003; 2,578.6 million euro on 22 December 2003 and 9,304.8 million euro on 29 December 2003. As of 31 December 2003 no new advances were made and no securities were purchased with advances.

(**)          The securities held as guarantee were released at the same time as the advances were closed.

Change of loans to be restored ex Law 588/96 (*)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
A. Opening balance	580	840
B. Changes
1. Coverage of SGA’s losses (**)	—	531
2. Interest income on the securities purchased with the funds advanced by the Bank of Italy	-715	-953
3. Interest expenses on advances from the Bank of Italy	120	142
4. Interest accrued on the “Loans to be restored” account	8	20
5. Other changes	—	—
Total	-7	580

(*)                 The statement of income only includes interest accrued on loans to be restored.

(**)          No loss was covered during 2003.

Financial flows maturing on the advances received from the Bank of Italy and on securities put up as guarantee ex Law 588/96 (*)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Interest accrued on advances	—	—
Coupons falling due on Bank of Italy securities lodged in guarantee	—	127
Total	—	127

(*) The amounts refer to accruals for the respective years.

Consolidated financial statements – Part B – Information on the consolidated balance sheet - Section 10

SECTION 10 - GUARANTEES AND COMMITMENTS

Captions 10 and 20 of the balance sheet, related to guarantees issued and commitments undertaken by the Group, which involve the acceptance of credit risks, comprise the following:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Guarantees (caption 10)	19,912	20,060	20,483
Commitments (caption 20)	25,839	27,287	27,574
Total	45,751	47,347	48,057

“Guarantees granted to third parties” are comprised as follows:

Analysis of caption 10 “guarantees given” (Table 10.1 B.I.)

	31/12/03	31/12/02	Change %
	(€/mil)	(€/mil)
a) Commercial guarantees	10,685	13,396	-20.2
a) Financial guarantees	9,151	6,999	+30.7
c) Assets lodged in guarantee	76	88	-13.6
Total	19,912	20,483	-2.8

“Commitments” at the end of the year are:

Analysis of caption 20 “commitments” (Table 10.2 B.I.)

	31/12/03	31/12/02	Change %
	(€/mil)	(€/mil)
a) Commitments to grant finance (certain to be called on)	6,173	7,753	-20.4
b) Commitments to grant finance (not certain to be called on)	19,666	19,821	-0.8
Total	25,839	27,574	-6.3

The commitments undertaken by the Group are detailed below:

	31/12/03	31/12/02	Change %
	(€/mil)	(€/mil)
Purchase of securities not yet settled	2,634	4,175	-36.9
Commitments for derivatives on loans	848	984	-13.8
Other commitments certain to be called on	255	140	+82.1
Undrawn lines of credit granted	11,412	11,814	-3.4
Put options issued	1,147	1,350	-15.0
Mortgage loans and leasing contracts to be disbursed	7,191	6,422	+12.0
Deposits and loans to be made	1,986	1,577	+25.9
Membership of Interbank Deposit Guarantee Fund	144	142	+1.4
Other commitments not certain to be called on	222	970	-77.1
Total	25,839	27,574	-6.3

Assets lodged to guarantee the Group’s liabilities

(Table 10.3 B.I.)

	31/12/03	31/12/02	Change %
	(€/mil)	(€/mil)
Portfolio securities lodged with third parties to guarantee repurchase agreements	8,037	7,318	+9.8
Securities lodged with the clearing-house for transactions on the derivatives market	14	23	-39.1
Securities lodged with central banks to guarantee advances	638	146	n.s.
Securities lodged with the Bank of Italy to guarantee bankers’ drafts	156	123	+26.8
Other tied bonds	431	545	-20.9
Total	9,276	8,155	+13.7

Unused lines of credit

The unused lines of credit available to the SANPAOLO IMI Group, excluding operating limits, are as follows:

(Table 10.4 B.I.)

	31/12/03	31/12/02	Change %
	(€/mil)	(€/mil)
a) Central banks	59	44	+34.1
b) Other banks	431	250	+72.4
Total	490	294	+66.7

Forward transactions

Forward transactions, excluding those on behalf of third parties, show the following amounts:

(Table 10.5 B.I.)				(€/mil)

	Hedging transactions	Dealing transactions (*)	Other transactions	Total

1. Purchase/sale of
1.1 Securities
• purchases	—	2,634	—	2,634
• sales	—	1,730	—	1,730
1.2 Currency
• currency against currency	2,285	1,197	—	3,482
• purchases against euro	9,033	2,696	—	11,729
• sales against euro	3,839	2,233	—	6,072
2. Deposits and loans
• to be disbursed	—	—	2,423	2,423
• to be received	—	—	3,412	3,412
3. Derivative contracts
3.1 With exchange of capital
a) securities
• purchases	—	1,905	443	2,348
• sales	1,110	2,097	840	4,047
b) currency
• currency against currency	22	1,416	—	1,438
• purchases against euro	2,431	9,160	—	11,591
• sales against euro	105	7,187	—	7,292
c) other instruments
• purchases	—	—	—	—
• sales	—	—	—	—
3.2 Without exchange of capital
a) currency
• currency against currency	14	30	—	44
• purchases against euro	37	35	—	72
• sales against euro	35	30	12	77
b) other instruments (**)
• purchases	38,384	199,965	593	238,942
• sales	21,355	243,062	8,517	272,934
Total	78,650	475,377	16,240	570,267

(*)                 They also include hedging derivatives belonging to the dealing portfolio for 5,084 million euro.

(**)          They include basis swaps for 14,537 million euro and other derivatives with index exchanges for 18 million euro both in purchases and sales.

Dealings in derivative contracts principally include transactions entered into within the scope of investment banking activities and to cover dealing portfolios. The results of the valuation of derivative contracts are revealed in the statement of income and described in the note concerning profits and losses on financial transactions of Part C, Section 3 of these Explanatory Notes.

“Hedging” derivatives refer mainly to transactions to cover interest and/or exchange rate risks on funding and/or lending activities. These mainly reflect the activities of the Parent Bank and its subsidiaries operating in the loans sector.

“Other transactions” principally refer to some types of derivative contracts included under structured financial instruments.

Derivative contracts included under structured financial instruments amount to 14,814 million euro, at nominal value.

At year end the potential net loss on the aggregate value of derivative hedging contracts entered into by Group companies was 264 million euro. In compliance with accounting policies, this amount was not recorded in the financial statements since the purpose of the derivative contracts in question is to hedge interest, market and exchange rate risks with regard to funding activities (particularly collection transactions made through issuing bonds with a structured yield) and/or lending. These contracts are in fact recorded on a consistent basis with those adopted for hedging transactions. It should be noted that if the assets and liabilities object of the above treatment should be valued in the same way, the consequent result would generally offset the loss revealed above.

Forward transactions as of 31 December 2003, as shown in the above table, mainly reflect the activities of the Parent Bank and its subsidiaries operating in the loans sector and in dealing activities.

Financial information relating to derivative contracts and forward currency purchase/sale transactions

This section offers supplementary information on operations in derivative contracts according to the standards established by the Basel Committee on Banking Supervision and the International Organization of Securities Commissions (IOSCO).

The table below shows the notional nominal capital, by type, of purchase/sale of currency and derivative contracts on interest rates, exchange rates and stockmarket index.

Notional amounts	(€/mil)

	Interest rate related	Exchange rate related	Stockmarket index related	Other	Total
OTC trading contracts
• Forward (*)	24,067	3,340	—	—	27,407
• Swap (**)	305,875	629	—	—	306,504
• Options purchased	17,948	8,641	7,019	—	33,608
• Options sold	23,554	8,337	9,208	—	41,099
• Other	958	227	18	—	1,203
Exchange traded contracts
• Futures purchased	3,569	2	33	—	3,604
• Futures sold	42,839	14	288	—	43,141
• Future currency against currency	—	6	—	—	6
• Options purchased	605	—	377	—	982
• Options sold	120	—	204	—	324
• Other	—	—	—	—	—
Total trading contracts	419,535	21,196	17,147	—	457,878
Total non-trading contracts	52,625	17,701	14,408	—	84,734
Total contracts (***)	472,160	38,897	31,555	—	542,612
• including OTC contracts	425,027	38,874	30,654	—	494,555

(*)                 The caption includes the F.R.A. contracts and forward currency purchase/sale transactions.

(**)          The caption mainly includes the I.R.S., C.I.R.S. contracts and basis swaps.

(***)   Includes basis swaps for 14,537 million euro, and other derivatives with index exchanges for 18 million euro, and does not include forward transactions on currency with an original duration of less than 2 days, amounting on the whole to 2,900 million euro.

The table below shows the residual duration of the above unquoted OTC transactions:

Residual maturity of notional amounts underlying OTC derivative contracts	(€/mil)

	Up to 12 months	Between 1 and 5 years	Beyond 5 years	Total
Interest rate related	174,667	157,425	92,935	425,027
Exchange rate related	33,618	4,967	289	38,874
Stockmarket index related	4,684	23,146	2,824	30,654
Other contracts	—	—	—	—

The table below reports the credit risk equivalent relating to unquoted OTC contracts, broken down into their various components: positive market value and add on.

Notional amounts, market values and similar add on of OTC derivative contracts	(€/mil)

	Interest rate related	Exchange rate related	Stockmarket index related	Other	Total
Notional amounts	425,027	38,874	30,654	—	494,555
A. Market value of OTC trading contracts
A.1 positive market value	5,374	343	426	—	6,143
A.2 negative market value	-5,450	-416	-302	—	-6,168
B. Add on	1,842	178	501	—	2,521
C. Market value of OTC non-trading contracts
C.1 positive market value	659	284	533	—	1,476
C.2 negative market value	-905	-1,046	-195	—	-2,146
D. Add on	149	302	371	—	822
Credit risk equivalent (A.1+B+C.1+D)	8,024	1,107	1,831	—	10,962

The table below reports the positive and negative market value of quoted contracts:

Notional amounts and market values of quoted contracts	(€/mil)

	Interest rate related	Exchange rate related	Stockmarket index related	Other	Total
Notional amounts	47,133	23	901	—	48,057
A. Market value of trading contracts
A.1 positive market value	—	—	17	—	17
A.2 negative market value	—	—	-14	—	-14
B. Market value of non-trading contracts
B.1 positive market value	—	—	—	—	—
B.2 negative market value	—	—	—	—	—

Market values of hedging and dealing transactions arranged with third parties have been calculated using the criteria established by the Bank of Italy to determine the solvency ratio. The market values identified in the table above derive from the application of the aforementioned criteria which provide for inclusion in the calculation of the market value of accrued income and expenses currently maturing as well as the result deriving from the current rate revaluation of the principal amount of cross-currency interest rate swaps to be exchanged at maturity.

Lastly, the table below shows the breakdown of credit risk equivalent on unquoted contracts by type of counterparty.

Credit quality of OTC derivative contracts, by counterparty	(€/mil)

	Positive market value	Add on	Credit risk equivalent (*) (current value)
Governments and central banks	10	12	22
Banks	6,735	2,999	9,734
Other operators	874	332	1,206
Total	7,619	3,343	10,962

(*)       The credit risk equivalent reported in this table includes transactions with an original life not exceeding 14 days. The existence of Master Netting Agreements allows a reduction in the above equivalent credit risk of 4,810 million euro in respect of banks and 153 million euro in respect of other operators.

The aforementioned transactions are not normally covered by real or personal guarantees. There have been no losses on loans for derivatives during the year, and there are no outstanding derivative contracts waived, but not settled.

The inherent risks of derivative contracts entered into by Group companies, including those “hedging contracts” whose current value is not shown in the financial statements, are subject to monitoring within the context of the complete system of risk management and control set up by the Group. A description of the organizational model and the results of monitoring the evolution of risks for 2003 is reported in the special section of the Report on Group Operations (“Risk management and control”).

Credit derivatives

Transactions in credit derivatives carried out by the Group as of 31 December 2003, are analyzed below:

(Table 10.6 B.I.)	(€/mil)

	Negotiation	Other transactions	Total
Categories of operations
1. Hedging purchases
1.1 With exchange of capital
• credit default swap	321	351	672
1.2 Without exchange of capital
• credit default swap	—	—	—
2. Hedging sales
2.1 With exchange of capital
• credit default swap	318	426	744
• credit linked note	—	40	40
2.2 Without exchange of capital
• credit linked note	6	58	64
Total	645	875	1,520

Table 10.6 comprises credit derivatives recorded by the Parent Bank, included under structured financial instruments amounting to 356 million euro, at nominal value.

Other information relating to guarantees

The classification of guarantees given by category of counterparty is provided in Part B - Section 11 of these notes, while forward transactions related to dealing on behalf of third parties are described in Part B - Section 12.

Consolidated financial statements – Part B – Information on the consolidated balance sheet - Section 11

SECTION 11 - CONCENTRATION AND DISTRIBUTION OF ASSETS AND LIABILITIES

Significant exposures

The table below shows the positions defined as “Significant exposures” by the Bank of Italy in compliance with EC guidelines. For this purpose, positions are considered significant if the total exposure to a single client (or group of companies) on a consolidated basis is equal to or greater than 10% of the Group’s regulatory capital. Exposure is calculated using a system of weighting positions exposed to lending risk, which takes into account the nature of the counterparty and the guarantees received.

(Table 11.1 B.I.)

31/12/03
a) Amount (€/mil)	7,290
b) Number	3

Distribution of loans to customers, by category of borrower

Loans to customers are distributed by main category of borrower as follows:

(Table 11.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Governments	7,551	7,237
b) Other public entities	6,275	6,244
c) Non-financial businesses	68,822	68,214
d) Financial institutions	10,222	13,985
e) Family businesses	5,910	5,466
f) Other operators	25,819	25,555
Total	124,599	126,701

Distribution of loans to resident non-financial companies and family businesses

The distribution of loans to non-financial and family businesses resident in Italy is detailed below, by sector to which the borrower belongs:

(Table 11.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Other services for sale	13,979	10,535
b) Commerce, renovation and repairs	9,693	9,553
c) Construction and public works	7,098	6,558
d) Energy products	4,656	5,642
e) Internal transport services	2,874	2,942
f) Other sectors	30,322	29,440
Total	68,622	64,670

Distribution of credit derivatives by category of borrower

Credit derivatives, equal to 1,520 million euro, classified in relation to category of counterparty are distributed as follows:

•                  1,099 million euro to banks;

•                  385 million euro to financial institutions;

•                  36 million euro to other operators.

Distribution of guarantees issued, by category of counterparty

Guarantees given by the Group are classified by category of counterparty as follows:

(Table 11.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Governments	—	1
b) Other public entities	219	84
c) Banks	726	812
d) Non-financial businesses	16,968	17,217
e) Financial institutions	1,204	1,307
f) Family businesses	161	163
g) Other operators	634	899
Total	19,912	20,483

Geographical distribution of assets and liabilities

The geographical distribution of the Group’s assets and liabilities is detailed below, by reference to the countries of residence of the counterparties concerned:

(Table 11.5 B.I.)

	31/12/03				31/12/02
	(€/mil)				(€/mil)
	Italy	Other EU countries	Other countries	Total	Italy	Other EU countries	Other countries	Total
1. Assets
1.1 due from banks	6,872	12,747	2,659	22,278	5,129	14,562	2,309	22,000
1.2 loans to customers	114,128	5,579	4,892	124,599	111,808	9,488	5,405	126,701
1.3 securities	19,028	3,799	2,431	25,258	14,368	5,053	3,139	22,560
Total	140,028	22,125	9,982	172,135	131,305	29,103	10,853	171,261
2. Liabilities
2.1 due to banks	8,181	12,955	7,398	28,534	5,989	9,509	8,958	24,456
2.2 due to customers	70,169	5,096	4,728	79,993	72,667	8,318	4,295	85,280
2.3 securities issued	37,274	11,479	2,800	51,553	36,872	10,923	3,766	51,561
2.4 other accounts	5,160	429	1,000	6,589	4,937	884	1,000	6,821
Total	120,784	29,959	15,926	166,669	120,465	29,634	18,019	168,118
3. Guarantees and commitments	29,342	8,196	8,213	45,751	31,109	8,195	8,753	48,057

Maturities of assets and liabilities

The residual maturities of assets and liabilities are detailed in the following table:

(Table 11.6 B.I.)	(€/mil)

	Specified duration
				Between
			Between	1 and 5 years		Beyond 5 years
	On	Up to	3 and 12	Fixed	Indexed	Fixed	Indexed	Unspecified
	demand	3 months	months	rate	rate	rate	rate	duration	Total
1. Assets
1.1 Treasury bonds eligible for refinancing	41	391	569	713	1,126	655	428	—	3,923
1.2 due from banks	7,218	11,225	2,100	288	623	1	385	438	22,278
1.3 loans to customers	23,118	19,780	13,367	10,969	25,000	9,637	20,680	2,048	124,599
1.4 bonds and other debt securities	183	670	4,228	6,323	3,730	2,043	1,411	—	18,588
1.5 off-balance sheet transactions	11,776	168,655	151,623	81,034	25,525	45,235	1,921	—	485,769
Total assets	42,336	200,721	171,887	99,327	56,004	57,571	24,825	2,486	655,157
2. Liabilities
2.1 due to banks	3,902	12,674	3,808	692	2,316	386	4,756	—	28,534
2.2 due to customers	63,275	14,471	1,160	410	154	394	129	—	79,993
2.3 securities issued:
• bonds	301	1,121	6,682	12,523	13,660	2,876	2,816	—	39,979
• certificates of deposit	120	4,542	1,174	1,162	50	93	8	—	7,149
• other securities	659	3,530	236	—	—	—	—	—	4,425
2.4 subordinated liabilities	—	—	564	1,114	75	1,930	2,731	—	6,414
2.5 off-balance sheet transactions	12,286	166,651	148,374	72,389	32,735	52,003	1,331	—	485,769
Total liabilities	80,543	202,989	161,998	88,290	48,990	57,682	11,771	—	652,263

Assets and liabilities denominated in foreign currencies

Assets and liabilities denominated in currencies other than those of the Euro-zone are broken down as follows:

(Table 11.7 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Assets
1. due from banks	3,970	3,936
2. loans to customers	6,920	8,833
3. securities	2,179	2,931
4. equity investments	69	90
5. other accounts	207	203
Total assets	13,345	15,993
b) Liabilities
1. due to banks	6,595	7,658
2. due to customers	6,700	6,543
3. securities issued	6,819	6,551
4. other accounts	75	519
Total liabilities	20,189	21,271

The “liquidity”, “rates” and “exchange” risks inherent in the distribution by expiry, type of rate and currency of Group assets, liabilities and forward transactions (of which the two tables above supply a simplified representation with reference to the precise situation at the end of the year), are subject to monitoring within the context of the complete system of risk management and control set up by the Group.

A description of the organizational model and the results of monitoring the evolution of risks for 2003 is reported in the special section of the Report on Group Operations (“Risk management and control”).

Securitization transactions

Group securitization transactions

As of 31 December 2003 there remained only one securitization transaction in the SANPAOLO IMI Group accounts, which was carried out by the subsidiary Sanpaolo Leasint S.p.A..

In 1997 the company made a non-recourse assignment of performing loans under leasing contracts as per Law 52/91 for a total book value of 504 million euro. In 2003 no revolving assignments were made against the original securitization transaction, in order to ensure the equivalence of the initial securitized assets to the securities issued up to the contract date set for repayment of the securities. The transaction was carried out in order to free part of the loan portfolio, generating sources of additional liquidity and, at the same time, benefiting from credit risk containment. Junior securities are included in the investment securities portfolio at their original value of 50 million euro. Furthermore, these securities represent the financial tool for recognizing, during the transaction, the spread differential between cash flows generated by the portfolio of assigned loans and the securities issued (excess spread). The assigned portfolio is subject to continuous monitoring which consists of preparing a quarterly settlement report for the various entities involved (rating agencies, factoring companies, vehicle companies and trustees) with a detailed explanation of the state of the loans and of collections during the period. The servicer activity commits the company to the separate administration, management and collection of the portfolio originally assigned and of the loans subsequently due, as well as handling any recovery procedures. As of 31 December 2003, loans to be collected amounted to 13 million euro.

Portfolio securities representing third party securitization transactions

The Group holds investment and dealing securities from third party securitizations, as shown in the following table:

(€/mil)

Type of underlying activities	Loan quality	Senior securities	Mezzanine securities	Junior securities	Total
		book value
Investment securities portfolio
Leasing	Performing	19	—	—	19
Other loans	Performing	1	—	—	1
		20	—	—	20
Dealing securities portfolio
Central and local authorities	Performing	805	35	20	860
Building mortgage loans	Performing	1	—	—	1
Consumer loans	Performing	14	11	—	25
Leasing	Performing	2	—	—	2
Health care receivable	Performing	401	—	—	401
Public real estate	Performing	17	—	—	17
Social security contributions	Performing	56	—	—	56
Problem loans		5	—	—	5
Other loans	Performing	1	—	—	1
		1,302	46	20	1,368
		1,322	46	20	1,388

The investment securities portfolio is shown net of adjustments in value totaling 18 million euro, of which 4 million euro were booked during the year.

The underlying activities to junior securities deriving from third party securitization transactions (pro quota value) amount to 354 million euro.

Consolidated financial statements – Part B – Information on the consolidated balance sheet - Section 12

SECTION 12 - ADMINISTRATION AND DEALING ON BEHALF OF THIRD PARTIES

Dealing in securities

Purchases and sales made during the year on behalf of third parties were as follows:

(Table 12.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Purchases
1. settled	114,927	118,222
2. not settled	23	124
Total purchases	114,950	118,346
b) Sales
1. settled	126,552	109,844
2. not settled	10	122
Total sales	125,562	109,966

Purchase and sale transactions performed on behalf of third parties include, respectively, 9,201 million euro and 21,406 million euro for dealings in derivative contracts.

Portfolio management

The total market value of portfolios managed on behalf of customers and inclusive of Fund-based Portfolio Management (GPF) is detailed below:

(Table 12.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Portfolio management (*)	33,241	34,283

(*)       In accordance with specific Bank of Italy instructions, this information refers solely to personalized portfolio management on behalf of customers, excluding those offered by third parties and distributed by the Group.

Custody and administration of securities

The nominal value of securities held in custody and for administration, including those received as guarantees, is detailed below:

(Table 12.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Third-party securities held on deposit	289,891	257,594
b) Third-party securities deposited with third parties	210,283	175,659
c) Portfolio securities deposited with third-parties (*)	24,607	21,703

(*)       Excluding securities deposited with third parties to secure repurchase agreements, already included in table “10.3 B.I. – Assets lodged to guarantee the Group’s liabilities”.

Collection of loans on behalf of third parties: debit and credit adjustments

The notes portfolio has been reclassified on the basis of the related settlement date, by recording the following adjustments:

(Table 12.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Debit adjustments
1. current accounts	659	681
2. central portfolio	2,555	3,658
3. cash	827	1,395
4. other accounts	812	1,448
b) Credit adjustments
1. current accounts	827	616
2. transferors of notes and documents	4,122	6,556
3. other accounts	141	296

Other transactions

Research and Development

Applied Research Reserve

SANPAOLO IMI manages transactions arising from applications received by 31 December 1999 out of the Applied Research Reserve. As of 31 December 2003, there are resolutions to be stipulated for 115 million euro, disbursements to be made for 587 million euro and loans for 697 million euro.

Reserve for Research Grants

SANPAOLO IMI continues to operate, in its capacity as authorized bank, for the evaluation and control of industrial research projects and researcher training schemes using the Reserve for Research Grants managed by the Ministry of Education, Universities and Research (MIUR). During 2003, 113 applications were received for research investment for 386 million euro and MIUR deliberated on financing of 339 million euro.

Since the end of 2002 the Ministry has momentarily suspended acceptance of applications for projects outside of depressed areas in Southern Italy, owing to lack of funds.

Reserve for Technological Innovation

Since November 2001, SANPAOLO IMI has co-operated with the Ministry for Productive Activities (MAP) for the management of development projects utilizing the Reserve for Technological Innovation. During 2003, acceptance of applications was suspended owing to lack of funds; MAP deliberated on financing of 270 million euro.

During the year activities connected to the three reserves generated a total 9 million euro commission from the Public Administration.

Guarantee Fund for small and medium-sized enterprises in Southern Italy Law 341/95

With the Convention stipulated between the Italian Treasury and the Bank on 21 December 1995, as approved and activated by Decree of the Director-General of the Treasury dated 5 January 1996, SANPAOLO IMI, in its capacity as Managing Body, has been granted the concession to this Fund established under Law 341/1995.

The purpose of Law 341/1995 is to promote rationalization of the financial situation of small and medium-sized enterprises in Southern Italy, as defined by EU parameters. This involves measures of various types, from interest-relief grants on loans designed to convert short-term bank borrowing into medium and long-term loans, to the granting of supplementary guarantees on investment loans, for the purchase of equity investments and for the debt consolidation described above.

Since the beginning of 2000 acceptance of new applications was closed. As of 31 December 2003, there are 1,564 applications for 626 million euro, broken down as follows:

•                  611 million euro relating to the consolidation of short-term debt (of which 610 million euro already being paid and 1 million euro waiting for the final documentation);

•                  13 million euro for investment loans; an application for 1 million euro not yet completed;

•                  1 million euro for the purchase of investments.

The management activities for this Ministry generated 0.3 million euro commission.

Notes accepted after collection and taxation

The Group has received instructions to collect third-party receivables as part of its portfolio transactions. The nominal value of such receivables is 33,700 million euro.

Furthermore, through the subsidiary Gest Line, the Group manages the collection and recovery of taxation and duties for 32,956 million euro.

Third-party portion of syndicated loans

The portion of syndicated loans arranged by the Parent Bank for third parties without a representation mandate totaled 564 million euro at period end (671 million euro as of 31 December 2002).

Portfolio management services rendered by third parties

The amount of portfolio management services rendered by third parties and offered to customers through Group companies as of 31 December 2003 amounted to 4,704 million euro broken down as follows: 1,184 million euro of mutual funds, 917 million euro of fund-based portfolio management, 497 million euro of portfolio management schemes and 2,106 million euro in insurance policies.

Consolidated financial statements – Part C – Information on the consolidated statement of income - Section 1

Part C – Information on the consolidated statement of income

SECTION 1 - INTEREST

Interest income and expense and similar revenues and charges, detailed below, are reported in captions 10 and 20 of the consolidated statement of income:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Interest income and similar revenues (caption 10)	7,443	8,455	8,693
Interest expense and similar charges (caption 20)	3,701	4,837	4,955

Interest income and similar revenues (caption 10)

Analysis of caption 10 “interest income and similar revenues” (Table 1.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) On amounts due from banks	460	691
of which:
• deposits with central banks	43	60
b) On loans to customers	6,215	6,936
of which:
• loans using public funds	—	—
c) On debt securities	727	995
d) Other interest income	41	71
Total	7,443	8,693

Detail of caption 10 “interest income and similar revenues” (Table 1.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) On assets denominated in foreign currency	205	309

“Interest income and similar revenues” on assets denominated in foreign currency relate to transactions denominated in currencies not included in the euro-zone.

Interest expense and similar charges (caption 20)

Analysis of caption 20 “interest expenses and similar charges” (Table 1.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) On amounts due to banks	659	1,029
b) On amounts due to customers	1,050	1,445
c) On securities issued (*)	1,493	1,945
of which:
• certificates of deposit	110	221
d) On public funds administered	—	—
e) On subordinated liabilities	302	320
f) Net differential on hedging transactions (**)	197	216
Total	3,701	4,955

(*)                 Excluding interest on subordinated securities included in caption e).

(**)          They represent the net effect of differentials on derivative hedging contracts.

Detail of caption 20 “interest expenses and similar charges” (Table 1.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) On liabilities denominated in foreign currency	224	403

“Interest expense and similar charges” on liabilities denominated in foreign currency relate to transactions denominated in currencies not included in the euro-zone.

Consolidated financial statements – Part C – Information on the consolidated statement of income - Section 2

SECTION 2 - COMMISSION

Commission income and expense, as detailed below, is reported in captions 40 and 50 of the consolidated statement of income:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Commission income (caption 40)	3,722	3,652	3,467
Commission expense (caption 50)	685	772	671

Commission income (caption 40)

Analysis of caption 40 “commission income” (Table 2.1 B.I.)

			31/12/03	31/12/02
			(€/mil)	(€/mil)
a)	Guarantees given		80	77
b)	Credit derivatives		8	10
c)	Management, dealing and advisory services
	1.	dealing in securities	97	129
	2.	dealing in currency	31	35
	3.	portfolio management:
		3.1 individual	204	229
		3.2 collective	1,219	1,129
	4.	custody and administration of securities	67	66
	5.	depositary bank	115	121
	6.	placement of securities	34	13
	7.	acceptance of instructions	97	83
	8.	advisory services	35	23
	9.	third party service distribution:
		9.1 portfolio management:
		a) individual	18	23
		b) collective	29	110
		9.2 insurance products	285	159
		9.3 other products	7	7
d)	Collection and payment services		332	325
e)	Servicing for securitization transactions		—	2
f)	Tax collection services		179	122
g)	Other services		885	804
Total			3,722	3,467

Subcaption “g) Other services” comprises, in particular:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Loans granted	271	243
Deposits and current account overdrafts	316	297
Current accounts	173	141
Loan-arrangement activities	8	6
Other services	117	117
Total	885	804

The organization of commission income by distribution channels is:

Detail of caption 40 “commission income”:“products and services distribution channels” (Table 2.2 B.I.)

		31/12/03	31/12/02
		(€/mil)	(€/mil)
a)	with own branches:
	1. portfolio management	993	933
	2. placement of securities	1	1
	3. third party service distribution	188	192
b)	outside supply:
	1. portfolio management	430	425
	2. placement of securities	33	12
	3. third party service distribution	151	107

Commission expense (caption 50)

Analysis of caption 50 “commission expense” (Table 2.3 B.I.)

			31/12/03	31/12/02
			(€/mil)	(€/mil)
a)	Guarantees received		12	14
b)	Credit derivatives		1	1
c)	Management and dealing services:
	1.	dealing in securities	33	36
	2.	dealing in currency	1	2
	3.	portfolio management:
		3.1 own portfolio	—	—
		3.2 third party portfolio	79	71
	4.	custody and administration of securities	23	24
	5.	placement of securities	7	2
	6.	door-to-door sales of securities, financial products and services	314	319
d)	Collection and payment services		93	98
e)	Other services		122	104
Total			685	671

Subcaption “e) Other services” comprises, in particular:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Loan-arrangement activities	56	65
Loans obtained	6	3
Intermediation on financing transactions	9	10
Other services	51	26
Total	122	104

Consolidated financial statements – Part C – Information on the consolidated statement of income - Section 3

SECTION 3 - PROFITS AND LOSSES FROM FINANCIAL TRANSACTIONS

Profits and losses from financial transactions, detailed below, are reported in caption 60 of the statement of income:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Profits (losses) on financial transactions (caption 60)	198	-80	-98

Profits and losses from financial transactions (caption 60)

Profits and losses in respect of the “official schedules” are analyzed as follows:

Analysis of caption 60 “profits (losses) from financial transactions” (Table 3.1 B.I.)	(€/mil)

		Security transactions	Currency transactions	Other transactions	Total
A1.	Revaluations	237		1,797	2,034
A2.	Writedowns	-205		-1,942	-2,147
B.	Other profits and losses	-54	70	295	311
Total		-22	70	150	198
of which:
1. on government securities		-39
2. on other debt securities		6
3. on equities		170
4. on security derivatives		-159

This caption mainly reflects one component of the brokerage activity normally carried out by the Group, the results of which are also reflected in the captions relating to interest and dividends. The main result is outlined in the net interest and other banking income of the Wealth Management and Financial Markets business sector – Banca IMI in the Report on Operations.

The reconciliation with the “Profits and losses from financial transactions and dividends on shares” caption of the reclassified statement of income, reported in the Report on Operations, is detailed below:

Reconciliation of caption 60 “profits (losses) on financial transactions” with the reclassified statement of income	(€/mil)

Profits (losses) on financial transactions (caption 60)	198
Reclassification from interest income and expense of the positive margin of Investment Banking (*)	26
Reclassification from the dividends on dealing shares caption	223
Caption of the reclassified statement of income “Profits and losses from financial transactions and dividends on shares”	447

(*)       The reclassification refers to the net interest income for the Banca IMI group, which in the interests of a better representation of Group results, is shown under the “profits and losses from financial transactions and dividends on shares” caption, being closely connected, from an operating point of view, with the result of the stock broking activities.

Consolidated financial statements – Part C – Information on the consolidated statement of income - Section 4

SECTION 4 - ADMINISTRATIVE COSTS

Administrative costs, detailed below, are reported in caption 80 of the consolidated statement of income:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Personnel costs (caption 80.a)	2,841	2,814	2,856
Other administrative costs (caption 80.b)	1,769	1,764	1,792
Total	4,610	4,578	4,648

Personnel costs (caption 80.a)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Wages and salaries	2,046	2,061
Social security charges	633	618
Termination indemnities	132	140
Pensions and similar	30	37
Total	2,841	2,856

Average number of employees by category (Table 4.1 B.I.)

		31/12/03	31/12/02 pro forma	31/12/02
a)	Executives	836	832	857
b)	Managers	5,671	6,070	6,114
c)	Other employees	37,834	38,768	39,132
Total		44,341	45,670	46,103
	of which: of companies consolidated proportionally	705	695	698

The average pro forma figures as of 31 December 2002 include the changes in the consolidation area (see Introduction -Background information on the consolidated financial statements).

Other administrative costs (caption 80.b)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
IT costs	426	404
Software maintenance and upgrades	122	110
External data processing	96	93
Maintenance of operating assets	68	67
Data transmission charges	66	62
Database access charges	49	53
Equipment leasing charges	25	19
Property costs	289	294
Rental of premises	172	172
Security services	39	39
Cleaning of premises	33	34
Maintenance of property owned by the Bank	29	34
Maintenance of leasehold premises	16	15
General expenses	268	279
Postage and telegraph charges	53	62
Office supplies	32	37
Transport and counting of valuables	23	31
Courier and transport services	21	18
Personnel on secondment	6	5
Other expenses	133	126
Professional and insurance fees	260	287
Professional fees	158	185
Legal and judiciary expenses	41	43
Insurance premiums banks and customers	40	40
Investigation/commercial information costs	21	19
Promotion, advertising and marketing expenses	91	96
Advertising and entertainment	77	82
Contributions and membership fees to trade unions and business associations	14	14
Indirect personnel costs	91	75
Indirect personnel expenses	91	75
Utilities	87	93
Energy	47	49
Telephone	40	44
Total	1,512	1,528
Indirect duties and taxes
• stamp duties	176	190
• substitute tax (Pres. Decree 601/73)	32	26
• local property taxes	15	14
• tax on stock exchange contracts	7	8
• non-recoverable VAT on purchases	6	4
• other	21	22
Total	257	264
Total other administrative costs	1,769	1,792

Consolidated financial statements – Part C – Information on the consolidated statement of income - Section 5

SECTION 5 - ADJUSTMENTS, WRITEBACKS AND PROVISIONS

Adjustments and provisions, reported in captions 90, 100, 120, 140 and 150 of the statement of income, and writebacks, reported in captions 130 and 160, are detailed below:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Adjustments to tangible and intangible fixed assets (caption 90)	642	745	753
Provisions for risks and charges (caption 100)	195	261	261
Adjustments to loans and provisions for guarantees and commitments (caption 120)	1,126	858	889
Writebacks of adjustments to loans and provisions for guarantees and commitments (caption 130)	417	302	320
Provisions to reserves for probable loan losses (caption 140)	15	27	27
Adjustments to financial fixed assets (caption 150)	158	569	569
Writebacks of adjustments to financial fixed assets (caption 160)	218	8	8

Adjustments to tangible and intangible fixed assets (caption 90)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Adjustments to intangible fixed assets
• amortization of start-up and capital increase expenses	1	1
• amortization of goodwill	1	2
• long-term writedowns of goodwill	7	—
• amortization of merger differences	—	27
• amortization of software costs	199	198
• long-term writedowns of software costs	1	4
• amortization of other deferred charges	31	32
• long-term writedowns of other deferred charges	—	12
• amortization of goodwill arising on consolidation	131	154
• amortization of goodwill arising on application of the equity method	19	29
Adjustments to tangible fixed assets
• depreciation of property	93	92
• long-term writedowns of property	3	—
• depreciation of furniture and installation	156	202
Total	642	753

Individual assets have been written down with reference to their remaining useful lives using, in most cases, the maximum fiscally-allowed rates, including the provisions of accelerated depreciation.

“Amortization of goodwill arising on consolidation” includes the investment in Banka Koper d.d. reflecting, in addition to the portion of ordinary amortization for 2003, the extraordinary adjustment of 8 million euro, made in order to align the value of the investment in the Slovenian bank to the estimated opinion obtained in view of transferring the company to Sanpaolo IMI Internazionale S.p.A..

Provisions for risks and charges (caption 100)

Provisions for risks and charges of 195 million euro during the year reflect the consolidation of the corresponding provisions of the Parent Bank for 117 million euro, designed as follows:

•     57 million euro to strengthen the fund against losses on legal disputes;

•     38 million euro to cover potential charges among which guarantees given in respect of extraordinary transactions and those relating to risks connected to dealing activities in securities with customers;

•     22 million euro to increase the reserve for other personnel costs, of which 16 million euro for charges relating to supplementary pension funds and 6 million euro to cover long-service bonuses to employees.

Provisions made by subsidiaries (78 million euro) comprise 21 million euro of provisions made by the “Bank Networks” held by Cardine Finanziaria and by SANPAOLO Banco di Napoli; the remaining 57 million euro refers to provisions made by subsidiaries against the risks involved in operating in the placement and management of financial products (37 million euro) and to provisions made by other subsidiaries (20 million euro).

Adjustments to loans and provisions for guarantees and commitments (caption 120)

Analysis of caption 120 “adjustments to loans and provisions for guarantees and commitments” (Table 5.1 B.I.)

		31/12/03	31/12/02
		(€/mil)	(€/mil)
a)	Adjustments to loans	1,112	803
	of which:
	• general adjustments for country risk	—	7
	• other general adjustments	169	189
b)	Provisions for guarantees and commitments	14	86
	of which:
	• general provisions for country risk	—	—
	• other general provisions	5	67
Total		1,126	889

Writebacks of adjustments to loans and provisions for guarantees and commitments (caption 130)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Revaluation of loans previously written down	149	95
Revaluation of loans previously written off	5	1
Revaluation of provisions for guarantees and commitments	21	18
Collection of loan principal previously written down	161	116
Collection of loan principal and interest previously written off	39	39
Collection of default interest previously written down	42	51
Total	417	320

Provisions for probable loan losses (caption 140)

Provisions for probable loan losses are made by certain subsidiaries against risks which are only potential. For this reason they do not involve any adjustment to the assets.

Adjustments to financial fixed assets (caption 150)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Adjustments to equity investments	150	542
Adjustments to other investment securities	8	27
Total	158	569

Adjustments to equity investments for 150 million euro refer to the writedown of holdings in the following companies:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Hutchison 3G Italia S.p.A. (*)	105	16
Fiat S.p.A.	12	82
Kredit Bamk S.A.	11	—
Compagnia Assicuratrice Unipol S.p.A.	7	—
Praxis Calcolo S.p.A.	4	2
Edison S.p.A.	2	—
Fata Group S.r.l.	2	—
Acegas-Aps S.p.A.	1	—
Eni S.p.A.	1	—
Finanziaria Aps S.p.A.	1	—
Kiwi II Ventura - Serviços de Consultoria S.A.	1	2
Lingotto S.p.A.	1	—
Santander Central Hispano	—	399
Olivetti S.p.A.	—	10
Idra Partecipazioni S.p.A.	—	6
AEM Torino S.p.A.	—	4
Convergenza S.C.A.	—	4
Enel S.p.A.	—	4
Engineering Ingegneria Informatica S.p.A.	—	3
Euromedia Venture Belgique S.A.	—	2
AC.E.GA.S S.p.A.	—	1
ACEA S.p.A.	—	1
Banca Popolare di Lodi S.c.r.l.	—	1
Metzler International A.G.	—	1
Other adjustments	2	4
Total	150	542

(*)       The figure includes the effect of the writedown of the entire investment in Hutchison 3G Italia S.p.A., including the portion held through the subsidiary 3G Mobile Investments S.A. which was consolidated using the equity method. This treatment is aimed at disclosing the effect of the writedown in the value of the investment in a single balance sheet caption.

Writebacks of adjustments to financial fixed assets (caption 160)

Writebacks of fixed financial assets (218 million euro) refer to writebacks of equity investments for 216 million euro (of which 215 million euro refer to Santander Central Hispano S.A.) and to writebacks of investment securities for 2 million euro.

Change in the reserve for general banking risks (caption 230)

In 2003 movements in the reserve were made solely by subsidiaries, showing utilizations of 13 million euro and accruals of 4 million euro, with net utilization at consolidated level equal to 9 million euro.

Consolidated financial statements – Part C – Information on the consolidated statement of income - Section 6

SECTION 6 - OTHER STATEMENT OF INCOME CAPTIONS

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Dividends and other revenues (caption 30)	309	565	565
Other operating income (caption 70)	396	411	422
Other operating expense (caption 110)	68	50	50
Extraordinary income (caption 190)	548	580	575
Extraordinary expense (caption 200)	580	241	248
Income taxes for the period (caption 240)	657	443	450

Dividends and other revenues (caption 30)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Shares, quotas and other equities
• dividends	146	268
• tax credits	77	142
On equity investments, other than those consolidated on a line by line basis or carried at equity
• dividends	73	118
Santander Central Hispano S.A.	36	36
CDC Ixis S.A.	9	10
Banca d’Italia	7	8
Eni S.p.A.	6	7
Banco del Desarrollo S.A.	2	1
Borsa Italiana S.p.A.	2	2
Autostrada BS-VR-VI-PD S.p.A.	1	—
Biat S.A.	1	1
Centro Leasing S.p.A.	1	1
Compagnia Assicuratrice Unipol S.p.A.	1	1
Enel S.p.A.	1	1
AMPS S.p.A.	—	1
Cardine Banca S.p.A.	—	33
Cartiere Fedrigoni S.p.A.	—	1
Fiat S.p.A.	—	3
Intesa Holding Asset Management S.p.A.	—	1
Monte Titoli S.p.A.	—	1
Serene S.p.A.	—	1
Other minor investments	6	9
• tax credits	13	37
Total	309	565

Other operating income (caption 70)

Analysis of caption 70 “other operating income” (Table 6.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Expenses recovered
• stamp duties	162	180
• other taxes	44	32
• legal costs	24	25
• other recoveries	69	78
Income from merchant banking activities	15	13
Reimbursement of services rendered to third parties	15	11
Rent and other income from property	15	17
Other income from leasing activities	4	5
Income from IT companies	2	3
Income from option contracts	2	—
Other income	44	58
Total	396	422

Other operating expenses (caption 110)

Analysis of caption 110 “other operating expenses” (Table 6.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Other charges on leasing transactions	41	24
IT companies expenses	1	1
Charges on option contracts	3	—
Losses on merchant banking activities	—	1
Other expenses	23	24
Total	68	50

Extraordinary income (caption 190)

Analysis of caption 190 “Extraordinary income”

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Out-of-period income
• use of reserves in excess	84	106
• disposal of derivative contracts connected with shareholdings (*)	—	96
• other out-of-period income	83	107
Reimbursement of prior years direct taxes	—	21
Amounts not payable	9	6
Out-of-court settlements	11	10
Price revision on property and investment transactions	—	10
Reimbursement of damages for natural disasters	—	5
Expropriation of former Banco di Napoli saving deposits	—	22
Disposal of branches	11	12
Gains on:
• equity investments (**)	40	133
• investments in consolidated companies	284	16
• investment securities	19	5
• other financial fixed assets	1	—
• tangible and intangible fixed assets	6	26
Total	548	575

(*)            This caption refers to the disposal of contracts connected with the shareholding in Banca Agricola Mantovana, disposed of simultaneously with the booking of losses for the same amount.

(**)     The detail of gains on investments is shown in Part B - Section 3 of the Consolidated Explanatory Notes.

The use of excess reserves includes income of 62 million euro from the release of reserves for potential charges relating to the renegotiation of Parent Bank mortgage loans, in excess in respect of the most recent regulatory framework of reference.

Gains on investments realized on the companies already included in consolidation (line by line or proportionally) refer to the sale of 60% interest in Banque Sanpaolo (240 million euro) and 20% in Finconsumo Banca (44 million euro).

Gains on investment securities refer to the Parent Bank and essentially derive from the disposal of corporate bonds in the context of the redefinition of investment portfolio following the merger operations concluded in 2003.

Gains on other financial fixed assets refer to income generated by the Parent Bank in respect of closing derivative contracts hedging investment securities.

Extraordinary expense (caption 200)

Analysis of caption 200 “Extraordinary expense”

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Tax amnesty	16	—
Amounts not collectible	8	7
Transactions for legal disputes	10	15
Restructuring	9	25
Expenses for voluntary incentive retirement schemes	475	31
Losses on:
• investment securities	6	3
• equity investments (*)	4	96
• other financial fixed assets	3	4
• tangible and intangible fixed assets	2	1
Other out-of-period expenses	47	66
Total	580	248

(*)       The figures as of 31 December 2002 refer to the disposal of the shareholding in Banca Agricola Mantovana, disposed of simultaneously with the derivative contracts connected with this shareholding with the booking of contingent assets for the same amount.

With respect to the “Tax amnesty” initiatives (2003 Budget Law), SANPAOLO IMI and its subsidiaries incurred charges totaling 48 million euro, of which 27 million euro were charged to the statement of income for 2003 and 21 million euro economically neutralized as an effect of the use of pre-existing reserves. More specifically, such charge refers to companies consolidated on a line by line basis for 36 million euro (16 million euro of which is recorded to the statement of income as “extraordinary items” and 20 million euro compensated by the use of pre-existing funds) and to subsidiary companies consolidated using the net equity method for 12 million euro (11 million euro of which is recorded to the consolidated statement of income as “Profit (losses) from investments carried at equity” and 1 million euro compensated by the use of preexisting reserves).

Charges for staff leaving incentives mainly include accruals to the “Income, employment and re-training fund” (Fondo di solidarietà) made by the Parent Bank (376 million euro) and by former Cardine bank networks (80 million euro).

Losses on investments refer mainly to the disposal of investments in Olivetti S.p.A. (3 million euro).

Losses on other financial fixed assets refer to Parent Bank charges in respect of closing derivative contracts hedging investment securities.

Income taxes for the period (caption 240)

Analysis of caption 240 “Income taxes for the period” (Bank of Italy regulation 03.08.99)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
1. Current taxes	500	932
2. Change in deferred tax assets	290	368
3. Change in deferred tax liabilities	-133	-850
4. Income taxes for the period	657	450

Income taxes for the year, totaling 657 million euro, established a Group tax rate of 39.4%, lower than that registered in 2002 (44.2%). The improvement was the result of the two percentage point reduction in IRPEG (Corporate Income Tax) and the half percentage point reduction in IRAP (Regional Income Tax), and by the higher amount of income taxable at reduced rates or not subject to IRAP, such as writebacks of equity investments, gains for the sale of shareholdings and dividends, which balanced the non-deductibility in terms of IRAP of staff leaving expenses.

Consolidated financial statements – Part C – Information on the consolidated statement of income - Section 2

SECTION 7 - OTHER INFORMATION ON THE STATEMENT OF INCOME

Geographical distribution of revenues

The geographical distribution of the revenues, based on the location of Group’s companies and their branches, is as follows:

(Table 7.1 B.I.)

	31/12/03				31/12/02
	(€/mil)				(€/mil)
	Italy	Other EU countries	Other countries	Total	Italy	Other EU countries	Other countries	Total
Interest income and similar revenues	6,990	177	276	7,443	7,779	557	357	8,693
Dividends and other revenues	286	22	1	309	539	9	17	565
Commission income	3,019	636	67	3,722	2,671	764	32	3,467
Profits (losses) on financial transactions	161	30	7	198	-142	42	2	-98
Other operating income	371	21	5	397	398	18	6	422
Total revenues	10,827	886	356	12,069	11,245	1,390	414	13,049

Consolidated financial statements – Part D – Other information - Section 1

Part D – Other information

SECTION 1 - DIRECTORS AND STATUTORY AUDITORS

Remuneration

The remuneration of Directors, including the variable component, and Statutory Auditors for the performance of their duties during the year, in the Parent Bank and in the subsidiary companies is as follows:

Remuneration (Table 1.1 B.I.)

	31/12/03	31/12/02	Change %
	(€/mil)	(€/mil)
Directors (*) (**)	12	8	+50.0
Statutory auditors (**)	1	1	—

(*)            This caption does not include 1.6 million euro received by the Directors for similar activities performed at other Group companies which they paid back to the Parent Bank.

(**)     These captions include the remuneration paid to the Directors and Auditors of Cardine Finanziaria, which was merged into SANPAOLO IMI S.p.A. in 2003.

In compliance with Art. 78 of CONSOB resolution no. 11971 dated 14 May 1999, detail of the remuneration toward the Directors, Statutory Auditors and General Managers is provided in the Explanatory Notes to the Parent Bank financial statements (Part D – Other Information).

Loans and guarantees given

Loans and guarantees given (Table 1.2 B.I.)

	31/12/03	31/12/02	Change %
	(€/mil)	(€/mil)
Directors	21	39	-46.2
Statutory auditors	—	—	n.s.

The amounts indicated above refer to loans and guarantees for 0.1 million euro granted to the Directors and Statutory Auditors by the Parent Bank and, for 21.3 million euro, to subjects identified as being of extraordinary importance pursuant to Art. 136 of the Consolidated Banking Act.

Attachments

STATEMENT OF CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY

STATEMENT OF CONSOLIDATED CASH FLOWS

RECONCILIATION BETWEEN THE BANK’S FINANCIAL STATEMENTS
AND THE CONSOLIDATED FINANCIAL STATEMENTS

LIST OF EQUITY INVESTMENTS HIGHER THAN 10% IN UNLISTED COMPANIES
AND IN LIMITED LIABILITY COMPANIES

METHODOLOGICAL NOTES AND STATEMENTS OF THE PRO FORMA
CONSOLIDATED STATEMENTS OF INCOME AND BALANCE SHEETS FOR 2002
AND THE FIRST THREE QUARTERS OF 2003

STATEMENT OF CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY

(€/mil)

	Capital	Reserves and retained earnings	Reserve for general banking risks	Differences arising on consolidation and on application of the equity method	Net income	Total
Shareholders’ equity as of 31/12/2002	5,144	4,396	14	94	889	10,537

Allocation of 2002 net income:
• to reserves	—	339	—	—	(339)	—
• to shareholders	—	—	—	—	(550)	(550)

Reclassification between reserves	—	(119)	—	119	—	—

Change in reserves for general banking risks	—	—	(9)	—	—	(9)

Revaluation ex Law. 342 21/11/2000	—	54	—	—	—	54

Differences arising on the translation of foreign currency financial statements and other adjustments	—	(8)	(1)	—	—	(9)

Net income	—	—	—	—	972	972

Shareholders’ equity as of 31/12/2003	5,144	4,662	4	213	972	10,995

STATEMENT OF CONSOLIDATED CASH FLOWS

(€/mil)

APPLICATION OF FUNDS

Use of funds generated by operations	914
Dividends distributed	550
Use of reserves for termination indemnities	122
Use of provisions for risks and charges	59
Use of reserves for general banking risks	9
Use of reserves for probable loan losses	—
Movements in pro forma shareholders’ equity at beginning of the year	165
Exchange differences on translating the net equity of consolidated companies and other adjustments	9

Increase in funds applied	6,187
Due from banks	534
Loans to customers	1,131
Dealing securities	3,339
Investment securities	550
Equity investments	334
Own shares	3
Differences arising on consolidation and on application of the equity method	29
Tangible fixed assets	82
Intangible fixed assets	185

Decrease in funds taken	1,889
Due to customers and securities issued	1,515
Other liabilities	112
Subordinated liabilities	191
Minority interests	71

Total	8,990

(€/mil)

SOURCES OF FUNDS

Funds generated by operations	2,628
Net income	972
Monetary revaluation	54
Provisions for employee termination indemnities	101
Net adjustments to loans and provisions for guarantees and commitments	709
Provisions for risks and charges	195
Provisions for probable loan losses	15
Adjustments to tangible fixed assets	252
Adjustments to intangible fixed assets	240
Net adjustments to financial fixed assets	-60
Adjustments to goodwill arising on consolidation and on application of the equity method	150

Increase in funds taken	4,401
Due to banks	4,401

Decrease in funds applied	1,961
Cash and deposits with central banks and post offices	25
Other assets	1,936

Total	8,990

RECONCILIATION BETWEEN THE BANK’S FINANCIAL STATEMENTS AND THE CONSOLIDATED FINANCIAL STATEMENTS

(€/mil)

	Net income	Capital and reserves	Shareholders’ equity	Reserve for probable loan losses	Total
FINANCIAL STATEMENT OF THE PARENT BANK	824	9,522	10,346	—	10,346

Balance of subsidiary companies consolidated line by line	1,084	10,950	12,034	281	12,315
Consolidation adjustments
• book value of consolidated investments line by line	—	-8,108	-8,108	—	-8,108
• dividends of consolidated companies	-1,223	190	-1,033	—	-1,033
• amortization of goodwill arising on consolidation	-150	-481	-631	—	-631
• elimination of goodwill arising on consolidation	—	-1,326	-1,326	—	-1,326
• elimination of gains on sale investments	-69	-1,450	-1,519	—	-1,519
• valuation of investments at net equity	197	213	410	—	410
• writedowns of investments	240	69	309	—	309
• minority interests	-48	-223	-271	—	-271
• elimination of reserves for probable loan losses	68	122	190	-190	—
• reversal of Group company transfers and goodwill	-63	-54	-117	—	-117
• reversal of amortization of negative goodwill on BdN	149	155	304	—	304
• portion of tax benefits from the Banco di Napoli merger	-24	250	226	—	—
• reversal of writedowns of investments made for tax purposes in previous years	—	229	229	—	229
• other adjustments	-13	-35	-48	—	-48

CONSOLIDATED FINANCIAL STATEMENTS	972	10,023	10,995	91	11,086

LIST OF EQUITY INVESTMENTS AS OF 31 DECEMBER 2003 HIGHER THAN 10% IN UNLISTED COMPANIES, REPRESENTED BY SHARES WITH VOTING RIGHTS AND IN LIMITED LIABILITY COMPANIES (CONSOB RESOLUTION NO. 11715 OF 24 NOVEMBER 1998) (1)

Name	Held by	%
Agricola del Varano S.r.l.	Cassa di Risparmio Padova e Rovigo	26.58
Agricola Favorita S.r.l.	Cassa di Risparmio Padova e Rovigo	99.32
Alilaguna S.r.l.	Cassa di Risparmio Venezia	80.00
Ama International S.p.A.	FIN.OPI	14.97
Banque Galliere S.A. (in liq.)	Cassa di Risparmio Bologna	17.50
Beato Edoardo Materiali Ferrosi S.r.l.	Cassa di Risparmio Padova e Rovigo	50.00
	Cassa di Risparmio Venezia	50.00
		100.00
Biessefin S.p.A. (in liq.)	Sanpaolo IMI	36.10
Calitri Denim Industries S.p.A.	Isveimer (in liq.)	14.29
Calzaturificio Novella S.r.l.	Cassa di Risparmio Venezia	45.00
Calzaturificio Zampieri S.r.l.	Cassa di Risparmio Venezia	25.00
Cartasi S.p.A.	Sanpaolo IMI	11.16
Celeasing S.r.l.	Sanpaolo IMI	100.00
Cen. Ser. Centro Servizi S.p.A.	Cassa di Risparmio Padova e Rovigo	11.60
Centro S.r.l.	Cassa di Risparmio Padova e Rovigo	100.00
Cive S.p.A.	Sanpaolo IMI	68.97
Cogemar S.p.A.	Sanpaolo IMI	98.00
Crif S.p.A.	Invesp	5.05
	Sanpaolo IMI	5.05
		10.10
Dulevo S.p.A. (bankrupt)	Sanpaolo IMI	16.30
Efrem S.r.l.	Servizi	20.00
Elvetia Edile S.r.l.	Sanpaolo IMI	100.00
Emporium S.r.l.	Cassa di Risparmio Padova e Rovigo	51.27
Esatto S.p.A.	GEST Line	16.33
Esped Spedizioni S.r.l.	Cassa di Risparmio Padova e Rovigo	29.80
Eufigest S.A.	Eptafund S.G.R.	12.88
Evoluzione 94 S.p.A.	Sanpaolo IMI	5.99
	Cassa di Risparmio Bologna	2.55
	Friulcassa	1.97
		10.51
Fata Group S.r.l.	IMI Investimenti	13.17
Fides S.p.A. (bankrupt)	Isveimer (in liq.)	20.00
Fin. Tess. S.p.A.	Cassa di Risparmio Padova e Rovigo	98.00
Finlombarda Leasing S.p.A. (in liq.)	Sanpaolo IMI	14.00
Finpaper S.p.A.	Friulcassa	51.00
Finplozner S.p.A.	Friulcassa	25.00
Fonti di Gaverina	Sanpaolo IMI	63.44

Name	Held by	%
Gerard H Polderman S.r.l.	Cassa di Risparmio Padova e Rovigo	100.00
Giraglia Immobiliare S.p.A.	Sanpaolo IMI	17.15
Guiness Peat Aviation ATR Ltd	Sanpaolo IMI Bank Ireland	12.50
I Guardi S.r.l.	Cassa di Risparmio Venezia	56.00
IAM Piaggio S.p.A. (in liq.)	Sanpaolo IMI	9.68
	Banca Fideuram	3.74
		13.42
Idra Partecipazioni S.p.A. (in liq.)	Ldv Holding	11.56
Immobiliare dell’Isola Cattaneo S.p.A.	Sanpaolo IMI	48.57
Immobiliare Femar S.p.A.	Cassa di Risparmio Padova e Rovigo	38.57
Immobiliare Meduna S.r.l.	Cassa di Risparmio Venezia	40.00
Immobiliare Peonia Rosa S.r.l.	Sanpaolo IMI	57.00
Immobiliare Santa Caterina S.r.l.	Sanpaolo Banco di Napoli	100.00
Impianti S.r.l. (in liq.)	Sanpaolo IMI	14.16
Integrated Shipping Company	Sanpaolo IMI	100.00
Istituto per l’Enciclopedia della Banca e della Borsa S.p.A.	Sanpaolo IMI	12.12
	Banca Fideuram	0.34
		12.46
Isveimer S.p.A. (in liq.)	Sanpaolo IMI	65.22
	Banca Popolare dell’Adriatico	0.17
		65.39
Italpower S.p.A. (in liq.)	IMI Investimenti	15.00
Ittica Ugento S.p.A.	Sanpaolo Banco di Napoli	26.96
Kall Kwik Italia S.p.A. (in liq.)	Sanpaolo Leasint	15.00
Kish Receivables Co.	Tobuk	20.83
La Compagnia Finanziaria S.p.A.	Sanpaolo IMI	12.09
La Promessa S.r.l.	Cassa di Risparmio Padova e Rovigo	100.00
Lillo S.p.A.	Sanpaolo IMI	50.00
Lingotto S.p.A.	FIN.OPI	17.02
Loseri S.p.A.	Sanpaolo IMI	18.40
Loop S.p.A.	Sanpaolo Leasint	19.79
Marche Capital S.p.A.	Banca Popolare dell’Adriatico	11.99
Mirano Costruzioni S.r.l.	Cassa di Risparmio Venezia	100.00
Pantecna S.p.A. (bankrupt)	Sanpaolo IMI	15.50
Pdp Box Doccia S.p.A.	Cassa di Risparmio Padova e Rovigo	80.00
Pharmacom S.r.l.	Farbanca	17.00
Pila 2000 S.p.A.	Cassa di Risparmio Padova e Rovigo	37.19
Praxis Calcolo S.p.A.	Ldv Holding	14.52
	Sanpaolo IMI Private Equity	0.29
		14.81
Print S.r.l.	Banca Popolare dell’Adriatico	100.00
Raco S.p.A.	Ldv Holding	12.30
Sago S.p.A. (2)	Sanpaolo IMI	26.67
Serit S.p.A. - Servizi Riscoss. Imposte e Tesoreria (in liq.)	Sanpaolo IMI	18.64

Name	Held by	%
Siteba S.p.A.	Sanpaolo IMI	10.45
Soa Nordest S.p.A.	Cassa di Risparmio Padova e Rovigo	15.00
Società Capua Group Imbottigliamento Bevande Gassate S.p.A.	Sanpaolo Banco di Napoli	80.19
Sofimer S.p.A.	Isveimer (in liq.)	20.00
SSB - Società per i Servizi Bancari S.p.A.	Sanpaolo IMI	15.54
	Banca Fideuram	0.02
		15.56
Società Trasporto Telematico S.p.A.	Sanpaolo IMI	14.00
Stoà S.c.p.a.	Sanpaolo IMI	10.20
Tecnoalimenti S.c.p.A. (2)	Sanpaolo IMI	20.00
Tecnobiomedica S.p.A. (2)	Sanpaolo IMI	26.32
Tecnocittà S.r.l.	Sanpaolo IMI	12.00
Tecnofarmaci S.p.A. (2)	Sanpaolo IMI	20.50
Tecnogen S.c.p.a.	Sanpaolo IMI	29.96
Tecnotessile S.r.l. (2)	Sanpaolo IMI	40.00
Torsyl S.A. (in liq.)	Sanpaolo IMI International	15.79
Trieste Terminal Cereali S.r.l.	Cassa di Risparmio Padova e Rovigo	31.25
Venezia Tronchetto Real Estate S.p.A.	Cassa di Risparmio Padova e Rovigo	99.62

(1) This excludes equity investments already listed in Part B - Section 3 of the Consolidated Explanatory Notes.

(2) Equity investments originating from transactions as per Law 1089 of 25 October 1968 (Applied Research Reserve).

Methodological notes and statements of the
pro forma consolidated statements of income
and balance sheets for 2002
and the first three quarters of 2003

Methodological notes to determine the pro forma consolidated statements of income and balance sheets for 2002 and for the first three quarters of 2003

In order to ensure comparability of the accounting results on a consistent basis in relation to the main changes to the line by line and proportional consolidation area, the consolidated accounts of the SANPAOLO IMI Group for the previous year and for the first three quarters of 2003 are presented in a pro forma version.

The pro forma results for the year 2002 were prepared conventionally assuming the line by line consolidation of the Eptaconsors Group and Inter-Europa Bank, the proportional consolidation of Cassa dei Risparmi di Forlì and the non-consolidation of IW Bank, Banque Sanpaolo and Finconsumo Banca with effect from 1 January 2002. Furthermore, since the consolidated financial statements of the SANPAOLO IMI Group for the quarter as of 31 March 2003 and the half year as of 30 June 2003 did not reflect the line by line consolidation of Inter-Europa Bank, the proportional consolidation of Cassa dei Risparmi di Forlì and the non-consolidation of Banque Sanpaolo and Finconsumo Banca, a pro forma reconstruction of those results has also been made. Likewise, the values as of 30 September 2003 reflect the exit of Banque Sanpaolo from line by line consolidation. Finally, it is noted that the pro forma results as of 31 March 2002 also take into consideration the line by line consolidation of the former Cardine Group, which first took place on 30 June 2002, with accounting effect from the beginning of the year.

Attached to these Methodological notes are the statements to determine the pro forma consolidated statements of income and balance sheets for the four quarters of 2002 and for the first three quarters of 2003.

In particular, the pro forma results have been prepared using the statements of income and reclassified consolidated balance sheets of the SANPAOLO IMI Group for the year 2002 and for the first three quarters of 2003(1) (column “a” of the attached statements), and reflect the following:

•                  in column “b” of the attachments

•                  the line by line consolidation of the 100% shareholding in Eptaconsors and its subsidiaries, following the reversal in the valuation in net equity of the 40.48% share already held in the previous year. For this purpose the purchase of the additional 59.52% shareholding has been simulated as of 01/01/2002, offset against “customer deposits” for an amount of 55 million euro;

•                  the line by line consolidation of the 85.87% shareholding in Inter-Europa Bank, following the reversal in the value of net equity of the 32.51% share already held in the previous year. For this purpose the purchase of the additional 53.36% shareholding has been simulated as of 01/01/2002, offset against “customer deposits” for an amount of 30 million euro;

•                  the proportional consolidation of the 29.77% shareholding in Cassa dei Risparmi di Forlì, following the reversal in the valuation in net equity of the 21.02% share already held in the previous year. For this purpose the purchase of the additional 8.75% shareholding has been simulated as of 01/01/2002, offset against “customer deposits” for an amount of 68 million euro;

(1)       It should be reminded that the pro forma results for the first quarter of 2003 take into account exclusively the abovementioned considerations on Cassa dei Risparmi di Forlì, Inter-Europa Bank, Banque Sanpaolo and Finconsumo Banca, and the effects relating to the tranches of Eptaconsors (39.28%), purchased during the second quarter of 2003.

•                  in column “c” of the attachments

•                  the full non-consolidation of IW Bank, following the disposal of 80% of the entire shareholding previously held, and the valuation in net equity of the residual 20%. In particular, the disposal of the majority shareholding has been simulated with effect from 01/01/2002 and offset against an increase in “loans to banks” for a total amount of 5 million euro, with the subsequent loss recorded directly to net equity reserves, in accordance with relevant accounting principles. Consistently, the consolidated statement of income has been reversed by the extraordinary charges arising from the financial statements as of 31/12/2002, for the alignment of the value of the shareholding disposed to the announced sale price, net of any tax effects;

•                  the proportional non-consolidation of Finconsumo Banca, as an effect of the sale agreement (which was followed by the disposal of 20% of the investment) and of the end of joint control, with the consequent valuation of the entire investment held using the equity method;

•                  in column “d” of the attachments

•                  the full non-consolidation of Banque Sanpaolo and its subsidiaries, following the disposal of 60% of the entire previously held shareholding, and the valuation in net equity of the remaining 40%. In particular, the disposal of the majority shareholding has been simulated with effect from 31 December 2002 and offset against an increase in “loans to banks” for a total amount of 481 million euro, with the subsequent net gain recorded directly to net equity reserves, in accordance with relevant accounting principles.

It should be remembered that the aforementioned pro forma schedules are unaudited.

31/12/2002: Statement of consolidated pro forma balance sheet - Official format

(€/mil)

	SANPAOLO IMI Group (1) (a)		Expansion of the consolidation area using line by line and proportional method (2) (b)		Reduction in the consolidation area using line by line and proportional method (3) (c)		Exit of Banque Sanpaolo from line by line consolidation area (d)		SANPAOLO IMI Group pro forma (e)= (a+b+c+d)
ASSETS
10. Cash and deposits with central banks and post offices		1,406		102		—		-9		1,499
20. Treasury bills and similar bills eligible for refinancing with central banks		3,143		56		—		—		3,199
30. Due from banks		22,000		168		100		-524		21,744
a) repayable on demand	4,975		33		4		-479		4,533
b) other deposits	17,025		135		96		-45		17,211
40. Loans to customers		127,349		1,059		-559		-3,672		124,177
of which:
• loans using public funds	206		—		—		—		206
50. Bonds and other debt securities		16,174		129		-2		-709		15,592
a) public entities	8,628		104		—		-122		8,610
b) banks	5,079		20		—		-113		4,986
of which:
• own bonds	1,774		3		—		—		1,777
c) financial institutions	1,132		—		-2		-16		1,114
of which:
• own bonds	8		—		—		—		8
d) other issuers	1,335		5		—		-458		882
60. Shares, quotas and other equities		2,595		11		—		-22		2,584
70. Equity investments		3,224		-82		33		-28		3,147
a) carried at equity	426		-86		33		-24		349
b) other	2,798		4		—		-4		2,798
80. Investments in Group companies		840		—		—		185		1,025
a) carried at equity	840		—		—		185		1,025
b) other	—		—		—		—		—
90. Goodwill arising on consolidation		842		158		—		—		1,000
100. Goodwill arising on application of the equity method		188		-108		—		—		80
110. Intangible fixed assets		406		31		-4		-35		398
of which:
• start-up costs	2		1		—		—		3
• goodwill	16		—		—		—		16
120. Tangible fixed assets		2,229		26		-8		-105		2,142
140. Own shares or quotas		31		—		—		—		31
150. Other assets		20,494		37		-62		-217		20,252
160. Accrued income and prepaid expenses		2,852		11		-28		-60		2,775
a) accrued income	2,063		10		-4		-48		2,021
b) prepaid expenses	789		1		-24		-12		754
of which:
• discounts on bond issues	236		—		—		—		236
Total assets		203,773		1,598		-530		-5,196		199,645

(1)  On the basis of recent instructions received from the Bank of Italy, capitalization certificates subscribed by the Group (648 million euro) have been reclassified from the caption in the published statements “dealing securities” to the caption “loans to customers”.

(2)  The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors Group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(3)  The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

(€/mil)

	SANPAOLO IMI Group (a)		Expansion of the consolidation area using line by line and proportional method (1) (b)		Reduction in the consolidation area using line by line and proportional method (2) (c)		Exit of Banque Sanpaolo from line by line consolidation area (d)		SANPAOLO IMI Group pro forma (e) = (a+b+c+d)
LIABILITIES
10. Due to banks		24,456		231		-58		-496		24,133
a) repayable on demand	2,952		34		166		-248		2,904
b) time deposits or with notice period	21,504		197		-224		-248		21,229
20. Due to customers		85,280		962		-176		-2,567		83,499
a) repayable on demand	60,458		468		-169		-1,361		59,396
b) time deposits or with notice period	24,822		494		-7		-1,206		24,103
30. Securities issued		51,561		281		-232		-2,081		49,529
a) bonds	39,447		248		-150		-384		39,161
b) certificates of deposit	7,310		33		—		-1,697		5,646
c) other	4,804		—		-82		—		4,722
40. Public funds administered		208		—		—		—		208
50. Other liabilities		18,807		45		-37		-161		18,654
60. Accrued expenses and deferred income		2,164		11		-7		-84		2,084
a) accrued expenses	1,622		11		-4		-71		1,558
b) deferred income	542		—		-3		-13		526
70. Provisions for employee termination indemnities		961		8		-2		—		967
80. Provisions for risks and charges		2,781		30		-10		45		2,846
a) pensions and similar commitments	343		5		—		—		348
b) taxation	670		18		-7		61		742
c) other	1,768		7		-3		-16		1,756
90. Reserve for probable loan losses		71		5		—		—		76
110. Subordinated liabilities		6,613		—		-8		—		6,605
120. Negative goodwill arising on consolidation		—		—		—	—	—		—
130. Negative goodwill arising on application of the equity method		94		4		-5		-2		91
140. Minority interest		334		8		—		—		342
Capital and reserves (captions 100, 150, 160, 170, 180)		9,554		18		-12		150		9,710
200. Net income		889		-5		17		—		901
Total liabilities and shareholders’ equity		203,773		1,598		-530		-5,196		199,645

GUARANTEES AND COMMITMENTS
10. Guarantees given		20,483		107		—		-530		20,060
of which:
• acceptances	167		—		—		-1		166
• other guarantees	20,316		107		—		-529		19,894
20. Commitments		27,574		423		—		-710		27,287

(1)  The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors Group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(2)  The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

2002: Statement of consolidated pro forma statement of income - Official format

(€/mil)

	SANPAOLO IMI Group (a)		Expansion of the consolidation area using line by line and proportional method (1) (b)		Reduction in the consolidation area using line by line and proportional method (2) (c)		Exit of Banque Sanpaolo from line by line consolidation area (d)		SANPAOLO IMI Group pro forma (e) = (a+b+c+d)
10. Interest income and similar revenues		8,693		116		-67		-287		8,455
of which:
• loans to customers	6,936		77		-48		-188		6,777
• debt securities	995		11		-12		-38		956
20. Interest expense and similar charges		-4,955		-70		23		165	-4,837	-4,837
of which:
• amounts due to customers	-1,445		-27		3		45		-1,424
• securities issued	-2,203		-12		5		54		-2,156
30. Dividends and other revenues		565		—		—		—		565
a) shares, quotas and other equities	410		—		—		—		410
b) equity investments	155		—		—		—		155
40. Commission income		3,467		209		-36		-78		3,562
50. Commission expense		-671		-140		24		15		-772
60. Profits (losses) on financial transactions		-98		15		-1		4		-80
70. Other operating income		422		7		-10		-8		411
80. Administrative costs		-4,648		-95		43		122		-4,578
a) personnel	-2,856		-49		17		74		-2,814
of which:
• wages and salaries	-2,061		-34		13		54		-2,028
• social security charges	-618		-11		4		14		-611
• termination indemnities	-140		-3		—		5		-138
• pensions and similar	-37		-1		—		1		-37
b) other administrative costs	-1,792		-46		26		48		-1,764
90. Adjustments to tangible and intangible fixed assets		-753		-27		22		13		-745
100. Provisions for risks and charges		-261		-3		2		1		-261
110. Other operating expense		-50		-2		1		1		-50
120. Adjustments to loans and provisions for guarantees and commitments		-889		-10		10		31		-858
130. Writebacks of adjustments to loans and provisions for guarantees and commitments		320		2		-1		-19		302
140. Provisions to the reserve for probable loan losses		-27		—		—		—		-27
150. Adjustments to financial fixed assets		-569		—		—		—		-569
160. Writebacks of adjustments to financial fixed assets		8		—		—		—		8
170. Income (losses) from investments carried at equity		137		-1		2		21		159
180. Income from ordinary activities		691		1		12		-19		685
190. Extraordinary income		575		9		-2		-2		580
200. Extraordinary expense		-248		-4		10		1		-241
210. Extraordinary net income		327		5		8		-1		339
230. Change in reserves for general banking risks		364		-1		—		—		363
240. Income taxes		-450		-10		-3		20		-443
250. Income (loss) attributable to minority interests		-43		—		—		—		-43
260. Net income		889		-5		17		—		901

(1)  The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors Group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(2)  The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

First quarter of 2002: statement of reclassified consolidated pro forma statement of income

(€/mil)

	SANPAOLO IMI Group (pro forma) (1) (a)	Expansion of the line by line and proportional consolidation area (2) (b)	Reduction of the line by line and proportional consolidation area (3) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
NET INTEREST INCOME	927	12	-10	-28	901
Net commissions and other net dealing revenues	697	17	-2	-19	693
Profits and losses from financial transactions and dividends on shares	84	2	—	-1	85
Profits from companies carried at equity and dividends from shareholdings	49	-1	1	5	54

NET INTEREST AND OTHER BANKING INCOME	1,757	30	-11	-43	1,733
Administrative costs	-1,120	-23	9	31	-1,103
• personnel	-699	-13	4	19	-689
• other administrative costs	-359	-10	4	11	-354
• indirect duties and taxes	-62	—	1	1	-60
Other operating income, net	78	2	-2	—	78
Adjustments to tangible and intangible fixed assets	-111	-4	3	3	-109

OPERATING INCOME	604	5	-1	-9	599
Adjustments to goodwill and merger and consolidation differences	-41	-1	—	—	-42
Provisions and net adjustments to loans and financial fixed assets	-156	-2	2	5	-151

INCOME BEFORE EXTRAORDINARY ITEMS	407	2	1	-4	406
Net extraordinary income/expense	56	—	—	—	56

INCOME BEFORE TAXES	463	2	1	-4	462
Income taxes for the period	-172	-2	1	4	-169
Change in reserves for general banking risks	—	—	—	—	—
Income attributable to minority interests	-14	—	—	—	-14

NET INCOME	277	—	2	—	279

(1)  Pro forma figures prepared according to the criteria detailed in the Explanatory Notes to the consolidated financial statements as of 31/12/2002, assuming the merger with Cardine Banca from 1 January 2002.

(2)  The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(3)  The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

31/3/2002: statement of reclassified consolidated pro forma balance sheet

(€/mil)

	SANPAOLO IMI Group (pro forma) (1) (2) (a)	Expansion of the line by line and proportional consolidation area (3) (b)	Reduction of the line by line and proportional consolidation area (4) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
ASSETS
Cash and deposits with central banks and post offices	1,454	58	—	-10	1,502
Loans	147,902	1,241	-316	-4,613	144,214
• due from banks	21,189	295	113	-895	20,702
• loans to customers	126,713	946	-429	-3,718	123,512
Dealing securities	25,028	278	—	-248	25,058
Fixed assets	11,732	-32	7	-186	11,521
• investment securities	3,931	21	-2	-466	3,484
• equity investments	4,837	-117	34	421	5,175
• intangible fixed assets	426	38	-17	-36	411
• tangible fixed assets	2,538	26	-8	-105	2,451
Differences arising on consolidation and on application of the equity method	1,120	55	—	—	1,175
Other assets	23,116	106	-47	-344	22,831
Total assets	210,352	1,706	-356	-5,401	206,301

LIABILITIES
Payables	168,360	1,469	-279	-5,197	164,353
• due to banks	32,943	360	-87	-761	32,455
• due to customers and securities issued	135,417	1,109	-192	-4,436	131,898
Provisions	4,565	83	-13	-50	4,585
• for taxation	1,392	59	-6	-33	1,412
• for termination indemnities	993	7	-2	—	998
• for risks and charges	1,810	12	-5	-17	1,800
• for pensions and similar	370	5	—	—	375
Other liabilities	19,611	89	-41	-154	19,505
Subordinated liabilities	5,793	—	-8	—	5,785
Minority interests	797	8	—	—	805
Shareholders’ equity	11,226	57	-15	—	11,268
Total liabilities	210,352	1,706	-356	-5,401	206,301

(1)       Pro forma figures prepared according to the criteria detailed in the Explanatory Notes to the consolidated financial statements as of 31/12/2002, assuming the merger with Cardine Banca from 1 January 2002.

(2)       On the basis of recent instructions received from Bank of Italy, capitalization certificates subscribed by the Group (629 million euro) have been reclassified from the caption in the published financial statements “dealing securities” to the caption “loans to customers”.

(3)       The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(4)       The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

First half 2002: statement of reclassified consolidated pro forma statement of income

(€/mil)

	SANPAOLO IMI Group (a)	Expansion of the line by line and proportional consolidation area (1) (b)	Reduction of the line by line and proportional consolidation area (2) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
NET INTEREST INCOME	1,877	24	-20	-60	1,821
Net commissions and other net dealing revenues	1,386	35	-5	-37	1,379
Profits and losses from financial transactions and dividends on shares	209	6	-1	—	214
Profits from companies carried at equity and dividends from shareholdings	184	-2	2	12	196

NET INTEREST AND OTHER BANKING INCOME	3,656	63	-24	-85	3,610
Administrative costs	-2,296	-46	20	62	-2,260
• personnel	-1,420	-24	8	38	-1,398
• other administrative costs	-743	-21	10	22	-732
• indirect duties and taxes	-133	-1	2	2	-130
Other operating income, net	171	2	-4	—	169
Adjustments to tangible and intangible fixed assets	-223	-10	5	7	-221

OPERATING INCOME	1,308	9	-3	-16	1,298
Adjustments to goodwill and merger and consolidation differences	-85	-2	—	—	-87
Provisions and net adjustments to loans and financial fixed assets	-312	-3	5	9	-301

INCOME BEFORE EXTRAORDINARY ITEMS	911	4	2	-7	910
Net extraordinary income/expense	136	—	1	-2	135

INCOME BEFORE TAXES	1,047	4	3	-9	1,045
Income taxes for the period	-415	-5	—	9	-411
Change in reserves for general banking risks	-2	—	—	—	-2
Income attributable to minority interests	-29	—	—	—	-29

NET INCOME	601	-1	3	—	603

(1)       The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(2)       The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

30/6/2002: statement of reclassified consolidated pro forma balance sheet

(€/mil)

	SANPAOLO IMI Group (1) (a)	Expansion of the line by line and proportional consolidation area (2) (b)	Reduction of the line by line and proportional consolidation area (3) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
ASSETS
Cash and deposits with central banks and post offices	1,029	70	-1	-12	1,086
Loans	147,242	1,241	-439	-4,214	143,830
• due from banks	22,735	271	40	-596	22,450
• loans to customers	124,507	970	-479	-3,618	121,380
Dealing securities	24,465	232	-1	-312	24,384
Fixed assets	10,660	-29	8	-233	10,406
• investment securities	3,642	22	-2	-477	3,185
• equity investments	4,120	-112	35	385	4,428
• intangible fixed assets	407	35	-16	-37	389
• tangible fixed assets	2,491	26	-9	-104	2,404
Differences arising on consolidation and on application of the equity method	1,141	54	—	—	1,195
Other assets	22,995	75	-67	-222	22,781
Total assets	207,532	1,643	-500	-4,993	203,682

LIABILITIES
Payables	166,657	1,459	-437	-4,742	162,937
• due to banks	30,201	319	-52	-313	30,155
• due to customers and securities issued	136,456	1,140	-385	-4,429	132,782
Provisions	4,159	68	-9	-37	4,181
• for taxation	1,058	43	-2	-21	1,078
• for termination indemnities	989	8	-2	—	995
• for risks and charges	1,769	12	-5	-16	1,760
• for pensions and similar	343	5	—	—	348
Other liabilities	19,755	57	-32	-214	19,566
Subordinated liabilities	6,155	—	-8	—	6,147
Minority interests	437	8	—	—	445
Shareholders’ equity	10,369	51	-14	—	10,406
Total liabilities	207,532	1,643	-500	-4,993	203,682

(1)       On the basis of recent instructions received from Bank of Italy, capitalization certificates subscribed by the Group (635 million euro) have been reclassified from the caption in the published financial statements “dealing securities” to the caption “loans to customers”.

(2)       The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(3)       The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

First nine months of 2002: statement of reclassified consolidated pro forma statement of income

(€/mil)

	SANPAOLO IMI Group (a)	Expansion of the line by line and proportional consolidation area (1) (b)	Reduction of the line by line and proportional consolidation area (2) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
NET INTEREST INCOME	2,813	35	-31	-90	2,727
Net commissions and other net dealing revenues	2,054	52	-9	-53	2,044
Profits and losses from financial transactions and dividends on shares	222	11	—	3	236
Profits from companies carried at equity and dividends from shareholdings	239	-3	3	17	256

NET INTEREST AND OTHER BANKING INCOME	5,328	95	-37	-123	5,263
Administrative costs	-3,424	-70	30	91	-3,373
• personnel	-2,111	-36	11	55	-2,081
• other administrative costs	-1,118	-33	15	32	-1,104
• indirect duties and taxes	-195	-1	4	4	-188
Other operating income, net	264	4	-6	—	262
Adjustments to tangible and intangible fixed assets	-350	-16	7	10	-349

OPERATING INCOME	1,818	13	-6	-22	1,803
Adjustments to goodwill and merger and consolidation differences	-124	-3	—	—	-127
Provisions and net adjustments to loans and financial fixed assets	-765	-6	7	10	-754

INCOME BEFORE EXTRAORDINARY ITEMS	929	4	1	-12	922
Net extraordinary income/expense	170	—	1	-1	170

INCOME BEFORE TAXES	1,099	4	2	-13	1,092
Income taxes for the period	-492	-8	2	13	-485
Change in reserves for general banking risks	11	—	—	—	11
Income attributable to minority interests	-43	—	—	—	-43

NET INCOME	575	-4	4	—	575

(1)       The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(2)       The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

30/9/2002: statement of reclassified consolidated pro forma balance sheet

(€/mil)

	SANPAOLO IMI Group (1) (a)	Expansion of the line by line and proportional consolidation area (2) (b)	Reduction of the line by line and proportional consolidation area (3) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
ASSETS
Cash and deposits with central banks and post offices	1,042	84	-2	-159	965
Loans	146,321	1,227	-452	-4,261	142,835
• due from banks	21,977	244	68	-685	21,604
• loans to customers	124,344	983	-520	-3,576	121,231
Dealing securities	23,095	198	—	-225	23,068
Fixed assets	10,093	-35	10	-256	9,812
• investment securities	3,117	23	-2	-504	2,634
• equity investments	4,170	-115	36	387	4,478
• intangible fixed assets	390	31	-15	-35	371
• tangible fixed assets	2,416	26	-9	-104	2,329
Differences arising on consolidation and on application of the equity method	1,095	53	—	—	1,148
Other assets	23,128	79	-62	-163	22,982
Total assets	204,774	1,606	-506	-5,064	200,810

LIABILITIES
Payables	163,743	1,412	-434	-4,808	159,913
• due to banks	26,902	250	-48	-418	26,686
• due to customers and securities issued	136,841	1,162	-386	-4,390	133,227
Provisions	4,291	55	-13	-40	4,293
• for taxation	1,194	31	-6	-24	1,195
• for termination indemnities	969	8	-2	—	975
• for risks and charges	1,786	11	-5	-16	1,776
• for pensions and similar	342	5	—	—	347
Other liabilities	19,765	82	-38	-216	19,593
Subordinated liabilities	6,218	—	-8	—	6,210
Minority interests	429	8	—	—	437
Shareholders’ equity	10,328	49	-13	—	10,364
Total liabilities	204,774	1,606	-506	-5,064	200,810

(1)       On the basis of recent instructions received from Bank of Italy, capitalization certificates subscribed by the Group (642 million euro) have been reclassified from the caption in the published financial statements “dealing securities” to the caption “loans to customers”.

(2)       The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(3)       The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

2002: statement of reclassified consolidated pro forma statement of income

(€/mil)

	SANPAOLO IMI Group (a)	Expansion of the line by line and proportional consolidation area (1) (b)	Reduction of the line by line and proportional consolidation area (2) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
NET INTEREST INCOME	3,773	46	-44	-122	3,653
Net commissions and other net dealing revenues	2,809	69	-12	-71	2,795
Profits and losses from financial transactions and dividends on shares	286	15	-1	4	304
Profits from companies carried at equity and dividends from shareholdings	292	-1	2	21	314

NET INTEREST AND OTHER BANKING INCOME	7,160	129	-55	-168	7,066
Administrative costs	-4,648	-95	43	122	-4,578
• personnel	-2,856	-49	17	74	-2,814
• other administrative costs	-1,528	-44	21	43	-1,508
• indirect duties and taxes	-264	-2	5	5	-256
Other operating income, net	358	5	-9	—	354
Adjustments to tangible and intangible fixed assets	-510	-21	10	13	-508

OPERATING INCOME	2,360	18	-11	-33	2,334
Adjustments to goodwill and merger and consolidation differences	-212	-6	—	—	-218
Provisions and net adjustments to loans and financial fixed assets	-1,426	-11	11	14	-1,412

INCOME BEFORE EXTRAORDINARY ITEMS	722	1	—	-19	704
Net extraordinary income/expense	296	5	20	-1	320

INCOME BEFORE TAXES	1,018	6	20	-20	1,024
Income taxes for the period	-450	-10	-3	20	-443
Change in reserves for general banking risks	364	-1	—	—	363
Income attributable to minority interests	-43	—	—	—	-43

NET INCOME	889	-5	17	—	901

(1)       The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(2)       The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

31/12/2002: statement of reclassified consolidated pro forma balance sheet

(€/mil)

	SANPAOLO IMI Group (1) (a)	Expansion of the line by line and proportional consolidation area (2) (b)	Reduction of the line by line and proportional consolidation area (3) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
ASSETS
Cash and deposits with central banks and post offices	1,406	102	—	-9	1,499
Loans	149,349	1,227	-459	-4,196	145,921
• due from banks	22,000	168	100	-524	21,744
• loans to customers	127,349	1,059	-559	-3,672	124,177
Dealing securities	19,046	171	—	-202	19,015
Fixed assets	9,596	—	19	-512	9,103
• investment securities	2,897	25	-2	-529	2,391
• equity investments	4,064	-82	33	157	4,172
• intangible fixed assets	406	31	-4	-35	398
• tangible fixed assets	2,229	26	-8	-105	2,142
Differences arising on consolidation and on application of the equity method	1,030	50	—	—	1,080
Other assets	23,346	48	-90	-277	23,027
Total assets	203,773	1,598	-530	-5,196	199,645

LIABILITIES
Payables	161,505	1,474	-466	-5,144	157,369
• due to banks	24,456	231	-58	-496	24,133
• due to customers and securities issued	137,049	1,243	-408	-4,648	133,236
Provisions	3,813	43	-12	45	3,889
• for taxation	670	18	-7	61	742
• for termination indemnities	961	8	-2	—	967
• for risks and charges	1,839	12	-3	-16	1,832
• for pensions and similar	343	5	—	—	348
Other liabilities	20,971	56	-44	-245	20,738
Subordinated liabilities	6,613	—	-8	—	6,605
Minority interests	334	8	—	—	342
Shareholders’ equity	10,537	17	—	148	10,702
Total liabilities	203,773	1,598	-530	-5,196	199,645

(1)       On the basis of recent instructions received from Bank of Italy, capitalization certificates subscribed by the Group (648 million euro) have been reclassified from the caption in the published financial statements “dealing securities” to the caption “loans to customers”.

(2)       The figures refer to the conventional assumption of the line by line consolidation of the Eptaconsors group and of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì with effect from 1 January 2002.

(3)       The figures refer to the conventional assumption of the non consolidation of IW Bank and Finconsumo Banca, with effect from 1 January 2002.

First quarter of 2003: statement of reclassified consolidated pro forma statement of income

(€/mil)

	SANPAOLO IMI Group (a)	Expansion of the line by line and proportional consolidation area (1) (b)	Reduction of the line by line and proportional consolidation area (2) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
NET INTEREST INCOME	955	12	-12	-31	924
Net commissions and other net dealing revenues	692	4	2	-16	682
Profits and losses from financial transactions and dividends on shares	83	1	—	1	85
Profits from companies carried at equity and dividends from shareholdings	48	-1	2	7	56

NET INTEREST AND OTHER BANKING INCOME	1,778	16	-8	-39	1,747
Administrative costs	-1,142	-10	5	31	-1,116
• personnel	-713	-6	2	20	-697
• other administrative costs	-361	-4	2	10	-353
• indirect duties and taxes	-68	—	1	1	-66
Other operating income, net	84	—	-3	—	81
Adjustments to tangible and intangible fixed assets	-111	—	1	3	-107

OPERATING INCOME	609	6	-5	-5	605
Adjustments to goodwill and merger and consolidation differences	-33	-1	—	—	-34
Provisions and net adjustments to loans and financial fixed assets	-135	-2	3	—	-134

INCOME BEFORE EXTRAORDINARY ITEMS	441	3	-2	-5	437
Net extraordinary income/expense	42	—	—	—	42

INCOME BEFORE TAXES	483	3	-2	-5	479
Income taxes for the period	-194	-2	2	5	-189
Change in reserves for general banking risks	—	—	—	—	—
Income attributable to minority interests	-9	—	—	—	-9

NET INCOME	280	1	—	—	281

(1)       The figures refer to the line by line consolidation of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì not recorded to the quarterly report of the SANPAOLO IMI Group as of 31/3/2003.

(2)       The figures refer to the non-consolidation of Finconsumo Banca not recorded in the quarterly report of the SANPAOLO IMI Group as of 31/3/2003.

31/3/2003: statement of reclassified consolidated pro forma balance sheet

(€/mil)

	SANPAOLO IMI Group (a)	Expansion of the line by line and proportional consolidation area (1) (b)	Reduction of the line by line and proportional consolidation area (2) (c)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (d)	SANPAOLO IMI Group pro forma (e)=(a+b+c+d)
ASSETS
Cash and deposits with central banks and post offices	891	83	-1	-6	967
Loans	152,571	1,082	-589	-4,797	148,267
• due from banks	23,638	72	32	-1,001	22,741
• loans to customers	128,933	1,010	-621	-3,796	125,526
Dealing securities	20,620	95	—	-226	20,489
Fixed assets	10,079	12	30	-255	9,866
• investment securities	3,455	22	-2	-525	2,950
• equity investments	4,059	-49	34	409	4,453
• intangible fixed assets	381	24	-1	-34	370
• tangible fixed assets	2,184	15	-1	-105	2,093
Differences arising on consolidation and on application of the equity method	999	56	—	—	1,055
Other assets	22,363	47	-51	-228	22,131
Total assets	207,523	1,375	-611	-5,512	202,775

LIABILITIES
Payables	166,646	1,312	-569	-5,235	162,154
• due to banks	28,215	175	-273	-221	27,896
• due to customers and securities issued	138,431	1,137	-296	-5,014	134,258
Provisions	3,946	23	-11	-50	3,908
• for taxation	875	7	-9	-35	838
• for termination indemnities	969	4	-2	—	971
• for risks and charges	1,759	7	—	-15	1,751
• for pensions and similar	343	5	—	—	348
Other liabilities	19,196	64	-23	-227	19,010
Subordinated liabilities	6,541	—	-8	—	6,533
Minority interests	379	-25	—	—	354
Shareholders’ equity	10,815	1	—	—	10,816
Total liabilities	207,523	1,375	-611	-5,512	202,775

(1)       The figures refer to the line by line consolidation of Inter-Europa Bank and the proportional consolidation of Cassa dei Risparmi di Forlì not recorded to the quarterly report of the SANPAOLO IMI Group as of 31/3/2003.

(2)       The figures refer to the non-consolidation of Finconsumo Banca not recorded in the quarterly report of the SANPAOLO IMI Group as of 31/3/2003.

First half 2003: statement of reclassified consolidated pro forma statement of income

(€/mil)

	SANPAOLO IMI Group (a)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (b)	SANPAOLO IMI Group pro forma (c)=(a+b)
NET INTEREST INCOME	1,919	-63	1,856
Net commissions and other net dealing revenues	1,428	-33	1,395
Profits and losses from financial transactions and dividends on shares	267	-4	263
Profits from companies carried at equity and dividends from shareholdings	139	16	155

NET INTEREST AND OTHER BANKING INCOME	3,753	-84	3,669
Administrative costs	-2,329	61	-2,268
• personnel	-1,449	39	-1,410
• other administrative costs	-745	20	-725
• indirect duties and taxes	-135	2	-133
Other operating income, net	162	—	162
Adjustments to tangible and intangible fixed assets	-230	7	-223

OPERATING INCOME	1,356	-16	1,340
Adjustments to goodwill and merger and consolidation differences	-80	—	-80
Provisions and net adjustments to loans and financial fixed assets	-320	6	-314

INCOME BEFORE EXTRAORDINARY ITEMS	956	-10	946
Net extraordinary income/expense	-172	-1	-173

INCOME BEFORE TAXES	784	-11	773
Income taxes for the period	-322	11	-311
Change in reserves for general banking risks	—	—	—
Income attributable to minority interests	-21	—	-21

NET INCOME	441	—	441

30/6/2003: statement of reclassified consolidated pro forma balance sheet

(€/mil)

	SANPAOLO IMI Group (a)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (b)	SANPAOLO IMI Group pro forma (c)=(a+b)
ASSETS
Cash and deposits with central banks and post offices	980	-6	974
Loans	151,344	-4,963	146,381
• due from banks	21,129	-1,079	20,050
• loans to customers	130,215	-3,884	126,331
Dealing securities	24,805	-225	24,580
Fixed assets	9,804	-218	9,586
• investment securities	3,369	-474	2,895
• equity investments	3,860	393	4,253
• intangible fixed assets	372	-33	339
• tangible fixed assets	2,203	-104	2,099
Differences arising on consolidation and on application of the equity method	1,027	—	1,027
Other assets	26,645	-185	26,460
Total assets	214,605	-5,597	209,008

LIABILITIES
Payables	165,842	-5,324	160,518
• due to banks	28,597	-510	28,087
• due to customers and securities issued	137,245	-4,814	132,431
Provisions	3,718	-38	3,680
• for taxation	460	-24	436
• for termination indemnities	971	—	971
• for risks and charges	1,939	-14	1,925
• for pensions and similar	348	—	348
Other liabilities	27,546	-235	27,311
Subordinated liabilities	6,784	—	6,784
Minority interests	292	—	292
Shareholders’ equity	10,423	—	10,423
Total liabilities	214,605	-5,597	209,008

First nine months of 2003: statement of reclassified consolidated pro forma statement of income

(€/mil)

	SANPAOLO IMI Group (a)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (b)	SANPAOLO IMI Group pro forma (c)=(a+b)
NET INTEREST INCOME	2,889	-94	2,795
Net commissions and other net dealing revenues	2,234	-53	2,181
Profits and losses from financial transactions and dividends on shares	344	-5	339
Profits from companies carried at equity and dividends from shareholdings	196	26	222

NET INTEREST AND OTHER BANKING INCOME	5,663	-126	5,537
Administrative costs	-3,489	93	-3,396
• personnel	-2,165	59	-2,106
• other administrative costs	-1,121	31	-1,090
• indirect duties and taxes	-203	3	-200
Other operating income, net	244	—	244
Adjustments to tangible and intangible fixed assets	-347	11	-336

OPERATING INCOME	2,071	-22	2,049
Adjustments to goodwill and merger and consolidation differences	-115	—	-115
Provisions and net adjustments to loans and financial fixed assets	-390	5	-385

INCOME BEFORE EXTRAORDINARY ITEMS	1,566	-17	1,549
Net extraordinary income/expense	-211	—	-211

INCOME BEFORE TAXES	1,355	-17	1,338
Income taxes for the period	-541	17	-524
Change in reserves for general banking risks	6	—	6
Income attributable to minority interests	-34	—	-34

NET INCOME	786	—	786

30/9/2003: statement of reclassified consolidated pro forma balance sheet

(€/mil)

	SANPAOLO IMI Group (a)	Exit of Banque Sanpaolo from line by line consolidation and 100% evaluation at equity (b)	SANPAOLO IMI Group pro forma (c)=(a+b)
ASSETS
Cash and deposits with central banks and post offices	968	-5	963
Loans	144,654	-4,975	139,679
• due from banks	18,794	-1,187	17,607
• loans to customers	125,860	-3,788	122,072
Dealing securities	23,841	-199	23,642
Fixed assets	9,869	-179	9,690
• investment securities	3,310	-446	2,864
• equity investments	4,021	403	4,424
• intangible fixed assets	366	-32	334
• tangible fixed assets	2,172	-104	2,068
Differences arising on consolidation and on application of the equity method	992	—	992
Other assets	23,127	-234	22,893
Total assets	203,451	-5,592	197,859

LIABILITIES
Payables	161,072	-5,336	155,736
• due to banks	27,105	-467	26,638
• due to customers and securities issued	133,967	-4,869	129,098
Provisions	4,070	-44	4,026
• for taxation	755	-30	725
• for termination indemnities	985	—	985
• for risks and charges	2,021	-14	2,007
• for pensions and similar	309	—	309
Other liabilities	20,767	-212	20,555
Subordinated liabilities	6,484	—	6,484
Minority interests	298	—	298
Shareholders’ equity	10,760	—	10,760
Total liabilities	203,451	-5,592	197,859

Parent Bank financial statements and reports

PARENT BANK RECLASSIFIED FINANCIAL STATEMENTS

PARENT BANK REPORT ON OPERATIONS

PROPOSAL FOR THE APPROVAL OF THE FINANCIAL STATEMENTS
AND ALLOCATION OF NET INCOME FOR THE YEAR

REPORT OF THE BOARD OF STATUTORY AUDITORS

INDEPENDENT AUDITORS’ REPORT

PARENT BANK FINANCIAL STATEMENTS

ATTACHMENTS

Parent Bank reclassified financial statements

PARENT BANK RECLASSIFIED STATEMENT OF INCOME

PARENT BANK RECLASSIFIED BALANCE SHEET

Parent Bank reclassified statement of income

	2003	2002 pro forma (1)	Change 2003 / 2002 pro forma (%)	2002
	(€/mil)	(€/mil)		(€/mil)
NET INTEREST INCOME	1,849	1,829	+1.1	2,103
Net commissions and other net dealing revenues	1,467	1,322	+11.0	1,512
Profits and losses from financial transactions and dividends on shares	89	55	+61.8	62
Dividends from shareholdings	832	628	+32.5	700

NET INTEREST AND OTHER BANKING INCOME	4,237	3,834	+10.5	4,377
Administrative costs	-2,723	-2,713	+0.4	-2,866
• personnel	-1,665	-1,655	+0.6	-1,823
• other administrative costs	-918	-914	+0.4	-885
• indirect duties and taxes	-140	-144	-2.8	-158
Other operating income, net	375	390	-3.8	252
Adjustments to tangible and intangible fixed assets	-339	-352	-3.7	-330

OPERATING INCOME	1,550	1,159	+33.7	1,433
Adjustments to goodwill and merger differences	-115	-148	-22.3	-185
Provisions and net adjustments to loans and financial fixed assets	-579	-710	-18.5	-748
• provisions for risks and charges	-117	-143	-18.2	-151
• net adjustments to loans and provisions for guarantees and commitments	-401	-229	+75.1	-260
• net adjustments to financial fixed assets	-61	-338	-82.0	-337

INCOME BEFORE EXTRAORDINARY ITEMS	856	301	+184.4	500
Net extraordinary income/expense	233	425	-45.2	316

INCOME BEFORE TAXES	1,089	726	+50.0	816
Income taxes for the period	-265	-203	+30.5	-410
Change in reserve for general banking risks	—	—	n.s.	358

NET INCOME	824	523	+57.6	764

(1) The criteria for the preparation of the pro forma reclassified accounts are detailed in the Explanatory Notes.

The pro forma statement of income for 2002 is unaudited.

Parent Bank reclassified balance sheet

	31/12/2003	31/12/2002 pro forma (1)	Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	(€/mil)	(€/mil)		(€/mil)
ASSETS
Cash and deposits with central banks and post offices	741	835	-11.3	986
Loans	91,368	86,155	+6.1	97,110
• due from banks	27,385	20,512	+33.5	20,951
• loans to customers	63,983	65,643	-2.5	76,159
Dealing securities	8,816	11,950	-26.2	12,658
Fixed assets	14,820	13,690	+8.3	13,381
• investment securities	2,458	2,033	+20.9	2,039
• equity investments	10,291	9,344	+10.1	8,313
• intangible fixed assets	797	829	-3.9	1,613
• tangible fixed assets	1,274	1,484	-14.2	1,416
Other assets	9,235	8,921	+3.5	10,872
Total assets	124,980	121,551	+2.8	135,007

LIABILITIES
Payables	97,470	94,750	+2.9	106,233
• due to banks	37,800	37,143	+1.8	31,020
• due to customers and securities issued	59,670	57,607	+3.6	75,213
Provisions	2,490	2,512	-0.9	3,115
• for taxation	660	790	-16.5	1,038
• for termination indemnities	529	512	+3.3	687
• for risks and charges	1,301	1,169	+11.3	1,349
• for pensions and similar	—	41	n.s.	41
Other liabilities	8,787	7,934	+10.8	9,613
Subordinated liabilities	5,887	6,090	-3.3	6,090
Shareholders’ equity	10,346	10,265	+0.8	9,956
• capital	5,144	5,144	—	5,144
• reserves	4,378	4,164	+5.1	4,048
• net income	824	523	+57.6	764
• adjustment for alignment with net income	—	434	n.s.	—
Total liabilities	124,980	121,551	+2.8	135,007

GUARANTEES AND COMMITMENTS
Guarantees given	29,298	29,383	-0.3	30,142
Commitments	14,057	13,359	+5.2	14,181

(1)       The criteria for the preparation of the pro forma reclassified accounts are detailed in the Explanatory Notes.

The pro forma balance sheet for 2002 is unaudited.

Parent Bank Report on Operations

PARENT BANK RESULTS

OPERATING VOLUMES AND ORGANIZATION

CAPITAL AND RESERVES

SUPPLEMENTARY INFORMATION

DEVELOPMENTS AFTER THE END OF THE YEAR

Parent Bank results

In 2003, the Bank’s income results registered a growth compared with the previous year, from March in a context of recovering financial markets and from the end of the first half thanks to a gradual improvement in the economic situation.

The positive trend of revenues and the substantial stability of costs generated an operating income of 1,550 million euro, up 33.7% compared with 2002 pro forma.

Net income reached 824 million euro, up 57.6% owing to fewer provisions and adjustments which more than offset the reduction in net extraordinary income.

To allow a consistent comparison of the 2003 results, a pro forma balance sheet for 2002 was prepared, taking account of:

•                  the merger by incorporation of Cardine Finanziaria, legally effective as of 31 December 2003 and effective for accounting and tax purposes as of 1 January 2003;

•                  the spin off of the branches operating in Southern regions of mainland Italy, to Sanpaolo Banco di Napoli, in two tranches: the first, effective as of 1 July 2003, regarded more than 600 operating points of the former Banco di Napoli; the second, effective as of 29 September 2003, involved about 130 SANPAOLO IMI operating points;

•                  the transfer of the company branch of the public works of the former Banco di Napoli to Banca OPI, with effect from 1 January 2003;

•                  the transfer of the tax collection sector of the former Banco di Napoli to Esaban (now GEST Line), with effect from 1 October 2002.

The criteria observed for the preparation of the pro forma statement are illustrated in the Explanatory Notes.

Net interest income

The net interest income for 2003 was 1,849 million euro, up 1.1% compared with 2002 thanks to the stable spread, despite the continuing weakness of the market rates, and to the recomposition of the assets of deposits in favor of less costly sight deposits.

During the year the spread related to short-term transactions with customers increased, benefiting from the increase in the mark up, favored by the stability of the rates negotiated and the maximum overdraft commission application mechanism, which more than offset the decline in the mark down.

Net interest and other banking income

Net interest and other banking income came to 4,237 million euro, with a growth of 10.5% compared with 2002.

Net commissions amounted to 1,467 million euro, registering an increase of 11% on an annual basis. The positive evolution of the aggregate favored by the gradual recovery of the financial markets, can be seen in all sectors. Compared to the previous year collection and payment (+32.7%), deposits and current accounts (+19.4%) and loans and guarantees (+18.6%) sectors show remarkably higher growth rates. Asset management, dealing and advisory, up 9.2%, has benefited from the positive trend of commissions related to asset management (+10.8%), mainly attributable to the insurance sector.

Profits from financial transactions and dividends on shares presented a considerable increase, climbing from 55 million euro in 2002 to 89 million in 2003 (+61.8%). This result was influenced positively by income from dealing activities in derivatives (about 40 million euro), and the

Net interest income

	2003 pro forma	2002 2003 / 2002	Change pro forma (%)	2002
	(€/mil)	(€/mil)		(€/mil)
Interest income and similar revenues	4,159	4,922	-15.5	5,364
Interest expense and similar charges	-2,310	-3,093	-25.3	-3,261
Net interest income	1,849	1,829	+1.1	2,103

favorable trend of dealings in own shares. On the contrary the Parmalat shares in portfolio suffered writedowns of 9 million euro.

Dividends from shareholdings were 832 million euro, growing 32.5% compared with 2002. This movement is the result of the net influence of the increase of dividends from subsidiaries and the drop in those from other companies.

Operating income

Operating income amounted to 1,550 million euro, registering a 33.7% increase compared with 2002.

The structural cost containment actions taken as of 2001 allowed the Bank to strictly control the trend of administrative costs, which reached 2,723 million euro, growing slightly (+0.4%) compared with 2002.

Net interest and other banking income

	2003 pro forma	2002 2003 / 2002	Change pro forma (%)	2002
	(€/mil)	(€/mil)		(€/mil)
Net interest income	1,849	1,829	+1.1	2,103
Net commissions and other net dealing revenues	1,467	1,322	+11.0	1,512
• management, dealing and advisory services	774	709	+9.2	779
• asset management	688	621	+10.8	679
• brokerage and custody of securities and currencies	86	88	-2.3	100
• loans and guarantees	217	183	+18.6	199
• collection and payment services	146	110	+32.7	165
• deposits and current accounts	302	253	+19.4	301
• other services and net dealing revenues	28	67	-58.2	68
Profits and losses from financial transactions and dividends on shares	89	55	+61.8	62
Dividends from shareholdings	832	628	+32.5	700
Net interest and other banking income	4,237	3,834	+10.5	4,377

Operating income

	2003	2002 pro forma	Change 2003 / 2002 pro forma (%)	2002
	(€/mil)	(€/mil)		(€/mil)
Net interest and other banking income	4,237	3,834	+10.5	4,377
Operating costs	-2,687	-2,675	+0.4	-2,944
• administrative costs	-2,723	-2,713	+0.4	-2,866
• personnel	-1,665	-1,655	+0.6	-1,823
• other administrative costs	-918	-914	+0.4	-885
• indirect duties and taxes	-140	-144	-2.8	-158
• other operating income, net	375	390	-3.8	252
• adjustments to tangible fixed assets	-177	-194	-8.8	-189
• adjustments to intangible fixed assets	-162	-158	+2.5	-141
Operating income	1,550	1,159	+33.7	1,433

Personnel costs, equal to 1,665 million euro, showed a moderate increase of 0.6%. This trend is the result of the opposing movements of the increases induced by the current national collective labor contract and actions to optimize staff, reduced on average terms by 3.5% compared with 2002. The first benefits expected from the staff leaving incentives, also using the “Fund for staff in the banking industry”, were registered in 2003, but will become more intensely effective from 2004.

Other administrative costs increased 0.4%, mainly as a result of IT costs, indirect personnel costs and promotional initiatives for product development.

Amortization of tangible and intangible fixed assets came to 339 million euro, down 3.7% on the previous year. The decrease is in line with the trend of investments which, while high, were lower than in 2002.

Income before extraordinary items

Income before extraordinary items reached 856 million euro, almost three times the 301 million realized in 2002.

Adjustments to goodwill and merger differences, 115 million euro, were down by 22.3% compared with 2002,

Other administrative costs

	2003	2002 pro forma	Change 2003 / 2002 pro forma (%)	2002
	(€/mil)	(€/mil)		(€/mil)
IT costs	275	259	+6.2	239
Property costs	185	183	+1.1	190
General expenses	172	184	-6.5	168
Professional and insurance fees	119	139	-14.4	133
Utilities	50	56	-10.7	54
Promotion, advertising and marketing expenses	52	41	+26.8	44
Indirect personnel costs	65	52	+25.0	57
Other administrative costs	918	914	+0.4	885

Income before extraordinary items

	2003	2002 pro forma	Change 2003 / 2002 pro forma (%)	2002
	(€/mil)	(€/mil)		(€/mil)
Operating income	1,550	1,159	+33.7	1,433
Adjustments to goodwill and merger differences	-115	-148	-22.3	-185
Provisions and net adjustments to loans and financial fixed assets	-579	-710	-18.5	-748
• provisions for risks and charges	-117	-143	-18.2	-151
• adjustments to loans and provisions for guarantees and commitments	-401	-229	+75.1	-260
• net writedowns	-516	-283	+82.3	-325
• net provisions for guarantees and commitments	3	-57	n.s.	-59
• recoveries	112	111	+0.9	124
• net adjustments to financial fixed assets	-61	-338	-82.0	-337
• net writedowns of equity investments	-56	-288	-80.6	-287
• net writedowns of investment securities	-5	-50	-90.0	-50
Income before extraordinary items	856	301	+184.4	500

mainly owing to the completion of the ten-year amortization of goodwill related to the merger of the former Banca Provinciale Lombarda and the former Banco Lariano.

Provisions and net adjustments to loans and financial fixed assets amounted to a total of 579 million euro, registering a reduction of 18.5%, resulting mainly from writebacks to the investment portfolio. The net flow for the year includes, in particular:

•                  117 million euro provisions for risks and charges, which include forecasts of major outlay for legal action and possible charges in connection with guarantees given in the context of company transactions and dealing activities in securities with customers;

•                  401 million euro of provisions and adjustments to loans, destined both to adjusting the estimated realizable value of specific accounts included in doubtful loans (among which 245 million euro representing 90% of the exposure to the Parmalat group and 8 million aimed to the full writedown of loans to the Cirio group), and to the coverage of the physiological risk of the performing loans portfolio;

•                  61 million euro of adjustments to financial fixed assets, of which 56 million in relation to the investment portfolio and 5 million for investment securities. The main writedowns concerned Banca Popolare dell’Adriatico (60 million euro) and IMI Investimenti (66 million); on the contrary, the stake held directly in Santander Central Hispano was revaluated for 83 million euro, aligning the book value to the average market price for the second half of the year (8.075 euro per share).

Net income

Net income, 824 million euro, includes 233 million euro of net extraordinary income, compared with 425 million in 2002. Charges connected with staff leaving registered an increase, from about 15 million in 2002 to 376 million, against capital gains deriving from the sale of shares in Banque Sanpaolo (268 million euro) and in Finconsumo Banca (52 million), the extraordinary distribution of reserves (113 million) and the real estate spin off (51 million).

The Bank’s tax rate was 24.3%, below the 28% of the previous year thanks to the drop in IRPEG (Corporate Income Tax) and IRAP (Regional Income Tax), and the effect of dividends from subsidiaries booked by pertinence, which, on the basis of the regulations of the tax reform, will only be taxed in relation to 5% of their value.

Net income

	2003	2002 pro forma	Change 2003 / 2002 pro forma (%)	2002
	(€/mil)	(€/mil)		(€/mil)
Income before extraordinary items	856	301	+184.4	500
Net extraordinary items	233	425	-45.2	316
• net gains on disposal and transfer of equity investments	331	121	+173.6	121
• other net extraordinary items	-98	304	n.s.	195
Income before taxes	1,089	726	+50.0	816
Change in reserves for general banking risks	—	—	—	358
Income taxes for the period	-265	-203	+30.5	-410
Net income	824	523	+57.6	764

Operating volumes and organization

To enable consistent comparison with 2003, the figures as of 31 December 2002 have been presented pro forma to reproduce the changes in the setting which characterized the year ended: the transfer of the public works company branch of the former Banco di Napoli to Banca OPI, the spin off of the branches operating in the Southern regions of mainland Italy to Sanpaolo Banco di Napoli during the year and the merger by incorporation of Cardine Finanziaria.

Customer financial assets

At the end of 2003, customer financial assets amounted to 185.1 billion euro, up 8% from the end of December 2002. This movement can be attributed to the growth of all its components.

In greater detail, direct customer deposits amounted at the end of December 2003 to 59.7 billion euro, up 3.6% compared with the end of the previous year.

Within this context, the flow of the Italian branches reached 50.1 billion euro, up 0.7 billion compared with the

Customer financial assets

	31/12/2003		31/12/2002 pro forma		Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	Amount	%	Amount	%		Amount	%
	(€/mil)		(€/mil)			(€/mil)
Asset management	61,675	33.3	57,155	33.3	+7.9	71,087	34.2
Asset administration	63,745	34.5	56,654	33.1	+12.5	61,352	29.6
Direct deposits	59,670	32.2	57,607	33.6	+3.6	75,213	36.2
Customer financial assets	185,090	100.0	171,416	100.0	+8.0	207,652	100.0

Direct customer deposits

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	(€/mil)	(€/mil)		(€/mil)
Italian branches’ deposits	50,136	49,448	+1.4	67,054
• current accounts and deposits	29,715	28,248	+5.2	41,754
• certificates of deposit	483	925	-47.8	1,981
• bonds	15,099	13,812	+9.3	16,025
• repurchase agreements and securities lending	4,114	5,562	-26.0	6,215
• other deposits	725	901	-19.5	1,079
Foreign branches’ deposits	9,534	8,159	+16.9	8,159
Direct customer deposits	59,670	57,607	+3.6	75,213

Asset management

	31/12/2003		31/12/2002 pro forma		Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	Amount	%	Amount	%		Amount	%
	(€/mil)		(€/mil)			(€/mil)
Mutual funds and fund-based portfolio management	44,573	72.3	42,538	74.4	+4.8	52,923	74.4
Portfolio management	2,693	4.4	3,117	5.5	-13.6	4,764	6.7
Life technical reserves	14,409	23.3	11,500	20.1	+25.3	13,400	18.9
Asset management	61,675	100.0	57,155	100.0	+7.9	71,087	100.0

end of December 2002 (+1.4%); this trend is largely attributable to the growth of current accounts and deposits, for 1.5 billion euro, and bonds, for 1.3 billion, more than offsetting the decline in certificates of deposit and repurchase agreements.

Direct customer deposits taken by the foreign network, 9.5 billion euro, registered an increase of 16.9%, thanks to the high number of issues of foreign currency certificates by the London branch.

The Bank’s assets under management reached 61.7 billion euro at the end of December, up 7.9% since the end of 2002. The increase, 4.5 billion euro, is attributable to the net flow of 3.4 billion and revaluation of stocks for 1.1 billion.

Mutual funds and fund-based portfolio management amounted to 44.6 billion euro, up 4.8% thanks to a net flow of 1.3 billion. In relation to fund types, there was a positive trend of equity funds, thanks to the recovery of the financial markets, and liquidity funds, preferred by customers in the context of a still uncertain economic situation, while balanced and bond funds declined. The share held by the Bank on the domestic market of mutual funds was 9% at the end of the year.

Positive movement in life technical reserves continued in 2003: the inflow realized by the distribution network during the year, 3.4 billion euro, took the amount of the technical reserves to 14.4 billion euro, rising by 25.3% since the end of 2002.

Change in assets under management

	2003	2002 pro forma	2002
	(€/mil)	(€/mil)	(€/mil)
Net inflow for the period	3,380	1,045	1,869
• Mutual funds and fund-based portfolio management	1,329	-2,298	-1,709
• Portfolio management	-1,336	-644	-701
• Life policies	3,387	3,987	4,279
Performance effect	1,140	-3,954	-4,126
Change in assets under management	4,520	-2,909	-2,257

Mutual funds by type

	31/12/2003 (%)	31/12/2002 pro forma (%)	31/12/2002 (%)
Equity	17.0	14.3	14.3
Balanced	14.4	17.7	17.7
Bond	32.5	34.5	34.5
Liquidity	36.1	33.5	33.5
Total mutual funds	100.0	100.0	100.0

Loans to customers

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	(€/mil)	(€/mil)		(€/mil)
Short-term loans	28,947	32,128	-9.9	35,350
Medium- and long-term loans	34,584	33,078	+4.6	38,769
Loans to customers excluding NPLs and loans to SGA	63,531	65,206	-2.6	74,119
Non-performing loans	452	437	+3.4	788
Loans to SGA	—	—	—	1,252
Loans to customers	63,983	65,643	-2.5	76,159

Asset administration rose at the end of the year to 63.7 billion euro, with an increase of 7.1 billion (+12.5%) since the end of December 2002. This favorable evolution can be attributed both to the equity sector and to the bond sector, only marginally penalized by the loss of value of certain corporate bonds, which represented a limited share of the portfolios of the Bank’s customers.

Loans to customers

Net loans to customers, excluding non-performing loans, reached 63.5 billion euro, registering a drop of 2.6% since the end of December 2002, attributable to the decline of short-term loans (-9.9%), only partially compensated for by the increase of medium- and long-term loans (+4.6%).

In medium- and long-term loans, good progress in financings directed to the retail sector continued: mortgage disbursements to households were 2.4 billion euro during the year, higher than the previous year. These results were favoured by a positive trend in the real estate market, in association with extremely contained interest rates.

Altogether loans issued to households, representing 20% of the total, registered an increase of 2.9% on an annual

Loans to customers by counterparty

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	(€/mil)	(€/mil)		(€/mil)
Loans to households	12,774	12,419	+2.9	14,599
Loans to family businesses and non-financial companies	37,551	38,746	-3.1	43,368
Loans to financial companies	12,933	13,471	-4.0	14,914
Loans to governments and public bodies	586	847	-30.8	3,089
Other	139	160	-13.1	189
Loans to customers	63,983	65,643	-2.5	76,159

Loans to customers by type of lending

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	(€/mil)	(€/mil)		(€/mil)
Loans to households	12,774	12,419	+2.9	14,599
• Domestic network	12,764	12,412	+2.8	14,592
• overdraft	426	554	-23.1	764
• personal loans	690	545	+26.6	693
• mortgage loans	11,219	10,913	+2.8	12,539
• other	429	400	+7.3	596
• Foreign network	10	7	+42.9	7
Loans to family businesses, companies, governments, public bodies and others	51,209	53,224	-3.8	61,560
• Domestic network	45,683	46,327	-1.4	54,663
• overdraft	7,073	8,107	-12.8	9,666
• repurchase agreements	436	289	+50.9	289
• import/export financing	1,867	1,806	+3.4	1,991
• mortgage loans	17,661	16,014	+10.3	20,571
• other	18,646	20,111	-7.3	22,146
• Foreign network	5,526	6,897	-19.9	6,897
Loans to customers	63,983	65,643	-2.5	76,159

basis compared with the decline in loans to other types of counterparty.

Quality of the loan portfolio

Net doubtful loans reached 1,033 million euro, compared with the 1,158 million at the end of 2002, showing a drop of 10.8%. More specifically, in loans to customers:

•                  net non-performing loans, 452 million euro, showed a growth of 15 million euro compared with the end of December 2002 (+3.4%). At the end of 2003 they accounted for 0.7% of the Bank’s net loans with a coverage ratio of 78.5%;

•                  problem, restructured and in course of restructuring loans reached 531 million euro, down by 101 million compared with the end of 2002; the coverage ratio was 30.8%;

•                  non-guaranteed loans to customers in countries subject to country risk rose from 34 million euro at the end of 2002 to 20 million as of 31 December 2003.

The general reserve, 477 million euro, offers adequate coverage of the risk of deterioration in creditworthiness inherent in the Bank’s performing loans portfolio, with particular reference to larger exposures to certain specific industrial sectors, including the automotive sector.

Activities on financial markets

In line with the Group Finance organizational model, redefined in 2002 with the establishment of the integrated treasury, during 2003 the Parent Bank continued the centralization activity related to market operations with domestic banking networks and, generally, with the Group companies. Keeping direct access to said companies was considered to be not ideal.

Analysis of loan portfolio

	31/12/2003		31/12/2002 pro forma		Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	Amount	%	Amount	%		Amount	%
	(€/mil)		(€/mil)			(€/mil)
Non-performing loans	452	0.7	437	0.7	+3.4	788	1.0
Problem, restructured and in course of restructuring loans	531	0.8	632	1.0	-16.0	854	1.1
Loans to countries at risk	20	0.1	34	0.0	-41.2	34	0.1
Doubtful loans - customers	1,003	1.6	1,103	1.7	-9.1	1,676	2.2
Performing loans	62,980	98.4	64,540	98.3	-2.4	74,483	97.8
Total loans to customers	63,983	100.0	65,643	100.0	-2.5	76,159	100.0
Non-performing and problem loans - banks	—		1		n.s.	1
Loans to countries at risk - banks	30		54		-44.4	54
Total doubtful loans - customers and banks	1,033		1,158		-10.8	1,731

Securities, interbank position and derivatives

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	(€/mil)	(€/mil)		(€/mil)
Investment securities	2,458	2,033	+20.9	2,039
Dealing securities	8,816	11,950	-26.2	12,658
Total securities	11,274	13,983	-19.4	14,697
Loans to banks	27,385	20,512	+33.5	20,951
Funding from international banking organizations	1,804	2,474	-27.1	2,484
Funding from other banks	35,996	34,669	+3.8	28,536
Derivatives and forward transactions in foreign currencies (at nominal value)	185,743	125,627	+47.9	125,627

At the end of the year the Bank’s securities portfolio came to 11.3 billion euro, with an annual reduction of 19.4%. This reduction is attributable to the adjustment of the portfolios acquired during the merger of Cardine Banca and Banco di Napoli to the management of the Parent Group’s securities portfolio, in respect of the risk/return profile, according to the different holding purposes, authorized by the guidelines approved during 2002 by the Bank’s Board of Directors. Investment securities, 2.5 billion euro, represented 21.8% of the total, up 14.5% on the end of 2002.

In the context of the dealing portfolio, the share of Government bonds accounted for 22%, while bonds from financial and banking issuers (including Group securities) represented 78%. Approximately 90% of the investment component was represented by Government and international organizations bonds, with the remaining 10% made up of corporate issues. The volume of the securities negotiated in 2003 was 31 billion euro, while transactions in repurchase agreements, entered into for retail and corporate customers and to support activity on the monetary markets, amounted to 429 billion euro, 298 billion of which were handled by the MTS/PCT platform.

Equity investments

The investment portfolio reached 10.3 billion euro, up 0.9 billion euro compared with the pro forma value at the end of December 2002, comprising 1,079 million euro increases for purchases and subscriptions, 581 million euro decreases for disposals, 56 million euro net adjustments and 505 million euro other net decreases.

The most significant acquisition transactions, already described in detail in the Report on Group Operations, regarded:

•                  the take over of the 7% share of the capital of Banca delle Marche with an outlay of 92 million euro;

•                  the increase of the share held in Cassa dei Risparmi di Forlì, from 21.02% to 29.77%;

•                  the increase of the share held in Banca Popolare dell’Adriatico, achieving complete control of the bank, through a voluntary Public Offer for the total shares in circulation and the subsequent exercise of the right to purchase shares not contributed in the Public Offer. At the time of the Offer, a 26.38% share was acquired with a total outlay of 74 million euro, together with a subsequent squeeze out of 5.4 million euro on 1.86% of the bank’s capital;

•                  the acquisition from Reale Mutua Assicurazioni of 5% of Noricum Vita at the price of 3.6 million euro;

•                  the increase of the share held in Borsa Italiana, from 4.14% to 5.37%, by taking over a share from several minority shareholders at the price of 12 million euro;

•                  the pro quota subscription of the CDC Ixis capital increase for 5.1 million euro.

The major disposal transactions include:

•                  the sale to Caisse Nationale des Caisses d’Epargne (CNCE) of a first share, equal to 60% of the capital, of Banque Sanpaolo at the price of 500 million euro, as the difference between the arranged price of 510 million euro and the estimated 2003 dividend part-share pertinent to SANPAOLO IMI, realizing, in this first phase, a capital gain of 268 million euro;

•                  the sale to Santander Central Hispano of a first tranche, equal to 20% of the capital, of Finconsumo Banca at the price of 60 million euro, realizing a capital gain of 52 million euro;

•                  the sale on the market of part of the investments in Beni Stabili and Banca Popolare di Lodi for a total price of 7.5 million euro;

•                  the sale to Generali Assicurazioni of the 24.5% held in the capital of Adriavita; the sale, for a price of 4.7 million euro, realized a capital gain of 2.3 million euro.

For details of the other transactions within the context of the rationalization of the portfolio, see Section 3 of the Explanatory Notes.

Equity investments

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
	(€/mil)	(€/mil)		(€/mil)
Equity investments	10,291	9,344	+10.1	8,313
• in Group companies	8,277	7,674	+7.9	6,693
• other	2,014	1,670	+20.6	1,620

The distribution network

Following the restructuring process, involving the rationalization of the territorial organization of the whole Sanpaolo Network and the start-up, within this context, of Sanpaolo Banco di Napoli, the Bank’s distribution structure, at the end of December, included a network of 1,438 banking branches in Italy as well as 12 offices and 18 representative offices abroad.

A policy for the reorganization of distribution aimed at obtaining a more widespread presence throughout the country also led to the opening of 16 new branches. The strengthening of the branch network has also been realized via the consolidation of the project for the specialization of branches based on the customers served and the services offered.

The Bank also confirmed its commitment towards innovative channels; at the end of the year, with regard to the private and retail segments, direct banking contracts managed by branches rose to about 400,000, while Internet banking contracts with companies and small businesses reached about 25,000 units. The retail customer service is also carried out through the network of automatic Bancomat tellers (1,943 ATMs at the end of the year) and through the POS terminals (28,736).

Personnel

At the end of the year the Parent Bank employed 22,086 resources, down 1,221 units (-5.2%) compared with 31 December 2002, reclassified consistently.

This reduction can be attributed to rationalization and efficiency initiatives provided for within the context of the 2003-2005 Plan, with regard to which staff leaving incentives were adopted, also using the “Income, employment and re-training fund for staff in the banking industry”.

The Group Agreement for activating the Fund, signed with the trade unions on 10 June 2003, was implemented by the Parent Bank on 14 June 2003.

The activation of the Fund enabled the Group to absorb redundancies directly, through the resignation of personnel in the structures in question, and indirectly, actuating intense professional conversion processes. These redundancies will also enable the creation of space in the distribution network for the entry of new staff, thus making an important investment for future growth and development, and speed up the acquisition of benefits from the most recent CCNL and CIA employment contracts.

Distribution network

	31/12/2003	31/12/2002 pro forma	Change 31/12/03-31/12/02 pro forma (%)	31/12/2002

Banking branches and area offices	1,450	1,401	+3.5	2,126
• Italy	1,438	1,390	+3.5	2,115
• Abroad	12	11	+9.1	11
Representative offices	18	17	+5.9	17

Personnel

	31/12/2003		31/12/2002 pro forma (1)		Change 31/12/03-31/12/02 pro forma (%)	31/12/2002
		%		%			%
Period-end headcount	22,086	100.0	23,307	100.0	-5.2	28,036	100.0
• executives	451	2.0	462	2.0	-2.4	457	1.6
• third and fourth level managers	3,064	13.9	3,443	14.8	-11.0	3,901	13.9
• other personnel	18,571	84.1	19,402	83.2	-4.3	23,678	84.5

(1)       Figures reconstructed pro forma to take into account the conferral of resources operating in the branches converged to Sanpaolo Banco di Napoli, the resources from the merger by incorporation of Cardine Finanziaria and the spin off of the resources of the public works sector to Banca OPI.

After the Fund was set up, about 2,000 applications were received in the Parent Bank, out of a total of about 2,450 people.

The first resignations were arranged in September 2003 while the remainder, forecast to take place over a period extended right through 2004, will be arranged to suit operating and organizational needs, giving priority to personnel belonging to the structures in which efficiency must be increased.

The staff leaving incentives, offered to staff who matured the right to a pension during 2003, ended on 31 December 2003. A total of approximately 550 redundancies was defined.

Altogether, following the above-mentioned staff leaving incentives, more than 1,300 resignations took place in 2003: about 700 through the “Fund for staff in the banking industry”, 111 pursuant to a previous initiative launched by the former Banco di Napoli in 2002 and about 500 through voluntary retirement.

Capital and reserves

Net shareholders’ equity

The Bank’s shareholders’ equity, 10,346 million euro as of 31 December 2003, showed in the year the following movements:

Movements in Bank’s equity	(€/mil)

Shareholders’ equity as of 1 January 2003	9,956
Decreases	-550
• Dividends	-550
Increases	940
Cardine Finanziaria merger surplus	116
• Net income for the period	824
Shareholders’ equity as of 31 December 2003	10,346

For more details on transactions during the year and all the Bank’s equity accounts, see Part B - Section 8 of the Explanatory Notes.

Own shares

As of 31 December 2002 the Bank held just one own share in its portfolio, with 2.8 euro nominal value, for a book value of 7.41 euro. This share was sold in 2003.

During 2003 the Bank pursued the aim of concentrating in the Parent Bank the possession of SANPAOLO IMI shares held by the Group.

The Parent Bank’s dealing in own shares was aimed at purchasing securities for the dealing portfolio at the service of stock option plan and the extended employee stock plan.

In particular, in application of that established in the decisions made by the Shareholders’ meeting regarding authorization to purchase and dispose of own shares, during 2003 it purchased 6,097,849 shares (nominal value 17.1 million euro), for a total cost of 48.6 million euro. The shares were destined as follows:

•                  2,344,522 shares (6.6 million euro nominal value), for a cost of 19 million euro, were assigned to employees in relation to the extended employee stock plan;

•                  434,953 shares (1.2 million euro nominal value), for a cost of 3.7 million euro, were transferred to Fondazione CR Venezia as payment of the debt arising from the price revision clause in the former Cardine Banca share purchase agreement, entered into by the aforementioned Fondazione and completed in 2001;

•                  97,455 shares (273,000 euro nominal value), for a book value of 0.8 million euro, were sold on the market for a cost of about 0.9 million euro.

At the end of 2003 therefore, the Parent Bank held 3,220,919 own shares (9 million euro nominal value) in its portfolio, equal to 0.18% of the share capital, recorded, among the assets in the Balance sheet, at market value for 34 million euro (10.413 euro unit cost).

Regulatory capital and solvency ratios

At the end of 2003 the ratio of the Bank’s regulatory capital to total weighted assets against credit and market risks showed a total solvency ratio of 15.1%. The ratio of the primary capital to total weighted assets was 11.0%.

Regulatory capital and solvency ratios

	31/12/2003	31/12/2002
Regulatory capital (€/mil)
Tier 1 capital	9,799	8,793
Tier 2 capital	3,934	3,883
less: prescribed deductions	-440	-485
Regulatory capital	13,293	12,191
Tier 3 subordinated loans	140	211
Total regulatory capital	13,433	12,402
Weighted assets (€/mil)
Credit risk	86,774	93,086
Market risk	1,997	3,016
Other requirements	1	2
Total assets	88,772	96,104
Solvency ratios (%)
Tier 1 ratio	11.0	9.1
Total ratio	15.1	12.9

Supplementary information

Committees and management

In compliance with the recommendation issued by Consob with Communication 1574/1997, in accordance with Art. 15 of the Articles of Association, the Board of Directors has elected among its members the Executive Committee (comprising the Chairman, presiding, the Deputy Chairmen and the Managing Directors) and has a set number of components, powers of attorney, duration, operating standards and powers. The Board has also elected the Managing Directors, establishing their attributions.

The Board has attributed to the Executive Committee powers to be exercised within the context of the strategies, the addresses and plans laid out by the same Board, with faculty of sub-power of attorney and the obligation to report quarterly to the Board on the activity performed, the decision made and the powers of attorney conferred. In particular, the Executive Committee has been conferred powers concerning loan issue and, more generally, operational powers for the recovery of loans, other economic sacrifices, assets and liabilities in dispute and pre-litigation, not involving recoveries, administrative procedures against the company and equity investments – subject to the exclusive competence of the Board of Directors in the cases provided for by Art. 16 of the Articles of Association – as well as matters regarding personnel and expenditure and, generally, the faculty to make any urgent provisions in the Bank’s interest, informing the Board at the first meeting.

Powers concerning the granting of loans have also been attributed to special Committees composed of the Managing Directors and the Managers of the competent company structures.

The Board of Directors has conferred to the Managing Directors, considered individually, powers to be exercised within the context of the respective competencies, strategies, addresses and plans laid out by the same Board, with faculty of sub-power of attorney and the obligation to report quarterly to the Board on the activities performed, the decisions made and the powers of attorney conferred.

In order to identify operating and market contexts with consistent characteristics and to exploit the respective specializations and competencies, the areas of responsibility have been divided between the Managing Directors as follows:

•                  the Managing Director Pio Bussolotto is assigned responsibility for the North East Territorial Direction, established following the merger by incorporation of Cardine Finanziaria into SANPAOLO IMI in support of the bank networks belonging to the former Cardine group operating in the Triveneto (comprising the regions Veneto, Friuli Venezia Giulia and Trentino Alto Adige) and Emilia areas; his functions comprise supervising the related commercial and credit activities, coordinating the operations of the SANPAOLO branches in the respective territorial settings and promoting development activities, addressing and exploiting the business opportunities offered by the market of reference. The Managing Director in question is also assigned responsibility for shareholdings in other domestic banks and for the GEST Line tax collection company, as well as the control of Group operation and supervision of purchasing and logistics;

•                  the Managing Director Alfonso Iozzo is in charge of banking and lending activities to households, companies and public entities, through the direct responsibility for the Sanpaolo Network, Sanpaolo Banco di Napoli, Banca OPI and Banca Popolare dell’Adriatico, as well as the Group’s corporate identity. In order to accentuate the operational integration between the various Group banks, the Managing Director in question has also been assigned the centralized control of Group lending, including large risks, and responsibility for the Macchina Operativa Integrata;

•                  the Managing Director Luigi Maranzana is assigned responsibility for specialist businesses, with particular reference to the financial planner networks (Banca Fideuram and Banca Sanpaolo Invest), investment banking (Banca Imi), asset management (Sanpaolo Imi Wealth Management), financial markets and international banking. The Financial Statements, as well as other central functions of the Group near to the above-mentioned markets, such as Group Finance, Risk Management and Correspondent Banks, refer to the Managing Director in question.

Considering the aforementioned competencies, the Board has conferred to the Managing Directors powers concerning loan issue and, more generally, operational, Group guarantees to financial institutions, financial risk management and control, recovery of loans, assumption of economic burdens, legal and prelegal proceedings on non-recovered assets and liabilities, administration procedures against the Company, shareholdings and costs, as well as powers in matters concerning personnel and structures within the context of the management directions approved by the administrative bodies.

The Managing Directors have been assigned, in general and within the context of their respective attributions, or in the execution of decisions made by superior Bodies, all powers necessary for the ordinary management of the Company, unless otherwise reserved specifically to other Bodies pursuant to the Articles of Association or by exclusive mandate of the Board of Directors.

The Board of Directors, in accordance with Art. 20 of the Articles of Association, has elected a Central Management, establishing the number of members and also providing for attribution of the competencies as well as the allocation of the respective functions.

The Central Management – which answers to the Managing Directors – implements the decisions made by the Board of Directors, the Executive Committee, the Chairman and the Managing Directors; it manages all current affairs; it supervises the structure and operation of services; it organizes the assignments and destinations of personnel, excluding Executives. They can also delegate, with internal and continuing provisions, certain powers of theirs to Executives and other Head Office personnel, area and branch managers.

Transactions with related parties

In accordance with and in observance of the Consob provisions (Communications dated 20 February 1997, 27 February 1998 and subsequent integrations), the transactions entered into by the Bank with related parties lie within the scope of the normal operations of the Parent Bank and are usually entered into under market conditions, on the basis of valuations made for mutual economic convenience, also in observance of the internal procedure provided for this purpose.

During 2003, no transactions of “atypical or unusual nature” were carried out, the relevance/importance of which might give rise to doubts with regard to the safety of the shareholder’s equity and the protection of minority shareholders, neither with related parties nor with subjects other than related parties.

The balances and transactions between the Bank and the other companies in the SANPAOLO IMI Banking Group, which occurred during the year, are detailed in the Explanatory Notes.

Further information is given in the Group Report on Operations, to which reference must be made.

As regards transactions with subjects exercising functions of administration, management and control of the Bank, Art. 136 of the D. Lgs. 385/93 (Testo Unico Bancario -Consolidated Banking Law) will be applied. For these subjects (regardless of the fact that they are related counter-parties) these transactions were approved unanimously by the Board of Directors, with the favorable vote of all the Statutory Auditors, subject to the obligations provided by the Italian Civil Code regarding the interests of the directors. The same procedure also applies to the parties who carry out the administrative, managerial, and executive duties within a bank or a company belonging to the Group, for actions taken in connection with the company itself or for financing transactions entered into with other companies or banks within the Group. In such cases, the transactions are decided upon by the boards of the contracting company or bank, with the prior consent of the Parent Bank.

Section D of the Explanatory Notes highlights the loans and guarantees issued to Directors and Auditors of the Bank.

The same Section D of the Explanatory Notes also reports, in accordance with Art. 78 of Consob Resolution 11971/99, the remuneration of the Directors and Auditors of the Parent Bank.

The shares of the Parent Bank and subsidiaries, held by Administrators and Auditors of the Parent Bank and by others, as provided for by Art. 79 of Consob Resolution 11971/99, are detailed in the Group Report on Operations.

Offices held by Directors in other companies

In accordance with the recommendations of the Code of Conduct for Listed Companies issued by Borsa Italiana S.p.A., Section D of the Explanatory Notes to the Parent Bank financial statements reports the list of the offices of Director or Auditor held by the Directors of SANPAOLO IMI in other companies listed in regulated markets (also foreign), in financial, banking, insurance and other significant-sized companies.

Stock incentive plans

The Bank has set up four stock option plans reserved for executives, as well as a plan reserved for the Chairman and the Managing Directors. In 2003, as in 2002, there was a free assignment of SANPAOLO IMI shares reserved for all Parent Bank personnel. The details of these initiatives are illustrated in the Group Report on Operations, to which reference must be made.

Other information in accordance with the law

Planning document on information security management

In the context of the standards provided for by law 675/1996 on privacy protection, the Bank has prepared the planning document on personal information security management, in accordance with Art. 6 of D.P.R. 318/1999. It is currently being updated in accordance with Sub. 1 of Art. 34 of D.Lgs. 196/2003 and rules 19 and 26 of the related technical regulations.

Developments after the end of the year

In the first two months of 2004, the Bank registered an increase in the volumes of customer financial assets compared with the end of 2003, mainly because of asset administration and, to a lesser extent, asset management. The positive trend of the latter is mainly a consequence of the good performance of the financial markets.

As regards the economic results of the first two months of 2004, as well as the prospects for the evolution of the operating volumes and economic margins, the considerations regarding the Group are confirmed.

Turin, 26 March 2004

The Board of Directors

Proposal for the approval of the financial statements and allocation of net income for the year

Shareholders,

we submit to your approval the SANPAOLO IMI financial statements for 2003.

Firstly, the incorporation of Cardine Finanziaria S.p.A., becoming legally effective from 31 December 2003, determined the cancellation of the book value of the investment in Cardine Finanziaria (2,439 million euro) against the net equity of the incorporated company (2,555 million euro, after distributing net income for 2002); this has determined a cancellation merger surplus of approximately 116 million euro.

Considering that the cancellation surplus is fully attributable to the incorporated company’s profit reserves, it has been consistently added to the Bank’s extraordinary reserve.

The net equity of SANPAOLO IMI S.p.A. as of 31 December 2003, before allocation of net income, is composed as follows:

€

	Share capital and reserves as of 31/12/03 before the allocation of the merger deficit		Allocation of cancellation deficit	Share capital and reserves before allocation of 2003 net income
Capital	5,144,064,800			5,144,064,800
Legal reserve	1,028,812,960			1,028,812,960
Additional paid-in capital	707,767,359			707,767,359
Other Reserves:	2,641,153,334			2,641,153,334
Reserve D.Lgs. 153/99	854,281,978			854,281,978
Reserve ex Art. 21 D.Lgs. 213/98	14,353,079			14,353,079
Reserve ex Art.13 sub.6 D.Lgs. 124/93	4,544,434			4,544,434
Cardine Finanziaria merger surplus	115,624,431		-115,624,431	—
Reserve for purchase of own shares	1,000,000,000	(*)		1,000,000,000
Extraordinary reserve	652,131,364		115,624,431	767,755,795
Reserve pursuant to Law Decree 429/82	218,048			218,048
Income for the period to be distributed	824,309,839			824,309,839
	10,346,108,292		—	10,346,108,292

(*) Of which € 33,539,430 commitments for own shares held in portfolio as of 31/12/03.

Considering that the Legal Reserve has reached the maximum limit provided for by the first subsection of Art. 2430 of the Italian Civil Code (20% of the share capital), it is not necessary, in accordance with the law and with Art. 22 of the Articles of Association, to allocate a 10% share of the net income to the Legal Reserve. Consistently with this assumption, and taking account of the fact that Art. 22 of the Articles of Association provides for the attribution to the preference shares of 5% of their nominal value, we propose the allocation of net income for the year, 824,309,839 euro, to be distributed as follows:

•                  716,494,740 euro to the Shareholders, with recognition of a dividend of 0.39 euro for each of the 1,448,831,982 ordinary shares and 388,334,018 preference shares part of the share capital, to be distributed to the shares in circulation, allocating to the extraordinary reserve the undistributed share against any own shares held by the Bank as of 24 May 2004, the dividend issue date;

•                  873,421 euro to the Reserve provided for by subsection 6 of Art. 13 of D.Lgs. 124/93, to make use of the tax deduction deriving from the possibility for setting up this reserve subject to taxation, for 3% of the share for termination indemnities for employees’ supplementary pensions;

•                  106,941,678 euro to the Extraordinary reserve.

The dividends will be paid on 27 May 2004.

By effect of the tax reform effective from 1 January 2004, dividends are not usually entitled to tax credit. In a few cases, expressly regulated by legal provisions, they are entitled to “full” tax credit of 51.51%.

The proposal for the distribution of net income is consistent with the positive trend registered by the Bank in the early months of 2004 and with the levels of adequacy of the Bank’s and the Group’s regulatory capital and solvency ratio. In the case of approval of the proposal in question, after allocation of the net income for the year and regardless of specification of the own shares held by the Bank, SANPAOLO IMI’s net equity will be formed as follows:

€

Composition of the net equity of SANPAOLO IMI after the allocation of 2003 net income
Capital	5,144,064,800
Legal reserve	1,028,812,960
Additional paid-in capital	707,767,359
Other Reserves:	2,748,968,433
Reserve D.Lgs. 153/99	854,281,978
Reserve ex Art. 21 D.Lgs. 213/98	14,353,079
Reserve ex Art.13 sub.6 D.Lgs. 124/93	5,417,855
Reserve for purchase of own shares	1,000,000,000
Extraordinary reserve	874,697,473
Reserve pursuant to Law Decree 429/82	218,048
9,629,613,552

Turin, 26 March 2004	The Board of Directors

Report of the Board of Statutory Auditors in accordance with Art. 153 of Decree Law 58 dated 24 February 1998 and with Art. 2429, subsection 3 of the Civil Code

Shareholders,

the 2003 financial statements submitted for your examination and approval, as well as the consolidated financial statements for the year 2003 which are at your disposal, have been submitted by us in compliance with legislation and have been prepared in accordance with D. Lgs. 87 of 27 January 1992 and with the Bank of Italy regulation of 30 July 1992 and subsequent amendments.

The Report on Operations of the Parent Bank and of the Group, presented with the financial statements, fully and exhaustively illustrate the financial position and results of operations and the performance of the Parent Bank and of the Group during 2003, as well as the developments after the end of the year.

The financial statements also comprise the Report on Corporate Governance and the compliance with the Code of Conduct for Listed Companies which reveal that the SANPAOLO IMI Corporate Governance structure as a whole conforms to the indications of the Code.

In compliance with the recommendations set forth in the Code of Conduct, and following the amendments to the Regulations for markets organized and managed by Borsa Italiana S.p.A., the Bank:

•                  has approved the Code for Conduct in respect of insider dealing, aimed at giving transparency to purchase and sale transactions of stocks of listed Companies and subsidiaries by the Directors, the Statutory Auditors and other “relevant people” of such Companies, with effect from 1 January 2003;

•                  has adopted an internal procedure, which reaffirms the principle of discretion to which the Directors and Statutory Auditors are bound in respect of withholding confidential information;

•                  has revealed in the Explanatory Notes to the financial statements the positions held by Directors of the Parent Bank on Boards of Directors or Statutory Auditors in listed companies, financial institutions, banks, insurance companies or other significant businesses.

As far as the performance of the company bodies is concerned, commencing from 2001, the Bank established Regulations for meetings.

In the context of the activity undertaken by the Board of Directors and the Ethical Committee in 2003, the Bank has defined a Group Ethical Code and published a “Social Report” which, together constitute the general frame of reference for the principles and ethical values of the Group. This Code also forms the corpus for the criteria of conduct of the Directors, employees and co-workers in every operating and geographical area.

* * *

Considering the amendments to the framework of legislation in respect of operations with related companies, the Bank approved a specific organizational procedure for the Group which identifies the consolidation area of the related parties, defines the duties and responsibilities and indicates the flow of information between the Bank and its directly and indirectly controlled subsidiaries. The specific organizational procedure provides that, in line with the regulations of the Code of Conduct, operations with significant related parties (defined on the basis of threshold analyses according to the type of operations and counterparties) referring to the Parent Bank shall be reserved to the resolution and approval of the Board of Directors, after close examination by the Audit Technical Committee. Significant operations performed by subsidiary companies with related parties shall be resolved and approved by the Board of Directors of the subsidiary, after duly submitting its proposal for approval.

* * *

With respect to the adequacy of the organization, the Board of Statutory Auditors reminds that the Bank has Group Regulations which define the entire organizational structure, the basic principles on which it operates, the areas of competency and the responsibilities of the central functions, as well as the mechanisms and instruments used to coordinate the entire Group. These Regulations are aimed at providing the regulatory framework of reference which, together with the definitions of procedures, directives and preventive authorizations, will characterize the Group by its common entrepreneurial design, a strong internal cohesiveness and a single leadership, consistent with the Bank of Italy directives and with the needs of a good and prudent management.

With reference to the adequacy of the system internal controls on the administration-accounting system and the reliability of the latter to correctly represent the operations, we highlight that in 2003 the Bank began a project to “Analyse a model to govern administration-accounting and formalize administration-accounting procedures”, with particular regard to the preparation of the consolidated and Parent Bank financial statements and the Annual Report on Form 20-F, prepared by the Parent Bank in its capacity as company listed on the NYSE and registered with the United States Security Exchange Commission.

* * *

The Parent Bank and consolidated Reports on Operations, and the relevant Explanatory Notes, contain the information required by the regulations issued by the Bank of Italy and by Consob. The Board of Statutory Auditors has especially noted that the Explanatory Notes to the Parent Bank and consolidated financial statements include the information requested by Consob (Communication no. 1011405 dated 15 February 2001) to banks listed on regulated markets, in respect of tax benefits provided by “Legge Ciampi” and of the renegotiation of subsidized loans and included in the usury and anatocism phenomena. With reference to the latter, the Board of Statutory Auditors has taken note of the information contained in the Explanatory Notes to the Parent Bank and consolidated financial statements on the basis of which, in light of existing jurisprudence and in consideration of the current status of the legal proceedings, the Bank estimates the potential risks in relation to the dispute to be covered by the prudent accruals made to the provisions for other risks and charges, in proportion to each case, where quantifiable, whereby they are covered by 69 million euro of the provision (of which 50.5 refer to the Parent Bank) accrued for disputes whose amount cannot be determined.

As indicated in the Explanatory Notes, taking into consideration the considerable balance of the general reserve (1,102 million euro), the Directors decided that the amount was also sufficient to cover the risk view of the greater exposure toward some production sectors, including the automobile sector.

It should be highlighted that, following the heavy repercussions of the defaults by leading domestic and international companies on savers’ portfolios, the Group has taken some precautions to protect its customers, paying particular attention, even by resorting to a proper course of investigation supervised by the Audit Technical Committee, to the adequacy of the service provided, particularly in respect of the awareness acquired by the customer about the implicit risks involved in the specific intermediary financial instruments. Because of the potential risk to assets from the global framework, the Bank accrued around 30 million euro at Group level to the provision for risks and charges.

With regard to the Parmalat case, SANPAOLO IMI’s openness towards its customers has been confirmed by the agreement stipulated with the “Committee to defend SANPAOLO IMI Group Parmalat bondholders”. This committee was founded on 2 February 2004 as the result of the initiative of several Group customers, with the aim of taking all actions necessary for the admission of credits into the extraordinary administration procedures and instigating any collective legal proceedings for compensation. In accordance with this agreement, SANPAOLO IMI has undertaken to provide organizational and financial support to guarantee the protection of the interests of its customers free of charge.

In 2003, on the occasion of the merger by incorporation of Cardine Finanziaria S.p.A. and the transfer to Sanpaolo Banco di Napoli S.p.A. of the business branches operating in the Southern regions of mainland Italy, the Board of Statutory Auditors supervised the compliance with current regulations in respect of fulfilling requirements for merger operations and transfers.

Considering the requirements for comparability of the 2003 financial statements with the prior year, the Board of Statutory Auditors verified that the Explanatory Notes provide all information necessary to illustrate the criteria used to prepare the pro forma schedules for 2002, which were prepared taking into account the indications provided by Consob.

In relation to transactions with Group companies and related companies, the global framework is fully illustrated in the relevant paragraphs in the Report on Operations and in the Explanatory Notes. It is highlighted that these are encompassed in the ordinary operating activities of the Group and are executed under market conditions and are, in any case, valued on the basis of reciprocal economic convenience. The Report on Operations in the consolidated financial statements reveals the transactions with related parties of particular relevance mainly as regards the organizational-business model. Receivable and payable balances at the end of the year in the consolidated accounts with related parties amount to a total which is not relevant to the entity of the Group’s portfolio. No transactions of an atypical or unusual nature were carried out, including those with Group or related companies.

As regards transactions with subjects who fulfill administrative, managerial, and executive duties for the Bank, or for Group companies, the Board of Statutory Auditors is assured that these have been recorded in compliance with Art. 136 of D.Lgs. 385/93 (Testo Unico Bancario - Consolidated Banking Law). Accordingly, any such transactions were the subject of unanimous decisions by the Board of Directors, with the favorable vote of all of the Statutory Auditors, subject to the abstention obligations provided by the Italian Civil Code regarding the interests of the directors. The same procedure also applies to the parties who carry out the administrative, managerial, and executive duties within a bank or a company belonging to the Group, for actions taken in connection with the Bank itself or with other banks or companies within the Group. In such cases, the transactions are discussed and resolved by the Boards of the Bank or contracting party, with the prior consent of the Parent Bank. The appropriate Section of the Explanatory Notes highlights, in addition to emoluments, the loans and guarantees issued to directors and statutory auditors of the Parent Bank.

During the year the Board of Statutory Auditors, in accordance with Art. 2389 of the Italian Civil Code and Art. 15, subsection 9 of the Bank’s Articles of Association, issued their opinions in respect of the remuneration of Directors holding particular offices such as Chairman and Managing Directors, as decided by the Board of Directors with the approval of the Remuneration and Personnel Policies Committee.

The information required according to Art. 10 of Law 72/83 is provided in the sections of the Explanatory Notes relating to the revaluated assets.

The Reports on Operations to the Parent Bank and consolidated financial statements for the first half of 2003, received by us from the Board of Directors within the terms of law, were prepared and published in compliance with Consob recommendations. The quarterly reports were published within the terms established.

Shareholders, during the year ended on 31 December 2003, we performed our supervisory activities required by law and for this purpose:

•                  we attended the 17 meetings of the Board of Directors and the 20 meetings of the Executive Committee held during the year. During the same period the Board of Statutory Auditors met 19 times to perform its examinations and received from the Directors, in accordance with Art. 150 of D.Lgs. 58/98, information on a quarterly basis on the activities performed during the year, on the delegated powers within the Parent Bank and on the most significant economic, financial and capital transactions carried out by the Bank (and by its subsidiaries). We also assured ourselves that all activities deliberated and carried out were done so in compliance with the law and with the company Articles of Association and that they were not openly imprudent, hazardous or incompatible with the resolutions of Shareholders’ meetings;

•                  we gained knowledge of and supervised, in respect of our duties, the adequacy of the organizational structure of the Bank and the observance of the principles of correct management, by directly monitoring, gathering information from the heads of departments and through meetings with the independent auditors in order to exchange information on reporting data and significant issues;

•                  we supervised the adequacy of the system of internal control and of the administration-accounting system of the Bank, as well as the reliability of the latter to correctly represent the operations, through obtaining information from the heads of the respective departments, by examining company documents and by analyzing the results of the work performed by the independent auditors. The Internal Audit Management verifies that the organizational structure of the Bank is suitable to guarantee against all risks and that business is carried out in accordance with internal and external procedures and regulations; the department is also responsible for evaluating the effectiveness of the entire system of internal control and for revealing any irregularities. The Management provides quarterly reports to the Board of Directors, the Board of Statutory Auditors, and the Audit Technical Committee on the business performed by the Parent Bank, the foreign Branches and Group companies and reports on any problems in relation to their respective areas of concern. With respect to significant issues relating to the system of internal control, the reciprocal and timely reporting between the Audit Technical Committee and the Board of Statutory Auditors is assured by the participation of the Chairman of the Board at Committee meetings, and by the disclosure of the areas of concern to the other members of the Board.

During 2003 we received detailed information on the controls performed by the Audit Management through the examination of the aforementioned quarterly reports, illustrated during the periodical Board meetings and of the analytical reports made available to us. In this respect, particular attention was paid to the inspections performed on foreign Branches and Group Companies;

•                  we verified, by checking directly and reviewing information provided by the Independent auditors, the compliance with laws concerning the preparation and layout of the financial statements and the report on operations, as well as the adequacy of the provisions imparted by the Bank to the subsidiary companies in accordance with Art. 114, subsection 2 of D. Lgs. 58/98. Our controls revealed that the administration-accounting system is adequate and reliable to correctly represent the operations.

The work performed did not reveal any significant issues which might require reporting to Regulatory Authorities or specific mention in this report.

Having reported the above, and having examined the contents of the report issued by the Independent Auditors PricewaterhouseCoopers S.p.A. and considering that the information provided therein does not reveal any critical issues, we express an opinion in favor of approving the financial statements for the year 2003, formally acknowledging that the proposal for distribution of dividends expressed by the Board of Directors is in compliance with current legislation and the company Articles of Association and is adequately motivated in relation to the economic and financial position of the Bank. The derogation in respect of the preparation and layout of the financial statements according to Art. 2423, subsection 4 of the Italian Civil Code has not been exercised.

The Board of Statutory Auditors also expresses a favorable opinion in respect of the criteria used to allocate the merger goodwill arising from the incorporation of Cardine Finanziaria S.p.A., which is accurately illustrated in the relevant Sections of the Explanatory Notes to the financial statements of SANPAOLO IMI S.p.A..

It is noted that, on 8 August 2003 Mr Massimo Cellini, in the interests of his client Mr Maurizio Cantini, addressed a complaint to the Chairman of the Board of Statutory Auditors in compliance with Art. 2408, subsection 1 of the Italian Civil Code, in relation to a loan of modest value which is subject to recovery procedures by the Bank. This matter – which does not refer to any reprehensible behavior by SANPAOLO IMI staff – is subject to examination by the Judge.

By way of another statement received on 30 December 2003, ex Art. 2408, subsection 1 of the Italian Civil Code, Mr Cellini writes of a general grievance in respect of the Public Offer carried out by SANPAOLO IMI on the shares of the Banca Popolare dell’Adriatico (in May-June 2003), complaining that the exercising of the right to purchase the residual shares ex Art. 111 of the Consolidated Banking Act, would have resulted in a loss in the investments made by members of his family. Once again, the examinations of the circumstances referred to in the complaint confirmed that the operations were performed in full compliance with current regulations and therefore, the motives for the complaints made in respect of the reprehensible behavior of the Bank are groundless.

We also inform you that in 2003 no reports were received by the Board of Statutory Auditors.

* * *

In respect of the request for authorization to purchase own shares, we express that the resolution is in accordance with the provisions of Articles 2357 and 2357-ter of the Italian Civil Code, Art. 132 of D. Lgs. 58 of 24 February 1998 and with the regulations issued by Consob. The Reports prepared by the Directors in respect of all the items on the agenda for the Shareholders’ meeting called to approve the financial statements are complete and have been prepared in accordance with the law and the Articles of Association.

The Board of Statutory Auditors does not have any proposals to submit to the Shareholders’ Meeting according to Art. 153 subsection 2 of D.Lgs. n. 58/98.

* * *

In compliance with Consob Recommendation 1025564 of 6 April 2001, you are informed that during 2003 your Bank instructed PricewaterhouseCoopers S.p.A. to perform, over and above the audit of the financial statements, additional activities required by law in respect of the following:

•                  release of appropriate Comfort Letters in connection with the Offering Circular relating to the long-term program for the placing of Euro Medium Term Notes. The fees for this work totaled 147,000 euro;

•                  accounting and tax due diligence work on Banca delle Marche S.p.A. in respect of the purchase of 7% of the shareholding. The fees for this work totaled 215,000 euro;

•                  examination procedures for the purpose of issuing an opinion on the Social Report of SANPAOLO IMI for the years 2002 and 2003; the fees agreed for this work totaled 20,000 euro for each year.

The Board of Statutory Auditors supervised the assignment of these appointments by approving the request for opinions. Lastly, the Board of Statutory Auditors reports that in 2003 the Bank did not assign new engagements to subjects or companies connected to PricewaterhouseCoopers SpA by continuative collaboration.

Turin, 9 April 2004

The Board of Statutory Auditors

PricewaterhouseCoopers SpA

AUDITORS’ REPORT IN ACCORDANCE WITH ARTICLE 156 OF LAW DECREE N° 58 DATED 24 FEBRUARY 1998

To the Shareholders of

Sanpaolo IMI SpA

1                                          We have audited the financial statements of Sanpaolo IMI SpA (the “Bank”) as of 31 December 2003.  These financial statements are the responsibility of Sanpaolo IMI’s directors.  Our responsibility is to express an opinion on these financial statemetns based on our audit.

2                                          We conducted our audit in accordance with the Auditing Standards and criteria recommended by CONSOB, the Italian Commission for listed Companies and the Stock Exchange. Those standards and criteria require that we plan and perform the audit to obtain the necessary assurance about whether the financial statements are free of material misstatement and, taken as a whole, are presented fairly. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors. We believe that our audit provides a reasonable basis for our opinion.

The responsibility for the audit of the financial statement of certain subsidiaries, representing 4 per cent of the caption “Investments in Group Companies” and 0.3 per cent of “Total assets”, rests with other auditors.

For the opinion on the financial statements of the prior period, which are presented for comparative purposes as required by law, reference is made to our report dated 10 April 2003.

Sede legale: Milano 20124 Via Vittor Pisani 20 Tel. 0267831 Fax 0266981433 Cap. Soc. 3.754.400,00 Euro i.v., C.F. P.IVA e Reg. Imp. Milano 12979880155 Iscritta all’ Albo Consob – Altri Uffici: Ancona 60123 Via Corridoni 2 Tel. 07136881 - Bari 70125 Viale della Repubblica 110 Tel. 0805429863 – Bologna 40122 Via delle Lame 111 Tel. 0512526611 – Brescia 25124 Via Cefalonia 70 Tel. 0302219811 – Firenze 50129 Viale Milton 65 Tel. 0554627100 – Genova 16121 Piazza Dante 7 Tel. 01029041 – Milano 20122 Corso Europa 2 Tel. 0277851 – Napoli 80121 Piazza dei Martini 30 Tel. 0817644441 – Padova 35137 Largo Europa 16 Tel. 0498762677 – Palermo 90141 Via Marchese Ugo 60 Telo. 091349737 – Parma 43100 Viale Tanara 20/A Tel. 0521242848 – Roma 00154 Largo Fochetti 29 Tel. 06570251 – Torino 10129 Corso Montevecchio 37 Tel. 011556771 – Trento 38100 Via Manzoni 16 Tel. 0461237004 - Treviso 31100 Piazza Crispi 8 Tel. 0422542726 – Trieste 34125 Via Cesare Battisti 18 Tel. 0403480781 - Udine 33100 Via Marinoni 12 Tel. 043225789 – Verona 37122 Corso Porta Nuova 125 Tel. 0458002561

3                                          In our opinion, the financial statements of Sanpaolo IMI SpA as of 31 December 2003 comply with the laws governing the criteria for their representations; accordingly, they give a true and fair view of the financial position and of the results of operations of the bank.

Turin,  8 April 2004

PricewaterhouseCoopers SpA

Signed by

Sergio Duca

(Partner)

“This report has been translated into the English language solely for the convenience of international readers.  The original report was issued in accordance with Italian legislations.”

Parent Bank financial statements

PARENT BANK BALANCE SHEET

PARENT BANK STATEMENT OF INCOME

PARENT BANK EXPLANATORY NOTES

Parent Bank balance sheet

(Euro)

		31/12/2003		31/12/2002 pro forma		31/12/2002
ASSETS
10.	Cash and deposits with central banks and post offices		741,061,563		985,719,740		985,719,740
20.	Treasury bills and similar bills eligible for refinancing with central banks		2,191,213,836		1,553,698,471		1,553,698,471
30.	Due from banks:		27,384,886,332		21,031,579,984		20,951,323,060
	a) repayable on demand	8,930,400,397		5,001,737,282		4,921,480,358
	b) other deposits	18,454,485,935		16,029,842,702		16,029,842,702
40.	Loans to customers		63,982,919,330		76,806,767,958		76,158,636,358
	of which:
	• loans using public funds	32,100,438		90,404,572		90,404,572
50.	Bonds and other debt securities		9,047,597,319		12,165,781,481		12,813,913,081
	a) public entities	2,005,491,053		4,563,621,199		4,563,621,199
	b) banks	6,531,126,488		6,434,321,388		6,434,321,388
	of which:
	• own bonds	768,758,229		986,187,745		986,187,745
	c) financial institutions	202,412,256		487,524,975		487,524,975
	of which:
	• own bonds	—		—		—
	d) other issuers	308,567,522		680,313,919		1,328,445,519
60.	Shares, quotas and other equities		807,678		329,736,031		329,736,031
70.	Equity investments		2,013,834,465		1,669,779,042		1,619,592,372
80.	Investments in Group companies		8,277,025,695		6,416,892,969		6,693,119,740
90.	Intangible fixed assets		796,715,430		1,645,991,252		1,612,606,208
	of which:
	• start-up costs	—		—		—
	• goodwill	565,245,215		1,411,283,306		1,411,283,306
100.	Tangible fixed assets		1,273,642,861		1,484,169,967		1,416,269,773
120.	Own shares or quotas (nominal value 9,018,573.20 euro)		33,539,430		7		7
130.	Other assets		7,460,680,759		9,002,121,539		9,044,329,784
140.	Accrued income and prepaid expenses:		1,776,121,286		1,828,095,749		1,828,037,680
	a) accrued income	1,447,246,271		1,451,080,451		1,451,080,451
	b) prepaid expenses	328,875,015		377,015,298		376,957,229
	of which:
	• discounts on bond issues	17,506,412		6,426,867		6,426,867
Total assets			124,980,045,984		134,920,334,190		135,006,982,305

The pro forma balance sheet as of 31/12/2002, unaudited, has been prepared in order to enable comparability with the balance sheet as of 31/12/2003.

(Euro)

		31/12/2003		31/12/2002 pro forma		31/12/2002
LIABILITIES
10.	Due to banks:		37,799,877,102		31,020,049,520		31,020,049,520
	a) repayable on demand	4,336,225,692		2,661,073,661		2,661,073,661
	b) time deposits or with notice period	33,463,651,410		28,358,975,859		28,358,975,859
20.	Due to customers:		40,499,322,667		55,690,036,510		55,741,833,510
	a) repayable on demand	30,220,655,729		40,438,544,035		40,490,341,035
	b) time deposits or with notice period	10,278,666,938		15,251,492,476		15,251,492,476
30.	Securities issued:		19,131,734,612		19,375,280,452		19,375,280,452
	a) bonds	15,098,732,104		16,024,777,812		16,024,777,812
	b) certificates of deposit	3,716,975,365		2,845,383,004		2,845,383,004
	c) other	316,027,143		505,119,636		505,119,636
40.	Public funds administered		32,150,975		90,528,461		90,528,461
50.	Other liabilities		7,538,892,559		8,336,621,202		8,279,336,152
60.	Accrued expenses and deferred income:		1,254,881,271		1,338,243,873		1,338,243,873
	a) accrued expenses	1,034,662,707		1,092,277,336		1,092,277,336
	b) deferred income	220,218,564		245,966,537		245,966,537
70.	Provisions for employee termination
	indemnities		529,121,440		687,423,706		686,918,780
80.	Provisions for risks and charges:		1,960,464,126		2,180,723,365		2,427,868,887
	a) pensions and similar commitments	—		41,237,000		41,237,000
	b) taxation	659,599,280		789,136,533		1,037,458,900
	c) other	1,300,864,846		1,350,349,832		1,349,172,987
100.	Reserve for general banking risks		—		—		—
110.	Subordinated liabilities		5,887,492,939		6,090,475,262		6,090,475,262
120.	Capital		5,144,064,800		5,144,064,800		5,144,064,800
130.	Additional paid-in capital		707,767,359		707,767,359		707,767,359
140.	Reserves:		3,669,966,295		3,301,641,905		3,340,535,833
	a) legal reserve	1,028,812,960		1,028,812,960		1,028,812,960
	b) reserve for own shares or quotas	33,539,430		7		7
	c) statutory reserves			—		—
	d) other reserves	2,607,613,905		2,272,828,938		2,311,722,866
170.	Income for the period		824,309,839		918,597,775		764,079,416
	Adjustments for alignment with net income				38,880,000
Total liabilities and shareholders’ equity			124,980,045,984		134,920,334,190		135,006,982,305

		31/12/2003		31/12/2002 pro forma		31/12/2002
GUARANTEES AND COMMITMENTS
10.	Guarantees given		29,298,297,442		30,142,155,929		30,142,155,929
	of which:
	• acceptances	101,812,094		129,978,307		129,978,307
	• other guarantees	29,196,485,348		30,012,177,622		30,012,177,622
20.	Commitments		14,056,523,002		14,180,937,609		14,180,832,609
	of which:
	• for derivatives on loans	530,147,753		789,098,156		789,098,156
	• for sales with obligation to repurchase	—		—		—

The pro forma balance sheet as of 31/12/2002, unaudited, has been prepared in order to enable comparability with the balance sheet as of 31/12/2003.

Parent Bank statement of income

(Euro)

		2003		2003 pro forma		2002

ITEMS
10.	Interest income and similar revenues		4,158,712,007		5,364,650,288		5,363,502,175
	of which:
	• loans to customers	3,182,852,727		4,003,533,530		4,003,533,530
	• debt securities	372,879,320		644,111,676		644,111,676
20.	Interest expense and similar charges		-2,309,876,098		-3,260,654,484		-3,260,552,884
	of which:
	• amounts due to customers	-630,426,024		-996,073,132		-996,073,132
	• securities issued	-765,180,337		-1,081,949,799		-1,081,949,799
30.	Dividends and other revenues		832,552,209		638,071,007		709,742,039
	a) shares, quotas and other equities	291,388		9,533,702		9,533,702
	b) equity investments	78,224,172		172,348,512		171,259,198
	c) investments in Group companies	754,036,649		456,188,793		528,949,139
40.	Commission income		1,569,038,623		1,629,967,463		1,629,952,170
50.	Commission expense		-102,281,598		-118,485,513		-117,600,220
60.	Profits (losses) on financial transactions		89,413,766		43,917,660		43,917,660
70.	Other operating income		385,088,588		319,319,041		257,529,983
80.	Administrative costs		-2,723,238,361		-2,958,984,731		-2,866,395,942
	a) personnel	-1,665,091,707		-1,850,913,423		-1,823,065,521
	of which:
	• wages and salaries	-1,188,535,389		-1,338,461,035		-1,311,896,430
	• social security charges	-391,836,808		-416,584,878		-415,616,600
	• termination indemnities	-84,719,511		-95,557,340		-95,552,491
	• pensions and similar			-283,325		—
	b) other administrative costs	-1,058,146,654		-1,108,071,308		-1,043,330,421
90.	Adjustments to tangible and intangible fixed assets		-453,381,249		-555,674,041		-534,010,971
100.	Provisions for risks and charges		-117,465,213		-152,227,607		-151,077,607
110.	Other operating expense		-9,687,915		-5,935,063		-5,934,964
120.	Adjustments to loans and provisions for guarantees and commitments		-590,568,066		-424,571,182		-424,571,182
130.	Writebacks of adjustments to loans and provisions for guarantees and commitments		189,611,407		173,210,939		173,210,939
140.	Provisions to the reserve for probable loan losses		—		—		—
150.	Adjustments to financial fixed assets		-145,432,134		-339,376,737		-338,475,902
160.	Writebacks of adjustments to financial fixed assets		84,264,640		861,243		861,243
170.	Income from ordinary activities		856,750,606		354,088,284		480,096,538
180.	Extraordinary income		636,391,869		608,595,985		496,084,660
190.	Extraordinary expense		-403,332,366		-160,425,467		-160,241,059
200.	Extraordinary net income		233,059,503		448,170,519		335,843,602
210.	Change in reserve for general banking risks		—		358,369,442		358,369,442
220.	Income taxes for the period		-265,500,270		-242,030,471		-410,230,167
230.	Income for the period		824,309,839		918,597,775		764,079,416

	Adjustment for alignment with aggregate income for 2002 (SANPAOLO IMI + Cardine Finanziaria)				38,880,000

	Aggregate net income for 2002 (SANPAOLO IMI + Cardine Finanziaria)				957,477,775

The pro forma statement of income for 2002, unaudited, has been prepared in order to enable comparability with the statement of income for the year 2003.

Parent Bank Explanatory Notes

Introduction – Background information on the financial statements

Form and content of the financial statements

Merger by incorporation of Cardine Finanziaria S.p.A.

Pro forma balance sheet and income schedules

Adjustments following company transactions

Other adjustments

Audit of the financial statements

Half year report

Part A – Accounting policies
Section	1	–	Description of accounting policies
Section	2	–	Adjustments and provisions recorded for fiscal purposes

Part B – Information on the balance sheet
Section	1	–	Loans
Section	2	–	Securities
Section	3	–	Equity investments
Section	4	–	Tangible and intangible fixed assets
Section	5	–	Other assets
Section	6	–	Payables
Section	7	–	Provisions
Section	8	–	Share capital, reserves, reserve for general banking risks and subordinated liabilities
Section	9	–	Other liabilities
Section	10	–	Guarantees and commitments
Section	11	–	Concentration and distribution of assets and liabilities
Section	12	–	Administration and dealing on behalf of third parties

Part C – Information on the statement of income
Section	1	–	Interest
Section	2	–	Commission
Section	3	–	Profits and losses from financial transactions
Section	4	–	Administrative costs
Section	5	–	Adjustments, writebacks and provisions
Section	6	–	Other statement of income captions
Section	7	–	Other information on the statement of income

Part D – Other information
Section	1	–	Directors and statutory auditors
Section	2	–	Parent Bank

Introduction – Background information on the financial statements

Form and content of the financial statements

The financial statements of the Bank have been prepared pursuant to D. Lgs. 87 dated 27 January 1992, which implemented EEC Directive 86/635. They also take into account the requirements contained in the Bank of Italy instructions dated 30 July 1992 and subsequent amendments. For all matters not governed by special regulations, reference has been made to the Italian Civil Code and to national accounting standards.

The financial statements comprise the balance sheet, statement of income, these explanatory notes and also include the Board of Directors report on operations.

The financial statements correspond to the company accounts, which fully reflect the transactions executed during the year.

In accordance with Bank of Italy and Consob regulations, the financial statements are stated in euro. The Explanatory notes are stated in millions of euro.

These explanatory notes are presented with comparative figures taken from the financial statements as of 31 December 2002 and from the pro forma schedules as of the same date, as illustrated hereafter, and provide all the information required by law, including any supplementary information considered necessary to give a true and fair view of the company’s financial position. The tables provided for by law and the details required by the Bank of Italy are numbered in accordance with the Bank of Italy instructions, or based on the relevant measures.

The following schedules are attached to the financial statements:

•                  Statement of changes in shareholders’ equity;

•                  Statement of cash flows;

•                  List of property owned.

In accordance with legislation, the Bank’s financial statements will be deposited at the company’s registered offices, together with a complete set of the latest approved financial statements of the subsidiary companies and a summary sheet of essential data relating to the 2003 financial statements of the subsidiary companies which are subject to the approval of the respective Shareholders’ meetings after the financial statements of the Bank.

In compliance with Consob regulations (Art. 77, Resolution no. 11971 of 14 May 1999 and subsequent modifications), the consolidated financial statements shall also be deposited at the registered offices, together with the independent auditors’ report and the summary sheet of essential data relating to the latest financial statements of the subsidiary companies.

Merger by incorporation of Cardine Finanziaria S.p.A.

SANPAOLO IMI merged with Cardine Finanziaria S.p.A. by deed on 22 December 2003. The merger became legally effective as of 31 December 2003, while the booking and tax effects were backdated to 1 January 2003.

As regards the legal/balance sheet effects of the merger on SANPAOLO IMI, the transaction involved the cancellation of the book value of the investment in Cardine Finanziaria (2,439 million euro) against the net equity of the merged company (2,555 million euro after distribution of 2002 net income); this determined a merger surplus from the cancellation of around 116 million euro.

Considering that:

•                  the book value of the investment in Cardine Finanziaria represents the cost of the business branch transferred to that company from the former Cardine Banca with effect from 1 June 2002 (2,400 million euro), increased by the merger deficit following the incorporation of Cardine Banca by SANPAOLO IMI on the same date (39 million euro);

•                  such book value, with the exception of the portion referring to the merger deficit, covers the share capital and the reserve for additional paid-in capital of the former Cardine Finanziaria;

•                  against a net income for the year 2002 of 193 million euro, Cardine Finanziaria distributed a dividend to SANPAOLO IMI equal to 39 million euro, allocating the remainder (154 million euro) to the legal reserve (10 million euro) and to the extraordinary reserve (144 million euro), the resulting surplus from cancellation is wholly referable to the income reserves of the merged company. On the basis of such consideration, the merger surplus has been booked to increase the extraordinary reserve of the Bank.

As far as Cardine Finanziaria’s contribution to the gross income of the Bank for the year 2003 is concerned, it should be noted that this totaled around 185 million euro, after recording 205 million euro for dividends matured in respect of the bank networks of the former Cardine Group and taking into account an operating loss of 20 million euro.

Pro forma balance sheet and income schedules

Pro forma schedules used for the Report on operations

In order to ensure the most consistent comparability between the figures from the balance sheet and income statement as of 31 December 2003 and the relevant values for the year 2002 – for the purposes of analyzing trends in operations – reclassified pro forma schedules have been prepared (statement of income for the year 2002 and balance sheet as of 31 December 2002) which reflect the effects of the company transactions detailed below and the other adjustments necessary for reasons of comparison:

a)              the merger by incorporation of Cardine Finanziaria, completed on 31 December 2003, effective for accounting and tax purposes as of 1 January 2003;

b)             transfer of the company branch of the public works of the former Banco di Napoli to Banca Opi, with effect from 1 January 2003;

c)              transfer of the tax collection sector of the former Banco di Napoli to Esaban (now called GEST Line), with effect from 1 October 2002;

d)             transfer of the business branch made up of the branch networks, human resources and legal bodies belonging to the Southern Territorial Direction to Sanpaolo Banco di Napoli S.p.A., completed in two tranches legally effective from, respectively, 1 July 2003 and 29 September 2003.

The pro forma schedules were prepared, in accordance with regulations, assuming the transfer completed in 2002 to have been effective as from 1 January 2002 and that the transfer and mergers carried out in 2003 became effective on the same date in the year 2002.

Adjustments following company transactions

a) Incorporation of Cardine Finanziaria

As already mentioned, for the purpose of the pro forma adjustments, it was assumed that the merger took place on 31 December 2002, with economic effect from 1 January 2002. Consequently a simulation was made of the cancellation of shares in Cardine Finanziaria, equal to 2,439 million euro, against a net equity in the same company, recording a resulting merger surplus of 116 million euro.

Adjustments made to the balance sheet as of 31 December 2002:

•                  increase in amounts due from banks of 44 million euro (net of those from SANPAOLO IMI, equal to 52 million euro);

•                  decrease in shareholdings of 226 million euro (through the cancellation of the investment in Cardine Finanziaria, net of the investments purchased from the same during the merger);

•                  increase in intangible fixed assets of 33 million euro;

•                  increase in tangible fixed assets of 68 million euro;

•                  increase in other assets of 227 million euro;

•                  decrease in customer deposits of 52 million euro;

•                  increase in the tax reserve of 23 million euro;

•                  increase in provisions for termination indemnities of 1 million euro;

•                  increase in provisions for other risks and charges of 1 million euro;

•                  increase in other liabilities of 57 million euro;

•                  recording of merger goodwill of 116 million euro;

Adjustments made to the statement of income as of 31 December 2002:

•                  increase in net interest income (+ 1 million euro);

•                  decrease in net commission (- 1 million euro);

•                  increase in dividends from shareholdings (+ 350 million euro);

•                  increase in personnel costs (- 28 million euro);

•                  increase in other administrative costs (- 64 million euro);

•                  increase in other net revenues (+ 62 million euro);

•                  increase in adjustments to the value of fixed assets (- 22 million euro);

•                  increase in provisions for risks and charges (- 1 million euro);

•                  increase in adjustments to the value of fixed assets (- 1 million euro).

Net of the tax effect (- 103 million euro), the impact on net income as of 31 December 2002 is + 193 million euro.

In order to provide a comparison of the caption dividends, 113 million euro has been reclassified to extraordinary income collected in 2002 by Cardine Finanziaria by way of extraordinary distribution of reserves by subsidiary companies.

b) Transfer of the company branch of the public works of the former Banco di Napoli to Banca OPI, with effect from 1 January 2003

Adjustments made to the balance sheet as of 31 December 2002:

•                  decrease in current accounts of 4 million euro;

•                  decrease in loans to customers of 1,943 million euro;

•                  decrease in dealing securities of 60 million euro;

•                  decrease in investment securities of 6 million euro;

•                  decrease in other assets of 36 million euro;

•                  increase in payables to banks of 40 million euro;

•                  decrease in customer deposits of 1,978 million euro;

•                  decrease in provisions for termination indemnities of 1 million euro;

•                  decrease in other liabilities of 50 million euro.

To fund the transfer, the shareholdings were increased by the net value of the business transferred, equal to 60 million euro.

Adjustments made to the statement of income as of 31 December 2002:

•                  decrease in net interest income (- 23 million euro);

•                  decrease in administrative costs (+ 3 million euro).

Net of the tax effect (+ 7 million euro), the impact on net income as of 31 December 2002 is - 13 million euro.

c) Transfer of the tax collection sector of the former Banco di Napoli to Esaban (now called GEST Line), with effect from 1 October 2002

Adjustments made to the statement of income as of 31 December 2002:

•                  increase in net interest income (+ 2 million euro);

•                  decrease in commission income (- 31 million euro);

•                  decrease in administrative costs (+ 34 million euro).

•                  decrease in other operating income (- 2 million euro);

•                  decrease in provisions for risks and charges (+ 1 million euro).

Net of the tax effect (- 1 million euro), the impact on income as of 31 December 2002 is + 3 million euro.

d) Transfer of the assets and liabilities to Sanpaolo Banco di Napoli S.p.A.

Adjustments made to the statement of income as of 31 December 2002:

•                  decrease in net interest income (- 253 million euro);

•                  decrease in net commission (- 158 million euro);

•                  decrease in profits and losses from financial transactions (- 7 million euro);

•                  decrease in personnel costs (+ 167 million euro);

•                  decrease in other administrative costs (+ 121 million euro);

•                  decrease in indirect duties and taxes (+ 14 million euro);

•                  decrease in other net operating income (- 15 million euro);

•                  decrease in adjustments to the value of goodwill (+ 37 million euro);

•                  decrease in provisions for risks and charges (+ 8 million euro);

•                  decrease in adjustments to the value of loans and provisions for guarantees and commitments (+ 30 million euro);

•                  decrease in extraordinary net income (- 3 million euro).

Net of the tax effect (+ 31 million euro), the impact on net income as of 31 December 2002 is - 28 million euro.

d.1) Assets and liabilities attributable to the 626 branches of the former Banco di Napoli (first tranche of the transfer of the “Southern Territorial Direction” business branch) transferred to Sanpaolo Banco di Napoli S.p.A., with effect from 1 July 2003

Adjustments made to the balance sheet as of 31 December 2002:

•                  decrease in cash and deposits with central banks and post offices of 113 million euro;

•                  decrease in loans to customers of 6,764 million euro;

•                  decrease in intangible fixed assets (goodwill) of 731 million euro;

•                  decrease in other assets of 1,674 million euro;

•                  increase in payables to banks of 6,479 million euro;

•                  decrease in customer deposits of 13,226 million euro;

•                  decrease in provisions for termination indemnities of 149 million euro;

•                  decrease in provisions for risks and other charges of 112 million euro;

•                  decrease in other liabilities of 1,233 million euro.

To fund the transfer, the shareholdings were increased by the net value of the business transferred, equal to 1,041 million euro.

d.2) Assets and liabilities attributable to the 129 branches of SANPAOLO IMI (second tranche of the transfer of the “Southern Territorial Direction” business branch) transferred to Sanpaolo Banco di Napoli S.p.A., with effect from 29 September 2003

Adjustments made to the balance sheet as of 31 December 2002:

•                  decrease in cash and deposits with central banks and post offices of 28 million euro;

•                  decrease in loans to customers of 2,457 million euro;

•                  decrease in loans to banks of 520 million euro;

•                  decrease in other assets of 439 million euro;

•                  decrease in payables to banks of 396 million euro;

•                  decrease in customer deposits of 2,350 million euro;

•                  decrease in provisions for termination indemnities of 26 million euro;

•                  decrease in provisions for risks and other charges of 69 million euro;

•                  decrease in other liabilities of 453 million euro.

To fund the transfer, the shareholdings were increased by the net value of the business transferred, equal to 150 million euro.

By way of reasons for comparison of the investment and goodwill captions, the balance sheet as of 31 December 2002 has been adjusted to take into account on one side, the fully paid-in increase in capital of Sanpaolo Banco di Napoli subscribed before the aforementioned transfers (increase in investment of 6 million euro to the cash balance contra-entry) and, on the other side, the different amount in residual goodwill of Banco di Napoli which would have arisen under the assumption of the transfer as of 1 July 2002 (decrease in goodwill of 86 million euro to the contra-entry in other assets).

Taking into account that following the aforementioned transfers, a number of activities relating to the organization and management of Sanpaolo Banco di Napoli were outsourced to SANPAOLO IMI, it has been assumed that such services had already been performed in 2002. This resulted in an increase in other administrative costs and other net operating income of 94 million euro.

Other adjustments

The caption dividends from shareholdings in the 2002 financial statements has been adjusted by 39 million euro in relation to the Cardine Finanziaria dividends distributed to SANPAOLO IMI and recorded to the year on the basis of their maturity. Furthermore, considering that in the statement of income for the year 2003 dividends from subsidiary companies to be recorded on the basis of their maturity (collectible in 2004) were booked net of their related tax credits (on the basis of the contents of the tax reform which established the abolition with effect from 1 January 2004), dividends recorded in 2002 on the basis of the same criteria have also been reduced by the corresponding amount of such tax credit, equal to 271 million euro; this adjustment did not have any effect on net income, since income taxes have been reduced by the same amount.

With the aim of providing the most consistent comparison of gross and net income, it was deemed necessary to adjust such margins for the year 2002 by neutralizing the extraordinary, unrepeatable component, represented by the utilization of the reserve for general banking risks of 358 million euro made in 2002. This adjustment did not have any effect on taxation, considering that the relevant deferred taxation has been appropriately accrued.

In compliance with instructions issued by the Bank of Italy in letter 3147 dated 3 March 2003, capitalization contracts subscribed by the Bank and recorded in the financial statements as of 31 December 2002 for 648 million euro, have been reclassified from the caption Securities to the caption Loans to customers.

Pro forma schedules used for the official financial statements and the Explanatory Notes

In order to prepare the schedules for the official financial statements and the tables to the Explanatory Notes, the pro forma figures for the year 2002 have been adjusted attributing a different importance in respect of the following:

I. “realization” transactions, which determine the definitive transfer of assets/liabilities;

II.             transactions which have resulted in the integration of other companies;

III.         reclassification of financial statement captions;

IV.         extraordinary components.

With respect to the different aims for the presentation of the official financial statements and the Explanatory Notes, in the construction of the 2002 comparative financial statements, the criteria followed to distinguish between company transactions which represent the sale/purchase of assets (eg. transfer of business branches) and those transactions which result in the bank taking over the assets/liabilities of the merged company.

In the first case (point I), taking into consideration that the transactions resulted in the definitive transfer of the assets/liabilities of the Bank, no pro forma adjustments were made to the 2002 figures: this permits, among others, a clearer indication of the movements during the year.

In the second case (point II) however, given that the incorporating company acquires the assets/liabilities in the same manner in which they were recorded by the merged company, it is considered correct and appropriate to adjust the pro forma figures of the previous year, increasing them to reflect the results of the incorporated company.

Lastly, in line with that envisaged by IAS 1, the reclassifications to financial statement captions (point III) led to adjustments to pro forma figures for the previous year, whilst no adjustments were made to the extraordinary components for the year 2002 (point IV).

To conclude, compared with the pro forma adjustments made for the purpose of the Report on Operations, the schedules used for the financial statements and the preparation of the tables for the Explanatory Notes have taken into consideration exclusively those adjustments referring to the incorporation of Cardine Finanziaria, the 2002 dividends and the reclassification of capitalization contracts.

Provided below are the diagrams determining the pro forma schedules, in reclassified and “official” versions, it should however be noted that, for the purposes of the tables for the Explanatory Notes, the pro forma figures have been omitted in the assumption that they would have coincided with those published last year.

Lastly, it is pointed out that the aforementioned pro forma schedules are unaudited.

Reclassified pro forma balance sheet as of 31/12/2002

	31/12/02 SANPAOLO IMI	31/12/02 Cardine Finanziaria	31/12/02 pro forma adjustments	31/12/02 pro forma
	(€/mil)	(€/mil)	(€/mil)	(€/mil)

ASSETS
Cash and deposits with central banks and post offices	986	—	-151	835
Loans	97,110	96	-11,051	86,155
• due from banks	20,951	96	-535	20,512
• loans to customers	76,159	—	-10,516	65,643
Dealing securities	12,658	—	-708	11,950
Fixed assets	13,381	2,314	-2,005	13,690
• investment securities	2,039	—	-6	2,033
• equity investments	8,313	2,213	-1,182	9,344
• intangible fixed assets	1,613	33	-817	829
• tangible fixed assets	1,416	68	—	1,484
Other assets	10,872	265	-2,216	8,921
Total assets	135,007	2,675	-16,131	121,551

LIABILITIES
Payables	106,233	—	-11,483	94,750
• due to banks	31,020	—	6,123	37,143
• due to customers and securities issued	75,213	—	-17,606	57,607
Provisions	3,115	25	-628	2,512
• for taxation	1,038	23	-271	790
• for termination indemnities	687	1	-176	512
• provisions for risks and charges	1,349	1	-181	1,169
• for pensions and similar	41	—	—	41
Other liabilities	9,613	57	-1,736	7,934
Subordinated liabilities	6,090	—	—	6,090
Shareholders’ equity	9,956	2,593	-2,284	10,265
of which:
• capital	5,144	1,800	-1,800	5,144
• reserves	4,048	600	-484	4,164
• net income for the period	764	193	-434	523
• adjustment for alignment with net income	—	—	434	434
Total liabilities and shareholders’ equity	135,007	2,675	-16,131	121,551

GUARANTEES AND COMMITMENTS
Guarantees given	30,142	—	-759	29,383
Commitments	14,181	—	-822	13,359

The pro forma balance sheet as of 31/12/2002 is unaudited.

Reclassified pro forma statement of income as of 31/12/2002

	2002 SANPAOLO IMI	2002 Cardine Finanziaria	2002 pro forma adjustments	2002 pro forma
	(€/mil)	(€/mil)	(€/mil)	(€/mil)

NET INTEREST INCOME	2,103	1	-275	1,829
Net commissions and other net dealing revenues	1,512	-1	-189	1,322
Profits and losses from financial transactions and dividends on shares	62	—	-7	55
Dividends from shareholdings	700	351	-423	628

NET INTEREST AND OTHER BANKING INCOME	4,377	351	-894	3,834
Administrative costs	-2,866	-93	246	-2,713
of which:
• personnel	-1,823	-5	173	-1,655
• other administrative costs	-885	-88	59	-914
• indirect duties and taxes	-158	—	14	-144
Other operating income, net	252	62	76	390
Adjustments to tangible and intangible fixed assets	-330	-22	—	-352

OPERATING INCOME	1,433	298	-572	1,159
Adjustments to goodwill and merger differences	-185	—	37	-148
Provisions for risks and charges	-151	-1	9	-143
Net adjustments to loans and provisions for guarantees and commitments	-260	—	31	-229
Net adjustments to financial fixed assets	-337	-1	—	-338

INCOME BEFORE EXTRAORDINARY ITEMS	500	296	-495	301
Net extraordinary income	316	—	109	425

INCOME BEFORE TAXES before the use of reserve for general banking risks	816	296	-386	726
Use of reserve for general banking risks	358	—	-358	—

INCOME BEFORE TAXES	1,174	296	-744	726
Income taxes for the period	-410	-103	310	-203

NET INCOME	764	193	-434	523

Adjustment for alignment with aggregate income for 2002 (SANPAOLO IMI + Cardine Finanziaria)				434

Aggregate net income 2002 (SANPAOLO IMI + Cardine Finanziaria)				957

The pro forma statement of income for 2002 is unaudited.

Pro forma balance sheet as of 31/12/2002

(Euro)

		31/12/02 SANPAOLO IMI		31/12/02 Cardine Finanziaria		31/12/02 Pro forma adjustments		31/12/02 Total pro forma
ASSETS
10.	Cash and deposits with central banks and post offices		985,719,740		—		—		985,719,740
20.	Treasury bills and similar bills eligible for refinancing with central banks		1,553,698,471		—		—		1,553,698,471
30.	Due from banks:		20,951,323,060		95,416,924		-15,160,000		21,031,579,984
	a) repayable on demand	4,921,480,358		95,416,924		-15,160,000		5,001,737,282
	b) other deposits	16,029,842,702		—		—		16,029,842,702
40.	Loans to customers		76,158,636,358		—		648,131,600		76,806,767,958
	of which:
	• loans using public funds	90,404,572		—		—		90,404,572
50.	Bonds and other debt securities		12,813,913,081		—		-648,131,600		12,165,781,481
	a) public entities	4,563,621,199		—		—		4,563,621,199
	b) banks	6,434,321,388		—		—		6,434,321,388
	of which:
	• own bonds	986,187,745		—		—		986,187,745
	c) financial institutions	487,524,975		—		—		487,524,975
	of which:
	• own bonds	—		—		—		—
	d) other issuers	1,328,445,519		—		-648,131,600		680,313,919
60.	Shares, quotas and other equities		329,736,031		—		—		329,736,031
70.	Equity investments		1,619,592,372		50,186,670		—		1,669,779,042
80.	Investments in Group companies		6,693,119,740		2,162,677,068		-2,438,903,839		6,416,892,969
90.	Intangible fixed assets		1,612,606,208		33,385,044		—		1,645,991,252
	of which:
	• start-up costs	—		—		—		—
	• goodwill	1,411,283,306		—		—		1,411,283,306
100.	Tangible fixed assets		1,416,269,773		67,900,194		—		1,484,169,967
120.	Own shares or quotas (nominal value 2.8 euro)		7		—		—		7
130.	Other assets		9,044,329,784		265,172,451		-307,380,696		9,002,121,539
140.	Accrued income and prepaid expenses:		1,828,037,680		58,069		—		1,828,095,749
	a) accrued income	1,451,080,451		—		—		1,451,080,451
	b) prepaid expenses	376,957,229		58,069		—		377,015,298
	of which:
	• discounts on bond issues	6,426,867		—		—		6,426,867
Total assets			135,006,982,305		2,674,796,420		-2,761,444,535		134,920,334,190

The pro forma balance sheet as of 31/12/2002 is unaudited.

(Euro)

		31/12/02 SANPAOLO IMI		31/12/02 Cardine Finanziaria		31/12/02 Pro forma adjustments		31/12/02 Total pro forma
LIABILITIES
10.	Due to banks:		31,020,049,520		—		—		31,020,049,520
	a) repayable on demand	2,661,073,661		—		—		2,661,073,661
	b) time deposits or with notice period	28,358,975,859		—		—		28,358,975,859
20.	Due to customers:		55,741,833,510		—		-51,797,000		55,690,036,510
	a) repayable on demand	40,490,341,035		—		-51,797,000		40,438,544,035
	b) time deposits or with notice period	15,251,492,476		—		—		15,251,492,476
30.	Securities issued:		19,375,280,452		—		—		19,375,280,452
	a) bonds	16,024,777,812		—		—		16,024,777,812
	b) certificates of deposit	2,845,383,004		—		—		2,845,383,004
	c) other	505,119,636		—		—		505,119,636
40.	Public funds administered		90,528,461		—		—		90,528,461
50.	Other liabilities		8,279,336,152		57,285,050		—		8,336,621,202
60.	Accrued expenses and deferred income:		1,338,243,873		—		—		1,338,243,873
	a) accrued expenses	1,092,277,336		—		—		1,092,277,336
	b) deferred income	245,966,537		—		—		245,966,537
70.	Provisions for employee termination indemnities		686,918,780		504,926		—		687,423,706
80.	Provisions for risks and charges:		2,427,868,887		23,598,174		-270,743,696		2,180,723,365
	a) pensions and similar commitments	41,237,000		—		—		41,237,000
	b) taxation	1,037,458,900		22,421,329		-270,743,696		789,136,533
	c) other	1,349,172,987		1,176,845		—		1,350,349,832
100.	Reserve for general banking risks		—		—		—		—
110.	Subordinated liabilities		6,090,475,262		—		—		6,090,475,262
120.	Capital		5,144,064,800		1,800,000,000		-1,800,000,000		5,144,064,800
130.	Additional paid-in capital		707,767,359		600,000,000		-600,000,000		707,767,359
140.	Reserves:		3,340,535,833		20,000		-38,913,928		3,301,641,905
	a) legal reserve	1,028,812,960		—		—		1,028,812,960
	b) reserve for own shares or quotas	7		—		—		7
	c) statutory reserves	—		—		—		—
	d) other reserves	2,311,722,866		20,000		-38,913,928		2,272,828,938
160.	Losses carried forward		—		-10,089		10,089		—
170.	Income for the period		764,079,416		193,398,359		-38,880,000		918,597,775
	Adjustment for alignment with net income		—		—		38,880,000		38,880,000
Total liabilities and shareholders’ equity			135,006,982,305		2,674,796,420		-2,761,444,535		134,920,334,190

		31/12/02 SANPAOLO IMI		31/12/02 Cardine Finanziaria		31/12/02 Pro forma adjustments		31/12/02 Total pro forma
GUARANTEES AND COMMITMENTS
10.	Guarantees given		30,142,155,929		—		—		30,142,155,929
	of which:
	• acceptances	129,978,307		—		—		129,978,307
	• other guarantees	30,012,177,622		—		—		30,012,177,622
20.	Commitments		14,180,832,609		105,000		—		14,180,937,609
	of which:
	• for derivatives on loans	789,098,156		—		—		789,098,156
	• for sales with obligation to repurchase	—		—		—		—

The pro forma balance sheet as of 31/12/2002 is unaudited.

Pro forma statement of income as of 31/12/2002

(Euro)

		2002 SANPAOLO IMI		2002 Cardine Finanziaria		2002 Pro forma adjustments		2002 Total pro forma
CAPTIONS
10.	Interest income and similar revenues		5,363,502,175		1,148,113		—		5,364,650,288
	of which:
	• loans to customers	4,003,533,530		—		—		4,003,533,530
	• debt securities	644,111,676		—		—		644,111,676
20.	Interest expense and similar charges		-3,260,552,884		-101,600		—		-3,260,654,484
	of which:
	• amounts due to customers	-996,073,132		—		—		-996,073,132
	• securities issued	-1,081,949,799		—		—		-1,081,949,799
30.	Dividends and other revenues		709,742,039		350,452,664		-422,123,696		638,071,007
	a) shares, quotas and other equities	9,533,702		—		—		9,533,702
	b) equity investments	171,259,198		1,089,314		—		172,348,512
	c) investments in Group companies	528,949,139		349,363,350		-422,123,696		456,188,793
40.	Commission income		1,629,952,170		15,293		—		1,629,967,463
50.	Commission expense		-117,600,220		-885,293		—		-118,485,513
60.	Profits (losses) on financial transactions		43,917,660		—		—		43,917,660
70.	Other operating income		257,529,983		61,789,058		—		319,319,041
80.	Administrative costs		-2,866,395,942		-92,588,789		—		-2,958,984,731
	a) personnel	-1,823,065,521		-4,603,902		-23,244,000		-1,850,913,423
	of which:
	• wages and salaries	-1,311,896,430		-3,320,605		-23,244,000		-1,338,461,035
	• social security charges	-415,616,600		-968,278		—		-416,584,878
	• termination indemnities	-95,552,491		-4,849		—		-95,557,340
	• pensions and similar	—		-283,325		—		-283,325
	b) other administrative costs	-1,043,330,421		-87,984,887		23,244,000		-1,108,071,308
90.	Adjustments to tangible and intangible fixed assets		-534,010,971		-21,663,070		—		-555,674,041
100.	Provisions for risks and charges		-151,077,607		-1,150,000		—		-152,227,607
110.	Other operating expense		-5,934,964		-99		—		-5,935,063
120.	Adjustments to loans and provisions for guarantees and commitments		-424,571,182		—		—		-424,571,182
130.	Writebacks of adjustments to loans and provisions for guarantees and commitments		173,210,939		—		—		173,210,939
140.	Provisions to the reserve for probable loan losses		—		—		—		—
150.	Adjustments to financial fixed assets		-338,475,902		-900,835		—		-339,376,737
160.	Writebacks of adjustments to financial fixed assets		861,243		—		—		861,243
170.	Income from ordinary activities		480,096,538		296,115,442		-422,123,696		354,088,284
180.	Extraordinary income		496,084,660		11,325		112,500,000		608,595,985
190.	Extraordinary expense		-160,241,059		-184,408		—		-160,425,467
200.	Extraordinary net income		335,843,602		-173,083		112,500,000		448,170,519
210.	Change in reserve for general banking risks		358,369,442		—		—		358,369,442
220.	Income taxes for the period		-410,230,167		-102,544,000		270,743,696		-242,030,471
230.	Income for the period		764,079,416		193,398,359		-38,880,000		918,597,775

			Adjustment for alignment with aggregate net income for 2002 (SANPAOLO IMI + Cardine Finanziaria)						38,880,000
			Aggregate net income 2002 (SANPAOLO IMI + Cardine Finanziaria)						957,477,775

The pro forma statement of income for 2002 is unaudited.

Audit of the financial statements

The financial statements of the Bank have been audited by PricewaterhouseCoopers S.p.A., in accordance with the shareholders’ resolution of 28 April 2000, which appointed them as auditors of the year end, half year financial statements and of Form 20-F for the 2001/2003 three-year period.

Half year report

In accordance with legislation and with the methods established by Consob, SANPAOLO IMI prepared and published the report on operations for the first six months of 2003.

The aforementioned half year report was subjected to a limited audit by PricewaterhouseCoopers S.p.A., in accordance with CONSOB Recommendations 97001574 of 20 February 1997 and 10867 of 31 July 1997, and with the aforementioned shareholders’ resolution of 28 April 2000.

Part A - Accounting policies

SECTION 1 - DESCRIPTION OF ACCOUNTING POLICIES

The financial statements of the Bank as of 31 December 2003 have been prepared using the same accounting policies as those adopted for the financial statements as of 31 December 2002.

1. Loans, guarantees and commitments

Loans

Loans, comprising principals not yet due and principals and interest due but not yet collected, are stated at their estimated realizable value, taking into account the solvency of borrowers in difficulty and any debt-servicing problems faced by individual industrial sectors or by the countries in which borrowers are resident. The assessment performed also takes into consideration any guarantees received, market prices and negative market trends involving the consistent loan categories. Estimated realizable value is determined following a detailed review of outstanding loans, considering the degree of risk associated with the various forms of lending and the risk of default inherent in loans that are currently performing normally. The estimated realizable value of non-performing loans, problem, restructured loans and loans being restructured, not only take into consideration the likelihood of eventual recovery, but also any total or partial failure to generate income and delayed repayments.

In detail:

•                  non-performing loans: loans to borrowers in a state of insolvency or similar, are valued on a case-by-case basis;

•                  problem loans: loans to borrowers suffering temporary difficulties which are likely to be overcome in an acceptable period of time, are valued on a case-by-case basis;

•                  restructured loans: loans for which a pool of banks (or a single bank) reschedules the repayment of principal or re-negotiates the applicable terms at lower-than-market rates, are valued on a case-by-case basis;

•                  loans being restructured: loans for which the borrower has applied for consolidation to a variety of banks within the past 12 months, are valued on a case-by-case basis;

•                  loans exposed to “country risk”: loans not guaranteed to borrowers resident in countries with debt-servicing difficulties, are normally adjusted on a general basis, from country to country, by applying writedown percentages that are not lower than those specified by the banking association. Exceptions are made for certain positions which are valued taking into account the level of risk covered by underlying guarantees. These loans do not include specific positions which, on the basis of an objective state of insolvency, are classified in the previous risk categories;

•                  performing loans: loans to borrowers who, at this time, do not present specific insolvency risks are valued on a general basis. Loans acquired from third parties for the purpose of investment, or rather with the intent of holding them in portfolio up to their expiry in order to maximize the financial profit of the investment, are classified at purchase cost; any difference between the price paid for the investment and the nominal value or reimbursement is reflected in the statement of income to adjust the interest relating to the loans acquired, according to the residual duration of the loans and on the basis of the accruals principle. General adjustments to other performing loans are calculated on the basis of a historical/statistical method used to determine the deterioration of loans which are considered to be effectively incurred, but the amount of which is not known at the moment of evaluation.

The “historical/statistical” method is organized as follows:

1.               at the end of the period an estimate is made of the performing loans which, based on the movements over the last five years, are expected to become doubtful loans during the next year;

2.               the calculation of the potential losses likely to be incurred on the aggregate of point 1, is determined assuming that the loss percentage on performing loans transferred to doubtful loans is in line with the average loss observed over the last five years;

3.               the results of the historical statistical method are, for the purpose of back-testing with the aim of confirming the effectiveness and accuracy of the method, compared with the ratings used to monitor and control credit risks on the basis of risk management methods.

The “expected losses” resulting from a reasoned comparison of the risk management models, constitute the parameter of reference utilized to calculate the “general reserve” destined to cover the default risk on performing loans. This calculation is aligned to what is assumed to be a fair value, determined also considering specific factors pertaining to the portfolio and to valuations of the evolution of the economic cycle.

For the purpose of classifying loans as being non-performing, problem, restructured or exposed to country-risk, the Bank refers to current Bank of Italy regulations on the subject integrated with internal instructions which establish more restrictive rules and criteria for the transfer of loans within the various risk categories.

The operating structures classify doubtful loans under the coordination of the central departments responsible for the supervision of credit control.

Following a review by the central departments responsible for the management of doubtful loans, the resulting estimated realizable values are formally approved by the committees and other levels within the organization empowered to make such decisions.

Default interest accrued during the period is reversed from the statement of income since, for the sake of prudence, unless otherwise stated, collection is considered wholly unlikely.

Writedowns, both specific and general, are made by an adjustment to reduce the value of the asset recorded in the balance sheet on the basis of the aforementioned criteria. The original values may be reinstated by means of writebacks, when the reasons for such writedowns cease to apply.

As regards the method used to calculate the “discounting adjustments”, they are determined to reflect the difference between the:

•                  estimated realizable value;

•                  and the net present value of future financial flows (principal and interest).

The net present value of financial flows is determined by reference to expected cash receipts (future financial flows), the timing of such receipts and the applicable discounting rate.

The timing and extent of expected cash receipts are determined on the analytical assumptions provided by the departments responsible for loan evaluation and, where these are unavailable, on estimates and general statistics deriving from internal historical data and studies of the business sectors concerned.

With regard to the discounting rate as of 31 December 2003, the Bank used the reference rate of 4.7%, determined as the appropriate approximate average performance at the date of inception of the doubtful loan portfolio and calculated on the basis of the contractual rates actually applied by the Bank on medium-long term loans (fixed and floating rate) and on short term loans (floating rate). Considering the need to simplify and reduce data processing costs, it is deemed that such average rate is sufficiently approximate to the result which would have been obtained had current contractual rates been applied to transactions now classified as doubtful loans.

The posting of value adjustments due to actualization means that there will be writebacks to discounted loans: in fact, the mere passage of time, with the consequent approach of the expected collection deadlines, implies an automatic reduction in the implicit financial charges previously deducted from the value of the loans.

Loans for which the Bank has acquired protection against the risk of non-performance as part of derivative contracts (“buyer protection”) continue to be booked in the financial statements among loans secured by personal guarantees.

Loans deriving from financing and deposit contracts

These are recorded at the amount disbursed. Loans backed by discounted notes, acquired within the scope of lending activities, are recorded in the financial statements at their nominal value, while the portion pertaining to future years is recorded among deferred income.

Repurchase agreements on securities and securities lending

Repurchase agreements on securities that require the holder to resell securities when the agreement matures are treated as lending transactions. The amounts disbursed in this way are therefore recorded as loans. Income from lending, comprising interest coupons on securities and the differential between the spot and forward prices for such securities, is recorded on an accruals basis as interest in the statement of income.

Transactions involving the loan of securities guaranteed by funds freely available to the lender, are treated in the same way as repurchase agreements on securities. Securities loaned, not guaranteed by sums of money, are recorded in the financial statements as a combination of two functionally-linked transactions, of assets or liabilities against deposits or loans. These transactions are essentially the same as repurchase agreements, therefore the securities loaned remain in the portfolio of the lender.

Guarantees and commitments

Guarantees and commitments acquired by the Bank and which give rise to credit risks are recorded at the total value of the exposure, while the related risk is assessed on the basis described in relation to loans. Expected losses in relation to guarantees and commitments are covered by the related reserve. Commitments include exposures to underlying borrowers for credit derivatives for which the Bank has taken over the credit risk (“seller protection”).

Credit derivatives

As highlighted above, credit derivatives which involve hedging sales are booked to caption 20 “commitments” at their theoretical value, while those which involve hedging purchases are booked to the underlying asset among loans secured by personal guarantees.

Credit derivatives are classified as belonging to the dealing portfolio (“trading book”) when the bank is holding them for trading. Credit derivatives not included in the trading book are classified to the banking book.

Credit derivatives belonging to the trading book are valued individually, taking into consideration the credit and financial risk inherent in those contracts.

Credit derivatives belonging to the banking book are valued:

•                  at cost adjusted to take into account any permanent losses in value, in the case of contracts which involve hedging sales;

•                  in a consistent manner with the underlying asset object of the protection, for contracts which involve hedging purchase.

The premium paid or collected on contracts belonging to trading book is recorded among premiums for options (caption 130 under assets and caption 50 under liabilities of the balance sheet).

Contracts belonging to banking book are recorded as commission income or expense entries (respectively captions 40 and 50 of the statement of income), according to whether the amount is collected or paid.

2. Securities and off-balance sheet transactions (other than foreign currency transactions)

2.1 Investment securities

Investment securities due to be held by the company over the long term with a view to stable investments are valued at “the average daily cost”, adjusted to reflect accruals for the period of issue and dealing discounts (the latter being the difference between the purchase price and the related redemption price, net of issue discounts yet to mature).

Such securities are written down to reflect any lasting deterioration in the solvency of the issuers and the ability of the related nations to repay debt. Investment securities may also be written down in consideration of the market trend in accordance with the first subsection of Art. 18 of D. Lgs. 87/92. The original value is reinstated if the reasons for any writedowns cease to apply.

2.2 Dealing securities

Securities held for dealing and treasury purposes are stated at their “average daily cost”, adjusted to reflect accrued issue discounts. They are valued as follows:

•                  securities quoted in organized markets: the official price quoted on the last trading day of the period;

•                  securities not quoted in organized markets: at the lower between cost and market value. The latter value is estimated via the discounting of future financial flows, applying the market rates, as at the time of valuation, for similar type of instruments and the creditworthiness of the issuer. Where possible, the estimates are compared with quoted securities with similar financial characteristics. The original value of dealing securities is reinstated when the reasons for any writedowns cease to apply. Unquoted securities which are economically linked to derivative contracts are valued at market price, consistent with the accounting treatment of the contracts concerned.

Any transfers between investment security and dealing security portfolios are made on the basis of the value resulting from the application - at the time of the transaction - of the valuation policies for the portfolio of origin; the related economic effects are reported in caption 60 “Profits and losses from financial transactions” if the portfolio of origin is a dealing portfolio, and in caption 150 “Adjustments to fixed financial assets” if the portfolio of origin is an investment portfolio. Securities transferred and still held at year end are valued using the method applicable to the destination portfolio.

Commitments to buy or sell for security transactions to be settled

Commitments to buy are valued on the basis applicable to the destination portfolio. The value of commitments to sell, on the other hand, takes into consideration the contractual forward sale price.

3. Equity investments

Equity investments are stated at cost, as revalued in the past at the time of transformation into a limited company or as a result of mergers, determined on a LIFO basis with annual increments. Cost is written down to reflect any permanent losses in value, taking into account any reductions in the equity value of the companies concerned and in the trend in exchange rates for those investments held at historical rates. The original value of equity investments is reinstated if the reasons for any writedowns cease to apply.

Equity investments may also be written down in consideration of the market trend, in accordance with the first subsection of Art. 18 of D. Lgs. 87/92, or rather exclusively for tax purposes as allowed by subsection three of Art. 15 of D. Lgs 87/92.

With reference to investments held in Isveimer and in S.G.A., any charges which the Bank may be called on to bear to cover losses incurred by companies will be covered through measures taken in accordance with Law 588/96, accomplished with the procedures provided by the Ministerial Decree of 27 September 1974, as revealed in Part B, section 9 of these notes.

The differences between the carrying value of “significant investments” and the lower value of the corresponding portion of net equity from the latest financial statements of subsidiary companies, are normally justified by the goodwill and greater market value of the assets held by those subsidiaries.

Dividends of directly controlled investments are recorded on the basis of their maturity, on the condition that the Boards of Directors of the directly controlled investments approve the proposals for the distribution of profit which are submitted before the respective Shareholders’ Meetings held before the Board of Directors of the Bank approve the financial statements.

Dividends from other investments are recorded, together with the related tax credits, to the year in which the tax credit becomes collectible, usually the year in which the dividends are collected.

4. Foreign currency assets and liabilities (including off balance sheet transactions)

Assets and liabilities denominated in foreign currency

Assets and liabilities denominated in foreign currencies or indexed to foreign exchange movements, as well as financial fixed assets funded in foreign currencies or indexed to foreign exchange movements, are valued using the spot exchange rates applying at period-end. Equity investments denominated in foreign currencies subject to local exchange control restrictions (non-convertible currencies) stated in currencies other than those of use, and those not fully or partially hedged by a deposit in the currency of denomination of the investment are stated, with regard to the part financed in currencies other than those of use, at the historical rates of exchange applying at the time of acquisition.

Foreign currency costs and revenues are stated using the exchange rates applying at the time they arose.

Unsettled spot and forward currency transactions

Unsettled spot and forward currency transactions carried out for hedging purposes are valued in the same way as the assets and liabilities being hedged - whether they are recorded on or off the balance sheet.

Transactions not carried out for hedging purposes are valued:

•                  at period-end spot exchange rates, in the case of spot transactions still to be settled;

•                  at period-end forward exchange rates for maturity dates corresponding with that of the transactions being valued, in the case of forward transactions.

The effect of these valuations is debited or credited to the statement of income.

5. Tangible fixed assets

Tangible fixed assets are stated at purchase cost, including related charges and the cost of improvements. In certain cases, purchase cost may have been restated on transformations, at the time of mergers or as a result of applying monetary revaluation laws.

Operating assets by destination or by nature are depreciated on a straight-line basis over their residual useful lives. Tangible fixed assets are written down in cases where there is a permanent loss in value, regardless of how much depreciation has already been accumulated. The value of such assets is reinstated in future accounting periods if the reasons for any writedowns no longer apply.

Costs for ordinary maintenance and repairs which do not determine increased utility and/or useful life are expensed in the year they are incurred.

6. Intangible fixed assets

Intangible fixed assets are stated at purchase or production cost, including related charges, and amortized over the period they are expected to benefit, as described below:

•                  start-up costs and capital increase expenses and other deferred charges are amortized, generally on a straight-line basis, over five years;

•                  costs incurred for the purchase of software or for its development, using external resources, are generally amortized on a straight-line basis, over three years, taking into account the expected residual period of utilization. Costs incurred for the development of software before the year in which the development project was completed, are capitalized when a positive outcome of the development/creation of software is expected and the benefits of the products under completion will spread over the long term. On this assumption, the costs are amortized over not more than 5 years. During the year in which software is completed, costs incurred and not yet amortized are recorded to assets and the relevant cost is amortized over three years;

•                  the merger deficit deriving from the merger with Banco di Napoli, which was concluded in 2002, is amortized on a straight-line basis. Amortization is provided over a period of ten years in relation to the duration of the goodwill inherent to the merged bank and is in line with the period adopted by the advisors within the scope of determining exchange ratios, for the purpose of the valuation of the companies.

7. Other assets

Own shares

Own shares are valued according to the purposes for which they are held. In particular, they are valued at “cost”,

determined using the “average daily cost” method, if they are classed as long-term investments. For this purpose own shares, used to complete strategic deals which require their availability, are considered long-term investments (e.g. share exchanges as part of the acquisition of equity investments, co-operation agreements and other corporate finance deals).

Instead, own shares are stated at their market value corresponding to the “official quotation of the year-end closing date” if they are held for a dealing portfolio, since they are available for sale or destined for share incentive or stock option plans.

Stock option plans

Stock incentive plans approved by the Bank, which do not include the assignment of own shares, consist in the assignment of rights to subscribe to increases in share capital against payment. Considering that neither Italian regulations nor Italian accounting policies provide specific instructions in this respect, the booking of these plans is made by registering the increase in capital and the related additional paid in capital at the time of subscription.

8. Payables

Payables are stated at their nominal value. The difference between the nominal value of loans received, or securities placed, and the amount actually received, is recorded in the financial statements among deferrals and released to the statement of income on an accruals basis, in accordance with the repayment plan implicit in the funding transaction. Zero-coupon securities are stated at their issue price plus accrued interest. Consistent with the policies described above, repurchase agreements, that require the holder to resell the securities acquired when the agreement matures, are recorded among payables, as well as securities borrowing transactions.

9. Provisions for termination indemnities

The provisions for termination indemnities represents the liability to each employee at period-end, accrued in accordance with current legislation and payroll agreements.

10. Provisions for risks and charges

Provisions for risks and charges cover known or likely liabilities, the timing and extent of which cannot be determined at period-end or at the time the financial statements are prepared.

Provisions for taxation

The provisions for taxation are to cover corporate income taxes (IRPEG) and the tax on business activities (IRAP), including local taxes payable by foreign branches, as well as deferred taxes and existing or potential fiscal disputes.

Income taxes for the year are estimated prudently on the basis of the tax charges for the period, determined in relation to current tax legislation.

Deferred taxation, determined according to the so called balance sheet liability method, reflects the tax effect of provisional differences between the book value of assets and liabilities and their value for tax purposes, which will lead to taxable and deductible amounts in future years. To this end, taxable provisional differences are defined as those which will give rise to taxable income in future years (deferred capital gains, for example); while deductible provisional differences are defined as those which will give rise to deductible amounts in future years (such as provisions and costs that can be deducted for tax purposes over a period of years, e.g. general loan writedowns in excess of the fiscally deductible amount and accruals to provisions for risks and charges).

Deferred tax liabilities are calculated by applying the tax rates established by current law to the taxable temporary differences likely to generate a tax burden and to the deductible temporary differences if these are likely to be recovered. Deferred tax assets and liabilities relating to the same tax and expiring in the same period are offset against each other.

In the years in which deductible provisional differences are higher than taxable provisional differences, the relevant deferred tax assets are recorded to caption 130 – other assets- as an asset item of the balance sheet and offset against income tax. On the other hand, in the years in which taxable provisional differences are higher than deductible provisional differences, the relevant deferred tax liabilities are recorded to caption 80.b – provisions for taxation - and offset against income tax.

If the deferred tax (asset or liability) relates to transactions directly involving shareholders’ equity without affecting the statement of income, it is debited or credited to shareholders’ equity.

The deferred taxation on equity reserves that will become taxable “however used” is charged against shareholders’ equity. Deferred taxation relating to revaluations arising on conversion to the euro, credited to a specific reserve that will become taxable pursuant to Art. 21 of D. Lgs. 213/98, is charged directly against this reserve.

No provision is made for the Banks’ reserves subject to taxation only in the event of distribution. This is because such reserves are allocated to accounts that are not available for distribution and because the events which would give rise to such taxation are not expected to occur.

Other provisions

Provisions for guarantees and commitments cover losses on guarantees given and, more generally, the contingencies associated with guarantees and commitments and exposures to credit derivates on loans for which the Bank has taken over the credit risk (seller protection).

The provision for other risks and charges covers estimated incurred losses arising from legal disputes, including repayments claimed by the receivers of bankrupt customers. It also covers probable charges in connection with guarantees given in respect of company transactions and of the sale of equity investments; potential liabilities deriving from the renegotiation of subsidized home mortgage loans (Law 133/99 and that dictated by Budget Law 2001) and from unsubsidized fixed rate mortgages (Law Decree 394 dated 29 December 2000, converted to Law 24 dated 28 February 2001); other potential liabilities deriving from customer disputes in respect of dealing activities in securities, and other connected charges and contingent liabilities.

The “provisions for other personnel charges” mainly comprise:

•                  provisions recorded on the basis of an independent actuarial report, in order to cover the technical deficit of the independent supplementary pension fund for Istituto Bancario San Paolo di Torino employees (an independent entity which integrates the compulsory pension fund) as well as provisions for other welfare and social contributions;

•                  provisions made to set up a reserve to provide cover for employee seniority bonuses payable after completion of 25 and 35 years service;

•                  provisions to cover discretional employee bonuses, commitments for staff leaving incentives offered during the year and in prior years and other contingent liabilities.

11. Other aspects

Accruals and deferrals

Accruals and deferrals are recognized in accordance with the matching principle.

Derivatives on currency, securities, interest rates, stockmarket indices and other assets

Derivative contracts are valued individually using the methods applicable to the portfolio concerned (hedging contracts and non-hedging contracts). The valuation criteria of derivative contracts are also applied to incorporated derivatives which represent the components of hybrid financial instruments and include both derivative and host contracts. To this end, incorporated derivative contracts are separate from host contracts and are valued on the basis of the rules of host contracts.

The values determined are recorded separately in the balance sheet without off-setting assets and liabilities. Agreements between the parties to off-set reciprocal receivables and payables in the case of default by one of the counterparts (“master netting agreements”) are not relevant for disclosure purposes, but are taken into consideration when assessing the counterparty’s credit risk.

The values determined by the contract valuation process (hedging and non-hedging) are adjusted on a case-by-case or a general basis, where appropriate, in order to reflect any lending risk (counterparty and/or country risk) inherent in the contracts.

Hedging contracts

These are entered into with the aim of protecting the value of individual assets or liabilities, as well as any groups of assets or liabilities, on or off the balance sheet, from the risk of market fluctuations. In the case of off-balance sheet items, the hedging objective is achieved via the use of asset and liability management techniques. A transaction is considered to be a hedge in the presence of the following documented conditions:

a)              intent to enter into a hedge;

b)             high degree of correlation between the technical and financial characteristics of the assets or liabilities hedged and those inherent in the hedging contract.

If just one of the conditions above ceases to apply, then the contract is re-qualified as “non-hedging”.

Hedging derivatives are valued on a basis consistent with the assets and liabilities being hedged. The related procedures for presentation in the financial statements are summarized below:

Balance sheet: the period element of differentials accrued on contracts hedging the risk of fluctuations in the rates of interest on interest earning/bearing assets and liabilities is classified among “Accrued income” and/or “Accrued expenses”. The element of differentials payable in future years on forward rate agreements hedging the interest arising from interest earning/bearing assets and liabilities is classified among “Prepaid expenses” and/or “Deferred income”. The market value (net of any accruals) of contracts hedging the risk of price fluctuations in dealing transactions, as well as the effect of valuing contracts hedging the exchange risk on lending and funding activities (principal portion) using year-end spot exchange rates, are classified among “Other assets” and/or “Other liabilities”.

Contracts hedging investment securities or total loans and deposits are valued at cost.

Statement of income: where derivative contracts are intended to hedge the risk of fluctuations in the rates of interest on interest earning/bearing assets and liabilities, the differentials accrued will form part of net interest income on an accruals basis. If the derivative contract hedges the risk of market price or exchange fluctuations (principal portion), then the revenues or costs generated (with the exception of the differentials earned) are treated as “Profits (losses) on financial transactions”. More specifically, differentials and margins earned on derivative contracts hedging dealing securities are treated as interest if they relate to multiple-flow contracts (e.g. IRS) or to single-flow contracts where the duration of the underlying asset is less than one year (e.g. FRA); but as profits and losses from financial transactions, if they relate to single-flow contracts where the duration of the underlying asset is more than one year (e.g. futures and options).

Non-hedging contracts

These are valued as follows:

Contracts on securities, interest rates, stockmarket indices and other assets: contracts quoted in organized markets are stated, assessed at their market value on the last day of the period. Contracts linked to reference indicators subject to official observation are stated on the basis of their financial value (replacement cost), determined with reference to the market quotations for those indicators on the last day of the period. Other contracts are valued with reference to other elements determined on an objective and consistent basis.

Foreign currency derivatives: these are stated using the forward exchange rates ruling at period-end for the maturity dates of the transactions subject to valuation.

The related procedures for presentation in the financial statements are summarized below:

Balance sheet: the amounts determined from the valuation of non-hedging contracts are classified as “Other assets” or “Other liabilities”.

Statement of income: the economic effects of non-hedging derivative contracts are classified as “Profits (losses) from financial transactions”. The structure of this caption, according to the sectors of the financial instruments being traded (securities, currency, other financial instruments) and to the nature of income/charges which they generate (valuations or not), is illustrated in a specific table in the Explanatory Notes.

Internal deals

The Bank has adopted an organizational structure based on specialized trading desks that have exclusive authorization to deal in specific derivatives. The arrangement is inspired mainly by the goals of efficiency (lower transaction costs), improved management of market and counterparty risks, and the optimal allocation of specialized human resources. These desks manage portfolios consisting of various types of derivatives (and sometimes securities) and operate within defined net risk limits.

The desks serve as counterparties to other desks (which are also autonomous from an accounting point of view) that are not authorized to deal in the market, by means of internal deals in derivatives at market prices.

With regard to the accounting treatment of internal deals and their effect on income, it should be noted that:

•                  internal deals involving derivatives held in specialized desk portfolios are stated at market value when entered into for trading/dealing purposes;

•                  internal deals involving derivatives held in non-specialized desk portfolios are treated on a basis consistent with the assets or liabilities being hedged (for example, at market value if they hedge dealing securities and at cost if they hedge investment securities and/or deposits).

Settlement date

Currency and security transactions, interbank deposits and loans and the bills portfolio are recorded with reference to their settlement dates.

300

SECTION 2 - ADJUSTMENTS AND PROVISIONS RECORDED FOR FISCAL PURPOSES

2.1 Adjustments to value recorded solely for fiscal purposes

During the year the investment in IMI Investimenti was written down by 66 million euro, which corresponds to the difference between the book value and the net equity of the company as of 31 December 2003.

This write down, which does not refer to a permanent loss in value, was made solely to take advantage of tax benefits.

2.2 Provisions recorded solely for fiscal purposes

No provisions solely for fiscal purposes have been recorded during the year.

Part B - Information on the balance sheet

SECTION 1 - LOANS

Due from banks (caption 30)

Amounts due from banks are analyzed below by type of counterparty and technical form of the transaction:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Deposits with central banks
• compulsory reserve	133	143	143
• other	16	14	14
Deposits with other banks
• repurchase agreements and securities loaned	5,445	4,871	4,871
• current accounts	1,188	738	657
• deposits	19,014	14,060	14,060
• loans	1,386	1,008	1,008
• subordinated loans	198	194	194
• other	5	4	4
Total	27,385	21,032	20,951

The compulsory reserve with the Bank of Italy identified above reflects the year-end precise position.

Detail of caption 30 “due from banks” (Table 1.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) deposits with central banks	149	157
b) bills eligible for refinancing with central banks	—	—
c) repurchase agreements	5,445	4,871
d) securities loaned	—	—

Degree of risk in loan portfolio to banks

Analysis of loans to banks (Table 1.2 B.I.)	(€/mil)

		31/12/03			31/12/02 pro forma			31/12/02
Categories / Values		Gross exposure	Total adjust- ments	Net exposure	Gross exposure	Total adjust- ments	Net exposure	Gross exposure	Total adjust- ments	Net exposure
A. Doubtful loans		45	15	30	79	24	55	79	24	55
A.1	Non-performing loans	5	5	—	9	8	1	9	8	1
A.2	Problem loans	1	1	—	—	—	—	—	—	—
A.3	Loans in course of restructuring	—	—	—	—	—	—	—	—	—
A.4	Restructured loans	—	—	—	—	—	—	—	—	—
A.5	Unsecured loans exposed to country risk	39	9	30	70	16	54	70	16	54
B. Performing loans		27,355	—	27,355	20,977	—	20,977	20,896	—	20,896
Total loans to banks		27,400	15	27,385	21,056	24	21,032	20,975	24	20,951

Non-performing loans include unsecured loans to residents in nations exposed to risk, for a gross exposure of 4 million euro, written-down in full.

Movements in doubtful loans to banks (Table 1.3 B.I.)	(€/mil)

Description / Categories			Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk
A.	Gross exposure as of 1/1/03		9	—	—	—	70
	A.1	of which: for default interest	—	—	—	—	—
B.	Increases		1	2	—	—	2
	B.1	inflows from performing loans	—	—	—	—	—
	B.2	default interest	—	—	—	—	—
	B.3	transfer from other categories of doubtful loans	—	1	—	—	2
	B.4	other increases	1	1	—	—	—
C.	Decreases		5	1	—	—	33
	C.1	outflows to performing loans	—	—	—	—	—
	C.2	write-offs	—	—	—	—	—
	C.3	collections	1	—	—	—	33
	C.4	disposals	—	—	—	—	—
	C.5	transfer to other categories of doubtful loans	3	—	—	—	—
	C.6	other decreases	1	1	—	—	—
D.	Gross exposure as of 31/12/03		5	1	—	—	39
	D.1	of which: for default interest	—	—	—	—	1

Movements in total adjustments made to loans granted to banks (Table 1.4 B.I.)	(€/mil)

Description / Categories			Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A.	Total pro forma adjustments as of 1/1/03		8	—	—	—	16	—
	A.1	of which: for default interest	—	—	—	—	—	—
B.	Increases		1	2	—	—	2	—
	B.1	adjustments	—	—	—	—	—	—
		B.1.1 of which: for default interest	—	—	—	—	—	—
	B.2	use of reserves for probable loan losses	—	—	—	—	—	—
	B.3	transfer from other categories of loans	—	1	—	—	—	—
	B.4	other increases	1	1	—	—	2	—
C.	Decreases		4	1	—	—	9	—
	C.1	writebacks from valuations	—	—	—	—	7	—
		C.1.1 of which: for default interest	—	—	—	—	—	—
	C.2	writebacks of collections	—	—	—	—	—	—
		C.2.1 of which: for default interest	—	—	—	—	—	—
	C.3	write-offs	—	—	—	—	—	—
	C.4	transfer to other categories of doubtful loans	1	—	—	—	—	—
	C.5	other decreases	3	1	—	—	2	—
D.	Total adjustments as of 31/12/03		5	1	—	—	9	—
	D.1	of which: for default interest	—	—	—	—	1	—

Loans to customers (caption 40)

Loans to customers are analyzed below, by technical form:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Mortgage loans	28,918	33,155	33,155
Other forms of finance not flowing through current accounts - Italian branches	15,461	17,171	17,171
Current accounts	7,636	10,569	10,569
Other forms of finance not flowing through current accounts - Foreign branches	4,392	5,706	5,706
Import-export loans	1,874	1,997	1,997
Advances with recourse	1,438	2,642	2,642
Repurchase agreements and securities loaned	1,109	957	957
Loans repurchased by third parties	938	839	839
Personal loans	741	735	735
Risk on portfolio	478	803	803
Non-performing loans	453	788	788
Other loans to customers	545	1,445	797
Total	63,983	76,807	76,159

The decrease in loans to customers is mainly attributable to the transfer during the year of the business branches to Banca OPI and Sanpaolo Banco di Napoli. As a matter of fact 11,164 million euro of loans to customers were transferred, the detail of which is as follows: 6,083 million of euro mortgage loans, 1,704 million euro of current accounts, 1,690 million euro of other forms of finance not included in current accounts, 380 million euro of loans subject to collection, 351 million euro of non-performing loans, 261 million euro of risk in loan portfolio, 184 million euro of import-export financing and 511 million euro of other types of loans.

Detail of caption 40 “loans to customers” (Table 1.5 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Bills eligible for refinancing with central banks	—	18
b) Repurchase agreements	1,109	957
b) Securities loaned	—	—

The detail of “secured loans to customers” excluding those granted directly to Governments or other public bodies for 586 million euro (3,089 million euro as of 31 December 2002), is the following:

Secured loans to customers (Table 1.6 B.I.)

		31/12/03	31/12/02
		(€/mil)	(€/mil)
a)	Mortgages	17,347	20,505
b)	Pledged assets:
	1. cash deposits	50	238
	2. securities (a)	2,580	2,543
	3. other instruments	74	317
c)	Guarantees given by:
	1. Governments	1,548	3,153
	2. other public entities	52	44
	3. banks	622	854
	4. other operators	8,364	9,873
Total		30,637	37,527

(a)       These include 1,109 million euro as of 31 December 2003 and 957 million euro as of 31 December 2002 of repurchase and similar agreements guaranteed by underlying securities.

Loans to customers guaranteed by banks and other operators include 99 million euro of positions for which the Bank purchased buyer protection against the risk of non-performance, by means of derivative contracts.

The negative changes in this caption also refer mainly to the aforementioned transfer during the year of the business branches in which guaranteed loans to customers and to Governments or other Public Bodies amounting to 6,496 million euro and 299 million euro, respectively, were transferred to Sanpaolo Banco di Napoli and loans to Governments or other public bodies for 1,943 million euro were transferred to Banca OPI.

“Secured loans to customers” and those granted directly to Governments or other public bodies represent 49% of total loans to customers (53% at the end of 2002, which drops to 49% taking into account the transfers made during 2003).

Degree of risk in loan portfolio to customers

The principal and interest elements of loans are stated at their estimated realizable value by applying the policies described in detail in Part A, Section 1 of these notes; the related writedowns are effected via direct reduction of the balance sheet asset value of the loans concerned.

The estimated realizable value of doubtful loans takes into account not only the likelihood of recovery, but also the total or partial lack of income generated and the delay in repayment. Total adjustments for discounting purposes as of 31 December 2003 amount to 69 million euro (173 million euro as of 31 December 2002, of which 75 million euro refer to loans transferred to Sanpaolo Banco di Napoli S.p.A.).

Analysis of loans to customers (Table 1.7 B.I.)	(€/mil)

		31/12/03			31/12/02 pro forma			31/12/02
Categories / Values		Gross exposure	Total adjust- ments	Net exposure	Gross exposure	Total adjust- ments	Net exposure	Gross exposure	Total adjust- ments	Net exposure
A.	Doubtful loans	2,898	1,895	1,003	4,154	2,478	1,676	4,154	2,478	1,676
	A.1 Non-performing loans	2,104	1,651	453	2,933	2,145	788	2,933	2,145	788
	A.2 Problem loans	612	203	409	1,012	287	725	1,012	287	725
	A.3 Loans in course of restructuring	17	3	14	19	1	18	19	1	18
	A.4 Restructured loans	137	30	107	139	28	111	139	28	111
	A.5 Unsecured loans exposed to country risk	28	8	20	51	17	34	51	17	34
B.	Performing loans	63,457	477	62,980	75,793	662	75,131	75,145	662	74,483
Total loans to customers		66,355	2,372	63,983	79,947	3,140	76,807	79,299	3,140	76,159

Problem and non-performing loans include unsecured loans to residents of nations exposed to risk for a gross exposure of 8 million euro, of which 4 million euro on problem loans, written down by 1 million euro and 4 million euro on non-performing loans written down in full.

Coverage of loans

Categories	31/12/03	31/12/02
	(%)	(%)
Non-performing loans	78.47	73.13
Problem, restructured and in course of restructuring loans	30.81	27.01
Unsecured loans exposed to country risk	28.57	33.33
Performing loans (a)	0.83	0.97

(a)       Total performing loans do not include loans to Group companies, equal to 5,717 million euro (5,567 million euro as of 31/12/2002).

As regards the various types of loans, the highest levels of coverage are for ordinary loans, while the percentages on construction loans are lower given the existence of mortgage guarantees on these positions.

Movements in doubtful loans to customers (Table 1.8 B.I.)	(€/mil)

Description / Categories		Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk
A.	Gross exposure as of 1/1/03	2,933	1,012	19	139	51
	A.1 of which: for default interest	—	—	—	—	—
B.	Increases	803	745	35	53	—
	B.1 inflows from performing loans	352	510	—	17	—
	B.2 default interest	75	6	—	—	—
	B.3 transfer from other categories of doubtful loans	261	66	28	25	—
	B.4 other increases	115	163	7	11	—
C.	Decreases	1,632	1,145	37	55	23
	C.1 outflows to performing loans	6	152	—	13	—
	C.2 write-offs	71	32	—	1	2
	C.3 collections	210	343	10	15	21
	C.4 disposals	—	—	—	—	—
	C.5 transfer to other categories of doubtful loans	48	294	19	19	—
	C.6 other decreases	1,297	324	8	7	—
D.	Gross exposure as of 31/12/03	2,104	612	17	137	28
	D.1 of which: for default interest	335	19	—	—	—

Movements in total adjustments made to loans granted to customers (Table 1.9 B.I.)	(€/mil)

Description / Categories			Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A.	Total pro forma adjustments as of 1/1/03		2,145	287	1	28	17	662
	A.1	of which: for default interest	—	—	—	—	—	—
B.	Increases		613	198	7	11	—	23
	B.1	adjustments	478	163	3	7	—	22
		B.1.1 of which: for default interest	75	6	—	—	—	4
	B.2	use of reserves for probable loan losses	—	—	—	—	—	—
	B.3	transfer from other categories of loans	108	29	3	3	—	—
	B.4	other increases	27	6	1	1	—	1
C.	Decreases		1,107	282	5	9	9	208
	C.1	writebacks from valuations	32	19	—	4	5	4
		C.1.1 of which: for default interest	—	—	—	—	—	—
	C.2	writebacks of collections	64	27	—	—	—	5
		C.2.1 of which: for default interest	15	7	—	—	—	1
	C.3	write-offs	71	32	—	1	2	4
	C.4	transfer to other categories of doubtful loans	23	110	4	3	—	3
	C.5	other decreases	917	94	1	1	2	192
D.	Total adjustments as of 31/12/03		1,651	203	3	30	8	477
	D.1	of which: for default interest	335	19	—	—	—	2

As already discussed, total adjustments include 69 million euro relating to the adoption of a policy for discounting doubtful loans. More specifically, writedowns for discounting purposes total 52 million euro on non-performing loans, 13 million euro on problem loans, 3 million euro on restructured loans and 1 million euro on loans in course of restructuring.

Default interest accrued on performing loans and written-down in full amount to 2 million euro.

With reference to the more recent situations of default by important industrial groups, the Parmalat group loans have been classified as non-performing loans and recorded to the financial statements for around 27 million euro, after a writedown of 245 million euro, corresponding to around 90% of the gross exposure. The Cirio group loans (gross exposure of around 19 million euro) have also been classified as non-performing and are written-down almost in full.

Loans to customers and banks resident in nations exposed to country risk

(€/mil)

	Gross exposure
		of which: unsecured
Country	Total	book value	weighted value
Brazil	49	38	38
Venezuela	10	9	9
Russia	249	4	4
Argentina	60	3	3
Philippines	9	2	1
Algeria	17	2	2
Angola	6	2	2
Serbia and Montenegro	3	2	2
Peru	2	2	2
Costarica	2	2	—
Lebanon	5	—	—
Pakistan	5	—	—
Other	10	1	—
Total gross exposure	427	67	63
Total adjustments	17	17
Net exposure as of 31/12/03	410	50

For the purposes of the report on the “country risk”, the countries considered are those listed by the Italian Bankers Association, for which, in the absence of specific guarantees, general adjustments have to be made. Adjustments have been made, normally, by applying the weighting criteria and the writedown percentages agreed industry-wide by the Italian Bankers Association, as mentioned above. Such writedowns are to cover all of the losses that might arise from those events that are typical to “country risk”.

Secured loans amount to 360 million euro, of which 268 million euro are insured by SACE or by guarantees from operators in the OECD area. The remaining 92 million euro refer to loans granted to a prime customer resident in Russia that are guaranteed by receivables deriving from supply contracts with leading West European companies. This collateral is deemed adequate to cover the credit risk. In compliance with Bank of Italy regulations, these loans are included in the calculation of country risk, which is deducted from the Bank’s capital for supervisory purposes.

Other information relating to loans

Information regarding the distribution of loans, by category of borrower, business sector, geographical area, currency and liquidity, is provided in Part B, Section 11 of these notes.

SECTION 2 - SECURITIES

Securities owned by the Bank are analyzed as follows:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Treasury bills and similar bills eligible for refinancing with central banks (caption 20)	2,191	1,554	1,554
Bonds and other debt securities (caption 50)	9,048	12,165	12,813
Shares, quotas and other equities (caption 60)	1	330	330
Total	11,240	14,049	14,697
of which:
• investment securities	2,458	2,039	2,039
• dealing securities	8,782	12,010	12,658

“Treasury bills and similar bills eligible for refinancing with central banks” represent securities which may be used for refinancing purposes on condition that they are not subject to restrictions deriving from other transactions.

Investment securities

Investment securities, totaling 2,458 million euro, are held for the long term as a stable investment and, as such, are generally held through to redemption. The allocation to the investment portfolio is made on the basis of criteria defined in a specific framework resolution approved by the Board of Directors in the following circumstances:

•     in the case of related forms of funding;

•      in the case of specific control regulations;

•      in the case of not readily marketable securities.

Investment securities (Table 2.1 B.I.)	(€/mil)

			31/12/03		31/12/02
Item/Value			Book value	Market value	Book value	Market value
1.	Debt securities
	1.1	Government securities
		• quoted	2,007	2,055	996	1,050
		• unquoted	—	—	—	—
	1.2	Other securities
		• quoted	43	45	135	141
		• unquoted	408	420	908	919
2.	Equities
		• quoted	—	—	—	—
		• unquoted	—	—	—	—
Total			2,458	2,520	2,039	2,110

The portfolio as of 31 December 2003, consisting of 82% Italian Government bonds and 18% other securities, shows a net unrealized gain of 3 million euro on the portion not covered by hedging contracts and an unrealized gain of 59 million euro on the portion hedged by derivative contracts. The valuation of these contracts reveals an unrealized loss of 39 million euro.

A positive difference between the market value and book value reveals a profit of 3 million euro which will be recorded in the statement of income on an accrual basis.

Changes in investment securities during the year (Table 2.2 B.I.)	(€/mil)

A.	Pro forma opening balance		2,039
B.	Increases
	B1.	purchases	1,049
	B2.	writebacks	1
	B3.	transfers from dealing portfolio	—
	B4.	other changes	42
C.	Decreases
	C1.	sales	405
	C2.	redemptions	123
	C3.	adjustments	6
		of which:
		long-term writedowns	6
	C4.	transfers to dealing portfolio	38
	C5.	other changes	101
D.	Closing balance		2,458

The purchases for 1,049 million euro refer to 1,011 million euro of Italian Government bonds, to suit the liquidity policy and transactions in repurchase agreements, 4 million euro of securities deriving from the restructuring of the Marconi Plc loan and 34 million euro of securities of a highly valued rating on a plafond destined for investments in corporate bonds.

The sales for 405 million euro refer to 189 million euro and 190 million euro of securities deriving from the incorporation of, respectively, Banco di Napoli and Cardine Banca, 20 million euro of securities issued by emerging countries and 6 million euro of BOC securities transferred to Banca OPI on 1 January 2003. Disposals, mainly made in the context of the redefinition of the investment portfolio following the merger operations concluded by the Bank in 2002, led to the recording of 12 million euro net extraordinary income.

Reimbursements of 123 million euro refer to 51 million euro mainly of structured securities deriving from the former Banco di Napoli, 25 million euro of securities held by the London branch of the former Banca Cardine, corporate bonds of which 14 million euro held by the Hong Kong branch, 14 million euro held by the Singapore branch and 13 million euro held by the Nassau branch and 6 million euro of Optimum Finance securities.

Transfers to the dealing portfolio of 38 million euro refer to securities deriving from the former Banco di Napoli (of which 20 million euro refer to bonds from corporate issuers and 18 million euro bonds from banking issuers). The transfers were stipulated at book value, on the basis of the valuation policies for the portfolio of origin.

Subcaption B4. “Increases - other changes” includes exchange rate differences on securities denominated in foreign currencies for 14 million euro, issue and dealing discounts and capitalization of interest on zero coupon bonds recorded to the statement of income for 11 million euro and gains on disposal of 17 million euro.

Subcaption C5. “Decreases - other changes” includes exchange rate differences on securities denominated in foreign currencies for 90 million euro, dealing discounts recorded to the statement of income for 6 million euro and losses on disposals of 5 million euro.

The “adjustments in value” at subcaption C3., amounting to 6 million euro, refer to losses in value of a long-term nature. The writedowns recorded were mainly calculated on the negative trend in the conditions of solvency of borrowers in relation to securities or collaterals. When determining the adjustments, the valuation of securities disposed of at the beginning of 2004 considered realizable prices, while for issues remaining in portfolio, the valuation also considered the prices supplied by the arrangers.

It is worth remembering that by resolution of the Board of Directors of the Bank, the maximum size of the investment securities portfolio has been established as the lower of:

•        25% of the total securities owned;

•      the Bank’s regulatory capital.

Dealing securities

Dealing securities, held for treasury and negotiation purposes, amount to 8,782 million euro and comprise:

•                       3,283 million euro linked to derivative contracts;

•                       5,499 million euro not linked to derivative contracts.

Dealing securities (Table 2.3 B.I.)	(€/mil)

			31/12/03		31/12/02 pro forma		31/12/02
Item/Value			Book value	Market value	Book value	Market value	Book value	Market value
1.	Debt securities
	1.1	Government securities
		• quoted	1,965	1,965	4,673	4,673	4,673	4,673
		• unquoted	40	40	40	40	40	40
	1.2	Other securities
		• quoted (a)	999	999	789	789	789	789
		• unquoted	5,777	5,793	6,179	6,203	6,827	6,851
2.	Equities
		• quoted	1	1	299	299	299	299
		• unquoted	—	—	30	30	30	30
Total			8,782	8,798	12,010	12,034	12,658	12,682

(a)    With exclusive regard to foreign securities quoted in organized markets for which the latest listings do not represent the realizable values in transactions between independent counterparties (inactive market situations), the market values have been identified on the basis of the methods used to valuate unquoted securities.

Unquoted dealing securities not linked to derivative contracts, valued at the lower of cost and market value, have led to write-downs of 3 million euro, net.

The book value of other unquoted securities includes the own issues for 608 million euro and Group company issues for 3,492 million euro.

Changes in dealing securities during the year (Table 2.4 B.I.)	(€/mil)

A.	Pro forma opening balance		12,010
B.	Increases
	B1.	purchases
		• debt securities
		• Government securities	12,735
		• other securities	7,103
		• equities	13
	B2.	writebacks and revaluations	30
	B3.	transfers from investment portfolio	38
	B4.	other changes	112
C.	Decreases
	C1.	sales and reimbursements
		• debt securities
		• Government securities	15,500
		• other securities	7,321
		• equities	6
	C2.	adjustments	34
	C3.	transfers to investment portfolio	—
	C5.	other changes	398
D.	Closing balance		8,782

Subcaption C.2 “Adjustments” includes writedowns of 9 million euro attributable to bonds issued by the PARMALAT group (for a nominal value of 10 million euro) held in portfolio by the Bank; after such adjustments the bonds have been recorded for a value of 1 million euro.

Subcaption B4. “Increases - other changes” is detailed as follows:

B4. “Increases - other changes”	(€/mil)

Exchange differences	15
Capitalization of accrued interest on treasury bills (BOT) and zero coupon bond (BTZ)	55
Gains on disposals	33
Accrued issue discounts	2
Other	7
Total other changes	112

Subcaption C5. “Decreases - other changes” is detailed as follows:

C5. “Decreases - other changes”	(€/mil)

Exchange differences	362
Losses on disposals	30
Other	6
Total other changes	398

Operations in own shares

Transactions in own shares carried out by the Bank during 2003 involved the individual portfolios in which such shares are classified on the basis of the main reason for their purchase.

With reference to the portfolio valued at cost, in that it is related to shares considered as fixed and used to conclude strategic transactions, as of 1 January 2003 the Bank held one single share with a nominal value 2.8 euro, for a total cost of 7.41 euro which was sold during 2003.

In relation to the portfolio valued at market value, during 2003 the Bank:

•     purchased 6,097,849 shares (nominal value of around 17.1 million euro) for the sum of 48.6 million;

•      assigned to employees 2,344,522 shares (nominal value approximately 6.6 million euro), for an outlay of 19 million euro, in relation to the share incentive plan, which assigned after application by those entitled, a number of own shares in relation to the bonus due to each employee;

•      sold 97,455 shares (nominal value of around 273,000 euro) for the sum of 0.9 million euro;

•      transferred 434,953 shares (1.2 million euro nominal value) to Fondazione CR Venezia, for an outlay of 3.7 million euro, as payment of the debt arising from the price revision clause in the former Cardine Banca share purchase agreement, entered into by the aforementioned Fondazione and completed on 15 January 2001.

At year end the Bank held 3,220,919 own shares for a nominal value, according to the market quotations on the last day of the period, of around 9 million euro and a book value of 34 million euro.

Transactions in own shares carried out during the year showed a net gain of 2 million euro (of which 1 million euro was recorded to extraordinary income and 1 million euro booked to profits from financial transactions) and gains from valuation adjustments of 9 million euro (recorded to profits from financial transactions).

Other information relating to securities

The composition of the securities portfolio is analyzed by geographical area, currency and liquidity in Part B, Section 11 of these notes.

SECTION 3 - EQUITY INVESTMENTS

Equity investments, reported in asset captions 70 and 80 of the balance sheet, are analyzed as follows:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(a) (€/mil)	(a) (€/mil)
Equity investments (caption 70)	2,014	1,670	1,620
IInvestments in Group companies (caption 80)	8,277	8,856	6,693
Total	10,291	10,526	8,313
of which:
• significant investments	9,099	9,491	7,313
• other equity investments	1,192	1,035	1,000

(a)  The difference between the corresponding information recorded to the “official” and “reclassified” balance sheet pro forma schedules, as of 31 December 2002 of 2,439 million euro, refers to the cancellation of the investment in Cardine Finanziaria as a result of the merger.

Significant investments

Significant investments held by the Bank, being those in subsidiary companies or in companies subject to significant influence, as defined in articles 4 and 19 of D. Lgs. 87/92 are indicated in the table below:

Significant investments (Table 3.1 B.I.)	(€/mil)

Name	Registered offices	Activity	sharehold- ers’ equity (a)	Income / Loss	Percentage ownership	Pro quota shareholders’ equity (a)	Book value
A. Subsidiary companies
A.1 Group companies
Banca Comerciala Sanpaolo Imi Bank Romania S.A. (former West Bank S.A.)	Romania	Banking	7	-3	97.86	7	7
Banca di Intermediazione Mobiliare Imi S.p.A.	Milan	Banking	379	59	100.00	379	305
Banca Fideuram S.p.A.	Rome	Banking	793	168	64.10	508	94
Banca OPI S.p.A.	Rome	Banking	653	40	100.00	653	529
Banca Popolare dell’Adriatico S.p.A.	Teramo	Banking	229	2	100.00	229	372
Cassa di Risparmio di Padova e Rovigo S.p.A.	Padua	Banking	712	99	100.00	712	700
Cassa di Risparmio di Venezia S.p.A.	Venice	Banking	267	43	100.00	267	260
Cassa di Risparmio in Bologna S.p.A.	Bologna	Banking	580	49	100.00	580	555
Consorzio Studi e Ricerche Fiscali Gruppo SANPAOLO IMI	Rome	Operating	—	—	55.00	—	—
CSP Investimenti S.r.l.	Turin	Non-finance	202	—	100.00	202	203
Farbanca S.p.A. (b)	Bologna	Banking	11	—	15.00	2	2
Finemiro Banca S.p.A.	Bologna	Banking	115	18	96.68	112	73
Friulcassa S.p.A.	Gorizia	Banking	219	22	100.00	219	297
GEST Line S.p.A.	Naples	Finance	22	40	100.00	22	22
IMI Investimenti S.p.A.	Turin	Finance	973	-58	100.00	973	973
Invesp S.p.A.	Turin	Finance	409	43	100.00	409	248
Noricum Vita S.p.A. (f)	Turin	Insurance	35	1	42.15	15	16
Prospettive 2001 S.p.A.	Turin	Finance	49	4	100.00	49	40
Sanpaolo Banco di Napoli S.p.A.	Naples	Banking	1197	28	100.00	1197	1,197

Significant investments (Table 3.1 B.I.) - cont.: A1 Group companies	(€/mil)

Name	Registered offices	Activity	sharehold- ers’ equity (a)	Income / Loss	Percentage ownership	Pro quota shareholders’ equity (a)	Book value
Sanpaolo Bank S.A.	Luxembourg	Banking	159	47	50.00	80	77
Sanpaolo Fiduciaria S.p.A.	Milan	Finance	5	2	100.00	5	4
Sanpaolo Imi Bank (International) S.A.	Madeira	Banking	177	5	69.01	122	95
Sanpaolo Imi Bank Ireland Plc	Ireland	Banking	518	21	100.00	518	515
Sanpaolo Imi Capital Company I LLC (c)	United States	Finance	1050	—	4.31	45	45
Sanpaolo Imi Insurance Broker S.p.A. (f)	Bologna	Insurance	2	1	45.00	1	1
Sanpaolo Imi International S.A.	Luxembourg	Finance	826	156	100.00	826	810
Sanpaolo Imi Internazionale S.p.A.	Padua	Finance	83	-4	100.00	83	83
Sanpaolo Imi Private Equity S.p.A.	Bologna	Finance	238	4	100.00	238	248
Sanpaolo Imi Us Financial Co.	United States	Finance	—	—	100.00	—	—
Sanpaolo Imi Wealth Management S.p.A.	Milan	Finance	601	102	100.00	601	417
Sanpaolo Leasint S.p.A.	Milan	Finance	93	17	100.00	93	82
Sep - Servizi e Progetti S.p.A.	Turin	Operating	3	—	100.00	3	2
S.G.A. S.p.A. Società per la Gestione di Attività (d)	Naples	Finance	1	—	100.00	1	1
Studi e Ricerche per il Mezzogiorno (f)	Naples	Non-finance	—	—	16.67	—	—
Veneto Nanotech Scpa	Padua	Non-finance	—	—	65.00	—	—
West Trade Center S.A.	Romania	Operating	—	—	100.00	—	—
Bn Finrete S.p.A. - in liq.	Naples	Finance	1	—	99.00	1	1
Cardine Finance Plc - in liq.	Ireland	Finance	—	—	99.98	—	—
Cardine Suisse S.A. - in liq.	Switzerland	Finance	1	—	99.00	1	—
Cariparo Ireland Plc - in liq.	Ireland	Finance	—	—	99.94	—	—
Imifin S.p.A. - in liq.	Rome	Finance	—	—	100.00	—	—
Innovare S.r.l. - in liq.	Naples	Non-finance	1	—	90.00	1	1
ISC Euroservice Gmbh - in liq.	Germany	Operating	—	—	80.00	—	—
Isveimer S.p.A. - in liq. (e)	Naples	Banking	53	6	65.22	34	—
Sanpaolo U.s. Holding Co. - in liq.	United States	Finance	4	—	100.00	4	2
Total							8,277

(a)  Excluding share of net income and reserves due for distribution.

(b)  Company included as a significant investment in that it is subject to single leadership under Art. 26 – subsection 1 of D.Lgs 87/92.

(c)   The percentage ownership refers to the total capital. The percentage ownership on ordinary capital amounts to 100%.

(d)  Financial statements as of 31 December 2002 – Voting rights on 100% of share capital is exercised by the Treasury Ministry.

(e)   Financial statements as of 31 December 2002.

(f)    Company included as significant investment in that globally the Group holds the controlling portion of shares.

Significant investments (Table 3.1 B.I.)	(€/mil)

Name	Registered offices	Activity	sharehold- ers’ equity (a)	Income / Loss	Percentage ownership	Pro quota shareholders’ equity (a)	Book value
A.2 Jointly held companies
Banka Koper D.D.	Slovenia	Banking	143	18	62.60	89	151
Centradia Group Ltd	United Kingdom	Finance	14	-7	29.03	4	4
Total							156

B. Companies subject to significant influence
Banque Sanpaolo S.A.	France	Banking	392	22	40.00	157	154
Cassa dei Risparmi di Forlì S.p.A.	Forlì	Banking	209	21	29.77	62	237
Cassa di Risparmio di Firenze S.p.A.	Florence	Banking	939	91	19.50	183	228
Cbe Service S.p.r.l. (b)	Belgium	Non-finance	—	—	31.70	—	—
Cr Firenze Gestion Internationale S.A.	Luxembourg	Finance	1	7	20.00	—	—
Finconsumo Banca S.p.A.	Turin	Banking	81	18	30.00	24	8
Hdi Assicurazioni S.p.A. (b)	Rome	Insurance	142	5	28.32	40	38
Liseuro S.p.A. (b)	Udine	Finance	3	—	35.11	1	—
Società Gestione per il Realizzo S.p.A. (b)	Rome	Non-finance	19	-2	28.31	5	1
Trivimm S.r.l.	Verona	Non-finance	1	—	23.00	—	—
Aeroporto di Napoli S.p.A. - in liq.	Naples	Non-finance	—	—	20.00	—	—
Consorzio Bancario Sir S.p.A. - in liq. (b)	Rome	Finance	-249	-250	32.84	-82	—
Finexpance S.p.A. - in liq.	Chiavari	Non-finance	—	9	30.00	—	—
G.E.Cap. - Gestioni Esattoriali della Capitanata S.p.A. - in liq. (b)	Foggia	Finance	2	4	37.25	1	—
Galileo Holding S.p.A. - in liq. (b)	Venice	Non-finance	-23	1	31.52	-7	—
Italinfra Grandi Progetti S.p.A. - in liq.	Naples	Non-finance	4	—	30.00	1	—
Sofimer S.p.A. - in liq. (c)	Naples	Finance	—	—	20.00	—	—
Total							666

(a)  Excluding share of net income and reserves due for distribution.

(b)  Financial statements as of 31 December 2002.

(c)   Financial statements in liquidation as of 31 October 2003.

As described in Part A, Section 1 of these Notes, the differences between book value of significant investments and the lower value of the corresponding portion of net equity reported in the latest available financial statements of the subsidiaries, is generally justified in the goodwill and higher market value of the assets owned by the subsidiaries. In particular:

•      the differences of 175 million euro for Cassa dei Risparmi di Forlì S.p.A., 62 million euro for Banka Koper D.D., 78 million euro for Friulcassa S.p.A. and 45 million euro for Cassa di Risparmio di Firenze S.p.A., reflect purchased goodwill representing the income-earning potential of these companies;

•      as far as the 10 million euro difference relating to Sanpaolo Imi Private Equity S.p.A. is concerned, it is not considered necessary to make any adjustment to value in light of the forecast recovery in profitability of the company, as confirmed by the net income for 2003 (4 million euro) and by the budgets for the years 2004 and 2005;

•      as regards the investment in Galileo Holding S.p.A., acquired as part of the restructuring of that group, the company’s equity deficit should be offset on completion of the debt restructuring, which entails the shareholder banks waiving their receivables;

•      the difference of 82 million euro for Consorzio Bancario Sir S.p.A. refers to the IMI-SIR dispute illustrated in Section 5 –”Other assets”;

•      as far as the investment in Banca Popolare dell’Adriatico S.p.A. is concerned, the difference of 143 million euro is justified in the higher market value of the investment as confirmed by the appraisal prepared by JP Morgan (financial advisor in the Public Offer launched on the company in June 2003). During the year this investment was written down by 60 million euro in line with the advisor’s appraisal and taking into account a majority premium equal to 20% of the value of the shareholding.

The main characteristics of the commitments and options on significant investments are provided below:

•      the Cassa dei Risparmi di Forlì S.p.A. share purchase agreement of 29 November 2000, between Fondazione Cassa dei Risparmi Forlì (seller) and SANPAOLO IMI and Cassa di Risparmio di Firenze (purchasers), provides that the purchasers shall grant Fondazione an option to sell ordinary shares representing not more than 51.35% of the share capital of Cassa dei Risparmi Forlì, to be exercised in a number of tranches, at a unit price of 8.11 euro per share for the first two tranches, and at a price determined according to the “fair market value” for the last tranches. The put option may be exercised by Fondazione at any time between 12 June 2002 and the 15th day before the expiry of the first period for notice of termination of the Consortium Agreement drawn up between the same parties (31 December 2008). On 12 May 2003 Fondazione Cassa dei Risparmi Forlì exercised the first tranche of the put option on 8,335,370 shares (equal to 8.75% of the share capital), for a price of 68 million euro. After acquisition, the investment held by SANPAOLO IMI rose to 29.77%. The option on the portion of share capital still held by Fondazione, involved the booking of 231 million euro to commitments for “put options issued”;

•      the agreement between the Bank and the majority shareholders of Banka Koper D.D., aimed at purchasing a controlling investment in the company, provides that, in the event the Public Offer in March 2002 for the entire share capital of the company is successful, SANPAOLO IMI guarantees the leading shareholders a put option on their shares which were not contributed in the Public Offer. Such entitlement is also extended to each shareholder which contributed at least one share to the Public Offer. Each shareholder may exercise the put option during the 30 days after 31 March, 30 June, 30 September and 31 December of each year, commencing from the 30 days after 31 December 2002 and up to the 30th day after 30 June 2006. The price is equal to that of the Public Offer, plus interest calculated on the rate paid by Banka Koper D.D. one ‘year and one day’ deposits in Slovenian Tolar, for the period extending from the last effective day of the Public Offer, to the day on which the put option is exercised and is reduced by the dividends collected on such shares. This transaction involved the booking of 88 million euro to “commitments for put options issued”;

•      in the context of the agreement concluded on 15 November 1999 between Ente Cassa di Risparmio di Firenze and SANPAOLO IMI for the acquisition of a 15% stake in Cassa di Risparmio di Firenze S.p.A., a right of pre-emption at “fair price” was granted to SANPAOLO IMI on CR Firenze shares transferred by Ente CR Firenze. The agreement also provided that, in the event that SANPAOLO IMI should not exercise its pre-emption right, the shares involved, representing a total of around 10.8% of CR Firenze share capital, may be offered on sale to third parties at the same “fair price”. In the event of an unsuccessful sale to third parties, Ente CR Firenze is entitled to offer the shares on sale to the Bank, who is obliged to purchase them at a price equal to the arithmetical average of the official stockmarket prices over the previous three months, increased by 50%, on the condition that the average daily volume of dealings in the shares is equal to 3 million euro (under this assumption, the amount as of 31 December 2003, is estimated at approximately 238 million euro). If, however, the average daily volume of dealings in the shares is less than 3 million euro, the price will be determined according to the best technical valuation of the sector. Considering that the conditions under which the Bank is obliged to purchase in the event of an unsuccessful sale to third parties by Ente CR Firenze and that the Bank has not yet expressed its willingness to exercise its pre-emption rights, no amount for commitments has been recorded to the financial statements.

•                  In the context of the agreement concluded on 16 July 2003 between SANPAOLO IMI and the Fondazioni shareholders of Banca delle Marche S.p.A., which led to the take over of 7% of the share capital in the latter bank, SANPAOLO IMI granted the Fondazioni a put option on 8% of the bank’s capital, exercisable before 31/12/06. The unit price for exercising the put option shall equal the greater amount of: (i) 1.8 euro, plus the one-month Euribor rate (365 day basis) from the date of execution of the contract to the date on which the put option is exercised, less the dividends collected by Fondazioni in the same period and, (ii) 1.8 euro plus any increase in net equity of each Banca delle Marche S.p.A. share from 31/12/02 to the date on which the put option is exercised, on the basis of the latest financial statements or the half year report, whichever is most recent. This transaction involved the booking of around 107 million euro to commitments for “put options issued”. In the context of the parasocial contracts valid up to 31/12/06, which may be extended on agreement between the parties, SANPAOLO IMI has a pre-emptive right to purchase the remaining shares which Fondazioni may decide to sell, with the exception of limited assumptions, and the right to co-sell (at a price not lower than that paid) if the pre-emptive right is not exercised.

Detail of the above commitments, where recorded to the financial statements, is provided in the memorandum accounts (caption 20 Guarantees and Commitments), in the Explanatory Notes, in the table on forward transactions (Table 10.5.B.I. “Other transactions”) and in the supplementary information requested by the Basel Committee on Banking Supervision and the International Organization of Securities Commissions (IOSCO).

Other equity investments

The remaining major equity investments of the Bank, are:

(€/mil)

Name and location of registered offices	Activity	Percentage ownership	Book value
Santander Central Hispano S.A.	Banking	1.10	425
CDC Ixis	Banking	3.45	328
Banca d’Italia	Banking	8.33	185
Banca delle Marche S.p.A.	Banking	7.00	92
Borsa Italiana S.p.A.	Non-finance	5.37	52
Infracom Italia S.p.A. - Verona	Non-finance	7.35	25
Banco del Desarrollo S.A.	Banking	15.72	23
Istituto per il credito sportivo	Banking	10.81	19
Other			43
Total			1,192

Composition of the investment portfolio

Analysis of caption 80 “investments in Group companies” (Table 3.5 B.I.)

		31/12/03	31/12/02 pro forma	31/12/02
		(€/mil)	(€/mil)	(€/mil)
a)	in banks
	1. quoted	94	444	94
	2. unquoted	4,983	3,661	1,849
b)	in financial institutions
	1. quoted	—	—	—
	2. unquoted	2,977	4,747	4,746
c)	other
	1. quoted	—	—	—
	2. unquoted	223	4	4
Total		8,277	8,856	6,693

Analysis of caption 70 “equity investments” (Table 3.4 B.I.)

		31/12/03	31/12/02 pro forma	31/12/02
		(€/mil)	(€/mil)	(€/mil)
a)	in banks
	1. quoted	805	767	767
	2. unquoted	1,046	731	731
b)	in financial institutions
	1. quoted	—	—	—
	2. unquoted	17	22	20
c)	other
	1. quoted	1	2	2
	2. unquoted	145	148	100
Total		2,014	1,670	1,620

Changes during the year in the equity investment portfolio

Investments in Group companies (Table 3.6.1 B.I.)	(€/mil)

A.	Pro forma opening balance (a)		8,856
B.	Increases
	B1.	purchases	886
	B2.	writebacks	—
	B3.	revaluations	—
	B4.	other changes	2,177
C.	Decreases
	C1.	sales	501
	C2.	adjustments	138
		of which:
		• long-term writedowns	72
	C3.	other changes	3,003
D.	Closing balance		8,277
E.	Total revaluations		117
F.	Total adjustments		876

(a)  The difference of 2,439 million euro between the “official” and “reclassified” balance sheet pro forma schedules as of 31 December 2002, refers to the Cardine Finanziaria shareholding cancelled on the merger.

Subcaption B.1 “Purchases” is made up of the following transactions:

•      payment of 607 million euro to the share capital of IMI Investimenti S.p.A. in the context of the redefinition of the capital structure of the subsidiary;

•      subscription of an increase in Sanpaolo Bank S.A. capital for 77 million euro, reserved to the Parent Bank;

•      purchase by Public Offer of 26.38% of Banca Popolare dell’Adriatico S.p.A. share capital for an outlay of 74 million euro; subsequent completion of the squeeze out transaction on the shares still in circulation, for a total outlay of 5 million euro, and achievement of direct control of the shareholding through the purchase of shares held in portfolio by the same company for a value, in line with the previous acquisitions, of 3 million euro.

•      payment of 50 million euro to the share capital of Sanpaolo IMI Wealth Management S.p.A. aimed at supporting current financial management and the shareholding investments of the subsidiary;

•      payment of 32 million euro to the share capital of Sanpaolo Imi Internazionale S.p.A. aimed at financing the Public Offer on Inter-Europa Bank Rt;

•      payment to cover the losses and to reinstate the capital of the companies involved in the restructuring of the tax collection sector: Esaban S.p.A. for 10 million euro and Ge.Ri.Co. S.p.A. for 3 million euro; the restructuring operation consisted of the merger by incorporation of Ge.Ri.Co S.p.A., Sanpaolo Riscossioni Prato S.p.A. and Sanpaolo Riscossioni Genova S.p.A. into Esaban S.p.A. and changing the name of the latter to GEST Line S.p.A.;

•      the purchase of 23% of the share capital of West Bank S.A. (now Banca Comerciala Sanpaolo Imi Bank Romania S.A.), held by Sif Banat Crisana for a book value of 5 million euro and the subsequent subscription of a capital increase for an outlay of 5 million euro;

•      subscription of 6 million euro as the entire share capital for the establishment of Sanpaolo Banco di Napoli S.p.A.;

•      acquisition of complete control of CSP Investimenti S.r.l. by FIN.OPI S.p.A., for an outlay of 3 million euro;

•     acquisition of complete control of Eptafid S.p.A. by Eptaconsors S.p.A., for an outlay of 2 million euro;

•      purchase from Sanpaolo Riscossioni Genova S.p.A. of its shareholding in Sanpaolo Riscossioni Prato S.p.A. for a cost of 2 million euro with the aim of achieving complete control of the company.

Subcaption C1. “Sales” refers mainly to the sale to Caisse Nationale des Caisses d’Epargne (CNCE) of 60% shares in Banque Sanpaolo S.A. for 500 million euro, making a capital gain of 268 million euro.

Subcaption C.2 “adjustments” refers to the 9 million euro writedown of West Bank S.A. (now called Banca Comerciala Sanpaolo Imi Bank Romania S.A.), made to align the book value to the value attributed to the company by the appraisal valuation made in accordance with art. 2343 of the Civil Code in the context of the completion of the transfer of the shareholding to Sanpaolo Imi Internazionale. The effect on the statement of income is 5 million euro, taking into account that, against the writedown of the investment adjustments, 4 million euro was released in 2002 on commitments from the purchase of further shares in the investment, completed in 2003.

Other negative adjustments, detail of which is provided in Part C – Section 5 of these Notes, refer to IMI Investimenti S.p.A. (66 million euro), Banca Popolare dell’Adriatico S.p.A. (60 million euro), Sanpaolo Imi Internazionale S.p.A. (4 million euro) and GEST Line S.p.A. (3 million euro).

Subcaptions B4. “Increases - other changes” and C3. “Decreases - other changes” are detailed as follows:

B4. “Increases - other changes”	(€/mil)

Transfer to Sanpaolo Banco di Napoli S.p.A. of the company branch “Southern Territorial Direction”	1,191
Merger of Cassa di Risparmio di Gorizia S.p.A. and Cassa di Risparmio di Udine e Pordenone S.p.A. into Friulcassa S.p.A.	298
Profit from the disposal of Banque Sanpaolo S.A.	268
Transfer of the real estate business branch to CSP Investimenti S.r.l.	200
Merger by incorporation of Banca Agricola di Cerea S.p.A. into Cassa di Risparmio di Padova e Rovigo S.p.A.	80
Transfer to Banca OPI S.p.A. of the company branch of public works	60
Conferral of Inter Europa Bank Rt, Biat S.A. and Kredyt Bank S.A. to Sanpaolo Imi Internazionale S.p.A.	45
Transfer of Noricum Vita S.p.A. from “other investments” portfolio	16
Merger by incorporation of Ge.Ri.Co. S.p.A., Sanpaolo Riscossioni Prato S.p.A. and Sanpaolo Riscossioni Genova S.p.A. into GEST Line S.p.A.	12
Conferral of Esatri S.p.A. to GEST Line S.p.A.	4
Merger by incorporation of Eptafid S.p.A. into Sanpaolo Fiduciaria S.p.A.	2
Merger of Brokerban S.p.A. into Poseidon Insurance Brokers S.p.A. (now Sanpaolo Imi Insurance Broker S.p.A.)	1
Total	2,177

C3. “Decreases - other changes”	(€/mil)

Cancellation of Cardine Finanziaria S.p.A.	2,439
Merger of Cassa di Risparmio di Udine e Pordenone S.p.A. in Friulcassa S.p.A.	184
Transfer of Banque Sanpaolo S.A. from “other investments” portafoglio	154
Merger of Cassa di Risparmio di Gorizia S.p.A. in Friulcassa S.p.A.	114
Merger by incorporation of Banca Agricola di Cerea S.p.A. into Cassa di Risparmio di Padova e Rovigo S.p.A.	80
Merger by incorporation of Ge.Ri.Co. S.p.A., Sanpaolo Riscossioni Prato S.p.A. and Sanpaolo Riscossioni Genova S.p.A. into GEST Line S.p.A.	12
Reimbursement of capital contributions from Cardine Finance Plc – in liquidation	10
Recovery in value of commitments relating to the purchase of 23% of West Bank S.A.	4
Utilization of provisions for risks related to tax collection services offset against the adjustment to the value of GEST Line S.p.A.	2
Merger by incorporation of Eptafid S.p.A. into Sanpaolo Fiduciaria S.p.A.	2
Merger of Brokerban S.p.A. into Poseidon Insurance Brokers S.p.A. (now Sanpaolo Imi Insurance Broker S.p.A.)	1
Final portion of liquidation of Cariparo Ireland Plc	1
Total	3,003

Other equity investments (Table 3.6.2 B.I.)	(€/mil)

A.	Pro forma opening balance		1,670
B.	Increases
	B1.	purchases	193
	B2.	writebacks	83
	B3.	revaluations	—
	B4.	other changes	224
C.	Decreases
	C1.	sales	80
	C2.	adjustments	1
		of which:
		• long-term writedowns	1
	C3.	other changes	75
D.	Closing balance		2,014
E.	Total revaluations		292
F.	Total adjustments		533

Subcaption B.1 “Purchases” mainly refers to:

•     the purchase of 7% of the capital of Banche delle Marche S.p.A., for an outlay of 92 million euro;

•      purchase from Fondazione Cassa dei Risparmi di Forlì of 8.75% of the capital of Cassa dei Risparmi Forlì S.p.A., for 68 million euro;

•      the purchase of 1.23% of Borsa Italiana S.p.A. for 12 million euro;

•      purchase of a minority shareholding (0.5%) in Banca Popolare di Lodi S.c.a r.l. for 6 million euro;

•      subscription of 5 million euro to an increase in capital of CDC Ixis within the limit of the option rights and equal to the extraordinary dividend paid by the company in which the investment is held;

•      subscription of 4 million euro to the increase in capital of Banco del Desarrollo S.A.;

•      the purchase of 5% of the capital of Noricum Vita S.p.A. from Società Reale Mutua di Assicurazioni, for an outlay of 4 million euro.

Subcaption B.2 “Writebacks of adjustments” refers to the investment in Santander Central Hispano S.A. which was written back according to the same criteria adopted in 2002 (the average market price of the shares in the second half of the year).

Subcaption C.1 “Sales” reflects the following transactions:

•     sale to Santander Consumer Finance of the first tranche, equal to 20% of share capital, of Finconsumo S.p.A. for the sum of 60 million euro and generating a capital gain of 52 million euro;

•     disposal of the investment in Adriavita S.p.A. to Generali Assicurazioni for 5 million euro and generating a profit of 2 million euro;

•      disposal of 930,900 Meliorbanca S.p.A. shares for 4 million euro and generating a profit of 3 million euro;

•     disposal of the investment in Banca Popolare di Lodi S.c.a r.l. for 6 million euro in line with book value;

•     disposal of the total shareholding in Intesa Holding Asset Management S.p.A. (0.56%) to Banca Intesa S.p.A. for 3 million euro and generating a profit of 3 million euro.

Subcaption C.2 “Adjustments” reflects the writedown of the investment in Centradia Group Ltd to align the book value of the shareholding to the pro quota net equity of the company.

Subcaption B4. “Increases - other changes” and subcaption C3. “Decreases - other changes” are detailed as follows:

B4. “Increases - other changes”	(€/mil)

Transfer of Banque Sanpaolo S.A. from “investment in Group companies” portfolio	154
Gains of disposal of Finconsumo S.p.A.	52
Gains of conferral of Inter-Europa Bank Rt to Sanpaolo Imi Internazionale S.p.A.	9
Gains of disposal of Meliorbanca S.p.A.	3
Gains of disposal of Intesa Holding Asset Management S.p.A.	3
Gains of disposal of Adriavita S.p.A.	2
Gains of conferral of Biat S.A. to Sanpaolo Imi Internazionale S.p.A.	1
Total	224

C3. “Decreases - other changes”	(€/mil)

Conferral of Kredyt Bank S.A. to Sanpaolo Imi Internazionale S.p.A.	20
Conferral of Inter-Europa Bank Rt to Sanpaolo Imi Internazionale S.p.A.	17
Transfer of Noricum Vita S.p.A. from “investment in Group companies” portfolio	16
Conferral of Biat S.A. to Sanpaolo Imi Internazionale S.p.A.	8
Losses on conferral of Kredyt Bank S.A. to Sanpaolo Imi Internazionale S.p.A.	7
Conferral of Esatri S.p.A. to GEST Line S.p.A.	4
Exchange rate effect	3
Total	75

Amounts due to and from Group companies and investments (non-Group companies)

The amounts due to and from companies belonging to the Group as of 31 December 2003, as established in art. 4 of D. Lgs. 87/92, and the amounts due to and from investments subject to significant influence, are analyzed in the following tables:

(€/mil)

Group companies	Assets (a)	Liabilities	Guarantees and commitments (b)	Income (c)	Expenses
Banca Comerciala Sanpaolo Imi Bank Romania S.A.	6	—	—	1	—
Banca di Intermediazione Mobiliare Imi S.p.A.	1,132	115	664	115	77
Banca Fideuram S.p.A.	12	253	—	1	5
Banca OPI S.p.A.	11,499	2	3,032	301	4
Banca Popolare dell’Adriatico S.p.A.	87	363	7	14	14
Cassa di Risparmio di Padova e Rovigo S.p.A.	897	2,536	14	45	84
Cassa di Risparmio di Venezia S.p.A.	99	1,405	7	16	46
Cassa di Risparmio in Bologna S.p.A.	1,146	413	147	41	25
Farbanca S.p.A.	33	1	—	—	—
Fideuram Bank (Suisse) A.G.	—	—	10	—	—
Fideuram Bank S.A.	—	118	—	—	—
Fideuram Vita S.p.A.	—	159	—	—	—
FIN.OPI S.p.A.	—	2	—	—	—
Finemiro Banca S.p.A.	1,456	—	296	36	—
Finemiro Leasing S.p.A.	1,550	—	—	39	1
Friulcassa S.p.A.	122	776	5	14	19
GEST Line S.p.A.	1	97	318	13	1
Imi Bank (Lux) S.A.	35	432	—	1	11
IMI Investimenti S.p.A.	2	58	2	4	1
Inter-Europa Bank Rt	32	3	7	1	—
Invesp S.p.A.	1	8	5	1	—
Ldv Holding B.V.	—	9	—	—	—
NHS Mezzogiorno Sgr S.p.A.	—	4	—	—	—
Sanpaolo Banco di Napoli S.p.A.	1,311	7,768	13	103	79
Sanpaolo Bank (Austria) A.G.	3	—	—	—	—
Sanpaolo Bank S.A.	355	2,328	73	6	52
Sanpaolo Fiduciaria S.p.A.	—	3	—	—	1
Sanpaolo Imi Alternative Investments Sgr S.p.A.	—	5	—	—	—
Sanpaolo Imi Asset Management Sgr S.p.A.	—	109	—	456	2
Sanpaolo Imi Bank (International) S.A.	185	8,082	8,126	3	206
Sanpaolo Imi Bank Ireland Plc	48	111	—	2	12
Sanpaolo Imi Capital Company I LLC	—	1,000	—	—	79
Sanpaolo Imi Institutional Asset Management Sgr S.p.A.	—	13	—	—	—
Sanpaolo Imi International S.A.	—	—	—	—	5
Sanpaolo Imi Internazionale S.p.A.	—	9	—	2	—

(a)       Excluding the book value of the investment.

(b)       Excluding commitments to subscribe to increases in capital.

(c)        Excluding dividends received.

Group companies	Assets (a)	Liabilities	Guarantees and commitments (b)	Income (c)	Expenses
Sanpaolo Imi Private Equity S.p.A.	9	—	4	1	—
Sanpaolo Imi Us Financial Co.	—	2,361	2,361	—	24
Sanpaolo Imi Wealth Management S.p.A.	—	6	—	3	—
Sanpaolo Imi WM Luxembourg S.A.	—	—	—	58	—
Sanpaolo Invest Sim S.p.A.	—	—	—	1	1
Sanpaolo Leasint Gmbh	9	—	2	—	—
Sanpaolo Leasint S.p.A.	4,154	5	197	88	6
Sanpaolo Vita S.p.A.	65	856	1	99	3
Sep - Servizi e Progetti S.p.A.	1	2	—	1	9
S.G.A. S.p.A. Società per la Gestione di Attività	—	—	—	6	—
Total Group companies	24,250	29,412	15,291	1,472	767

Jointly held subsidiaries
Banka Koper D.D.	19	5	15	2	—
Total	24,269	29,417	15,306	1,474	767

(€/mil)

Other companies subject to significant influence	Assets (a)	Liabilities	Guarantees and commitments (b)	Income (c)	Expenses
Banque Sanpaolo S.A.	573	15	1	10	1
Cassa di Risparmio di Firenze S.p.A.	1	27	7	—	—
Cassa dei Risparmi di Forlì S.p.A.	48	1	—	1	—
Finconsumo Banca S.p.A.	—	11	11	3	—
Hdi Assicurazioni S.p.A.	—	58	1	—	1
Società Gestione per il Realizzo S.p.A.	4	—	—	—	—
Total	626	112	20	14	2

(a)       Excluding the book value of the investment.

(b)       Excluding commitments to subscribe to increases in capital.

(c)        Excluding dividends received.

Amounts due to and from Group companies (Table 3.2 B.I.)

			31/12/03	31/12/02 pro forma	31/12/02
			(€/mil)	(€/mil)	(€/mil)
a)	Assets
	1.	due from banks	14,795	11,510	11,430
		of which: • subordinated	189	148	148
	2.	due from financial institutions	5,726	6,857	6,857
		of which • subordinated	25	—	—
	3.	due from other customers	66	79	79
		of which: • subordinated	65	65	65
	4.	bonds and other debt securities	3,663	2,953	2,953
		of which • subordinated	403	3	3
Total assets			24,250	21,399	21,319
b)	Liabilities
	1.	due to banks	24,706	17,868	17,868
	2.	due to financial institutions	2,689	3,463	3,515
	3.	due to other customers	45	41	41
	4.	securities issued	972	—	—
	5.	subordinated liabilities	1,000	1,000	1,000
Total liabilities			29,412	22,372	22,424
c)	Guarantees and commitments
	1.	guarantees given	12,809	15,346	15,346
	2.	commitments	2,482	718	718
Total guarantees and commitments			15,291	16,064	16,064

Amounts due to and from investments (non-Group companies) (Table 3.3 B.I.)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
a) Assets
1. due from banks (a)	779	441	441
of which:
• subordinated	—	46	46
2. due from financial institutions	686	1,280	1,280
of which:
• subordinated	—	—	—
3. due from other customers	117	178	178
of which:
• subordinated	—	—	—
4. bonds and other debt securities	37	15	15
of which:
• subordinated	—	—	—
Total assets	1,619	1,914	1,914
b) Liabilities
1. due to banks	694	814	814
2. due to financial institutions	64	36	36
3. due to other customers	184	286	286
4. securities issued	—	—	—
5. subordinated liabilities	—	—	—
Total liabilities	942	1,136	1,136
c) Guarantees and commitments
1. guarantees given	360	390	390
2. commitments	23	121	121
Total guarantees and commitments	383	511	511

(a)       Including the compulsory reserve deposited with the Bank of Italy

Assets and liabilities outstanding in relation to Group companies and investments in non-Group companies are indicated in Part C, Section 7 of these notes.

Amounts due to and from indirectly affiliated companies

The amounts due to and from indirectly affiliated companies are analyzed in the following table:

(€/mil)

Other indirectly affiliated companies	Assets	Liabilities	Guarantees and commitments (a)	Income (b)	Expenses
Acquisizione Prima S.r.l.	—	1	—	—	—
Aeffe S.p.A.	14	6	—	—	—
Egida Compagnia di Assicurazione S.p.A.	—	2	—	3	5
Esatri S.p.A.	398	—	168	3	—
Iw Bank S.p.A.	—	2	—	—	—
Sinloc - Sistemi iniziative locali S.p.A.	—	11	—	—	2
Total	412	22	168	6	7

(a)       Excluding commitments to subscribe to increases in capital.

(b)       Excluding dividends received.

Other information relating to equity investments

The information required pursuant to Art. 10 of Law 72/83 is as follows:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Historical cost	9,882	7,904
Law 72/83	43	43
Law 218/90	336	336
Cancellation deficit on merger of Crediop S.p.A.	30	30
Total revaluations	409	409
Gross book value	10,291	8,313

SECTION 4 - TANGIBLE AND INTANGIBLE FIXED ASSETS

Tangible fixed assets (caption 100)

Tangible fixed assets comprise:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Property
• operating	769	1,206	1,155
• non-operating	370	129	118
Furniture and installation
• office furniture and equipment	21	27	21
• electronic equipment	85	95	95
• general and specific installations	29	27	27
Total	1,274	1,484	1,416

Changes in tangible fixed assets during the year (Table 4.1 B.I.)	(€/mil)

A. Pro forma opening balance	1,484
B. Increases
B1. purchases	101
B2. writebacks	—
B3. revaluations	—
B4. other changes	14
C. Decreases
C1. sales	6
C2. adjustments
a) amortization	177
b) long-term writedowns	—
C3. other changes	142
D. Closing balance	1,274
E. Total revaluations	1,351
F. Total adjustments
a) amortization	2,086
b) long-term writedowns	1

Changes in tangible fixed assets during the year are detailed below:

(€/mil)

	Property	Furniture and installation
Pro forma opening balance	1,335	149
Increases
• purchases	—	101
• other changes
• incremental costs	11	—
• gains on disposals	3	—
• exchange differences	—	—
Decreases
• sales	6	—
• adjustments
• amortization	62	115
• long-term writedowns	—	—
• other changes
• losses on disposals	—	—
• conferral to CSP Investimenti	142	—
Closing balance	1,139	135
Total revaluations	1,341	10
Total adjustments
• amortization	735	1,351
• long-term writedowns	1	—

Instrumental assets refer to those used directly by the Bank for performing its business. Non-instrumental assets comprise all other assets, including those rented to Group companies for performing their businesses.

The transfer of the business branch composed of property considered not to be functional for the activities of the Bank to the subsidiary CSP Investimenti S.r.l. was completed on 31 December 2003. This operation resulted in the disposal of a number of premises in over 100 buildings with a net book value of 149 million euro. Among the properties included in the transfer of the business branch were 9 buildings, for a net value of 7 million euro, being historical buildings they are bound by law 1089/1939 and as such, subject to regulations provided by Law Decree 490/1999. In accordance with this legislation, the effectiveness of the transfer has been suspended pending the expiry of the pre-emptive rights of the State, in March 2004. In consideration of the aforementioned encumbrance, the property was kept in the financial statements of the Parent Bank as of 31 December 2003.

The gain deriving from this transaction was 51 million euro.

The table attached shows the list of properties, with indication of book values.

Intangible fixed assets (caption 90)

Intangible fixed assets comprise:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Goodwill	565	1,411	1,411
Software in use	143	102	69
Software not yet in use	65	104	104
Other deferred charges	24	29	29
Total	797	1,646	1,613

The goodwill recorded in the financial statements following the merger of Banco di Napoli in SANPAOLO IMI (originally 1,564 million euro – as of 31 December 2002 1,407 million euro), is subject to amortization on a ten year basis commencing from the year 2002. Commencing from 1 July 2003, the goodwill was transferred pro-quota to Sanpaolo Banco di Napoli, for 731 million euro (corresponding to an original value of around 860 million euro).

From that date the remaining amount shall continue to be amortized over a period of ten years commencing from the 2002 financial year. Amortization accrued in 2003 totaled 113 million euro (78 million euro in the first half of the year and 35 million in the second half). Therefore the net goodwill recorded to the SANPAOLO IMI financial statements as of 31 December 2003 is 563 million euro.

Goodwill also includes the higher price paid in respect of net equity at the time of the take over of the Hong Kong branch by Banco di Napoli S.p.A. in 2001. Such amount, originally equal to 6 million euro, is carried in the financial statements for a total net value of 2 million euro.

Software investments refer mainly to the development of the central data processing system, the modernizing of branch and central office hardware, the development of new software applications for the network, the migration of the former Banco di Napoli branches to the SANPAOLO IMI systems and the subsequent spin off of the branches located in the regions of Campania, Apulia, Basilicata and Calabria into Sanpaolo Banco di Napoli, and to the integration of information technology and operation activities of the former Cardine bank networks into the SANPAOLO IMI IT system.

“Other deferred charges” refers mainly to costs incurred for leasehold improvements.

Changes in intangible fixed assets during the year (Table 4.2 B.I.)	(€/mil)

A. Pro forma opening balance	1,646
B. Increases
B1. purchases	158
B2. writebacks	—
B3. revaluations	—
B4. other changes	138
C. Decreases
C1. sales	—
C2. adjustments
a) amortization	276
b) long-term writedowns	—
C3. other changes	869
D. Closing balance	797
E. Total revaluations	—
F. Total adjustments
a) amortization	456
b) long-term writedowns	—

Changes in intangible fixed assets during the year are detailed below:

(€/mil)

	Goodwill	Software in use	Software not yet in use	Other deferred charges
Pro forma opening balance	1,411	102	104	29
Increases
• purchases	—	35	116	7
• other changes:
• transfer of software developed in 2003	—	138	—	—
Decreases
• sales	—	—	—	—
• adjustments:
• amortization	115	132	17	12
• long-term writedowns	—	—	—	—
• other changes
• transfer of software developed in 2003	—	—	138	—
• conferral to Sanpaolo Banco di Napoli	731	—	—	—
Closing balance	565	143	65	24
Total revaluations	—	—	—	—
Total adjustments
• amortization	144	255	19	38
• long-term writedowns	—	—	—	—

The caption “software in use” refers to purchases of new packages for integrating the operating network procedures.

Amounts recorded to the caption “software not yet in use” relate to changes and interventions to develop programs mainly ordered from third parties and not yet completed, the release and subsequent use of which is expected in the long term.

No advances have been paid for the purchase of intangible fixed assets.

Other information relating to tangible and intangible fixed assets

Pursuant to Article 10 of Law 72/83, information relating to revaluations on property included in the Bank’s equity as of 31 December 2003 is given below:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Historical cost	534	505
Law 823/73 (a)	12	14
Law 576/75 (a)	16	18
Law 72/83 (a)	163	170
Other (a)	61	60
Law 218/90 (b)	800	871
Law 408/90 (a)	117	170
Law 413/91 (a)	80	61
Merger of Banca Provinciale Lombarda and Banco Lariano	92	94
Total revaluations	1,341	1,458
Gross book value	1,875	1,963

(a)       Revaluations carried out by the Bank and by the merged banks.

(b)       Higher values attributed on transformation from a public credit institution into a limited company.

It must be highlighted that in accordance with Law 218/90, revaluations have been made to the works of art owned by the former Banco di Napoli for 10 million euro.

SECTION 5 - OTHER ASSETS

Other assets (caption 130)

Analysis of caption 130 “other assets” (Detail 5.1 B.I.)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Unprocessed transactions and transactions by foreign branches:	2,126	1,966	1,963
• unprocessed transactions - Italian branches (a)	1,551	1,005	1,002
• amounts in transit between Italian branches (a)	568	953	953
• transactions by foreign branches	7	8	8
Due from tax authorities:	2,039	1,922	2,152
• prepaid current year direct taxes	98	233	233
• tax credits on dividends and taxes withheld	464	828	1,058
• tax withholdings overpaid during the year on bank interest income	54	51	51
• tax credits relating to prior years	1,385	749	749
• taxes paid in advance on termination indemnities - Law 662/96	38	61	61
Deferred tax assets	862	1,118	1,113
Items relating to derivative contracts and currency transactions:	849	862	862
• effect of currency hedges, forex swap and cross-currency swap	53	144	144
• valuation of derivatives on interest rates and stockmarket indices	743	686	686
• premiums paid on purchased options	53	32	32
Loans to subsidiaries for dividends matured	754	526	374
Deposit with the Bank of Italy relating to the liquidation of Isveimer	58	58	58
Items relating to securities transactions	21	5	5
Net effect of translating funds from international agencies using current rates, with the exchange borne by third parties	13	31	31
Checks and other instruments held	13	65	65
Loans to be restored ex Law 588/96	—	580	580
Deposits with clearing-houses	—	833	833
Other (b)	726	1,036	1,008
Total	7,461	9,002	9,044

(a)       The amounts were mostly settled at the beginning of the new financial year.

(b)       “Other” includes the estimated realizable value of 1.3 million euro for the loan arising from the Rome Court of Appeal in relation to the IMI Sir dispute. Detailed information on this dispute is provided later in this section.

Valuation of the assets in question did not give rise to any adjustments.

IMI Sir dispute

Other assets include 1.3 million euro which refer to the estimated realizable value of the credit which was definitively enforced by the Civil Section of the Supreme Court through sentence 2469/03. This sentence has substantially confirmed decision no. 2887, passed by the Rome Court of Appeal on 11 September 2001, which condemned Consorzio Bancario SIR S.p.A. (in liquidation) to reimburse to the Bank the sum of 506 million euro previously paid by IMI to the heirs of Mr. Nino Rovelli as compensation for damages, in accordance with the sentence passed by the Rome Court of Appeal on 26 November 1990. However, the sentence changed the ruling on the amount of interest payable by the Consorzio – on the grounds of procedures and not of merit - in respect of whether or not it should include the amount matured from the date on which the appeal was served (equal to around 72.5 million euro as of 31 December 2001). Furthermore, the Supreme Court referred to another section of the Rome Appeal Court the decision on whether or not the total amount owed to the Bank by Consorzio should be reduced by approximately 14.5 million euro, as compensation for the damages related to the transaction between the Consorzio and IMI in respect of the additional agreement of 19 July 1979: if the trial judge holds the claim amount unjustified, the sentence against the Consorzio to pay the sum of 506 million euro will be reduced accordingly. In this respect, proceedings have begun within the terms, for the resummons of the sentence before the Rome Court of Appeal, where judgment is currently pending.

The same Supreme Court sentence passed final judgment on the right of Consorzio to be held harmless by Mrs Battistella Primarosa (heir to Mr. Nino Rovelli) and Eurovalori S.p.A.. The Supreme Court also endowed the Consorzio’s right to recourse as subordinate to the previous payment of the amount owed to SANPAOLO IMI S.p.A. and assigned the sentence on this particular appeal to the trial judge.

For the purposes of preparing the financial statements, the book value of the credit subject to the Supreme Court sentence has been calculated in accordance with national and international accounting standards for revenue recognition on the basis of its estimated realizable value, as confirmed by authoritative opinions.

With reference to the above, taking into account that the initiatives taken so far have not achieved concrete results, the Bank has considered that the estimated realizable value of this loan should be within the bounds of the Consorzio’s capital and its ability to pay; such amount, net of the effects attributable to the previously mentioned Supreme Court sentence, being substantially in line with that currently recorded.

Taking a consistent approach, since 2001, the investment held in the Consorzio has been written down to zero.

On 29 April 2003, the Criminal Section IV of the Court of Milan, finally sentenced Rovelli’s heir and the other co-defendants to different terms of imprisonment in relation to their respective levels of responsibility for the crimes committed, establishing also the compensation for damages to be awarded to the plaintiffs, among which SANPAOLO IMI.

To this end it should be noted that the Court quantified the amount of damages to be liquidated solely for moral injury at 516 million euro, without however granting provisional enforceability of the sentence, which would have allowed the plaintiffs to take immediate action in order to recover the amount receivable.

Therefore, since the sentence is not final nor binding (in that a plea for burden has been proposed by all the parties), it is expected that under the circumstances no relevance can be given to the amount due from Consorzio Bancario SIR either autonomously or as an element of valuation.

Accrued income and prepaid expenses (caption 140)

Analysis of caption 140 “accrued income and prepaid expenses” (Detail 5.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Accrued income
• income from derivative contracts (a)	803	700
• interest from loans to customers	322	418
• interest on securities	87	147
• bank interest	62	79
• other	173	107
Prepaid expenses
• charges on derivative contracts	29	32
• commission on placement of securities and mortgage loans	187	227
• discounts on bond issues	18	13
• other expenses	95	105
Total	1,776	1,828

(a)       Accrued income from derivative contracts is recognized on a contract-by-contract basis with reference to the interest rates applicable at the time.

Other information

Distribution of subordinated assets (Table 5.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Due from banks	198	194
b) Loans to customers	90	65
c) Bonds and other debt securities	444	88
Total	732	347

SECTION 6 - PAYABLES

Due to banks (caption 10)

Deposits taken from banks are analyzed as follows:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Due to central banks
• repurchase agreements and securities loaned	191	470
• other deposits from the Italian Exchange Office	355	28
• other deposits from central banks	1,918	898
Due to other banks
• deposits	19,793	15,121
• other forms of finance not included in current accounts	6,299	6,570
• repurchase agreements and securities loaned	4,063	2,910
• medium and long-term loans from international bodies	1,803	2,484
• current accounts	949	745
• other	17	16
• other loans	2,412	1,778
Total	37,800	31,020

Detail of caption “due to banks” (Table 6.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Repurchase agreements	4,254	3,380
b) Securities loaned	—	—

Loans from international bodies include loans used by the Bank to finance investment projects in industrial sectors and in public utility services.

Due to customers and securities issued (captions 20 and 30)

Funds obtained directly from customers, comprising deposits from customers and securities issued, are detailed below:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Due to customers
• current accounts	27,251	35,357	35,409
• repurchase agreements and securities loaned	4,114	6,215	6,215
• deposits	8,750	13,590	13,590
• short-term payables relating to special management services carried out for the Government	230	313	313
• other	154	215	215
Securities issued
• bonds	15,099	16,025	16,025
• certificates of deposit	3,717	2,845	2,845
• banker’s drafts	298	493	493
• other securities	18	12	12
Total	59,631	75,065	75,117

The changes refer mainly to the transfer during the year of the business branches to Banca OPI and Sanpaolo Banco di Napoli, which included customer deposits and securities for, respectively, 1,978 million euro and 15,576 million euro.

Detail of caption “due to customers” (Table 6.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Repurchase agreements	4,114	6,215
b) Securities loaned	—	—

Securities issued comprise those due or ready for repayment totaling 2 million euro.

There have been no issues of bonds convertible into shares of the Bank or other companies, or similar securities or bonus shares.

Public funds administered (caption 40)

Public funds administered are provided by the State and by other Public bodies mainly to act as a source of subsidized loans to customers. These funds are analyzed below:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Funds provided by the State	11	35
Funds provided by regional public agencies	21	18
Other funds	—	38
Total	32	91
of which: funds with risk borne by the Government under Law 19 of 6/2/87	10	11

Other information relating to payables

Information regarding the distribution of deposits by geographical area, type of currency and degree of liquidity, is reported in Part B, Section 11 of these notes.

SECTION 7 - PROVISIONS

The Bank’s provisions are analyzed below:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Provisions for employee termination indemnities (caption 70)	529	688	687
Provisions for risks and charges (caption 80)
• pensions and similar commitments (caption 80.a)	—	41	41
• provisions for taxation (caption 80.b)	660	789	1,038
• other provisions (caption 80.c)
• provisions for guarantees and commitments	73	108	108
• provisions for other risks and charges	490	736	735
• provisions for other personnel charges	738	506	506
Total	2,490	2,868	3,115

Provisions for termination indemnities (caption 70)

Changes in “reserve for termination indemnities” during the year	(€/mil)

Pro forma opening balance	688
Increases
• provisions	55
• employment contract acquisition (a)	35
• other changes	3
Decreases
• advances allowed under Law 297/82	9
• indemnities to employees leaving the Group	62
• employment contract acquisition	4
• conferral to Banca OPI	1
• conferral to Sanpaolo Banco di Napoli 01/07/2003	149
• conferral to Sanpaolo Banco di Napoli 29/09/2003	25
• other changes	2
Closing balance	529

(a)       Employment contract acquisition refers mainly to employees from the Cardine Bank Networks, whose employment contracts were transferred to Cardine Finanziaria during the year.

Provisions for risks and charges (caption 80)

Pensions and similar commitments (caption 80.a)

Changes in the reserve for pensions and similar commitments during the year	(€/mil)

Pro forma opening balance	41
Increases
• provisions	—
Decreases
• utilizations	2
• transfer of former Banco di Napoli employees to Section A of the Pensions Reserve	39
Closing balance	—

This reserve, which has been accrued to cover charges in relation to the integration of the pension paid to former IMI S.p.A. staff, has been transferred during the year to Section A of the Pensions Reserve in relation to staff from the former Banco di Napoli (an independent entity), subject to the Bank’s original obligation in respect of access to the fund.

As a matter of fact, the adequacy of the technical reserves of the fund is calculated annually based on the valuations of an independent professional actuary. As of 31 December 2003 the valuations did not reveal any need for intervention by the Bank.

Provisions for taxation (caption 80.b)

Changes in “reserve for taxation” during the year	(€/mil)

	Income taxes	Other reserves - Reserve ex Law 169/83	Other reserves - Reserve ex Decree 213/98	Deferred taxes relating to dividends matured	Total
Pro forma opening balance (a)	1,044	4	9	3	1,060
Increases
• provisions for 2003 income taxes	348	—	—	—	348
• deferred taxes on dividends for 2003	—	—	—	—	—
• exchange differences	—	—	—	—	—
• other changes (b)	—	—	—	266	266
Decreases
• payment of income taxes	731	—	—	266	997
• exchange differences	—	—	—	—	—
• other changes	14	—	—	3	17
Closing balance	647	4	9	—	660

(a)       The opening balance differs by 271 million euro compared to the pro forma figures in respect of the adjustments for the abolition of the tax credit on dividends. This amount is in fact equal to the tax credits booked in 2002.

(b)       Following the collection and consequent taxation of the dividends for the year 2002, the tax credit has been booked to an appropriate caption to offset the provision for deferred taxation (other increases). The deferred taxation referring to matured dividends not yet collected as of 31 December 2003, has been offset against the deferred tax assets.

The provisions for taxation as of 31 December 2003 is considered sufficient to cover current income taxes, including local taxes payable by foreign branches and existing and potential tax disputes.

Other decreases refer to 13 million euro for the tax charge for the year 2002 and to 1 million euro utilization of the excess reserves of foreign branches.

It should also be noted that current income taxes include the tax charges for the year (approximately 7 million euro), substitute tax relating to the disposal of the portion of merger deficit arising from the incorporation of Banco di Napoli, which was not recognized for tax purposes (approximately 362 million euro). This tax, totaling around 69 million euro, is booked to the statement of income over a period consistent with the amortization of the Banco di Napoli merger deficit (10 years); this in compliance with the Bank of Italy decisions expressed in its Letter 9426 dated 27 July 2000. As of 31 December 2003, 55 million euro of taxation payable in future years was booked as an asset item – prepaid expenses.

Movements on deferred tax assets credited to the statement of income are as follows:

Changes during the year in “Deferred tax assets credited in the statement of income” (Table 7.4 B.I.)	(€/mil)

1. Pro forma initial amount	1,118
2. Increases
2.1 Deferred tax assets arising during the year	253
2.2 Other increases	—
3. Decreases
3.1 Deferred tax assets reversing during the year	414
3.2 Other decreases	95
4. Final amount	862

The pro forma opening balance of deferred tax assets includes 5 million euro which refers to the former Cardine Finanziaria and which was recorded against tax credit on dividends booked to the financial statements on the basis of their maturity.

The other decreases refer to the transfer of deferred tax assets of 60 million euro for the business branches transferred during the year to Sanpaolo Banco di Napoli S.p.A., to the tax charge for the year 2002 (13 million euro), to the recalculation of the deductible timing differences taking into account, among others, the changes introduced in the tax regulations (15 million euro) and the deferred taxation and tax credits on dividends (7 million euro).

The financial statements of the Bank as of 31 December 2003 reveal deferred tax assets totaling 862 million euro; this reflects the effect of timing differences between the book value and the value for tax purposes of assets and liabilities matured in 2003 and in prior years and which it is reasonably certain will become deductible in future years.

The table below reports the fiscal effects of deductible and taxable timing differences at the end of the year, broken down by type.

(€/mil)

	IRPEG (corporate income taxes)	IRAP (regional income taxes)
A. Deductible timing differences
Adjustments of receivables deductible in future years	187	23
Provisions for future charges	276	—
Writedowns of securities, property and equity investments	88	1
Extraordinary expenses for voluntary incentive retirement schemes	124	—
Other	183	—
B. Taxable timing differences
Dividends matured	15	—
Accrued capital gains	5	—
Total	838	24

Deductible timing differences have been offset against taxable timing differences according to the type of tax and by year of reversal. According to our estimates, there will not be any taxable timing differences in future years higher than the deductible timing differences.

The deferred tax reserves refer to specific reserves which are in suspense for tax purposes and are booked in offset against their corresponding asset captions.

Deferred tax liabilities did not show any movements for the year 2003:

Changes during the year in “Deferred tax liabilities charged to shareholders’ equity” (Table 7.5 B.I.)	(€/mil)

1. Pro forma initial amount	13
2. Increases
2.1 Deferred tax liabilities arising during the year	—
2.2 Other increases	—
3. Decreases
3.1 Deferred tax liabilities deferred during the year	—
3.2 Other decreases	—
4. Final amount	13

Deferred tax reserves charged to the statement of income referred to tax charges relating to subsidiary dividends are booked on an accruals basis. More specifically, the reserve comprised the excess of deferred taxes on dividends in respect of the prepaid tax credits recognized on the dividends themselves.

As a result of the change to the tax regulations in respect of the taxation of dividends, which involved the abolition of tax credit with effect from the 2004 financial year, deferred taxation on dividends of subsidiary companies recorded to the financial statements on the basis of their maturity has been booked to reduce the deferred tax assets.

Changes during the year in “Deferred tax liabilities charged to the statement of income” (Table 7.5 B.I.)	(€/mil)

1. Initial amount	3
2. Increases	266
2.1 Deferred tax liabilities arising during the year	—
2.2 Other increases	266
3. Decreases	269
3.1 Deferred tax liabilities deferred during the year	266
3.2 Other decreases	3
4. Final amount	—

The other increases refer to the reclassifications among prepaid tax credits on dividends for the year 2002 collected during the year, while other decreases refer to taxes in respect of dividends not yet collected which have been offset to reduce deferred tax assets.

Deferred taxation writeoffs during the year refer to dividends for prior years collected and taxed in 2003.

Report as per Consob Communication 1011405 dated 15 February 2001

Tax benefits under D.Lgs. 153 dated 17/5/99 (Legge Ciampi)

Law Decree 153 dated 17 May 1999 - known as “Legge Ciampi” – introduced tax instruments in respect of restructuring operations on banks and, among others, set a reduced tax rate for bank or banking group concentration transactions of 12.50% on profits destined to a special reserve to be composed of the maximum amount, to be broken down on a straight-line basis over five years, at 1.2% of the difference between the receivables and payables of all the banks that took part in the transaction and the aggregate of the major bank participating in the transaction.

The European Commission declared, through a statement dated 11 December 2001, that the tax benefits under “Legge Ciampi” were incompatible with Community principles. Together with the Italian Government who, in February 2002, filed an appeal against the European Court of Justice, ABI (Italian Bankers Association) and the banks concerned, including SAN-PAOLO IMI, petitioned the High Court of Luxembourg to cancel the decision of the European Commission. The dispute is still pending even if, in view of the pending sentence on the appeal filed by the Government before the Court of Justice, the Court has decided to suspend judgment until the appeal by the Italian Government is settled. All in all this latest development has limited the possibility for private parties (among which the Bank) to enforce the specific reasons for grievance against the lodged appeal. This is why an attempt was made to obtain a review of the order to suspend the sentence issued by the Court. Unfortunately this attempt was unsuccessful.

Therefore ABI and the banks concerned are forced to wait until the Court of Justice pronounces judgment on the proceedings brought by the Italian Government, the consequences of which, in all probability, will influence profoundly the outcome of their own appeal as soon as it can resume its course before the High Court.

Following the aforementioned decision by the European Commission, decree-law 63 of 15 April 2002 (subsequently converted into Law 112 on 15 June 2002) suspended Legge Ciampi with effect from 2001. Commencing from that year, current income taxes and deferred taxes have therefore been determined without taking into account the benefits in question. Furthermore, through decree law 282 of 24 December 2002 (subsequently converted into Law 27 on 21 February 2003), the Government implemented the decision of the Commission whereby it enforced payment of the unpaid taxes (being the relief granted through Legge Ciampi) by 31 December 2002. It should be noted that SANPAOLO IMI and the Cardine group merged banks – that, through the law in question, benefited from tax relief for the years 1998, 1999 and 2000 – had accrued prudently the corresponding amount to the tax reserve.

In respect of the expiry on 31 December 2002, the Bank paid 200 million euro, which corresponds to the lower tax liabilities already paid in by the Bank and the merged banks and includes interest at an annual rate of 5.5%, which is substantially in line with the full amount to be reimbursed, apart from some minor adjustments. Merely for precautionary measures, reservations were expressed to the Department of the Treasury, the payee, in respect of the petitions brought before the High Court of the European Community.

As far as the effect on the financial statements is concerned, considering that the recovery of the tax relief has been applied in the presence of disputes brought against the European Commission by the Italian Government and the banks concerned and that in any case the amount paid cannot be considered definitive, such amounts have been recorded to other assets and wholly offset by accruals to the tax reserve.

Provisions for risks and charges - other reserves (caption 80.c)

Analysis of caption 80.c “provisions for risks and charges: other provisions” (detail 7.3 B.I.)	(€/mil)

	Guarantees and commitments	Other risks and charges	Other personnel charges	Total
Pro forma opening balance	108	736	506	1,350
Increases
• provisions	3	96	21	120
• other changes (a)	—	4	415	419
Decreases
• revaluation of guarantees	6	—	—	6
• used to cover charges on settlement of disputes	—	54	—	54
• used to cover long-service bonuses and other payments and for surplus	—	98	198	296
• utilization to cover other liabilities	3	47	—	50
• other changes (b)	29	147	6	182
Closing balance	73	490	738	1,301

(a)       Other increases include 39 million euro offset against personnel costs, mainly in respect of accruals for bonuses and incentives in favor of employees; 376 million euro offset against “extraordinary expenses” referring to staff leaving incentives and 4 million euro offset against other administrative costs.

(b)       In addition to exchange rate fluctuations, the decrease in other changes refers to the transfer of the portion of the reserve attributable to Sanpaolo Banco di Napoli.

Provisions for “guarantees and commitments” of 73 million euro cover expected losses in respect of guarantees and more generally, the contingencies associated with guarantees and commitments, including exposures to derivate contracts on loans for which the Bank has taken over the credit risk (seller protection). More specifically, the provisions include risks calculated on a case by case basis as well as the physiological risk of performing accounts valued using the same principles as those applied to loans.

Provisions for “other risks and charges” amounting to 490 million euro, include:

•                  294 million euro provided against estimated losses on legal disputes and, more specifically, on claims by receivers of bankrupt customers;

•                  163 million euro to cover potential charges among which guarantees given as part of company transactions and those relating to risks connected to dealing activities in securities;

•                  33 million euro accrued against potential charges deriving from the probable renegotiation of mortgage loans to a specific reserve calculated on the basis of the parameters that are currently available.

Provisions for “other personnel charges”, of 738 million euro, include:

•                  494 million euro for staff leaving incentives offered to employees during the year and in prior years. With reference to initiatives realized during 2003, the reserve also includes charges referring to staff whose employment contracts were transferred to Sanpaolo Banco di Napoli S.p.A. in the context of the conferral of the Business Branch represented by the Southern Territorial Direction. The provisions of the transfer requires that the Parent Bank reimburses the receiving company the sums paid by the latter as leaving incentives to employees on the basis of the company agreement with the Parent Bank dated 14 June 2003;

•                  120 million euro accrued, on the basis of independent actuarial appraisals, to cover the technical deficit of the supplementary pension fund, an independent entity, which integrates the compulsory pension fund for Istituto Bancario San Paolo di Torino employees;

•                  54 million euro of other provisions to the supplementary pension fund;

•                  44 million euro accrued against potential liabilities deriving mainly from employee premiums and incentives, the issue of which is at the discretion of the Parent Bank;

•                  18 million euro to cover payment of long service bonuses to employees;

•                  8 million euro provisions made to the technical reserve – Law 336/70, for employee accident coverage and to cover other minor potential liabilities.

Potential risks from customer complaints in respect of dealing activities in securities

The provision for risks and charges has been calculated taking into consideration the Bank’s risk profile with customers connected to dealing activities in securities, especially in respect of the circumstances related to the insolvency of the Cirio and Parmalat groups.

The Group policy provides that – in accordance with normal criteria for managing customer complaints based on verifying that the formal and behavioral principles dictated by regulatory reference framework have been respected – the Bank pay particular attention, even resorting to a proper course of investigation, to the adequacy of the service provided, particularly in respect of the awareness acquired by the customer about the implicit risks involved in the specific intermediary financial instruments.

Furthermore, SANPAOLO IMI has welcomed the spontaneous setting up of a Committee of Parmalat bondholders, created in order to represent Group customers in the context of the collective proceedings, and has decided to provide the Committee with logistic assistance and financial support, whilst guaranteeing its total autonomy in respect of management and decisions.

On the basis of the analyses and evaluations made in respect of the potential liabilities arising from the global framework, the Bank has proceeded at year end to adjust the accrual to the provision for risks and charges by 20 million euro.

Report as per Consob Communication 1011405 dated 15 February 2001

Subsidized home mortgage loans

Law 133/99, implemented with Ministerial Decree 110/2000 (against which an appeal was presented before the administrative court) forces banks, upon receipt of a specific request by borrowers or by the body issuing the borrowing facilities, to review the interest rates applied to mortgages issued, with charges to be borne in full or partially by the public sector.

As no “threshold rate” is set for subsidized loans, subsection 62 of Art. 145 of Law 388 dated 23 December 2000 (Budget Law 2001) clarifies that the renegotiation rate is to be considered as “the average effective global rate for home mortgage loans being amortized”, assigning the identification of the transactions within which to carry out the observations to determine the renegotiation rate to a subsequent regulation. To this end, with the Decree dated 4 April 2001, the Treasury set up the new consistent category of subsidized loans being amortized, and the Bank of Italy issued the correlated methodological notes to identify the average rates for the sector. To complete the application of the framework of the legislation, Ministerial Decree dated 31 March 2003 was enacted, which identified the interest rates to be applied, 12.61%, for the purposes of renegotiating such loans.

The Bank has commenced accounting-administration activities in order to apply the new interest rates and to carry out the necessary adjustments to the installments expired after 1 July 1999. These activities refer to the six months ended 31 December 2003 and concern those loans to which the benefits of Art. 29 of Law 133/99 apply. Some aspects still have to be defined with the interested bodies in respect of the renegotiation of some types of loans granted according to specific incentive laws and regional funds, as well as adjustments relating to already extinguished loans. Sanpaolo Imi has decided to continue, still in agreement with the system, with the appeals which were disregarded in the first degree by the Lazio Regional Administration Court, against that stated in Ministerial Decree 110/2000.

For completeness it is highlighted that the provisions of the Ministerial Decree of 31 March 2003 for determining the renegotiation rate cannot be formally defined as being fully established, owing to an isolated appeal presented before the Lazio Regional Administration Court by a Regional Body. Nevertheless, because of its characteristics and in the light of case law precedents issued by the same Regional Administration Court, such initiative would not appear appropriate to bring the current regulatory model under discussion.

The potential charge in respect of the future renegotiation of mortgage loans not included in the initial enforcement of the applicable legislative measures, equal to 30 million euro, has been covered by making appropriate accruals to the provision for other risks and charges. In the years following 2004, the negative impacts on the statement of income will be gradually reduced because of the expiry of current mortgage loans.

Subsidized agricultural mortgage loans

The provisions of Art. 128 of Law 388/2000 (Budget Law 2001) have introduced the faculty for borrowers to renegotiate “loan installments still to expire” at more favorable rates fixed for low-interest transactions, as an alternative to early extinction, whilst providing the same benefits. Renegotiation is subject to the implementation of a Ministerial Decree which has still not yet been issued.

Later, Law 268 of 24 September 2003 was enacted providing that, for the purpose of applying Art. 128 of Law 388/2000, allow even different banks to grant loans destined exclusively for the early extinction of agricultural mortgages which had been amortized for at least five years at the date on which Law 268/03 became effective. These new financial transactions, to be completed at market rates and the granting of which has been merely authorized and is not obligatory for the lending bank, are subject to presentation of specific requests for early extinction and financing, also to be formulated by the local authorities providing the benefits.

Considering the precise reference to the “loan installments still to expire” already contained in Law 388/2000, enacted by Law 268/03, and the consequent possibility to activate “renegotiation” of such loans only for the future, no specific provisions have been made.

Fixed-rate unsubsidized mortgage loans (usury)

In compliance with the provisions of decree law 394/2000, (converted into Law 24/2001 and containing the authentic interpretation of “anti-usury” Law 108/1996) and the subsequent Constitutional Court Sentence 29/2002, SANPAOLO IMI adjusted all mortgages covered by these provisions to the annual “replacement” rate of 9.96% with effect from installments expiring before 31 December 2000. Furthermore, an annual interest rate of 8% was applied to those loans which, thanks to the presentation of self-certification by the borrowers, the eligibility requirements to such reduction were ascertained (the original capital of the loan not being more than 150 million Italian Lire, granted to first-time buyers of non-luxury homes).

The reserves for other risks and charges still include a residual accrual of 3 million euro to cover further requests to reduce interest rates to 8% not yet received or not yet documented by borrowers possessing the legal requirements to benefit from such rates.

Anatocism

In March 1999, the Supreme Court declared quarterly capitalization of interest payable to be illegitimate, thereby completely changing the previous law. This decision was based on the assumption that the relevant clauses in bank contracts do not integrate “regulatory” use - as believed in the past - but rather “trading”, which contrasts with the prohibition of anatocism in compliance with Art. 1283 of the Italian Civil Code.

After the reversal by the Supreme Court, Decree Law 342/99 was enacted, confirming the legitimacy of capitalization of interest in current account contracts if it is applied over the same period as that for calculating interest payable and receivable: the Credit and Savings Interdepartmental Committee was assigned to determine the methods of such calculation and from 22 April 2000, the date on which the Committee’s instructions became effective, all current accounts were adjusted applying quarterly capitalization to interests receivable and payable.

Since April 2000 the capitalization of half-yearly interests is considered legitimate and the dispute refers only to those contracts signed before that date; it should be noted that, despite the fact that the Supreme court has repeatedly confirmed the invalidity of the capitalization clauses, many judges of merit have disregarded the sentence, continuing to consider it legitimate, thus the case law is still being debated.

As a whole the number of cases pending has remained at an insignificant level in absolute terms, but is subject to careful monitoring. The risks relating to the disputes in question correspond to the prudent accruals made to the Provisions for other risks and charges which are proportionate to the total of each legal request. Where the introductory measures do not quantify the demand and until an accounting opinion has been expressed on the issue, the risk involved is covered by an accrual to the provision for other risks and charges, equal to around 50.5 million euro, destined, in its entirety, to hedge disputes of an undetermined amount and of an uncertain outcome.

SECTION 8 - CAPITAL, EQUITY RESERVES, RESERVE FOR GENERAL BANKING RISKS AND SUBORDINATED LIABILITIES

Net shareholders’ equity is detailed below:

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Shareholders’ equity
• Capital (caption 120)	5,144	5,144	5,144
• Additional paid-in capital (caption 130)	708	708	708
• Reserves (caption 140)
a) legal reserve	1,029	1,029	1,029
b) reserve for own shares	34	—	—
c) statutory reserves	—	—	—
d) other reserves:	2,607	2,272	2,311
• reserve ex art.13 sub. 6 D.Lgs. 124/93	5	4	4
• reserve D.Lgs.153/99	854	854	854
• extraordinary reserve	768	828	983
• unrestricted reserve for the acquisition of own shares	966	456	456
• reserve D.Lgs. 213/98	14	14	14
• other reserves (a)	—	116	—
• Revaluation reserves (caption 150)	—	—	—
• Reserve for general banking risks (caption 100)	—	—	—
• Retained earnings (caption 160)	—	—	—
Total Capital and Reserves	9,522	9,153	9,192
• Income for the period (caption 170)	824	919	764
Total shareholders’ equity	10,346	10,072	9,956
Own shares or quotas (caption 120 - Assets)	34	—	—
Subordinated liabilities (caption 110)	5,887	6,090	6,090

(a)       The other reserves relating to 2002 include the effect of the pro forma adjustments to net equity.

As already anticipated in the Introduction to the Explanatory Notes, following the cancellation of the investment in Cardine Finanziaria S.p.A., the merger goodwill of 116 million euro has been allocated to increase the Extraordinary reserve of the Bank.

Share Capital and Additional paid-in capital

As of 31 December 2003, the Bank’s share capital amounts to 5,144,064,800.00 euro and is composed of 1,448,831,982 ordinary shares and 388,334,018 preference shares, both with a nominal value of 2.8 euro each.

Other Reserves

Other reserves comprise:

•                  the reserve Art. 13 subsection 6 D. Lgs 124/93, created to take advantage of the tax benefits deriving from the allocation of portions of termination indemnities to pension funds;

•                  the reserve ex D. Lgs. 213/98, created in 1998 following the revaluation of equity investments expressed in Euro-zone currencies at the fixed euro exchange rate.

The most significant changes in other reserves concerned:

•                  the net decrease in the Extraordinary Reserve of 215 million euro from the allocation of net income for the year 2002 (213 million euro), the merger surplus (116 million euro) net of utilization to increase the Reserve for the acquisition of own shares (544 million euro);

•                  the increase in the Reserve for purchase of own shares from 456 million euro to 1,000 million euro, following the approval of the decision to purchase own shares on 29 April 2003. As of 31 December 2003, the restricted portion of the Reserve for own shares amounted to 34 million euro, while the unrestricted portion amounted to 966 million euro.

Other information

A breakdown of the regulatory capital and a description of the minimum requirements for supervisory purposes is provided below:

Net shareholders’ equity and minimum regulatory requirements (Table 8.1 B.I.)

Categories / Values	31/12/03	31/12/02
	(€/mil)	(€/mil)
A. Regulatory capital
A.1 Tier 1 capital	9,799	8,793
A.2 Tier 2 capital	3,934	3,883
A.3 Items to be deducted	440	485
A.4 Regulatory capital	13,293	12,191
B. Minimum regulatory requirements
B.1 Credit risk	6,074	6,516
B.2 Market risk (a)	140	211
of which:
• risks on dealing portfolio	140	211
• exchange risks	—	—
B.3 Tier 3 subordinated loans	140	211
B.4 Other minimum requirements	—	—
B.5 Total minimum requirements	6,214	6,727
C. Risk assets and capital adequacy-ratios
C.1 Risk-weighted assets	88,772	96,104
C.2 Tier 1 capital / Risk weighted assets	11.0%	9.1%
C.3 Regulatory capital / Risk weighted assets	15.1%	12.9%

(a)       Market risks are fully covered by issues of Tier 3 subordinated liabilities. The latter, equal to 600 million euro, cover market risks attributable both to the Parent Bank and to other Group companies.

An attachment provides a statement of changes in shareholders’ equity for the year.

Subordinated liabilities (caption 110)

	Original currency	Amount in the financial statements as of 31/12/03	Amount in original currency	Interest rate	Issue date	Maturity date	Effective date of early redemption
		(€/mil)	(millions)
Subordinated deposits linked to the issuance of Preferred Shares	EUR	1,000	1,000	up to 10/11/2010: 7.88% p.a. subsequently: 1 year Euribor + 3.25% p.a.	10/11/2000	31/12/2100	10/11/2010
Total innovative capital instruments (Tier 1)		1,000
Notes	USD	75	94	6 months LIBOR - 0.25% p.a. (a)	30/11/1993	30/11/2005		(*)
Notes	EUR	361	361	6 months Euro LIBOR + 0.50% p.a.	30/06/1994	30/06/2004		(*)
Debenture loan	EUR	150	150	5.75%	15/09/1999	15/09/2009		(*)
Notes	EUR	500	500	6.375% p.a.	6/04/2000	6/04/2010		(*)
Notes	EUR	350	350	up to 6/4/2005: 3 months Euribor + 0.50% p.a.	6/04/2000	6/04/2010	6/4/2005
				subsequently: 3 months Euribor + 1.25% p.a.
Notes	EUR	1,000	1,000	up to 27/9/2005: 3 months Euribor + 0.65% p.a.	27/09/2000	27/09/2010	27/9/2005
				subsequently: 3 months Euribor + 1.25% p.a.
Debenture loan	EUR	300	300	5.55% p.a.	31/07/2001	31/07/2008		(*)
Debenture loan	EUR	200	200	5.16% p.a.	2/10/2001	2/10/2008		(*)
Notes	EUR	500	500	up to 28/6/2007: 3 months Euribor + 0.49% p.a.	28/06/2002	28/06/2012	28/6/2007
				subsequently: 3 months Euribor + 1.09% p.a.
Debenture loan	EUR	54	54	up to 15/7/2007: 4.90%	15/07/2002	15/07/2012	15/7/2007
				subsequently: 6 months Euribor + 0.76% p.a.
Debenture loan	EUR	147	147	up to 4/12/2007: 4.32% p.a.	4/12/2002	4/12/2012	4/12/2007
				subsequently: 6 months Euribor + 0.85% p.a.
Notes	EUR	300	300	5.375% p.a.	13/12/2002	13/12/2012		(*)
Notes	EUR	350	350	up to 9/6/2010: 3.75% p.a.	9/06/2003	9/06/2015	9/6/2010
				subsequently: 3 months Euribor + 1.05 p.a.
Total subordinated liabilities (Tier 2)		4,287
Debenture loan	EUR	350	350	2.98% p.a.	15/05/2003	15/11/2005		(*)
Notes	EUR	50	50	up to 14/11/2004: 1.44289% p.a.	26/06/2003	15/11/2007		(*)
				subsequently: 1.50% p.a.
Debenture loan	EUR	200	200	2.42%	30/06/2003	30/12/2005		(*)
Total Tier 3 subordinated liabilities		600
Total		5,887

(*)       Early redemption of the loan is not expected.

(a)       With a minimum of 5.375% and a maximum of 8.250%.

During the year, SANPAOLO IMI issued new subordinated loans for 350 million euro in the form of Tier 2 subordinated loans and 600 million euro in the form of Tier 3 subordinated loans.

Subordinated liabilities not included in the calculation of regulatory capital amount to 317 million euro, excluding Tier 3 subordinated loans.

Tier 2 subordinated loans provide that:

•                  where permitted, early redemption can only take place on the initiative of the Bank and with Bank of Italy authorization;

•                  the loan period must not be less than five years; if no maturity is stated, the contract must state that a notice period of at least five years has to be given;

•                  in the event that the Bank is put into liquidation, these subordinated loans can only be reimbursed once all other creditors, not similarly subordinated, have been satisfied.

Tier 3 subordinated loans, issued to cover market risks, meet the following conditions:

•                  the original duration is not less than 2 years;

•                  the payment of interest and capital is suspended if the capital requirements of SANPAOLO IMI should fall below 7% on an individual basis or 8% on a consolidated basis;

•                  in the event that the Bank is put into liquidation, the loan can only be reimbursed once all other creditors, not similarly subordinated, have been satisfied.

Other information on subordinated liabilities

Information regarding the distribution of subordinated liabilities by geographical area, type of currency and degree of liquidity, is reported in Part B, Section 11 of these notes.

SECTION 9 - OTHER LIABILITIES

Other liabilities (caption 50)

Analysis of caption 50 “other liabilities” (Detail 9.1 B.I.)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Amounts available for third parties	2,205	1,632	1,632
Unprocessed transactions and transactions by foreign branches:	2,089	3,748	3,748
• unprocessed transactions (a)	1,562	1,930	1,930
• amounts in transit between Italian branches (a)	511	1,803	1,803
• transactions by foreign branches	16	15	15
Items relating to derivative contracts and currency transactions:	1,675	1,157	1,127
• Effect of currency hedges, forex swap and cross-currency swap	868	400	370
• Valuation of derivatives on interest rates and stockmarket indices	746	725	725
• Premiums collected on options sold	61	32	32
Amounts due to employees	253	171	171
Non-liquid balances from portfolio transactions	221	313	313
Due to tax authorities	90	212	212
Amounts payable to Bank of Italy in respect of Isveimer liquidation	58	58	58
Deposits guaranteeing agricultural and construction loans	31	36	36
Amounts payable due to settlement value date	27	—	—
Items relating to securities transactions	7	9	9
of which “short position”	7	6	6
Amounts payable to the Bank of Italy - loans to be restored S.G.A. L. 588/96	7	—	—
Other	876	1,000	973
Total	7,539	8,336	8,279

(a)       The amounts were mostly settled at the beginning of 2004.

Accrued expenses and deferred income (caption 60)

Analysis of caption 60 “accrued expenses and deferred income” (Detail 9.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Accrued expenses
• charges on derivative contracts (a)	576	450
• interest on securities issued	290	432
• interest on amounts due to banks	128	130
• interest on amounts due to customers	31	59
• other expenses	10	21
Deferred income
• interest on discounted notes	21	39
• income from derivative contracts	119	125
• bond issue premium	—	—
• other	80	82
Total	1,255	1,338

(a)       Accrued income from derivative contracts is recognized on a contract-by-contract basis with reference to the interest rates applicable at the time.

Liabilities in respect of the Banco di Napoli loans to be restored ex Law 588/96

“Other liabilities” includes 7 million euro (580 million euro for “Other assets” as of 31 December 2002), which represents the residual capital and interest, for the recovery made by the Bank of Italy in relation to the interventions made in the past by the former Banco di Napoli to cover the liquidation deficit of Isveimer and the losses of Società per la Gestione di Attività S.p.A. (S.G.A.). These interventions form part of the reorganization plan prepared, with the Bank of Italy’s approval, on the basis of Law 588/96 containing urgent provisions for the recovery, reorganization and privatization of the former Banco di Napoli. Furthermore, the same law establishes to hold the former Banco di Napoli harmless from the economic and financial consequences of the measures taken or to be taken using the mechanism provided by the Treasury Ministry Decree of 27 September 1974. Since 31 December 2002, following the merger by incorporation of Banco di Napoli into SANPAOLO IMI, the latter has, for all legal purposes, taken over from the Banco in the recovery mechanism.

To summarize, the procedure applicable both to Isveimer and to S.G.A. states that the Bank of Italy will grant extraordinary advances at a special low rate of interest (1%) to cover the losses of the subsidiaries concerned. Such advances must be invested in Government securities, so that the differential between the interest income on the securities purchased and the interest expense on the advances received can directly reduce the “loans to be restored” and the related interest accrued, based on the “minimum interest rate offered on the principal refinancing transactions”. During 2003 in particular, there were 4 advances totaling 12,288 million euro, granted on 27 December 2002, with the following expiry: 270.4 million euro on 1 March 2003, 134 million on 1 June 2003; 2,578.6 million euro on 22 December 2003 and 9,304.8 million euro on 29 December 2003. Furthermore, it was not necessary for SANPAOLO IMI to cover S.G.A. losses during the year.

From an accounting point of view, the advances received from the Bank of Italy and the Government securities purchased are shown under the memorandum accounts, while the financial flows deriving from collection of coupons on such securities and from the payment of interest on the advances are, respectively, debited and credited directly to the “loans to be restored”. This accounting treatment, authorized by the Bank of Italy, places emphasis on the substance of the situation rather than the form, in accordance with Decree Law 87 dated 27 January 1992.

On the expiry of the advances granted by the Bank of Italy, the recovery process showed a balance in favor of the Central Bank of 7 million euro, which represents the ratio of burden remunerated to the Bank of Italy at the minimum interest rate offered on principal refinancing transactions. SANPAOLO IMI has paid already 7 million euro to the Bank of Italy on 30 January 2004.

As of 29 December 2003, the Bank of Italy did not consider it necessary to activate new advances; therefore it was possible to release the securities held as guarantee; from an accounting point of view the write-offs were made to the memorandum accounts which recorded the amount of advances received and the value of the securities purchased.

A summary of the circumstances relating to the investments in Isveimer S.p.A. and in Società per la Gestione di Attività S.p.A. is provided below.

The liquidation of Isveimer

Isveimer S.p.A., a subsidiary of Banco di Napoli which financed industrial development in Southern Italy, was put into voluntary liquidation in 1996.

In 1997, Banco di Napoli intervened to reduce the final liquidation deficit estimated to be 917 million euro. The cost of this intervention and the related interest were recovered in accordance with Law 588/96, as mentioned above, and with the methods described in the aforementioned Treasury Decree of 1974.

On the expiry of the advances granted by the Bank of Italy, the recovery process showed a balance in favor of the Central Bank of 58 million euro, lodged as a non interest-bearing deposit with the same Central Bank. This deposit is shown under “other assets” offset by “other liabilities”.

Società per la Gestione di Attività (S.G.A.)

Società per la Gestione di Attività S.p.A. (S.G.A.) was created in 1996 by transforming an existing subsidiary of Banco di Napoli for the purpose of taking over most of the bank’s doubtful loans, as an onerous title and without recourse. Although Banco di Napoli (and therefore, SANPAOLO IMI) owns the entire share capital of S.G.A., it does not exercise control over it as, in accordance with the law, it gave the shares and the voting rights to the Treasury by way of a pledge.

The transfer of doubtful loans to S.G.A. began on 1 January 1997; at the same time, Banco di Napoli granted its subsidiary various interest-bearing lines of credit, essentially to finance the cost of the factoring agreement, as well as to cover the company’s running costs. As of 31 December 2002, the loans to SANPAOLO IMI in respect of S.G.A. totaled 1,285 million euro, of which 1,252 million euro was granted for the measures provided by law 588/96 and 33 million euro disbursed for the regular management of the company.

With the transfer on 1 July 2003 of the business branch made up of the Southern Territorial Direction, all accounts held with S.G.A. were transferred to Sanpaolo Banco di Napoli S.p.A..

As of 31 December 2003, loans to Sanpaolo Banco di Napoli S.p.A. in respect of S.G.A. totaled 1,042 million euro, of which 1,013 million euro granted for the measures provided by law 588/96 (a reduction of 239 million euro on 31 December 2002) and 29 million euro disbursed for the ordinary activity of the company.

In relation to this item, the transfer of the business branch made up of the Southern Territorial Direction to the new company Sanpaolo Banco di Napoli S.p.A. also provides that SANPAOLO IMI is obliged to hold harmless Sanpaolo Banco di Napoli from the losses and/or liabilities which may arise in respect of loans to Società per la Gestione di Attività S.p.A. (S.G.A.) deriving from the business transferred. Any losses which may arise on such loans must be covered by SANPAOLO IMI S.p.A. which, in turn, must commence recovery on the bases of the provisions of Law 588/96.

The following tables show details of the aforementioned restoration procedure for the year 2003, with comparative figures for 2002.

Advances received and securities purchased ex Law 588/96

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Advances received from the Bank of Italy ex Law 588/96 (a)	—	12,288
Securities lodged in guarantee for advances ex Law 588/96 (nominal value)	—	10,841
• securities purchased with advances received from the Bank of Italy	—	10,431
• portfolio securities (b)	—	410

(a)       The total advances of 12,288 million euro, granted on 27 December 2002, expired as follows: 270.4 million euro on 1 March 2003, 134 million on 1 June 2003; 2,578.6 million euro on 22 December 2003 and 9,304.8 million euro on 29 December 2003. As of 31 December 2003 no new advances were made and no securities were purchased with advances.

(b)       The securities held as guarantee were released at the same time as the advances were closed.

Change of loans to be restored ex Law 588/96 (a)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a. Opening balance	580	840
b. Changes
1. Coverage of S.G.A.’s losses (b)	—	531
2. Interest income on the securities purchased with the funds advanced by the Bank of Italy	-715	-953
3. Interest expense on advances from the Bank of Italy	120	142
4. Interest accrued on the “Loans to be restored” account	8	20
5. Other changes	—	—
Total	-7	580

(a)       The statement of income only includes interest accrued on loans to be restored.

(b)       No loss was covered during 2003.

Financial flows maturing on the advances received from the Bank of Italy and on securities put up as guarantee ex Law 588/96 (a)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Interest accrued on advances	—	—
Coupons falling due on Bank of Italy securities lodged in guarantee	—	127
Total	—	127

(a)       The amounts refer to accruals for the respective years

SECTION 10 - GUARANTEES AND COMMITMENTS

Guarantees (caption 10)

Analysis of caption 10 “guarantees given” (Table 10.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Commercial guarantees	10,155	10,407
a) Financial guarantees	19,139	19,729
c) Assets lodged in guarantee	4	6
Total	29,298	30,142

Unsecured guarantees given by the Bank, together with assets lodged to guarantee third-party commitments, comprise the following:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Endorsements and sureties	20,650	20,077
Documentary credits	388	529
Acceptances	102	130
Other guarantees	8,154	9,400
Assets lodged in guarantee:	—	—
• securities	—	—
• other assets	4	6
Total	29,298	30,142

Commitments (caption 20)

Analysis of caption 20 “commitments” (Table 10.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Commitments to grant finance (certain to be called on)	3,889	2,707
b) Commitments to grant finance (not certain to be called on)	10,168	11,474
Total	14,057	14,181

Firm commitments undertaken by the Bank are detailed below:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Undrawn lines of credit granted	8,412	9,419
Deposits and loans to be made	2,346	490
Purchase of securities	355	727
Put options issued	426	392
Mortgage loans to be disbursed	1,230	1,553
Membership of Interbank Deposit Guarantee Fund	100	99
Commitments for derivatives on loans	530	789
Other commitments certain to be called on	658	702
Other commitments not certain to be called on	—	10
Total	14,057	14,181

Assets lodged to guarantee the Group’s liabilities

(Detail 10.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Portfolio securities lodged with third parties to guarantee repurchase agreements	3,573	6,157
Securities lodged with central banks to guarantee advances	50	51
Securities lodged with the Bank of Italy to guarantee bankers’ drafts	59	97
Securities guaranteeing other transactions	160	60
Total	3,842	6,365

Unused lines of credit

SANPAOLO IMI has unused lines of credit, excluding operating limits, as detailed below:

(Table 10.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Central banks	28	29
b) Other banks	317	160
Total	345	189

Forward transactions

Forward transactions, excluding transactions between the Bank’s head office and foreign branches as well as those carried out within organizational units and on behalf of third parties, are detailed below:

(Table 10.5 B.I.)	(€/mil)

Categories of operations	Hedging transactions	Dealing transactions	Other transactions	Total
1. Purchase/sale of
1.1 Securities
• purchases	—	355	—	355
• sales	—	167	—	167
1.2 Currency
• currency against currency	1,974	964	—	2,938
• purchases against euro	7,980	436	—	8,416
• sales against euro	1,962	341	—	2,303
2. Deposits and loans
• to be disbursed	—	—	2,346	2,346
• to be received	—	—	914	914
3. Derivative contracts
3.1 With exchange of capital
a) securities
• purchases	—	—	427	427
• sales	—	—	824	824
b) currency
• currency against currency	—	154	—	154
• purchases against euro	2,431	2,029	—	4,460
• sales against euro	116	2,035	—	2,151
c) other instruments
• purchases	—	—	—	—
• sales	—	—	—	—
3.2 Without exchange of capital
a) currency
• currency against currency	—	64	—	64
• purchases against euro	13	39	—	52
• sales against euro	—	23	13	36
b) other instruments
• purchases	48,238	41,404	147	89,789
• sales	26,381	44,373	3,376	74,130
Total (a)	89,095	92,384	8,047	189,526

(a)       Interest rate related basis swaps (shown in point 3.2 b) are included in both purchases and sales for a total of 16,811 million euro.

Derivative contracts include those entered into to hedge the dealing portfolio (mainly asset swap) for a nominal value of 3,434 million euro. The results of the valuation of derivative contracts are revealed in the statement of income and described in the note concerning profits and losses on financial transactions of Part C, Section 3 of these Explanatory Notes.

Derivative contracts entered into to hedge against assets and liabilities valued at cost show a net potential loss of 64 million euro. In compliance with the accounting policies, this amount has not been recorded in the financial statements since the purpose of the derivatives contracts in question is to hedge interest and/or exchange rate risks with regard to funding activities and/or lending activities: these contracts are in fact recorded on a consistent basis with those adopted for hedging transactions. It should be noted that if the assets and liabilities object of the above treatment should be valued in the same way, the consequent result would generally offset the loss revealed above.

“Other transactions” principally include derivative contracts included under structured financial instruments. The nominal value of derivative contracts included under financial instruments totals 3,804 million euro (a portion of which is included in dealing transactions), which is equivalent to a lesser nominal value of the incorporating instrument (equal to 3,530 million euro). The difference is attributable to the breakdown of derivatives implied in “reverse convertible” type bonds, on the basis of Bank of Italy instructions.

Internal deals

Internal deals amount to a total of 374 million euro at nominal value. The following table provides a breakdown of internal deals, reporting the same contract in both purchases and sales:

(€/mil)

	Hedging transactions	Dealing transactions
Derivatives with exchange of capital
a) securities
• purchases	—	—
• sales	—	—
b) currency
• currency against currency	—	—
• purchases against euro	362	12
• sales against euro	362	12
Derivatives without exchange of capital
b) other instruments
• purchases	—	—
• sales	—	—
Total	724	24

The valuation to market of internal deals carried out to cover assets/liabilities valued at cost is shown to be equal to the potential losses and gains.

Financial information relating to derivative contracts and forward currency purchase/sale transactions

This section offers supplementary information on operations in derivative contracts according to the standards established by the Basel Committee on Banking Supervision and the International Organization of Securities Commissions (IOSCO).

The table below shows the notional nominal capital, by type, of purchase/sale of currency and derivative contracts on interest rates, exchange rates and stockmarket index.

Notional amounts	(€/mil)

	Interest rate related	Exchange rate related	Stockmarket index related	Other	Total
OTC trading contracts
• Forward (a)	7,218	428	—	—	7,646
• Swap (b)	67,174	210	—	—	67,384
• Options purchased	2,959	2,073	534	—	5,566
• Options sold	2,964	2,062	471	—	5,497
Exchange traded contracts
• Future purchased	—	—	—	—	—
• Future sold	—	—	—	—	—
• Options purchased	—	—	—	—	—
• Options sold	—	—	—	—	—
Total trading contracts	80,315	4,773	1,005	—	86,093
Total non-trading contracts	67,928	14,471	7,517	—	89,916
Total contracts (c)	148,243	19,244	8,522	—	176,009
• including OTC contracts	148,243	19,244	8,522	—	176,009

(a)       The caption includes the F.R.A. contracts and forward currency purchase/sale transactions.

(b)       The caption mainly includes the I.R.S., C.I.R.S. contracts and basis swaps.

(c)        Including basis swaps for 8,405 million euro and excluding forward currency transactions with a duration of less than 2 working days, for 1,330 million euro.

The table below shows the residual duration of the above OTC transactions:

Residual maturity of notional amounts underlying OTC derivative contracts	(€/mil)

	Up to 12 months	Between 1 and 5 years	Beyond 5 years	Total
Interest rate related	75,590	49,418	23,235	148,243
Exchange rate related	15,887	3,063	294	19,244
Stockmarket index related	909	5,487	2,126	8,522
Other contracts	—	—	—	—

The table below reports the credit risk equivalent relating to unquoted OTC contracts, broken down into their various components: positive market value and add on.

Notional amounts, market values and similar add on	(€/mil)

	Interest rate related	Exchange rate related	Stockmarket index related	Other	Total
Notional amounts	148,243	19,244	8,522	—	176,009
A. Market value of trading contracts
A.1 positive market value	847	135	18	—	1,000
A.2 negative market value	-924	-135	-18	—	-1,077
B. Add on	291	34	42	—	367
C. Market value of non-trading contracts:
C.1 positive market value	912	271	192	—	1,375
C.2 negative market value	-985	-1,097	-192	—	-2,274
D. Add on	217	270	297	—	784
Credit risk equivalent (A.1+B+C.1+D)	2,267	710	549	—	3,526

Market values of hedging and negotiation transactions arranged with third parties have been calculated using the criteria established by the Bank of Italy to determine the solvency ratio. The market values identified in the table above derive from the application of the aforementioned criteria which provide for inclusion in the calculation of the market value of accrued income and expenses currently maturing as well as the result deriving from the current rate revaluation of the principal amount of cross-currency interest rate swaps to be exchanged at maturity.

Lastly, the table below shows the breakdown of credit risk equivalent on unquoted contracts by type of counterparty.

Credit quality of OTC derivative contracts, by counterparty	(€/mil)

	Positive market value	Add on	Credit risk equivalent (a) (current value)
Governments and central banks	9	12	22
Banks	1,938	904	2,841
Other operators	428	235	663
Total	2,375	1,151	3,526

(a)       The credit risk equivalent reported in this table includes transactions with an original life not exceeding 14 days. The existence of Master Netting Agreements allows a reduction in the equivalent credit risk of 2,094 million euro in respect of banks and 151 million euro in respect of other operators.

The derivative contracts analyzed above are not covered by real nor personal guarantees. There have been no losses on loans for derivatives during the year, and there are no outstanding derivative contracts waived, but not settled.

The inherent risks of derivative contracts entered into by the Bank, including those “hedging contracts” whose current value is not shown in the financial statements, are subject to monitoring within the context of the complete system of risk management and control set up by the Group.

A description of the organizational model and the results of monitoring the evolution of risks for 2003 is reported in the special section of the Report on Group Operations (“Risk management and control”).

Credit derivatives

In relation to the contracts through which the credit risk inherent in certain outstanding loans is transferred, the following table shows the notional capital referring to contracts signed by the Bank.

(Table 10.6 B.I.)	(€/mil)

Categories of operations	Dealing transactions	Other transactions	Total
1. Hedging purchases
1.1 With exchange of capital
• credit default swap	—	351	351
2. Hedging sales
2.1 With exchange of capital
• credit default swap	—	426	426
• credit linked note	—	40	40
2.2 Without exchange of capital
• credit linked note	6	58	64
Total	6	875	881

Table 10.6 comprises credit derivatives included under structured financial instruments amounting to 356 million euro, at nominal value.

Other information relating to guarantees

The classification of guarantees given by category of counterparty is provided in Part B, Section 11 of these notes, while forward transactions related to dealing on behalf of third parties are described in Part B, Section 12.

SECTION 11 - CONCENTRATION AND DISTRIBUTION OF ASSETS AND LIABILITIES

Significant exposures

Major lines of credit that exceed 10% of the Bank’s equity and defined by the Bank of Italy as “significant exposures”, are as follows:

(Table 11.1 B.I.)

	31/12/03	31/12/02
a) Amount (in million €)	6,495	8,636
b) Number	3	5

These positions comprise total assets at risk (loans, shares, bonds, etc.) outstanding in relation to customers and groups of related customers (including banks).

Distribution of loans to customers, by category of borrower

Loans to customers are distributed by main category of borrower as follows:

(Table 11.2 B.I.)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
a) Governments	370	1,505	1,505
b) Other public entities	216	1,584	1,584
c) Non-financial businesses	35,074	40,202	40,202
d) Financial institutions	12,933	15,562	14,914
e) Family businesses	2,477	3,166	3,166
f) Other operators	12,913	14,788	14,788
Total	63,983	76,807	76,159

Distribution of loans to resident non-financial companies and family businesses

The distribution of loans to non-financial and family businesses resident in Italy is detailed below, by sector to which the borrower belongs:

(Table 11.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Other services for sale	6,264	5,821
b) Commerce, renovation and repairs	4,384	5,634
c) Energy products	2,821	3,807
d) Construction and public works	2,730	3,355
e) Transport	2,351	2,314
f) Other sectors	14,465	16,815
Total	33,015	37,746

Distribution of credit derivatives by category of borrower

Credit derivatives are distributed as follows:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Banks	705	879
Financial institutions	140	205
Other operators	36	80
Total	881	1,164

Distribution of guarantees issued, by category of counterparty

Guarantees given by the Bank are classified by category of counterparty as follows:

(Table 11.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Governments	—	—
b) Other public entities	177	52
c) Banks	10,520	11,511
d) Non-financial businesses	14,229	12,249
e) Financial institutions	4,073	5,761
f) Family businesses	82	107
g) Other operators	217	462
Total	29,298	30,142

Geographical distribution of assets and liabilities

The geographical distribution of the Bank’s assets and liabilities is detailed below, by reference to the countries of residence of the counterparties concerned:

(Table 11.5 B.I.)	(€/mil)

	31/12/03				31/12/02
		Other EU	Other			Other EU	Other
	Italy	countries	countries	Total	Italy	countries	countries	Total
1. Assets
1.1 due from banks	18,343	8,045	997	27,385	13,256	6,452	1,243	20,951
1.2 loans to customers	56,729	3,795	3,459	63,983	68,139	3,978	4,042	76,159
1.3 securities	9,002	437	1,801	11,240	11,210	959	2,528	14,697
Total	84,074	12,277	6,257	102,608	92,605	11,389	7,813	111,807
2. Liabilities
2.1 due to banks	16,767	14,240	6,793	37,800	9,016	13,289	8,715	31,020
2.2 due to customers	34,139	1,667	4,693	40,499	48,074	1,840	5,828	55,742
2.3 securities issued	16,137	2,576	419	19,132	18,509	188	678	19,375
2.4 other accounts	4,483	436	1,000	5,919	4,300	881	1,000	6,181
Total	71,526	18,919	12,905	103,350	79,899	16,198	16,221	112,318
3. Guarantees and commitments	20,561	12,932	9,862	43,355	19,936	13,195	11,192	44,323

Maturities of assets and liabilities

The residual maturities of assets and liabilities are detailed in the following table:

(Table 11.6 B.I.)	(€/mil)

	Specified duration
			Between 3 and 12 months	Between 1 and 5 years		Beyond 5 years
	On demand	Up to 3 months		Fixed rate	Indexed rate	Fixed rate	Indexed rate	Unspecified duration	Total
1. Assets
1.1 Treasury bonds eligible for refinancing	—	71	126	386	876	327	405
1.2 due from banks	8,999	7,882	1,939	623	4,198	802	2,753	189	27,385
1.3 loans to customers	9,867	18,466	5,670	5,074	12,389	3,588	8,005	924	63,983
1.4 bonds and other debt securities	113	334	2,461	1,126	2,889	1,052	1,073	—	9,048
1.5 off-balance sheet transactions	1,585	53,869	61,100	23,681	3,874	9,864	798	—	154,771
Total assets	20,564	80,622	71,296	30,890	24,226	15,633	13,034	1,113	257,378
2. Liabilities
2.1 due to banks	4,470	17,007	6,300	1,680	6,403	142	1,798	—	37,800
2.2 due to customers	30,719	9,139	514	109	—	2	16	—	40,499
2.3 securities issued:
• bonds	119	154	1,421	5,602	4,070	1,723	2,010	—	15,099
• certificates of deposit	30	3,133	477	67	10	—	—	—	3,717
• other	316	—	—	—	—	—	—	—	316
2.4 subordinated liabilities	—	—	361	1,100	75	950	3,401	—	5,887
2.5 off-balance sheet transactions	2,429	55,160	60,741	20,449	3,337	11,979	676	—	154,771
Total liabilities	38,083	84,593	69,814	29,007	13,895	14,796	7,901	—	258,089

Assets and liabilities denominated in foreign currencies

The Bank’s assets and liabilities denominated in foreign currencies are detailed below:

(Table 11.7 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Assets
1. due from banks	2,972	3,464
2. loans to customers	5,047	7,228
3. securities	1,749	2,491
4. equity investments	184	222
5. other accounts	157	170
Total assets	10,109	13,575
b) Liabilities
1. due to banks	8,721	10,861
2. due to customers	6,475	8,062
3. securities issued	2,265	775
4. other accounts	75	520
Total liabilities	17,536	20,218

The “liquidity”, “rates” and “exchange” risks inherent in the distribution by expiry, type of rate and currency of the Bank’s assets, liabilities and forward transactions (of which the two tables above supply a simplified representation with reference to the precise situation at the end of the year), are subject to monitoring within the context of the complete system of risk management and control set up by the Group.

A description of the organizational model and the results of monitoring the evolution of risks for 2003 is reported in the special section of the Report on Group Operations (“Risk management and control”).

The principal spot exchange rates of the Euro, as of 31 December 2003, used to translate the Bank’s foreign currency assets and liabilities are indicated below:

	31/12/03	31/12/02
US dollar	1.263	1.049
Swiss franc	1.558	1.452
Pound sterling	0.705	0.651
Japanese yen	135.050	124.390

Portfolio securities representing third party securitization transactions

(Bank of Italy Letters 10155 of 3/8/2001, 3147 of 3/3/2003 and 93659 of 3/2/2004)

(€/mil)

Type of underlying activities	Credit quality	Senior securities	Mezzanine securities	Junior securities (a)	Total
		book value
Investment securities portfolio
Leasing	Performing	19	—	—	19
Receivable for commercial film rights	Performing	1	—	—	1
Securities	Performing	—	—	—	—
Total investment portfolio		20	—	—	20

Dealing securities portfolio
Building mortgage loans	Performing	1	—	—	1
Consumer loans	Performing	14	—	—	14
Health care receivable	Performing	2	—	—	2
Public real estate	Performing	12	—	—	12
Social security contributions	Performing	50	—	—	50
Total dealing portfolio		79	—	—	79
Total		99	—	—	99

(a)       Total securitizations under junior type securities amount to 20 million euro.

In compliance with Bank of Italy regulations, it is noted that as of 31 December 2003, as summarized in the table, the Bank held the following securities representing securitizations booked to portfolio, or rather deriving from packaging transactions (ABS – Asset Backed Securities, MBS – Mortgage Backed Securities and CDO – Collateralized Debt Obligations).

Investment portfolio:

•                  Securities representing the securitization of financing and leasing contracts to the aeronautical sector (ABS) for a total value of 19 million euro. These senior securities, written down by 6 million euro, have been adjusted by 3 million euro during 2003 in respect of an issue by United Airlines;

•                  Securities which represent securitizations carried out on commercial exploitation of film rights in the Cecchi Gori Group. These senior securities have been written down by 8 million euro and carried in the balance sheet at a value of 1 million euro, which reflects their market value;

•                  Securities which represent securitizations carried out on performing emerging markets and high yield bonds and loans portfolios (CDO). These junior type securities show a book value of less than 1 million euro as a result of a writedown of 4 million euro mainly from previous years. It should be noted that the underlying securitizations amounted to 20 million; however it is believed, in considering the above writedowns, that such indication is not significant.

Dealing portfolio:

•                  Securities which represent securitizations on mortgage loans (MBS). These are senior securities carried in the balance sheet at a value of 1 million euro, which reflects market values;

•                  Securitizations carried out on consumer credit granted by Findomestic S.p.A.. These are senior securities carried in the balance sheet at a value of 14 million euro, which reflects market values;

•                  Securities which represent securitizations on health care receivable (ABS). These are senior securities carried in the balance sheet at a value of 2 million euro, which reflects market values. A junior security relating to the same securitization was entirely written off in prior years; thus the underlying securitization activity is not significant;

•                  Securitizations carried out by the State on receivables deriving from the sale of public real estate assets. These are senior securities carried in the balance sheet at a value of 12 million euro, which reflects market values;

•                  Securitizations carried out by the State on Social Security receivables. These are senior securities carried in the balance sheet at a value of 50 million euro, which reflects market values.

It should be highlighted that the Bank has not carried out securitization transactions as per Law 133/99, does not hold interests in vehicle companies and does not carry out servicer or arranger activities on such transactions.

SECTION 12 - ADMINISTRATION AND DEALING ON BEHALF OF THIRD PARTIES

Custody and administration of securities

The nominal value of securities held in custody and for administration, including those received as guarantees, is detailed below:

(Table 12.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Third-party securities held on deposit (excluding portfolio management)
1. securities issued by the Bank that prepares the financial statements	11,747	13,449
2. other securities	150,810	141,856
b) Third-party securities deposited with third parties	123,893	108,591
c) Portfolio securities deposited with third-parties	13,886	13,974

Third party securities deposited as of 31 December 2003 include mutual funds held by customers for a nominal value of 36,466 million euro, and securities on deposit with the Bank acting as a depositary bank, broken down as follows:

•                  97 million euro of securities issued by the Bank;

•                  32,389 million euro of other securities.

Collection of loans on behalf of third parties: debit and credit adjustments

The Bank has received instructions to collect third-party loans as part of its portfolio transactions. The nominal value of such loans is 9,017 million euro.

The notes portfolio has been reclassified on the basis of the related settlement date, by recording the following adjustments:

(Table 12.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Debit adjustments
1. current accounts	601	638
2. central portfolio	121	99
3. cash	—	—
4. other accounts	—	—
b) Credit adjustments
1. current accounts	121	71
2. transferors of notes and documents	601	652
3. other accounts	—	14

Other transactions

(detail 12.5)

Research and Development

Applied Research Reserve

SANPAOLO IMI manages transactions arising from applications received by 31 December 1999 out of the Applied Research Reserve. As of 31 December 2003, there are resolutions to be stipulated for 115 million euro, disbursements to be made for 587 million euro and loans for 697 million euro.

Reserve for Research Grants

SANPAOLO IMI continues to operate, in its capacity as authorized bank, for the evaluation and control of industrial research projects and researcher training schemes using the Reserve for Research Grants managed by the Ministry of Education, Universities and Research (MIUR). During 2003, 113 applications were received for research investment for 386 million euro and MIUR deliberated on financing of 339 million euro.

Since the end of 2002 the Ministry has momentarily suspended acceptance of applications for projects outside of depressed areas in Southern Italy, owing to lack of funds.

Reserve for Technological Innovation

Since November 2001, SANPAOLO IMI has co-operated with the Ministry for Productive Activities (MAP) for the management of development projects utilizing the Reserve for Technological Innovation. During 2003, acceptance of applications was suspended owing to lack of funds; MAP deliberated on financing of 270 million euro.

During the year activities connected to the three reserves generated a total 9 million euro commission from the Public Administration.

Guarantee Fund for small and medium-sized enterprises in Southern Italy Law 341/95

With the Convention stipulated between the Italian Treasury and the Bank on 21 December 1995, as approved and activated by Decree of the Director-General of the Treasury dated 5 January 1996, SANPAOLO IMI, in its capacity as Managing Body, has been granted the concession to this Fund established under Law 341/1995.

The purpose of Law 341/1995 is to promote rationalization of the financial situation of small and medium-sized enterprises in Southern Italy, as defined by EU parameters. This involves measures of various types, from interest-relief grants on loans designed to convert short-term bank borrowing into medium and long-term loans, to the granting of supplementary guarantees on investment loans, for the purchase of equity investments and for the debt consolidation described above.

Since the beginning of 2000 acceptance of new applications was closed. As of 31 December 2003, there are 1,564 applications for 626 million euro, broken down as follows:

•         611 million euro relating to the consolidation of short-term debt (of which 610 million euro already being paid and 1 million euro waiting for the final documentation);

•         13 million euro for investment loans; an application for 1 million euro not yet completed;

•         1 million euro for the purchase of investments.

The management activities for this Ministry generated 0.3 million euro commission.

Third-party portion of syndicated loans

The portion of syndicated loans arranged by the Bank for third parties without a representation mandate totaled 564 million euro at year end (671 million euro as of 31 December 2002).

Portfolio management services rendered by third parties

The value of asset management services rendered to customers by Group companies amounts to 2,693 million euro.

Part C - Information on the statement of income

SECTION 1 - INTEREST

Interest income and similar revenues (caption 10)

Analysis of caption 10 “interest income and similar revenues” (Table 1.1 B.I.)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
a) On amounts due from banks	581	667	666
of which:
• deposits with central banks	25	40	40
b) On loans to customers	3,183	4,004	4,004
of which:
• loans using public funds	—	—	—
c) On debt securities	373	644	644
d) Other interest income	22	49	49
e) Net differential on hedging transactions	—	—	—
Total	4,159	5,364	5,363

Detail of caption 10 “interest income and similar revenues” (Table 1.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) On assets denominated in foreign currency	71	143

Default interest accrued during the year amounting to 85 million euro has been prudently eliminated from the statement of income, since collection is considered unlikely.

Interest income includes 156 million euro relating to repurchase agreements with an obligation to resell.

Interest expense and similar charges (caption 20)

Analysis of caption 20 “Interest expenses and similar charges” (Table 1.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) On amounts due to banks	834	1,071
b) On amounts due to customers	543	901
c) On securities issued	590	911
of which:
• certificates of deposit	47	88
d) On public funds administered	—	—
e) On subordinated liabilities	284	295
f) Net differential on hedging transactions	59	82
Total	2,310	3,260

Detail of caption 20 “interest expenses and similar charges” (Table 1.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) On liabilities denominated in foreign currency	143	211

Interest expense includes the annual charge of 5 million euro relating to issue discounts on bonds and certificates of deposit. The caption also includes charges of 223 million euro relating to repurchase agreements with an obligation to resell.

Other information relating to interest

Information concerning the interest arising on transactions with Group companies is reported in Part C, Section 7 of these notes.

SECTION 2 - COMMISSION

Commission income (caption 40)

Analysis of caption 40 “commission income” (Table 2.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Guarantees given	62	54
b) Credit derivatives	8	10
c) b) Management, dealing and advisory services:	786	793
1. dealing in securities	4	6
2. dealing in currency	17	21
3. portfolio management	—	—
3.1. individual	—	—
3.2. collective	—	—
4. custody and administration of securities	17	20
5. depositary bank	52	52
6. placement of securities (a)	436	469
7. acceptance of instructions	37	34
8. advisory services	—	—
9. third party service distribution:	223	191
9.1. portfolio management:	88	110
9.1.1. individual	88	110
9.1.2. collective	—	—
9.2. insurance products	130	76
9.3. other products	5	5
d) Collection and payment services	205	228
e) Servicing for securitization transactions	—	—
f) Tax collection services	—	32
g) Other services	508	513
Total	1,569	1,630

(a)       The commission earned on the placement of securities also includes the commission earned on the placement of mutual fund units for 418 million euro (437 million euro as of 31/12/02).

Subcaption “g) Other services” comprises, in particular:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Loans granted	167	161
Deposits and current account overdrafts	206	214
Current accounts	95	87
Other services - Italian branches	38	49
Other services - Foreign branches	2	2
Total	508	513

Detail of caption 40 “commission income” (Table 2.2 B.I.) - products and services distribution channels

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) with own branches:	658	657
1. portfolio management	—	—
2. placement of securities	436	467
3. third party service distribution	222	190
b) outside supply:	1	3
1. portfolio management	—	—
2. placement of securities	—	2
3. third party service distribution	1	1
Total	659	660

Commission expense (caption 50)

Analysis of caption 50 “commission expense” (Table 2.3 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Guarantees received	11	14
b) Credit derivatives	1	1
c) Management and dealing services:	12	17
1. dealing in securities	—	3
2. dealing in currency	1	1
3. portfolio management:
3.1. own portfolio	—	—
3.2. third party portfolio	—	—
4. custody and administration of securities	10	9
5. placement of securities	—	1
6. door-to-door sales of securities, financial products and services	1	3
d) Collection and payment services	58	63
e) Other services	20	23
Total	102	118

Subcaption “e) Other services” comprises, in particular:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Intermediation on financing transactions	—	1
Loans obtained	1	2
Loan-arrangement activities	1	3
Other services - Italian branches	17	16
Other services - Foreign branches	1	1
Total	20	23

Other information relating to commission

Details of commission arising from transactions with Group companies are included in Part C, Section 7 of these notes.

SECTION 3 - PROFITS AND LOSSES FROM FINANCIAL TRANSACTIONS

Profits and losses from financial transactions (caption 60)

Analysis of caption 60 “profits (losses) from financial transactions” (Table 3.1 B.I.)	(€/mil)

Captions / Transactions		Security transactions		Currency transactions		Other transactions		Total
A1.	Revaluations	39	(a)	—		27		66
A2.	Writedowns	-37	(b)	—		-13		-50
B.	Other profits / losses	4	(c)	40	(d)	29	(e)	73
Total		6		40		43		89
	1. Government securities	13
	2. Other debt securities	-14
	3. Equities	10
	4. Security derivatives	-3

(a)       Revaluations refer to the evaluation of the investment securities portfolio for 30 million euro and to the repurchase of own shares for 9 million euro.

(b)       Writedowns refer to 34 million euro for losses on investment securities and 3 million euro for negative valuation of derivative contracts.

(c)        Profits refer to 3 million euro from dealing in securities and to 1 million euro from the disposal of own shares previously re-purchased.

(d)       Includes exchange gains of 30 million euro and income on transactions in foreign currency derivative contracts of 10 million euro.

(e)        Profits from other transactions refer to gains from dealings in derivative contracts.

SECTION 4 - ADMINISTRATIVE COSTS

Personnel costs (caption 80.a)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Wages and salaries	1,188	1,339	1,312
Social security charges	392	417	416
Termination indemnities
• provisions to the reserve for termination indemnities	54	65	65
• indemnities accrued and paid during the year	2	2	2
• provisions for supplementary pension fund	29	28	28
Total	1,665	1,851	1,823

Average number of employees by category (Table 4.1 B.I.)

	31/12/03	31/12/02
a) Executives	452	444
b) Third and fourth level managers	3,611	4,046
c) Other employees	21,518	24,032
Total	25,581	28,522

Other administrative costs (caption 80.b)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
IT costs	275	260	239
Software maintenance and upgrades	85	72	70
External data processing	75	70	53
Maintenance of fixed assets	48	49	48
Data transmission charges	37	38	38
Database access charges	21	22	21
Equipment leasing charges	9	9	9
Property expenses	185	192	190
Rented property:	117	113	112
• rental of premises	106	105	104
• maintenance of leasehold premises	11	8	8
Property owned by the Bank:	21	25	24
• maintenance of property owned by the Bank	21	25	24
Security services	27	32	32
Cleaning of premises	20	22	22
General expenses	172	197	168
Personnel on secondment	62	67	42
Postage and telegraph charges	32	37	37
Office supplies	17	19	19
Transport and counting of valuables	13	21	21
Courier and transport services	13	8	8
Other expenses	35	45	41
Professional and insurance fees	119	144	133
Professional fees	76	94	83
Legal and judiciary expenses	20	25	25
Investigation/commercial information costs	13	13	13
Insurance premiums banks and customers	10	12	12
Utilities	50	56	54
Energy	31	35	34
Telephone	19	21	20
Promotion, advertising and marketing expenses	52	44	44
Advertising and entertainment	47	38	38
Contributions and membership fees to trade unions and business associations	5	6	6
Indirect personnel costs	65	57	57
Other expenses for personnel training, travel and assignments	65	57	57
Total	918	950	885
Indirect duties and taxes
• stamp duties	98	120	120
• substitute tax (Pres. Decree 601/73)	17	15	15
• local property taxes	10	9	9
• tax on stock exchange contracts	5	5	5
• other indirect duties and taxes	10	9	9
Total	140	158	158
Total other administrative costs	1,058	1,108	1,043

SECTION 5 - ADJUSTMENTS, WRITEBACKS AND PROVISIONS

Adjustments to intangible and tangible fixed assets (caption 90)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Adjustments to intangible fixed assets
• amortization of merger differences and goodwill	115	185	185
• amortization of software in use	132	100	87
• amortization of software not yet in use	17	42	42
• amortization of other deferred charges	12	16	12
Adjustments to tangible fixed assets
• depreciation of property	62	61	59
• depreciation of furniture and installation	115	152	149
Total	453	556	534

Individual assets have been written down with reference to their remaining useful lives using, in most cases, the maximum fiscally-allowed rates, including the provisions of accelerated depreciation.

Provisions for risks and charges (caption 100)

Provisions for risks and charges during the year of 117 million euro, include the following:

•                  57 million euro to strengthen the fund against losses on legal disputes;

•                  38 million euro to cover potential charges among which guarantees given in respect of company transactions and those relating to risks connected to dealing activities in securities with customers;

•                  22 million euro to increase the reserve for other personnel costs, of which 16 million euro for charges relating to supplementary pension funds and 6 million euro to cover long-service bonuses to employees.

Adjustments to loans and provisions for guarantees and commitments (caption 120)

Analysis of caption 120 “adjustments to loans and provisions for guarantees and commitments” (Table 5.1 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Adjustments to loans	588	358
of which:
• general adjustments for country risk	—	6
• other general adjustments	17	43
b) Provisions for guarantees and commitments	3	67
of which:
• general provisions for country risk	—	—
• other general provisions	3	62
Total	591	425

Adjustments to loans include losses on transactions and disposals for 5 million euro.

In addition to the above adjustments, default interest of 85 million euro due during the year has been reversed from interest income.

Writebacks of adjustments to loans and provisions for guarantees and commitments (caption 130)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Revaluation of loans previously written down	71	42
Revaluation of loans previously written off	—	—
Revaluation of guarantees	6	7
Collection of default interest previously written down	23	33
Collection of loans previously written off	16	22
Collection of loan principal previously written down	74	69
Total	190	173

Adjustments to financial fixed assets (caption 150)

Adjustments to investment securities

The writedowns recorded were mainly calculated on the negative trend in the conditions of solvency of borrowers in relation to securities or collaterals. When determining the adjustments, the valuation of securities disposed of at the beginning of 2004 considered realizable prices, while for issues remaining in portfolio, the valuation also considered the prices supplied by the arrangers.

Adjustments totaling 6 million euro mainly refer to the loss in value considered permanent, of which 3 million euro refer to securities deriving from securitization operations on loans relating to businesses operating in the air transport sector (see Section 11.8).

Adjustments to equity investments

Adjustments to equity investments relate to the writedown of holdings in the following companies:

	31/12/03	31/12/02
	(€/mil)	(€/mil)
IMI Investimenti S.p.A.	66	—
Banca Popolare dell’Adriatico S.p.A.	60	—
Banca Comerciala Sanpaolo Imi Bank Romania S.A. (former West Bank S.A.)	5	10
Sanpaolo Imi Internazionale S.p.A.	4	—
GEST Line S.p.A.	3	9
Centradia Group Ltd	1	6
Sanpaolo Imi International S.A.	—	134
Santander Central Hispano S.A.	—	115
Ge.Ri.Co. S.p.A.	—	8
Total	139	282

In particular:

•                  IMI Investimenti S.p.A. was written down by 66 million euro, corresponding to the difference between the book value and the net equity of the company as of 31 December 2003. This writedown was made solely to take advantage of tax benefits;

•                  Banca Popolare dell’Adriatico S.p.A. was written down by 60 million euro, in order to align the average book value following the incorporation of Cardine Finanziaria, to the estimated value after the acquisition of the remaining portion of the investment by third parties by Public Offer (calculated by the financial advisor taking into account a majority premium equal to 20%);

•                  Banca Comerciala Sanpaolo Imi Bank Romania S.A. (former West Bank S.A.) was written down by 9.4 million euro. In relation to this investment, which was transferred to Sanpaolo Imi Internazionale in February 2004, the book value was adjusted to reflect the evaluation made by the appointed expert as a result of the merger and approved by the Board of Directors of Sanpaolo Imi Internazionale on 18 December 2003, in compliance with Art. 2343 of the Italian Civil Code, subsections 3 and 4. The effect on the statement of income, is 5.2 million euro, taking into account that, against the writedown of the investment, adjustments of 4.2 million euro were released at the end of 2002 on commitments from the purchase of further shares in the investment, completed in 2003;

•                  Sanpaolo Imi Internazionale S.p.A. was written down by 3.5 million euro, in line with the losses recorded by the shareholding, mainly referring to the adjustment to book value of the investment in Kredyt Bank S.A.;

•                  GEST Line S.p.A. was written down by 2.8 million euro, to align the book value to the net equity of the company;

•                  Centradia Group Ltd was written down by 0.7 million euro, equal to the negative result of the company as of 31 December 2003.

Writebacks to investment securities

During the year a writeback of 1 million euro was made in relation to a structured security, the recovery of which is considered to be of a long-term nature.

Writebacks to equity investments

The writeback of 83 million euro refers to the investment in Santander Central Hispano S.A., and derives from the application of the same valuation criteria as of 31 December 2003 (average of market prices for the second half of 2002), as that used in 2002, when voluntary writedowns were recorded for a total of 115 million euro.

SECTION 6 - OTHER STATEMENT OF INCOME CAPTIONS

Dividends and other revenues (caption 30)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
On shares	—	5	5
On equity investments
• Sanpaolo Imi International S.A.	140	—	—
• Banca Fideuram S.p.A.	101	101	101
• Sanpaolo Imi Wealth Management S.p.A.	97	140	140
• Cassa di Risparmio di Padova e Rovigo S.p.A.	93	75	—
• Cassa di Risparmio in Bologna S.p.A.	47	22	—
• Cassa di Risparmio di Venezia S.p.A.	41	42	—
• Banca OPI S.p.A.	40	25	25
• GEST Line S.p.A.	34	—	—
• Sanpaolo Banco di Napoli S.p.A.	28	—	—
• Banca di Intermediazione Mobiliare Imi S.p.A.	27	—	—
• Friulcassa S.p.A.	22	—	—
• Sanpaolo Bank S.A.	21	—	—
• Sanpaolo Imi Bank Ireland Plc	20	—	—
• Sanpaolo Leasint S.p.A.	16	12	12
• Finemiro Banca S.p.A.	16	6	6
• Santander Central Hispano S.A.	15	15	15
• Cassa di Risparmio di Firenze S.p.A.	11	11	11
• CDC Ixis	8	10	10
• Banca Koper D.D.	6	2	2
• Esatri S.p.A.	5	4	4
• Prospettive 2001 S.p.A.	4	—	—
• Sanpaolo Imi Bank (International) S.A.	3	3	3
• Cassa dei Risparmi di Forlì S.p.A.	3	3	3
• Banca Popolare dell’Adriatico S.p.A.	2	7	—
• Banque Sanpaolo S.A.	—	33	33
• Cardine Finanziaria S.p.A.	—	—	39
• Invesp S.p.A.	—	20	20
• Cardine Banca S.p.A.	—	31	31
• Cassa di Risparmio di Udine e Pordenone S.p.A.	—	7	—
• Cassa di Risparmio di Gorizia S.p.A.	—	1	—
• other dividends received	16	24	24
Tax credits	16	39	225
Total	832	638	709

From 2001 the Bank books dividends from subsidiaries on an accruals basis. When applying this accounting principle, in accordance with CONSOB instructions, dividends from subsidiaries must be approved by the Boards of Directors and shareholders’ meetings of the companies concerned, before the meetings of the Board of Directors and shareholders of the Parent Bank.

The following table shows the dates on which the subsidiaries’ boards approved the distribution of 2003 dividends to the Bank.

Dividends distributed by subsidiaries	31/12/03	Date CdA	Meeting dates (a)
	(€/mil)
Sanpaolo IMI International S.A.	140	3-feb-04	23-mar-04
Banca Fideuram S.p.A.	101	12-mar-04	22-apr-04
Sanpaolo IMI Wealth Management S.p.A.	97	10-mar-04	8-apr-04
Cassa di Risparmio di Padova e Rovigo S.p.A.	93	11-mar-04	8-apr-04
Cassa di Risparmio in Bologna S.p.A.	47	5-mar-04	9-apr-04
Cassa di Risparmio di Venezia S.p.A.	41	26-feb-04	8-apr-04
Banca OPI S.p.A.	40	11-mar-04	7-apr-04
GEST Line S.p.A.	34	8-mar-04	22-apr-04
Sanpaolo Banco di Napoli S.p.A.	28	24-mar-04	28-apr-04
Banca di Intermediazione Mobiliare Imi S.p.A.	27	10-mar-04	8-apr-04
Friulcassa S.p.A.	22	12-mar-04	7-apr-04
Sanpaolo Bank S.A.	21	3-mar-04	30-mar-04
Sanpaolo IMI Bank Ireland Plc	20	8-mar-04	7-apr-04
Finemiro Banca S.p.A.	16	10-mar-04	7-apr-04
Sanpaolo Leasint S.p.A.	16	10-mar-04	5-apr-04
Prospettive 2001 S.p.A.	4	11-mar-04	6-apr-04
Sanpaolo IMI Bank (International) S.A.	3	2-mar-04	6-apr-04
Banca Popolare dell’Adriatico S.p.A.	2	10-mar-04	7-apr-04

(a) Le date indicate si riferiscono alla prima convocazione assembleare.

Other operating income (caption 70)

Analysis of caption 70 “other operating income” (Detail 6.1 B.I.)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Expenses recovered from customers
• stamp duties	87	113	113
• other taxes	26	19	19
• legal costs	8	7	7
• other recoveries	11	26	26
Reimbursement of services rendered to third parties	2	13	71
Property rental income	12	14	13
Income from services rendered to Group businesses (*)	226	117	—
Other income	13	10	8
Total	385	319	257

(*)       The income refers mainly to the supply of outsourcing services in favor of Sanpaolo Banco di Napoli S.p.A. and the banks referring to the North East Territorial Direction.

Other operating expenses (caption 110)

Analysis of caption 110 “other operating expenses” (Detail 6.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Finance leasing charges	7	5
Other expenses	3	—
Total	10	5

Extraordinary income (caption 180)

Analysis of caption 180 “extraordinary income” (Detail 6.3 B.I.)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
Out-of-period income
• use of reserves in excess	71	100	100
• disposal of derivative contracts connected with shareholdings (a)	—	96	96
• other	28	124	124
Dividends received from subsidiaries (including tax credit):
• INVESP S.p.A.	65	—	—
• Banca Popolare dell’Adriatico S.p.A.	47	—	—
• GEST Line S.p.A.	1	—	—
• Banque Sanpaolo S.A.	—	13	13
• Banca Sanpaolo Invest S.p.A.	—	11	11
• Cassa di Risparmio di Padova e Rovigo S.p.A.	—	91	—
• Cassa di Risparmio di Venezia S.p.A.	—	22	—
Gains on transfer/disposal of company branches	63	14	14
Gains on disposal of:
• financial fixed assets - equity investments (b)	339	107	107
• financial fiexd assets - investment securities (b)	18	5	5
• tangible fixed assets	3	26	26
• own shares in portfolio	1	—	—
Total	636	609	496

(a)       The figures for the year 2002 refer to the disposal to Banca Imi of derivative contracts connected to the shareholding in Banca Agricola Mantovana; at the same time the investment was also disposed of, with losses booked for the same amount.

(b)       Detail of the utilization of gains from the sale of equity investments is provided in Part B, Section 3 of these Notes.

(c)        This caption includes 1 million euro referring to income from the closure of derivative contracts to cover investment securities.

Extraordinary expense (caption 190)

Analysis of caption 190 “extraordinary expense” (Detail 6.4 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Provisions for voluntary incentive retirement schemes	376	15
Other out-of-period expenses	12	42
Losses on disposal of:
• financial fixed assets - equity investments	7	96
• financial fixed assets - investment securities (a)	8	7
Total	403	160

(a)       This caption includes 3 million euro referring to charges in relation to the closure of derivative contracts to cover investment securities.

Income taxes for the period (caption 220)

Analysis of caption 220 “Income taxes for the period” (Table 6.5 B.I.)	(€/mil)

1. Current taxes	342
2. Change in deferred tax assets	189
3. Change in deferred tax liabilities	-266
4. Income taxes for the period	265

Current income taxes include the tax charges for the year (approximately 7 million euro), substitute tax relating to the disposal of the portion of merger deficit arising from the merger of Banco di Napoli, which was not recognized for tax purposes (approximately 362 million euro).

This tax, totaling around 69 million euro, is booked to the statement of income over a period consistent with the amortization of the Banco di Napoli merger deficit (10 years), in compliance with the Bank of Italy decisions expressed in Letter no. 9426 of 27 July 2000.

	31/12/03	31/12/02
	(€/mil)	(€/mil)
Current income taxes and charges from probable fiscal disputes	324	884
Substitute tax on merger deficit (quota for the year)	7	7
Local taxes applicable to foreign branches	11	11
Total current income taxes and charges from probable fiscal disputes	342	902
Deferred tax assets that reversed during the year and other reductions	442	869
Deferred tax assets that arose during the year and other increases	-253	-429
Deferred taxes on dividends matured during the year	—	185
Decrease in deferred taxes on dividends matured during the previous year	-266	-1,007
Use of the deferred tax reserve on the Reserve for general banking risks	—	-110
Total income taxes for the period (a)	265	410

Reconciliation of theoretical tax rate with actual tax rate	Taxes	%
Income taxes at standard rate	422	38.7
Increases in taxes
Higher tax base and rate for the regional tax on business activities (a)	33	3.0
Non-deductible costs (losses on investments, ICI, personnel costs, etc.)	23	2.1
Re-definition of tax assets (tax reform, changes to rates of taxation, etc.)	22	2.0
Substitute tax on Banco di Napoli merger deficit	7	0.6
Adjustment to accrual for tax litigation	6	0.6
Other changes	1	0.1
Decreases in taxes
Dividends taxed at a lower rate (by Italian subsidiaries matured in 2003 and foreign dividends)	-245	-22.5
Income subject to special rate (12.5%)	-4	-0.4
Total changes in taxes	-157	-14.4
Income taxes shown in statement of income	265	24.3

(a)       The effective IRAP (Regional Income Tax) is equal to 4.7% and takes into account the increases in the ordinary rate of 4.25% applied by some regions.

SECTION 7 - OTHER INFORMATION ON THE STATEMENT OF INCOME

Other information provided below regarding the statement of income covers the geographical distribution of the Bank’s revenues and transactions with companies of the SANPAOLO IMI Group and with other non-Group companies.

Geographical distribution of revenues

The geographical distribution of the Bank’s revenues, based on the location of branches, is as follows:

(Detail 7.1 B.I.)	(€/mil)

	31/12/03				31/12/02 pro forma				31/12/02
	Italy	Other EU countries	Other countries	Total	Italy	Other EU countries	Other countries	Total	Italy	Other EU countries	Other countries	Total
Interest income and similar revenues	3,951	119	89	4,159	4,681	404	280	5,365	4,679	404	280	5,363
Dividends and other revenues	832	—	—	832	638	—	—	638	709	—	—	709
Commission income	1,530	22	17	1,569	1,590	23	17	1,630	1,590	23	17	1,630
Profits (losses) on financial transactions	91	-2	—	89	43	1	—	44	43	1	—	44
Other operating income	382	3	—	385	317	2	—	319	255	2	—	257
Total revenues	6,786	142	106	7,034	7,269	430	297	7,996	7,276	430	297	8,003

Income and charges arising from transactions with Group companies and non-Group companies

Income and expenses arising from transactions with companies of the SANPAOLO IMI Group, as defined in article 4 of Decree 87/92, are detailed below, together with those relating to non-Group companies:

(€/mil)

	31/12/03			31/12/02 pro forma			31/12/02
	Group companies	Non-Group companies	Total	Group companies	Non-Group companies	Total	Group companies	Non-Group companies	Total
Income
• interest income and similar revenues	614	54	668	648	66	714	648	66	714
• dividends and other revenues	754	78	832	770	16	786	534	15	549
• commission income	628	—	628	624	1	625	624	1	625
• other operating income	230	2	232	126	3	129	65	2	67
• extraordinary income (dividends)	113	—	113	138	—	138	25	—	25
Total	2,339	134	2,473	2,306	86	2,392	1,896	84	1,980
Expenses
• interest expense and similar charges	685	29	714	711	44	755	711	44	755
• commission expense	3	—	3	7	—	7	6	—	6
• other operating expense	79	—	79	52	—	52	52	—	52
Total	767	29	796	770	44	814	769	44	813

Assets and liabilities outstanding at 2003 year end in relation to Group companies and non-Group companies are indicated in Part B, Section 3 of these notes.

Part D - Other information

SECTION 1 - DIRECTORS AND STATUTORY AUDITORS

Remuneration

The annual remuneration of the Directors and the Statutory Auditors of the Bank is reported below:

(Table 1.1 B.I.)

	31/12/03	31/12/02 pro forma	31/12/02
	(€/mil)	(€/mil)	(€/mil)
a) Directors (a)	11	9	8
b) Statutory auditors (a)	—	1	1

(a) Including remuneration paid during the year by the merged Cardine Finanziaria.

In compliance with Art. 78 of CONSOB resolution no. 11971 of 14/5/99, we provide below the detail of the remuneration pertaining to 2003 paid to Directors, Statutory Auditors and General Managers.

COMPENSATION OF DIRECTORS, STATUTORY AUDITORS AND GENERAL MANAGERS

(pursuant to Article 78 of Consob Resolution 11971 of 14 May 1999, amended by CONSOB Resolution 13616 of 12 June 2002)

					Compensation (thousands of euro)
Surname and name	Office				Remuneration for the office in the company that prepares the financial statements		Non-monetary benefits	Bonuses and other incentives (1)		Other compensation (2)
	Description of office		Period in office	Expiry of office (*)
Directors
MASERA Rainer Stefano	Chairman of the Board of Directors	(3)	1/1/03-31/12/03	2003	742		15	899			(a)
ROSSI Orazio	Deputy Chairman of the Board of Directors	(3)	1/1/03-31/12/03	2003	181		—	63		290	(b)
SALZA Enrico	Deputy Chairman of the Board of Directors	(3)	1/1/03-31/12/03	2003	184		—	85		6
BUSSOLOTTO Pio	Managing Director	(3)	1/1/03-31/12/03	2003	742		—	899			(c)
IOZZO Alfonso	Managing Director	(3)	1/1/03-31/12/03	2003	742		—	899			(d)
MARANZANA Luigi	Managing Director	(3)	1/1/03-31/12/03	2003	742		—	899			(e)
CARMI Alberto	Director		1/1/03-31/12/03	2003	63		—	80		—
FONTANA Giuseppe	Director		1/1/03-31/12/03	2003	101		—	85		36
GARDNER Richard	Director		1/1/03-31/12/03	2003	63		—	54		—
MANULI Mario	Director		1/1/03-31/12/03	2003	83		—	80		—
MAROCCO Antonio Maria	Director		29/4/03-31/12/03	2003	44		—	—		—
MARRONE Virgilio	Director	(3)	1/1/03-31/12/03	2003	98	(f)	—		(f)	—
MATUTES Abel	Director		1/1/03-31/12/03	2003	62		—	49		—
MIHALICH Iti	Director	(3)	1/1/03-31/12/03	2003	94		—	80		11
ORSATELLI Anthony	Director		12/9/03-31/12/03	2003	17		—	—		—
OTTOLENGHI Emilio	Director		1/1/03-31/12/03	2003	79		—	85		6
SACCHI MORSIANI Gian Guido	Director		1/1/03-31/12/03	2003	53		—	71		311	(g)
VERMEIREN Remi François	Director		1/1/03-31/12/03	2003	64		—	4		—
BOUILLOT Isabelle	Director	(4)	1/1/03-2/9/03			(h)	—		(h)	—
GALATERI DI GENOLA E SUNIGLIA Gabriele	Director	(4)	1/1/03-13/4/03		12		—	36		6

Statutory auditors
PAOLILLO Mario	Chairman of Statutory Auditors		1/1/03-31/12/03	2004	109		—	—		223
BENEDETTI Aureliano	Statutory Auditor		1/1/03-31/12/03	2004	72		—	—		78
DALLOCCHIO Maurizio	Statutory Auditor		1/1/03-31/12/03	2004	74		—	—		41
MAZZI Paolo	Statutory Auditor		1/1/03-31/12/03	2004	75		—	—		—
VITALI Enrico	Statutory Auditor		1/1/03-31/12/03	2004	71		—	—		—

(*)       Date of Shareholders’ meeting called to approve the financial statements for the year.

(1)       This includes:

•                  for the Chairman and Managing Directors, the variable part of the emolument for 2003, as decided by the Board of Directors on 2/3/2004;

•                  for the Directors, the emolument corresponding to the profit for the year 2002 of € 889,000, divided proportionally to their presence at meetings held during the year, on the basis of a motion of the Board of Directors following the approval of the financial statements for 2002.

For the year 2003, the amount due calculated according to Group results totals € 1,458,000. Since the distribution to each member will be made after the Shareholders’ meeting to approve the 2003 financial statements, such consideration will be reported in the relevant table attached to the financial statements for the year 2004.

(2)       Emoluments matured with SANPAOLO IMI S.p.A. subsidiary companies.

(3)       Members of the Executive Committee.

(4)       Members of the Board of Directors stepping down from office in 2003.

(a)       € 164,000 paid to SANPAOLO IMI S.p.A..

(b)       In addition to the amount shown in the table, € 162,000 was paid by the former Cardine Finanziaria S.p.A. merged into SANPAOLO IMI S.p.A. legally effective from 31 December 2003.

(c)        € 707 paid to SANPAOLO IMI S.p.A., of which € 434,000 paid by the former Cardine Finanziaria S.p.A. merged into SANPAOLO IMI S.p.A. legally effective from 31 December 2003.

(d)       € 343,000 paid to SANPAOLO IMI S.p.A..

(e)        € 341,000 paid to SANPAOLO IMI S.p.A..

(f)           In addition to the amount shown in the table, € 19,000 in emoluments of office and € 80,000 in bonus and other incentives (relating to the variable part of the emolument for 2002) paid by IFI S.p.A..

(g)       In addition to the amount shown in the table, € 197,000 paid by the former Cardine Finanziaria S.p.A. merged into SANPAOLO IMI S.p.A. legally effective from 31 December 2003.

(h)       € 77,000 paid to CDC IXIS Italia Holding S.A., of which € 41,000 in emoluments of office and € 36,000 in bonus and other incentives (variable part of the emolument for 2002).

In compliance with Art. 78 of CONSOB resolution no. 11971 of 14 May 1999, it is hereby noted that the Directors and Chairman of the Bank enjoyed the benefits of the following stock option plans:

•                  1999/2001 Plan: within the scope of this plan, each Managing Director (Mr. Rainer Stefano MASERA and Mr. Luigi MARANZANA) received 370,000 rights to subscribe the Bank’s shares at a price of 12.396 euro per share, with the right to exercise one third from 2000, one third from 2001 and the remaining third from 2002 and not after 31 March 2003. The latter term was deferred to 31 March 2004 by the Board of Directors meeting of 30 July 2002;

•                  2000 Plan: within the scope of this plan, each Managing Director (Mr. Rainer Stefano MASERA and Mr. Luigi MARANZANA), received 188,285 rights to subscribe the Bank’s shares at a price of 16.45573 euro per share, with the right to exercise such rights from 2003 until 31 March 2005.

During 2002, on the basis of the power of attorney conferred by the Ordinary Shareholders’ meeting of 30 April 2002 to utilize own shares for such plan, the Board of Directors of the Bank passed a stock option plan for the Chairman and Managing Directors for the three year period 2001-2003. On the basis of this plan, Mr. Rainer Stefano MASERA, Mr. Alfonso IOZZO and Mr. Luigi MARANZANA were assigned 450,000 fixed rights for the three year period 2001-2003, plus another 150,000 rights for each three year period, on condition that (in the 30 days prior to the date of the Shareholders’ meeting to approve the 2003 financial statements) the stock reaches an average price of 20 euro. Mr. Pio BUSSOLOTTO on the other hand, was assigned 300,000 fixed rights for the three year period 2001-2003, with the possibility to increase them of 100,000 under the same conditions. These rights can be exercised at the end of the 2001/2003 three year period, at a price of 12.6244 euro per share on detachment of the dividend relating to the year 2003 and not after 31 March 2006.

Additional and more detailed information on these plans are contained in the Report on operations, as recommended by CONSOB.

The following table shows the stock options assigned to the Directors and General Managers on the basis of Attachment 3C – Schedule 2, of Consob resolution no. 13616 dated 12 June 2002.

		Options at the beginning of the year			Options assigned during the year				Options at the end of the year
Name and surname	Description of office (a)	Number of options	Average exercise price	Expiry	Number of options	Average exercise price	Expiry	Expired or exercised (b)	Number of options	Average exercise price	Expiry

1999/2001 Plan				by 31/3/2004							by 31/3/2004
MASERA Rainer Stefano	Managing Director	123,334	12.396		—			—	123,334	12.396
MARANZANA Luigi	Managing Director	370,000	12.396		—			—	370,000	12.396

2000 Plan				from March 2003 to 31/3/2005							from March 2003 to 31/3/2005
MASERA Rainer Stefano	Managing Director	188,285	16.45573		—			—	188,285	16.45573
MARANZANA Luigi	Managing Director	188,285	16.45573		—			—	188,285	16.45573

2001/2003 Plan				from May 2004 to 31/3/2006							from May 2004 to 31/3/2006
MASERA Rainer Stefano	Chairman	450,000	12.6244		—			—	450,000	12.6244
BUSSOLOTTO Pio	Managing Director	300,000	12.6244		—			—	300,000	12.6244
IOZZO Alfonso	Managing Director	450,000	12.6244		—			—	450,000	12.6244
MARANZANA Luigi	Managing Director	450,000	12.6244		—			—	450,000	12.6244

(a)       Description of office at the moment rights are assigned.

(b)       Options expired or exercised during 2003.

Loans and guarantees given

(Table 1.2 B.I.)

	31/12/03	31/12/02
	(€/mil)	(€/mil)
a) Directors	21	39
b) Statutory auditors	—	—

The amounts indicated above refer to loans and guarantees for 0.1 million euro granted to the Directors and Statutory Auditors by the Bank and, for 21.3 million euro, to subjects identified as being of extraordinary importance pursuant to art. 136 of the Consolidated Banking Act.

Other information

In accordance with the recommendations of the Code of Conduct for Listed Companies promoted by Borsa Italiana S.p.A., a list is provided below of the offices held by Directors or Statutory Auditors of the Board of Directors of SANPAOLO IMI in other companies listed on regulated markets (even abroad), in financial institutions, banks, insurance companies or other significantly large companies.

DIRECTOR	OFFICE	COMPANY
MASERA Rainer	Chairman	Banca Fideuram S.p.A.
	Member of the Board of Directors	BEI – European Investment Bank

BUSSOLOTTO Pio	Managing Director	Cassa di Risparmio di Padova e Rovigo S.p.A.
	Director	Cassa di Risparmio di Firenze S.p.A.
	Director	Banca delle Marche S.p.A.

CARMI Alberto	/	/

FONTANA Giuseppe	Director	Banca Fideuram S.p.A.
	Director	Banca Popolare di Sondrio S.c.r.l.

GARDNER Richard	/	/

IOZZO Alfonso	Chairman	Sanpaolo Banco di Napoli S.p.A.
	Chairman	Banca OPI S.p.A.
	Director	Nhs Mezzogiorno Sgr S.p.A.
	Member of the Supervisory Board	CDC Ixis

MANULI Mario	Chairman and Managing Director	Fin.M. S.r.l.
	Director	Manuli Rubber Industries S.p.A.
	Director	Manuli Stretch S.p.A.
	Director	Terme di Saturnia S.r.l.
	Director	Tamburi Investment Partners S.p.A.
	Director	Cassa di Risparmio di Firenze S.p.A.

MARANZANA Luigi	Chairman	Banca d’Intermediazione Mobiliare Imi S.p.A.
	Chairman	Sanpaolo Imi Wealth Management S.p.A.
	Director and Member of the Executive Committee	Banca Fideuram S.p.A.
	Director	Sanpaolo Imi Internazionale S.p.A.

MAROCCO Antonio Maria	Director	Ifil S.p.A.
	Director	Reale Mutua di Assicurazioni

MARRONE Virgilio	/	/

MATUTES Abel	/	/

DIRECTOR	OFFICE	COMPANY
MIHALICH Iti	Chairman	Società Reale Mutua di Assicurazioni
	Chairman	Banca Reale S.p.A.
	Chairman	Rem Assicurazioni S.p.A.
	Chairman	Reale Immobili
	Chairman	Blue Assistance
	Chairman	La Piemontese Assicurazioni S.p.A.
	Chairman	La Piemontese Vita S.p.A.
	Chairman	Italiana Assicurazioni S.p.A.
	Chairman	I.S.E. S.p.A.
	Chairman	Reale Seguros Generales S.A.
	Chairman	Reale Vida - Compania de Seguros y Reaseguros S.A.
	Chairman	Reale Asistencia - Compania de Seguros S.A.
	Chairman	Agemut - Sociedad de Agencia de Seguros de Mutral S.A.
	Chairman	Reale Sum - Agrupacion de Interes Economico
	Chairman	Inmobiliaria Grupo Asegurador Reale S.A.
	Chairman	Eficalia Servicios S.A.
	Chairman	Rem Vie S.A.
	Deputy Chairman	Ala Assicurazioni S.p.A.
	Director	Friulcassa S.p.A.
	Director	Sara Assicurazioni S.p.A.
	Director	Sara Vita S.p.A.
ORSATELLI Anthony	President du Directoire	CDC Ixis S.A.
	President du Directoire	CDC Ixis Capital Markets S.A.
	Membre du Directoire	Caisse Nationale des Caisses d’Epargne S.A.
	President du Conseil de Surveillance	CDC Ixis Securities S.A.
	Vice-President du Conseil de Surveillance	CDC Ixis Lcf RothSchild Midcaps S.A.
	Membre du Conseil de Surveillance	Sogeposte S.A.
	Membre du Conseil de Surveillance	CDC Ixis Financial Guaranty Holding S.A.
	Membre du Conseil de Surveillance	CDC Ixis Financial Guaranty S.A.
	Membre du Conseil de Surveillance	CDC Ixis Financial Guaranty Europe S.A.
	Membre du Conseil de Surveillance	CDC Ixis Asset Management S.A.
	Membre du Conseil de Surveillance	Ecureuil Gestion S.A.
	Membre du Conseil de Surveillance	Ecureuil Gestion FCP S.A.
	Membre du Conseil de Surveillance	Gimar Finance S.C.A.
	Membre du Conseil de Surveillance	CDC Ixis Private Capital Management S.A.
	President du Conseil d’Administration	CDC SP
	President du Conseil	Nexgen Financial Holding Limited
	President du Conseil	Nexgen Re Limited
	Chairman of the Board of Directors	CDC Ixis Capital Markets North America
	Chairman of the Board of Directors	CDC Commercial Paper Corp.
	Chairman of the Board of Directors	CDC Financial Products Inc.
	Chairman of the Board of Directors	CDC Mortgage Capital Inc.
	Chairman of the Board of Directors	CDC Derivatives Inc.
	Chairman of the Board of Directors	CDC Funding Corp.
	Chairman of the Board of Directors	CDC Municipal Products Inc.
	Chairman of the Board of Directors	CDC Servicing Inc.
	Member of the Board of Directors	CDC Ixis North America
	Member of the Board of Directors	CDC Securities Inc.
	Member of the Board of Directors	CDC Ixis AM US Corporation
	Member of the Board of Directors	Euroclear Plc.
	Member of the Board of Directors	CDC Ixis Financial Guaranty Services Inc.
	Member of the Board of Directors	CDC Ixis Financial Guaranty North America Inc.
	Member of the Board of Managers	CDC Ixis AM US LLC
OTTOLENGHI Emilio	Chairman Managing Director Director	Vis S.p.A. La Petrolifera Italo Rumena S.p.A. Argus Fund S.p.A.
ROSSI Orazio	Chairman Chairman	Cassa di Risparmio di Padova e Rovigo S.p.A. Sanpaolo Imi Internazionale S.p.A.
SACCHI MORSIANI Gian Guido	Chairman Deputy Chairman	Cassa di Risparmio in Bologna S.p.A. Finemiro Banca S.p.A.
SALZA Enrico	Managing Director Director	Tecno Holding S.p.A. Thera It Global Company
VERMEIREN Remi François	Member Supervisory Board Member Supervisory Board	Euronext NV - Amsterdam Credit Commerciale de France - Parigi

SECTION 2 - PARENT BANK

2.1 – Company name

SANPAOLO IMI S.p.A.

2.2 – Head office

Piazza San Carlo 156

10121 Turin

Secondary offices

Viale dell’Arte 25

00144 Rome

Via Farini 22

40124 Bologna

Italian Bankers Association registry number: 1025/6

Attachments

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

STATEMENT OF CASH FLOWS

LIST OF PROPERTIES OWNED BY THE BANK

Statement of changes in shareholders’ equity

(€/mil)

	capital	legal reserve	additional paid-in capital	extraor- dinary reserve	unrestrict- ed reserve for the acquisition of own shares	restricted reserve for the acquisition of own shares	reserve ex Art. 13 sub.6 D.Lgs. 124/93	reserve D.Lgs. 213/98	reserve D.Lgs. 153/99	income for the period	Total
Shareholders’ equity as of 1 January 2003	5,144	1,029	708	983	456		4	14	854	764	9,956
Allocation of 2002 net income:
• extraordinary reserve				213						-213	—
• reserve ex art. 13 c.6 D.Lgs. 124/93							1			-1	—
• dividends distributed										-550	-550
Increase in the reserve for purchase of own shares				-544	544						—
Own shares in the Parent Bank’s portfolio as of 31/12/03					-34	34					—
Allocation of merger surplus Cardine Finanziaria S.p.A.				116							116
Income for the period as of 31 December 2003										824	824
Shareholders’ equity as of 31 December 2003	5,144	1,029	708	768	966	34	5	14	854	824	10,346

Statement of cash flows(*)

(€/mil)

APPLICATION OF FUNDS

Use of funds generated by operations		948
SANPAOLO IMI and Cardine Finanziaria dividends paid	550
Use of reserves for termination indemnities and pensions	75
Use of provisions for risks and charges	323

Increase in funds applied		9,427
Loans due from banks	6,866
Intangible fixed assets	244
Tangible fixed assets	109
Equity investments	803
Investment securities	430
Other assets	975

Decrease in funds taken		202
Subordinated liabilities	202

Total		10,577

(€/mil)

SOURCES OF FUNDS

Funds generated by operations		1,695
Net income for the period	824
Provisions for termination indemnities	56
Net adjustments to loans and provisions for guarantees and commitments	514
Provisions for risks and charges	117
Adjustments to tangible and intangible fixed assets	453
Net adjustments to financial fixed assets	61
Provisions for tax reserves	69
Prepaid taxes	197
Net adjustments to dealing securities and derivative contracts	-21
Current year dividends	-754
Foreign taxes paid	-42
Capital gain from transfer of business branch to CSP	-52
Differences in accruals	-36
Utilization of excess provisions for risks and charges	-70
Collection of prior year dividends	379

Increase in funds taken		4,512
Payables due to banks	657
Customer deposits and securities issued	2,056
Other liabilities	1,799

Decrease in funds applied		4,370
Loans to customers	1,139
Dealing securities	3,137
Cash	94

Total		10,577

(*) Prepared on the basis of pro forma figures included in the reclassified balance sheet for the year 2002.

List of properties owned by the Bank

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
ACERRA Corso Italia 67/75	174,093	187,426	361,519	67,532	293,987
ACERRA Via Duomo 56	5,878	185,408	191,286	51,530	139,756
ACQUAVIVA DELLE FONTI Via Maselli Campagna 19	44,272	337,763	382,035	102,918	279,117
ACQUI TERME Piazza Italia 10	849,412	2,033,539	2,882,951	1,509,375	1,373,576
AGNADELLO Piazza della Chiesa 5/15	57,439	181,033	238,472	106,846	131,626
AIROLA Piazza della Vittoria 19/20	4,990	191,089	196,079	52,826	143,253
ALASSIO Via Don Bosco 2	197,019	2,764,136	2,961,155	1,382,459	1,578,696
ALBA ADRIATICA Via della Vittoria 119	53,411	344,477	397,888	107,205	290,683
ALBA Corso Torino 14/1	101,340	—	101,340	3,040	98,300
ALBA Piazza Savona 1	449,762	1,750,827	2,200,589	1,086,787	1,113,802
ALBA Via Cuneo 9 / Vicolo San Biagio	4,132	36,637	40,769	22,196	18,573
ALBENGA Via Genova 86	38,044	142,126	180,170	62,741	117,429
ALBENGA Via Valle d’Aosta 6	2,857,520	—	2,857,520	1,024,362	1,833,158
ALBESE Via Vittorio Veneto 6/a	27,531	343,585	371,116	151,612	219,504
ALBINO Via Mazzini 182	1,125,876	491,047	1,616,923	552,292	1,064,631
ALESSANDRIA Piazza Garibaldi 57/58 / Via Savona	4,702,421	4,308,845	9,011,266	4,268,740	4,742,526
ALESSANDRIA Corso Roma 17/19	361,391	2,337,334	2,698,725	989,402	1,709,323
ALEZIO Via Senape de Pace 52	3,636	143,575	147,211	39,661	107,550
ALMENNO SAN BARTOLOMEO Via Martiri della Libertà	383,874	315,395	699,269	467,197	232,072
ALPIGNANO Via Mazzini 5	1,048,209	1,044,667	2,092,876	1,385,065	707,811
ALTAMURA Piazza Unità d’Italia 22/23	10,384	273,722	284,106	76,536	207,570
ANACAPRI Via Orlandi 150	2,891	490,634	493,525	132,924	360,601
ANCONA Via Montebello 49/63	1,900,240	2,024,756	3,924,996	1,986,200	1,938,796
ANDRIA Via Cavour 112	22,628	504,062	526,690	141,847	384,843
ANTEY SAINT ANDRE’ Via Grandi Mulini	30,833	90,431	121,264	63,452	57,812
AOSTA Corso Battaglione Aosta 65	247,085	912,346	1,159,431	577,564	581,867
AOSTA Piazza Chanoux 38 / Via del Collegio 2	1,374,507	4,845,708	6,220,215	2,726,703	3,493,512
APPIANO GENTILE Via Volta 14	121,705	300,541	422,246	168,300	253,946
ARCONATE Piazza Libertà 1	58,567	697,808	756,375	312,068	444,307
ARENA PO Via Roma 10	225,860	108,316	334,176	158,211	175,965
AREZZO via Mecenate 2	280,242	—	280,242	41,302	238,940
ARGEGNO Via Lungotelo di Destra 6	20,669	97,819	118,488	55,002	63,486
ARONA Corso Repubblica 1	456,387	1,562,959	2,019,346	1,042,228	977,118
ARQUATA SCRIVIA Via Libarna 211	148,512	401,501	550,013	269,573	280,440
ARZANO Via Rimini 6	569,593	351,353	920,946	562,973	357,973
ASCOLI PICENO Via Napoli / Via 3 Ottobre	59,531	1,045,825	1,105,356	297,568	807,788
ASCOLI SATRIANO Piazza Cecco d’Ascoli 25/ab	136,343	34,088	170,431	31,837	138,594
ASTI Via Cesare Battisti 3 / Corso Dante 6	1,566,281	2,809,100	4,375,381	2,026,668	2,348,713
ATRIPALDA Piazza Umberto I 15/13	2,401	204,000	206,401	55,617	150,784
AVELLINO Corso Italia 129/131	27,079	634,209	661,288	178,055	483,233
AVELLINO Via Due Principati 2/2bis	931,961	5,513,216	6,445,177	1,603,098	4,842,079
AVELLINO Via Guarini 40 / Via De Conciliis 14	1,365,834	339,923	1,705,757	665,469	1,040,288
AVERSA Piazza Magenta 35/40	35,856	1,606,697	1,642,553	442,429	1,200,124
AVEZZANO Via Vittorio Veneto	19,333	693,602	712,935	192,015	520,920
AVIGLIANA Corso Torino 158	992,880	1,834,966	2,827,846	1,784,544	1,043,302
AZZANELLO Via Valcarenghi 10	340	120,867	121,207	48,266	72,941
BARDONECCHIA Via Medail 53	156,949	826,849	983,798	518,288	465,510
BARI Corso Sonnino 134 / Via Gorizia	50,594	507,161	557,755	150,070	407,685
BARI Via Abate Gimma 101	4,650,429	17,562,633	22,213,062	5,976,971	16,236,091
BARI Via Amendola 168/5	114,605	—	114,605	21,950	92,655
BARI Via Giovanni XXXIII 261	259,589	267,198	526,787	98,405	428,382
BARI Via Roppo 76	86,858	62,915	149,773	27,978	121,795
BARI Viale Unità d’Italia 82	373,263	597,676	970,939	181,371	789,568
BARLETTA Corso Garibaldi 123	65,249	4,020,100	4,085,349	1,082,623	3,002,726
BATTIPAGLIA Via Roma 80/84	100,012	2,089,585	2,189,597	588,929	1,600,668
BELGIOIOSO Via XX Settembre 30	377,014	—	377,014	90,327	286,687
BELLAGIO Lungo Lario Manzoni 32/34	58,377	682,962	741,339	301,896	439,443
BENEVENTO Corso Garibaldi 112	87,912	3,403,451	3,491,363	940,181	2,551,182
BENEVENTO Via Atlantici 47	18,199	113,621	131,820	35,499	96,321
BERGAMO Via Camozzi 27 / Piazza Cavour 9	9,399,925	14,300,568	23,700,493	9,742,621	13,957,872
BERGAMO Via San Bernardino 72/d	57,423	1,252,893	1,310,316	590,382	719,934
BERGAMO Via Statuto 18	46,226	530,697	576,923	237,656	339,267
BERGAMO Via Suardi 85/87	467,508	1,233,039	1,700,547	791,920	908,627

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
BERGAMO Via XX Settembre 57	439,999	7,926,401	8,366,400	4,105,286	4,261,114
BIELLA Via Cottolengo	435,655	55,625	491,280	199,389	291,891
BIELLA Via Lamarmora / Torino / Delleani	570,829	—	570,829	85,624	485,205
BIELLA Via Marconi 9	236,209	2,457,725	2,693,934	997,768	1,696,166
BISCEGLIE Via De Gasperi 246	9,498	483,920	493,418	132,897	360,521
BISTAGNO Corso Italia 46	23,116	209,617	232,733	112,775	119,958
BITONTO Piazza Marconi 59/61	18,799	402,320	421,119	113,440	307,679
BOLLATE Via Vittorio Veneto 2	304,750	1,098,518	1,403,268	566,581	836,687
BOLOGNA Via Parigi	8,747	981,301	990,048	207,910	782,138
BOLOGNA Via Rizzoli 20	425,825	3,678,600	4,104,425	1,464,665	2,639,760
BONATE SOTTO Via Vittorio Veneto 57/b	52,844	599,467	652,311	230,399	421,912
BORDIGHERA Corso Italia 32	1,501,502	299,923	1,801,425	789,848	1,011,577
BORGHETTO LODIGIANO Piazza Dalla Chiesa 1/a	2,167	305,515	307,682	102,904	204,778
BORGHETTO SANTO SPIRITO Via IV Novembre 8	99,490	1,171,107	1,270,597	547,770	722,827
BORGO SAN DALMAZZO Corso Barale 22	992,307	785,597	1,777,904	749,764	1,028,140
BORGO SAN GIACOMO Via Ferrari 5	413	222,672	223,085	74,729	148,356
BORGOFRANCO D’IVREA Via Aosta 28	110,812	314,750	425,562	197,119	228,443
BORGONE DI SUSA Via Abegg 5 bis	82,072	324,214	406,286	207,659	198,627
BORGOSESIA Viale Carlo Fassò 2	1,124,384	2,627,497	3,751,881	2,055,894	1,695,987
BOSCOMARENGO Via Roma 6 bis	204,815	86,498	291,313	169,768	121,545
BOSCOREALE Via Cirillo 12 / Via San Felice 2	462,373	316,558	778,931	432,998	345,933
BOSCOTRECASE Via Umberto I 155/157	5,060	201,418	206,478	55,641	150,837
BOSISIO PARINI Piazza Parini 12	413,246	155,778	569,024	257,716	311,308
BRA Via Principi di Piemonte 32	242,935	1,679,278	1,922,213	822,325	1,099,888
BRANDIZZO Via Torino 196	185,833	618,311	804,144	378,086	426,058
BREMBIO Via Garibaldi 10	258	202,166	202,424	72,822	129,602
BRESCIA Piazza Garibaldi 5 / Via Tartaglia	5,090,934	—	5,090,934	1,820,375	3,270,559
BRESSO Via XXV Aprile	31,443	—	31,443	943	30,500
BRIGA NOVARESE Via Borgomanero 19/21	180,562	612,411	792,973	424,534	368,439
BRINDISI Corso Garibaldi 1 / Piazza Vittoria	40,905	6,094,708	6,135,613	1,651,727	4,483,886
BRINDISI Viale Commenda 208/210	12,940	162,684	175,624	47,299	128,325
BRONI Piazza Garibaldi 7 / Via Cavour	557,772	1,468,747	2,026,519	930,785	1,095,734
BRUSCIANO Via Cucca 28/32 / Via De Gasperi	6,966	140,741	147,707	76,985	70,722
BURAGO DI MOLGORA Via Enrico Toti 2/3	348,771	578,372	927,143	424,208	502,935
BUSTO ARSIZIO Borsano - Via Novara 1	516	327,373	327,889	125,150	202,739
BUSTO ARSIZIO Piazza Manzoni / Via Matteotti	2,393,155	—	2,393,155	574,329	1,818,826
BUSTO ARSIZIO Sacconago - Piazza Chiesa Vecchia 6/b	67,500	575,735	643,235	257,806	385,429
BUSTO ARSIZIO Via Gavinana 8	358,294	316,705	674,999	312,063	362,936
BUSTO ARSIZIO Via Milano 14	834,552	7,060,357	7,894,909	3,100,029	4,794,880
BUSTO ARSIZIO Via Torino 48	194,204	479,338	673,542	255,353	418,189
BUSTO GAROLFO Piazza Lombardia 3	128,460	277,931	406,391	169,164	237,227
CABIATE Via Grandi 6	92,466	346,141	438,607	186,579	252,028
CAGLIARI Largo Carlo Felice 58	182,755	5,870,049	6,052,804	1,627,277	4,425,527
CAGLIARI Piazza Deffenu 4	4,787,402	8,895,982	13,683,384	5,883,182	7,800,202
CAGLIARI Via Amat 1	15,907	428,143	444,050	119,511	324,539
CAGLIARI Via Avendrace 281/283	13,305	322,269	335,574	90,274	245,300
CAGLIARI Via Paoli 31/33	664,607	375,021	1,039,628	374,266	665,362
CAIAZZO Via Latina 1	4,569	160,618	165,187	44,475	120,712
CAIRO MONTENOTTE Piazza della Vittoria 24	129,842	876,957	1,006,799	419,802	586,997
CAIVANO Via Matteotti 54	47,390	747,830	795,220	214,172	581,048
CALOSSO Via Regina Margherita 24/26	56,555	109,390	165,945	87,029	78,916
CALUSCO D’ADDA Via Marconi 36/38	355,554	786,934	1,142,488	426,009	716,479
CALUSO Via San Clemente 1	134,914	375,565	510,479	221,386	289,093
CALVATONE Via Umberto I 83	6,823	185,280	192,103	87,444	104,659
CAMPI SALENTINA Viale della Stazione 1/3	25,659	384,760	410,419	110,548	299,871
CAMPOBASSO Corso Bucci 3	175,380	5,108,275	5,283,655	1,212,230	4,071,425
CAMPOMORONE Via Gavino 110/d	167,138	887,393	1,054,531	524,793	529,738
CANDELO Via Mazzini / Via Moglia 1	149,025	255,015	404,040	143,886	260,154
CANELLI Piazza Amedeo d’Aosta 20 / Via Massimo d’Azeglio 2	324,973	437,056	762,029	331,677	430,352
CANICATTI’ Via Carlo Alberto 4/12	237,494	372,526	610,020	347,736	262,284
CANICATTI’ Via Regina Margherita 2	118,519	1,078,155	1,196,674	625,421	571,253
CANOSA DI PUGLIA Via Bovio 14	13,382	588,244	601,626	162,059	439,567
CANTOIRA Via Roma 21	42,741	40,954	83,695	57,274	26,421
CANTU’ Piazza degli Alpini 1	71,208	1,410,596	1,481,804	597,538	884,266
CAPRI Via Vittorio Emanuele 37/39	68,501	5,044,235	5,112,736	1,376,798	3,735,938

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
CAPRIOLO Via IV Novembre 90	142,603	628,622	771,225	305,142	466,083
CARAGLIO Piazza Garibaldi 10 / Via Roma	500,963	—	500,963	165,035	335,928
CARAMAGNA Via Luigi Ornato 37	1,019,058	152,817	1,171,875	410,848	761,027
CARBONIA Piazza Rinascita	317,032	700,316	1,017,348	266,641	750,707
CARESANA Corso Italia 32	5,501	99,561	105,062	47,757	57,305
CARIGNANO Via Umberto I 118	176,124	649,770	825,894	457,506	368,388
CARMAGNOLA Piazza Martiri della Libertà 31	223,694	941,106	1,164,800	611,576	553,224
CAROVIGNO Via di Vagno / Via Caputi	18,322	397,672	415,994	112,053	303,941
CARRU’ Piazza Generale Perotti 11	12,853	352,144	364,997	195,292	169,705
CASALE MONFERRATO Via Magnocavallo 23	1,387,050	2,911,375	4,298,425	2,098,465	2,199,960
CASALECCHIO DI RENO Via del Lavoro 45	7,317,887	231,950	7,549,837	2,827,660	4,722,177
CASALMAGGIORE Via Cairoli 7	457,911	579,848	1,037,759	436,681	601,078
CASALNUOVO Corso Umberto I 475	1,346	212,780	214,126	57,671	156,455
CASALNUOVO Via Napoli 59	192,749	349,530	542,279	101,298	440,981
CASALPUSTERLENGO Via Garibaldi 22	102,221	486,338	588,559	274,391	314,168
CASAZZA Via della Pieve 1	1,031,881	321,174	1,353,055	467,611	885,444
CASELLE LANDI Via IV Novembre 10	3,357	144,002	147,359	55,404	91,955
CASELLE TORINESE Via Cuorgné 86 bis	213,015	669,070	882,085	407,570	474,515
CASERTA Piazza Amico / Via Battisti	2,229,593	8,218,379	10,447,972	2,813,480	7,634,492
CASERTA Via Bosco	125,379	2,338,000	2,463,379	663,522	1,799,857
CASERTA Via Laviano	7,258,759	—	7,258,759	226,307	7,032,452
CASNIGO Piazza Caduti 7	97,310	305,215	402,525	140,253	262,272
CASOREZZO Piazza San Giorgio 9	9,933	368,537	378,470	151,868	226,602
CASORIA Via Principe di Piemonte 54	118,110	483,404	601,514	162,027	439,487
CASSINA DE’ PECCHI Via Trento 2 / Via Venezia	698,699	1,983,075	2,681,774	1,468,804	1,212,970
CASSINO Corso della Repubblica 48/56	336,337	1,115,030	1,451,367	390,924	1,060,443
CASTAGNOLE MONFERRATO Piazza Statuto 1/b	31,888	107,000	138,888	61,156	77,732
CASTEL GOFFREDO Piazza Gonzaga 3	516,457	364,877	881,334	404,858	476,476
CASTELLAMMARE Corso Vittorio Emanuele 76/80	22,901	1,454,343	1,477,244	397,920	1,079,324
CASTELLAMMARE Viale Europa 132	399,118	995,316	1,394,434	260,480	1,133,954
CASTELLAMONTE Piazza Martiri della Libertà 2	87,140	438,749	525,889	242,624	283,265
CASTELLANZA Via Matteotti 16/b	166,860	759,713	926,573	389,735	536,838
CASTELLEONE Via Cappi 4	1,122,261	258,914	1,381,175	614,048	767,127
CASTELNUOVO BOCCA D’ADDA Via Umberto I 1	767	184,427	185,194	73,431	111,763
CASTELNUOVO SCRIVIA Via Nino Bixio 15	293,370	528,871	822,241	446,233	376,008
CASTELVETRANO Piazza Matteotti 9/10	477,598	397,819	875,417	547,154	328,263
CASTIGLIONE D’ADDA Via della Chiesa 1	3,109	218,886	221,995	81,777	140,218
CASTROFILIPPO Corso Umberto 42	12,527	109,751	122,278	66,404	55,874
CASTROVILLARI Via XX Settembre	140,470	71,278	211,748	39,554	172,194
CATANZARO Corso Mazzini / Via Tribunali	1,519,667	4,298,471	5,818,138	1,566,737	4,251,401
CATANZARO Piazza Garibaldi	222,853	154,161	377,014	70,426	306,588
CAVA DEI TIRRENI Piazza Duomo 1	8,770	347,575	356,345	95,976	260,369
CAVA MANARA Via Garibaldi 19	168,417	258,534	426,951	204,570	222,381
CAVENAGO D’ADDA Via Conti 6/4	211	117,004	117,215	43,412	73,803
CEGLIE MESSAPICO Via Umberto I 41/43	104,608	219,494	324,102	87,780	236,322
CENTALLO Via Bonifanti 3/5/7	260,130	30,851	290,981	114,440	176,541
CERAMI Via Roma 88/90/92	70,575	114,984	185,559	114,411	71,148
CERCOLA Via Riccardi 127	1,041,393	285,923	1,327,316	643,231	684,085
CERIGNOLA Via Roma 8	7,477	653,834	661,311	178,062	483,249
CERMENATE Via Matteotti 45	468,735	128,407	597,142	196,379	400,763
CERNOBBIO Via Dell’Orto 3	8,557	655,505	664,062	273,404	390,658
CERNUSCO SUL NAVIGLIO Piazza Ghezzi 5	983,202	1,373,131	2,356,333	1,315,704	1,040,629
CERRO MAGGIORE Via San Bartolomeo 8	14,564	201,473	216,037	84,740	131,297
CERVINARA Via Del Balzo 10	87,213	165,851	253,064	47,272	205,792
CESANA TORINESE Via Roma 14	79,161	358,516	437,677	212,915	224,762
CEVA Via Moretti 7	200,483	458,351	658,834	390,547	268,287
CHIARI Via delle Battaglie 3/e	1,331,426	142,893	1,474,319	522,080	952,239
CHIAVARI Corso Dante Alighieri 73	369,381	1,588,965	1,958,346	817,438	1,140,908
CHIERI Piazza Cavour 8	5,016,192	1,941,281	6,957,473	2,852,389	4,105,084
CHIETI Corso Marruccini 102	246,559	3,739,148	3,985,707	1,073,629	2,912,078
CHIGNOLO PO Via Garibaldi 143	13,025	175,662	188,687	75,670	113,017
CHIOGGIA Corso del Popolo 1260/63	133,579	1,026,659	1,160,238	366,625	793,613
CHIUSI Centro Commerciale Etrusco	389,239	—	389,239	95,391	293,848
CHIVASSO Piazza Carletti 1/c	237,386	1,649,516	1,886,902	833,070	1,053,832
CIGLIANO Corso Umberto I 46	103,625	481,364	584,989	286,158	298,831

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
CILAVEGNA Piazza Garibaldi 5	63,388	253,441	316,829	146,762	170,067
CIRIE’ Via San Ciriaco 25	1,206,079	2,049,313	3,255,392	1,226,179	2,029,213
CISTERNINO Piazza Lagravinese 1	116,773	156,949	273,722	51,131	222,591
CODOGNO Via Alberici 28	332,120	1,409,709	1,741,829	612,732	1,129,097
COGNE Via Grappein	191,849	160,738	352,587	195,161	157,426
COLLEGNO Via Manzoni 1	1,321,784	1,642,511	2,964,295	1,752,952	1,211,343
COMO Albate / Via Canturina 186	372,221	168,080	540,301	232,781	307,520
COMO Piazza Cavour 15	491,041	14,536,785	15,027,826	5,707,298	9,320,528
COMO Via Bellinzona 349	22,977	318,511	341,488	168,222	173,266
COMO Via Milano 178	108,784	575,323	684,107	302,011	382,096
CONVERSANO Corso Dante 2	51,207	444,669	495,876	133,521	362,355
CORNAREDO Piazza Libertà 54	520,404	1,325,625	1,846,029	689,803	1,156,226
CORNAREDO Via Milano 95	183,686	503,117	686,803	235,772	451,031
CORSICO Via Caboto 37/41	1,846,623	3,102,633	4,949,256	2,815,735	2,133,521
CORSICO Via Dante / via Monti 31/b	1,677,635	—	1,677,635	578,120	1,099,515
COSENZA Corso Umberto I 17	161,056	5,421,765	5,582,821	1,503,773	4,079,048
COSSATO Via del Mercato 40	464,580	127,332	591,912	232,213	359,699
COSTIGLIOLE D’ASTI Piazza Umberto I 21	234,619	425,510	660,129	386,243	273,886
COURMAYEUR Via Monte Bianco 29 / Piazza Brocherelle 3	208,699	1,941,270	2,149,969	847,909	1,302,060
CREMA Piazza Duomo 1 / Via dei Racchetti 1	298,631	1,329,412	1,628,043	639,386	988,657
CREMA Via De Gasperi 62	145,771	—	145,771	52,220	93,551
CREMONA Corso Garibaldi 232 / Via Montello	1,104,141	2,012,235	3,116,376	1,804,001	1,312,375
CREMONA Piazza Cavour 1 / Via Gramsci	438,075	5,333,302	5,771,377	2,613,995	3,157,382
CREMONA Via dei Tigli 3	85,353	62,641	147,994	89,096	58,898
CRESCENTINO Corso Roma 55/57	97,379	567,887	665,266	305,051	360,215
CROTONE Piazza Pitagora 6/9	199,595	1,169,258	1,368,853	368,708	1,000,145
CUNEO Corso Giolitti / Piazza Europa	1,323,996	4,558,279	5,882,275	3,007,589	2,874,686
CUNEO Madonna dell’Olmo - Via Battaglia 13/15	31,144	—	31,144	934	30,210
CUORGNE’ Via Ivrea 7	159,055	761,652	920,707	412,608	508,099
DAIRAGO Via XXV Aprile 52/c	52,139	410,583	462,722	195,607	267,115
DALMINE Via Betelli 11	834,228	1,441,818	2,276,046	767,545	1,508,501
DOGLIANI Piazza Carlo Alberto 30 / Via 31 Luglio 21	393,484	520,251	913,735	602,843	310,892
DOMODOSSOLA Piazza Matteotti 16 / Via Gramsci	1,153,246	455,363	1,608,609	573,263	1,035,346
DONNAS Via Roma 36	317,286	1,083,002	1,400,288	785,092	615,196
DOSOLO Via XXIII Aprile 6/8/10	10,302	154,121	164,423	63,485	100,938
ENDINE GAIANO Via Tonale 49	5,852	190,096	195,948	76,242	119,706
ENNA Piazza VI Dicembre 6	2,027,243	93,584	2,120,827	905,613	1,215,214
ERBA Corso XXV Aprile 64	705,420	1,978,059	2,683,479	1,151,084	1,532,395
ERCOLANO Via IV Novembre 3/5	29,261	1,008,640	1,037,901	279,595	758,306
ESTE Via Matteotti 49/51	1,361,328	—	1,361,328	480,384	880,944
FAGNANO OLONA Piazza XX Settembre 5	66,910	561,447	628,357	265,875	362,482
FALOPPIO Via Roma 4	167,330	—	167,330	49,508	117,822
FASANO Via Roma 17 / Via Macallè	167,413	235,423	402,836	75,250	327,586
FERRERA ERBOGNONE Corso della Repubblica 27	105,777	121,392	227,169	109,686	117,483
FINALE LIGURE Via Concezione 34/35	435,163	971,678	1,406,841	711,597	695,244
FINO MORNASCO Via Garibaldi 135	73,422	867,137	940,559	409,415	531,144
FIORANO AL SERIO Via Roma 11/B	125,725	696,111	821,836	285,989	535,847
FIRENZE Piazza della Repubblica 4	89,609	3,240,455	3,330,064	1,220,241	2,109,823
FIRENZE Via Cavour 20/24	469,627	9,616,944	10,086,571	2,706,545	7,380,026
FIRENZE Via de’ Conti 3 / Via dell’Alloro	452,834	1,683,987	2,136,821	942,707	1,194,114
FIRENZE Via Morgagni 4	907,951	662,098	1,570,049	422,315	1,147,734
FIRENZE Via Pratese 191	130,404	—	130,404	11,736	118,668
FOGGIA Corso Vittorio Emanuele II 35	145,039	5,727,854	5,872,893	1,581,493	4,291,400
FOGGIA Piazza Puglia / via Bari 62	2,656,028	2,314,962	4,970,990	3,278,202	1,692,788
FOGGIA Via Bari 34/36	6,234	543,829	550,063	148,123	401,940
FOGGIA Via Masi 36	184,581	1,255,676	1,440,257	387,835	1,052,422
FOGGIA Via Napoli	217,845	117,852	335,697	62,708	272,989
FONDI Corso Italia	161,250	226,092	387,342	72,356	314,986
FONTANELLA Piazza Matteotti 18 / via Lazzari 2	573,449	267,434	840,883	380,620	460,263
FORIO D’ISCHIA Via Giuseppe Castellaccio	15,609	645,571	661,180	178,029	483,151
FORMIA Via Vitruvio 9/17	387,832	1,419,740	1,807,572	486,861	1,320,711
FORNO CANAVESE Via Truchetti 7	49,471	351,676	401,147	203,272	197,875
FOSSACESIA Viale dei Pioppi 15	246,823	—	246,823	37,862	208,961
FOSSANO Via Roma 81 / Via Cavour 1	322,957	1,838,768	2,161,725	959,045	1,202,680
FRANCAVILLA FONTANA Piazza Giovanni XXIII 12	11,060	453,966	465,026	125,265	339,761

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
FRATTAMAGGIORE Via Roma / Via Fiume	1,583,256	1,030,016	2,613,272	488,157	2,125,115
FRESONARA Via Boscomarengo 5	142,253	66,301	208,554	103,286	105,268
GAETA Piazza Libertà 8/10	264,704	303,399	568,103	106,122	461,981
GALATINA Via Garibaldi 91	18,775	696,700	715,475	192,659	522,816
GALATINA Via Roma 146/148	—	30,987	30,987	—	30,987
GALLARATE Corso Sempione 9	2,231,538	518,802	2,750,340	1,049,523	1,700,817
GALLIATE Via Leonardo da Vinci 21 / Via Volta	367,530	1,024,642	1,392,172	799,264	592,908
GAMBARA Piazza IV Novembre 5	516	201,364	201,880	78,685	123,195
GAMBOLO’ Corso Umberto I 4	254,724	344,941	599,665	234,445	365,220
GARLASCO Corso Cavour 172	104,712	646,169	750,881	266,545	484,336
GATTINARA Piazza Italia 10 / Corso Cavour 1	106,174	434,486	540,660	281,383	259,277
GENOVA Piazza Matteotti 2	1,727,120	—	1,727,120	530,857	1,196,263
GENOVA Via Cairoli 6	212,175	1,498,893	1,711,068	802,423	908,645
GENOVA Via Camozzini 11/r / Via Cialdini	404,704	642,998	1,047,702	633,771	413,931
GENOVA Via Cantore 44 / Via Pedemonte	1,596,390	3,791,994	5,388,384	2,738,602	2,649,782
GENOVA Via Cavallotti 46r/48/13/4	419,735	817,151	1,236,886	615,071	621,815
GENOVA Via Fieschi 4	4,146,086	17,254,898	21,400,984	9,685,836	11,715,148
GENOVA Via Gran Madre di Dio	71,512	263,115	334,627	175,223	159,404
GENOVA Via Magnaghi 1 / Via Cecchi 60	591,621	1,736,535	2,328,156	1,152,570	1,175,586
GENOVA Via Rossini 8 - Rivarolo	1,022,588	593,608	1,616,196	764,174	852,022
GENOVA Via Sestri 225/r / Via d’Andrade	374,304	1,488,676	1,862,980	977,062	885,918
GENOVA Viale Causa 2 / Via Albaro 38	369,379	1,750,329	2,119,708	897,122	1,222,586
GIAVENO Piazza San Lorenzo 15	191,130	502,196	693,326	416,661	276,665
GIOIA DEL COLLE Via Garibaldi 91	7,442	158,036	165,478	44,557	120,921
GIOIA TAURO Via Nazionale 111 bivio Rizziconi	238,175	242,130	480,305	89,721	390,584
GIOIOSA IONICA Via Gramsci / Via Mancini 1/2	6,516	241,702	248,218	66,825	181,393
GIUGLIANO Via Vittorio Veneto 32/33	28,390	1,206,443	1,234,833	332,563	902,270
GIULIANOVA Piazza Roma 1/5	13,519	1,024,650	1,038,169	279,668	758,501
GORLE Via Don Mazza 1/B	252,518	528,040	780,558	350,914	429,644
GRAGNANO Via Tommaso Sorrentino 38	5,741	301,611	307,352	82,774	224,578
GRASSOBBIO Via Roma 5/7	126,843	340,804	467,647	187,624	280,023
GRESSONEY SAINT JEAN Strada Eyemmatten	14,843	246,714	261,557	116,918	144,639
GROMO Piazza Marconi 2	44,263	163,605	207,868	61,822	146,046
GRONTARDO Piazza Roma 11	105	167,338	167,443	57,020	110,423
GROPELLO CAIROLI Via Libertà 108	366,228	373,200	739,428	353,435	385,993
GROTTAGLIE Via Parini 26 / Via Matteotti	9,214	429,692	438,906	118,203	320,703
GROTTAMINARDA Via Giardino	112,364	238,826	351,190	65,602	285,588
GRUGLIASCO Viale Gramsci 108	4,354	177,417	181,771	53,750	128,021
GRUGLIASCO Viale Gramsci 78/80	727,469	1,453,765	2,181,234	1,143,304	1,037,930
GUIDONIA MONTECELIO Via Giusti	808,018	2,460,136	3,268,154	1,504,740	1,763,414
GUSPINI Via Matteotti 28	85,992	181,793	267,785	71,525	196,260
IMPERIA Via Cascione 11 / Piazza Marconi 2	1,646,622	2,318,309	3,964,931	1,673,968	2,290,963
INCISA SCAPACCINO Via della Repubblica 3	32,136	209,654	241,790	129,456	112,334
INVERIGO Via Generale Cantore 52	6,921	262,306	269,227	118,545	150,682
IRSINA Corso Musacchio 68	15,938	257,712	273,650	73,711	199,939
ISCHIA PORTO Via Iasolino	7,307	351,707	359,014	96,653	262,361
ISCHIA PORTO Via Vittorio Colonna 242	37,948	1,620,642	1,658,590	446,291	1,212,299
ISERNIA Corso Garibaldi 7	516,523	1,190,367	1,706,890	318,846	1,388,044
ISOLA LIRI Via Roma 7	190,671	243,153	433,824	81,038	352,786
IVREA Piazza Balla 7	4,981,302	3,209,109	8,190,411	3,147,296	5,043,115
IVREA Vicolo Baratono 3	12,911	9,425	22,336	13,671	8,665
LA MADDALENA Via Amendola	52,854	608,386	661,240	178,045	483,195
LA SPEZIA Viale Italia 162	1,625,665	2,428,770	4,054,435	2,409,008	1,645,427
LAIGUEGLIA Via Roma 102	203,459	839,815	1,043,274	355,413	687,861
LAINATE Via Meda 1/A	341,537	680,210	1,021,747	364,041	657,706
LAMEZIA TERME Via Adige 1/15	108,767	661,065	769,832	207,300	562,532
LANCIANO Corso Trieste e Trento 37/39	7,706	596,508	604,214	162,717	441,497
LANDRIANO Via Rocca 6	83,373	295,906	379,279	186,342	192,937
LANZO INTELVI Piazza Novi 8	9,435	142,907	152,342	67,382	84,960
LANZO TORINESE Via Roma 6/a	64,114	577,703	641,817	291,144	350,673
L’AQUILA Corso Vittorio Emanuele	131,513	5,283,899	5,415,412	1,425,741	3,989,671
L’AQUILA Via Simonetto 6 / Via Tommasi 3	51,592	1,456,380	1,507,972	343,968	1,164,004
LARINO Largo Garibaldi 2	3,654	161,651	165,305	44,508	120,797
LATIANO Piazza Capitano Ippolito 12	5,501	268,041	273,542	73,679	199,863
LATINA Via Matteotti 47	124,494	590,827	715,321	192,617	522,704

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
LATINA Via Priverno / Via Isonzo 20	1,304,695	3,013,010	4,317,705	1,162,676	3,155,029
LECCE Piazza Mazzini / Via Nazario Sauro	1,717,728	3,754,941	5,472,669	2,948,117	2,524,552
LECCE Via XXV Luglio 13/a	128,384	4,272,131	4,400,515	1,184,976	3,215,539
LECCO Corso Martiri della Libertà	3,769,774	2,347,136	6,116,910	2,990,282	3,126,628
LEGNAGO Via Fiume 10	987,026	105,109	1,092,135	386,776	705,359
LEGNANO Via Monte Rosa / Via Battisti	229,907	399,635	629,542	280,221	349,321
LEGNANO Via Venegoni 51	200,713	428,873	629,586	301,151	328,435
LENNO Via Statale Regina 91	40,521	340,249	380,770	137,320	243,450
LEONFORTE Corso Umberto 201/b	152,565	92,058	244,623	161,757	82,866
LIONI Via San Rocco 40	90,965	115,617	206,582	38,590	167,992
LIVORNO FERRARIS Via Giordano 72	107,528	388,204	495,732	213,758	281,974
LIVORNO Via Bagnetti 4	147,131	111,098	258,229	48,237	209,992
LIVORNO Via Cairoli 20	88,244	3,686,986	3,775,230	1,016,047	2,759,183
LOANO Corso Europa 1	270,989	1,987,512	2,258,501	981,239	1,277,262
LOANO Via Aurelia 356	42,474	458,995	501,469	237,742	263,727
LOCATE TRIULZI Via Giardino 2	529,098	527,305	1,056,403	489,182	567,221
LOCATE VARESINO Via Cesare Battisti 38	402,034	217,787	619,821	249,213	370,608
LOCRI Corso Vittorio Emanuele 81	17,016	421,945	438,961	118,219	320,742
LODI Piazza Mercato 13 / via Strepponi 2	1,170,029	3,238,425	4,408,454	1,462,816	2,945,638
LOMAZZO Piazza Stazione 2	35,201	681,612	716,813	281,328	435,485
LOMELLO Via Roma 6/8	15,388	184,007	199,395	67,801	131,594
LUCERA Piazza Gramsci 15/19	18,013	420,912	438,925	118,210	320,715
LURATE CACCIVIO Via Unione 2	417,953	612,413	1,030,366	318,790	711,576
MAGENTA Via Volta / Via Cavallari	785,436	166,522	951,958	339,487	612,471
MAGLIE Via Scorrano 5	226,082	218,071	444,153	82,968	361,185
MALEO Piazza XXV Aprile 6/8	1,969	147,919	149,888	49,119	100,769
MANDELLO DEL LARIO Piazza Manara 5	437,129	303,526	740,655	370,227	370,428
MANDURIA Via XX Settembre 20	31,283	1,063,901	1,095,184	294,995	800,189
MANFREDONIA Corso Manfredi 152	2,427	327,950	330,377	88,956	241,421
MANTOVA Via Frattini 7	3,546,785	1,257,030	4,803,815	1,641,246	3,162,569
MANTOVA Via Isabella d’Este 10	113,621	—	113,621	27,269	86,352
MAPELLO Via Bravi 3	106,360	417,782	524,142	215,476	308,666
MARANO Via Merolla 9/11	477,500	789,476	1,266,976	611,669	655,307
MARANO Viale Duca d’Aosta	178,942	275,540	454,482	84,897	369,585
MARIANO COMENSE Piazza Roma 47	547,831	46,421	594,252	218,835	375,417
MARIANO DEL FRIULI Via Verdi (land)	914	28,378	29,292	—	29,292
MARIGLIANO Corso Umberto I 347/351	12,287	480,821	493,108	132,813	360,295
MASSAFRA Corso Roma 260/264	104,953	117,123	222,076	41,484	180,592
MASSALUBRENSE Viale Filangieri 15/17	5,474	487,535	493,009	132,787	360,222
MATERA Piazza Vittorio Veneto 51	66,804	3,507,259	3,574,063	962,448	2,611,615
MATERA Via Generale Passarelli 11	204,742	178,986	383,728	68,862	314,866
MEDE Via Cavour 18	1,179,553	553,750	1,733,303	699,786	1,033,517
MEDIGLIA Frazione Triginto / Piazza Pertini 6	604,255	165,473	769,728	303,316	466,412
MELEGNANO Piazza Garibaldi 1	1,863,587	1,103,223	2,966,810	1,365,703	1,601,107
MELITO PORTO SALVO Corso Garibaldi 44	99,102	120,334	219,436	59,100	160,336
MELZO Via Magenta 2/8	1,063,196	1,522,170	2,585,366	1,109,410	1,475,956
MENAGGIO Via IV Novembre 38/40	32,998	859,767	892,765	358,825	533,940
MENFI Via della Vittoria 254	252,002	225,507	477,509	295,919	181,590
MERATE Viale Lombardia 2	439,573	910,854	1,350,427	624,470	725,957
MERCATO SAN SEVERINO Via Diaz 111/113 / Via Torino	12,275	359,364	371,639	101,932	269,707
MESERO Via San Bernardo 8	42,395	247,061	289,456	124,263	165,193
META DI SORRENTO Corso Italia 66	2,225	217,428	219,653	59,158	160,495
MILANO Corso Sempione 67	208,108	1,470,653	1,678,761	573,401	1,105,360
MILANO Piazza Cordusio 2 / Piazza Mercanti 12	4,666,513	28,682,603	33,349,116	6,215,614	27,133,502
MILANO Via Carducci 4	2,161,450	2,430,881	4,592,331	2,107,292	2,485,039
MILANO Via del Gallo / Via Grossi	629,139	33,147,237	33,776,376	9,083,180	24,693,196
MILANO Via Domodossola 9/11	767,990	704,742	1,472,732	620,062	852,670
MILANO Via Ettore Ponti 30	515,420	401,363	916,783	379,006	537,777
MILANO Via Hoepli 10	437,503	9,394,471	9,831,974	4,243,317	5,588,657
MILANO Via Imbonati 35	1,323,757	113,191	1,436,948	484,838	952,110
MILANO Via Imbonati 64/a	428,144	3,482,811	3,910,955	1,607,545	2,303,410
MILANO Via Moroni 9	1,099,936	2,722,075	3,822,011	1,883,674	1,938,337
MILANO Viale Monza 118	289,487	3,042,673	3,332,160	1,268,864	2,063,296
MILANO Viale Piceno 2 / Piazza Emilia	878,625	4,595,783	5,474,408	2,203,307	3,271,101
MILANO Viale Restelli 3	174,503	2,661,592	2,836,095	1,140,628	1,695,467

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
MINORI Corso Vittorio Emanuele 29	65,676	264,942	330,618	89,022	241,596
MIRABELLA ECLANO Via Calcazanco	426,078	—	426,078	93,824	332,254
MODUGNO Piazza Garibaldi 41	31,855	215,879	247,734	66,705	181,029
MOLFETTA Piazza Vittorio Emanuele 7a	10,476	1,526,130	1,536,606	413,893	1,122,713
MOMBERCELLI Piazza Alfieri 2	33,635	151,817	185,452	102,221	83,231
MONCALIERI Centro Contabile Corso Savona 58	32,184,195	38,104,035	70,288,230	30,827,541	39,460,689
MONCALIERI Via Postiglione 29 bis - Vadò	106,529	—	106,529	6,392	100,137
MONCALIERI Via San Martino 34	771,671	2,497,584	3,269,255	1,628,713	1,640,542
MONCALVO Piazza Carlo Alberto 5	240,548	266,976	507,524	354,899	152,625
MONDOVI’ Corso Statuto 22 / Via Sant’Arnolfo	538,359	935,693	1,474,052	870,664	603,388
MONTAFIA Piazza Riccio 9/2	61,442	146,794	208,236	96,939	111,297
MONTALBANO JONICO Via Miele 63	82,057	36,728	118,785	22,189	96,596
MONTEGROSSO D’ASTI Via XX Settembre 67	144,743	140,682	285,425	147,733	137,692
MONTESARCHIO Via Marchitiello	341,797	169,495	511,292	95,509	415,783
MONTESILVANO Corso Umberto I 215 / Via Michetti	426,939	270,278	697,217	130,240	566,977
MORTARA Corso Garibaldi 91	334,034	787,725	1,121,759	515,577	606,182
MORTARA Via Josti 26	622,118	1,587,180	2,209,298	939,783	1,269,515
MOTTA BALUFFI Via Matteotti 7	10,566	141,127	151,693	41,255	110,438
MOZZATE Via Varese 28	5,165	476,236	481,401	199,926	281,475
MOZZO Via Santa Lucia 1	1,853,099	398,302	2,251,401	803,338	1,448,063
MUGNANO Via Verdi / Via IV Martiri 10	320,684	558,430	879,114	470,042	409,072
NAPOLI Corso Arnaldo Lucci 98/100	76,476	563,881	640,357	172,429	467,928
NAPOLI Corso San Giovanni a Teduccio 227/229	723,614	206,008	929,622	173,653	755,969
NAPOLI Corso Secondigliano 221	7,234	431,758	438,992	118,228	320,764
NAPOLI Piazza degli Artisti 15	16,460	587,728	604,188	162,709	441,479
NAPOLI Piazzetta Matilde Serao	12,395	231,373	243,768	65,673	178,095
NAPOLI Via Cervantes	51,708	2,953,161	3,004,869	818,019	2,186,850
NAPOLI Via Cilea 127	46,502	666,229	712,731	191,963	520,768
NAPOLI Via Diocleziano 34/40	10,478	364,041	374,519	100,851	273,668
NAPOLI Via Duomo	39,668	564,487	604,155	162,700	441,455
NAPOLI Via Epomeo 26/28	14,553	535,566	550,119	148,134	401,985
NAPOLI Via Falcone 362/364/366/368	39,351	185,924	225,275	60,736	164,539
NAPOLI Via Foria 34	1,526,670	—	1,526,670	310,677	1,215,993
NAPOLI Via Galeota 31/33	1,968,158	1,499,850	3,468,008	647,823	2,820,185
NAPOLI Via Marconi	489,127	22,568,134	23,057,261	6,179,860	16,877,401
NAPOLI Via Medina 5	—	2,605,009	2,605,009	701,368	1,903,641
NAPOLI Via Merliani 19	2,339,048	3,434,955	5,774,003	1,554,846	4,219,157
NAPOLI Via Nazionale delle Puglie 238/244	401,483	—	401,483	48,178	353,305
NAPOLI Via Riviera di Chiaia 131	2,724,871	10,644,832	13,369,703	5,864,946	7,504,757
NAPOLI Via San Biagio dei Librai 114	2,220,952	8,779,767	11,000,719	2,966,101	8,034,618
NAPOLI Via San Giacomo 20	41,207	634,115	675,322	182,010	493,312
NAPOLI Via Santa Lucia 53	10,977	650,219	661,196	178,031	483,165
NAPOLI Via Santa Lucia 55/57	135,939	173,935	309,874	57,884	251,990
NAPOLI Via Settembrini 79 Donnaregina	364,914	8,983,251	9,348,165	2,517,315	6,830,850
NAPOLI Via Toledo 177/178	43,026,465	98,893,945	141,920,410	38,226,620	103,693,790
NAPOLI Via Toledo 402 / Via Fornovecchio	139,003	5,609,480	5,748,483	1,550,387	4,198,096
NAPOLI Via Tribunali 210/213	507,027	15,756,339	16,263,366	4,379,424	11,883,942
NAPOLI Viale Augusto 1/3/5/7	14,151	920,843	934,994	251,782	683,212
NARDO’ Via Genova / Corso Galliano 2/b	60,984	594,958	655,942	176,695	479,247
NERVIANO SANT’ILARIO MILANESE Via San Antonio 1	77,566	276,603	354,169	144,393	209,776
NICHELINO Via Cagliari 23	38,321	—	38,321	9,199	29,122
NICHELINO Via Torino 3	190,228	928,966	1,119,194	752,546	366,648
NIZZA MONFERRATO Via Pio Corsi 77	250,057	1,005,277	1,255,334	597,412	657,922
NOCERA INFERIORE Via Garibaldi 22	146,304	1,712,571	1,858,875	500,729	1,358,146
NOCI Piazza Garibaldi 42	107,874	439,505	547,379	147,439	399,940
NOLA Piazza Matteotti	6,864	721,490	728,354	99,566	628,788
NOLA Via Provinciale Nola-Cancello	23,252	—	23,252	1,395	21,857
NOLE CANAVESE Via Torino 46	60,721	357,329	418,050	208,749	209,301
NOVARA Largo Cavour	896,217	3,654,719	4,550,936	1,938,033	2,612,903
NOVARA Via Marconi 2/T	121,000	84,950	205,950	70,846	135,104
NOVI LIGURE Corso Marenco 10 / Piazza della Repubblica 4	1,252,339	2,238,159	3,490,498	1,695,521	1,794,977
NUORO Via Lamarmora 123/131	1,407,522	813,243	2,220,765	414,839	1,805,926
NUORO Via Leonardo da Vinci 9	2,277	14,461	16,738	4,004	12,734
NUS Via Risorgimento 1	87,629	321,921	409,550	226,928	182,622
OCCHIEPPO SUPERIORE Via Martiri della Libertà 30	199,807	—	199,807	71,578	128,229

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
OGGIONO Via Cavour 3	572,090	203,925	776,015	353,608	422,407
OLBIA Via Aldo Moro 129	422,637	403,694	826,331	154,359	671,972
OLGIATE COMASCO Via Roma 2	18,901	1,327,787	1,346,688	555,637	791,051
OLMO AL BREMBO Via Roma 45	1,779	185,209	186,988	73,981	113,007
OMEGNA Via Don Beltrami 2	1,636,354	601,511	2,237,865	1,098,048	1,139,817
ORBASSANO Via Roma 43 / Via San Rocco 10	165,077	997,037	1,162,114	618,515	543,599
ORIA Vico Napoli / Piazza Lorch 2	94,004	200,385	294,389	79,314	215,075
ORISTANO Piazza Roma 38/40	382,480	712,194	1,094,674	294,856	799,818
ORTANOVA Via XXV Aprile	271,337	90,183	361,520	67,532	293,988
ORTONA A MARE Piazza della Vittoria 30	34,271	732,852	767,123	206,619	560,504
ORZINUOVI Piazza Vittorio Emanuele 55 / Via Chierica 3/a	154,645	1,513,281	1,667,926	689,436	978,490
OSPEDALETTO LODIGIANO Via Balbi 53	1,291	251,529	252,820	86,550	166,270
OSSONA Via Patrioti 2 / Via Bosi	14,922	298,655	313,577	134,272	179,305
OSTIANO Via Garibaldi 27 / Via Vighenzi 6	36,204	196,955	233,159	107,067	126,092
OSTUNI Corso Vittorio Emanuele 72	14,168	587,728	601,896	162,133	439,763
OTTIGLIO Via Mazza 18	68,773	209,042	277,815	147,614	130,201
OTTOBIANO Viale Garibaldi 9	22,339	144,156	166,495	62,027	104,468
OVADA Via Cairoli 22	604,335	1,907,201	2,511,536	1,340,492	1,171,044
OZIERI Corso Vittorio Emanuele 2	5,320	361,520	366,840	98,812	268,028
PADERNO DUGNANO Via Gramsci 124	510,308	755,433	1,265,741	489,732	776,009
PADERNO DUGNANO Viale della Repubblica 28	619,356	523,617	1,142,973	498,017	644,956
PADOVA Piazza Salvemini 14	10,420,908	3,600,284	14,021,192	7,607,382	6,413,810
PADOVA Via Scrovegni / Via Delù	10,091,233	—	10,091,233	1,052,706	9,038,527
PADOVA Via Scrovegni 31	1,110,441	396,480	1,506,921	491,254	1,015,667
PADOVA Via Trieste 57/59	14,637,582	8,181,395	22,818,977	13,372,288	9,446,689
PALERMO Via Dante 48/48a	476,872	745,592	1,222,464	759,873	462,591
PALMI Via Barbaro 47	11,730	399,221	410,951	110,693	300,258
PARABIAGO - VILLASTANZA Piazza Indipendenza 6	12,646	186,037	198,683	74,028	124,655
PARE’ Via San Fermo 5	46,039	293,620	339,659	149,055	190,604
PARMA Via Verdi 6	79,659	734,876	814,535	282,473	532,062
PAULLO Via Mazzini 21/23	832,970	1,977,407	2,810,377	785,823	2,024,554
PAVIA Corso Garibaldi 52	74,908	832,128	907,036	370,374	536,662
PAVIA Via Rismondo 2	4,851,555	464,118	5,315,673	1,729,212	3,586,461
PEJA Via Provinciale 3/3a	232,212	729,744	961,956	432,476	529,480
PENNE Via Dante Alighieri 5	11,139	195,221	206,360	55,607	150,753
PEROSA ARGENTINA Via Roma 31 / Piazza Marconi 7	106,927	391,979	498,906	256,670	242,236
PERUGIA Via Baglioni 9	97,221	3,492,282	3,589,503	966,360	2,623,143
PERUGIA Via Baldo 12	31,142	1,141,370	1,172,512	128,443	1,044,069
PERUGIA Via XX Settembre 72 / Via Corgna	2,223,222	2,191,699	4,414,921	2,539,613	1,875,308
PESCARA Corso Vittorio Emanuele 68/76	2,724,295	1,821,495	4,545,790	1,763,268	2,782,522
PESCARA Corso Vittorio Emanuele II 272/276	107,406	3,466,459	3,573,865	962,391	2,611,474
PESCARA Via Marconi 56 / Via Dei Marruccini 1	7,028	689,986	697,014	187,701	509,313
PESCARA Via Milano	120,108	117,462	237,570	44,378	193,192
PIADENA Via Libertà 40/36	498,165	497,377	995,542	437,203	558,339
PIANO DI SORRENTO Via delle Rose 16	58,523	432,274	490,797	132,231	358,566
PIAZZATORRE Via Centro 8	19,530	82,647	102,177	35,397	66,780
PINEROLO Piazza Barbieri 39/41	403,175	1,971,197	2,374,372	1,073,974	1,300,398
PINO TORINESE Via Roma 76	352,764	66,270	419,034	168,318	250,716
PIOLTELLO Via Milano 40 / Via Roma	494,835	269,373	764,208	366,542	397,666
PIOSSASCO Via Torino 49	140,783	449,634	590,417	232,822	357,595
PISA Corso Italia 131	170,759	—	170,759	20,491	150,268
PIZZIGHETTONE Via Monte Grappa	948,162	98,974	1,047,136	342,500	704,636
POGGIOMARINO Via Manzoni 2 / Via Vittorio Emanuele	406,653	202,566	609,219	263,284	345,935
POGLIANO MILANESE Via Monsignor Paleari 74	53,868	464,181	518,049	197,764	320,285
POIRINO Via Indipendenza 19	120,499	565,731	686,230	371,005	315,225
POLICORO Corso De Gasperi 37/39	121,992	426,593	548,585	147,600	400,985
POLLA Via Crispi	19,240	321,753	340,993	91,825	249,168
POMEZIA Via del Mare 73	546,679	768,233	1,314,912	232,991	1,081,921
POMIGLIANO D’ARCO Via Terracciano 45	121,650	467,118	588,768	146,205	442,563
PONT CANAVESE Via Craveri 6	120,857	189,375	310,232	126,593	183,639
PONTE NOSSA Via IV Novembre 16/18	73,505	244,160	317,665	130,350	187,315
PONTE SAN PIETRO Via Garibaldi 5	256,708	520,371	777,079	330,851	446,228
PONTECAGNANO Piazza Sabbato 11/14 / Via Carducci	56,680	604,255	660,935	177,975	482,960
PONTEVICO Via XX Settembre 25	647,768	848,119	1,495,887	897,780	598,107
PONTIROLO NUOVO Piazza Marconi 9	88,709	276,436	365,145	160,733	204,412

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
POPOLI Corso Gramsci 187	287,182	—	287,182	58,441	228,741
PORDENONE Via Marconi 30	76,075	—	76,075	15,281	60,794
PORLEZZA Piazza Matteotti 12	57,009	336,320	393,329	155,900	237,429
PORTICI Corso Garibaldi 39/42	215,907	879,010	1,094,917	294,922	799,995
POSITANO Piazza dei Mulini 18/20	13,016	534,029	547,045	147,351	399,694
POTENZA Corso Umberto I 57/59	1,351	91,413	92,764	24,989	67,775
POTENZA Corso XVIII Agosto 1850, 99	652,469	3,453,547	4,106,016	1,105,976	3,000,040
POZZUOLI Piazza della Repubblica	12,168	153,388	165,556	44,557	120,999
POZZUOLI Via Terracciano	1,469,023	451,712	1,920,735	341,706	1,579,029
PRATO Viale Vittorio Veneto 7	1,819,726	3,605,670	5,425,396	3,003,292	2,422,104
PREGNANA MILANESE Via Roma 80	97,536	324,530	422,066	188,791	233,275
PRESEZZO Via Papa Giovanni XXIII 4/5 / via Vittorio Veneto	235,906	184,639	420,545	285,811	134,734
QUARTU SANT’ELENA Via Brigata Sassari / Via Cardano	114,671	623,880	738,551	198,942	539,609
RAPALLO Corso Matteotti 2/4/6 / Via Mameli	286,099	875,169	1,161,268	592,303	568,965
REGGIO CALABRIA Corso Garibaldi 173	211,072	921,026	1,132,098	380,334	751,764
REGGIO CALABRIA Via Castello 4/9	—	16,527	16,527	4,448	12,079
REGGIO CALABRIA Via Miraglia 12	151,989	4,909,439	5,061,428	1,362,930	3,698,498
REGGIO CALABRIA Via Sbarre Inferiore	8,569	8,317	16,886	169	16,717
RESCALDINA Via Alberto da Giussano 43	54,664	272,686	327,350	140,500	186,850
RESCALDINA Via Melzi 2	13,484	598,242	611,726	241,320	370,406
RIVA PRESSO CHIERI Via San Giovanni 2	63,517	431,062	494,579	224,863	269,716
RIVALTA Circolo Ricreativo Via Giaveno 55	1,817,278	605,462	2,422,740	998,766	1,423,974
RIVAROLO Piazza Chioratti 1 / Via San Francesco	379,409	1,481,088	1,860,497	809,494	1,051,003
RIVOLI Piazza Martiri della Libertà 8 / Via Rombò 37	1,292,290	4,343,532	5,635,822	2,792,628	2,843,194
ROBBIO Via Roma 22	4,640	457,384	462,024	158,761	303,263
ROBURENT - SAN GIACOMO Via Sant’Anna 61	67,765	46,160	113,925	70,144	43,781
ROCCARASO Piazza Municipio 1	46,315	211,747	258,062	69,497	188,565
ROMA Corso Francia / Via Jacini	18,649	1,147,051	1,165,700	316,787	848,913
ROMA Corso Vittorio Emanuele 93	12,963	795,860	808,823	217,625	591,198
ROMA Piazza Fermi 40/42	28,657	883,141	911,798	245,469	666,329
ROMA Piazza Pio XI 14/19	92,912	1,456,408	1,549,320	417,098	1,132,222
ROMA Via Amato 80 Acilia	3,505,447	—	3,505,447	1,008,418	2,497,029
ROMA Via Carlo Alberto 24/26	—	1,159,514	1,159,514	312,640	846,874
ROMA Via Circumvallazione Ostiense 88/92	17,056	592,376	609,432	164,038	445,394
ROMA Via Cola di Rienzo 280/286	130,669	415,639	546,308	102,245	444,063
ROMA Via del Corso 403	786,290	1,889,199	2,675,489	701,918	1,973,571
ROMA Via della Stamperia 64	1,756,372	15,869,346	17,625,718	7,611,702	10,014,016
ROMA Via Faà di Bruno 34	400,306	632,608	1,032,914	192,669	840,245
ROMA Via Parigi 11	1,009,781	4,258,088	5,267,869	2,351,191	2,916,678
ROMA Viale dell’Arte 25	29,583,063	116,501,992	146,085,055	68,091,514	77,993,541
ROSETO DEGLI ABRUZZI Via Nazionale Adriatica 301	257,983	217,158	475,141	88,756	386,385
ROVELLASCA Via Piave 1	23,402	638,991	662,393	254,848	407,545
ROVELLO PORRO Via Piave 22	177,203	439,629	616,832	286,613	330,219
RUBANO - SARMEOLA Via Adige 6	14,721,043	8,283,570	23,004,613	19,468,940	3,535,673
RUBANO Via Pitagora 10/B	5,127,439	—	5,127,439	1,841,840	3,285,599
RUVO DI PUGLIA Largo Cattedrale 18	128,381	202,152	330,533	61,743	268,790
SABBIONETA Piazza Ducale 3 / via dell’Assunta 3	445,067	95,437	540,504	276,489	264,015
SAINT VINCENT Via Chanoux 88	93,216	939,679	1,032,895	463,157	569,738
SALA CONSILINA Via Roma / Via Boschi 1	3,509	63,524	67,033	18,061	48,972
SALE Via Roma 6	216,269	144,304	360,573	186,839	173,734
SALERNO Corso Vittorio Emanuele 81	70,822	5,518,342	5,589,164	1,504,973	4,084,191
SALERNO Piazza Luciani	501,051	9,559	510,610	19,047	491,563
SALERNO Via Roma 45	—	888,383	888,383	30,460	857,923
SALERNO Via Torrione 88/92	21,390	583,080	604,470	162,785	441,685
SALUZZO Corso Italia 44	394,271	1,147,494	1,541,765	790,019	751,746
SAN BASSANO Via Roma 57	6,604	150,121	156,725	59,723	97,002
SAN COLOMBANO AL LAMBRO Via Pasino Sforza 28	228,416	217,792	446,208	221,508	224,700
SAN DAMIANO D’ASTI Via Roma 20	229,851	226,639	456,490	266,983	189,507
SAN DONATO MILANESE Corso Europa / Via Morandi	531,732	381,851	913,583	398,757	514,826
SAN FEDELE INTELVI Via Provinciale 15	381	240,391	240,772	88,674	152,098
SAN FERDINANDO DI PUGLIA Via Centimolo	169,748	212,431	382,179	71,391	310,788
SAN FERMO DELLA BATTAGLIA Via Montelatici 2	325,445	122,128	447,573	202,791	244,782
SAN GIORGIO A CREMANO Piazza Municipio 30	112,549	914,129	1,026,678	270,524	756,154
SAN GIORGIO LOMELLINA Via Roma 1	503,192	—	503,192	124,194	378,998
SAN GIOVANNI BIANCO Via Boselli 10/16	57	172,878	172,935	60,329	112,606

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
SAN GIOVANNI LUPATOTO Via Madonnina 1/c	724,589	923,830	1,648,419	1,005,450	642,969
SAN MAURIZIO CANAVESE Via Vittorio Emanuele 59	5,302	453,455	458,757	205,235	253,522
SAN NICOLA LA STRADA Viale Italia / Via Perugia	70,747	528,335	599,082	161,416	437,666
SAN PIETRO VERNOTICO Via Brindisi 173	65,270	208,452	273,722	51,131	222,591
SAN ROCCO AL PORTO Via Dante Alighieri 5	1,095,709	255,449	1,351,158	534,414	816,744
SAN SEVERO Piazza Aldo Moro 43/47	21,587	1,096,438	1,118,025	301,063	816,962
SAN VITO DEI NORMANNI Via San Domenico / Via Resistenza	279,968	—	279,968	61,623	218,345
SANNAZZARO DE’ BURGONDI Piazza del Popolo 6	867,809	902,812	1,770,621	1,120,397	650,224
SANREMO Via Matteotti 169	1,104,543	3,831,810	4,936,353	2,609,908	2,326,445
SANTA CRISTINA E BISSONE Via Vittorio Veneto 142/140	44,729	166,979	211,708	91,471	120,237
SANTA MARIA CAPUA VETERE Corso Garibaldi 18/24	217,861	985,400	1,203,261	324,119	879,142
SANTA MARIA DELLA VERSA Via Crispi 1	16,399	204,426	220,825	87,031	133,794
SANT’AGNELLO Via Balsamo 19	3,821	151,322	155,143	41,764	113,379
SANT’ANGELO LODIGIANO Via Umberto I 46	144,590	671,791	816,381	340,494	475,887
SANT’EGIDIO ALLA VIBRATA Corso Adriatico 218	141,648	219,872	361,520	67,532	293,988
SANTERAMO IN COLLE Via Stazione 25	67,767	159,474	227,241	42,449	184,792
SANTHIA’ Corso Italia 75/87	136,310	532,664	668,974	323,323	345,651
SARNO Via Matteotti 75	9,751	465,328	475,079	127,982	347,097
SARONNO Piazza De Gasperi	49,580	—	49,580	11,899	37,681
SARONNO Piazza Volontari del Sangue 7	130,926	2,768,905	2,899,831	1,114,839	1,784,992
SARRE Strada Statale 26	382,297	442,225	824,522	508,155	316,367
SASSARI Piazza Italia 19	2,387,011	3,889,437	6,276,448	1,426,287	4,850,161
SAUZE D’OULX Piazza III Reggimento Alpini 24	66,851	289,875	356,726	201,043	155,683
SAVA Via Regina Margherita / Via Bosegna	106,543	136,192	242,735	45,343	197,392
SAVIGLIANO Piazza del Popolo 60	438,462	1,084,120	1,522,582	719,378	803,204
SAVONA Via Paleocapa / Piazza Mameli 2	1,788,068	4,380,844	6,168,912	3,154,708	3,014,204
SECUGNAGO Via Roma 5	13,068	146,399	159,467	58,212	101,255
SENAGO Piazza Borromeo 2	323,285	322,864	646,149	268,867	377,282
SEREGNO Corso Matteotti / Via Sanzio	1,730,360	534,129	2,264,489	907,657	1,356,832
SERRA SAN BRUNO Via De Gasperi 50	62,365	226,725	289,090	77,883	211,207
SERRACAPRIOLA Corso Garibaldi 130	59,193	147,389	206,582	38,590	167,992
SESTO SAN GIOVANNI Via Fratelli Casiraghi 27	1,297,983	1,006,930	2,304,913	846,131	1,458,782
SESTRI LEVANTE Via Fasce 24	209,920	1,305,943	1,515,863	714,444	801,419
SESTRIERE Piazzale Agnelli 2	105,265	476,992	582,257	316,208	266,049
SETTIMO TORINESE Corso Italia 16	1,086,842	2,470,343	3,557,185	1,532,542	2,024,643
SETTIMO TORINESE Via Torino 118	29,771	104,690	134,461	43,465	90,996
SINISCOLA Via Gramsci 10	137,295	157,085	294,380	54,990	239,390
SOLTO COLLINA Via Sant’Eurasia 1	59,355	168,534	227,889	107,070	120,819
SOMMA VESUVIANA Via Roma 61	267,817	248,416	516,233	139,108	377,125
SOMMA VESUVIANA Via Sant’Angelo / Via Sossio	55,054	35,208	90,262	199	90,063
SOMMARIVA BOSCO Via Cavour 13	39,443	376,596	416,039	188,995	227,044
SORA Largo San Lorenzo	322,124	416,410	738,534	137,958	600,576
SORESINA Via Matteotti 2	6,704	505,376	512,080	214,319	297,761
SORRENTO Corso Italia 210	72,769	2,444,907	2,517,676	678,156	1,839,520
SORRENTO Via degli Aranci 37	162,250	121,802	284,052	53,061	230,991
SOVERE Via Roma 26	144,424	308,065	452,489	191,612	260,877
SPARANISE Via Graziadei	10,479	325,368	335,847	90,435	245,412
SPINO D’ADDA Via Martiri della Liberazione 29	305,685	299,264	604,949	293,089	311,860
STRIANO Via Risorgimento / Via Roma 23	560,183	392,690	952,873	454,652	498,221
SULMONA Piazza XX Settembre 6	12,091	726,655	738,746	198,993	539,753
SUSA Via Mazzini / Corso Inghilterra 10	356,115	843,210	1,199,325	584,442	614,883
TARANTO Corso Giovinazzi / Via D’Aquino	3,407	84,534	87,941	23,688	64,253
TARANTO Via d’Aquino 49/51	159,861	3,966,524	4,126,385	1,111,484	3,014,901
TARANTO Via Orsini 33	12,275	385,277	397,552	107,113	290,439
TAURIANOVA Piazza Italia 24/27	13,933	512,842	526,775	141,871	384,904
TAVERNERIO Via Provinciale per Lecco 16/d	111,102	365,186	476,288	185,135	291,153
TAVIANO Corso Vittorio Emanuele 37	12,552	199,352	211,904	57,105	154,799
TEMPIO PAUSANIA Via Niccolò Ferracciu 2	120,368	478,756	599,124	161,425	437,699
TERAMO Corso San Giorgio 120	48,564	2,824,155	2,872,719	770,495	2,102,224
TERMOLI Corso Nazionale 150/152	2,208,977	104,209	2,313,186	979,053	1,334,133
TERMOLI Corso Umberto / Via Nazionale	25,344	1,069,582	1,094,926	294,922	800,004
TERNO D’ISOLA Via Castegnate 1	635,242	246,685	881,927	381,507	500,420
TERZIGNO Piazza Vittorio Emanuele 17	414,761	627,797	1,042,558	595,635	446,923
TICINETO Via Matteotti 1	53,047	243,102	296,149	135,639	160,510
TORINO Corso Bramante 84	952,293	649,488	1,601,781	1,220,509	381,272

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
TORINO Corso Casale 64/64bis	780,205	2,857,055	3,637,260	1,385,039	2,252,221
TORINO Corso De Gasperi 14	905,611	2,382,760	3,288,371	1,597,699	1,690,672
TORINO Corso Orbassano 134	91,696	1,367,179	1,458,875	591,187	867,688
TORINO Corso Orbassano 138	1,112,967	3,735,803	4,848,770	2,208,731	2,640,039
TORINO Corso Peschiera 151	1,032,213	2,970,251	4,002,464	1,918,596	2,083,868
TORINO Corso Peschiera 162	59,571	964,939	1,024,510	477,919	546,591
TORINO Corso Re Umberto 51/53	244,638	2,857,198	3,101,836	1,320,354	1,781,482
TORINO Corso San Maurizio 47	432,449	2,547,815	2,980,264	1,225,887	1,754,377
TORINO Corso Svizzera 32	675,967	2,644,676	3,320,643	1,535,151	1,785,492
TORINO Corso Turati 18	202,848	2,462,675	2,665,523	1,112,758	1,552,765
TORINO Corso Unione Sovietica 409	1,121,729	4,017,174	5,138,903	2,681,323	2,457,580
TORINO Corso Vittorio Emanuele II 110	762,956	2,558,483	3,321,439	1,554,268	1,767,171
TORINO Piazza Crispi 61 / Corso Vercelli	645,553	1,868,161	2,513,714	1,297,565	1,216,149
TORINO Piazza della Repubblica 7	321,752	2,901,710	3,223,462	1,310,414	1,913,048
TORINO Piazza Massaua 5	1,347,816	2,775,654	4,123,470	2,084,727	2,038,743
TORINO Piazza Nizza 75	820,241	2,275,051	3,095,292	1,404,224	1,691,068
TORINO Piazza Rebaudengo 7/9	494,306	1,443,349	1,937,655	1,064,457	873,198
TORINO Piazza San Carlo 156/182	12,547,887	98,850,845	111,398,732	51,311,017	60,087,715
TORINO Strada San Vito (Villa Abegg)	2,535,582	3,521,671	6,057,253	2,123,662	3,933,591
TORINO Via Asinari di Bernezzo 50	414,243	1,558,580	1,972,823	919,160	1,053,663
TORINO Via Banchette / Corso Grosseto	1,866,244	2,111,187	3,977,431	2,448,367	1,529,064
TORINO Via Caluso 1	11,839	385,944	397,783	166,873	230,910
TORINO Via Cimarosa 85	2,173,261	2,642,882	4,816,143	1,827,750	2,988,393
TORINO Via Domodossola 21	2,037	220,011	222,048	59,760	162,288
TORINO Via Gaidano 7	1,536,242	1,805,008	3,341,250	2,011,985	1,329,265
TORINO Via Gaidano 8	196,922	579,622	776,544	265,053	511,491
TORINO Via Giordano Bruno 200/202	6,405	45,586	51,991	20,727	31,264
TORINO Via Gottardo 273	207,651	642,524	850,175	304,657	545,518
TORINO Via Matteucci 2	552,984	1,802,194	2,355,178	1,055,296	1,299,882
TORINO Via Monginevro 228	557,419	1,452,888	2,010,307	1,018,674	991,633
TORINO Via Monte di Pietà 32	12,309,777	47,514,417	59,824,194	25,172,020	34,652,174
TORINO Via Sant’Anselmo 18	156,173	2,251,357	2,407,530	1,000,815	1,406,715
TORINO Via Stradella 34	1,209,093	3,688,147	4,897,240	2,644,080	2,253,160
TORINO Via Tunisi 124	1,405,355	502,737	1,908,092	760,676	1,147,416
TORINO Via Valeggio 36	128,365	689,133	817,498	404,688	412,810
TORINO Via Vigliani 160/51 / Via Palma di Cesnola	3,025,440	658,854	3,684,294	1,512,877	2,171,417
TORINO Via XX Settembre 3	229,771	2,685,563	2,915,334	1,233,058	1,682,276
TORRE ANNUNZIATA Corso Umberto 94 / Via Vesuvio	61,983	1,797,270	1,859,253	500,829	1,358,424
TORRE BOLDONE Via Palazzolo 11	37,050	477,358	514,408	219,005	295,403
TORRE DE’ PASSERI Corso Garibaldi	94,425	189,627	284,052	53,061	230,991
TORRE DEL GRECO Via Cesare Batisti 14	1,277,289	1,214,615	2,491,904	465,487	2,026,417
TORTONA Piazza Duomo 9	391,909	2,434,367	2,826,276	1,397,714	1,428,562
TORTONA Piazza Mazzini 2	22,477	20,139	42,616	24,511	18,105
TRADATE Corso Bernacchi 85	311,170	870,897	1,182,067	570,548	611,519
TRANI Piazza della Repubblica 63	2,875	652,802	655,677	176,627	479,050
TRECATE Via Gramsci 1	234,401	742,138	976,539	494,991	481,548
TRENTO Via Segantini / Via Acconcio	2,266,987	610,271	2,877,258	1,155,034	1,722,224
TRESCORE CREMASCO Via Carioni 2	241,631	273,090	514,721	240,622	274,099
TREVIGLIO Piazza Cameroni 2	1,456,076	2,188,455	3,644,531	1,822,522	1,822,009
TREZZO SULL’ADDA Via Garibaldi / Via dei Mille 1	782,113	1,266,851	2,048,964	859,897	1,189,067
TRIESTE Piazza Oberdan 3	84,819	1,068,033	1,152,852	409,533	743,319
TRIESTE Via Coroneo 8	45,205	27,099	72,304	26,029	46,275
TRINO Corso Cavour 61	354,774	577,220	931,994	543,792	388,202
TROFARELLO Via Torino 64	116,335	947,001	1,063,336	497,510	565,826
TURATE Via Marconi 7 / Via Candiani	454,637	349,792	804,429	362,994	441,435
UBOLDO Via Roma 27	30,307	462,856	493,163	207,532	285,631
UDINE Via Marangoni	96,594	1,272,087	1,368,681	696,143	672,538
VADO LIGURE Piazza Cavour 10	1,303,021	39,091	1,342,112	516,433	825,679
VAILATE Via Giani 15	85,042	302,118	387,160	140,328	246,832
VALBONDIONE Via San Lorenzo 24	21,969	91,261	113,230	47,391	65,839
VALENZA Corso Garibaldi 111/113	2,224,716	2,529,203	4,753,919	2,222,282	2,531,637
VALFENERA Via Amedeo d’Aosta 10	56,505	255,210	311,715	153,036	158,679
VALGUARNERA CAROPEPE Via Garibaldi 95	43,121	168,090	211,211	122,432	88,779
VALLE LOMELLINA Via Casserotto 1 / Via Roma 29	216,082	442,617	658,699	418,405	240,294
VALLEMOSSO Piazza Dante Alighieri 8	209,476	376,135	585,611	272,659	312,952

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Amount in €

LOCATION	INVESTMENT	REVALUATIONS (*)	BOOK VALUE	ADJUSTMENTS	NET SHAREHOLDERS’ EQUITY
VANZAGHELLO Piazza Sant’Ambrogio 2	325,578	434,984	760,562	322,603	437,959
VARALLO SESIA Piazza Vittorio Emanuele	134,176	370,658	504,834	217,813	287,021
VARAZZE Piazza Patrone / Via Nazioni Unite	245,869	1,819,382	2,065,251	992,335	1,072,916
VARESE Via Marcobi 8	305,836	1,280,068	1,585,904	626,929	958,975
VARESE Via Milano 16	102,627	2,930,721	3,033,348	1,395,356	1,637,992
VASTO Via Maddalena	365,150	140,977	506,127	94,545	411,582
VENAFRO Corso Campano 21	11,971	437,439	449,410	121,044	328,366
VENARIA REALE Viale Buridani 6	170,603	—	170,603	30,476	140,127
VENEZIA - MESTRE Corso del Popolo 58	30,548	67,578	98,126	35,326	62,800
VENEZIA - MESTRE Via Cappuccina 11	96,616	574,778	671,394	241,702	429,692
VENEZIA Rio Terrà San Leonardo 1353	31,853	1,517,518	1,549,371	557,773	991,598
VENEZIA San Marco Calle Callegher	49,023	611,511	660,534	242,205	418,329
VENEZIA San Marco Calle delle Acque	168,942	77,468	246,410	175,275	71,135
VENOSA Via Roma 26	32,219	246,866	279,085	75,177	203,908
VENTIMIGLIA Via Cavour 30A-B/108	662,576	3,683,809	4,346,385	2,110,445	2,235,940
VERCELLI Viale Garibaldi 12	1,703,059	4,261,769	5,964,828	2,948,837	3,015,991
VERCELLI Via Mercadante 3 / Via Paggi	9,379	150,478	159,857	60,455	99,402
VERDELLO Via Cavour 19	258,764	744,864	1,003,628	251,931	751,697
VERONA Piazza Madonna di Campagna 18	1,875,538	455,381	2,330,919	755,403	1,575,516
VIADANA Piazza Manzoni 32	594,105	712,327	1,306,432	607,819	698,613
VIAREGGIO Via San Francesco	51,676	—	51,676	6,201	45,475
VICO EQUENSE Corso Filangieri 82	17,115	695,667	712,782	191,973	520,809
VIGEVANO Via Decembrio 35 / Via Carducci 1	259,412	3,051,040	3,310,452	1,461,171	1,849,281
VIGNALE MONFERRATO Piazza del Popolo 5	8,560	78,568	87,128	28,608	58,520
VILLA CARCINA Via Glisenti 78	745,518	407,520	1,153,038	585,798	567,240
VILLA CORTESE Via Tosi 22 / Via Speroni	349,479	257,509	606,988	301,179	305,809
VILLA SAN GIOVANNI Via Ammiraglio Curzon	67,087	531,951	599,038	161,401	437,637
VILLACIDRO Via Regione Sarda 59	19,700	264,426	284,126	76,538	207,588
VILLAFRANCA D’ASTI Via Roma 34	39,873	319,845	359,718	185,916	173,802
VILLANTERIO Via IV Novembre 12/a	275,383	360,890	636,273	157,060	479,213
VILLAR PEROSA Via Nazionale 31/9	15,568	460,574	476,142	191,651	284,491
VILLAROSA SICILIA Piazza Vittorio Emanuele 3	299,173	—	299,173	50,769	248,404
VILLASANTA Via Confalonieri / Via Camperio	473,598	23,171	496,769	162,520	334,249
VIMERCATE Via Risorgimento 32/a	826,376	362,775	1,189,151	529,205	659,946
VOGHERA Piazza Duomo 10	2,167,298	3,855,320	6,022,618	3,415,654	2,606,964
ZANICA Via Roma 9/9a	83,083	531,649	614,732	262,648	352,084
SGONICO (land)	—	361	361	—	361
TORPE’ (land)	176	—	176	176	—
Former Banco di Napoli granges	137,927	809,790	947,717	—	947,717

TOTAL PROPERTY IN ITALY	533,131,285	1,340,245,086	1,873,376,371	735,750,879	1,137,625,492

PARIGI Avenue de Suffren	21,304	314,393	335,697	—	335,697
NEW YORK Town of Mamaroneck	531,240	413,411	944,651	303,755	640,896

GRAND TOTAL	533,683,829	1,340,972,890	1,874,656,719	736,054,634	1,138,602,085

(*)       L. 19/12/73 n. 823; L. 2/12/75 n. 576; L. 19/03/83 n. 72; L. 30/07/90 n. 218; L. 29/12/90 n. 408; L. 30/12/91 n. 413; other.

Other points on the agenda

NOMINATION, FOLLOWING DETERMINATION OF THE NUMBER,
OF THE MEMBERS OF THE BOARD OF DIRECTORS AND THE CHAIRMAN
FOR 2004/2005/2006; DETAIL OF RELATED REMUNERATION

ASSIGNMENT OF THE APPOINTMENT TO AUDIT THE FINANCIAL STATEMENTS,
THE HALF YEAR REPORT AND THE ANNUAL REPORT ON FORM 20-F
FOR 2004/2005/2006

AUTHORIZATION FOR THE PURCHASE AND SALE OF OWN SHARES

NOMINATION OF A SUPPLEMENTARY AUDITOR IN ACCORDANCE
WITH ART. 2401 OF THE ITALIAN CIVIL CODE

Nomination, following determination of the number, of the members of the Board of Directors and the Chairman for 2004/2005/2006; detail of related remuneration

THE BOARD OF DIRECTORS’ REPORT

Point 2 of the agenda

Shareholders,

the term of the Board of Directors appointed by the Shareholders’ Meeting held on 30 April 2001 expires with the approval of the financial statements as of 31 December 2003.

In fact, we remind you that, in accordance with Art. 14, subsections 1 and 2 of the Articles of Association, “the Company is administered by a Board of Directors composed of a number of members variable from 7 to 20, as decided by the Shareholders’ Meeting. The Shareholders’ Meeting nominates one of the Board Members as Chairman.

The Directors shall hold office for three financial years and may be re-elected”.

We further remind you that, in accordance with Art. 15, subsection 8 of the Articles of Association, “The members of the Board of Directors and of the Executive Committee are entitled to annual remuneration, part fixed and part variable, to be established by the Shareholders’ Meeting”.

In compliance with the last subsection of Art. 15, the Shareholders’ Meeting can, in addition to the aforementioned remuneration, determine to pay each Director a fixed sum for every meeting attended.

Shareholders,

you are therefore invited to take the necessary decisions.

Turin, 26 March 2004

The Board of Directors

Assignment of the appointment to audit the financial statements, the Half Year Report and the Annual Report on Form 20-F for 2004/2005/2006

THE BOARD OF DIRECTORS’ REPORT

Point 3 of the agenda

Shareholders,

the three year term of engagement assigned by the Bank to PricewaterhouseCoopers S.p.A., for the audit of the statutory and consolidated financial statements of Sanpaolo IMI, the limited review of the Half Year report and the audit of the consolidated financial statements included in the “Annual Report on Form 20-F”, prepared in accordance with United States regulations, expires with the approval of the 2003 financial statements.

Given the above, having appraised the technical qualifications of the audit firm and taking into consideration the specific competence of said firm in respect of the accounting, organizational and internal control procedures of the Bank and the Group, in order to maintain a high level of standards in respect of control and to ensure the continuity of the audit work, it has been decided to invite PricewaterhouseCoopers S.p.A. to submit a proposal for the renewal of the appointment as auditors for 2004/2005/2006.

The proposal is:

•                  to perform a full audit, in accordance with Articles 155 and 156 of D. Lgs. 58/98, on the financial statements of SANPAOLO IMI S.p.A. and on the consolidated financial statements of the SANPAOLO IMI Group as of 31 December 2004, 2005 and 2006 and to perform all duties and activities related thereto;

•                  to perform a limited audit, as recommended by Consob in communication no. 97001574 of 20 February 1997 and in accordance with the subsequent resolution no. 10867 of 31 July 1997, on the half year reports as of 30 June 2004, 2005 and 2006;

•                  to audit the reporting packages prepared by the foreign branches at London, New York (including Nassau), Tokyo, Singapore and Shanghai (full audits); Amsterdam, Athens, Frankfurt (including Munich), Vienna and Hong Kong (limited audits) for the purpose of the SANPAOLO IMI S.p.A. financial statements. In respect of the half year reports, it is proposed to perform only a limited audit on the reporting packages prepared by the London and New York (including Nassau) branches.

For the above activities, the annual sum requested by PricewaterhouseCoopers S.p.A. for 2004/2005/2006 is 1,375 thousand euro, which is composed as follows:

(in thousands of euro)

AUDIT OF THE STATUTORY AND CONSOLIDATED FINANCIAL STATEMENTS

		2004 - 2006 proposal
		Annual fees for the 2004 - 2006 three year period	Hours
Type of work
A1)	Full audit of the statutory financial statements	520	5,800
A2)	Full audit of the consolidated financial statements	90	915
A3)	Examination of the accuracy and correctness of the accounting records	190	2,200
Total A)		800	8,915
B)	Procedures on foreign branches (not included in above point A)	395	3,580
C)	Limited audit of the Half Year Financial Statements	220	2,355
D)	Limited audit on the foreign branches for the Half Year Financial Statements	65	620
Sub Total A. + B. + C. + D.		1,480	15,470
Discount		105
Total fees/hours		1,375	15,470

PricewaterhouseCoopers S.p.A. also submitted a proposal to audit the consolidated financial statements for 2004/2005/2006, which will be included in the “Annual Report Form 20-F”, prepared according to United States regulations and filed with the Securities and Exchange Commission in relation to the listing of Sanpaolo IMI on the New York Stock Exchange (NYSE).

The annual fees requested by PricewaterhouseCoopers S.p.A. for such work amounts to 600 thousand euro (for a total of 2,700 hours); these fees are inclusive of 220 thousand euro (for a total of 600 hours) for the work performed by PWC Global Capital Market Group, an internationally specialized body of PricewaterhouseCoopers.

The fees proposed have been determined in compliance with the criteria set by Consob and reflect current charge out rates; after the first year they shall be adjusted on the basis of changes to the cost of living index as established by the Central Statistics Institute (ISTAT). The above fees do not include VAT, out-of-pocket expenses, secretarial costs and regulatory contributions to Consob.

The fees do not include the time required, to perform additional audit work which may be necessary in the event of exceptional or unforeseeable circumstances including, only by way of example, significant changes to the structure and activities of SANPAOLO IMI and the Group, the establishment of shareholders’ equity destined for specific business and changes in accounting principles, when such work requires more commitment than that estimated in the proposal. In this event, the fees may be adjusted in the final bill according to the criteria set by Consob.

In accordance with Art. 159, subsection 1 of D.Lgs. 58/98 and Art. 146 of Consob Regulation no. 11971 of 14 May 1999 (and subsequent changes), the Board of Statutory Auditors have expressed their approval to appoint PricewaterhouseCoopers S.p.A. as auditors.

Therefore, we hereby propose to engage PricewaterhouseCoopers S.p.A., with head office at via Vittor Pisani 20, Milan, for 2004/2005/2006 and in accordance with Art. 159 of D.Lgs. no. 58 of 24 February 1998 and the relevant regulations issued by Consob through resolution no. 11971 of 14 May 1999, to audit the statutory and consolidated financial statements of SANPAOLO IMI, to perform a limited audit on the half year reports, to review the reporting package prepared for the purpose of the year-end financial statements and half year report of the foreign branches, and to audit the consolidated financial statements included in the “Annual Report on Form 20-F” prepared according to United States regulations. All of the above within the terms and according to the methods described.

Turin, 26 March 2004

The Board of Directors

Authorization for the purchase and sale of own shares

THE BOARD OF DIRECTORS’ REPORT

Point 4 of the agenda

Shareholders,

the Board of Directors has called you to the ordinary meeting to resolve on the proposal to authorize the purchase and sale of own shares, in order to renew the authorization already granted at the previous meeting of 29 April 2003, prior to its imminent expiry.

The appropriate sections of the Report on Operations and the Explanatory Notes to the 2003 Financial Statements illustrate the transactions in own shares carried out by SANPAOLO IMI S.p.A. during the year.

As you well know, there are a number of reasons why a company might want to buy or sell its own shares. In particular, it is opportune that Directors be authorized to purchase and sell own shares, also to keep prices in line with estimated fair values, in relation to contingent situations on the domestic or international markets. This can also improve market liquidity and the trading of shares.

At the same time, it is deemed opportune that Directors be empowered with this authorization in order to be able to take advantage of opportunities such as special transactions or deals involving share exchanges or other situations where a company might need to have its own shares available.

Purchases of own shares will be made according to procedures provided and permitted by the first subsection of Art. 132 of D.Lgs. 58 of 24 February 1998, to ensure fair treatment to all shareholders pursuant to subsection 3 of Art. 132 of the same Decree Law. Transactions are generally carried out in compliance with current CONSOB regulations.

Taking account of the above, we propose that you pass a resolution in accordance with Art. 2357 of the Civil Code and Art. 132 of D. Lgs. 58 of 24 February 1998, authorizing for a period of 18 months from the date of the resolution the purchase of own shares with a nominal value of 2.8 euro per share at a price, net of related purchase costs, of not less than 30% below and not more than 10% above the reference price that the stock will have posted during the stock exchange session on the day prior to each purchase transaction, up to a maximum of 180 million shares and in any case, within the limits set by the law. According to these limits, suitable procedures are implemented in order to monitor the total share-holding held by the Group. Purchases can take place on one or more occasions.

We propose that you confirm the Reserve of 1,000 euro for the purchase of own shares, which corresponds to the total of the amount already accrued. The amount of own shares held in portfolio at any moment in time should not exceed this limit.

We also propose that, pursuant to Art. 2357-ter of the Civil Code, you authorize the disposal of all or part of the own shares held, at a price not less than 10% below the reference price that the stock will have posted in the session on the day prior to each sale. On the other hand other parameters can be used, in line with international best practice, for share transfers involved in the acquisition of shareholdings by the Bank, or in connection with the setting up of stable relationships of cooperation or special financial operations which imply the availability of own shares.

For the above reasons, subsequent purchase and sale transactions can be made.

Own shares can also be used as part of incentive plans for:

•                  the employees of the Company or its subsidiaries for allocations free of charge, also in substitution of other forms of remuneration, taking into account tax benefits provided for by current tax regulations;

•                  sales for payment following the exercise of option rights and at a price equal to the “normal value” of the stock calculated according to current tax regulation, to employees of the Bank or of its subsidiaries, as well as, in compliance with Art. 2389 of the Civil Code, to Directors of the Bank.

In this respect, we inform you that, as mentioned in the consolidated Report on operations, and without affecting the powers of the shareholders’ meeting in matters concerning the authorization of how own shares can be used, the Board of Directors has on separate occasions:

•                  decided in accordance with Art. 15 subsection 9 of the Articles of Association that the remuneration of the Chairman Mr. Rainer Masera and of the Managing Directors Mr. Alfonso Iozzo and Mr. Luigi Maranzana should be supplemented by means of a stock option plan assigning to each of them 450,000 fixed rights for their 2001/2002/2003 three year term of office, plus further 150,000 rights on condition that the SANPAOLO IMI stock reach a price of 20 euro by the end of the three-year period;

•                  decided, in accordance with Art. 15 subsection 9 of the Articles of Association, on the appointment of Mr. Pio Bussolotto as Managing Director, that his remuneration should be supplemented by means of a stock option plan assigning him 300,000 fixed rights for his 2002/2003 two year term of office, plus a further 100,000 rights on condition that the SAN-PAOLO IMI stock reach a price of 20 euro by the end of the two-year period;

in both cases the purchase price is equal to 12.6244 euro, whilst the period of exercise of the rights is forecast for the end of the 2001/2003 three-year period, after the issue of the dividend for 2003 and before approval by the Board of Directors of the 2005 financial statements and not later than 31 March 2006.

Lastly, we invite you to formally agree with these proposals – and consequently to revoke, for the part not executed of the resolution passed on 29 April 2003 authorizing the purchase and sale of own shares, and to authorize the Board of Directors to delegate all or part of the power to initiate purchases and disposals of own shares.

Turin, 26 March 2004

The Board of Directors

Nomination of a Supplementary Auditor in accordance with Art. 2401 of the Italian Civil Code

THE BOARD OF DIRECTORS’ REPORT

Point 5 of the agenda

Shareholders,

it is brought to your attention that Prof. Antonio Ottavi formally advised the Chairman and the Board of Directors of his resignation as Supplementary Auditor of the Bank with effect from 19 January 2004.

This meeting of the Shareholders’ is therefore called on to pass a resolution to appoint a new Supplementary Auditor ex. Art. 2401 of the Italian Civil Code.

As a matter of fact, in accordance with Art. 19, subsection 16 of the Articles of Association, the aforementioned resolution shall be passed by the relative majority, without recourse to a voting list.

Shareholders,

you are therefore invited to take the necessary decisions.

Turin, 26 March 2004

The Board of Directors

Report on corporate governance
and adherence to the code of conduct
for listed companies

INDEX

INTRODUCTION

THE COMPANY
a) Organization
b) Composition of share capital and majority shareholders
c) The role of the Parent Bank and the SANPAOLO IMI Group

BOARD OF DIRECTORS
a) Composition and duration
b) Executive and non-executive Directors – the Chairman and the Deputy Chairmen
c) Independent and non-independent Directors
d) Offices of Director or Statutory Auditor held in other companies
e) Functions of the Board of Directors
f) Board meetings

EXECUTIVE COMMITTEE AND MANAGING DIRECTORS

TECHNICAL COMMITTEES
a) Remuneration and Personnel Policies Technical Committee
b) Audit Technical Committee
c) Group Risks Technical Committee
d) Ethical Committee

NOMINATION AND REMUNERATION OF THE DIRECTORS
a) Nomination
b) Remuneration

CENTRAL MANAGEMENT

THE INTERNAL CONTROL SYSTEM

TRANSACTIONS WITH RELATED PARTIES

TREATMENT OF CONFIDENTIAL INFORMATION

INTERNAL DEALING

RELATIONS WITH SHAREHOLDERS

SHAREHOLDERS’ MEETINGS

BOARD OF STATUTORY AUDITORS
a) Nomination, composition and duration
b) Functions and powers of the Board of Statutory Auditors
c) Offices of Director or Statutory Auditor held in other listed companies

AUDITS

Introduction

Within the context of ever increasing attention to governance profiles and transparent communication to the market, as instruments to maximize shareholder value, SANPAOLO IMI has adhered to the aims and indications of the Code of Conduct for Listed Companies since its issue.

Recognizing the validity of the model of corporate governance contained in the Code - drawn up on the basis of international best practice - the Company continues to follow its principles and introduces a model of corporate governance with the aim of guaranteeing adequate sharing of responsibilities and powers, correctly balancing the functions of management and control, also in the light of the experiences of the more evolved financial markets.

The beginning of this Report supplies a brief profile of the Company and its organization, while the subsequent paragraphs are dedicated to describing the SANPAOLO IMI corporate governance system, paying special attention to the attributions and responsibilities of the Company bodies, the nomination methods and the duration in office of their components and the rules for their renewal, as well as relationships with shareholders and institutional investors. Three tables summarizing the structure of the Board of Directors, the Internal Committees and the Board of Statutory Auditors, as well as the general application of the Code, are added as appendixes.

The Company

SANPAOLO IMI – Limited company with Registered office in Turin and Secondary offices in Rome and Bologna is a Bank registered in the roll of banks and Parent Bank of the SANPAOLO IMI Banking Group, registered in the roll of banking groups. The Company, in accordance with Art. 4 of the Articles of Association, accepts deposits from the public and exercises various forms of credit, in Italy and abroad, and may perform, within the legal limits in force, all transactions and banking and financial services and every other instrumental transaction or transaction linked with achieving the corporate aim.

The Company is listed with the Mercato Telematico Azionario organized and managed by Borsa Italiana S.p.A. and with the New York Stock Exchange.

a) Organization

In accordance with the Italian legislation on listed companies, and in the light of the adherence to the Code of Conduct, the SANPAOLO IMI organization is characterized by the presence of the following Company bodies:

•                  the Shareholders’ Meeting, a Body which expresses company intentions the decisions of which, adopted in conformity to the law and the Articles of Association, restrict all shareholders, including those who are absent or dissenting;

•                  the Board of Directors, nominated by the Shareholders’ Meeting for a period of three years and holder of all Company management powers;

•                  the Chairman of the Board of Directors – nominated by the Shareholders’ meeting from among the members of the same Board – is the legal representative of the Company before third parties and for legal purposes, and also presides over the Executive Committee, of which he is a rightful member;

•                  the Executive Committee and the Technical Committees (Remuneration and Personnel Policies Technical Committee, Audit Technical Committee, Group Risks Technical Committee and Ethical Committee), set up within the Board and made up of its members; the Executive Committee is the Body delegated to carry out important administration functions, while the other Committees perform advisory services, preliminary enquiries and control activities;

•                  two Deputy Chairmen – nominated by the Board of Directors from among its members – are rightful members of the Executive Committee and assume all the Chairman’s powers and the legal representation of the Company before third parties and for legal purposes in the event of his absence or impediment, according to the order of succession established by the Board;

•                  three Managing Directors – nominated by the Board of Directors, which organizes their assignments – are rightful members of the Executive Committee and hold, individually, the legal representation of the Company before third parties and for legal purposes in the event of the absence or impediment of the Chairman and the Deputy Chairmen;

•                  the Central Management, nominated by the Board of Directors – as an alternative to nominating one or more General Managers – establishes the number of members and provides for attribution of the competencies as well as the allocation of the functions among them;

•                  the Board of Statutory Auditors – nominated by the Shareholders’ Meeting for a period of three years and composed of five Auditors and two Supplementary Auditors – supervises the observance of the law and the Articles of Association and, generally, the administrative, organizational and accounting system, as well as the Company’s internal control system.

The attributions and operating standards of the Company bodies are contained in the legal and regulatory provisions, in the Articles of Association and in the decisions made by the Boards; the operating standards of the Shareholders’ Meeting are also governed by special Regulations.

b) Composition of share capital and majority shareholders

The Company’s capital, as resulting from Art. 6 of the Articles of Association, is 5,144,064,800.00 euro fully paid, which comprises 1,448,831,982 registered ordinary shares and 388,334,018 preference shares which do not give entitlement to vote in the ordinary shareholders’ meetings.

Preference shares were introduced – in accordance with letter a) of subsection 3 of Art. 28 of D. Lgs 153/1999 – in July 2002, in conjunction with the incorporation of Cardine Banca, implementing that provided for by the letter of intent signed by Compagnia di San Paolo, Fondazione Cassa di Risparmio di Padova e Rovigo and Fondazione Cassa di Risparmio in Bologna. Said shares, which give entitlement to vote only in the extraordinary shareholders’ meetings, are now held by Compagnia di San Paolo, Fondazione Cassa di Risparmio di Padova e Rovigo and Fondazione Cassa di Risparmio in Bologna. The preference, or privilege, consists in the pre-emption right in the case of capital repayment and in the right to an allocation of the net income of 5% of the nominal share value, as well as the right to accumulate the dividend still to be received with that matured over the subsequent two years.

Other advisory agreements currently exist between Compagnia di San Paolo, IFIL S.p.A., Società Reale Mutua di Assicurazioni S.p.A. and CDC IXIS Italia Holding S.A., and will expire on 13 April 2004.

An excerpt of all the aforementioned agreements is available on the Bank’s website.

On the basis of the Shareholders’ Book and other available information, as of 26 March 2004, SANPAOLO IMI has about 185,000 shareholders. A table listing the main shareholders, directly and/or indirectly holding shares of the share capital with voting rights is printed below:

Shareholder	Percentage of total capital	Percentage of ordinary capital
Compagnia di San Paolo	14.48	7.50
Fondazione CR Padova e Rovigo	10.80	4.38
Santander Central Hispano	8.61	10.92
Fondazione CR in Bologna	7.69	3.12
Giovanni Agnelli & C.	3.83	4.86
Deutsche Bank AG	2.00	2.54
Mediobanca	1.93	2.45
Fondazione Cariplo	1.74	2.21
Caisse des Depots et Consignations	1.70	2.16
Società Reale Mutua di Assicurazioni	1.54	1.94
Ente CR Firenze	1.53	1.94
Credit Lyonnais SA	1.50	1.91
Fondazione CR Venezia	1.50	1.90

c) The role of the Parent Bank and the SANPAOLO IMI Group

The Company is the Parent Bank of the SANPAOLO IMI Banking Group, composed of the same Parent Bank and the banking, financial and instrumental companies – with registered offices in Italy and abroad – controlled directly or indirectly.

In its capacity as Parent Bank, the Company holds the role of reference-point for the Bank of Italy and, in exercising its direction, address and coordination activities, issues the necessary provisions to the members of the Banking Group for implementing the instructions received from the Bank of Italy in the interest of Group stability. For this purpose SANPAOLO IMI asks the Group companies for news, figures and relevant reports and also verifies compliance with the provisions issued as instructed by the Bank of Italy. The Administrators of the subsidiaries must implement the Parent Bank provisions and supply every piece of information useful to its issue to the Parent Bank.

The SANPAOLO IMI Group is based upon the specialization of the professional skills of the production, distribution and service units and is mainly structured in four business sectors:

•                  Domestic Banking Networks – including the Sanpaolo Network, the former Cardine bank networks and Sanpaolo Banco di Napoli – dedicated to the retail and business markets throughout the whole country. The banking networks are flanked by specialist units to serve domestic clients: Banca OPI, which provides consultancy and medium- and long-term financing to public bodies for infrastructure works, GEST Line, which manages the Group’s tax collection activities, as well as trustee, consumer credit and leasing companies. This sector also includes the Other Italian Networks, which handles the Group’s shareholdings in Cassa di Risparmio di Firenze, Cassa dei Risparmi di Forlì and Banca delle Marche;

•                  Personal Financial Services, which manages the offer of financial services by the “Banca Fideuram group” financial planner network;

•                  Wealth Management and Financial Markets, which include the companies controlled directly by Sanpaolo IMI Wealth Management, dedicated to providing asset management products (mutual funds, portfolio management and insurance) to the Group networks and associated networks, as well as institutional investors and other networks; Banca IMI, the Group’s investment bank, whose business priorities concern, on the one side, the supply of specialist services to companies and institutional customers and, on the other, the development of structured products distributed to retail customers and corporate customers through the Group’s networks; Sanpaolo Imi Private Equity, whose aim is to strengthen and consolidate the Group’s activity and presence in the private equity sector, mainly through the promotion and management of closed-end investment funds;

•                  International Activities, which includes the Parent Bank’s Foreign Network, limited to corporate lending, and Sanpaolo IMI Internazionale, established to develop the presence in foreign countries of strategic interest through growth initiatives such as acquisitions and alliances.

* * *

On 13 February 2004, the SANPAOLO IMI Board of Directors approved a project to reorganize the Group’s insurance activities, which provides for concentrating the insurance business – currently split into several production platforms: Sanpaolo Vita, Sanpaolo Life, Fideuram Vita and Noricum Vita together with Egida (jointly controlled with Reale Mutua Assicurazioni) and Fideuram Assicurazioni in the damages branch – with the aim of simplifying and rationalizing its presence in a sector of strategic interest, taking advantage of opportunities for development and creating an insurance pole to lead the market. The transaction will be accomplished in the time technically compatible with obtaining authorization from the Bank of Italy and with the necessary requirements.

* * *

To equip the Bank with a suitable self-regulation instrument comprising the essential principles of the Group’s organization and the fundamental rules of the subsidiaries’ direction and coordination model, the Board of Directors approved the Group Regulations, which define the Group’s entire structure, the basic principles on which it operates, the areas of competence and the responsibilities of the Central Functions of the Parent Bank, as well as the mechanisms and instruments used to coordinate the entire Group.

SANPAOLO IMI has also introduced a Group investment policy, attributable to fundamental principles of finance, which indicates behavioral rules for the consistent issue of customer investment services.

To ensure adequate dissemination of the Group’s strategic addresses among top management, their rendering into plans and budgets and their accomplishment, a Group Management Committee has been set up to analyze, compare and evaluate the Group’s global management trend. The Committee’s main activities concern the sharing of general strategic addresses, information on the general management trend and the progress of the main projects underway, as well as the analysis and in-depth investigation of the decisions which are important to the Group as a whole. This Committee, to which the Chairman of the Parent Bank participates, usually has a monthly meeting which is attended by the Managing Directors of SANPAOLO IMI, the Heads of the Group’s main distribution networks and Heads of Parent Bank specialist Functions; on the basis of specific needs, it may also be extended to the managers of the various Group departments.

Board of Directors

a) Composition and duration

In accordance with Art. 14 of the Articles of Association, the Company is administered by a Board of Directors composed of a number of members variable from 7 to 20, as decided by the Shareholders’ Meeting, which will nominate one of them Chairman.

The SANPAOLO IMI Board of Directors in office at the time of publication of this Report was nominated by the Shareholders’ Meeting of 30 April 2001 and subsequently by the Shareholders’ Meeting of 5 March 2002(1), and is composed of 18 Directors, listed below with their specific roles:

Rainer Masera	Chairman
Pio Bussolotto	Managing Director
Alberto Carmi	Director
Giuseppe Fontana	Director
Richard Gardner	Director
Alfonso Iozzo	Managing Director
Mario Manuli	Director
Luigi Maranzana	Managing Director
Antonio Maria Marocco	Director
Virgilio Marrone	Director
Abel Matutes	Director
Iti Mihalich	Director
Anthony Orsatelli	Director
Emilio Ottolenghi	Director
Orazio Rossi	Deputy Chairman
Gian Guido Sacchi Morsiani	Director
Enrico Salza	Deputy Chairman
Remi François Vermeiren	Director

The Bank’s website reports short biographical and professional notes of the Directors in office.

(1)       The Directors Antonio Maria Marocco and Anthony Orsatelli were nominated last year by the Board of Directors, in accordance with Art. 2386 of the Italian Civil Code, following the resignations of Gabriele Galateri and M.me Bouillot, and subsequently confirmed by the Shareholders’ Meeting of 25 November 2003.

The term in office of all the members of the Board of Directors is envisaged until the approval of the financial statements for 2003. The renewal of the Board is planned for the Shareholders’ Meeting of 28/29 April 2004.

The Board of Directors has nominated Piero Luongo, Head of General Secretarial Management, as Board Secretary.

b) Executive and non-executive Directors – the Chairman and the Deputy Chairmen

The Board of Directors is mainly composed of Non-executive Directors, having no operational delegated powers and/or no directional functions in the Company, and the pursuance of their respective duties in meetings of the Deliberative Bodies and Technical Committees is reserved to them. They will be in sufficient number to guarantee that their judgment has determinant weight when making decisions.

More specifically, the Managing Directors will be considered as Executive Directors, in relations to their role of executive management and promotion of activities for the Company, as stated by the Articles of Association, while all the remaining members of the Board are to be considered as Non-executive Directors.

The Chairman of the Board of Directors is also a Non-executive Director: the current Company structure, resulting from the Articles of Association and decisions of the Board, state that the Chairman’s functions are distinct from those of the Managing Directors. The Board has assigned no operational delegated powers to the Chairman, except for, pursuant to the Articles of Association, the responsibilities to coordinate the activities of the Company, the legal representation and the power to take, in agreement with the relevant Managing Director, any urgent provision in the interest of the Company, referring such to the Board of Directors or the Executive Committee at its next meeting.

The Deputy Chairmen – nominated, in accordance with Art. 15 of the Articles of Association, by the Board of Directors from among its members – are also Non-executive Directors, having not been assigned operational delegated powers by the Board and being solely capable of assuming, to all effects, the powers of the Chairman pursuant to Art. 18 of the Articles of Association, in event of his absence or impediment, in the order established by the Board.

c) Independent and non-independent Directors

The Board of Directors periodically checks the existence of the independence of the Non-executive Directors on the basis of the definition contained in the Code of Conduct and also with reference to the instructions supplied by the individuals involved.

Considering the nature of the agreements existing among certain shareholders and relative financial arrangements between SANPAOLO IMI and the same shareholders, the following are to be considered non-independent directors by virtue of their offices among the shareholders:

Anthony Orsatelli

Virgilio Marrone

Iti Mihalich

As regards the remaining non-executive Directors, there are no elements such as not to satisfy the requirements of independence.

Each Director has undertaken to promptly inform the Board should he cease to be independent.

d) Offices of Director or Statutory Auditor held in other companies

Following is a list of the offices of Director or Statutory Auditor currently held by SANPAOLO IMI Directors in Companies listed in regulated markets, including those abroad, in financial, banking, insurance or other significant-sized companies:

DIRECTOR	OFFICE	COMPANY
MASERA Rainer	Chairman	Banca Fideuram S.p.A.
	Member of the Board of Directors	BEI – European Investment Bank
BUSSOLOTTO Pio	Managing Director	Cassa di Risparmio di Padova e Rovigo S.p.A.
	Director	Cassa di Risparmio di Firenze S.p.A.
	Director	Banca delle Marche S.p.A.
CARMI Alberto	/	/
FONTANA Giuseppe	Director	Banca Fideuram S.p.A.
	Director	Banca Popolare di Sondrio S.c.r.l.
GARDNER Richard	/	/
IOZZO Alfonso	Chairman	Sanpaolo Banco di Napoli S.p.A.
	Chairman	Banca OPI S.p.A.
	Director	Nhs Mezzogiorno Sgr S.p.A.
	Member of the Supervisory Board	CDC Ixis
MANULI Mario	Chairman and Managing Director	Fin.M. S.r.l.
	Director	Manuli Rubber Industries S.p.A.
	Director	Manuli Stretch S.p.A.
	Director	Terme di Saturnia S.r.l.
	Director	Tamburi Investment Partners S.p.A.
	Director	Cassa di Risparmio di Firenze S.p.A.
MARANZANA Luigi	Chairman	Banca d’Intermediazione Mobiliare Imi S.p.A.
	Chairman	Sanpaolo Imi Wealth Management S.p.A.
	Director and Member of the Executive Committee	Banca Fideuram S.p.A.
	Director	Sanpaolo Imi Internazionale S.p.A.
MAROCCO Antonio Maria	Director	Ifil S.p.A.
	Director	Reale Mutua di Assicurazioni
MARRONE Virgilio	/	/
MATUTES Abel	/	/
MIHALICH Iti	Chairman	Società Reale Mutua di Assicurazioni
	Chairman	Banca Reale S.p.A.
	Chairman	Rem Assicurazioni S.p.A.
	Chairman	Reale Immobili
	Chairman	Blue Assistance
	Chairman	La Piemontese Assicurazioni S.p.A.
	Chairman	La Piemontese Vita S.p.A.
	Chairman	Italiana Assicurazioni S.p.A.
	Chairman	I.S.E. S.p.A.
	Chairman	Reale Seguros Generales S.A.
	Chairman	Reale Vida - Compania de Seguros y Reaseguros S.A.
	Chairman	Reale Asistencia - Compania de Seguros S.A.
	Chairman	Agemut - Sociedad de Agencia de Seguros de Mutral S.A.
	Chairman	Reale Sum - Agrupacion de Interes Economico
	Chairman	Inmobiliaria Grupo Asegurador Reale S.A.
	Chairman	Eficalia Servicios S.A.
	Chairman	Rem Vie S.A.
	Deputy Chairman	Ala Assicurazioni S.p.A.
	Director	Friulcassa S.p.A.
	Director	Sara Assicurazioni S.p.A.
	Director	Sara Vita S.p.A.

DIRECTOR	OFFICE	COMPANY
ORSATELLI Anthony	President du Directoire	CDC Ixis S.A.
	President du Directoire	CDC Ixis Capital Markets S.A.
	Membre du Directoire	Caisse Nationale des Caisses d’Epargne S.A.
	President du Conseil de Surveillance	CDC Ixis Securities S.A.
	Vice-President du Conseil de Surveillance	CDC Ixis Lcf RothSchild Midcaps S.A.
	Membre du Conseil de Surveillance	Sogeposte S.A.
	Membre du Conseil de Surveillance	CDC Ixis Financial Guaranty Holding S.A.
	Membre du Conseil de Surveillance	CDC Ixis Financial Guaranty S.A.
	Membre du Conseil de Surveillance	CDC Ixis Financial Guaranty Europe S.A.
	Membre du Conseil de Surveillance	CDC Ixis Asset Management S.A.
	Membre du Conseil de Surveillance	Ecureuil Gestion S.A.
	Membre du Conseil de Surveillance	Ecureuil Gestion FCP S.A.
	Membre du Conseil de Surveillance	Gimar Finance S.C.A.
	Membre du Conseil de Surveillance	CDC Ixis Private Capital Management S.A.
	President du Conseil d’Administration	CDC SP
	President du Conseil	Nexgen Financial Holding Limited
	President du Conseil	Nexgen Re Limited
	Chairman of the Board of Directors	CDC Ixis Capital Markets North America
	Chairman of the Board of Directors	CDC Commercial Paper Corp.
	Chairman of the Board of Directors	CDC Financial Products Inc.
	Chairman of the Board of Directors	CDC Mortgage Capital Inc.
	Chairman of the Board of Directors	CDC Derivatives Inc.
	Chairman of the Board of Directors	CDC Funding Corp.
	Chairman of the Board of Directors	CDC Municipal Products Inc.
	Chairman of the Board of Directors	CDC Servicing Inc.
	Member of the Board of Directors	CDC Ixis North America
	Member of the Board of Directors	CDC Securities Inc.
	Member of the Board of Directors	CDC Ixis AM US Corporation
	Member of the Board of Directors	Euroclear Plc.
	Member of the Board of Directors	CDC Ixis Financial Guaranty Services Inc.
	Member of the Board of Directors	CDC Ixis Financial Guaranty North America Inc.
	Member of the Board of Managers	CDC Ixis AM US LLC
OTTOLENGHI Emilio	Chairman	Vis S.p.A.
	Managing Director	La Petrolifera Italo Rumena S.p.A.
	Director	Argus Fund S.p.A.
ROSSI Orazio	Chairman	Cassa di Risparmio di Padova e Rovigo S.p.A.
	Chairman	Sanpaolo Imi Internazionale S.p.A.
SACCHI MORSIANI Gian Guido	Chairman	Cassa di Risparmio in Bologna S.p.A.
	Deputy Chairman	Finemiro Banca S.p.A.
SALZA Enrico	Managing Director	Tecno Holding S.p.A.
	Director	Thera It Global Company
VERMEIREN Remi François	Member Supervisory Board	Euronext NV - Amsterdam
	Member Supervisory Board	Credit Commerciale de France - Parigi

e) Functions of the Board of Directors

The Board of Directors is responsible for strategic direction and is the holder of all Company management powers.

In particular, in accordance with subsection 2 of Art. 16 of the Articles of Association, the Board of Directors is competent to approve the resolutions concerning the merger, in the cases provided for by Articles 2505 and 2505 bis of the Italian Civil Code, the opening and closure of secondary offices, the reduction of capital when a shareholder resigns, adaptations of the Article of Association to regulatory instructions. Moreover, in accordance with the subsequent subsection 3, the following are also reserved to the exclusive competence of the Board:

•                  resolutions regarding general management, the approval and modification of a general provision concerning work relationships, the acquisition and sale of shareholdings which change the composition of the Banking Group, the appointment of offices as provided for by subsection 1 of Art. 20 of the Articles of Association (General Managers, Deputy General Managers, Central Managers);

•                  the determination of the criteria for the coordination and management of Group Companies and for the execution of the instructions issued by the Bank of Italy.

Lastly, on the basis of the Bank’s Articles of Association and the current delegated powers, the Board of Directors is also responsible for:

•                  the examination and approval of the Company’s and Group’s strategic, industrial and financial plans as well as the approval of the Regulation concerning the Group’s corporate governance;

•                  the nomination and the attribution of mandates to the Executive Committee and the Managing Directors as well as the related definition of the limits, means of exercise and periods of time within which the delegated Bodies must report to the Board on the activities carried out during the exercise of the mandates conferred to them;

•                  the determination of the Managing Directors’ remuneration and of those who hold particular offices, as well as the subdivision of the variable part of the amount due to the individual members of the Board, after the examination of the proposals for the Remuneration and Personnel Policies of the Technical Committee and having heard the Board of Statutory Auditors;

•                  the approval of general risk management policies;

•                  the supervision on general performance, paying special attention to situations of conflicts of interest, taking into particular consideration the information received from the Executive Committee, the Managing Directors and the Audit Technical Committee, and periodically comparing the results achieved with those planned;

•                  the examination and approval of major economic, balance sheet and financial transactions, defined on the basis of quantitative and qualitative criteria (such as loans of more than one fifth of the equity of the Company, loans of more than 10 million euro, acquisition or loss of control of insurance companies and acquisition of shareholdings of more than 100 million euro); the verification of the adequacy of the Company’s and Group’s general organizational and administrative structure;

•                  the presentation to Shareholders of the reports concerning the agenda of the Shareholders’ Meetings;

•                  the approval of relevant transactions with related parties.

f) Board meetings

The calling of the Board of Directors, ordinarily every two months (Art. 17 of the Articles of Association), or at the request of at least three Directors, or one Managing Director, or on the basis of the powers which the law gives to the Statutory Auditors, falls to the Chairman, every time he sees fit. The Chairman, who, in accordance with the Articles of Association, is responsible for the coordination of the work of the Board of Directors, presides over the meetings and sets the agenda - taking account of the motions proposed by the Managing Directors, on the basis of the powers of attorney conferred – and ensures that adequate information on the matters under discussion are supplied to all Directors.

The calling of Directors and Statutory Auditors for the meetings of the Board of Directors is made in advance and in reasonable time to allow sufficient information on the subjects under discussion and is followed by the advance documentation necessary to ensure the best informed performance by the Directors in the fulfillment their tasks. The rule of advance information may only be waived in cases of particular urgency or requirements of confidentiality; on such occasions there will still be a full treatment of each subject and particular attention to the content of the documents not sent in advance.

The SANPAOLO IMI Articles of Association allow the meetings of the Board of Directors to be held through telecommunication networks, as long as the exact identity of those legitimately authorized to attend is guaranteed and it is possible for all participants to intervene, in real time, on all the subjects and to see, receive and transmit documents. At least the Chairman and the Secretary must be present on the premises in which the Board meeting has been called, where it is considered as held.

The meetings of the Board of Directors may be attended, without voting rights, by the Managers of Head Office Directions or Functions, to supply information and data concerning the practices submitted for examination by the Board, representatives of the independent auditors and external consultants, in relation to matters on the agenda, which might require specific technical expertise.

The SANPAOLO IMI Board of Directors met 17 times during 2003; as in the past, the Directors’ attendance of board meetings was significantly high and constant (about 90%), ensuring a systemic contribution by all its members to the management of corporate and Group affairs, fully exploiting the important professional skills available to group advantage.

Given the regular schedule thus far adopted by the Bank, a similar number of meetings may also be assumed for the year in course, 4 of which have already been held. In compliance with the Regulations of Borsa Italiana, SANPAOLO IMI presented the calendar of corporate events for 2004 to the market in December 2003, stating the date of the board meetings for approval of the economic and financial figures.

Executive Committee and Managing Directors

In accordance with Art. 15 of the Articles of Association, the Board of Directors nominates from among its members the Executive Committee (of which the Chairman, presiding, the Deputy Chairmen and the Managing Directors are members ex officio), setting the number of members, delegated powers, term of office, operating rules and powers. The Board also nominates, determining their attributions, one or more Managing Directors.

The Executive Committee is currently composed of eight Directors, of which five non-executive, three of which independent:

Rainer Masera

Pio Bussolotto

Alfonso Iozzo

Luigi Maranzana

Virgilio Marrone

Iti Mihalich

Orazio Rossi

Enrico Salza

The Secretary of the Board of Directors acts as Secretary of the Executive Committee.

The Board has attributed to the Executive Committee powers to be exercised within the context of the strategies, the addresses and plans laid out by the same Board, with faculty of sub-power of attorney and the obligation to report quarterly to the Board on the activity performed, the decision made and the powers of attorney conferred. In particular, the Executive Committee has been given powers concerning loan issue and, generally, operational powers regarding the recovery of loans, assumption of economic burdens, legal and prelegal proceedings on non-recovered assets and liabilities, administration procedures against the Company and shareholdings – except in the case of exclusive competence of the Board of Directors, pursuant to Art. 16 of the Articles of Association - personnel and expenditure. The Executive Committee has also been given, in general, the faculty to assume any urgent provision in the interests of the Company, referring them to the Board at its next meeting.

The Executive Committee, the Statutory Auditors having their powers set by law, is called to meet whenever the Chairman considers appropriate and, by company practice, around twice a month. The Committee met 20 times during 2003, with an average attendance by Directors of 97%.

* * *

The Board has conferred to the Managing Directors, each separately, powers to be exercised within the context of their respective competencies as well as strategies, directions and plans made by the same Board, with faculty of sub-delegation and the obligation to report quarterly to the Board on the activity undertaken, decisions made and mandates conferred.

The distribution of the areas of responsibility among the Managing Directors originates from the identification of operational and market contexts with similar characteristics and from the decision to maximize specializations and competencies. Another aim is to achieve maximum sharing of Group targets and successful coordination between different, yet correlated operating areas, in order to maximize operating efficiency and supply a service of excellence to all customers.

In particular, the following specific competencies have been attributed:

•                  the Managing Director Pio Bussolotto is assigned responsibility for the North East Territorial Direction, established following the merger by incorporation of Cardine Finanziaria into SANPAOLO IMI in support of the bank-networks belonging to the former Cardine group operating in the Triveneto (comprising the regions Veneto, Friuli Venezia Giulia and Trentino Alto Adige) and Emilia areas, with the functions of supervising the related commercial and credit activities, coordinating the operations of the Sanpaolo branches in the respective territorial settings and promoting development activities, addressing and exploiting the business opportunities offered by the market of reference. The Managing Director in question is also assigned responsibility for shareholdings in other domestic banks and for the GEST Line tax collection company, as well as the control of Group operation and supervision of purchasing and logistics;

•                  the Managing Director Alfonso Iozzo is in charge of banking and lending activities to households, companies and public entities, through the direct responsibility for the Sanpaolo Network, Sanpaolo Banco di Napoli, Banca OPI and Banca Popolare dell’Adriatico S.p.A., as well as the Group’s corporate identity. In order to accentuate the operational integration between the various Group banks, the Managing Director in question has also been assigned the centralized control of Group lending, including large risks, and responsibility for the Macchina Operativa Integrata;

•                  the Managing Director Luigi Maranzana is assigned responsibility for specialist businesses, with particular reference to the financial planner networks (Banca Fideuram and Banca Sanpaolo Invest), investment banking (Banca Imi), asset management (Sanpaolo Imi Wealth Management), financial markets and international banking. The Financial Statements, as well as other central Functions of the Group near to the above-mentioned markets, such as Group Finance, Risk Management and Correspondent Banks, refer to the Managing Director in question.

Considering the aforementioned competencies, the Board has conferred to the Managing Directors powers concerning loan issue and, more generally, operational, Group guarantees to financial institutions, financial risk management and control, recovery of loans, assumption of economic burdens, legal and prelegal proceedings on non-recovered assets and liabilities, administration procedures against the Company, shareholdings and costs, as well as powers in matters concerning personnel and structures within the context of the management directions approved by the administrative bodies.

The Managing Directors have been assigned, in general and within the context of their respective attributions, or in the execution of decisions made by superior Bodies, all powers necessary for the ordinary management of the Company, unless otherwise reserved specifically to other Bodies pursuant to the Articles of Association or by exclusive mandate of the Board of Directors. In accordance with Art. 17 of the Articles of Association, the proposals to the Board of Directors and the Executive Committee are formulated by the Managing Directors on the basis of the conferred delegated powers. In particular, the Managing Directors are responsible for proposals related to the general organization of the Company, to credit and business areas as well as personnel management.

Technical Committees

The Board of Directors is supported in its institutional functions by Technical Committees made up from its members - as per subsection three of Art. 15 and in accordance with the provisions made in the Code of Conduct - with consultative, management and control functions.

As well as responding to the division of responsibilities between Directors, considering the number of offices held by each of them, Committees are composed on the basis of the Professional characteristics of the Directors, to guarantee adequate “coverage” of the thematic areas delegated to the Committees.

a) Remuneration and Personnel Policies Technical Committee

The Remuneration and Personnel Policies Technical Committee is composed of nine Directors, of which six non-executive, four of which independent:

Enrico Salza (Chairman)

Giuseppe Fontana

Mario Manuli(2)

Virgilio Marrone(3)

Iti Mihalich

Orazio Rossi

Pio Bussolotto

Alfonso Iozzo

Luigi Maranzana

In particular, the Committee has the role of evaluating, in agreement with the Chairman of the Board of Statutory Auditors and referring to the Board of Directors, the remuneration of the Directors with particular offices and examining the total remuneration structure of the Directors, also taking account of any presence in the Corporate Bodies of subsidiary Companies; to consider in depth the issues concerning the general direction for top management remuneration and management policies at Company and Group level, as well as the approval and modification of the general arrangements concerning work relationships (such as, for example, the Combined Company Contract).

The involvement of the Managing Directors is envisaged in the limits inherent in the definition of the general directions of top management remuneration and management policies and of a general nature concerning work relationships. Resolutions concerning Committee members are always made in absence of those directly involved.

The Remuneration and Personnel Policies Technical Committee met six times during 2003.

b) Audit Technical Committee

The Audit Technical Committee, set up by the Board of Directors in June 1998, is composed of four non-executive Directors, three of whom independent:

Giuseppe Fontana (Chairman)

Virgilio Marrone

Emilio Ottolenghi

Enrico Salza

The Chairman of the Board of Statutory Auditors and the Managing Directors take part in the work; Report and Audit Management Heads as well as, where necessary, the Heads of the other Functions involved with the specific issues handled, take part in the meetings as speakers.

(2)       Mario Manuli intervenes in activities concerning the evaluation of the remuneration of Directors with special offices and the complex structure for the remuneration of Directors.

(3)       Virgilio Marrone intervenes to consider in depth the issues concerning the general direction for top management remuneration and management policies at Company and Group level, as well as the approval and modification of the general arrangements concerning work relationships.

The Audit Committee has the responsibility of analyzing the problems and relevant practices with the possibility to make specific analyses of subjects to be investigated further, with reference to the evaluation of the internal control system. The Committee also evaluates the adoption of the best corrective measures proposed to deal with omissions and anomalies found in the audit processes, both internally and with the independent auditors.

In particular, the Committee:

•                  assists the Board of Directors in carrying out the tasks of setting the guidelines and periodic checks of the operational adequacy and effectiveness of the internal control system of the Parent Bank and the Group Companies;
•                  evaluates the working plans prepared by internal control and receives their periodic reports;

•                  evaluates, together with the auditors and representatives of the companies responsible for the matter, the adequacy of the accounting principles used and their consistency for the publication of the consolidated financial statements;

•                  evaluates the proposals formulated by the independent auditors for their responsibilities, as well as the working plan set out for the audit and the results contained in the report and letter of suggestions;

•                  maintains close contacts with the Board of Statutory Auditors, through the participation of its Chairman at meetings, so as to allow reciprocal and timely information on the relevant subjects for the system of internal controls;

•                  refers to the Board of Directors, at least every six months, on the occasion of the approval of the annual and half year report, activity undertaken and the adequacy of the Group’s system of internal controls;

•                  performs further tasks assigned to it by the Board of Directors, particularly in relation with the independent auditors;

•                  preliminarily evaluates relevant transactions with related parties.

The Audit Technical Committee also performs the tasks and functions assigned to it as a Regulatory Body, in accordance with D. Lgs 231/2001, as regards the administrative responsibility of the companies.

As well as intervening on more strictly pertinent matters, the Audit Committee also examined other general issues in 2003, including: the impact of the New Basel Capital Accord on the methodologies used within the Bank; the criteria and guidelines concerning the attribution of further assignments to Group companies Independent Auditors, with the aim of preserving the independence of the auditors; the security management of Internet banking services offered by SANPAOLO IMI, in order to guarantee an adequate level of protection for the strategic choices made by the Bank in the sector; the instructions issued by the Securities and Exchange Commission on internal controls and auditing.

In the course of 2003 the Committee met on 17 occasions.

c) Group Risks Technical Committee

The Group Risks Technical Committee has the responsibility of establishing the Group’s risk strategies and policies, supplying guidelines for defining risk measurement methodologies and criteria. It is currently composed of eight Directors, of which five non-executive, four of which independent:

Rainer Masera (Chairman)

Anthony Orsatelli

Emilio Ottolenghi

Orazio Rossi

Remi François Vermeiren

Pio Bussolotto

Alfonso Iozzo

Luigi Maranzana

The Group Risks Technical Committee met eight times during 2003.

d) Ethical Committee

The Ethical Committee, set up in 2001, is currently composed of seven Directors, all of which non-executive and independent:

Abel Matutes (Chairman)

Rainer Masera

Alberto Carmi

Richard Gardner

Mario Manuli

Antonio Maria Marocco

Remi François Vermeiren

The Committee in question has the responsibility of investigating and evaluating the principles to be presented to the Board of Directors for the identification of a corporate ethical-environmental policy, monitoring internally to which extent the chosen principles have been adopted and supervising the publication of the Social Report and the guidelines for the external communication of corporate policy in this area. The Ethical Committee is also responsible for proposing the definition of codes of conduct and approving adherence to declarations of principles or bodies in the sector and has given its positive judgment on the Ethical Code of SANPAOLO IMI, approved by the Bank’s Board of Directors in 2003.

Together with the Social Report, this document provides the general reference of the ethical principles and values of the Group and the corpus for the criteria of conduct for its Directors, employees and co-workers, in every operating context and geographical area. The Ethical Code provides details on the principles of honesty, fairness, faith, loyalty, integrity and respect of the law and the legitimate interests of all people and bodies with which the Group companies operate; the Code regulates the implementation of the abovementioned criteria, the training activity and the methods used for its dissemination, also providing instructions for application in the case of violation of its provisions.

The Ethical Code has been brought to the knowledge of all Group employees, in the belief that total adherence and consistent application of its principles, in relations with customers and other Bank and Group Company interlocutors, create the basis for a long-term relationship of trust; the Code has also been transmitted to the Group companies so that its contents can be disseminated among the respective Administrative bodies.

In the course of 2003 the Ethical Committee met on 3 occasions.

Nomination and remuneration of the Directors

a) Nomination

The Bank’s Articles of Association do not contain a particular procedure for nominating Directors, hence this takes place on the basis of the proposals presented during the Shareholders’ meeting, with the presentation of the curricula and professional experiences of the candidates.

So far there has been no need to create a special Committee within SANPAOLO IMI for the presentation of nominations to the office of Director, given the nature of the task, which falls within the context of the competencies of shareholders, and the alert and attentive character of the latter as regards attendance of the shareholders’ meetings and presenting suitable candidates for the corporate office. Their choice is focused on profiles of high standing with a wide range of different professional and managerial experiences in domestic and international contexts.

It should be emphasized that - in the light of the current regulations concerning requisites of respectability and professionalism required for the bank Directors - the presentation of nominations implies the performance of adequate checks by those presenting candidates regarding the personal and professional characteristics of their candidates. The Board has 30 days from the date of nomination to check that the above-mentioned requisites exist, in conformity to the legal dispositions issued by the Bank of Italy.

b) Remuneration

The current system for remuneration of SANPAOLO IMI Directors, according to the criteria established by the shareholders as of 30 April 2001 and 29 April 2003, is largely based on the following:

1)         a fixed annual part,

2)         a variable part, linked to results achieved, and determined with reference to the bases and parameters approved by the Shareholders’ Meeting,

3)         a fixed sum including allowances for each attendance at meetings of Corporate bodies,

while, pursuant to the Articles of Association, the Directors have the right to reimbursement of expenses caused by their office.

The Board of Directors supervises the distribution to the Directors of the variable part, having heard the opinion of the Board of Statutory Auditors and, pursuant to subsection nine of Art. 15 of the Articles of Association, sets the remuneration of the Directors with particular duties as set out in the Articles of Association, having heard the opinion of the Board of Statutory Auditors, and also takes advice from the Remuneration and Personnel Policies Technical Committee.

In particular, for 2003, the Board of Directors, upon proposal by the aforementioned Committee, established:

1)         for the Chairman and Managing Directors, a fixed remuneration and a variable part related to the achievement of specific targets in Bank and Group results, together with the stock option plans (illustrated in detail in the current Annual report) structured in a fixed and variable component fixed to share performance;

2)         for the Deputy Chairmen, a fixed emolument related to the office, linked to their commitment to replace the Chairman in his absence or impediment, directly taking over the responsibilities involved.

The Board of Directors - in accordance with the abovementioned Art. 15 of the Articles of Association, having heard the opinion of the Board of Statutory Auditors - has set an additional payment for the Director who are members of the Technical Committees and for the Chairman of the Audit Technical Committee, considering the extensively diversified area of operation of the abovementioned Committee.

Details of the payments to the Directors are shown in the Explanatory Notes to the Parent Bank Financial Statements.

Central Management

The Central Management - nominated, in accordance with Art. 20 of the Articles of Association, by the Board of Directors, in alternative to the nomination of the General Manager(s) and Deputy General Manager(s), is managed by the Managing Directors and its Members, in their respective areas of expertise, implement the decisions made by the Board, the Executive Committee, the Chairman and the Managing Directors, manage all current affairs, supervise the structure and operation of Departments and organize the assignments and destinations of personnel, excluding Executives. They can also delegate, with internal and continuing provisions, certain powers of theirs to Executives and other Head Office personnel, area and branch managers.

The Central Management is currently composed of the following Managers:

•             Audit Management, who evaluates the functionality of the whole internal control system of the Parent Bank and its operating units and identifies anomalous trends and violations of procedures and regulations;

•             Human Resources Management, who ensures the qualitative and quantitative composition of the Group’s human resources required for current and future needs of the individual organizational units;

•             Sanpaolo Network Management - split into Private & Retail Division and Companies Division - for supervision of the territorial organization of the Bank and guaranteeing the interface with the other Group networks, to harmonize the various commercial development components;

•             Group Credit Management, with the task of optimizing the quality of the Group’s credit activities, minimizing the credit risk consistent with the returns targets set, and direct management of the domestic and international Groups, as well as supervision of structured finance transactions;

•             General Secretarial Management, comprising legal and corporate competencies, the management of shareholdings and corporate development, the management of external relations and relationships with institutional investors;

•             Management of Macchina Operativa Integrata for overseeing the integrated information system and back office processes of the domestic banking networks and Parent Bank functions;

•             Group Finance Management, comprising the entire Group’s financial management as well as treasury activities and portfolio management activities of the domestic banking networks.

In consideration of the SANPAOLO IMI listing on the New York Stock Exchange and in observance of the Sarbanes - Oxley Act, as well as the pertinent rules adopted by the SEC on the matter, a special Disclosures Committee has been set up, composed of certain members of Central Management and the Heads of certain Central Functions, chaired by the Annual Report Manager, in his capacity as Chief Financial Officer, with the task of cooperating with all the Company bodies to accomplish their duties and fulfill their responsibilities regarding the accuracy and promptness of the disclosure activity, as well as the creation and effective operation of the control and procedure system applied to the production of the same report.

* * *

The remuneration system of the Company’s Central Management (as happens for Group management) is characterized by the clear personalization of the retributive schedule applied to each of its Members, based, as well as on a fixed part, on the increasing use of the variable component. The current management by objectives model is, in particular, closely related to the strategic aims of the Industrial Plan, with the application of a corrective mechanism that links the payment of the cited variable component to the achievement of a global business objective, made up, for 2003, of the Group’s ordinary gross income.

The internal control system

The internal control system is a fundamental and vital element to the company processes aimed at guaranteeing, through the control of related risks, the correct management of the Bank and the Group in view of achieving the set aims and, at the same time, the defense of the interests of stakeholders.

As a bank and Parent Bank of a banking group, SANPAOLO IMI is subject to a specific Bank of Italy regulation which, as regards the issue in question, in line with the recommendations adopted internationally, is marked by a limited prescriptive indication in favor of principles of reference and by stimulating the top management for the development of highly efficient and effective control systems: in accordance with the Supervisory Regulations issued by the Bank of Italy, competitiveness, medium- and long-term stability and the possibility of guaranteeing healthy and prudent management cannot be obtained without a correctly functioning internal control system and the development of a solid company “culture” on the matter.

At SANPAOLO IMI the internal control system and the appointed structure are particularly widespread and organized to control effectively the typical risks inherent in the corporate activity and monitor the economic and financial situation of the Company and the Group.

These responsibilities are given – as well as to the Audit Technical Committee mentioned earlier - to a special Structure known as Audit Management which, reporting directly to the Managing Directors, is necessarily independent of the operating structures and in carrying out its activities, it is not denied access to data, archives and company assets.

Audit Management has the responsibility for evaluating the functioning of the complete system of internal controls of the Group, controlling operations and risk management performance as well as bringing to the attention of the Board of Directors and Top Management possible improvements in risk management policies, measurements, instruments and procedures; control is extended to Group companies directly and through the coordination of the corresponding subsidiaries’ structures. The Management is split into three Functions: Parent Bank and Bank Networks Audits, with the mission of evaluating the internal control system to control risks and identify anomalies and violations of procedures with reference to the corporate centre units of the Parent Bank, the various central and outlying units of the Sanpaolo Network Management and the Foreign Network as well as Sanpaolo Banco di Napoli and the former Cardine bank networks; Subsidiaries Audit, with the mission of controlling the auditing functions of the subsidiaries, in order to guarantee consistent controls and adequate attention to the various types of risk, also through an independent investigation and verification activity by way of examination of periodical informative flows, as well as interventions on the premises of the same Companies; Compliance, with the mission of ensuring the conformity of company processes with legal provisions and the supervisory regulations that govern the various sectors of activity.

A quarterly report on the results of the activity is presented to the Board of Directors and the Audit Technical Committee.

There are regular, continuous reports between Audit Management and the other Control bodies and, in particular, to the Board of Statutory Auditors, to which constant information and cooperation are ensured through the attendance of the Audit Committee meetings by the Chairman of the Board and the periodical report by the Head of Audit Management, in the context of the sessions of the same Board, on the results of the activities performed.

* * *

Moreover, in order to implement the provisions of Legislative Decree 231/2001, on the matter of administrative responsibility of legal bodies, and also taking account of the existing internal control system, SANPAOLO IMI has approved the reference principles for adoption of the models of organization, management and control pursuant to the abovementioned Decree, as well as conferral of the qualification of supervisory body to the Audit Technical Committee, with contextual attribution of the powers and prerogatives necessary to perform the supervisory activities in question.

Transactions with related parties

The Board of Directors of SANPAOLO IMI has identified the parties correlated to the Bank and defined a Group procedure for the deliberation of transactions with such correlated parties, aimed at setting competencies and responsibilities, as well as indicating the informative flows between the structures of the Bank and the Companies directly and indirectly controlled.

To provide maximum transparency, the Bank has included in the setting of the related parties all those adhering to the current parasocial contracts between SANPAOLO IMI shareholders, including the holding companies of said shareholders, as well as the Executives of the Parent Bank Central Management.

In particular, in terms of transactions with significant correlated parties referred to the Parent Bank, they have been reserved to the exclusive deliberative competence of the Board of Directors, following screening by the Audit Committee.

In order to individuate the requirements of significance, the following limits have been set:

a)         50,000.00 euro, in the case of atypical or unusual transactions;

b)        10 million euro, in the case of loans and other transactions at standard conditions, undertaken with correlated parties outside the Group;

c)         500 million euro, in the case of loan transactions at standard conditions undertaken with Group correlated parties, or 50 million euro in the case of other transactions at standard conditions undertaken with Group correlated parties.

The significant transactions entered into by subsidiaries with the correlated parties of the Parent Bank have been reserved to the deliberative competence of the Board of Directors of the company concerned; in any case the subsidiary must submit its proposal to the approval of the Parent Bank in the case of transactions with values which are at least equivalent to the limits stated below:

a)         50,000.00 euro for atypical or unusual transactions with correlated parties;

b)        10 million euro for all transactions, loans and otherwise, at standard conditions with correlated parties outside the Group and otherwise.

As part of the procedure, in the preliminary stage of atypical or unusual transactions, the competent structures must be assisted by independent experts called to express an opinion on the economic conditions and/or legitimacy and/or the technical aspects of the transaction. For significant transactions, the Head of the Parent Group Structure competent to propose or approve the transaction, will assess whether or not to make use of the assistance of independent experts on the basis of the non-repetitive nature and relevance of the transaction.

The resolution proposals related to transactions with related parties, even when they are delegated to company bodies other than the Board of Directors, must state that the transaction is with a related party and always include a brief description of the characteristics, methods, terms and conditions of the transactions, indicating the related parties with whom the transaction is entered into, the reasons for and economic effects of the accomplishment of the transaction, the methods used to determine the price and the evaluations of its adequacy, as well as any indications supplied by independent experts.

If the correlated party is the subject to exercise functions of management, administration and control of the Bank, the procedure pursuant to Art. 136 of the Testo Unico Bancario (Consolidated Banking Law) will also be applied. The provisions adopted by the Parent Bank, in its capacity as company listed on the New York Stock Exchange are excepted, in implementation of the United States discipline on the matter of transactions with Group representatives.

Following the approval of the transactions with correlated parties, the Functions of the Parent Bank and the subsidiaries must present a quarterly report to the Audit Committee and the Board of Directors of the Parent Bank, in accordance with Art. 150 of D. Lgs 58/1998, and must, if necessary, implement immediate or periodical informative duties to the market.

Treatment of confidential information

Within SANPAOLO IMI, the institutional task of external communication – which also includes price sensitive information – is the responsibility of the Chairman and the Managing Directors, supported by Investor Relations, while the task of entertaining relations with the press and other national and international communications is the responsibility of Media Relations.

Confidential information is treated following an internal procedure approved by the Board of Directors, taking account of best practice, and coordinates the principles and recommendations contained in communications from the Regulatory Authorities. This procedure, reaffirming the obligation of confidentiality, in the corporate interest and the interest of Directors and Statutory Auditors, also reaffirms the value which the Company recognizes in terms of principles of market efficiency and transparency as well as the criteria of duty, clarity and continuity of information, on which communication toward the public is based. The procedure also defines the circumstances when the obligation to communicate arises and the means of communication.

In implementing the legal and regulatory provisions, in addition to the above mentioned procedure, specific instructions have been transmitted to subsidiaries to ensure an efficient informative flow and timely respect for the requirements of transparency by the Group to the market.

Lastly, in compliance with the rules of the Sarbanes - Oxley Act and the pertinent provisions adopted by the SEC, the listing of SANPAOLO IMI on the New York Stock Exchange means that the Company must respect certain specific communication methods. In this context, as already mentioned above, the Disclosures Committee has been set up - composed of Heads of Central Management and Central Functions - with the task of supporting all the Company bodies to accomplish their duties and fulfill their responsibilities regarding the accuracy and promptness of the disclosure activity.

Internal Dealing

Pursuant to provisions introduced by Borsa Italiana in the Regulation of Markets and in the related Instructions on the matter, aimed at the disclosure of transactions of purchase and sale undertaken by the Directors and by other “relevant people” in the stocks of listed Companies to which they belong and of the main subsidiaries, in December 2002, the Board of Directors approved the “Code of Conduct of Relevant People and of SANPAOLO IMI S.p.A. for transactions involving the Group’s listed financial instruments and for communication to the market”.

The Code governs, with legally binding effectiveness, the communication to the public of transactions in Group listed stocks undertaken by subjects (“relevant people”) who have access, in virtue of the office held in the same Group, to a privileged strategic vision and are therefore able to direct, with a deeper perception of the opportunities offered by the market, their own investment choices.

In accordance with the provisions of the Code and on the basis of the information received, the Bank communicates to the market – by the tenth day on which the stock market is open following the last day of each calendar quarter – the transactions undertaken during such period by subjects identified as relevant people or equivalent, the total amount of which is equal to or more than 50,000.00 euro, and having as the object listed stocks of the Group or financial instruments, as defined in the regulatory provisions. Among the transactions subject to communication, are those having as their object the American Depositary Receipts (ADRs) negotiated on the New York Stock Exchange, while the transactions undertaken in the exercise of purchase or subscription rights – regulated within the context of stock option plans – or option rights, are not considered.

Without delay – and by the first day the stock exchange is open following receipt of communication of the transaction by the relevant person – the Bank communicates to the market the transactions undertaken by the same subjects which amount, individually or collectively, to more than 250,000 euro.

In the Code of Conduct, provision has also been made for the Board of Directors to establish – for specific periods of time – prohibitions or restrictions for relevant people or equivalent regarding the execution of the above-mentioned operations.

SANPAOLO IMI has communicated promptly to the market the adoption of the Code of Conduct and subsequent amendments, making the updated document available on its website.

Relations with shareholders

SANPAOLO IMI has set up already internal company structures dedicated to managing relations with institutional investors, shareholders and the main operators in the domestic and international financial community, and to guaranteeing the systematic dissemination of thorough and prompt information on Group activities, strategies and results, also in the light of the indications formulated on the matter by the Consob and the principles contained in the “Market Information Guide”

on corporate information published in 2002 by Forum Ref. These competencies are currently attributed to Investor Relations and the Company Secretariat.

During 2003 the Bank pursued its opening towards the market, especially in conjunction with the publication of the financial statements and periodical results, through meetings with investors and financial analysts in the main geographic areas.

Furthermore – to encourage further communication with investors and in the context of the practice of correct, accurate and transparent communication – the Bank uses the www.sanpaoloimi.com website to provide news on the profile of the SANPAOLO IMI Group and the Bank’s shareholders, economic-financial information on the Group (financial statements, half year reports and quarterly share performances as well as summary tables), press releases issued by the Company and the annual calendar of relevant corporate events as well as information on relevant or extraordinary transactions. The site also provides news about the meetings organized periodically with financial analysts, to which anyone who is interested can participate directly or by conference call.

The website also includes a section dedicated explicitly to the Bank’s corporate governance structure, containing this report, documents and information concerning its organization (Company bodies, Articles of Association and Regulations for meetings), the Group organization and the procedures and principles of conduct adopted by the Company in general and with reference to specific issues (internal dealing code, conduct during transactions with related parties, Ethical Code).

In the context of the aforementioned section of the website there is an e-mail address (investor.relations@sanpaoloimi.com) where users can request information or documentation.

Shareholders’ meetings

SANPAOLO IMI encourages extensive attendance of the Shareholders’ meetings: the informative material prepared in view of the meetings is usually promptly forwarded, together with notification of the meeting called, to the shareholders who attended the previous meetings, at their domiciles; the documentation on the subjects on the agenda is also available on the Bank’s website.

The Shareholders’ meetings are attended by the Company Directors, who make a useful contribution to the meeting. Moreover - to allow best use of the discussion and to regulate the meeting, without restricting or affecting the rights of each shareholder to express his/her opinion and ask for clarification regarding the agenda – SANPAOLO IMI has implemented a shareholders’ meeting Regulation which is made available to shareholders before every meeting, together with the documentation prepared specifically for the Shareholders’ meeting. This Regulation is not an appendix to the Articles of Association and has been approved by the Ordinary shareholders’ meeting which is competent to approve any related amendments, also to guarantee greater flexibility and prompt adaptation of the text to the needs that the experience of its application might suggest.

The Regulation governs, among other things, the intervention in and attendance of the Shareholders’ meeting, the verification of the legitimate right to intervene and access to the meeting room, the voting methods, interventions by the Directors and Auditors and also the Chairman’s powers.

The Company does not deem it necessary to proceed to specific initiatives designed to amend the capital percentage ceilings contemplated by current regulation for actions and prerogatives to safeguard minorities.

The SANPAOLO IMI Shareholders’ meeting met twice during 2003: on 29 April and 25 November. The subjects discussed during these meetings include, in particular, the approval of the financial statements for 2002 and the approval of the project for the merger by incorporation of Cardine Finanziaria as well as the adaptation of the Articles of Association to the corporate law reform.

Board of Statutory Auditors

a) Nomination, composition and duration

In accordance with Art. 19 of the Articles of Association, the Board of Statutory Auditors is elected by the Shareholders’ Meeting through the voting list and in observance of a procedure which accounts for the timely publication of the candidacies and ensures within it a representation of minority shareholders.

The lists of candidates - which can be presented by the shareholders who, either alone or with other shareholders, represent at least 1% of the shares with voting rights in the Ordinary shareholders’ meeting - must be published in at least two national daily newspapers, including one financial newspaper, at least 10 days before the day fixed for the Shareholders’ Meeting on first call, and deposited at the registered office together with the curriculum vitae of each candidate and declarations with which the individual candidates accept their candidacy and affirm, under their own responsibility, the absence of causes of ineligibility and incompatibility, as well as the existence of the requirements prescribed by current regulations and the Articles of Association to hold the office of Statutory Auditor.

The SANPAOLO IMI Shareholders’ meeting, held on 30 April 2002, nominated the Board of Statutory Auditors for 2002/2003/2004.

Two lists were presented during this meeting: list no. 1 by Compagnia di San Paolo S.r.l. – then holder of 16.13% if the share capital, and list no. 2 by Fondazione Cassa di Risparmio di Venezia – then holder of 1.96% of the share capital.

The list that obtained most votes was list no. 1. Therefore, in accordance with subsection 12 of the aforementioned Art. 19, this list presented in the progressive order as listed, three Auditors and one Supplementary Auditor, while the two remaining Auditors and one Supplementary Auditor were taken from the other list(4):

Mario Paolillo	Chairman	taken from list no. 1
Aureliano Benedetti	Auditor	taken from list no. 1
Maurizio Dallocchio	Auditor	taken from list no. 2
Paolo Mazzi	Auditor	taken from list no. 1
Enrico Vitali	Auditor	taken from list no. 2
Stefania Bortoletti	Supplementary Auditor	taken from list no. 2

In accordance with subsection 14 of Article 19 of the Articles of Association, the chair of the Board is taken by Mario Paolillo, the latter being at the top of the list which received the most votes.

* * *

The Shareholders’ meeting of 30 April 2002 also established the payment due to the members of the Board of Auditors for the three year-period of office (including allowances) for attendance of every meeting and without affecting the Auditor’s right to reimbursement of expenses produced by their office.

b) Functions and powers of the Board of Statutory Auditors

The Board of Statutory Auditors – which met 19 times during 2003, with an 86% average attendance by Auditors – is called

(4)  The Meeting on 30 April 2002 elected two Supplementary Auditors, pursuant to subsection 1 of Art. 19 of the Articles of Association. Antonio Ottavi, Supplementary Auditor taken from list no. 1, handed in his resignation, effective from 19 January 2004. The nomination of a new Supplementary Auditor is provided for by the agenda of the Shareholders’ meeting of 28/29 April 2004; the decision will be taken in accordance with subsection 16 of Art. 19 of the Articles of Association by the relative majority, without the vote listing procedure.

upon to supervise the observance of the law and the Articles of Association, the observance of the principles of correct management and the adequacy of the organizational structure, for the areas of competence, of the internal control system and the company’s administrative-accounting system, as well as the adequacy of the provisions given by the company to its subsidiaries to fulfill the communication and information obligations provided for by the law.

In carrying out its duties the Board of Statutory Auditors has extensive powers of inspection and internal investigation, it may call the Shareholders’ meeting – in cases provided for by the law, the Board and the Executive Committee, appeal against the resolutions of the Shareholders’ meeting and the Board and report irregularities in management to the Court, also with reference to subsidiaries. The Board also immediately informs the Consob and the Bank of Italy of irregularities in supervisory activities.

The Board of Auditors attends all the meetings of the Board of Directors and the Executive Board and therefore is constantly informed of the activities carried out by the Company. Moreover, in compliance with Art. 150 of D.Lgs 58/1998 and Art. 17 of the Articles of Association and in order to guarantee that all the information needed to exercise effectively its functions are made available to the Board of Statutory Auditors, the Board of Directors refers promptly, at least quarterly, to the Board on the activities performed and the major economic, financial and balance sheet transactions performed by the company or the subsidiaries as well as, in particular, potentially conflicting transactions.

To implement the legal provisions and the Articles of Association, a special organization procedure has been created; it defines the competencies and responsibilities of the Bank functions involved in the informative process between the Board of Directors and the Board of Statutory Auditors. The activities referred by the Board are, in any case, promptly reported to the Board of Statutory Auditors in a specific communication addressed to its Chairman.

The informative activity in question is organized into reports on Group activities, which analyze the operating trend and major economic, financial and balance sheet transactions, the exercise of powers of attorney within the Parent Bank and potentially conflicting transactions, with particular reference to transactions with related parties. The extensive informative activity in question is not just functional to the performance of the Board of Statutory Auditors’ supervisory activities, but also allows all the Directors to carry out aware and informed observance of company operations.

* * *

In relation to the quotation on the United States stock market, SANPAOLO IMI took direct measures during the year to respond fully to the instructions given by the SEC implementing the Sarbanes – Oxley Act, also with regard to the obligation to set up (by 25 July 2005) an audit committee which meets specific standards. The analysis of the new regulation has led to the belief that SANPAOLO IMI can assign, for the moment, the audit committee functions to be implemented immediately – such as the obligation for independent auditors to refer and discuss the critical accounting policies and alternative treatments under GAAP and the obligation for pre-approval of assignments to independent auditors – to the Board of Statutory Auditors, without influencing the ordinary competencies and responsibilities assigned to the latter under Italian law.

The Board of Statutory Auditors already holds extensive powers and responsibilities established by the law and Italian regulations, as well as by Consob recommendations, and the choice made appears consistent with the concentration of control competencies within this Body.

Specifically, the assignment of the compulsory auditing appointment, as well as further appointments to the same auditors, have already been approved by the Board of Statutory Auditors. The latter has therefore given a better definition - on the basis of the Italian and American provisions made to safeguard the autonomy of the independent auditors - of general criteria for the assignment of audit and non audit appointments to the Group’s main and secondary auditors, as well as to others belonging to their network. These criteria must be observed by the company Functions of the Parent Bank and the Subsidiaries, which will continue to be responsible for the appointments assigned to them.

Naturally, in this prospective, the Audit Committee set up within the Board of Directors on the basis of the Code of Conduct maintains the attributions established by the Code, as the articulation of the primary management responsibility of the internal control system.

c) Offices of Director or Statutory Auditor held in other listed companies

Considering that the assumption of a relevant number of offices could make it difficult to fulfill their duties in a proper manner, the SANPAOLO IMI Articles of Association state that the members of the Board of Statutory Auditors cannot hold more than fives offices of Auditor in other listed companies; the need to ensure unitary control of the Group has also led to the express exclusion of offices held in Subsidiaries from the above restriction.

Following is a list of the offices of Director or Statutory Auditor in other companies listed in Italian regulated markets, currently covered by the SANPAOLO IMI Auditors:

SINDACO	OFFICE	COMPANY

PAOLILLO Mario	Chairman of Board of Statutory Auditors	Banca Fideuram S.p.A.
BENEDETTI Aureliano	Chairman	Cassa di Risparmio di Firenze S.p.A.
DALLOCCHIO Maurizio	Chairman Director Director Director Director	Vemer Siber S.p.A. Aedes S.p.A. Marcolin S.p.A. Snia S.p.A. Sorin S.p.A.
MAZZI Paolo	/	/
VITALI Enrico	/	/
BORTOLETTI Stefania	/	/

Audits

Being a listed Company, the accounting control activity of SANPAOLO IMI must, by law, be carried out by independent auditors who are responsible for checking that the company accounts are properly kept during the year, that the operating facts are correctly booked and also for ensuring that the financial statements and the consolidated financial statements correspond with the results of the accounting entries and the checks carried out and that the same accounting documents conform to the pertinent regulatory standards. The independent auditors issue appropriate reports to express an opinion on the financial statements and the consolidated financial statements as well as on the half year reports.

The assignment of the auditing appointment is proposed by the Board of Directors, also following assessments by the Audit Committee, on the basis of bids presented by the independent auditors interested; the proposal, together with the opinion of the Board of Statutory Auditors, is presented to the Ordinary shareholders’ meeting during the approval of the financial statements. The Shareholders’ meeting confers the appointment for three years, renewable a maximum of two times, and also determines the payment due to the company appointed.

The independent auditors have the right to obtain from the Directors documents and information useful to the auditing activity and may carry out any checks, inspections and controls; it promptly informs the Consob, Bank of Italy and the Board of Statutory Auditors - with which it exchanges data and information of importance to their respective tasks - of any facts considered discommendable.

The attribution to the independent auditors of further tasks compatible with their corporate purpose, must be approved by the Board of Directors after being approved by the Board of Statutory Auditors.

The independent auditors appointed by SANPAOLO IMI for 2001/2002/2003 is PricewaterhouseCoopers S.p.A.. At the Meeting called for 28/29 April 2004, the proposal to appoint the same independent auditor for 2004/2005/2006 will be discussed.

Turin, 26 March 2004

The Board of Directors

Summary of the structure of Board of Directors and Technical Committees

	Board of Directors						Remunera- tion and Personnel Policies Technical Committee	Audit Technical Committee	Group Risks Technical Committee	Ethical Committee
	Office	Executive	Non- executive	Independ- ent	Number of other offices	Executive Committee
Rainer Masera	Chairman		☒	☒	2	☒			☒	☒

Pio Bussolotto	Managing Director	☒			3	☒	☒		☒

Alberto Carmi	Director		☒	☒	—					☒

Giuseppe Fontana	Director		☒	☒	2		☒	☒

Richard Gardner	Director		☒	☒	—					☒

Alfonso Iozzo	Managing Director	☒			4	☒	☒		☒

Mario Manuli	Director		☒	☒	6		☒			☒

Luigi Maranzana	Managing Director	☒			4	☒	☒		☒

Antonio Maria Marocco	Director		☒	☒	2					☒

Virgilio Marrone	Director		☒		—	☒	☒	☒

Abel Matutes	Director		☒	☒	—					☒

Iti Mihalich	Director		☒		21	☒	☒

Anthony Orsatelli	Director		☒		32				☒

Emilio Ottolenghi	Director		☒	☒	3			☒	☒

Orazio Rossi	Deputy Chairman		☒	☒	2	☒	☒		☒

Gian Guido Sacchi Morsiani	Director		☒	☒	2

Enrico Salza	Deputy Chairman		☒	☒	2	☒	☒	☒

Remi François Vermeiren	Director		☒	☒	2				☒	☒

Number of meetings held during 2003

•	Board of Directors	17
•	Executive Committee	20
•	Remuneration and Personnel Policies Technical Committee	6
•	Audit Technical Committee	17
•	Group Risks Technical Committee	8
•	Ethical Committee	3

Board of Statutory Auditors

Office	Members	Number of offices of Director or Statutory Auditor held in other companies listed in Italian regulatory markets

Chairman	Mario Paolillo	1

Auditor	Aureliano Benedetti	1

Auditor	Maurizio Dallocchio	5

Auditor	Paolo Mazzi	—

Auditor	Enrico Vitali	—

Supplementary Auditor	Stefania Bortoletti	—

Number of meetings held during the calendar year: 19

Quorum required for the presentation of lists by minorities for the election of one or more members (ex Art. 148 TUF): 1%

Other provisions of the code of conduct

	SI	NO	Summary of the reasons for any disagreement with the Code recommendations.

System of powers of attorney and transactions with related parties
Has the Board of Directors attributed powers of attorney, setting their limits, methods of exercise and frequency of information?	☒
Has the Board of Directors reserved the right to examine and approve transactions of particular economic, balance sheet and financial importance (including transactions with related parties)?	☒
Has the Board of Directors established guidelines and criteria for identifying “significant” transactions?	☒
Are the above guidelines and criteria described in the report?	☒
Has the Board of Directors created special procedures for examining and approving transactions with related parties?	☒
Are the procedures for approving transactions with related parties described in the report?	☒

Procedures for the most recent nomination of directors and auditors
Were the candidacies for the office of director deposited at least ten days in advance?		☒

The Bank’s Articles of Association do not contain a specific procedure for nominating Directors, so this takes place on the basis of the proposals presented during the Shareholders’ meeting, with the presentation of the curricula and professional experiences of the candidates.

Were the candidacies for the office of director accompanied by thoroughly detailed information?		☒
Were the candidacies for the office of director accompanied by an indication of suitability for the qualification as independent?		☒
Were the candidacies for the office of auditor deposited at least ten days in advance?	☒
Were the candidacies for the office of auditor accompanied by thoroughly detailed information?	☒

Meetings
Has the company approved an Meeting Regulation?	☒
Is the Regulation attached to the report (or is there an indication of where it can be obtained/downloaded)?	☒

Internal control
Has the company nominated appointees to carry out the internal control activity?	☒
Are the appointees hierarchically non dependent on managers of operating areas?	☒
Organizational unit appointed for internal control (pursuant to Art. 9.3 of the Code)	Audit Management Manager: Aldo Gallo

Investor relations
Has the company nominated an investor relations manager?	☒
Organizational unit and references (address/telephone/fax/e-mail) of the investor relations manager	Investor Relations Manager: Dean Quinn Piazza San Carlo 156 10121 Torino tel. 011 555 2593 – fax 011 555 2737 – e-mail dean.quinn@sanpaoloimi.com

Information for investors

Requests for information on the SANPAOLO IMI Group should be addressed to:

SANPAOLO IMI S.p.A.
Investor Relations
Piazza San Carlo, 156
10121 Turin

Tel.: +39-011-555-3590
Fax: +39-011-555-2989
e-mail: investor.relations@sanpaoloimi.com
Internet: http://www.grupposanpaoloimi.com

AGES ARTI GRAFICHE - TORINO